As filed with the Securities and Exchange Commission on October 5, 2018

Registration No. 333-227225

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPIRIT OF TEXAS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	90-0499552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1836 Spirit of Texas Way

Conroe, Texas 77301

(936) 521-1836

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dean O. Bass

Chairman and Chief Executive Officer

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

(936) 521-1836

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter G. Weinstock Beth A. Whitaker Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 (214) 979-3000 (214) 880-0011 (facsimile)	Chet A. Fenimore William T. Teten Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 (512) 583-5900 (512) 583-5940 (facsimile)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filter ☐	Accelerated filter	☐
Non-accelerated filter ☒	Smaller reporting company	☐
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an N in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, no par value	2,142,857	N/A	$37,526,541.40	$4,672.06

(1)

Represents the number of shares of Spirit of Texas Bancshares, Inc., which we refer to as Spirit, estimated to be issuable upon completion of the merger of Comanche National Corporation, which we refer to as Comanche, with and into Spirit. The number included in the registration fee table does not include the additional shares that could be issued, upon Spirit’s election, to avoid the termination of the reorganization agreement by Comanche due to a decrease below a certain specified threshold of the average closing price of Spirit common stock over a specified period of time, pursuant to the reorganization agreement and described in more detail elsewhere in the joint proxy statement/prospectus. The shares that could be issued in that context cannot be determined at this time. If Spirit elects to avoid termination of the reorganization agreement by increasing the number of shares in accordance with the terms of the reorganization agreement, then Spirit will file a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, as applicable, to reflect such increase.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and computed pursuant to Rule 457(f)(2) and (f)(3) under the Securities Act, by multiplying the book value of Comanche common stock of approximately $93.99 per share as of June 30, 2018, the latest practicable date prior to the date of filing this registration statement, by 399,261, the estimated number of shares of Comanche common stock that may be exchanged for shares of Spirit common stock.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price. The registration fee was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 5, 2018

JOINT PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER AND SHARE ISSUANCE—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On July 19, 2018, Spirit of Texas Bancshares, Inc., a Texas corporation, which we refer to as Spirit, and Comanche National Corporation, a Texas corporation, which we refer to as Comanche, entered into an Agreement and Plan of Reorganization, which we refer to as the reorganization agreement, that provides for the acquisition of Comanche by Spirit. Subject to the terms and conditions of the reorganization agreement, Comanche will merge with and into Spirit, with Spirit continuing as the surviving corporation, which we refer to as the merger.

At the effective time of the merger, all of the outstanding shares of Comanche common stock, other than shares of Comanche common stock held by Comanche and dissenting shares (as defined in this document), will be converted into the right to receive, in the aggregate, (i) 2,142,857 shares of Spirit common stock, which we refer to as the stock consideration, and (ii) $15,000,000.00 in cash minus the amount of Comanche’s transaction costs, which refer to as the cash consideration (but the cash consideration will not be reduced by more than $2,755,000.00), together with cash in lieu of a fractional share. We refer to the stock consideration and the cash consideration collectively as the merger consideration. Based on the number of shares of Comanche common stock issued and outstanding as of August 31, 2018 and based on the following closing prices of Spirit common stock: (i) $20.36 on July 18, 2018, the last trading day before public announcement of the reorganization agreement, and (ii)            , 2018, the latest practicable trading day before the date of this document, the merger consideration represented approximately $140.00 and $            , respectively, for each share of Comanche common stock and aggregate merger consideration of approximately $55.9 million and $            million, respectively. Each of the foregoing examples in the preceding sentence assumes that the only adjustment to the merger consideration is the reduction of the cash consideration by $2,755,000.00 and that there are no dissenting shares. Spirit common stock is listed on NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “STXB.”

If the average of the closing price per share of Spirit common stock on NASDAQ for the 15 consecutive trading days ending on and including the tenth trading day preceding the date the merger is completed, which we refer to as the average closing price, is less than $16.80 per share and Spirit common stock underperforms a selected index of public bank holding companies listed on NASDAQ, which we refer to as the selected index, by more than 20.0%, Comanche has the right to terminate the reorganization agreement. Upon receipt of notice of such termination, Spirit has the right, but not the obligation, to increase the merger consideration to prevent a termination of the reorganization agreement by Comanche. Spirit may increase the merger consideration in its discretion by increasing the cash consideration and/or by increasing the number of shares of Spirit common stock in the stock consideration such that the sum of any additional cash consideration and the value of the stock consideration is equal to at least $36,000,000.00 (valuing the stock consideration based on the average closing price of Spirit common stock in accordance with the reorganization agreement). As a result, the number of shares of Spirit common stock that Comanche shareholders will receive in the merger may fluctuate with the market price of Spirit common stock and will not be known at the time that you vote at your company’s special meeting of its shareholders.

We urge you to obtain current market quotations for Spirit common stock. There are no current market quotations for Comanche common stock because Comanche is a privately-owned corporation and its common stock is not traded on any established public trading market.

Spirit will hold a special meeting of its shareholders in connection with the merger. At the Spirit special meeting, the holders of shares of Spirit common stock as of the Spirit record date, which we refer to as Spirit shareholders, will be asked to vote (i) to approve the reorganization agreement and the transactions contemplated thereby, which we refer to as the Spirit merger proposal, (ii) to approve the issuance of Spirit common stock in connection with the merger, which we refer to as the Spirit stock issuance proposal, and (iii) to approve the adjournment or postponement of the Spirit special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Spirit merger proposal and the Spirit stock issuance proposal, which we refer to as the Spirit adjournment proposal. Approval of the Spirit merger proposal requires the affirmative vote of the holders of at least a majority of the shares of Spirit common stock entitled to vote on the Spirit merger proposal. Approval of each of the Spirit stock issuance proposal and the Spirit adjournment proposal requires the affirmative vote of a majority of the votes cast by Spirit shareholders at the Spirit special meeting, in person or by proxy.

Comanche will hold a special meeting of its shareholders in connection with the merger. At the Comanche special meeting, holders of outstanding shares of Comanche common stock as of the Comanche record date, which we refer to as Comanche shareholders, will be asked to vote to (i) approve the reorganization agreement and the transactions contemplated thereby, which we refer to as the Comanche merger proposal, and (ii) to approve the adjournment or postponement of the Comanche special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Comanche merger proposal, which we refer to as the Comanche adjournment proposal. Approval of the Comanche merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Comanche common stock entitled to vote on the Comanche merger proposal. Approval of the Comanche adjournment proposal requires the affirmative vote of a majority of the votes cast by Comanche shareholders at the Comanche special meeting, in person or by proxy.

Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend your company’s special meeting, please take time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at your company’s special meeting.

The Spirit special meeting will be held on                  at                 , at                 , local time. The Comanche special meeting will be held on                  at                 , at                 , local time.

The Spirit board of directors unanimously recommends that Spirit shareholders vote “FOR” the approval of the Spirit merger proposal, “FOR” the Spirit stock issuance proposal and “FOR” the Spirit adjournment proposal.

The Comanche board of directors unanimously recommends that Comanche shareholders vote “FOR” the approval of the Comanche merger proposal and “FOR” the Comanche adjournment proposal.

This joint proxy statement/prospectus, which we refer to as this document, describes the Spirit special meeting, the Comanche special meeting, the merger, the issuance of Spirit common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors,” beginning on page 35, for a discussion of the risks related to the merger, Spirit’s business and Spirit’s industry and regulation.

Dean O. Bass	William K. Nix
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
Spirit of Texas Bancshares, Inc.	Comanche National Corporation
1836 Spirit of Texas Way	100 East Central Street
Conroe, Texas 77301	Comanche, Texas 76442

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Spirit or Comanche, and they are not insured by the Federal Deposit Insurance Corporation, which we refer to as the FDIC, or any other governmental agency.

The date of this document is                 , 2018, and it is first being mailed or otherwise delivered to the shareholders of Spirit and Comanche on or about                 , 2018.

1836 Spirit of Texas Way

Conroe, Texas 77301

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Spirit of Texas Bancshares, Inc.:

Notice is hereby given that Spirit of Texas Bancshares, Inc., which we refer to as Spirit, will hold a special meeting of its shareholders on             , 2018 at                 , local time, at                  to consider and vote upon the following matters:

•

a proposal to approve the Agreement and Plan of Reorganization, which, as it may be amended from time to time, we refer to as the reorganization agreement, by and between Spirit and Comanche National Corporation, which we refer to as Comanche, and the transactions contemplated thereby, a copy of which is included with the joint proxy statement/prospectus as Annex A;

•	a proposal to approve the issuance of Spirit common stock in connection with the merger, which we refer to as the Spirit stock issuance proposal; and

•

a proposal to adjourn the Spirit special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Spirit merger proposal and the Spirit stock issuance proposal, which we refer to as the Spirit adjournment proposal.

These proposals are described in more detail in the joint proxy statement/prospectus. Spirit has fixed the close of business on                 , 2018 as the record date for the Spirit special meeting. Only holders of record of Spirit common stock as of the Spirit record date are entitled to notice of, and to vote at, the Spirit special meeting, or any adjournment or postponement of the Spirit special meeting. Approval of the Spirit merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Spirit common stock entitled to vote on the Spirit merger proposal. Approval of each of the Spirit stock issuance proposal and the Spirit adjournment proposal requires the affirmative vote of a majority of the votes cast by Spirit shareholders at the Spirit special meeting, in person or by proxy.

The Spirit board of directors has unanimously approved the reorganization agreement, has determined that the reorganization agreement and the transactions contemplated thereby, including the merger and the issuance of Spirit common stock in connection with the merger, are advisable and in the best interests of Spirit and its shareholders, and recommends that Spirit shareholders vote “FOR” the Spirit merger proposal, “FOR” the Spirit stock issuance proposal and “FOR” the Spirit adjournment proposal.

Your vote is very important. Spirit and Comanche cannot complete the merger unless Spirit shareholders approve the Spirit merger proposal and the Spirit stock issuance proposal. Regardless of whether you plan to attend the Spirit special meeting, please vote as soon as possible. If you hold shares of Spirit common stock in your name as the holder of record, you should follow the instructions on the proxy card to vote your shares (i) via the Internet at                 , (ii) by telephone by calling                 , (iii) by completing and returning the enclosed proxy card or (iv) by voting in person at the Spirit special meeting. If you hold your stock in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The joint proxy statement/prospectus provides a detailed description of the Spirit special meeting, the proposals to be voted on at the Spirit special meeting, the merger, the documents related to such proposals and other related matters. Spirit urges you to read the joint proxy statement/prospectus, including any documents it refers you to, and its annexes carefully and in their entirety. We look forward to seeing and visiting with you at the Spirit special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Dean O. Bass
Chairman and Chief Executive Officer

100 East Central Street

Comanche, Texas 76442

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Comanche National Corporation:

Notice is hereby given that Comanche National Corporation, which we refer to as Comanche, will hold a special meeting of its shareholders on                 , 2018 at                 , local time, at                  to consider and vote upon the following matters:

•

a proposal to approve the Agreement and Plan of Reorganization, which, as it may be amended from time to time, we refer to as the reorganization agreement, by and between Spirit of Texas Bancshares, Inc., which we refer to as Spirit, and Comanche and the transactions contemplated thereby, a copy of which is included with the joint proxy statement/prospectus as Annex A, which we refer to as the Comanche merger proposal; and

•

a proposal to adjourn the Comanche special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Comanche merger proposal, which we refer to as the Comanche adjournment proposal.

These proposals are described in more detail in the joint proxy statement/prospectus. Comanche has fixed the close of business on                 , 2018 as the record date for the Comanche special meeting. Only holders of record of Comanche common stock as of the Comanche record date are entitled to notice of, and to vote at, the Comanche special meeting, or any adjournment or postponement of the Comanche special meeting. Approval of the Comanche merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Comanche common stock entitled to vote on the Comanche merger proposal. Approval of the Comanche adjournment proposal requires the affirmative vote of a majority of the votes cast by Comanche shareholders at the Comanche special meeting, in person or by proxy.

Comanche shareholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Comanche common stock under applicable provisions of the Texas Business Organizations Code, which we refer to as the TBOC. In order for a Comanche shareholder to perfect his, her or its right to dissent, such Comanche shareholder must carefully follow the procedure set forth in the TBOC. A copy of the applicable statutory provisions of the TBOC is included with the joint proxy statement/prospectus as Annex B, and a summary of the provisions can be found under the section of the joint proxy statement/prospectus entitled “The Merger–Dissenters’ Rights in the Merger,” beginning on page 97.

The Comanche board of directors has unanimously approved the reorganization agreement, has determined that the reorganization agreement and the transactions contemplated thereby are advisable and in the best interests of Comanche and its shareholders, and recommends that Comanche shareholders vote “FOR” the Comanche merger proposal and “FOR” the Comanche adjournment proposal.

Your vote is very important. Spirit and Comanche cannot complete the merger unless Comanche shareholders approve the Comanche merger proposal. Regardless of whether you plan to attend the Comanche special meeting, please vote as soon as possible. If you hold shares of Comanche common stock in your name as the holder of record, please vote your shares (i) by completing and returning the enclosed proxy card in the enclosed postage-paid return envelope or (ii) by voting in person at the Comanche special meeting. If you hold your stock in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The joint proxy statement/prospectus provides a detailed description of the Comanche special meeting, the Comanche merger proposal, the merger, the documents related to the merger and other related matters. Comanche urges you to read the joint proxy statement/prospectus, including any documents it refers you to, and its annexes carefully and in their entirety. We look forward to seeing and visiting with you at the Comanche special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

William K. Nix
Chairman and Chief Executive Officer

ADDITIONAL INFORMATION

This document references important business and financial information about Spirit and Comanche from other documents that are not included in or delivered with this document. For more details on these documents, see the section of this document entitled “Where You Can Find More Information,” beginning on page 264. You can obtain those documents referred to in this document by accessing the SEC’s website maintained at http://www.sec.gov, for documents regarding Spirit, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Spirit or Comanche:

Spirit of Texas Bancshares, Inc. 1836 Spirit of Texas Way Conroe, Texas 77301 Attention: Jerry D. Golemon Telephone: (281) 516-4904	Comanche National Corporation 100 East Central Street Comanche, Texas 76442 Attention: Jeff D. Stewart Telephone: (325) 356-2577

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the meetings, you must make your request no later than five business days before the date of your company’s special meeting. This means that Spirit shareholders requesting documents must do so by                 , 2018 in order to receive them before the Spirit special meeting, and Comanche shareholders requesting documents must do so by                 , 2018 in order to receive them before the Comanche special meeting.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Spirit (File No. 333-                ), constitutes a prospectus of Spirit under Section 5 of the Securities Act with respect to the shares of Spirit common stock to be issued to Comanche shareholders pursuant to the reorganization agreement. This document also constitutes a joint proxy statement for both Spirit and Comanche under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of special meeting with respect to each of the Spirit special meeting and the Comanche special meeting.

You should rely only on the information contained in and included with this document. No one has been authorized to provide you with information that is different from that contained in, or included with, this document. This document is dated                 , 2018, and you should assume that the information in this document is accurate only as of such date. Neither the mailing of this document to Spirit shareholders or Comanche shareholders nor the issuance by Spirit of shares of Spirit common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Spirit has been provided by Spirit and information contained in this document regarding Comanche has been provided by Comanche.

For more details, see the section of this document entitled “Where You Can Find More Information,” beginning on page 264.

QUESTIONS AND ANSWERS

The following are some questions that you, as a Spirit shareholder or a Comanche shareholder, may have about the merger or the Spirit special meeting or the Comanche special meeting, as applicable, and brief answers to those questions. Spirit and Comanche urge you to read carefully the remainder of this document because the information in this section does not provide all of the information that might be important to you with respect to the merger or the Spirit special meeting or the Comanche special meeting or the proposals presented at those meetings, as applicable. Additional important information is also contained in the annexes to this document. For details about where you can find additional important information, see the section of this document entitled “Where You Can Find More Information,” beginning on page 264.

Unless the context otherwise requires, references in this document to “Spirit” refer to Spirit of Texas Bancshares, Inc., a Texas corporation, and its affiliates, including Spirit of Texas Bank, SSB, a Texas state savings bank and wholly-owned subsidiary of Spirit, which we refer to as Spirit Bank. Additionally, unless the context otherwise requires, references in this document to “Comanche” refer to Comanche National Corporation, a Texas corporation, and its affiliates, including The Comanche National Bank, a national banking association and subsidiary of Comanche, which we refer to as Comanche Bank.

Q.	What is the merger?

A.

Spirit and Comanche entered into the reorganization agreement on July 19, 2018. Under the reorganization agreement, Comanche will merge with and into Spirit, with Spirit continuing as the surviving corporation. Immediately following the merger, Comanche National Corporation of Delaware, a Delaware corporation and wholly-owned subsidiary of Comanche, which we refer to as CNC Delaware, will merge with and into Spirit, with Spirit continuing as the surviving corporation, which we refer to as the second merger. Immediately following the second merger, Comanche Bank will merge with and into Spirit Bank, with Spirit Bank continuing as the surviving bank, which we refer to as the bank merger.

A copy of the reorganization agreement is included with this document as Annex A.

The merger cannot be completed unless, among other things:

•	the holders of at least a majority of the outstanding shares of Spirit common stock entitled to vote on the Spirit merger proposal vote in favor of Spirit merger proposal;

•	at least a majority of the votes cast by Spirit shareholders at the Spirit special meeting, in person or by proxy, are voted in favor of the Spirit stock issuance proposal; and

•	the holders of at least two-thirds of the outstanding shares of Comanche common stock entitled to vote on the Comanche merger proposal vote in favor of the Comanche merger proposal.

Q:	Why am I receiving this document?

A:

Spirit and Comanche are delivering this document to you because it is a joint proxy statement being used by both the Spirit board of directors and the Comanche board of directors to solicit proxies of their respective shareholders entitled to vote on the matters in connection with approval of the reorganization agreement and the issuance of Spirit common stock in the merger, as applicable, and related matters.

Spirit has called a special meeting of its shareholders to consider and vote on the Spirit merger proposal, the Spirit stock issuance proposal and the Spirit adjournment proposal. This document serves as the proxy statement for the Spirit special meeting and describes the proposals to be presented at the Spirit special meeting. This document also constitutes a notice of special meeting of shareholders with respect to the Spirit special meeting.

Comanche has called a special meeting of its shareholders to consider and vote on the Comanche merger proposal and the Comanche adjournment proposal. This document serves as the proxy statement for the Comanche special meeting and describes the proposals to be presented at the Comanche special meeting. It also constitutes a notice of special meeting of shareholders with respect to the Comanche special meeting.

In addition, this document is a prospectus that is being delivered to Comanche shareholders because Spirit is offering shares of Spirit common stock to Comanche shareholders in connection with the merger.

This document contains important information about the merger, the proposals being voted on at the Spirit special meeting and the Comanche special meeting, the documents related to such proposals and important information to consider in connection with an investment in Spirit common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your company’s special meeting. Your vote is important, and Spirit and Comanche encourage you to submit your proxy as soon as possible.

Q.	What are Spirit shareholders being asked to vote on at the Spirit special meeting?

A.	Spirit is soliciting proxies from Spirit shareholders with respect to the following proposals:

•	the Spirit merger proposal;

•	the Spirit stock issuance proposal; and

•	the Spirit adjournment proposal.

Completion of the merger is not conditioned upon approval of the Spirit adjournment proposal.

Q.	What are Comanche shareholders being asked to vote on at the Comanche special meeting?

A:	Comanche is soliciting proxies from Comanche shareholders with respect to the following proposals:

•	the Comanche merger proposal; and

•	the Comanche adjournment proposal.

Completion of the merger is not conditioned upon approval of the Comanche adjournment proposal.

Q.	What will Comanche shareholders be entitled to receive in the merger?

A:

In the merger, all of the outstanding shares of Comanche common stock (other than shares of Comanche common stock held by Comanche and shares of Comanche common stock held by any Comanche shareholder who has properly exercised his, her or its right to dissent from the merger in accordance with the terms and provisions of Chapter 10, Subchapter H of the TBOC, which we refer to as dissenting shares), will be converted into the right to receive, in the aggregate, (i) 2,142,857 shares of Spirit common stock and (ii) $15,000,000.00 in cash minus the amount of Comanche’s transaction costs (but the cash consideration will not be reduced by more than $2,755,000.00).

The table below sets forth the implied value of the per share merger consideration based on the closing price of Spirit common stock on NASDAQ on the specified dates:

Date	Closing Price of Spirit Common Stock	Aggregate Stock Consideration(1)	Per Share Stock Consideration(2)	Implied Value of Per Share Stock Consideration(1)	Aggregate Cash Consideration(1)(3)	Per Share Cash Consideration(2)	Implied Value of Per Share Merger Consideration(1)
July 18, 2018(4)	$20.36	2,142,857 shares	5.37 shares	$109.33	$12,245,000	$30.67	$140.00
, 2018(5)

(1)

Assumes there is no adjustment to the merger consideration other than the reduction of the cash consideration by $2,755,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Reorganization Agreement—Structure of the Merger—Adjustments to Merger Consideration,” beginning on page 102.

(2)	Calculated based on 399,261 shares of Comanche common stock issued and outstanding as of August 31, 2018. Also assumes there are no dissenting shares.
(3)

Assumes that the cash consideration is reduced by $2,755,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Reorganization Agreement—Structure of the Merger—Adjustments to Merger Consideration,” beginning on page 102.

(4)	The last trading day before public announcement of the reorganization agreement.
(5)	The latest practicable trading day before the date of this document.

In addition, if the average closing price of Spirit common stock is less than $16.80 per share and Spirit common stock underperforms the selected index by more than 20.0%, Comanche has the right to terminate the reorganization agreement. Upon receipt of notice of such termination, Spirit has the right, but not the obligation, to increase the merger consideration to prevent termination of the reorganization agreement by Comanche. Spirit may increase the merger consideration in its discretion by increasing the cash consideration and/or by increasing the number of shares of Spirit common stock in the stock consideration such that the sum of any additional cash consideration and the value of the stock consideration is equal to at least $36,000,000.00 (valuing the stock consideration based on the average closing price of Spirit common stock in accordance with the reorganization agreement). As a result, the number of shares of Spirit common stock that Comanche shareholders will receive in the merger may fluctuate with the market price of Spirit common stock and will not be known at the time that you vote at your company’s special meeting.

Spirit will not issue fractional shares of Spirit common stock in the merger. Comanche shareholders who would otherwise be entitled to receive a fractional share of Spirit common stock in the merger will instead receive an amount of cash determined by multiplying the fractional share by $21.00.

As a result of the foregoing, based on the number of shares of Spirit common stock and Comanche common stock outstanding as of August 3, 2018, the last date before the date of this document for which it was practicable to obtain this information, approximately 82.0% of Spirit common stock outstanding after the completion of the merger will be held by shareholders who were holders of Spirit common stock immediately before the effective time of the merger and approximately 18.0% of Spirit common stock outstanding after the completion of the merger will be held by shareholders who were holders of Comanche common stock immediately before the effective time of the merger.

Q.	Will the value of the merger consideration change between the date of this document and the date the merger is completed?

A:

Yes. The value of the merger consideration will fluctuate between the date of this document and the date the merger is completed based upon the market value of Spirit common stock. Any fluctuation in the market price of Spirit common stock after the date of this document will change the value of the shares of Spirit common stock that Comanche shareholders will be entitled to receive. Consequently, you will not know the exact merger consideration to be paid to Comanche shareholders in the merger when you vote at your company’s special meeting.

In addition, if the average closing price of Spirit common stock is less than $16.80 per share and Spirit common stock underperforms the selected index by more than 20.0%, Comanche has the right to terminate the reorganization agreement. Spirit has the right, but not the obligation, to increase the merger consideration to prevent termination of the reorganization agreement by Comanche by increasing the cash consideration and/or by increasing the number of shares of Spirit common stock in the stock consideration such that the sum of any additional cash consideration and the value of the stock consideration is equal to at least $36,000,000.00 (valuing the stock consideration based on the average closing price of Spirit common stock in accordance with the reorganization agreement). As a result, the number of shares of Spirit common stock that Comanche shareholders will receive in the merger may fluctuate with the market price of Spirit common stock and will not be known at the time that you vote at your company’s special meeting.

Q.	What will Spirit shareholders be entitled to receive in the merger?

A:

Spirit shareholders will not be entitled to receive any merger consideration and will continue to hold the shares of Spirit common stock that they held immediately prior to the completion of the merger. After the merger is completed, shares of Spirit common stock will continue to be traded on NASDAQ under the symbol “STXB.”

Q.	How does the Spirit board of directors recommend that I vote at the Spirit special meeting?

A:	The Spirit board of directors unanimously recommends that you vote “FOR” the Spirit merger proposal, “FOR” the Spirit stock issuance proposal and “FOR” the Spirit adjournment proposal.

Q.	How does the Comanche board of directors recommend that I vote at the Comanche special meeting?

A:	The Comanche board of directors unanimously recommends that you vote “FOR” the Comanche merger proposal and “FOR” the Comanche adjournment proposal.

Q.	When and where are the special meetings?

A:	The Spirit special meeting will be held at on , at , local time.

The Comanche special meeting will be held at                on                , at                , local time.

Q.	What do I need to do now?

A:

After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your company’s special meeting.

Spirit shareholders. If you are a shareholder of record as of the Spirit record date, you can vote your shares (i) via the Internet at                , (ii) by telephone by calling                , (iii) by completing and returning the enclosed proxy card, or (iv) by voting in person at the Spirit special meeting. Spirit encourages you to vote via the Internet or by telephone. If you hold your shares in “street name,” please follow the instructions set forth on the voting instruction form provided by your bank, broker or other nominee.

Comanche shareholders. If you are a shareholder of record as of the Comanche record date, you can vote your shares (i) by completing and returning the enclosed proxy card or (ii) by voting in person at the Comanche special meeting. If you hold your shares in “street name,” please follow the instructions set forth on the voting instruction form provided by your bank, broker or other nominee.

If you hold your shares in “street name” through a bank, broker or other nominee, please direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee.

Q.	What is the difference between a shareholder of record and a “street name” holder?

A:

If you are a Spirit shareholder and if your shares of Spirit common stock are registered directly in your name with Computershare Trust Company, N.A., which we refer to as Computershare, Spirit’s stock transfer agent, you are considered the shareholder of record with respect to those shares of Spirit common stock. This document and the enclosed Spirit proxy card have been sent directly to you by Computershare at Spirit’s request. On the close of business on , 2018, the record date for the Spirit special meeting, which we refer to as the Spirit record date, Spirit had approximately holders of record.

If you are a Comanche shareholder and if your shares of Comanche common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of Comanche common stock. On the close of business on                , 2018, the record date for the Comanche special meeting, which we refer to as the Comanche record date, Comanche had approximately                holders of record.

If your shares of Spirit common stock or Comanche common stock are held in a stock brokerage account or by a bank or other nominee, the bank, broker or nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” This document and the enclosed Spirit proxy card or Comanche proxy card, as applicable, have been forwarded to you by your bank, broker or nominee. As the beneficial owner, you have the right to direct your bank, broker or nominee concerning how to vote your shares by using the voting instructions you have received from them.

Q.

If my shares of Spirit common stock or Comanche common stock, as applicable, are held in “street name” by my bank, broker or other nominee, will my bank, broker or nominee automatically vote my shares for me?

A:

No. Your bank, broker or nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or nominee. If you do not provide instructions to your bank, broker or nominee, your shares will not be voted, and this will have the effect of voting AGAINST the Spirit merger proposal and the Comanche merger proposal, as applicable.

Q.	What is a broker non-vote?

A:

A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the bank, broker or nominee does not have discretionary voting power with respect to that item and has not received voting directions from the beneficial owner.

If you are a Spirit shareholder, your broker does not have discretionary authority to vote your shares with respect to the Spirit merger proposal, the Spirit stock issuance proposal or the Spirit adjournment proposal. If you wish for the vote of your shares to be counted, you must direct your bank, broker or nominee how to vote your shares.

If you are a Comanche shareholder, your broker does not have discretionary authority to vote your shares with respect to the Comanche merger proposal or the Comanche adjournment proposal. If you wish for the vote of your shares to be counted, you must direct your bank, broker or nominee how to vote your shares.

Q.	How are broker non-votes and abstentions treated?

A:	Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Abstentions and broker non-votes by Spirit shareholders will have the effect of a vote AGAINST the Spirit merger proposal because Spirit’s certificate of formation requires this proposal to be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Spirit common stock entitled to vote on the Spirit merger proposal.

Abstentions and broker non-votes by Comanche shareholders will have the effect of a vote AGAINST the Comanche merger proposal because Texas law requires this proposal to be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Comanche common stock entitled to vote on the Comanche merger proposal.

Abstentions and broker non-votes by Spirit shareholders will have no effect on the Spirit stock issuance proposal.

Abstentions and broker non-votes will have no effect on the Spirit adjournment proposal or the Comanche adjournment proposal.

Q.	What constitutes a quorum for the Spirit special meeting?

A:

The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Spirit common stock entitled to be voted at the Spirit special meeting constitutes a quorum for transacting business at the Spirit special meeting. All shares of Spirit common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Spirit special meeting.

Q.	What constitutes a quorum for the Comanche special meeting?

A:

The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Comanche common stock entitled to be voted at the Comanche special meeting constitutes a quorum for transacting business at the Comanche special meeting. All shares of Comanche common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Comanche special meeting.

Q.	What is the vote required to approve each proposal at the Spirit special meeting?

A:

Spirit merger proposal: Approval of the Spirit merger proposal requires the affirmative vote of a majority of the outstanding shares of Spirit common stock entitled to vote on the Spirit merger proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Spirit special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the Spirit merger proposal, it will have the effect of a vote AGAINST the proposal.

Spirit stock issuance proposal: Approval of the Spirit stock issuance proposal requires the affirmative vote of a majority of the votes cast at the Spirit special meeting, in person or by proxy. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Spirit special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the Spirit stock issuance proposal, it will have no effect on the proposal.

Spirit adjournment proposal: Approval of the Spirit adjournment proposal requires the affirmative vote of a majority of the votes cast at the Spirit special meeting, in person or by proxy, is required to approve the Spirit adjournment proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Spirit special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the Spirit adjournment proposal, it will have no effect on the proposal.

Q.	What is the vote required to approve each proposal at the Comanche special meeting?

A:

Comanche merger proposal: Approval of the Comanche merger proposal requires the affirmative vote of two-thirds of the outstanding shares of Comanche common stock entitled to vote on the Comanche merger proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Comanche special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the Comanche merger proposal, it will have the effect of a vote AGAINST the proposal.

Comanche adjournment proposal: Approval of the Comanche adjournment proposal requires the affirmative vote of a majority of the votes cast at the Comanche special meeting, in person or by proxy. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Comanche special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the Comanche adjournment proposal, it will have no effect on the proposal.

Q.	Why is my vote important?

A:

If you do not vote, it will be more difficult for Spirit or Comanche to obtain the necessary quorum to hold their respective special meetings and to obtain approval of the proposals to be voted upon at the special meetings. In addition, if you are a Comanche shareholder, your failure to vote will have the effect of a vote AGAINST the Comanche merger proposal and, if you are a Spirit shareholder, your failure to vote will have the effect of a vote AGAINST the Spirit merger proposal. The Spirit board of directors unanimously recommends that you, as a Spirit shareholder, vote “FOR” the Spirit merger proposal and “FOR” the Spirit stock issuance proposal. The Comanche board of directors unanimously recommends that you, as a Comanche shareholder, vote “FOR” the Comanche merger proposal.

Q.	Can I attend the special meeting?

A:

All Spirit shareholders and Comanche shareholders as of the Spirit record date and the Comanche record date, respectively (including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers or other nominees) are invited to attend their respective special meetings. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the bank, broker or other nominee that holds your shares confirming your ownership. In addition, all Spirit shareholders and Comanche shareholders must bring a form of personal photo identification in order to be admitted to the Spirit special meeting or Comanche special meeting, as applicable.

Spirit and Comanche reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Spirit special meeting or the Comanche special meeting is prohibited without Spirit’s or Comanche’s express written consent, respectively.

Q.	If I attend the special meeting, can I vote my shares in person?

A:

Shareholders of record and beneficial owners of Spirit common stock as of the Spirit record date can vote in person at the Spirit special meeting. If you are a beneficial owner of Spirit common stock, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Spirit special meeting.

Only Comanche shareholders of record as of the Comanche record date can vote in person at the Comanche special meeting. If you are a beneficial owner of Comanche common stock, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Comanche special meeting.

Q.	Can I change my vote?

A:

Spirit shareholders: Yes. If you are a shareholder of record, you may change your vote or revoke any proxy at any time before the Spirit special meeting is called to order by: (i) delivering a written notice of revocation to Spirit’s Corporate Secretary, (ii) completing and returning a new proxy card with a later date than your original proxy card prior to such time that the proxy card for any such Spirit shareholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card or (iv) attending the Spirit special meeting in person, notifying the Corporate Secretary that you are revoking your proxy and voting by ballot at the Spirit special meeting. Your attendance by itself at the Spirit special meeting will not automatically revoke your proxy unless you give written notice of revocation to Spirit’s Corporate Secretary before the Spirit special meeting is called to order. A revocation or later-dated proxy received by Spirit after the Spirit special meeting is called to order will not be recognized and will not affect the vote. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Spirit of Texas Bancshares, Inc., 1836 Spirit of Texas Way, Conroe, Texas 77301, Attention: Corporate Secretary.

If you hold your shares of Spirit common stock in “street name” through a bank, broker or nominee, you should contact your bank, broker or nominee to change your vote or revoke your proxy.

Comanche shareholders: Yes. If you are a holder of record of Comanche common stock, you may change your vote or revoke any proxy at any time before it is voted by: (i) attending and voting in person at the Comanche special meeting; (ii) giving notice of revocation of the proxy at the Comanche special meeting; or (iii) delivering to the Secretary of Comanche (A) a written notice of revocation or (B) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed. Attendance at the Comanche special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Comanche after the vote will not be recognized and will not affect the vote. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Comanche National Corporation, 100 East Central Street, Comanche, Texas 76442, Attention: Secretary.

If you hold your shares of Comanche common stock in “street name” through a bank, broker or nominee, you should contact your bank, broker or nominee to change your vote or revoke your proxy.

Q.	What are the expected U.S. federal income tax consequences of the merger?

A:

The obligations of Spirit and Comanche to complete the merger are conditioned on, among other things, the receipt by Spirit and Comanche of tax opinions from Hunton Andrews Kurth LLP, which we refer to as Hunton, and Fenimore, Kay, Harrison & Ford, LLP, which we refer to as Fenimore Kay, respectively, dated as of the date the merger is completed, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time of the merger and as set forth and referred to in such opinions, the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

If the merger qualifies as a reorganization under Section 368(a) of the Code, for U.S. federal income tax purposes, Comanche shareholders generally will recognize gain, if any (but not loss), equal to the lesser of (i) the excess, if any, of the sum of the amount of cash consideration received and the fair market value of the shares of Spirit common stock received by that holder in the merger over that holder’s adjusted tax basis in his, her or its shares of Comanche common stock surrendered therefor, and (ii) the amount of cash consideration received by that holder in the merger. Comanche shareholders who properly exercise their dissenters’ rights and receive cash in exchange for their shares of Comanche common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the cash received and that shareholder’s tax basis in the Comanche common stock exchanged therefor. In addition, Comanche shareholders generally will recognize gain with respect to any cash received in lieu of fractional shares of Spirit common stock. If any of the tax opinion representations and assumptions are incorrect, incomplete or false or are violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this document.

For further information, see the section of this document entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115. The U.S. federal income tax consequences described above may not apply to all Comanche shareholders. Your tax consequences will depend on your individual situation. Accordingly, Comanche shareholders are urged to consult their own tax advisors for a full understanding of the particular tax consequences to them of the merger.

Q.	Are Comanche shareholders entitled to dissenters’ rights?

A:

Yes. Comanche shareholders may assert dissenters’ rights. For further information, see the section of this document entitled “The Merger—Dissenters’ Rights in the Merger,” beginning on page 97, which discussion is qualified by the full text of the provisions of the TBOC relating to rights of dissenters, which is included with this document as Annex B hereto.

Q.	If I am a Comanche shareholder, should I send in my Comanche stock certificates now?

A:

No. Please do not send in your Comanche stock certificates with your proxy card. After the merger is completed, Spirit’s exchange agent, Computershare, will send you instructions for exchanging your certificate formerly representing shares of Comanche common stock for your portion of the merger consideration. See the section of this document entitled “The Merger Agreement—Conversion of Shares; Exchange of Certificates,” beginning on page 102.

Q.	Whom may I contact if I cannot locate my Comanche stock certificate(s)?

A:	If you are unable to locate your original Comanche stock certificate(s), you should contact Jeff D. Stewart at (325) 356-2577 or jstewart@comanchenational.com.

Q.	What should I do if I receive more than one set of voting materials?

A:

Spirit shareholders and Comanche shareholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold shares of Spirit common stock or Comanche common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a Spirit shareholder or Comanche shareholder and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Spirit common stock and Comanche common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of Spirit common stock and/or Comanche common stock that you own.

Q.	When do you expect to complete the merger?

A:

Spirit and Comanche currently expect to complete the merger in the fourth quarter of 2018. However, neither Spirit nor Comanche can assure you of when or if the merger will be completed. Before the merger is completed, Spirit must obtain the approval of Spirit shareholders for the Spirit merger proposal and the Spirit stock issuance proposal, Comanche must obtain the approval of Comanche shareholders for the Comanche merger proposal, necessary regulatory approvals must be obtained and certain other closing conditions must be satisfied.

Q.	What happens if the merger is not completed?

A:

If the merger is not completed, Comanche shareholders will not receive any consideration for their shares of Comanche common stock. Instead, Comanche will remain an independent company. In addition, if the reorganization agreement is terminated in certain circumstances, Comanche may be required to pay a termination fee to Spirit. See the section of this document entitled “The Merger Agreement—Termination Fee,” beginning on page 113 for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q.	Whom should I call with questions?

A:

Spirit shareholders: If you have any questions concerning the merger or this document, would like additional copies of this document or need help voting your shares of Spirit common stock, please contact Jerry D. Golemon at (936) 521-1836 or jgolemon@sotb.com or Shareholder Services at Computershare at (800) 962-4284.

Comanche shareholders: If you have any questions concerning the merger or this document, would like additional copies of this document or need help voting your shares of Comanche common stock, please contact Jeff D. Stewart at (325) 356-2577 or jstewart@comanchenational.com.

SUMMARY

This summary highlights selected information from this document. It may not contain all of the information that is important to you. Spirit and Comanche urge you to read carefully this document in its entirety, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the reorganization agreement is attached as Annex A. See the section of this document entitled “Where You Can Find More Information,” beginning on page 264. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information about the Companies

Spirit (page 138)

Spirit is a Texas corporation and registered bank holding company headquartered in Conroe, Texas. Through its wholly-owned subsidiary, Spirit Bank, Spirit provides a diversified range of commercial and retail banking services primarily to small- to medium-sized businesses and individuals in the Houston, Bryan-College Station and Dallas/Fort Worth metropolitan areas. Spirit believes the size, growth and increasing economic diversity of its market areas, when combined with its business-focused strategy of delivering relationship-driven financial services, provides Spirit with excellent opportunities for long-term sustainable growth. Since its inception in 2008, Spirit has implemented a growth strategy that includes organic loan and deposit generation through the establishment of de novo branches, as well as strategic acquisitions that have either strengthened its presence in existing markets or expanded its operations into new markets with attractive business prospects.

Spirit currently operates 15 full-service branches located primarily in the Houston and Dallas/Fort Worth metropolitan areas. As of June 30, 2018, Spirit had total assets of $1.1 billion, loans held for investment of $917.5 million, total deposits of $844.7 million and total stockholders’ equity of $148.0 million.

Spirit common stock is traded on NASDAQ under the symbol “STXB.”

Spirit’s principal office is located at 1836 Spirit of Texas Way, Conroe, Texas 77301, and its telephone number at that location is (936) 538-1000. Spirit’s website is https://www.sotb.com/. The information contained on or accessible from Spirit’s website does not constitute a part of this document and is not incorporated by reference herein. Additional information about Spirit and its subsidiaries is included in the section of this document entitled “Information About Spirit.”

Comanche (page 212)

Formed in 2000, Comanche is a Texas corporation that owns all of the outstanding shares of common stock of CNC Delaware, which owns all of the outstanding shares of common stock of Comanche Bank, a national banking association formed in 1889, with operational headquarters in Comanche, Texas. Comanche Bank is a traditional commercial bank offering a variety of banking services to commercial and consumer customers throughout the north central region of Texas. Comanche Bank offers a range of lending services, including real estate, agricultural, commercial and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Comanche Bank’s market areas.

Comanche Bank operates eight banking locations in Comanche, Mingus, Santo, Palo Pinto, Millsap, Mineral Wells, Cool and Jacksboro, Texas. As of June 30, 2018, Comanche, on a consolidated basis, reported total assets of $347.9 million, total loans of $124.6 million, total deposits of $306.6 million and shareholders’ equity of $39.4 million. Comanche does not file reports with the SEC because Comanche is not a publicly-traded company.

Comanche’s principal executive offices are located at 100 East Central, Comanche, Texas, and its telephone number at that location is (325) 356-2577. Additional information about Comanche and its subsidiaries is included in the section of this document entitled “Information About Comanche.”

In the Merger, Comanche Shareholders Will Be Entitled To Receive Cash and Shares of Spirit Common Stock (page 101)

Merger Consideration

In the merger, all of the outstanding shares of Comanche common stock (other than shares of Comanche common stock held by Comanche and dissenting shares), will be converted into the right to receive, in the aggregate, (i) 2,142,857 shares of Spirit common stock and (ii) $15,000,000.00 in cash minus the amount of Comanche’s transaction costs (but the cash consideration will not be reduced by more than $2,755,000.00).

The table below sets forth the implied value of the per share merger consideration based on the closing price of Spirit common stock on NASDAQ on the specified dates:

Date	Closing Price of Spirit Common Stock	Aggregate Stock Consideration(1)	Per Share Stock Consideration(2)	Implied Value of Per Share Stock Consideration(1)	Aggregate Cash Consideration(1)(3)	Per Share Cash Consideration(2)	Implied Value of Per Share Merger Consideration(1)
July 18, 2018(4)	$20.36	2,142,857 shares	5.37 shares	$109.33	$12,245,000	$30.67	$140.00
, 2018(5)

(1)

Assumes there is no adjustment to the merger consideration other than the reduction of the cash consideration by $2,755,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Reorganization Agreement—Structure of the Merger—Adjustments to Merger Consideration,” beginning on page 102.

(2)	Calculated based on 399,261 shares of Comanche common stock issued and outstanding as of August 31, 2018. Also assumes there are no dissenting shares.
(3)

Assumes that the cash consideration is reduced by $2,755,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Reorganization Agreement—Structure of the Merger—Adjustments to Merger Consideration,” beginning on page 102.

(4)	The last trading day before public announcement of the reorganization agreement.
(5)	The latest practicable trading day before the date of this document.

Spirit will not issue fractional shares of Spirit common stock in the merger. Comanche shareholders who would otherwise be entitled to receive a fractional share of Spirit common stock in the merger will instead receive an amount of cash determined by multiplying the fractional share by $21.00.

Spirit common stock is listed on NASDAQ under the symbol “STXB.” See the section of this document entitled “Description of Capital Stock of Spirit,” beginning on page 119, for additional information about the Spirit common stock. See the sections of this document entitled “Comparison of Shareholders’ Rights” and “Comparative Market Prices and Dividends, ” beginning on pages 123 and 135, respectively, for comparative information about the Spirit common stock and the Comanche common stock and the rights of holders thereof.

The market value of the shares of Spirit common stock to be paid as consideration will fluctuate with the market price of Spirit common stock and will not be known at the time that Spirit shareholders vote on the Spirit merger proposal and the Spirit stock issuance proposal or that Comanche shareholders vote on the Comanche merger proposal.

The reorganization agreement governs the merger. The reorganization agreement is included with this document as Annex A. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the reorganization agreement. Please read the reorganization agreement carefully for a more complete understanding of the merger.

Adjustments to Merger Consideration

The cash consideration will be reduced by the amount of costs and expenses, up to $2,755,000.00, incurred by Comanche or Comanche Bank in connection with the merger and other transactions contemplated by the reorganization agreement.

In addition, if the average closing price of Spirit common stock is less than $16.80 per share and Spirit common stock underperforms the selected index by more than 20.0%, Comanche has the right to terminate the reorganization agreement. Upon receipt of notice of such termination, Spirit has the right, but not the obligation, to increase the merger consideration to prevent termination of the reorganization agreement by Comanche. Spirit may increase the merger consideration in its discretion by increasing the cash consideration and/or by increasing the number of shares of Spirit common stock in the stock consideration such that the sum of any additional cash consideration and the value of the stock consideration is equal to at least $36,000,000.00 (valuing the stock consideration based on the average closing price of Spirit common stock in accordance with the reorganization agreement). As a result, the number of shares of Spirit common stock that Comanche shareholders will receive in the merger may fluctuate with the market price of Spirit common stock and will not be known at the time that you vote at your company’s special meeting.

Comanche Support Agreements and Comanche Voting Agreement (page 114)

In connection with entering into the reorganization agreement, each of the directors of Comanche and Comanche Bank that is not a party to an employment agreement has entered into a director support agreement with Spirit, which we refer to as the Comanche support agreements, pursuant to which they agree to refrain from harming the goodwill of Spirit, Comanche or any of their respective subsidiaries and their respective customer, client and vendor relationships. By entering into such Comanche support agreements, each director also agreed to certain additional restrictive covenants.

In connection with entering into the reorganization agreement, Spirit entered into a voting agreement with Comanche and certain shareholders of Comanche, which we refer to as the Comanche voting agreement. The shareholders who are party to the Comanche voting agreement beneficially own in the aggregate approximately 60.67% of the outstanding shares of Comanche common stock. The Comanche voting agreement requires, among other things, that the shareholders party thereto vote all of their shares of Comanche common stock in favor of the merger and the other transactions contemplated by the reorganization agreement and against alternative transactions and generally prohibits them from transferring their shares of Comanche common stock prior to the termination of the Comanche voting agreement. The Comanche voting agreement will terminate upon the earlier of the termination of the reorganization agreement in accordance with its terms or the effective time of the merger.

Opinion of Spirit’s Financial Advisor (page 80 and Annex C)

On July 19, 2018, at the request of the Spirit board of directors, representatives of Stephens Inc., which we refer to as Stephens, financial advisor to Spirit, rendered its written opinion, dated July 19, 2018, that as of such date and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the merger consideration was fair, from a financial point of view, to Spirit. The full text of the written opinion of Stephens, dated July 19, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is included in this document as Annex C. The Stephens opinion does not constitute a recommendation to the Spirit board of directors or any holder of Spirit common stock or Comanche common stock as to how the Spirit board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. See the section of this document entitled “The Merger—Opinion of Spirit’s Financial Advisor,” beginning on page 80.

Opinion of Comanche’s Financial Advisor (page 87 and Annex D)

On July 18, 2018, Piper Jaffray & Co, financial advisor to Comanche, which we refer to as Piper, rendered to the Comanche board of directors its written opinion with respect to the fairness, from a financial point of view, to the holders of Comanche common stock of the merger consideration. The references to Piper’s opinion in this document are qualified in their entirety by reference to the full text of Piper’s written opinion, which is included as Annex D to this document and Piper’s opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Piper in preparing its opinion. Piper’s opinion does not constitute a recommendation to the Comanche board of directors or any holder of Comanche common stock or Spirit common stock as to how the Comanche board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. See the section of this document entitled “The Merger—Opinion of Comanche’s Financial Advisor,” beginning on page 87.

Interests of Comanche’s Directors and Executive Officers in the Merger (page 95)

In considering the recommendation of the Comanche board of directors with respect to the Comanche merger proposal, you should be aware that certain of Comanche’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Comanche shareholders generally. The Comanche board of directors was aware of these interests and considered them, among other matters, in approving the reorganization agreement. Interests of directors and executive officers that may be different from or in addition to the interests of Comanche shareholders include:

•

Support Agreements. Spirit has entered into separate director support agreements with each of the non-employee directors of Comanche. Each of those agreements provides, among other things, that each such director agrees to use reasonable efforts to refrain from harming the goodwill and customer and client relationships of Spirit, as well as certain confidentiality, non-competition and non-solicitation obligations. If the reorganization agreement is terminated prior to the completion of the merger, the support agreement will also be terminated.

•

Indemnification and Insurance. The directors and officers of Comanche will receive indemnification from Spirit for a period of four years after the completion of the merger to the same extent and subject to the conditions set forth in the certificate of formation and bylaws of Comanche and continued director and officer liability insurance coverage for such four-year period. Payment of the premium for the continued director and officer liability coverage will be considered a transaction cost under the reorganization agreement and could reduce the cash consideration, as more specifically described in the reorganization agreement.

•

Employee Benefit Plans. Employees of Comanche who continue on as employees of Spirit will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Spirit and Spirit Bank. These employees will receive credit for their years of service with Comanche for all purposes under the employee welfare benefit plans and other employee benefit plans and programs, sponsored by Spirit or Spirit Bank to the extent permitted by applicable law.

•	Employment Agreements. Spirit has entered into employment agreements with certain employees of Comanche, specifically, Jeff D. Stewart and William K. “Kendall” Nix, to be effective, if at all, upon the completion of the merger. Each of those agreements includes, among other things, certain compensation, benefits and severance obligations, as well as certain confidentiality, non-competition and non-solicitation obligations following the closing date of the merger. See the section of this document entitled “The Merger—Interests of Comanche’s Directors and Executive Officers in the Merger,” beginning on page 95 for a more detailed discussion of the employment agreements.

•

Deferred Cash Incentive Agreement. Mr. Stewart is party to a Deferred Cash Incentive Agreement with Comanche Bank. Under the agreement, the benefit payable to Mr. Stewart upon a change in control (as defined in the agreement) is an amount equal to 100.0% of the amount in his deferred account (as defined in the plan). As of August 29, 2018, the benefit payable to Mr. Stewart upon a change in control is $268,839.90. Benefits are payable in a lump sum within 60 days after the last day of the month in which the merger is completed.

•

Salary Continuation Agreement. Mr. Stewart is party to a Salary Continuation Agreement with Comanche. Under the agreement, upon Mr. Stewart’s termination of employment after the normal retirement age of 67, Spirit will pay Mr. Stewart an annual benefit equal to 50.0% of his highest single year base salary while employed by Spirit or Comanche. The benefit will be paid in monthly installments for a period of 15 years. In the event Mr. Stewart (x) has incurred a separation of service under 409A of the Code or (y) terminates his employment as a result of Spirit Bank or Comanche Bank, as applicable, among other things, reducing his compensation, benefits or duties, in each case after the completion of the merger, Mr. Stewart will be entitled to receive a benefit equal to 100.0% of his accrual balance as of the date of his termination.

Comanche Shareholders Are Entitled to Assert Dissenters’ Rights (page 97 and Annex B)

Comanche shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Comanche common stock under the TBOC. In order for such Comanche shareholder to perfect such Comanche shareholder’s right to dissent, such Comanche shareholder must carefully follow the procedure set forth in the applicable provisions of the TBOC.

Conditions that Must Be Satisfied or Waived for the Merger to Occur (page 109)

As more fully described in this document and in the reorganization agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Spirit’s and Comanche’s respective obligations to complete the merger are subject to the following conditions, among others:

•	receipt of all required regulatory approvals;

•	approval of the Comanche merger proposal by Comanche shareholders;

•	approval of the Spirit merger proposal and the Spirit stock issuance proposal by Spirit shareholders;

•	the effectiveness of the registration statement of which this document forms a part;

•	the listing on NASDAQ of the shares of Spirit common stock to be issued in the merger;

•	the truth and correctness of the representations and warranties of each other party to the reorganization agreement, subject to the materiality standards contained in the reorganization agreement;

•	the performance or compliance by each party having in all material respects of their obligations and with their covenants under the reorganization agreement;

•

the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

•

the absence of any government action that would prohibit, or materially impede any party’s ability to complete, the merger, the second merger, the bank merger or the issuance of shares of Spirit common stock in connection with the merger;

•	the receipt by Spirit of evidence that Comanche has obtained certain third-party consents and approvals;

•	the receipt by each party of an opinion of such party’s outside counsel to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code.

•	the employment agreements executed by certain of Comanche and Comanche Bank’s officers remaining in full force and effect;

•	each of the Comanche support agreements remaining in full force and effect;

•	the releases executed by each of the directors and certain officers of Comanche and Comanche Bank remaining in full force and effect;

•	the exercise of dissenters’ rights by not more than 5.0% of the outstanding shares of Comanche common stock, in the aggregate;

•	accrual by Comanche for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings; and

•	the amendment or termination by Comanche of any employee benefit plans, as requested by Spirit.

Neither Spirit nor Comanche can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the Reorganization Agreement (page 112)

Either Spirit or Comanche may terminate the reorganization agreement in various circumstances, including, without limitation, the following:

•

any order, decree or ruling or any other action enjoining or prohibiting the merger, the second merger or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

•	a governmental entity denies or withdraws approval of the merger, the second merger or the bank merger;

•

the merger has not been completed by January 15, 2019; provided the failure to complete the merger by such date is not caused by or does not result from the failure of the terminating party to fulfill any material obligation under the reorganization agreement;

•	Spirit shareholders fail to approve the Spirit merger proposal or the Spirit stock issuance proposal;

•	Comanche shareholders fail to approve the Comanche merger proposal; or

•

the other party has materially breached any representation, warranty, covenant or agreement in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party.

Comanche may terminate the reorganization agreement, without the consent of Spirit, at any time before approval of Comanche merger proposal by Comanche shareholders, if the Comanche board of directors receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but, Spirit has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

Comanche may also terminate the reorganization agreement if the average closing price of Spirit common stock is less than $16.80 per share and Spirit common stock underperforms the selected index by more than 20.0%. Upon receipt of notice of such termination, Spirit has the right, but not the obligation, to increase the merger consideration to prevent termination of the reorganization agreement by Comanche by increasing the cash consideration and/or by increasing the number of shares of Spirit common stock in the stock consideration such that the sum of any additional cash consideration and the value of the stock consideration is equal to at least $36,000,000.00 (valuing the stock consideration based on the average closing price of Spirit common stock in accordance with the reorganization agreement). If Spirit elects to increase the merger consideration, Comanche will no longer have the right to terminate the reorganization agreement for these reasons.

In addition, Spirit may terminate the reorganization agreement, without the consent of Comanche, if:

•	any required regulatory approval is obtained subject to restrictions or conditions on the operations of Comanche, Comanche Bank, Spirit or Spirit Bank that are reasonably unacceptable to Spirit;

•

on or prior to October 17, 2018, the results of any environmental inspections or surveys of Comanche properties identify certain potential or current violations of environmental laws or requires certain remedial or clean up action that could have a material adverse effect on Comanche or that Spirit expects to cost more than $1.0 million;

•	Comanche breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Spirit;

•	the Comanche board of directors accepts a superior proposal (as defined in the reorganization agreement); or

•

the Comanche board of directors withdraws or modifies, in any manner adverse to Spirit, its recommendation or approval of the reorganization agreement or recommends to Comanche shareholders acceptance or approval of any alternative acquisition proposal.

Termination Fee (page 113)

If the reorganization agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Comanche board of directors, Comanche may be required to pay to Spirit a termination fee equal to $2,200,000.00. This termination fee could discourage other companies from seeking to acquire or merge with Comanche.

Regulatory Approvals Required for the Merger (page 100)

The merger and the second merger require the approval of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. On August 31, 2018, Spirit filed the required application with the Federal Reserve Bank of Dallas. Although neither Spirit nor Comanche knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Spirit and Comanche cannot be certain when or if they will be obtained.

The bank merger requires the approval of the FDIC and the Texas Department of Savings and Mortgage Lending, which we refer to as the TDSML. On August 31, 2018, Spirit Bank filed the required application with the FDIC and the TDSML. Although neither Spirit nor Comanche knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Spirit and Comanche cannot be certain when or if they will be obtained.

We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. Spirit and Comanche are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this document. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

The Rights of Comanche Shareholders Will Change as a Result of the Merger (page 123)

The rights of Comanche shareholders will change as a result of the merger due to differences in Spirit’s and Comanche’s governing documents. See the section of this document entitled “Comparison of Shareholders’ Rights,” beginning on page 123, for a description of the material differences in shareholders’ rights under each of the Spirit and Comanche governing documents.

Market Prices of Securities; Dividends (page 135)

Shares of Spirit common stock are traded on NASDAQ under the ticker symbol “STXB.” The last reported sale price of Spirit common stock on July 18, 2018, the last trading day before public announcement of the reorganization agreement, was $20.36 per share. The last reported sale price of Spirit common stock on             , 2018 was $             per share. There is no established public trading market for the shares of Comanche common stock. Neither Spirit nor Comanche has historically paid dividends.

Risk Factors (page 35)

You should consider all the information contained in and provided with this document in deciding how to vote for the proposals presented in this document. In particular, you should consider the factors described under the section of this document entitled “Risk Factors,” beginning on page 35.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR SPIRIT

The following table sets forth certain of Spirit’s selected historical consolidated financial information for each of the periods indicated. The selected historical consolidated financial information as of and for the years ended December 31, 2017, 2016 and 2015 has been derived from Spirit’s audited consolidated financial statements included elsewhere in this document. The selected historical consolidated financial information as of and for the six months ended June 30, 2018 and 2017 has been derived from Spirit’s unaudited consolidated financial statements included elsewhere in this document. Spirit’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial condition as of the dates and for the interim periods indicated. The historical results set forth below are not necessarily indicative of Spirit’s future performance.

You should read the following together with the section entitled “Spirit’s Management’s Discussion and Analysis of Financial Condition and Operations,” beginning on page 151, and Spirit’s audited consolidated financial statements and the related notes included elsewhere with this document.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2018	2017	2017	2016	2015
	(Dollars in thousands, except per share data)
Selected Period-End Balance Sheet Data:
Total Assets	$1,076,676	$1,012,317	$1,030,298	$980,489	$843,768
Loans held for sale	7,715	3,344	3,814	4,003	6,320
Loans held for investment	917,521	836,355	869,119	772,861	688,850
Allowance for loan and lease losses	(6,015)	(4,891)	(5,652)	(4,357)	(3,076)
Loans, net	911,506	831,464	863,467	768,504	685,774
Total deposits	844,683	836,204	835,368	814,438	661,391
Short-term borrowings	15,000	5,000	15,000	5,000	40,000
Long-term borrowings	66,191	70,575	76,411	66,016	51,850
Total stockholders’ equity	147,986	96,601	99,139	92,896	87,927
Selected Period-End Income Statement Data:
Total interest income	$26,141	$21,673	$46,907	$40,210	$38,767
Total interest expense	4,678	4,004	8,328	6,730	5,526
Net interest income	21,463	18,367	38,579	33,480	33,241
Provision for loan losses	974	1,200	2,475	1,617	1,580
Net interest income after provision for loan losses	20,489	17,167	36,104	31,863	31,661
Total noninterest income	4,891	5,629	9,638	8,342	7,871
Total noninterest expense	19,507	19,404	37,402	34,881	33,496
Income before income tax expense	5,873	3,392	8,340	5,324	6,036
Income tax expense	4,694	1,164	3,587	1,609	2,094
Net income	4,694	2,228	4,753	3,715	3,942
Selected Share and Per Share Data:(1)
Earnings per common share—Basic	$0.58	$0.31	$0.65	$0.51	$0.55
Earnings per common share—Diluted	0.56	0.29	0.63	0.50	0.52
Book value per share(2)	15.12	13.27	13.62	12.83	12.15
Tangible book value per share(3)	14.34	12.13	12.52	11.63	10.95
Weighted average common shares outstanding—Basic	8,104,370	7,187,125	7,268,297	7,235,479	7,230,023
Weighted average common shares outstanding—Diluted	8,445,960	7,482,695	7,554,458	7,375,945	7,578,755
Shares outstanding at end of period	9,786,611	7,277,763	7,280,183	7,239,763	7,234,738

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2018	2017	2017	2016	2015
	(Dollars in thousands, except per share data)
Selected Performance Ratios:
Return on average assets(4)	0.91%	0.45%	0.47%	0.41%	0.49%
Return on average stockholders’ equity(4)	8.59	4.77	4.88	4.09	4.49
Net interest margin(4)(5)	4.52	4.07	4.19	4.09	4.54
Noninterest expense to average assets(4)	3.77	3.93	3.71	3.86	4.15
Efficiency ratio	74.02	80.86	77.57	83.40	81.47
Average interest-earning assets to average interest-bearing liabilities	129.02	126.07	126.42	125.04	125.69
Loans to deposits	108.62	100.02	104.04	94.90	104.15
Yield on interest-earning assets	5.44	4.84	4.97	4.79	5.18
Cost of interest-bearing liabilities	1.26	1.09	1.12	1.00	0.93
Interest rate spread	4.18	3.75	3.85	3.79	4.25
Asset and Credit Quality Ratios:
Nonperforming loans to loans held for investment	0.44%	0.51%	0.41%	0.49%	0.35%
Nonperforming assets to loans plus OREO	0.47	0.55	0.42	0.50	0.39
Nonperforming assets to total assets	0.40	0.45	0.35	0.39	0.32
Net charge-offs to average loans(4)	0.14	0.17	0.14	0.05	0.08
Allowance for loan losses to nonperforming loans	148.92	114.92	157.22	114.45	128.49
Allowance for loan losses to loans held for investment	0.66	0.58	0.65	0.56	0.45
Capital Ratios:
Average equity to average total assets	10.56%	9.46%	9.66%	10.04%	10.88%
Tangible equity to tangible assets(6)	13.13	8.79	8.92	8.67	9.49

(1)

All share and per share information reflects the conversion of 170,236 shares of Spirit’s issued and outstanding Series A preferred stock into Spirit common stock on February 23, 2017 and the one-for-two reverse stock split that occurred on March 16, 2017 as if they had occurred on January 1, 2015.

(2)	Book value per share is calculated as total stockholders’ equity at the end of the relevant period divided by the outstanding number of shares of Spirit common stock at the end of the relevant period.
(3)

Tangible book value per share is calculated as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of Spirit common stock at the end of the relevant period. Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is book value per share. See Spirit’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the section of this document entitled “Spirit’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” beginning on page 206.

(4)	Interim periods annualized.
(5)

Net interest margin is shown on a fully taxable equivalent basis, which is a non-GAAP financial measure. Spirit calculates the GAAP-based net interest margin as interest income divided by average interest-earning assets. See Spirit’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the section of this document entitled “Spirit’s Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” beginning on page 206.

(6)

Spirit calculates tangible equity as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization, and Spirit calculates tangible assets as total assets less goodwill and other intangible assets, net of accumulated amortization. Tangible equity to tangible assets is a non-GAAP financial measure. The most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See Spirit’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the section of this document entitled “Spirit’s Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” beginning on page 206. Tangible equity reflects the conversion of 170,236 shares of Spirit’s issued and outstanding Series A preferred stock into Spirit common stock on February 23, 2017 and the one-for-two reverse stock split that occurred on March 16, 2017.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR COMANCHE

The following table sets forth certain of Comanche’s selected historical consolidated financial information as of the dates and for the periods indicated. The selected historical consolidated financial information as of and for the years ended December 31, 2017 and 2016 has been derived from Comanche’s audited consolidated financial statements included elsewhere in this document. The selected historical consolidated financial information as of and for the six months ended June 30, 2018 and 2017 has been derived from Comanche’s unaudited consolidated financial statements appearing elsewhere in this document. Comanche’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial condition as of the dates and for the interim periods indicated.

You should read the following together with the section of this document entitled “Comanche’s Management’s Discussion and Analysis of Financial Condition and Operations,” beginning on page 214.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2018	2017	2017	2016
	(Dollars in thousands, except per share data)
Selected Period-End Balance Sheet Data:
Total Assets	$348,033	$343,793	$358,383	$332,367
Loans held for investment	124,570	126,443	125,461	125,659
Allowance for loan and lease losses	(3,116)	(3,003)	(3,117)	(3,003)
Loans, net	121,454	123,440	122,344	122,656
Total deposits	305,639	299,186	313,446	289,910
Long-term borrowings	2,811	3,311	3,311	3,811
Total stockholders’ equity	37,526	39,493	39,252	36,455
Selected Period-End Income Statement Data:
Total interest income	$6,342	$5,938	$11,955	$11,185
Total interest expense	904	731	1,489	1,367
Net interest income	5,438	5,207	10,466	9,818
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	5,438	5,207	10,466	9,818
Total noninterest income	796	843	1,581	1,663
Total noninterest expense	4,003	4,053	8,072	8,059
Income before income tax expense	2,231	1,997	3,975	3,422
Income tax expense	297	382	1,000	569
Net income	1,934	1,615	2,975	2,853
Selected Share and Per Share Data:
Earnings per common share—Basic	$4.83	$4.02	$7.40	$7.03
Earnings per common share—Diluted	4.83	4.02	7.40	7.03
Book value per share(1)	93.99	98.24	97.66	90.65
Tangible book value per share(2)	84.43	88.75	88.17	81.16
Weighted average common shares outstanding—Basic	400,091	402,080	402,002	405,565
Weighted average common shares outstanding—Diluted	400,091	402,080	402,002	405,565
Shares outstanding at end of period	399,261	402,017	401,912	402,152
Selected Performance Ratios:
Return on average assets(3)	1.09%	0.96%	0.88%	0.88%
Return on average stockholders’ equity(5)	10.16	8.58	7.68	7.37
Net interest margin(3)(4)	3.37	3.49	3.47	3.40

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2018	2017	2017	2016
	(Dollars in thousands, except per share data)
Noninterest expense to average assets(3)	2.26	2.42	2.39	2.48
Efficiency ratio	64.21	66.99	67.00	70.19
Average interest-earning assets to average interest-bearing liabilities	131.88	129.60	131.56	132.17
Loans to deposits	40.76	42.26	40.03	43.34
Yield on interest-earning assets	3.82	3.79	3.78	3.67
Cost of interest-bearing liabilities	0.72	0.60	0.62	0.59
Interest rate spread	3.10	3.19	3.16	3.08
Asset and Credit Quality Ratios:
Nonperforming loans to loans held for investment	0.96%	0.35%	0.39%	0.95%
Nonperforming assets to loans plus OREO	1.05	0.38	0.48	0.98
Nonperforming assets to total assets	0.38	0.14	0.17	0.37
Net charge-offs to average loans (recoveries)(3)	0.00	0.00	(0.09)	(0.03)
Allowance for loan losses to nonperforming loans	260.54	671.81	629.70	252.14
Allowance for loan losses to loans held for investment	2.50	2.37	2.48	2.39
Capital Ratios:
Average equity to average total assets	10.75%	11.24%	11.45%	11.93%
Tangible equity to tangible assets(5)	9.79	10.49	9.99	9.93

(1)

Book value per share is calculated as total stockholders’ equity at the end of the relevant period divided by the outstanding number of shares of Comanche common stock at the end of the relevant period.

(2)

Tangible book value per share is calculated as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of Comanche common stock at the end of the relevant period. Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is book value per share. See Comanche’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the section of this document entitled “Comanche’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” beginning on page 236.

(3)	Interim periods annualized.
(4)

Net interest margin is shown on a fully taxable equivalent basis, which is a non-GAAP financial measure. Comanche calculates the GAAP-based net interest margin as interest income divided by average interest-earning assets. See Comanche’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the section of this document entitled “Comanche’s Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” beginning on page 236.

(5)

Comanche calculates tangible equity as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization, and Comanche calculates tangible assets as total assets less goodwill and other intangible assets, net of accumulated amortization. Tangible equity to tangible assets is a non-GAAP financial measure. The most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See Comanche’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the section of this document entitled “Comanche’s Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” beginning on page 236.

SELECTED UNAUDITED COMBINED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma combined condensed consolidated financial information about the financial condition and results of operations of Spirit giving effect to the merger. The selected unaudited pro forma combined condensed consolidated financial information assumes that the merger is expected to be accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Comanche, as of the date the merger is completed, will be recorded by Spirit at their respective fair values and the excess of the merger consideration over the fair value of Comanche’s net assets will be allocated to goodwill.

The table sets forth the information as if the merger had become effective on June 30, 2018, with respect to financial position data, and on January 1, 2017, with respect to the results of operations data. The selected unaudited pro forma combined condensed consolidated financial data has been derived from and should be read in connection with the unaudited pro forma combined condensed consolidated financial information, including the notes thereto, in the section of this document entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements,” beginning on page 26.

The selected unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma combined condensed consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies or asset dispositions, among other factors. Further, as explained in more detail in the notes accompanying the detailed unaudited pro forma combined condensed consolidated financial information included in the section of this document entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information,” beginning on page 26, the allocation of the purchase price reflected in the selected unaudited pro forma combined condensed consolidated financial data is subject to adjustments and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the final adjustments may be different from the unaudited pro forma adjustments presented in this document.

As of June 30, 2018
(Dollars in thousands)
Pro Forma Combined Condensed Consolidated Balance Sheet Data:
Cash and cash equivalents	$49,783
Loans, net	1,035,730
Total assets	1,429,677
Deposits	1,150,322
FHLB advances	81,191
Trust preferred securities	2,412
Other liabilities	4,873
Total shareholders’ equity	190,879

	For the Six Months Ended June 30, 2018	For the Year Ended December 31, 2017
	(Dollars in thousands, except per share data)
Pro Forma Combined Consolidated Statement of Income Data:
Net interest income	$26,907	$49,058
Provision for loan losses	974	2,475
Noninterest income	5,687	11,219
Noninterest expense	23,851	46,222
Income before income taxes	7,769	11,580
Net income	6,363	7,243
Pro Forma Combined Consolidated Per Share Data:
Earnings per common share:
Basic	$0.62	$0.77
Diluted	0.60	0.75
Weighted average common shares outstanding:
Basic	10,247,227	9,376,640
Diluted	10,588,817	9,662,801

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2018 and the unaudited pro forma combined condensed consolidated statements of income for the six months ended June 30, 2018 and the year ended December 31, 2017, have been prepared to show the impact on Spirit’s historical financial position and results of operations of the completion of the merger, including the expected issuance of 2,142,857 shares of Spirit common stock to Comanche shareholders.

The unaudited pro forma combined condensed consolidated financial information and explanatory notes are based upon the following assumptions:

•

a closing price of Spirit common stock of $21.65 per share, which was the closing price of Spirit common stock on August 24, 2018, as to the expected issuance of 2,142,857 shares of Spirit common stock to Comanche shareholders; and

•	expected cash payment to Comanche shareholders of $15.0 million less transaction costs attributable to Comanche, which are estimated to be approximately $2.3 million.

The unaudited pro forma combined condensed consolidated financial statements give effect to the acquisition of Comanche as a business combination under GAAP. Accordingly, all Comanche assets and liabilities were recorded at their respective fair values and the excess of the merger consideration over the fair value of Comanche’s net assets was allocated to goodwill. Pro forma adjustments are included only to the extent they are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined condensed consolidated statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying footnotes. Spirit’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma financial statements do not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.

Spirit anticipates that the acquisition of Comanche will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Comanche. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Spirit and Comanche been combined during these periods.

The unaudited pro forma combined condensed consolidated financial statements sets forth the information as if the merger had become effective on June 30, 2018, with respect to the unaudited pro forma combined condensed consolidated balance sheet and on January 1, 2017, with respect to the unaudited pro forma combined condensed consolidated income statement. The unaudited pro forma combined condensed consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Spirit and Comanche.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2018

			Pro Forma Adjustments
	Spirit	Comanche	Debits			Credits			Pro Forma Combined Consolidated
	(Dollars in thousands, except per share data)
Assets
Cash and cash equivalents	$52,986	$12,997	$—			$16,200	(a	)	$49,783
Investment securities (available for sale, at fair value)	34,519	193,196	—			—			227,715
Loans held for sale	7,715	—	—			—			7,715
Loans held for investment	917,521	124,570	—			346	(b	)	1,041,745
Allowance for loan losses	(6,015)	(3,116)	3,116	(c	)	—			(6,015)

Loans, net	911,506	121,454	3,116			346			1,035,730

Premises and equipment, net	44,945	5,433	2,000	(d	)	—			52,378
Other real estate owned and repossessed assets	289	113	—			—			402
Goodwill	4,485	3,815	13,183	(e	)	—			21,483
Core deposit intangible	3,135	—	3,822	(f	)	—			6,957
SBA servicing asset	3,521	—	—			—			3,521
Deferred tax asset, net	1,616	1,487	—			607	(g	)	2,496
Bank-owned life insurance	482	6,832	—			—			7,314
FHLB and other bank stock, at cost	4,830	330	—			—			5,160
Other assets	6,647	2,376	—			—			9,023

Total assets	$1,076,676	$348,033	$22,121			$17,153			$1,429,677

Liabilities and Shareholders’ Equity
Deposits:
Transaction accounts:
Noninterest-bearing	$183,618	$64,533	$—			$—			$248,151
Interest-bearing	220,087	126,546	—			—			346,633
Total transaction accounts	403,705	191,079	—			—			594,784
Time deposits	440,978	114,560	—			—			555,538
Total deposits	844,683	305,639	—			—			1,150,322
FHLB advances	81,191	—	—			—			81,191
Trust preferred securities	—	2,811	399	(h	)	—			2,412
Other liabilities	2,816	2,057	—			—			4,873

Total liabilities	928,690	310,507	399			—			1,238,798

Stockholders’ equity:
Common stock	127,344	18,347	18,347	(i	)	46,393	(j	)	173,737
Retained earnings	21,719	26,094	29,594	(i	)	—			18,219
Accumulated other comprehensive loss	(1,077)	(3,990)	—			3,990	(i	)	(1,077)
Treasury stock, at cost	—	(2,925)	—			2,925	(i	)	—

Total shareholders’ equity	147,986	37,526	47,941			53,308			190,879

Total liabilities and shareholders’ equity	$1,076,676	$348,033	$48,340			53,308			$1,429,677

The estimated fair values of the assets acquired and liabilities assumed in the merger are as follows:

Assets of acquired bank:
Cash and cash equivalents	$12,997
Securities available for sale	193,196
Loans	124,224
Premises and equipment	7,433
Core deposit intangible	3,822
Deferred tax asset, net	880
Other real estate	113
Other assets	9,538

Total assets acquired	352,203

Liabilities of acquired bank:
Deposits	$305,639
Trust Preferred Securities	2,412
Other Liabilities	2,057

Total liabilities assumed	310,108

Net assets acquired	$42,095

Common stock issued	$46,393	(j)
Cash paid	12,700

Total purchase price	$59,093

Excess of consideration paid over fair value of net assets acquired - Goodwill	$16,998

(a)

Record cash paid at close of $15 million and estimated transaction costs attributable to Spirit of $1.2 million. Net cash paid to Comanche at merger closing will be $12.7 million which will include $2.3 million of closing costs attributable to Comanche.

(b)

Estimated fair market value adjustment on the acquired loan portfolio, which includes a $1.2 million adjustment for expected credit losses partially offset by a $900 thousand interest premium. The credit fair market value adjustment was estimated as 1% of the loan portfolio and the interest premium was estimated based upon loan portfolio yields for a group of ten of Comanche’s peer banks compared to the yield on Comanche’s loan portfolio. This fair market value adjustment is being amortized into interest income on a straight-line basis over the ten year average life of the portfolio.

(c)	Eliminate Comanche’s allowance for loan loss.
(d)

Estimated fair market value adjustment on premises acquired based upon tax appraisal amounts compared to net book value. Depreciation on the portion of the fair market value adjustment estimated to be attributable to buildings, furniture, and fixtures of $1.6 million will be taken over an estimated life of 30 years.

(e)

Record goodwill for amount of consideration and liabilities assumed over fair value of the assets received. Goodwill currently on Comanche’s consolidated balance sheet of $3.8 million will be eliminated and Goodwill as shown in the purchase price allocation above of $17.0 million will be recorded.

(f)	Estimated core deposit intangible at 2% of the acquired non time deposits. Amortization of core deposit intangible will occur over a ten year life using the sum of the years digits method.
(g)

Estimated fair market value adjustment on acquired deferred tax assets and liabilities, net using a 21.0% enacted tax rate. Fair market value adjustment of $607 thousand consists of a deferred tax asset related to acquired loans fair value adjustment of $73 thousand, a deferred tax asset related to premises and equipment of $420 thousand, a deferred tax liability related to core deposit intangible of $803 thousand, and the elimination of the deferred tax asset related to Comanche’s historical allowance for loan losses of $297 thousand. Acquired deferred tax assets consists of deferred taxes on deferred compensation ($215 thousand), securities ($1.0 million), premises and equipment ($376 thousand), and loans ($86 thousand). Acquired deferred tax liabilities consists of deferred taxes on core deposit intangibles of $803 thousand and FHLB stock dividends of $1 thousand.
(h)

Estimated fair market value adjustment on trust preferred securities based upon broker bids obtained during due diligence. The adjustment is expected to be amortized into interest expense on a straight-line basis from the date of closing to maturity of the trust preferred securities in 2036.

(i)	Eliminate Comanche capital accounts. Adjustment to retained earnings includes $3.5 million in estimated closing costs, $1.2 million attributable to Spirit and $2.3 million attributable to Comanche.
(j)

Issue 2,142,857 shares of Spirit common stock at August 24, 2018 closing price of $21.65 for a total of $46.4 million in equity consideration. The total purchase price and amount of Goodwill recorded is subject to change based upon the change in Spirit common stock price between August 24, 2018 and the date the merger is completed. The following table shows how a 10.0% change in Spirit common stock price would affect the total purchase price and amount of Goodwill recorded.

	Purchase Price	Estimated Goodwill
	(Unaudited, dollars in thousands)
As presented in the pro forma combined results	$59,093	$16,998
10.0% increase in Spirit common stock price	63,732	21,637
10.0% decrease in Spirit common stock price	54,454	12,359
Minimum Spirit common stock price allowed under the definitive agreement. ($16.80)	48,700	6,605

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2018

	Spirit	Comanche	Pro Forma Adjustments			Pro Forma Combined
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$25,369	$3,678	17	(a	)	$29,064
Interest and dividends on investment securities	409	2,588	—			2,997
Other interest income	363	76	—			439

Total interest income	26,141	6,342	17			32,500

Interest expense:
Interest on deposits	3,672	850	—			4,522
Interest on FHLB advances and other borrowings	1,006	54	11	(b	)	1,071

Total interest expense	4,678	904	11			5,593

Net interest income	21,463	5,438	6			26,907
Provision for loan losses	974	—	—			974

Net interest income after provision for loan losses	20,489	5,438	6			25,933

Noninterest income:
Service charges and fees	776	438	—			1,214
SBA loan servicing fees	1,172	—	—			1,172
Gain on sales of loans, net	2,515	—	—			2,515
Other noninterest income	428	358	—			786

Total noninterest income	4,891	796	—			5,687

Noninterest expense:
Salaries and employee benefits	12,901	2,674	—			15,575
Occupancy and equipment expenses	2,457	499	28	(c	)	2,984
Professional services	625	92	—			717
Data processing and network	634	58	—			692
Regulatory assessments and insurance	521	119	—			640
Amortization of intangibles	351	—	313	(d	)	664
Other operating expenses	2,018	561	—			2,579

Total noninterest expense	19,507	4,003	341			23,851

Income before income tax expense	5,873	2,231	(335)			7,769
Income tax expense	1,179	297	(70)	(e	)	1,406

Net income	$4,694	$1,934	$(265)			$6,363

Share and per share data:
Earnings per common share:
Basic	$0.58	$4.83	—			$0.62
Diluted	0.56	4.83	—			0.60
Weighted average common shares outstanding:
Basic	8,104,370	400,091	—			10,247,227
Diluted	8,445,960	400,091	—			10,588,817

(a)	Adjustment to interest income for accretion on Comanche acquired loans based on expected fair market value.

(b)	Adjustment to interest expense for amortization on Comanche trust preferred securities based on expected fair market value.
(c)	Additional depreciation related to fair market value adjustment on premises.
(d)	Expected amortization of additional core deposit intangible of $3.8 million is based on a ten year life using the sum of the years digits amortization method.
(e)	Tax adjustment related to other pro forma adjustments calculated at a 21.0% rate.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2017

	Spirit	Comanche	Pro Forma Adjustments			Pro Forma Spirit with Comanche
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$45,411	$7,452	$35	(a	)	$52,898
Interest and dividends on investment securities	517	4,426	—			4,943
Other interest income	979	77	—			1,056

Total interest income	46,907	11,955	35			58,897

Interest expense:
Interest on deposits	6,602	1,386	—			7,988
Interest on FHLB advances and other borrowings	1,726	103	22	(b	)	1,851

Total interest expense	8,328	1,489	22			9,839

Net interest income	38,579	10,466	13			49,058
Provision for loan losses	2,475	—	—			2,475

Net interest income after provision for loan losses	36,104	10,466	13			46,583

Noninterest income:
Service charges and fees	1,501	936	—			2,437
SBA loan servicing fees	1,794	—	—			1,794
Gain on sales of loans, net	5,684	—	—			5,684
Other noninterest income	659	645	—			1,304

Total noninterest income	9,638	1,581	—			11,219

Noninterest expense:
Salaries and employee benefits	23,338	5,396	—			28,734
Occupancy and equipment expenses	5,123	1,032	53	(c	)	6,208
Professional services	1,845	178	—			2,023
Data processing and network	1,266	125	—			1,391
Regulatory assessments and insurance	924	255	—			1,179
Amortization of intangibles	703	—	695	(d	)	1,398
Other operating expenses	4,203	1,086	—			5,289

Total noninterest expense	37,402	8,072	748			46,222

Income before income tax expense	8,340	3,975	(735)			11,580
Income tax expense	3,587	1,000	(250)	(e	)	4,337

Net income	$4,753	$2,975	$(485)			$7,243

Pro Forma Combined Per Share Data
Earnings per common share:
Basic	$0.65	$7.40	—			$0.77
Diluted	0.63	7.40	—			0.75
Weighted average common shares outstanding:
Basic	7,233,783	402,002	—			9,376,640
Diluted	7,519,944	402,002	—			9,662,801

(a)	Adjustment to interest income for accretion on Comanche acquired loans based on expected fair market value.
(b)	Adjustment to interest expense for amortization on Comanche’s trust preferred securities based on expected fair market value.

(c)	Additional depreciation related to fair market value adjustment on premises.
(d)	Expected amortization of additional core deposit intangible of $3.8 million is based on a 10 year life using the sum of the years digits amortization method.
(e)	Tax adjustment related to other pro forma adjustments calculated at a 34.0% rate.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table shows unaudited earnings and book value per share data for Spirit and Comanche on a historical and pro forma combined company basis after giving effect to the acquisition of Comanche by Spirit as of and for the six months ended June 30, 2018 and year ended December 31, 2017. The information should be read together with the historical consolidated financial statements of Spirit and Comanche and the pro forma combined condensed consolidated financial statements, including the notes thereto, which are included elsewhere in this document.

The selected unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under a set of assumptions including the effect of the merger, does not reflect the impact of other factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Comanche will be reflected in the consolidated financial statements of Spirit on a prospective basis.

The per equivalent Comanche share data shows the effect of the merger and the issuance of 2,142,857 shares of Spirit common stock to Comanche shareholders.

	Spirit Historical	Comanche Historical	Pro Forma Combined	Per Equivalent Comanche Share
Book value per share:
At June 30, 2018	$15.12	$93.99	$16.29	$87.43
Basic earnings per share:
Six months ended June 30, 2018	$0.58	$4.83	$0.62	$3.33
Year ended December 31, 2017	0.65	7.40	0.75	4.03
Diluted earnings per share:
Six months ended June 30, 2018	$0.56	$4.83	$0.60	$3.22
Year ended December 31, 2017	0.63	7.40	0.73	3.92

RISK FACTORS

An investment by Comanche shareholders in Spirit common stock as a result of the exchange of shares of Spirit common stock for shares of Comanche common stock in the merger involves certain risks. Similarly, a decision on the part of Spirit shareholders to approve the reorganization agreement and the issuance of Spirit common stock in connection with that merger also involves risks for Spirit shareholders, who will continue to hold their shares of Spirit common stock after the merger. Certain material risks and uncertainties connected with the merger and ownership of Spirit common stock are discussed below.

Comanche shareholders and Spirit shareholders should carefully read and consider all of these risks and all other information contained in this document in deciding whether to vote for approval of the various proposals for which they may vote at the Comanche special meeting or the Spirit special meeting described in this document. If any of the risks described in this document result in effects on Spirit or Spirit Bank, the value of Spirit common stock that you, as an existing Spirit shareholder, currently hold or that you, as an existing Comanche shareholder, would hold upon consummation of the merger could decline significantly, and the current Spirit shareholders and/or Comanche shareholders could lose all or part of their respective investments in Spirit common stock.

Risks Relating to the Merger

The merger may not be consummated unless important conditions are satisfied.

Spirit and Comanche expect the merger to close during the fourth quarter of 2018, but the acquisition is subject to a number of closing conditions. Satisfaction of many of these conditions is beyond Spirit’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Spirit and Comanche may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	the continued accuracy of the representations and warranties made by the parties in the reorganization agreement;

•	the performance by each party of its respective obligations under the reorganization agreement;

•	the absence of any material adverse change in the financial condition, business or results of operations of Spirit, Spirit Bank, Comanche or Comanche Bank;

•	the receipt of required regulatory approvals, including the approval of the Federal Reserve, the FDIC and the TDSML;

•	the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger;

•	receipt by Spirit and Comanche from their respective tax counsel of a federal tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the effectiveness of the registration statement covering the shares of Spirit common stock that are expected to be issued to Comanche shareholders as consideration for the merger;

•

the approval of Spirit’s shareholders with respect to the reorganization agreement and the shares of Spirit common stock that are expected to be issued to Comanche shareholders as consideration for the merger; and

•	the approval by Comanche shareholders of the reorganization agreement.

If these conditions are not satisfied or waived, the merger may not close as scheduled or at all. In addition, either Spirit or Comanche may terminate the reorganization agreement under certain circumstances. For additional information regarding the conditions to the merger, see the section of this document entitled “The Reorganization Agreement—Conditions to the Completion of the Merger,” beginning on page 109.

Because the market price of Spirit common stock will fluctuate, Comanche shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

Upon completion of the merger, each holder of Comanche common stock immediately prior to the completion of the merger will receive his, her or its proportional share of (i) 2,142,857 shares of Spirit common stock, and (ii) $15,000,000.00 in cash minus the amount of Comanche’s transaction costs (but the cash consideration will not be reduced by more than $2,755,000.00), together with cash in lieu of a fractional share of Spirit common stock. In addition, if the average closing price of Spirit common stock is less than $16.80 per share and Spirit common stock underperforms the selected index by more than 20.0%, Spirit has the right but not the obligation to increase the merger consideration in the form of cash consideration and/or stock consideration to prevent a termination of the reorganization agreement by Comanche. For a discussion of the possible upward adjustment to the merger consideration, see the section of this document entitled “The Reorganization Agreement—Structure of the Merger—Adjustments to Merger Consideration,” beginning on page 102. There will be a lapse of time between each of the date of this document, the date of the Spirit special meeting, the date of the Comanche special meeting and the date on which Comanche shareholders entitled to receive the merger consideration actually receive the merger consideration. The market value of Spirit common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Spirit’s businesses, operations and future prospects and regulatory considerations. Many of these factors are outside of the control of Spirit and Comanche. The value of the merger consideration will depend on the market value of shares of Spirit common stock on the date the merger consideration is received. Consequently, at the time Comanche shareholders must decide whether to approve the reorganization agreement, they will not know the actual market value of the shares of Spirit common stock they may receive when the merger is completed.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that Spirit does not anticipate or that cannot be met.

Before the merger may be completed, various approvals or waivers must be obtained from bank regulatory authorities, including the Federal Reserve, the FDIC and the TDSML. These regulators may impose conditions on the completion of, or require changes to the terms of, the merger. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying the completion of the merger or of imposing additional costs or limitations on Spirit following the completion of the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the merger that are burdensome, not anticipated or cannot be met. If the completion of the merger is delayed, including by a delay in receipt of necessary regulatory approvals, the business, financial condition and results of operations of Spirit and Comanche may also be materially adversely affected.

The market price of Spirit common stock after the merger may be affected by factors different from those affecting Comanche common stock or Spirit common stock currently.

The businesses of Spirit and Comanche differ in some respects and, accordingly, the results of operations of the combined company and the market price of Spirit common stock after the merger is completed may be affected by factors different from those currently affecting the results of operations of each of Spirit and Comanche. For a discussion of the business of Spirit and of certain factors to consider in connection with that business, see the risk factors in the sections of this document entitled “—Risks Related to Spirit’s Business,” “—Risks Related to Spirit’s Industry and Regulation” and “—Risks Related to Spirit Common Stock,” beginning on pages 40, 53 and 57, respectively.

Combining the two companies may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

Spirit and Comanche have operated and, until the completion of the merger, will continue to operate, separately. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on

Spirit’s ability to successfully combine and integrate the businesses of Spirit and Comanche in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Spirit’s ability to successfully conduct its business, which could have an adverse effect on Spirit’s financial results and the value of Spirit common stock. If Spirit experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Spirit and/or Comanche to lose customers or cause customers to remove their accounts from Spirit and/or Comanche and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Comanche and Spirit during this transition period and on the combined company for an undetermined period after the completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

Spirit’s and Comanche’s historical and pro forma combined consolidated financial information may not be representative of Spirit’s results as a combined company.

The unaudited pro forma combined consolidated financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Spirit’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined consolidated financial statements reflect adjustments to illustrate the effect of the merger had they been completed on the dates indicated. Such unaudited pro forma combined consolidated financial statements are based upon preliminary estimates to record the Comanche identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see the section of this document entitled “Unaudited Pro Forma Combined Consolidated Financial Statements,” beginning on page 26.

Spirit will incur significant transaction and integration costs in connection with the merger.

Spirit expects to incur significant costs associated with completing the merger and integrating Comanche’s operations into Spirit’s operations and is continuing to assess the impact of these costs. Although Spirit believes that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of Comanche’s business with Spirit’s business, will offset incremental transaction and integration costs over time, this net benefit may not be achieved in the near term, or at all.

Comanche’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Comanche shareholder.

Some of Comanche’s executive officers participated in negotiations of the reorganization agreement with Spirit, and the Comanche board of directors approved the reorganization agreement and is recommending that Comanche shareholders vote to approve the reorganization agreement. In considering these facts, you should be aware that certain of Comanche’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a Comanche shareholder. These interests include, as a result of the merger, the payment of certain benefits to Jeff D. Stewart, among other Comanche officers, to which they are entitled under existing agreements and arrangements with Comanche. In addition, in connection with the merger, Mr. Stewart and William K. “Kendall” Nix have entered into employment agreements pursuant to which they will serve as Regional President – North Central Texas of Spirit and Vice Chairman of Spirit Bank, respectively, after the merger is completed. Additionally, upon completion of the merger, Spirit has agreed to appoint Mr. Nix to the Spirit board of directors. For further discussion of the interests of Comanche’s directors and officers in the merger, see the section of this document entitled “The Merger—Interests of Comanche’s Directors and Executive Officers in the Merger,” beginning on page 95.

Holders of Comanche common stock and Spirit common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Comanche common stock and Spirit common stock currently have the right to vote in the election of the board of directors and on other matters affecting Comanche and Spirit, respectively. After the merger is completed, each Comanche shareholder who receives shares of Spirit common stock will become a Spirit shareholder with a percentage ownership of Spirit that is smaller than his, her or its percentage ownership of Comanche. Based on 9,787,449 shares of Spirit common stock outstanding on August 3, 2018 and 2,142,857 shares of Spirit common stock to be issued in the merger, it is currently expected that stock consideration that the former Comanche shareholders as a group will receive in the merger will constitute approximately 18% of the issued and outstanding shares of Spirit common stock immediately after the completion of the merger. As a result, current Spirit shareholders as a group will own approximately 82% of the issued and outstanding shares of Spirit common stock immediately after the completion of the merger. Because of this reduced ownership percentage, Comanche shareholders may have less influence on the management and policies of Spirit than they now have on the management and policies of Comanche, and current Spirit shareholders may have less influence than they now have on the management and policies of Spirit.

The reorganization agreement limits Comanche’s ability to pursue alternatives to the merger.

The reorganization agreement prohibits Comanche from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, Comanche has agreed to pay Spirit a termination fee of $2,200,000.00 if the transaction is terminated (i) because Comanche fails to call or does not receive the required vote to approve the reorganization agreement at the Comanche special meeting and an acquisition proposal (as defined in the reorganization agreement) exists or (ii) if the merger is not completed before 180 days after the date of the reorganization agreement (unless one or more of the regulatory approvals has not been received on or before such date, in which case the merger is not completed before the 240th day following the date of the reorganization agreement) and if at the time of termination, Comanche has not obtained the required approval of Comanche shareholders of the reorganization agreement and an acquisition proposal (as defined in the reorganization agreement) exists, and within 12 months of the date of termination Comanche enters into acquisition agreement (as defined in the reorganization agreement) with respect to such proposal. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Comanche from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Comanche than it might otherwise have proposed to pay.

The fairness opinions rendered to the Spirit board of directors and the Comanche board of directors by their respective financial advisors were based on the respective financial analyses performed by each of the financial advisors as of the date of their respective opinions.

The opinions rendered on July 18, 2018 by Piper, and on July 19, 2018 by Stephens, were based on the respective financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions, which may have changed, or may change, after the date of the opinions. Neither opinion has been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and future prospects of Spirit or Comanche, changes in general market and economic conditions or other changes. Any such changes may alter the relative value of Spirit or Comanche or the prices of shares of Spirit common stock or Comanche common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of such opinions. For a description of the opinion that Spirit received from its financial advisor, please see “The Merger—Opinion of Spirit’s Financial Advisor,” beginning on page 80. The full Stephens fairness opinion is included with this document as Annex C. For a description of the opinion that Comanche received from its financial advisor, see the section of this document entitled “The Merger—Opinion of Comanche’s Financial Advisor,” beginning on page 87. The full Piper fairness opinion is included with this document as Annex D.

The shares of Spirit common stock to be received by Comanche shareholders as a result of the merger will have different rights than the shares of Comanche common stock and, in some cases, may be less favorable.

The rights associated with Comanche common stock are different from the rights associated with Spirit common stock. In some cases, the rights associated with Spirit common stock may be less favorable to shareholders than those associated with Comanche common stock. For example, Comanche shareholders currently elect each member of their board of directors at each annual meeting of Comanche shareholders. Upon completion of the merger, Comanche shareholders will hold Spirit common stock that provides that the members of only one of three classes of directors are elected at each annual meeting of Spirit shareholders, which could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change in control of Spirit. See the section of this document entitled “Comparison of Shareholders’ Rights,” beginning on page 123, for a more detailed description of the rights of each of Comanche shareholders and Spirit shareholders.

The dissenters’ rights appraisal process relating to shares of Comanche common stock is uncertain.

Comanche shareholders may or may not be entitled to receive more than the amount of merger consideration provided for in the reorganization agreement for their shares of Comanche common stock if they elect to exercise their right to dissent from the merger, depending on the appraisal of the fair value of the Comanche common stock pursuant to the dissenting shareholder procedures under the TBOC. See the section of this document entitled “The Merger—Dissenters’ Rights in the Merger,” beginning on page 97, and Annex B. For this reason, the amount of cash that such Comanche shareholders might be entitled to receive should they elect to exercise their right to dissent from the merger may be more or less than the value of the merger consideration to be paid pursuant to the reorganization agreement. In addition, it is a condition to the completion of the merger that holders of not more than 5.0% of the issued and outstanding shares of Comanche common stock exercised their statutory dissenters’ rights under the TBOC. The number of shares of Comanche common stock for which holders will exercise dissenters’ rights under the TBOC is not known and therefore there is no assurance that this condition will be satisfied.

Spirit and Comanche have structured the merger to qualify as a reorganization for U.S. federal income tax purposes. However, no ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the merger.

The obligations of Spirit and Comanche to complete the merger are conditioned on, among other things, the receipt by Spirit and Comanche of tax opinions from Hunton and Fenimore Kay, respectively, dated as of the date of the completion of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time of the merger and as set forth and referred to in such opinions, the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. However, no ruling has been or will be sought from the U.S. Internal Revenue Service, which we refer to as the IRS, as to the U.S. federal income tax consequences of the merger. There can be no assurance that the IRS will not successfully challenge the intended tax treatment of the merger. In addition, these opinions will be based on certain tax opinion representations and assumptions (as set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”). If any of the tax opinion representations and assumptions are incorrect, incomplete or false, or are violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this document.

Each Spirit shareholder and Comanche shareholder is urged to read the discussion under “Material U.S. Federal Income Tax Consequences of the Merger,” and to consult his, her or its own tax advisor for a full understanding of the tax consequences to such shareholder of the merger.

Risks Related to Spirit’s Business

Spirit conducts its operations exclusively in Texas, specifically in the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas, which imposes risks and may magnify the consequences of any regional or local economic downturn affecting its Texas markets, including any downturn in the energy, technology or real estate sectors.

Spirit conducts its operations exclusively in Texas, specifically in the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas, and, as of June 30, 2018, the substantial majority of the loans in Spirit’s loan portfolio were made to borrowers who live and/or conduct business in its Texas markets. Likewise, as of such date, the substantial majority of Spirit’s secured loans were secured by collateral located in Texas. Accordingly, Spirit is exposed to risks associated with a lack of geographic diversification. The economic conditions in Texas significantly affect Spirit’s business, financial condition, results of operations and future prospects, and any adverse economic developments, among other things, could negatively affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans and reduce the value of Spirit’s loans and loan servicing portfolio. Any regional or local economic downturn that affects Spirit’s Texas markets, its existing or prospective borrowers or property values in its market areas may affect Spirit and its profitability more significantly and more adversely than Spirit’s competitors whose operations are less geographically focused.

The economies in Spirit’s Texas markets are also highly dependent on the energy sector as well as the technology and real estate sectors. In particular, a decline in or volatility of the prices of crude oil or natural gas could adversely affect many of Spirit’s customers. Any downturn or adverse development in its Texas markets, including as a result of a downturn in the energy, technology or real estate sectors could have a material adverse impact on Spirit’s financial condition and results of operations.

Spirit may not be able to implement aspects of its growth strategy, which may affect its ability to maintain its historical earnings trends.

Spirit’s strategy focuses on organic growth, supplemented by acquisitions. Spirit may not be able to execute on aspects of its growth strategy to sustain its historical rate of growth or may not be able to grow at all. More specifically, Spirit may not be able to generate sufficient new loans and deposits within acceptable risk and expense tolerances, obtain the personnel or funding necessary for additional growth or find suitable acquisition candidates. Various factors, such as economic conditions and competition, may impede or prohibit the growth of Spirit’s operations, the opening of new branches and the consummation of acquisitions. Further, Spirit may be unable to attract and retain experienced bankers, which could adversely affect its growth. The success of Spirit’s strategy also depends on its ability to effectively manage growth, which is dependent upon a number of factors, including Spirit’s ability to adapt its existing credit, operational, technology and governance infrastructure to accommodate expanded operations. If Spirit fails to implement one or more aspects of its strategy, Spirit may be unable to maintain its historical earnings trends, which could have an adverse effect on its business.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Spirit’s business, financial condition and results of operations.

Spirit is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its industry and markets. Although economic conditions have improved in recent years, financial institutions continue to be affected by volatility in the real estate market in some parts of the country, a prolonged period of lower crude oil and natural gas prices and uncertain regulatory and interest rate conditions. Spirit retains direct exposure to the residential and commercial real estate markets in Texas, particularly in the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas, and is affected by these conditions. Spirit’s markets have also recently been affected by Hurricane Harvey, which could have a materially adverse impact on its business, financial condition and operations. See “—Spirit’s primary markets are susceptible to severe weather events that could negatively impact the economies of its markets, its operations or its customers, any of which impacts could have a material adverse effect on Spirit’s business, financial condition and results of operations.”

Spirit’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its loan portfolio is made more complex by uncertain market and economic conditions, including a prolonged period of lower crude oil and natural gas prices and market and economic conditions resulting from severe weather events. Another national economic recession or deterioration of conditions in Spirit’s markets could drive losses beyond that which is provided for in its allowance for loan and lease losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in non-performing assets and foreclosures;

•	decreases in demand for Spirit’s products and services, which could adversely affect its liquidity position; and

•	decreases in the value of the collateral securing Spirit’s loans, especially real estate, which could reduce customers’ borrowing power and repayment ability.

Although real estate markets have stabilized in portions of the United States, a resumption of declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, including a prolonged period of lower crude oil and natural gas and market and economic conditions resulting from severe weather events, could have an adverse effect on Spirit’s borrowers or their customers, which could adversely affect Spirit’s business, financial condition and results of operations.

Spirit’s primary markets are susceptible to severe weather events that could negatively impact the economies of its markets, its operations or its customers, any of which impacts could have a material adverse effect on Spirit’s business, financial condition and results of operations.

Tornadoes, droughts, wildfires, flooding, hurricanes, hailstorms, damaging winds, tropical storms and other natural disasters and severe weather events can have an adverse impact on Spirit’s business, financial condition and operations, cause widespread property damage and have the potential to significantly depress the local economies in which Spirit operates. Spirit operates banking locations in the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas, which are susceptible to hurricanes, tropical storms and other natural disasters and severe weather conditions. For example, in late August 2017, Hurricane Harvey, a Category 4 hurricane when it made landfall on the Texas gulf coast, caused extensive and costly damage across Southeast Texas. The Houston area received between 36 and 48 inches of rainfall, which resulted in catastrophic flooding and unprecedented damage to residences and businesses. Spirit is currently unable to predict with certainty the full impact of the storm on the markets in which Spirit operates, including any adverse impact on its customers and its loan and deposit activities and credit exposures.

Future severe weather events in Spirit’s markets could potentially result in extensive and costly property damage to businesses and residences, force the relocation of residents and significantly disrupt economic activity in its markets. Spirit cannot predict the extent of damage that may result from such severe weather events, which will depend on a variety of factors that are beyond Spirit’s control, including, but not limited to, the severity and duration of the event, the timing and level of government responsiveness and the pace of economic recovery. If the economies in Spirit’s primary markets experience an overall decline as a result of a catastrophic event, demand for loans and Spirit’s other products and services could decline. In addition, the rates of delinquencies, foreclosures, bankruptcies and losses on Spirit’s loan portfolios may increase substantially after events such as hurricanes, as uninsured property losses, interruptions of Spirit’s customers’ operations or sustained job interruption or loss may materially impair the ability of borrowers to repay their loans. Moreover, the value of real estate or other collateral that secures Spirit’s loans could be materially and adversely affected by a catastrophic event. A severe weather event, therefore, could have a materially adverse impact on Spirit’s financial condition, results of operations and business, as well as potentially increase its exposure to credit and liquidity risks.

Spirit’s strategy of pursuing acquisitions exposes it to financial, execution and operational risks that could have a material adverse effect on its business, financial condition, results of operations and future prospects.

Spirit intends to continue pursuing a strategy that includes acquisitions. An acquisition strategy involves significant risks, including the following:

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth within acceptable risk tolerances;

•	maintaining asset quality;

•	retaining customers and key personnel;

•	obtaining necessary regulatory approvals, which Spirit may have difficulty obtaining or be unable to obtain;

•	conducting adequate due diligence and managing known and unknown risks and uncertainties;

•	integrating acquired businesses; and

•	maintaining adequate regulatory capital.

The market for acquisition targets is highly competitive, which may adversely affect Spirit’s ability to find acquisition candidates that fit its strategy and standards. Spirit faces significant competition in pursuing acquisition targets from other banks and financial institutions, many of which possess greater financial, human, technical and other resources than Spirit does. Spirit’s ability to compete in acquiring target institutions will depend on its available financial resources to fund the acquisitions, including the amount of cash and cash equivalents Spirit has and the liquidity and market price of the Spirit common stock. In addition, increased competition may also drive up the acquisition consideration that Spirit will be required to pay in order to successfully capitalize on attractive acquisition opportunities. To the extent that Spirit is unable to find suitable acquisition targets, an important component of its growth strategy may not be realized.

Acquisitions of financial institutions also involve operational risks and uncertainties, such as unknown or contingent liabilities with no available manner of recourse, exposure to unexpected problems such as asset quality, the retention of key employees and customers and other issues that could negatively affect Spirit’s business. Spirit may not be able to complete future acquisitions or, if completed, Spirit may not be able to successfully integrate the operations, technology platforms, management, products and services of the entities that it acquires or successfully eliminate redundancies. The integration process may also require significant time and attention from Spirit’s management that would otherwise be directed toward servicing existing business and developing new business. Failure to successfully integrate the entities Spirit acquires into its existing operations in a timely manner may increase Spirit’s operating costs significantly and adversely affect its business, financial condition and results of operations. Further, acquisitions in Texas typically involve the payment of a premium over book and market values. Therefore, some dilution of Spirit’s tangible book value and earnings per share may occur in connection with any future acquisition, and the carrying amount of any goodwill that Spirit currently maintains or may acquire may be subject to impairment in future periods.

SBA lending is an important part of Spirit’s business. Spirit’s SBA lending program is dependent upon the federal government and Spirit’s status as a participant in the SBA’s Preferred Lenders Program, and Spirit faces specific risks associated with originating SBA loans and selling the guaranteed portion thereof.

Spirit has been approved by the Small Business Administration, which we refer to as the SBA, to participate in the SBA’s Preferred Lenders Program. As an SBA Preferred Lender, Spirit enables its clients to obtain SBA loans without being subject to the potentially lengthy SBA approval process necessary for lenders that are not SBA Preferred Lenders. The SBA periodically reviews the lending operations of participating lenders to assess, among other things, whether the lender exhibits prudent risk management. When weaknesses are identified, the SBA may request corrective actions or impose enforcement actions, including revocation of the lender’s Preferred Lender status. If Spirit loses its status as an SBA Preferred Lender, it may lose some or all of its customers to lenders who are SBA Preferred Lenders, which could adversely affect Spirit’s business, financial condition and results of operations.

Spirit generally sells the guaranteed portion of its SBA 7(a) loans in the secondary market. These sales have resulted in both premium income for Spirit at the time of sale, and created a stream of future servicing income. There can be no assurance that Spirit will be able to continue originating these loans, that a secondary market for these loans will continue to exist or that Spirit will continue to realize premiums upon the sale of the guaranteed portion of these loans. When Spirit sells the guaranteed portion of its SBA 7(a) loans, Spirit incurs credit risk on the non-guaranteed portion of the loans, and if a customer defaults on the non-guaranteed portion of a loan, Spirit shares any loss and recovery related to the loan pro-rata with the SBA.

The laws, regulations and standard operating procedures that are applicable to SBA loan products may change in the future. Spirit cannot predict the effects of these changes on its business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, especially Spirit’s organization, changes in the laws, regulations and procedures applicable to SBA loans could adversely affect Spirit’s ability to operate profitably. In addition, the aggregate amount of SBA 7(a) and 504 loan guarantees by the SBA must be approved each fiscal year by the federal government. Spirit cannot predict the amount of SBA 7(a) loan guarantees in any given fiscal year. If the federal government were to reduce the amount of SBA loan guarantees, such reduction could adversely impact Spirit’s SBA lending program, including making and selling the guaranteed portion of fewer SBA 7(a) and 504 loans.

The SBA may not honor its guarantees if Spirit does not originate loans in compliance with SBA guidelines.

As of June 30, 2018, SBA 7(a) and 504 program loans of $72.4 million comprised 7.9% of Spirit’s loan portfolio and Spirit intends to grow this segment of its portfolio in the future. SBA lending programs typically guarantee 75.0% of the principal on an underlying loan. If the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced by Spirit, the SBA may seek recovery of the principal loss related to the deficiency from Spirit notwithstanding that a portion of the loan was guaranteed by the SBA, which could adversely affect Spirit’s business, financial condition and results of operations. While Spirit follows the SBA’s underwriting guidelines, Spirit’s ability to do so depends on the knowledge and diligence of its employees and the effectiveness of controls it has established. If Spirit’s employees do not follow the SBA guidelines in originating loans and if Spirit’s loan review and audit programs fail to identify and rectify such failures, the SBA may reduce or, in some cases, refuse to honor its guarantee obligations and Spirit may incur losses as a result.

Loans to and deposits from foreign nationals are an important part of Spirit’s business and Spirit faces specific risks associated with foreign nationals.

As of June 30, 2018, loans to foreign nationals of $123.7 million comprised 13.5% of Spirit’s loan portfolio and deposits from foreign nationals of $24.3 million comprised 2.9% of Spirit’s total deposits. Spirit defines foreign nationals as those who derive more than 50.0% of their personal income from non-U.S. sources. Spirit intends to grow this segment of its loan and deposit portfolio in the future. These borrowers typically lack a U.S. credit history and have a potential to leave the United States without fulfilling their mortgage obligation and leaving Spirit with little recourse to them personally. Additionally, transactions with foreign nationals place additional pressure on Spirit’s policies, procedures and systems for complying with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

Spirit’s ability to develop bankers, retain bankers and recruit additional successful bankers is critical to the success of its business strategy, and any failure to do so could adversely affect Spirit’s business, financial condition, results of operations and future prospects.

Spirit’s ability to retain and grow its loans, deposits and fee income depends upon the business generation capabilities, reputation and relationship management skills of its bankers, many of whom Spirit develops internally. If Spirit were to lose the services of any of its bankers, including successful bankers employed by financial institutions that Spirit may acquire, to a new or existing competitor or otherwise, or fail to successfully develop bankers internally, Spirit may not be able to retain valuable relationships and some of its customers could choose to use the services of a competitor instead of Spirit’s services. Spirit’s growth strategy also relies on its ability to attract and retain additional profitable bankers. Spirit may face difficulties in recruiting and retaining bankers of its desired caliber due to competition from other financial institutions. In particular, many of Spirit’s competitors are significantly larger with greater financial resources, and may be able to offer more attractive compensation packages and broader career opportunities. Additionally, Spirit may incur significant expenses and expend significant time and resources on training, integration and business development before it is able to determine whether a new banker will be profitable or effective. If Spirit is unable to develop, attract or retain successful bankers, or if its bankers fail to meet its expectations in terms of customer relationships and profitability, Spirit may be unable to execute its business strategy and Spirit’s business, financial condition, results of operations and future prospects may be adversely affected.

Loss of Spirit’s executive officers or other key employees could impair Spirit’s relationships with its customers and adversely affect its business.

Spirit’s success is dependent upon the continued service and skills of its executive management team. Spirit’s goals, strategies and marketing efforts are closely tied to the banking philosophy and strengths of Spirit’s executive management, including its Chairman and Chief Executive Officer, Dean O. Bass, and its President, David M. McGuire. Spirit’s success is also dependent in part on the continued service of its market presidents and relationship managers. The loss of services of any of these key personnel could adversely affect Spirit’s business because of their skills, years of industry experience, relationships with customers and the difficulty of promptly finding qualified replacement personnel. Although Spirit has employment agreements with many of its executive officers and key employees, Spirit cannot guarantee that these executive officers or key employees will continue to be employed with Spirit in the future.

Greater seasoning of Spirit’s loan portfolio could expose Spirit to increased credit risks.

The business of lending is inherently risky, including risks that the principal of or interest on any loan will not be repaid timely or at all or that the value of any collateral supporting the loan will be insufficient to cover Spirit’s outstanding exposure. Spirit’s loan portfolio has grown to $917.5 million as of June 30, 2018, from $869.1 million as of December 31, 2017, and $839.7 million as of June 30, 2017. It is difficult to assess the future performance of acquired or recently originated loans because Spirit’s relatively limited experience with such loans does not provide it with a significant payment history from which to judge future collectability. These loans may experience higher delinquency or charge-off levels than Spirit’s historical loan portfolio experience, which could adversely affect Spirit’s business, financial condition and results of operations.

The small- to medium-sized businesses that Spirit lends to may have fewer resources to weather adverse business developments, which may impair a borrower’s ability to repay a loan, and such impairment could adversely affect Spirit’s results of operations and financial condition.

Spirit focuses its business development and marketing strategy primarily on small- to medium-sized businesses, which it defines as commercial borrowing relationships with customers with revenues of $3.0 million to $30.0 million. Small- to medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower’s ability to repay a loan. In addition, the success of a small and medium-sized business often depends on the management skills, talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have a material adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact Spirit’s primary service areas specifically or Texas generally and small- to medium-sized businesses are adversely affected or Spirit’s borrowers are otherwise affected by adverse business developments, Spirit’s business, financial condition and results of operations could be adversely affected.

If Spirit’s allowance for loan and lease losses is not sufficient to cover actual loan losses, Spirit’s earnings may be affected.

Spirit establishes its allowance for loan and lease losses and maintains it at a level considered adequate by management to absorb probable loan losses based on Spirit’s analysis of its loan portfolio and market environment. Management maintains an allowance for loan and lease losses based upon, among other things, (i) historical experience, (ii) an evaluation of local, regional and national economic conditions, (iii) regular reviews of delinquencies and loan portfolio quality, (iv) current trends regarding the volume and severity of past due and problem loans, (v) the existence and effect of concentrations of credit and (vi) results of regulatory examinations. Based on such factors, management makes various assumptions and judgments about the ultimate collectability of the respective loan portfolios. Although Spirit believes that the allowance for loan and lease losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to nonperforming or performing loans. Material additions to the allowances for loan losses would result in a decrease in Spirit’s net income and its capital balance. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond Spirit’s control and these losses may exceed current estimates.

As of June 30, 2018, Spirit’s allowance for loan and lease losses was $6.0 million, which represents 0.66% of its loans held for investment and 148.92% of its total nonperforming loans. Loans acquired are initially recorded at fair value, which includes an estimate of credit losses expected to be realized over the remaining lives of the loans, and therefore no corresponding allowance for loan and lease losses is recorded for these loans at acquisition. Additional loan losses will likely occur in the future and may occur at a rate greater than Spirit has previously experienced. Spirit may be required to take additional provisions for loan and lease losses in the future to further supplement the allowance for loan and lease losses, either due to management’s decision to do so or requirements by Spirit’s banking regulators. In addition, bank regulatory agencies will periodically review Spirit’s allowance for loan and lease losses and the value attributed to nonaccrual loans or to real estate acquired through foreclosure. Such regulatory agencies may require Spirit to recognize future charge-offs. These adjustments could adversely affect Spirit’s business, financial condition and results of operations.

A large portion of Spirit’s loan portfolio is comprised of commercial loans secured by receivables, promissory notes, inventory, equipment or other commercial collateral, the deterioration in value of which could increase the potential for future losses.

As of June 30, 2018, $150.0 million, or 16.4% of Spirit’s loans held for investment, was comprised of commercial loans to businesses. In general, these loans are collateralized by general business assets including, among other things, accounts receivable, promissory notes, inventory and equipment and most are backed by a personal guaranty of the borrower or principal. These commercial loans are typically larger in amount than loans to individuals and, therefore, have the potential for larger losses on a single loan basis. Additionally, the repayment of commercial loans is subject to the ongoing business operations of the borrower. The collateral securing such loans generally includes moveable property such as equipment and inventory, which may decline in value more rapidly than Spirit anticipates exposing Spirit to increased credit risk. A portion of Spirit’s commercial loans are secured by promissory notes that evidence loans made by Spirit to borrowers that in turn make loans to others that are secured by real estate. Accordingly, negative changes in the economy affecting real estate values and liquidity could impair the value of the collateral securing these loans. Significant adverse changes in the economy or local market conditions in which Spirit’s commercial lending customers operate could cause rapid declines in loan collectability and the values associated with general business assets resulting in inadequate collateral coverage that may expose Spirit to credit losses and could adversely affect Spirit’s business, financial condition and results of operations.

Because a portion of Spirit’s loan portfolio is comprised of 1-4 single family residential real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing Spirit’s real estate loans and result in loan and other losses.

As of June 30, 2018, $238.6 million, or 26.0% of Spirit’s loans held for investment, was comprised of loans with 1-4 single family residential real estate as a primary component of collateral. As a result, adverse developments affecting real estate values in Texas, particularly in the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas, could increase the credit risk associated with Spirit’s real estate loan portfolio. Real estate values in many Texas markets have experienced periods of fluctuation over the last five years. The market value of real estate can fluctuate significantly in a short period of time. Adverse changes affecting real estate values and the liquidity of real estate in one or more of Spirit’s markets could increase the credit risk associated with its loan portfolio and could result in losses that adversely affect Spirit’s credit quality, financial condition and results of operations. Negative changes in the economy affecting real estate values and liquidity in Spirit’s market areas could significantly impair the value of property pledged as collateral on loans and affect Spirit’s ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in losses on such loans. Such declines and losses could have a material adverse impact on Spirit’s business, results of operations and growth prospects. If real estate values decline, it is also more likely that Spirit would be required to increase its allowance for loan and lease losses, which could adversely affect Spirit’s business, financial condition and results of operations.

Spirit’s commercial real estate and construction, land and development loan portfolios expose it to credit risks that could be greater than the risks related to other types of loans.

As of June 30, 2018, $305.4 million, or 33.3% of Spirit’s loans held for investment, was comprised of commercial real estate loans (including owner-occupied commercial real estate loans and multifamily loans) and $152.6 million, or 16.6% of Spirit’s loans held for investment, was comprised of construction, land and development loans. These loans typically involve repayment dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service. The availability of such income for repayment may be adversely affected by changes in the economy or local market conditions. These loans expose a lender to greater credit risk than loans secured by other types of collateral because the collateral securing these loans is typically more difficult to liquidate due to the fluctuation of real estate values. Additionally, nonowner-occupied commercial real estate loans generally involve relatively large balances to single borrowers or related groups of borrowers. Unexpected deterioration in the credit quality of Spirit’s nonowner-occupied commercial real estate loan portfolio could require Spirit to increase its allowance for loan and lease losses, which would reduce its profitability and could have a material adverse effect on Spirit’s business, financial condition and results of operations.

Construction, land and development loans also involve risks attributable to the fact that loan funds are secured by a project under construction and the project is of uncertain value prior to its completion. It can be difficult to accurately evaluate the total funds required to complete a project, and this type of lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If Spirit is forced to foreclose on a project prior to completion, it may be unable to recover the entire unpaid portion of the loan. In addition, Spirit may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time, any of which could adversely affect Spirit’s business, financial condition and results of operations.

A failure in or breach of Spirit’s operational or security systems, or those of its third-party service providers, including as a result of cyber-attacks, could disrupt Spirit’s business, result in unintentional disclosure or misuse of confidential or proprietary information, damage its reputation, increase its costs and cause losses.

As a financial institution, Spirit’s operations rely heavily on the secure data processing, storage and transmission of confidential and other information on Spirit’s computer systems and networks. Any failure, interruption or breach in security or operational integrity of these systems could result in failures or disruptions in Spirit’s online banking system, customer relationship management, general ledger, deposit and loan servicing and other systems. The security and integrity of Spirit’s systems could be threatened by a variety of interruptions or information security breaches, including those caused by computer hacking, cyber-attacks, electronic fraudulent activity or attempted theft of financial assets. Spirit cannot assure you that any such failures, interruptions or security breaches will not occur, or if they do occur, that they will be adequately addressed. While Spirit has certain protective policies and procedures in place, the nature and sophistication of the threats continue to evolve. Spirit may be required to expend significant additional resources in the future to modify and enhance its protective measures.

Additionally, Spirit faces the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate its business activities, including exchanges, clearing agents, clearing houses or other financial intermediaries. Such parties could also be the source of an attack on, or breach of, Spirit’s operational systems. Any failures, interruptions or security breaches in Spirit’s information systems could damage its reputation, result in a loss of customer business, result in a violation of privacy or other laws, or expose Spirit to civil litigation, regulatory fines or losses not covered by insurance.

Spirit’s business is dependent on the successful and uninterrupted functioning of its information technology and telecommunications systems and third-party service providers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt Spirit’s operations. Because Spirit’s information technology and telecommunications systems interface with and depend on third-party systems, Spirit could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise Spirit’s ability to operate effectively, damage its reputation, result in a loss of customer business and/or subject Spirit to additional regulatory scrutiny and possible financial liability, any of which could materially adversely affect Spirit’s business, financial condition, results of operations and future prospects.

Spirit may be subject to additional credit risk with respect to loans that it makes to other lenders.

As a part of its commercial lending activities, Spirit may make loans to customers that, in turn, make commercial and residential real estate loans to other borrowers. When Spirit makes a loan of this nature, it takes as collateral the promissory notes issued by the end borrowers to Spirit’s customer, which are themselves secured by the underlying real estate. Although the loans to Spirit’s customers are subject to the risks inherent in commercial lending generally, Spirit is also exposed to additional risks, including those related to commercial and residential real estate lending, as the ability of Spirit’s customer to repay the loan from Spirit can be affected by the risks associated with the value and liquidity of the real estate underlying Spirit’s customer’s loans to the end borrowers. Moreover, because Spirit is not lending directly to the end borrower, and because Spirit’s collateral is a promissory note rather than the underlying real estate, Spirit may be subject to risks that are different from those Spirit is exposed to when it makes a loan directly that is secured by commercial or residential real estate. Because the ability of the end borrower to repay its loan from Spirit’s customer could affect the ability of Spirit’s customer to repay its loan from Spirit, Spirit’s inability to exercise control over the relationship with the end borrower and the collateral, except under limited circumstances, could expose it to credit losses that adversely affect Spirit’s business, financial condition and results of operations.

Spirit has a concentration of loans outstanding to a limited number of borrowers, which may increase Spirit’s risk of loss.

Spirit has extended significant amounts of credit to a limited number of borrowers, and as of June 30, 2018, the aggregate amount of loans to Spirit’s 10 and 20 largest borrowers (including related entities) amounted to $66.5 million, or 7.3% of loans held for investment, and $116.7 million, or 12.7% of loans held for investment, respectively. In the event that one or more of these borrowers is not able to make payments of interest and principal in respect of such loans, the potential loss to Spirit is more likely to have a material adverse effect on Spirit’s business, financial condition and results of operations.

Spirit’s municipal loan portfolio may be impacted by the effects of economic stress on municipalities and political subdivisions.

As of June 30, 2018, $50.9 million, or 5.5% of Spirit’s loans held for investment, was comprised of loans outstanding to municipalities and political subdivisions. Widespread concern currently exists regarding the stress on local governments emanating from declining revenues, large unfunded liabilities to government workers and entrenched cost structures. Debt-to-gross domestic product ratios for many municipalities and political subdivisions have been deteriorating due to, among other factors, declines in federal monetary assistance provided as the United States is currently experiencing the largest deficit in its history and lower levels of sales and property tax revenue. Spirit may not be able to mitigate the exposure in its municipal loan portfolio if municipalities and political subdivisions are unable to fulfill their obligations. The risk of widespread borrower defaults may also increase if there are changes in legislation that permit municipalities and political subdivisions to file for bankruptcy protection or if there are judicial interpretations that, in a bankruptcy or other proceeding, lessen the value of any structural protections.

A lack of liquidity could impair Spirit’s ability to fund operations and adversely affect its operations and jeopardize Spirit’s business, financial condition and results of operations.

Liquidity is essential to Spirit’s business. Spirit relies on its ability to generate deposits and effectively manage the repayment and maturity schedules of its loans and investment securities, respectively, to ensure that Spirit has adequate liquidity to fund its operations. An inability to raise funds through deposits, borrowings, the sale of its investment securities, the sale of loans and other sources could have a substantial negative effect on Spirit’s liquidity. Spirit’s most important source of funds is deposits. Deposit balances can decrease when customers perceive alternative investments as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments such as money market funds, Spirit would lose a relatively low-cost source of funds, increasing its funding costs and reducing its net interest income and net income.

Other primary sources of funds consist of cash flows from operations, maturities and sales of investment securities and proceeds from the issuance and sale of Spirit’s equity and debt securities to investors. Additional liquidity is provided by the ability to borrow from the Federal Reserve Bank of Dallas and the Federal Home Loan Bank of Dallas, which we refer to as the FHLB. Spirit also may borrow funds from third-party lenders, such as other financial institutions. Spirit’s access to funding sources in amounts adequate to finance or capitalize its activities, or on terms that are acceptable to Spirit, could be impaired by factors that affect Spirit specifically or the financial services industry or economy generally, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Spirit’s access to funding sources could also be affected by a decrease in the level of its business activity as a result of a downturn in the Texas economy, particularly the local economies in the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas, or by one or more adverse regulatory actions against Spirit.

Any decline in available funding could adversely impact Spirit’s ability to originate loans, invest in securities, meet its expenses or fulfill obligations such as repaying its borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on Spirit’s liquidity and could, in turn, adversely affect Spirit’s business, financial condition and results of operations.

Spirit may need to raise additional capital in the future, and if it fails to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, Spirit’s financial condition, liquidity and results of operations, as well as Spirit’s ability to maintain regulatory compliance, could be adversely affected.

Spirit faces significant capital and other regulatory requirements as a financial institution. Spirit may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs, which could include the possibility of financing acquisitions. In addition, Spirit, on a consolidated basis, and Spirit Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity. Importantly, regulatory capital requirements could increase from current levels, which could require Spirit to raise additional capital or reduce its operations. Spirit’s ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on Spirit’s financial condition and performance. Accordingly, Spirit cannot assure you that it will be able to raise additional capital if needed or on terms acceptable to Spirit. If Spirit fails to maintain capital to meet regulatory requirements, Spirit’s liquidity, business, financial condition and results of operations could be adversely affected.

Fluctuations in interest rates could reduce net interest income and otherwise negatively impact Spirit’s financial condition and results of operations.

The majority of Spirit’s banking assets are monetary in nature and subject to risk from changes in interest rates. Spirit’s profitability depends to a great extent upon the level of Spirit’s net interest income, or the difference between the interest income it earns on loans, investments and other interest-earning assets, and the interest it pays on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or decrease Spirit’s net interest income, because different types of assets and liabilities may react differently and at different times to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly, or to a greater degree than interest-earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly, or to a greater degree than interest-bearing liabilities, falling interest rates could reduce net interest income. Spirit’s interest sensitivity profile was asset sensitive as of June 30, 2018, meaning that Spirit estimates its net interest income would increase more from rising interest rates than from falling interest rates.

Additionally, an increase in interest rates may, among other things, reduce the demand for loans and Spirit’s ability to originate loans and decrease loan repayment rates. A decrease in the general level of interest rates may affect Spirit through, among other things, increased prepayments on its loan portfolio and increased competition for deposits. Accordingly, changes in the level of market interest rates affect Spirit’s net yield on interest-earning assets, loan origination volume, loan portfolio and its overall results. Although Spirit’s asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in market interest rates, those rates are affected by many factors outside of Spirit’s control, including governmental monetary policies, inflation, deflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets.

Spirit could recognize losses on investment securities held in its securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate

While Spirit attempts to invest a significant majority of its total assets in loans, Spirit invests a percentage of its total assets (3.2% as of June 30, 2018) in investment securities with the primary objectives of providing a source of liquidity, providing an appropriate return on funds invested, managing interest rate risk, meeting pledging requirements and meeting regulatory capital requirements. As of June 30, 2018, the fair value of Spirit’s available for sale investment securities portfolio was $34.5 million, which included a net unrealized loss of $1.4 million. On a pro forma basis, approximately 15.9% of Spirit’s total assets will be invested in investment securities and the fair value of Spirit’s available for sale investment securities portfolio will be $227.7 million as of June 30, 2018. Factors beyond Spirit’s control can significantly and adversely influence the fair value of securities in its portfolio. For example, fixed-rate securities are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual borrowers with respect to the underlying securities, and instability in the credit markets. Any of the foregoing factors could cause other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, Spirit may incur realized or unrealized losses in future periods, which could have an adverse effect on Spirit’s business, financial condition and results of operations.

Spirit faces strong competition from financial services companies and other companies that offer banking services, which could adversely affect Spirit’s business, financial condition and results of operations.

Spirit conducts its operations exclusively in Texas, particularly the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas. Many of Spirit’s competitors offer the same, or a wider variety of, banking services within Spirit’s market areas. These competitors include banks with nationwide operations, regional banks and other community banks. Spirit also faces competition from many other types of financial institutions, including savings banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial entities, such as retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing or deposit terms than Spirit can. In addition, a number of out-of-state financial intermediaries have production offices or otherwise solicit loan and deposit products in Spirit’s market areas. Increased competition in Spirit’s markets may result in reduced loans and deposits, as well as reduced net interest margin, fee income and profitability. Ultimately, Spirit may not be able to compete successfully against current and future competitors. If Spirit is unable to attract and retain banking customers, it may be unable to continue to grow its loan and deposit portfolios, and Spirit’s business, financial condition and results of operations could be adversely affected.

Spirit’s ability to compete successfully depends on a number of factors, including, among other things:

•	the ability to develop, maintain and build long-term customer relationships based on top quality service, high ethical standards and safe, sound assets;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which Spirit introduces new products and services relative to its competitors;

•	customer satisfaction with Spirit’s level of service;

•	the ability to expand Spirit’s market position; and

•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken Spirit’s competitive position, which could adversely affect its growth and profitability, which, in turn, could adversely affect Spirit’s business, financial condition and results of operations.

Spirit may not be able to compete with larger competitors for larger customers because Spirit’s lending limits are lower than its competitors.

Spirit’s legal lending limit is significantly less than the limits for many of its competitors, and this may hinder Spirit’s ability to establish relationships with larger businesses in its primary service area. Based on the capitalization of Spirit Bank, Spirit’s legal lending limit was approximately $24.4 million as of June 30, 2018. This legal lending limit will increase or decrease as Spirit Bank’s capital increases or decreases, respectively, as a result of its earnings or losses, among other reasons. Based on Spirit’s current legal lending limit, Spirit may need to sell participations in its loans to other financial institutions in order to meet the lending needs of its customers requiring extensions of credit above these limits. However, Spirit’s ability to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful.

Negative public opinion regarding Spirit or failure to maintain Spirit’s reputation in the communities it serves could adversely affect Spirit’s business and prevent it from growing its business.

As a community bank, Spirit’s reputation within the communities it serves is critical to its success. Spirit believes it has set itself apart from its competitors by building strong personal and professional relationships with its customers and being active members of the communities it serves. As such, Spirit strives to enhance its reputation by recruiting, hiring and retaining employees who Spirit believes share its core values of being an integral part of the communities it serves and delivering superior service to its customers. If Spirit’s reputation is negatively affected by the actions of its employees or otherwise, Spirit may be less successful in attracting new customers, and Spirit’s business, financial condition, results of operations and future prospects could be materially and adversely affected. Further, negative public opinion can expose Spirit to litigation and regulatory action or delay in acting as Spirit seeks to implement its growth strategy.

If Spirit fails to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, Spirit may not be able to accurately report its financial results or prevent fraud.

Spirit’s management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on that system of internal control. Ensuring that Spirit has adequate disclosure controls and procedures, including internal control over financial reporting, in place so that it can produce accurate financial statements on a timely basis is costly and time-consuming and needs to be reevaluated frequently. Spirit’s management may conclude that its internal control over financial reporting is not effective due to its failure to cure any identified material weakness or otherwise. Moreover, even if Spirit’s management concludes that its internal control over financial reporting is effective, Spirit’s independent registered public accounting firm may not conclude that its internal control over financial reporting is effective. In addition, during the course of the evaluation, documentation and testing of its internal control over financial reporting, Spirit may identify deficiencies that Spirit may not be able to remediate in time to meet the deadline imposed by the Securities and Exchange Commission, which we refer to as the SEC, for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act or the FDIC for compliance with the requirement of FDICIA. Any such deficiencies may also subject Spirit to adverse regulatory consequences. If Spirit fails to achieve and maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, Spirit may be unable to report its financial information on a timely basis, Spirit may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act or FDICIA, and Spirit may suffer adverse regulatory consequences or violations of listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the reliability of Spirit’s financial statements.

Spirit could be subject to losses, regulatory action or reputational harm due to fraudulent, negligent or other acts on the part of Spirit’s loan customers, employees or vendors.

Employee errors or employee or customer misconduct could subject Spirit to financial losses or regulatory sanctions and seriously harm Spirit’s reputation. Misconduct by Spirit’s employees could include hiding from Spirit unauthorized activities, improper or unauthorized activities on behalf of Spirit’s customers or improper use of confidential information. It is not always possible to prevent employee errors or employee or customer misconduct, and the precautions Spirit takes to prevent and detect this activity may not be effective in all cases. Employee errors could also subject Spirit to financial claims for negligence.

Spirit maintains a system of internal controls to help mitigate against operational risks, including data processing system failures and errors and fraud, as well as insurance coverage designed to protect Spirit from material losses associated with these risks including losses resulting from any associated business interruption. If Spirit’s internal controls fail to prevent or detect an occurrence or if any resulting loss is not insured or exceeds applicable insurance limits, it could adversely affect Spirit’s business, financial condition and results of operations.

In addition, in deciding whether to extend credit or enter into other transactions with customers and counterparties, Spirit may rely on information furnished by or on behalf of customers and counterparties, including financial statements, property appraisals, title information, employment and income documentation, account information and other financial information. Spirit may also rely on representations of customers and counterparties as to the accuracy and completeness of such information and, with respect to financial statements, on reports of independent auditors. Any such misrepresentation or incorrect or incomplete information may not be detected prior to funding a loan or during Spirit’s ongoing monitoring of outstanding loans. In addition, one or more of Spirit’s employees or vendors could cause a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates Spirit’s loan documentation, operations or systems. Any of these developments could have a material adverse effect on Spirit’s business, financial condition, results of operations and future prospects.

Spirit has a continuing need for technological change, and it may not have the resources to effectively implement new technology, or it may experience operational challenges when implementing new technology.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Spirit’s future success will depend, at least in part, upon its ability to respond to future technological changes and its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in Spirit’s operations as it continues to grow and expand its product and service offerings. Spirit may experience operational challenges as it implements these new technology enhancements or products, which could result in Spirit not fully realizing the anticipated benefits from such new technology or require it to incur significant costs to remedy any such challenges in a timely manner.

These changes may be more difficult or expensive than Spirit anticipates. Many of Spirit’s larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products compared to those that Spirit will be able to provide, which would put Spirit at a competitive disadvantage. Accordingly, Spirit may lose customers seeking new technology-driven products and services to the extent it is unable to provide such products and services.

Spirit’s operations could be interrupted if its third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

Spirit depends on a number of relationships with third-party service providers. Specifically, Spirit receives certain third-party services including, but not limited to, core systems processing, essential web hosting and other

Internet systems, online banking services, deposit processing and other processing services. If these third-party service providers experience difficulties or terminate their services, and Spirit is unable to replace them with other service providers, particularly on a timely basis, Spirit’s operations could be interrupted. If an interruption were to continue for a significant period of time, Spirit’s business, financial condition and results of operations could be adversely affected, perhaps materially. Even if Spirit is able to replace third-party service providers, it may be at a higher cost to Spirit, which could adversely affect Spirit’s business, financial condition and results of operations.

Spirit is subject to environmental liability risk associated with lending activities.

A significant portion of Spirit’s loan portfolio is secured by real property. During the ordinary course of business, Spirit may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Spirit may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Spirit to incur substantial expenses and may materially reduce the affected property’s value or limit Spirit’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Spirit’s exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could adversely affect Spirit’s business, financial condition and results of operations.

Risks Related to Spirit’s Industry and Regulation

Spirit operates in a highly regulated environment and the laws and regulations that govern Spirit’s operations, corporate governance, executive compensation and accounting principles, or changes in them, or Spirit’s failure to comply with them, could adversely affect Spirit.

Spirit is subject to extensive regulation, supervision and legal requirements that govern almost all aspects of its operations. These laws and regulations are not intended to protect Spirit shareholders. Rather, these laws and regulations are intended to protect customers, depositors, the Deposit Insurance Fund and the overall financial stability of the banking system in the United States. These laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which Spirit can engage, limit the dividend or distributions that Spirit Bank can pay to Spirit, restrict the ability of institutions to guarantee any debt Spirit may issue and impose certain specific accounting requirements on Spirit that may be more restrictive and may result in greater or earlier charges to earnings or reductions in Spirit’s capital than generally accepted accounting principles would require. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. Spirit’s failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject Spirit to restrictions on its business activities, fines and other penalties, any of which could adversely affect Spirit’s results of operations, capital base and the price of its securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect Spirit’s business, financial condition and results of operations. The banking industry remains heavily regulated. Compliance with such regulations may increase Spirit’s costs and limit its ability to pursue business opportunities.

The ongoing implementation of the Dodd-Frank Act could adversely affect Spirit’s business, financial condition, and results of operations.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, was signed into law, and the process of implementation is ongoing. The Dodd-Frank Act imposes significant regulatory and compliance changes on many industries, including Spirit’s. There remains significant uncertainty surrounding the manner in which several of the provisions of the Dodd-Frank Act will ultimately be implemented by the various regulatory agencies, and the full extent of the impact of the requirements on Spirit’s operations is unclear. However, the legal and regulatory changes that have resulted from the Dodd-Frank Act impacted the profitability of Spirit’s business activities, required changes to certain of its business practices, required the development of new compliance infrastructure, imposed upon Spirit more stringent capital, liquidity and leverage requirements and adversely affected Spirit’s business. These changes may also require Spirit to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the resulting new requirements or with any future changes in laws or regulations may negatively impact Spirit’s business, financial condition and results of operations.

As a result of the Dodd-Frank Act, Spirit is subject to more stringent capital requirements.

In July 2013, federal banking agencies approved the implementation of the Basel III regulatory capital reforms, which we refer to in Basel III, and issued rules effecting certain changes required by the Dodd-Frank Act. Basel III is applicable to all U.S. banks that are subject to minimum capital requirements as well as to bank and saving and loan holding companies, other than “small bank holding companies” (generally bank holding companies with consolidated assets of less than $1.0 billion). Basel III not only increased most of the required minimum regulatory capital ratios, it introduced new leverage requirements and the concept of a capital conversation buffer. The Basel III capital rules became effective as applied to Spirit and Spirit Bank on January 1, 2015 with a phase-in period that generally extends through January 1, 2019 for many of the changes

The failure to meet applicable regulatory capital requirements could result in one or more of Spirit’s banking regulators placing limitations or conditions on its activities, including its growth initiatives, or restricting the commencement of new activities, and could affect customer and investor confidence, its costs of funds and FDIC insurance costs, its ability to pay dividends on Spirit common stock and its ability to make acquisitions, and Spirit’s business, financial condition and results of operations could be adversely affected. However, the capital simplification provisions of S. 2155 (as described in “–Legislative and regulatory actions taken now or in the future may increase Spirit’s costs and impact its business, governance structure, financial condition and results of operations”) may limit the impact of the regulatory capital requirements on Spirit due to its size.

State and federal banking agencies periodically conduct examinations of Spirit’s business, including compliance with laws and regulations, and Spirit’s failure to comply with any supervisory actions to which it becomes subject as a result of such examinations could adversely affect it.

Texas and federal bank regulatory agencies, including the TDSML, the FDIC and the Federal Reserve, periodically conduct examinations of Spirit’s business, including compliance with laws and regulations. If, as a result of an examination, a Texas or federal bank regulatory agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of Spirit’s operations had become unsatisfactory, or that Spirit, Spirit Bank or their respective management, were in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in Spirit’s capital levels, to restrict Spirit’s growth, to assess civil monetary penalties against Spirit, Spirit Bank or their respective officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate Spirit Bank’s deposit insurance, with the result that Spirit Bank would be closed. If Spirit becomes subject to such regulatory actions, Spirit’s business, financial condition, results of operations and reputation could be adversely affected.

Many of Spirit’s new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict Spirit’s growth.

Spirit intends to complement and expand its business by pursuing strategic acquisitions of financial institutions and other complementary businesses. Generally, Spirit must receive state and federal regulatory approval before it can acquire an FDIC-insured depository institution or related business. In determining whether to approve a proposed acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, Spirit’s financial condition, Spirit’s future prospects and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including Spirit’s record of compliance with the Community Reinvestment Act, which we refer to as the CRA) and Spirit’s effectiveness in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to Spirit, or at all. Spirit may also be required to sell branches or other business lines as a condition to receiving regulatory approval, which condition may not be acceptable to Spirit or, if acceptable to Spirit, may reduce the benefit of any acquisition.

Financial institutions, such as Spirit Bank, face a risk of noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations, and associated enforcement actions.

The Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, which refer to as the USA PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Department of the Treasury, which we refer to as the Treasury Department, to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, which we refer to as the Justice Department,, the Drug Enforcement Administration and the IRS. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the Treasury Department’s Office of Foreign Assets Control.

In order to comply with regulations, guidelines and examination procedures in this area, the dedication of significant resources to an anti-money laundering program is required. Additionally, Spirit’s business relationships with foreign nationals may expose it to greater risk of noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations than other financial institutions who have less expansive business relationships with foreign nationals than Spirit. If Spirit’s policies, procedures and systems are deemed deficient, Spirit could be subject to liability, including fines and regulatory actions such as restrictions on its ability to pay dividends and on expansion opportunities, including acquisitions.

Spirit is subject to numerous lending laws designed to protect consumers, including the CRA and fair lending laws, and failure to comply with these laws could lead to material sanctions and penalties and restrictions on Spirit’s expansion opportunities.

The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Consumer Financial Protection Bureau, which we refer to as the CFPB, the FDIC, the Justice Department and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution’s performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity, and restrictions on expansion activity. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation.

The FDIC’s restoration plan and the related increased assessment rate could adversely affect Spirit’s earnings and results of operations.

As a result of economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased deposit insurance assessment rates, which in turn raised deposit premiums for many insured depository institutions. If these increases are insufficient for the Deposit Insurance Fund to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. Spirit is generally unable to control the amount of premiums that it is required to pay for FDIC insurance. If there are additional financial institution failures that affect the Deposit Insurance Fund, Spirit may be required to pay FDIC premiums higher than current levels. Spirit’s FDIC insurance related costs were $764 thousand, $547 thousand and $431 thousand for the years ended December 31, 2017, 2016 and 2015, respectively. Any future additional assessments, increases or required prepayments in FDIC insurance premiums could adversely affect Spirit’s earnings and results of operations.

The Federal Reserve may require Spirit to commit capital resources to support Spirit Bank.

The Dodd-Frank Act and Federal Reserve require a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the “source of strength” doctrine, a bank holding company may be required to make capital injections into a troubled subsidiary bank at times when the bank holding company may not be inclined to do so and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Accordingly, Spirit could be required to provide financial assistance to Spirit Bank if it experiences financial distress.

Such a capital injection may be required at a time when Spirit’s resources are limited and Spirit may be required to raise capital or borrow the funds to make the required capital injection. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s business, financial condition and results of operations.

Spirit could be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Spirit has exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional clients. Many of these transactions expose Spirit to credit risk in the event of a default by a counterparty or client. In addition, Spirit’s credit risk may be exacerbated when its collateral cannot be foreclosed upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due. Any such losses could adversely affect Spirit’s business, financial condition and results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect Spirit’s business, financial condition and results of operations.

In addition to being affected by general economic conditions, Spirit’s earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the U.S. money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of both the discount rate and the federal funds rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Although Spirit cannot determine the effects of such policies on it at this time, such policies could adversely affect Spirit’s business, financial condition and results of operations.

Legislative and regulatory actions taken now or in the future may increase Spirit’s costs and impact its business, governance structure, financial condition and results of operations.

The Dodd-Frank Act, among other things, imposed new capital requirements on bank holding companies; changed the base for FDIC insurance assessments from a bank’s deposits to a bank’s average consolidated total assets minus average tangible equity; permanently raised the current standard deposit insurance limit to $250,000; and expanded the FDIC’s authority to raise insurance premiums. The Dodd-Frank Act established the CFPB, which has broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards and contains provisions on mortgage-related matters, such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. Compliance with the Dodd-Frank Act and its implementing regulations has and will continue to result in additional operating and compliance costs that could have a material adverse effect on Spirit’s business, financial condition, results of operation and future prospects. Moreover, although the applicability of certain elements of the Dodd-Frank Act is limited to institutions with more than $10.0 billion in assets, there can be no guarantee that such applicability will not be extended in the future or that regulatory agencies or other third parties will not seek to impose such requirements on institutions with less than $10.0 billion in assets, such as Spirit.

The Economic Growth, Regulatory Relief and Consumer Protection Act, which we refer to as S. 2155, was signed into law by President Donald J. Trump on May 24, 2018 and repealed or modified provisions of the Dodd-Frank Act and eased regulations on all but the largest banks.

S. 2155 includes provisions which are designed to improve consumer access to mortgage credit. In addition, S. 2155 includes regulatory relief for certain institutions, whereby, among other things, the law simplifies capital calculations of leverage ratios for community banks that have less than $10.0 billion in total assets, exempts community banks with less than $10.0 billion in total assets from the Volcker Rule, narrows and simplifies the definition of high volatility commercial real estate, and requires the federal banking regulators to raise the asset threshold under the Small Bank Holding Company Policy Statement from $1.0 billion to $3.0 billion. S. 2155 also adds certain protections for consumers, including veterans and active duty military personnel and student borrowers, expanded credit freezes and creation of an identity theft protection database.    S. 2155 requires the enactment of a number of implementing regulations, the details of which may have a material effect on the ultimate impact of the law.

In addition, other new proposals for legislation continue to be introduced in Congress that could further substantially increase regulation of the bank and non-bank financial services industries and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of Spirit’s business activities, require more oversight or change certain of its business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads, and could expose it to additional costs, including increased compliance costs. These changes also may require Spirit to invest significant management attention and resources to make any necessary changes to operations to comply and could adversely affect Spirit’s business, financial condition and results of operations.

Risks Related to Spirit Common Stock

An active trading market for Spirit common stock may not develop.

Spirit completed the initial public offering of its common stock, which we refer to as the IPO, and Spirit common stock began trading on NASDAQ in May 2018. An active trading market for shares of Spirit common stock may not be sustained. If an active trading market is not sustained, you may have difficulty selling your shares of Spirit common stock at an attractive price, or at all. Consequently, you may not be able to sell your shares of Spirit common stock at or above an attractive price at the time that you would like to sell. An inactive market may also impair Spirit’s ability to raise capital by selling Spirit common stock and may impair Spirit’s ability to expand its business by using Spirit common stock as consideration in an acquisition.

The market price of Spirit common stock could be volatile and may fluctuate significantly, which could cause the value of an investment in Spirit common stock to decline.

The market price of Spirit common stock could fluctuate significantly due to a number of factors, many of which are beyond Spirit’s control, including, but not limited to:

•	Spirit’s quarterly or annual earnings, or those of other companies in its industry;

•	actual or anticipated fluctuations in Spirit’s operating results;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the perception that investment in Texas is unattractive or less attractive during periods of low oil or gas prices;

•	the public reaction to Spirit’s press releases, its other public announcements or its filings with the SEC;

•	announcements by Spirit or its competitors of significant acquisitions, dispositions, innovations or new programs and services;

•	threatened or actual litigation;

•	any major change in Spirit’s board of directors or management;

•	changes in financial estimates and recommendations by securities analysts following Spirit common stock;

•	changes in earnings estimates by securities analysts or Spirit’s ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	general economic conditions and overall market fluctuations;

•	the trading volume of Spirit common stock;

•

changes in business, legal or regulatory conditions, or other developments affecting participants in Spirit’s industry, or publicity regarding Spirit’s business or any of its significant customers or competitors;

•	changes in governmental monetary policies, including the policies of the Federal Reserve;

•	future sales of Spirit common stock by Spirit or its directors, executive officers and significant shareholders; and

•	changes in economic conditions in and political conditions affecting Spirit’s target markets.

In particular, the realization of any of the risks described in this “Risk Factors” section could have a material adverse effect on the market price of Spirit common stock and cause the value of Spirit common stock to decline. In addition, the stock market in general, and the market for banks and financial services companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against Spirit, could result in substantial costs, divert its management’s attention and resources and harm Spirit’s business, operating results and financial condition.

The obligations associated with being a public company require significant resources and management attention.

As a public company, Spirit faces increased legal, accounting, administrative and other costs and expenses that Spirit has not incurred as a private company, mainly after it is no longer an emerging growth company. Spirit expects to incur significant incremental costs related to operating as a public company, particularly when it no longer qualifies as an emerging growth company. Spirit is subject to the reporting requirements of the Exchange Act, which require that Spirit file annual, quarterly and current reports with respect to its business and financial condition and proxy and other information statements, and the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board, which we refer to as the PCAOB, and NASDAQ, each of which imposes additional reporting and other obligations on public companies. As a public company, Spirit is required to:

•	prepare and distribute periodic reports, proxy statements and other shareholder communications in compliance with the federal securities laws and rules;

•	expand the roles and duties of Spirit’s board of directors and committees thereof;

•	maintain an internal audit function;

•	institute more comprehensive financial reporting and disclosure compliance procedures;

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above;

•	enhance Spirit’s investor relations function;

•	establish new internal policies, including those relating to trading in Spirit’s securities and disclosure controls and procedures;

•	retain additional personnel;

•	comply with NASDAQ listing standards; and

•	comply with the Sarbanes-Oxley Act.

Spirit expects these rules and regulations and changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Spirit’s investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on Spirit’s business, financial condition and results of operations. These increased costs could require Spirit to divert a significant amount of money that Spirit could otherwise use to expand its business and achieve its strategic objectives.

In connection with the audit of Spirit’s 2016 financial statements, a material weakness in Spirit’s internal control over financial reporting was identified.

In connection with the audit of Spirit’s 2016 financial statements, control deficiencies were identified in Spirit’s financial reporting process that constituted a material weakness for the years ended December 31, 2016 and 2015. The material weakness related to the lack of appropriate level of knowledge, experience and training in generally accepted accounting principles, which we refer to as GAAP, and SEC reporting requirements with respect to equity transactions and Spirit’s SBA servicing asset, resulting in several adjustments to Spirit’s financial statements and also a restatement of its previously issued financial statements as of and for the years ended December 31, 2016 and 2015.

Spirit has since initiated certain measures to remediate this material weakness. For example, Spirit hired a new Chief Financial Officer, a new Chief Accounting Officer and a new Controller, each with what Spirit believes are the necessary skills and expertise to facilitate Spirit’s compliance with FDICIA, the requirements of GAAP, SEC reporting requirements, the Sarbanes-Oxley Act and other regulatory requirements for a publicly-traded financial institution. Spirit believes that it has fully remediated this material weakness and no additional material weaknesses have been identified. However, there can be no assurance that Spirit’s remedial actions will prevent this weakness from re-occurring in the future.

Further, there can be no assurance that Spirit will not suffer from other material weaknesses or significant deficiencies in the future. If Spirit fails to maintain effective internal controls over financial reporting in the future, such failure could result in a material misstatement of Spirit’s annual or quarterly financial statements that would not be prevented or detected on a timely basis and that could cause investors and other users of Spirit’s financial statements to lose confidence in its financial statements, limit its ability to raise capital or make acquisitions and have a negative effect on the trading price of Spirit common stock. Additionally, failure to maintain effective internal controls over financial reporting may also negatively impact Spirit’s operating results and financial condition, impair Spirit’s ability to timely file its periodic and other reports with the SEC, subject Spirit to additional litigation and regulatory actions and cause Spirit to incur substantial additional costs in future periods relating to the implementation of remedial measures.

If securities or industry analysts change their recommendations regarding Spirit common stock or if Spirit’s operating results do not meet their expectations, its stock price could decline.

The trading market for Spirit common stock could be influenced by the research and reports that industry or securities analysts may publish about Spirit or its business. Spirit cannot predict whether any research analysts will cover Spirit and Spirit common stock nor does Spirit have any control over these analysts. If one or more of these analysts cease coverage of Spirit or fail to publish reports on Spirit regularly, Spirit could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline and Spirit common stock to be less liquid. Moreover, if one or more of the analysts who cover Spirit downgrade its stock or if Spirit’s operating results do not meet their expectations, either absolutely or relative to Spirit’s competitors, the price of Spirit common stock could decline significantly.

Future sales or the possibility of future sales of a substantial amount of Spirit common stock may depress the price of shares of Spirit common stock.

Spirit may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing additional shares of Spirit common stock. Future sales or the availability for sale of substantial amounts of Spirit common stock in the public market could adversely affect the prevailing market price of Spirit common stock and could impair its ability to raise capital through future sales of equity securities.

Spirit may issue shares of Spirit common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Spirit common stock, or the number or aggregate principal amount, as the case may be, of other securities that Spirit may issue may in turn be substantial. Spirit may also grant registration rights covering those shares of Spirit common stock or other securities in connection with any such acquisitions and investments.

Spirit cannot predict the size of future issuances of Spirit common stock or the effect, if any, that future issuances and sales of Spirit common stock will have on the market price of Spirit common stock. Sales of substantial amounts of Spirit common stock (including shares of Spirit common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for Spirit common stock and could impair Spirit’s ability to raise capital through future sales of its securities.

Spirit may issue shares of preferred stock in the future, which could make it difficult for another company to acquire Spirit or could otherwise materially adversely affect Spirit shareholders, which could depress the price of Spirit common stock.

Spirit’s certificate of formation authorizes Spirit to issue up to 5,000,000 shares of one or more series of preferred stock. The Spirit board of directors has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by Spirit shareholders. Spirit preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of Spirit common stock. The potential issuance of preferred stock may delay or prevent a change in control of Spirit, discourage bids for Spirit common stock at a premium over the market price and materially adversely affect the market price and the voting and other rights of Spirit shareholders.

Spirit currently has no plans to pay dividends on Spirit common stock, so you may not receive funds without selling your shares of Spirit common stock.

Spirit does not anticipate paying any dividends on Spirit common stock in the foreseeable future. Spirit’s ability to pay dividends on Spirit common stock is dependent on Spirit Bank’s ability to pay dividends to Spirit, which is limited by applicable laws and banking regulations, and may in the future be restricted by the terms of any debt or preferred securities Spirit may incur or issue. Payments of future dividends, if any, will be at the discretion of the Spirit board of directors after taking into account various factors, including Spirit’s business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on its ability to pay dividends. In addition, Spirit’s current line of credit restricts its ability to pay dividends and in the future Spirit may enter into other borrowing or other contractual arrangements that restrict its ability to pay dividends. Accordingly, shares of Spirit common stock should not be purchased by persons who need or desire dividend income from their investment.

Spirit is dependent upon Spirit Bank for cash flow, and Spirit Bank’s ability to make cash distributions is restricted, which could impact Spirit’s ability to satisfy its obligations.

Spirit’s primary asset is Spirit Bank. As such, Spirit depends upon Spirit Bank for cash distributions through dividends on Spirit Bank’s stock to pay Spirit’s operating expenses and satisfy its obligations, including debt obligations. There are numerous laws and banking regulations that limit Spirit Bank’s ability to pay dividends to Spirit. If Spirit Bank is unable to pay dividends to Spirit, Spirit will not be able to satisfy its obligations. Federal and state statutes and regulations restrict Spirit Bank’s ability to make cash distributions to Spirit. These statutes and regulations require, among other things, that Spirit Bank maintain certain levels of capital in order to pay a dividend. Further, federal and state banking authorities have the ability to restrict Spirit Bank’s payment of dividends through supervisory action.

Spirit is an “emerging growth company,” and Spirit cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make Spirit common stock less attractive to investors.

Spirit is an “emerging growth company,” as defined in the JOBS Act, and Spirit has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These exemptions allow Spirit, among other things, to present only two years of audited financial statements and discuss Spirit’s results of operations for only two years in related Management’s Discussions and Analyses; not to provide an auditor attestation of Spirit’s internal control over financial reporting; to choose not to comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and Spirit’s audited financial statements; to provide reduced disclosure regarding Spirit’s executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means Spirit does not have to include a compensation discussion and analysis and certain other disclosure regarding its executive compensation; and not to seek a non-binding advisory vote on executive compensation or golden parachute arrangements. In addition, even if Spirit decides to comply with the greater disclosure obligations of public companies that are not emerging growth companies, Spirit may avail itself of these reduced requirements applicable to emerging growth companies from time to time in the future, so long as it is an emerging growth company. Spirit will remain an emerging growth company for up to five years, though Spirit may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, it is deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700.0 million). Investors and securities analysts may find it more difficult to evaluate Spirit common stock because Spirit may rely on one or more of these exemptions, and, as a result, investor confidence and the market price of Spirit common stock may be materially and adversely affected.

Spirit shareholders may be deemed to be acting in concert or otherwise in control of Spirit, which could impose notice, approval and ongoing regulatory requirements and result in adverse regulatory consequences for such holders.

Spirit is subject to the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, and federal and state banking regulation, that will impact the rights and obligations of owners of Spirit common stock, including, for example, Spirit’s ability to declare and pay dividends on Spirit common stock. Shares of Spirit common stock are voting securities for purposes of the BHC Act and any bank holding company or foreign bank that is subject to the BHC Act may need approval to acquire or retain 5.0% or more of the then outstanding shares of Spirit common stock, and any holder (or group of holders deemed to be acting in concert) may need regulatory approval to acquire or retain 10.0% or more of the shares of Spirit common stock. A holder or group of holders may also be deemed to control Spirit if they own 25.0% or more of its total equity. Under certain limited circumstances, a holder or group of holders acting in concert may exceed the 25.0% threshold and not be deemed to control Spirit until they own 33.3% or more of its total equity. The amount of total equity owned by a holder or group of holders acting in concert is calculated by aggregating all shares held by the holder or group, whether as a combination of voting or non-voting shares or through other positions treated as equity for regulatory or accounting purposes and meeting certain other conditions. Spirit shareholders should consult their own counsel with regard to regulatory implications.

Spirit’s directors and executive officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

Due to the significant ownership interests of Spirit’s directors and executive officers, its directors and executive officers are able to exercise significant influence over its management and affairs. For example, Spirit’s directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders.

An investment in Spirit common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in Spirit common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in Spirit common stock is inherently risky for the reasons described herein. As a result, if you acquire Spirit common stock, you could lose some or all of your investment.

Spirit’s corporate organizational documents and certain corporate and banking provisions of Texas law to which it is subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult or prevent an attempted acquisition of Spirit that you may favor.

Spirit’s certificate of formation and bylaws contain certain provisions that may have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control of Spirit. These provisions include:

•	staggered terms for directors, who may only be removed for cause;

•

authorization for the Spirit board of directors to issue shares of one or more series of preferred stock without shareholder approval and upon such terms as the Spirit board of directors may determine;

•	a prohibition of shareholder action by less than unanimous written consent;

•	a prohibition of cumulative voting in the election of directors;

•	a provision establishing certain advance notice procedures for nomination of candidates for election of directors and for shareholder proposals; and

•

a limitation on the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 50.0% of the shares of Spirit common stock that are issued, outstanding and entitled to vote.

These provisions could discourage potential acquisition proposals and could delay or prevent a change in control of Spirit, even in the case where Spirit shareholders may consider such proposals, if effective, desirable.

Spirit’s certificate of formation does not provide for cumulative voting for directors and authorizes the Spirit board of directors to issue shares of preferred stock without shareholder approval and upon such terms as the Spirit board of directors may determine. The issuance of Spirit preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Spirit. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control.

In addition, banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. These laws could delay or prevent an acquisition.

Spirit’s certificate of formation contains an exclusive forum provision that limits the judicial forums where Spirit shareholders may initiate derivative actions and certain other legal proceedings against Spirit and its directors and officers.

Spirit’s certificate of formation provides that the state and federal courts located in Montgomery County, Texas will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on Spirit’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty, (iii) any action asserting a claim against Spirit or any of its directors or officers arising pursuant to the TBOC, Spirit’s certificate of formation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of Spirit’s certificate of formation or bylaws, or (v) any action asserting a claim against Spirit or any of its directors or officers that is governed by the internal affairs doctrine. The choice of forum provision in Spirit’s certificate of formation may limit Spirit shareholders’ ability to obtain a favorable judicial forum for disputes with Spirit. Alternatively, if a court were to find the choice of forum provision contained in Spirit’s certificate of formation to be inapplicable or unenforceable in an action, Spirit may incur additional costs associated with resolving such action in other jurisdictions, which could harm Spirit’s business, operating results and financial condition.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This document and any other written or oral statements made by Spirit and Comanche from time to time may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this document, regarding strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this document and the documents incorporated or deemed incorporated into this document by reference, the words “plan,” “endeavor,” “will”, “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are (or were when made) based on current expectations and assumptions about future events and are (or were when made) based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in the “Risk Factors” section of this document.

There are or will be important factors that could cause Spirit’s or Comanche’s actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the following:

•

risks related to the merger, including the failure of Comanche’s shareholders to approve the Comanche merger proposal or the failure of Spirit’s shareholders to approve either the Spirit merger proposal or the Spirit stock issuance proposal;

•	the ability of Spirit and Comanche to obtain the required regulatory approvals of the merger, the second merger and the bank merger on the proposed terms and schedule;

•	the ability of Spirit to successfully combine and integrate the businesses of Spirit and Comanche;

•

risks related to the concentration of Spirit’s business in Texas, and in the Houston, Bryan/College Station and Dallas/Fort Worth metropolitan areas in particular, including risks associated with any downturn in the real estate sector and risks associated with a decline in the values of single family homes in its Texas markets;

•	general market conditions and economic trends nationally, regionally and particularly in Spirit’s Texas markets, including a decrease in or the volatility of oil and gas prices;

•

risks related to Spirit’s concentration in Spirit’s primary markets, which are susceptible to severe weather events that could negatively impact the economies of its markets, its operations or its customers, any of which could have a material adverse effect on Spirit’s business, financial condition and results of operations;

•	Spirit’s ability to implement its growth strategy, including identifying and consummating suitable acquisitions;

•

risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions and possible failures in realizing the anticipated benefits from acquisitions;

•

changes in Small Business Administration, which we refer to as SBA, loan products, including specifically the Section 7(a) program and Section 504 loans, or changes in SBA standard operating procedures;

•	risks associated with Spirit’s loans to and deposit accounts from foreign nationals;

•	Spirit’s ability to develop, recruit and retain successful bankers that meet its expectations in terms of customer relationships and profitability;

•	Spirit’s dependence on its management team, including its ability to retain executive officers and key employees and their customer and community relationships;

•	risks associated with the relatively unseasoned nature of a significant portion of Spirit’s loan portfolio;

•	risks related to Spirit’s strategic focus on lending to small to medium-sized businesses;

•	the accuracy and sufficiency of the assumptions and estimates Spirit makes in establishing reserves for potential loan losses and other estimates;

•	the risk of deteriorating asset quality and higher loan charge-offs;

•	the time and effort necessary to resolve nonperforming assets;

•	risks associated with Spirit’s commercial loan portfolio, including the risk for deterioration in value of the general business assets that generally secure such loans;

•	risks associated with Spirit’s nonfarm, nonresidential and construction loan portfolios, including the risks inherent in the valuation of the collateral securing such loans;

•	potential changes in the prices, values and sales volumes of commercial and residential real estate securing Spirit’s real estate loans;

•	risks related to the significant amount of credit that Spirit has extended to a limited number of borrowers and in a limited geographic area;

•	Spirit’s ability to maintain adequate liquidity and to raise necessary capital to fund its acquisition strategy and operations or to meet increased minimum regulatory capital levels;

•	material decreases in the amount of deposits Spirit holds, or a failure to grow Spirit’s deposit base as necessary to help fund its growth and operations;

•	changes in market interest rates that affect the pricing of Spirit’s loans and deposits and its net interest income;

•	potential fluctuations in the market value and liquidity of Spirit’s investment securities;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	Spirit’s ability to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting;

•	risks associated with fraudulent, negligent, or other acts by Spirit’s customers, employees or vendors;

•	Spirit’s ability to keep pace with technological change or difficulties when implementing new technologies;

•	risks associated with system failures or failures to protect against cybersecurity threats, such as breaches of Spirit’s network security;

•	risks associated with data processing system failures and errors;

•	potential impairment on the goodwill Spirit has recorded or may record in connection with business acquisitions;

•	the initiation and outcome of litigation and other legal proceedings against Spirit or to which Spirit becomes subject;

•	Spirit’s ability to comply with various governmental and regulatory requirements applicable to financial institutions, including regulatory requirements to maintain minimum capital levels;

•

the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by Spirit’s regulators, such as further implementation of the Dodd-Frank Act;

•

governmental monetary and fiscal policies, including the policies of the Federal Reserve as well as legislative and regulatory changes, including as a result of initiatives of the administration of President Donald J. Trump;

•	Spirit’s ability to comply with supervisory actions by federal and state banking agencies;

•	changes in the scope and cost of FDIC insurance and other coverage; and

•	systemic risks associated with the soundness of other financial institutions.

Other factors not identified above, including those described under the headings “Risk Factors” in this document, may also cause actual results to differ materially from those described in any forward-looking statements. Most of these factors are difficult to anticipate, are generally beyond the control of Spirit and Comanche and may prove to be inaccurate. You should consider these factors in connection with considering any forward-looking statements.

All forward-looking statements, expressed or implied, included in this document are expressly qualified in their entirety by these cautionary statements. These cautionary statements should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Forward-looking statements speak only as of the date they were made. Except as otherwise required by applicable law, Spirit and Comanche disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

THE SPIRIT SPECIAL MEETING

This section contains information for Spirit shareholders about the Spirit special meeting that Spirit has called to allow its shareholders to consider and vote on the Spirit merger proposal and the Spirit stock issuance proposal. Spirit is mailing this document to you, as a Spirit shareholder, on or about                , 2018. This document is accompanied by a notice of the Spirit special meeting and a form of proxy card that the Spirit board of directors is soliciting for use at the Spirit special meeting and at any adjournments or postponements of the Spirit special meeting.

Date, Time and Place

The Spirit special meeting will be held on                , 2018 at                , located at                , at                 local time. On or about                , 2018, Spirit commenced mailing this document and the form of Spirit proxy card to its shareholders entitled to vote at the Spirit special meeting.

Matters to Be Considered

At the Spirit special meeting, you, as a Spirit shareholder, will be asked to consider and vote upon the following matters:

•	the Spirit merger proposal;

•	the Spirit stock issuance proposal; and

•	the Spirit adjournment proposal.

Completion of the merger is conditioned on, among other things, Spirit shareholder approval of the Spirit merger proposal and the Spirit stock issuance proposal. No other business may be conducted at the Spirit special meeting.

Recommendation of the Spirit Board of Directors

On July 19, 2018, the Spirit board of directors unanimously approved the reorganization agreement and the transactions contemplated thereby. Based on Spirit’s reasons for the merger described in the section of this document entitled “The Merger—Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors,” beginning on page 78, the Spirit board of directors believes that the merger is in the best interests of Spirit shareholders.

Accordingly, the Spirit board of directors recommends that Spirit shareholders vote “FOR” the Spirit merger proposal, “FOR” the Spirit stock issuance proposal and “FOR” the Spirit adjournment proposal.

The Spirit Record Date and Quorum

The Spirit board of directors has fixed the close of business on                , 2018 for determining the holders of Spirit common stock entitled to receive notice of and to vote at the Spirit special meeting.

As of the Spirit record date, there were                shares of Spirit common stock outstanding and entitled to notice of, and to vote at, the Spirit special meeting or any adjournment or postponement thereof, and such outstanding shares of Spirit common stock were held by approximately                holders of record. Each share of Spirit common stock entitles the holder to one vote at the Spirit special meeting on each proposal to be considered at the Spirit special meeting.

No business may be transacted at the Spirit special meeting unless a quorum is present. The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Spirit common stock entitled to be voted at the Spirit special meeting constitutes a quorum for transacting business at the Spirit special meeting. All shares of Spirit common stock present in person or represented by proxy, including abstentions and broker non-vote (as defined below), if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Spirit special meeting.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Spirit merger proposal: Approval of the Spirit merger proposal requires the affirmative vote of a majority of the outstanding shares of Spirit common stock entitled to vote on the Spirit merger proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Spirit special meeting or fail to instruct your bank or broker how to vote with respect to the Spirit merger proposal, it will have the effect of a vote AGAINST the proposal.

Spirit stock issuance proposal: Approval of the Spirit stock issuance proposal requires the affirmative vote of a majority of the votes cast at the Spirit special meeting, in person or by proxy. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Spirit special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the Spirit stock issuance proposal, it will have no effect on the proposal.

Spirit adjournment proposal: Approval of the Spirit adjournment proposal requires the affirmative vote of a majority of the votes cast at the Spirit special meeting, in person or by proxy, is required to approve the Spirit adjournment proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Spirit special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the Spirit adjournment proposal, it will have no effect on the proposal.

Shares Held by Spirit Directors and Executive Officers

As of the Spirit record date, the directors and executive officers of Spirit and their affiliates beneficially owned and were entitled to vote, in the aggregate,                shares of Spirit common stock, representing approximately         % of the shares of Spirit common stock outstanding on that date. Spirit currently expects that each of its directors and executive officers will vote their shares of Spirit common stock in favor of the Spirit merger proposal, the Spirit stock issuance proposal and the Spirit adjournment proposal, although none of them has entered into any agreement obligating him or her to do so. As of the Spirit record date, Comanche beneficially owned no shares of Spirit common stock, and the directors and executive officers of Comanche and their affiliates beneficially owned, in the aggregate,                shares of Spirit common stock or         % of the outstanding Spirit common stock.

Voting by Proxy or in Person; Incomplete Revocation of Proxies

Each copy of this document mailed to Spirit shareholders is accompanied by a form of proxy card with instructions for voting. If you hold shares of Spirit common stock in your name as a Spirit shareholder of record as of the Spirit record date, you should follow the instructions on the proxy card to vote your shares (i) via the Internet at            , (ii) by telephone by calling            , (iii) by completing and returning the enclosed proxy card, or (iv) by voting in person at the Spirit special meeting.

If you hold your shares of Spirit common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee.

All shares of Spirit common stock represented by valid proxies that Spirit receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares of Spirit common stock voted before signing and returning it, your proxy will be voted as recommended by the Spirit board of directors. No matters other than the matters described in this document are anticipated to be presented for action at the Spirit special meeting or at any adjournment or postponement thereof.

Shares Held in “Street Name”

Under stock exchange rules, banks, brokers and other nominees who hold shares of Spirit common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Spirit special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. The Spirit merger proposal, the Spirit stock issuance proposal and the Spirit adjournment proposal are all non-routine matters. If your bank, broker or other nominee holds your shares of Spirit common stock in “street name,” your broker, bank or nominee will vote your shares of Spirit common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or nominee with this document.

Revocability of Proxies and Changes to a Spirit Shareholder’s Vote

If you hold stock in your name as a Spirit shareholder of record as of the Spirit record date, you may change your vote or revoke any proxy at any time before the Spirit special meeting is called to order by (i) delivering a written notice of revocation to Spirit’s Corporate Secretary, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that the proxy card for any such Spirit shareholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card or (iv) attending the Spirit special meeting in person, notifying the Corporate Secretary that you are revoking your proxy and voting by ballot at the Spirit special meeting.

Any Spirit shareholder entitled to vote in person at the Spirit special meeting may vote in person regardless of whether a proxy has been previously given, but your attendance by itself at the Spirit special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Corporate Secretary of Spirit before the Spirit special meeting is called to order.

All written notices of revocation and other communications about revoking your proxy should be addressed to Spirit of Texas Bancshares, Inc., 1836 Spirit of Texas Way, Conroe, Texas 77301, Attention: Corporate Secretary.

If you hold your shares of Spirit common stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or nominee to change your vote or revoke your proxy.

Solicitation of Proxies

Spirit is soliciting your proxy in conjunction with the Spirit merger proposal and the Spirit stock issuance proposal. Spirit will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Spirit will request that banks, brokers and other nominees send proxies and proxy material to the beneficial owners of Spirit common stock and secure their voting instructions. Spirit will reimburse the nominees for their reasonable expenses in taking those actions. If necessary, Spirit may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Spirit shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Spirit Special Meeting

All Spirit shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees as of the Spirit record date, are invited to attend the Spirit special meeting. Spirit shareholders of record as of the Spirit record date can vote in person at the Spirit special meeting. If you are not a Spirit shareholder of record as of the Spirit record date, you must obtain a proxy executed in your favor from the record holder of your shares of Spirit common stock, such as a broker, bank or other nominee, to be able to vote in person at the Spirit special meeting. If you plan to attend the Spirit special meeting, you must hold your shares of Spirit common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Spirit reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Spirit special meeting is prohibited without Spirit’s express written consent.

Assistance

If you have any questions concerning the merger, the Spirit stock issuance proposal or this document, would like additional copies of this document or need help voting your shares of Spirit common stock, please contact Jerry D. Golemon at (281) 516-4904 or jgolemon@sotb.com or Shareholder Services at Computershare at (800) 962-4284.

SPIRIT PROPOSALS

Spirit Merger Proposal

Spirit is asking its shareholders to approve the reorganization agreement and the transactions contemplated thereby. Spirit shareholders should read this document carefully and in its entirety, including the annexes, for more detailed information concerning the reorganization agreement and the merger. A copy of the reorganization agreement is included with this document as Annex A.

After careful consideration, the Spirit board of directors unanimously approved the reorganization agreement and determined the reorganization agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Spirit and its shareholders. See “The Merger—Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors,” beginning on page 78, for a more detailed discussion of the Spirit board of directors’ recommendation.

The Spirit board of directors recommends that Spirit shareholders vote “FOR” the Spirit merger proposal.

Spirit Stock Issuance Proposal

Under the NASDAQ Listing Rules, a company listed on NASDAQ is required to obtain shareholder approval prior to the issuance of common stock in connection with the acquisition of the stock of another company if the common stock will have upon issuance voting power equal to or in excess of 20.0% of the voting power outstanding before the issuance of stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20.0% of the number of shares of common stock outstanding before the issuance of the stock. If Spirit and Comanche complete the merger, the number of shares of Spirit common stock issued in the merger will exceed 20.0% of the shares of Spirit common stock outstanding before such issuance. Accordingly, Spirit must obtain the approval of Spirit shareholders for the issuance of Spirit common stock in connection with the merger.

Spirit is asking its shareholders to approve the issuance of Spirit common stock in accordance with the terms and conditions of the reorganization agreement. Spirit shareholders should read this document carefully and in its entirety, including the annexes, for more detailed information concerning the reorganization agreement, the merger and the Spirit stock issuance proposal. A copy of the reorganization agreement is included with this document as Annex A.

After careful consideration, the Spirit board of directors unanimously approved the reorganization agreement and determined the reorganization agreement and the transactions contemplated thereby, including the issuance of Spirit common stock in connection with the merger, to be advisable and in the best interests of Spirit and its shareholders. See the section of this document entitled “The Merger—Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors,” beginning on page 78 for a more detailed discussion of the Spirit board of directors’ recommendation.

The Spirit board of directors recommends that Spirit shareholders vote “FOR” the Spirit stock issuance proposal.

Spirit Adjournment Proposal

The Spirit special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Spirit merger proposal or the Spirit stock issuance proposal.

If, at the Spirit special meeting, the number of shares of Spirit common stock present or represented and voting in favor of the Spirit merger proposal or the Spirit stock issuance proposal is insufficient to approve either proposal, Spirit intends to move to adjourn the Spirit special meeting in order to solicit additional proxies for the approval of such proposal. In that event, Spirit will ask its shareholders to vote upon the Spirit adjournment proposal, but not the Spirit merger proposal or the Spirit stock issuance proposal. In accordance with Spirit’s bylaws, in the absence of a quorum, a vote to approve the proposal to adjourn the Spirit special meeting may be taken.

In this proposal, Spirit is asking its shareholders to authorize the holder of any proxy solicited by the Spirit board of directors on a discretionary basis to vote in favor of adjourning the Spirit special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Spirit shareholders who have previously voted.

The Spirit board of directors recommends that Spirit shareholders vote “FOR” the Spirit adjournment proposal.

Other Matters to Come Before the Spirit Special Meeting

No other matters are intended to be brought before the Spirit special meeting by Spirit, and Spirit does not know of any matters to be brought before the Spirit special meeting by others. If, however, any other matters properly come before the Spirit special meeting, the persons named in the proxy will vote the shares of Spirit common stock represented thereby in accordance with their best judgment on any such matter.

THE COMANCHE SPECIAL MEETING

This section contains information for Comanche shareholders about the Comanche special meeting that Comanche has called to allow its shareholders to consider and vote on the Comanche merger proposal. Comanche is mailing this document to you, as a Comanche shareholder, on or about                , 2018. This document is accompanied by a notice of the Comanche special meeting and a form of proxy card that the Comanche board of directors is soliciting for use at the Comanche special meeting and at any adjournments or postponements of the Comanche special meeting.

Date, Time and Place

The Comanche special meeting will be held on                , 2018 at                , located at                , at                 local time. On or about                , 2018, Comanche commenced mailing this document and the form of Comanche proxy card to its shareholders entitled to vote at the Comanche special meeting.

Matters to Be Considered

At the Comanche special meeting, you, as a Comanche shareholder, will be asked to consider and vote upon the following matters:

•	the Comanche merger proposal; and

•	the Comanche adjournment proposal.

Completion of the merger is conditioned on, among other things, Comanche shareholder approval of the Comanche merger proposal. No other business may be conducted at the Comanche special meeting.

Recommendation of the Comanche Board of Directors

On July 18, 2018, the Comanche board of directors unanimously approved the reorganization agreement and the transactions contemplated thereby. Based on Comanche’s reasons for the merger described in the section of this document entitled “The Merger—Comanche’s Reasons for the Merger; Recommendation of the Comanche Board of Directors,” beginning on page 85, the Comanche board of directors believes that the merger is in the best interests of Comanche shareholders.

Accordingly, the Comanche board of directors recommends that Comanche shareholders vote “FOR” the Comanche merger proposal and “FOR” the Comanche adjournment proposal.

Comanche Record Date and Quorum

The Comanche board of directors has fixed the close of business on                , 2018 for determining the holders of Comanche common stock entitled to receive notice of and to vote at the Comanche special meeting.

As of the Comanche record date, there were                 shares of Comanche common stock outstanding and entitled to notice of, and to vote at, the Comanche special meeting or any adjournment or postponement thereof, and such outstanding shares of Comanche common stock were held by approximately                 holders of record. Each share of Comanche common stock entitles the holder to one vote at the Comanche special meeting on each proposal to be considered at the Comanche special meeting.

No business may be transacted at the Comanche special meeting unless a quorum is present. The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Comanche common stock entitled to be voted at the Comanche special meeting constitutes a quorum for transacting business at the Comanche special meeting. All shares of Comanche common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Comanche special meeting.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Comanche merger proposal: Approval of the Comanche merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Comanche common stock entitled to vote on the Comanche merger proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Spirit special meeting or fail to instruct your bank or broker how to vote with respect to the Comanche merger proposal, it will have the effect of a vote AGAINST the proposal.

Comanche adjournment proposal: Approval of the Comanche adjournment proposal requires the affirmative vote of a majority of the votes cast at the Comanche special meeting, in person or by proxy, is required to approve the Comanche adjournment proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Comanche special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the Comanche adjournment proposal, it will have no effect on the proposal.

Shares Held by Directors and Executive Officers

As of the Comanche record date, the directors and executive officers of Comanche and their affiliates beneficially owned and were entitled to vote, in the aggregate,                shares of Comanche common stock, representing approximately         % of the shares of Spirit common stock outstanding on that date. Certain directors and certain executive officers of Comanche have entered into a voting agreement with Spirit, solely in their capacity as Comanche shareholders, pursuant to which they have agreed to vote in favor of the reorganization agreement and the transactions contemplated thereby. The Comanche shareholders who are party to the voting agreement beneficially own and are entitled to vote in the aggregate approximately 60.67% of the outstanding shares of Comanche common stock as of the Comanche record date. As of the Comanche record date, Spirit beneficially owned no shares of Comanche common stock, and the directors and executive officers of Spirit and their affiliates beneficially owned, in the aggregate,                shares of Comanche common stock or         % of the outstanding Comanche common stock.

Voting by Proxy or in Person; Incomplete Revocation of Proxies

Each copy of this document mailed to Comanche shareholders is accompanied by a form of proxy card with instructions for voting. If you hold shares of Comanche common stock in your name as a Comanche shareholder of record as of the Comanche record date, you should complete and return the proxy card accompanying this document, regardless of whether you plan to attend the Comanche special meeting.

If you hold your shares of Comanche common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee.

All shares of Comanche common stock represented by valid proxies that Comanche receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares of Comanche common stock voted before signing and returning it, your proxy will be voted as recommended by the Comanche board of directors. No matters other than the matters described in this document are anticipated to be presented for action at the Comanche special meeting or at any adjournment or postponement thereof.

Shares Held in “Street Name”

Under stock exchange rules, banks, brokers and other nominees who hold shares of Comanche common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker or other nominee that are represented at the Comanche special meeting, but with respect to which the bank, broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. The Comanche merger proposal and the Comanche adjournment proposal are non-routine matters. If your bank, broker or other nominee holds your shares of Comanche common stock in “street name,” your broker, bank or nominee will vote your shares of Comanche common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or nominee with this document.

Revocability of Proxies and Changes to a Comanche Shareholder’s Vote

If you hold shares of Comanche common stock in your name as a shareholder of record as of the Comanche record date, you may change your vote or revoke any proxy at any time before the Comanche special meeting is called to order by (i) attending and voting in person at the Comanche special meeting; (ii) giving notice of revocation of the proxy at the Comanche special meeting; or (iii) delivering to the Secretary of Comanche (A) a written notice of revocation or (B) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed.

Any Comanche shareholder entitled to vote in person at the Comanche special meeting may vote in person regardless of whether a proxy has been previously given, but your attendance by itself at the Comanche special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Secretary of Comanche before the Comanche special meeting is called to order.

All written notices of revocation and other communications about revoking your proxy should be addressed to Comanche National Corporation, 100 East Central Street, Comanche, Texas 76442, Attention: Secretary.

If you hold your shares of Comanche common stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or nominee to change your vote or revoke your proxy.

Solicitation of Proxies

In addition to solicitation by mail, Comanche’s directors, officers, and employees may solicit proxies by personal interview, telephone or electronic mail. Comanche will reimburse brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. Comanche will bear the entire cost of soliciting proxies from you.

Attending the Comanche Special Meeting

All Comanche shareholders, including holders of record as of the Comanche record date and shareholders who hold their shares through banks, brokers, nominees or other record holders, are invited to attend the Comanche special meeting. Comanche shareholders of record as of the Comanche record date can vote in person at the Comanche special meeting. If you are not a Comanche shareholder of record as of the Comanche record date, you must obtain a proxy executed in your favor from the record holder of your shares of Comanche common stock, such as a broker, bank or other nominee, to be able to vote in person at the Comanche special meeting. If you plan to attend the Comanche special meeting, you must hold your shares of Comanche common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Comanche reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Comanche special meeting is prohibited without Comanche’s express written consent.

Assistance

If you have any questions concerning the merger or this document, would like additional copies of this document or need help voting your shares of Comanche common stock, please contact Jeff D. Stewart at (325) 356–2577 or jstewart@comanchenational.com.

COMANCHE PROPOSALS

Comanche Merger Proposal

Comanche is asking its shareholders to approve the reorganization agreement and the transactions contemplated thereby. Comanche shareholders should read this document carefully and in its entirety, including the annexes, for more detailed information concerning the reorganization agreement and the merger. A copy of the reorganization agreement is included with this document as Annex A.

After careful consideration, the Comanche board of directors unanimously approved the reorganization agreement and determined the reorganization agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Comanche and its shareholders. See the section of this document entitled “The Merger—Comanche’s Reasons for the Merger; Recommendation of the Comanche Board of Directors,” beginning on page 85, for a more detailed discussion of the recommendation of the Comanche board of directors.

The Comanche board of directors recommends that Comanche shareholders vote “FOR” the Comanche merger proposal.

Comanche Adjournment Proposal

The Comanche special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Comanche merger proposal.

If, at the Comanche special meeting, the number of shares of Comanche common stock present or represented and voting in favor of the Comanche merger proposal is insufficient to approve the proposal, Comanche intends to move to adjourn the Comanche special meeting in order to solicit additional proxies for the approval of such proposal. In that event, Comanche will ask its shareholders to vote upon the Comanche adjournment proposal, but not the Comanche merger proposal. In accordance with Comanche’s bylaws, in the absence of a quorum, a vote to approve the proposal to adjourn the Comanche special meeting may be taken.

In this proposal, Comanche is asking its shareholders to authorize the holder of any proxy solicited by the Comanche board of directors on a discretionary basis to vote in favor of adjourning the Comanche special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Comanche shareholders who have previously voted.

The Comanche board of directors recommends that Comanche shareholders vote “FOR” the Comanche adjournment proposal.

Other Matters to Come Before the Comanche Special Meeting

No other matters are intended to be brought before the Comanche special meeting by Comanche, and Comanche does not know of any matters to be brought before the Comanche special meeting by others. If, however, any other matters properly come before the Comanche special meeting, the persons named in the proxy will vote the shares of Comanche common stock represented thereby in accordance with their best judgment on any such matter.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the reorganization agreement, a copy of which is included with this document as Annex A to this document and incorporated herein by reference. Spirit and Comanche urge you to read this document carefully and in its entirety, including the reorganization agreement, a copy of which is included with this document as Annex A, for a more complete understanding of the merger.

Terms of the Merger

In the merger, all of the outstanding shares of Comanche common stock (other than shares of Comanche common stock held by Comanche and dissenting shares), will be converted into the right to receive, in the aggregate, (i) 2,142,857 shares of Spirit common stock and (ii) $15,000,000.00 in cash minus the amount of Comanche’s transaction costs (but the cash consideration will not be reduced by more than $2,755,000.00).

The table below sets forth the implied value of the per share merger consideration based on the closing price of Spirit common stock on NASDAQ on the specified dates:

Date	Closing Price of Spirit Common Stock	Aggregate Stock Consideration(1)	Per Share Stock Consideration(2)	Implied Value of Per Share Stock Consideration(1)	Aggregate Cash Consideration(1)(3)	Per Share Cash Consideration(2)	Implied Value of Per Share Merger Consideration(1)
July 18, 2018(4)	$20.36	2,142,857 shares	5.37 shares	$109.33	$12,245,000	$30.67	$140.00
, 2018(5)

(1)

Assumes there is no adjustment to the merger consideration other than the reduction of the cash consideration by $2,755,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Reorganization Agreement—Structure of the Merger—Adjustments to Merger Consideration,” beginning on page 102.

(2)	Calculated based on 399,261 shares of Comanche common stock issued and outstanding as of August 31, 2018. Also assumes there are no dissenting shares.
(3)

Assumes that the cash consideration is reduced by $2,755,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Reorganization Agreement—Structure of the Merger—Adjustments to Merger Consideration,” beginning on page 102.

(4)	The last trading day before public announcement of the reorganization agreement.
(5)	The latest practicable trading day before the date of this document.

The cash consideration will be reduced by the amount of costs and expenses, up to $2,755,000.00, incurred by Comanche or Comanche Bank in connection with the merger and other transactions contemplated by the reorganization agreement.

In addition, if the average closing price of Spirit common stock is less than $16.80 per share and Spirit common stock underperforms the selected index by more than 20.0%, Comanche has the right to terminate the reorganization agreement. Upon receipt of notice of such termination, Spirit has the right, but not the obligation, to increase the merger consideration to prevent termination of the reorganization agreement by Comanche. Spirit may increase the merger consideration in its discretion by increasing the cash consideration and/or by increasing the number of shares of Spirit common stock in the stock consideration such that the sum of any additional cash consideration and the value of the stock consideration is equal to at least $36,000,000.00 (valuing the stock consideration based on the average closing price of Spirit common stock in accordance with the reorganization agreement). As a result, the number of shares of Spirit common stock that Comanche shareholders will receive in the merger may fluctuate with the market price of Spirit common stock and will not be known at the time that you vote at your company’s special meeting.

Spirit will not issue any fractional shares of Spirit common stock in connection with the merger but will instead pay cash for any fractional share interests. Comanche shareholders who would otherwise be entitled to receive a fractional share of Spirit common stock in the merger will instead receive an amount of cash determined by multiplying the fractional share by $21.00.

Background of the Merger

From time to time, the Comanche board of directors has reviewed and discussed Comanche’s long term strategies and objectives, considering various alternatives to enhance Comanche’s shareholder value, performance and prospects in light of competitive factors, geography, risk appetite and other relevant factors.

The strategic alternatives considered by Comanche include continued organic growth, de novo expansion into surrounding communities, acquiring nearby banks, or merging with another financial institution.

In 2015, Comanche engaged a financial advisor and elected to explore a strategic combination, by merger or otherwise, with another financial institution. That engagement was terminated by Comanche in early 2016 due to the significant economic impact to Texas banks resulting from the oil price downturn that began early in 2015. Following the rebound in commodity prices in late 2016 and early 2017, Comanche again considered approaching the market and exploring a partnership with a larger or like-sized financial institution that would leverage Comanche’s strong deposit franchise, dominant market share in the communities it served and strong financial and management performance.

In late 2017, Comanche approached Piper and asked Piper to provide financial and market advice and make introductions to parties selected and agreed upon by both Comanche and Piper. Piper then facilitated a series of meetings between senior management of Comanche and senior management of other financial institutions who exhibited strong growth potential and an interest in the core markets and customers that Comanche serves, including one publicly-traded company, two private companies and Spirit. Comanche engaged Piper as its financial advisor on December 8, 2017.

On December 26, 2017, Spirit and Comanche entered into a mutual non-disclosure agreement to ensure the confidentiality of their discussions. After exchanging basic information on their companies, the parties met in person on February 23, 2018 in Fort Worth, Texas. At that meeting, the Comanche and Spirit teams were introduced and the parties agreed there was a mutual interest in a strategic combination. A follow-up meeting was held between the two teams at Spirit’s headquarters in Conroe, Texas on March 7, 2018. During these meetings, the Spirit team advised that they needed to delay further discussions regarding a strategic combination with Comanche until Spirit completed its IPO.

Following the completion of the Spirit’s IPO on May 8, 2018, the financial advisors to both companies resumed discussions about the viability of a strategic combination. This resulted in Spirit submitting a non-binding Letter of Intent, which we refer to as the LOI, to Comanche on May 11, 2018. The LOI provided that Spirit would acquire Comanche for $60.0 million, with such amount consisting of 60.0% in shares of Spirit common stock and 40.0% in cash. Under the terms of the LOI, the price would be reduced by certain of Comanche’s transaction costs, and the exchange ratio on the stock portion of the merger consideration would be calculated based upon the volume weighted average price of Spirit common stock for the 15 days preceding the completion of the merger. The LOI also included a 60-day exclusivity period in which Spirit and Comanche could conduct due diligence on each other, and other customary provisions.

In the two weeks that followed, the parties both conferred with their financial advisors and exchanged further information related to Comanche’s historical and projected financial performance, Comanche’s estimated transaction costs and other limited due diligence matters. Following these additional discussions and the exchange of information, Comanche returned a revised draft of the LOI to Spirit on May 22, 2018, which we refer to as the revised LOI. The revised LOI preserved the initial purchase price of $60.0 million, but adjusted the consideration mix to consist of 75.0% in shares of Spirit common stock and 25.0% in cash. In addition, the revised LOI provided that the exchange ratio on the stock portion of the merger consideration would be calculated based upon the volume weighted average price of Spirit common stock for the 15 days preceding the signing of the reorganization agreement (instead of the completion of the merger) and clarified that the transaction costs would be tax effected. The revised LOI also stipulated that the reorganization agreement would have a “fiduciary out” provision permitting Comanche to evaluate a superior proposal, should one arise, following the signing of the reorganization agreement and prior to the completion of the merger. Finally, the revised LOI reduced the exclusivity period from 60 days to 45 days. The parties signed the revised LOI on May 23, 2018.

Spirit and Comanche then commenced extensive due diligence on each other, which included, among other things, an evaluation of the other party’s operations, material contracts and loan portfolio, and each party held discussions with selected members of the senior management of the other party. Spirit provided an initial draft of the reorganization agreement to Comanche on June 20, 2018. Over the next few weeks, Spirit and Comanche, together with their legal and financial advisors, discussed and negotiated the various legal and business terms of the reorganization agreement, its ancillary agreements (including a voting agreement) and the contemplated transaction. The negotiations of the reorganization agreement primarily concentrated on the mechanics for calculating the stock portion of the merger consideration, how to deal with and manage the unrealized losses in Comanche’s securities portfolio, the scope and amount of transaction expenses (including unrealized losses in the securities portfolio) that may be used to reduce the purchase price, the representations, warranties, covenants of the parties and the closing conditions.

On July 18, 2018, the Comanche board of directors met in Stephenville, Texas to review and consider the merger. At that meeting, a representative of Fenimore Kay explained the terms of the reorganization agreement and related transaction documents. Also at the meeting, a representative of Piper explained the financial aspects of the merger and summarized the strategic and financial rationale in favor of the transaction for both parties and responded to questions by the Comanche board of directors. At the request of the Comanche board of directors, Piper then delivered its oral opinion, which was confirmed in writing and dated July 19, 2018, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper as set forth in its opinion, the aggregate merger consideration was fair, from a financial point of view, to the Comanche shareholders. After further discussion among the directors and Comanche’s advisors, the Comanche board of directors determined that the merger and the reorganization agreement were advisable, fair to and in the best interests of, Comanche and its shareholders, and unanimously approved the reorganization agreement and related transactions and recommended the adoption and approval of the reorganization agreement and the merger to the Comanche shareholders.

On July 19, 2018, the Spirit board of directors held a meeting at which senior management, Stephens and Hunton were present. At this meeting, Spirit management reviewed with the Spirit board of directors the final terms of the transaction. Hunton also reviewed the final terms of the proposed reorganization agreement. At the request of the Spirit board of directors, Stephens reviewed with the Spirit board of directors its financial analysis of the merger consideration and rendered to the Spirit board of directors an oral opinion, confirmed by delivery of a written opinion dated July 19, 2018, to the effect that, as of such date and based upon and subject to factors and assumptions set forth therein, the merger consideration to be paid by Spirit in the merger was fair, from a financial point of view, to Spirit. After further discussion and taking into account, among other things, the factors described in the section of this document entitled “—Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors,” beginning on page 78, the Spirit board of directors unanimously authorized and approved the reorganization agreement.

After this meeting, the parties continued work to finalize the reorganization agreement and entered into the reorganization agreement and announced the contemplated transaction in a joint press release following the close of trading on July 19, 2018.

Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors

After careful consideration, the Spirit board of directors unanimously approved the reorganization agreement and the transactions contemplated thereby at a meeting held on July 19, 2018. Accordingly, the Spirit board of directors unanimously recommends that Spirit shareholders vote “FOR” the Spirit merger proposal and “FOR” the Spirit stock issuance proposal.

In reaching its decision to approve the reorganization agreement, the merger and the other transactions contemplated by the reorganization agreement, and to recommend that Spirit shareholders approve the Spirit merger proposal and Spirit stock issuance proposal, the Spirit board of directors evaluated the reorganization agreement and the merger in consultation with members of Spirit’s management, as well as Spirit’s legal counsel and financial advisors, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:

•

the fact that the merger is consistent with Spirit’s long-term strategic goal of creating shareholder value by being and remaining a preeminent community bank in the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas, including through growth by acquisitions;

•

the fact that Comanche’s branch footprint complements Spirit’s Tarrant County operations and will create future opportunities to expand Spirit’s overall footprint in the Dallas/Fort Worth metropolitan area;

•	the fact that the merger would respond immediately to Spirit’s need for more scale in the attractive Dallas/Fort Worth market;

•	the complementary cultures of Spirit and Comanche and prospects for a smooth integration of key personnel and systems;

•	the employment agreements entered into with certain of Comanche’s employees to help maintain continuity of Comanche’s key personnel, customers and loan and deposit portfolios;

•

each of Spirit’s and Comanche’s businesses, operations, financial condition, earnings and prospects, including the view of the Spirit board of directors that Comanche’s business and operations complement Spirit’s existing operations and lines of business;

•	the nature and quality of Comanche’s deposit base and loan portfolio;

•	the fact that the merger will enhance Spirit’s operating scale at reasonable pricing;

•

the current and prospective environment in which Spirit and Comanche operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Spirit both with and without the merger;

•

its review and discussions with Spirit’s management and its legal counsel and financial advisors concerning the due diligence investigation of Comanche and the potential financial impact of the merger on the combined company;

•	the expectation of Spirit’s management that Spirit will retain its strong capital position upon completion of the merger;

•

the financial presentation, dated July 19, 2018, of Stephens to the Spirit board of directors and the opinion, dated July 19, 2018, of Stephens to the Spirit board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Spirit of the merger consideration, as described in more detail under the section of this document entitled “—Opinion of Spirit’s Financial Advisor,” beginning on page 80;

•	the terms of the reorganization agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Spirit’s legal and financial advisors; and

•	the expectation that the regulatory and other approvals required in connection with the merger will be received in a timely manner and without the imposition of unacceptable conditions.

The Spirit board of directors also considered potential risks associated with the merger in connection with its deliberations of the merger, including (i) the potential risk of diverting management attention and resources from the operation of Spirit’s business and towards the completion of the merger; (ii) the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Comanche’s business, operations and workforce with those of Spirit; and (iii) the other risks identified in the sections of this document entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements,” beginning on pages 35 and 64, respectively.

The foregoing discussion of the factors considered by the Spirit board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Spirit board of directors in reaching its decision to approve the reorganization agreement, the merger and the other transactions contemplated by the reorganization agreement. The Spirit board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Spirit board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Spirit board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section of this document entitled “Cautionary Statements Regarding Forward-Looking Statements,” beginning on page 64.

For the reasons set forth above, the Spirit board of directors approved the reorganization agreement and the transactions contemplated thereby. The Spirit board of directors unanimously recommends that the Spirit shareholders vote “FOR” the Spirit merger proposal, “FOR” the Spirit stock issuance proposal and “FOR” the Spirit adjournment proposal.

Opinion of Spirit’s Financial Advisor

Spirit engaged Stephens to serve as financial advisor to Spirit and to render a fairness opinion to Spirit in connection with the proposed acquisition of Comanche. As part of the engagement, Stephens was asked to assess the fairness to Spirit, from a financial point of view, of the merger consideration to be paid by Spirit in the acquisition. Spirit engaged Stephens because it is a nationally recognized investment banking firm with offices throughout the United States and has substantial experience in transactions similar to the merger. As part of its investment banking business, Stephens is continually engaged in providing M&A advisory services and in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As specialists in the securities of banking companies, Stephens has experience in, and knowledge of, the valuation of banking enterprises.

As part of its engagement, at the request of Spirit, representatives of Stephens attended a meeting of the Spirit board of directors on July 19, 2018 at which the Spirit board of directors evaluated the proposed merger. At that meeting, the Spirit board of directors requested and received reports, discussion and commentary from its advisors, management and members regarding the proposed merger. As one of Spirit’s advisors at that meeting, Stephens reviewed the financial aspects of the proposed transaction and rendered its opinion that, as of such date and based upon and subject to the factors and assumptions referenced in its opinion letter, the consideration to be paid in the merger was fair, from a financial point of view, to Spirit. The Spirit board of directors, after considering advice, reports, discussion and commentary from its advisors, management and members, approved the reorganization agreement and the transactions contemplated thereby, including the merger and the issuance of Spirit common stock in connection with the merger, at that meeting.

The full text of Stephens’ written opinion, dated July 19, 2018, is included with this document as Annex C and incorporated into this document by reference. Spirit shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens. The description of the opinion in this document is qualified in its entirety by reference to the full text of such opinion.

Stephens’s opinion speaks only as of its date, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was for the use and benefit of the Spirit board of directors and addresses only the fairness, from a financial point of view, of the consideration to be paid in the merger by Spirit. It does not address the underlying business decision to proceed with the merger. The opinion does not constitute a recommendation to any Spirit shareholder as to how the shareholder should vote or act with respect to the merger or any related matter. Spirit and Comanche determined the merger consideration through the negotiation process.

In rendering its opinion, Stephens, among other things:

•	analyzed certain publicly available financial statements and reports regarding Spirit and Comanche;

•	analyzed certain audited financial statements regarding Spirit and Comanche;

•	analyzed certain internal financial statements and other financial and operating data concerning Spirit and Comanche prepared by management of Spirit and Comanche, respectively;

•

analyzed, on a pro forma basis, in reliance upon consensus research estimates and upon financial projections and other information and assumptions concerning Spirit provided by the management team of Spirit, the effect of the merger on the balance sheet, capitalization ratios, earnings and book value both in the aggregate and, where applicable, on a per share basis of Spirit;

•	reviewed the reported prices and trading activity for the common stock of Spirit;

•	compared the financial performance of Spirit and Comanche with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to its analysis of the merger;

•	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to its analysis of the merger;

•	reviewed the most recent draft of the reorganization agreement and related documents provided to Stephens by Spirit;

•	discussed with management of Spirit the operations of and future business prospects for Spirit and Comanche and the anticipated financial consequences of the merger to Spirit;

•	assisted in Spirit’s deliberations regarding the material terms of the merger and Spirit’s negotiations with Comanche; and

•	performed such other analyses and provided such other services as Spirit deemed appropriate.

Stephens’ opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Stephens through the date of the opinion. In conducting its review and arriving at its opinion, Stephens relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Stephens did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Stephens relied upon Spirit’s management as to the reasonableness and achievability of any financial and operating forecasts and projections (and the assumptions and basis therefore) provided to Stephens, including forecasts of potential cost savings and of potential synergies. Stephens assumed that such forecasts and projections reflected the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Stephens is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and has assumed, with Spirit’s consent, that the aggregate allowance for loan and lease losses for Spirit and Comanche was adequate to cover such losses. Stephens did not make or obtain any evaluation or appraisal of the assets or liabilities of Spirit, Comanche or their respective affiliates, nor did it examine any individual credit files. Stephens was not asked to and did not undertake any independent verification of any such information, and Stephens did not assume any responsibility or liability for the accuracy and completeness thereof.

For purposes of rendering its opinion, Stephens assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the reorganization agreement, without material waiver or modification;

•	the representations and warranties of each party in the reorganization agreement and in all related documents and instruments referred to in the reorganization agreement are true and correct; and

•

in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger to Spirit.

Stephens’ opinion is limited to whether the consideration to be paid in the merger by Spirit is fair from a financial point of view to Spirit. Stephens was not asked to, and it did not, offer any opinion as to the terms of the reorganization agreement or the form of the merger or any aspect of the merger, other than the fairness, from a financial point of view, of the consideration to be paid by Spirit in the merger. The opinion did not address, and Stephens expressed no view or opinion with respect to, the relative merits or effect of the merger as compared to any other strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Spirit or the Spirit board of directors. Moreover, Stephens did not express an opinion as to the fairness of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of any of the parties to the merger relative to the merger consideration. Additionally, the opinion was not an expression of an opinion as to the price at which shares of Spirit common stock would trade at the time of issuance to Comanche shareholders under the reorganization agreement or the prices at which Spirit common stock or Comanche common stock may trade at any time.

In performing its analyses, Stephens made numerous assumptions with respect to general business, economic, market, industry and financial conditions and other matters, which were beyond the control of Stephens, Spirit and Comanche. Any estimates contained in the analyses performed by Stephens were not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities did not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.

Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Stephens opinion was one factor among many factors taken into consideration by the Spirit board of directors in making its determination to approve the reorganization agreement and the transactions contemplated thereby, include the merger and the issuance of Spirit common stock in connection with the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Spirit board of directors with respect to the fairness of the merger consideration.

The following is a summary of the material analyses performed by Stephens and presented by it to the Spirit board of directors on July 19, 2018, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Stephens opinion or the presentation made by Stephens to the Spirit board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal. Under the terms of the reorganization agreement, Spirit will pay consideration in the form of 2,142,857 shares of Spirit common stock and $15,000,000 in cash, minus the amount of final transaction costs incurred by Comanche up to $2,755,000.

Selected Public Companies Analysis. Using publicly available information, Stephens compared certain performance metrics of Comanche to selected groups of financial institutions deemed relevant by Stephens. Transaction multiples for the merger were derived from an aggregate estimated transaction value of $55.9 million based on the closing price of Spirit common stock on July 18, 2018, the day before the execution of the reorganization agreement.

Stephens selected a peer group for Comanche consisting of the following nationwide publicly traded banks and thrifts with assets between $100.0 and $750.0 million, and a last-twelve-months core return on average assets greater than 50 bps, excluding merger targets:

•	Plumas Bancorp;

•	Union Bankshares Inc.;

•	HMN Financial Inc.;

•	Sound Financial Bancorp Inc.;

•	Bank of the James Financial Group Inc.;

•	Summit State Bank;

•	Esquire Financial Holdings Inc.;

•	MSB Financial Corp.;

•	Elmira Savings Bank;

•	United Community Bancorp;

•	PB Bancorp Inc.;

•	United Bancorp Inc.;

•	Citizens First Corp.;

•	Bank of South Carolina Corp.;

•	Home Federal Bancorp Inc. LA; and

•	WVS Financial Corp.

To perform this analysis, Stephens used financial information as of and for the 12 months ended March 31, 2018. Market price information was as of July 18, 2018. Stephens’ analysis showed the following concerning Comanche and this peer group’s minimum, median and maximum performance metrics:

Comanche Peer Multiples			Comanche Implied Valuation (millions)
	Price /			Price /
	TBV (X)	LTM EPS (X)		TBV ($)	LTM EPS ($)
75th Percentile	1.86	25.2	75th Percentile	63.0	89.8
Median	1.60	17.6
25th Percentile	1.34	14.8	25th Percentile	45.3	52.8
Spirit of Texas / Comanche	1.65	15.7

No company used as a comparison in the above analysis is identical to Comanche, Spirit of Texas or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Selected Transactions Analysis. Stephens reviewed publicly available information related to recent Texas bank and thrift acquisition transactions since 2017 with a disclosed deal value, where the target was between $100 and $750 million in total assets. The transactions included in this group were:

Buyer	Seller
Hilltop Holdings Inc.	Bank of River Oaks
Guaranty Bancshares, Inc.	Westbound Bank
First Financial Bankshares, Inc.	Commercial Bancshares Inc.
Veritex Holdings, Inc.	Liberty Bancshares, Inc.
D2 Alliances, LLC	Grandview Bancshares, Inc.
First Guaranty Bancshares, Inc.	Premier Bancshares, Inc.

Transaction multiples for the merger were derived from an aggregate estimated transaction value of $55.9 million based on the closing price of Spirit common stock on July 18, 2018, the day before the execution of the reorganization agreement. Using the comparable transactions, Stephens derived and compared, among other things, the implied deal value paid for Comanche to:

•	tangible common equity of the acquired company based on the most recent publicly available financial statements prior to announcement;

•

adjusted tangible common equity of the acquired company, defined as 8.5% of tangible assets of the acquired company, based on the most recent publicly available financial statements prior to announcement;

•

the last 12 months’ earnings per share of the acquired company based on the most recent publicly available financial statements prior to announcement, adjusted for one-time deferred tax asset revaluation associated with tax legislation of $266 thousand; and

•

the premium paid on tangible common equity divided by the core deposits (core deposits defined as total deposits less time deposits greater than $100,000) of the acquired company based on the most recent publicly available financial statements prior to announcement.

As illustrated in the following table, Stephens compared the proposed transaction ratios to the minimum, median and maximum transaction ratios of the selected comparable transactions.

Comanche Comparable Transaction Multiples					Comanche Implied Valuation (millions)
	Price/					Price/
	TBV (x)	8.5% TBV (x)	LTM EPS (x)	Core Deposit Premium		TBV ($)	8.5% TBV (x)	LTM EPS ($)	Core Deposit Premium
75th Percentile	1.94	2.03	30.1	12.1	75th Percentile	65.6	64.2	107.2	61.1
Median	1.88	1.90	20.8	11.2
25th Percentile	1.63	1.69	15.9	7.5	25th Percentile	55.4	54.1	56.7	50.7
Spirit / Comanche	1.65	1.74	15.7	9.8

No company or transaction used as a comparison in the above analysis is identical to Comanche, Spirit or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Stephens performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that Comanche could contribute to Spirit through 2024, standalone as well as including estimated cost savings of 25.0% of Comanche’s projected noninterest expense. In performing this analysis, Stephens discounted the projected free cash flows for Comanche based on budgeted net income for 2018 and 2019, and an assumed 10.0% growth rate thereafter based on guidance from Spirit management to derive projected after-tax cash flows for fiscal years 2019-2024. Stephens assumed that Comanche would maintain a tangible common equity to tangible asset ratio of 8.5% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Comanche. The analysis assumed discount rates ranging from 9.0% to 11.0% and terminal multiples ranging from 14.0 times to 16.0 times fiscal year 2024 forecasted earnings. On a standalone basis, this analysis resulted in a range of values of Comanche from $60.4 million to $73.8 million. Including estimated cost savings of 25.0% of Comanche’s projected noninterest expense, this analysis resulted in a range of values of Comanche from $86.4 million to $104.7 million. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates and the results of such methodology are highly dependent on the assumptions made. The analysis did not purport to be effective to determine the actual current or expected future values of Comanche.

Financial Impact Analysis. Stephens performed pro forma merger analyses that combined projected income statement and balance sheet information of Spirit and Comanche. Analytic assumptions obtained from management of Spirit regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger could have on certain projected financial results of Spirit. In the course of this analysis, Stephens used earnings estimates for Spirit for 2018-2019 based on analyst consensus “street estimates” for the institution, and assumed growth rates thereafter provided by Spirit management. This analysis indicated that the merger is expected to be accretive to Spirit’s estimated earnings per share in 2019, excluding estimated one-time buyer transaction costs, and accretive to Spirit’s estimated earnings per share in 2020. The analysis also indicated that following the merger the pro forma entity would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Spirit following the merger will likely vary from the projected results, and the variations may be material.

Relationships. In the ordinary course of its business as a broker-dealer, Stephens may, from time to time, purchase securities from, and sell securities to, Spirit or their respective affiliates. Stephens may also from time to time have a long or short position in, and buy or sell, debt or equity securities of Spirit or their respective affiliates for its own account and for the accounts of its customers. In addition, as a market maker in securities, Stephens and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Spirit for its and their own accounts and for the accounts of its and their respective customers and clients.

Stephens’ opinion was for the use and benefit of the Spirit board of directors in connection with its consideration of the merger, and Stephens was paid a fee of $150 thousand for providing its fairness opinion. Stephens has consented to the inclusion of its opinion in the Registration Statement on Form S-4 of which this document forms a part. Spirit has also agreed to pay Stephens a fee, which is contingent on the completion of the merger, for financial advisory services provided by Stephens in connection with the proposed merger. In addition, Spirit has agreed to reimburse Stephens for reasonable and customary out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, and to indemnify Stephens against certain liabilities. In addition to the services provided to Spirit in connection with the merger, during the two years preceding the date of its opinion, Stephens has received fees from Spirit in connection with investment banking and financial advisory services that Stephens has provided to assist Spirit in its $48.3 million IPO. The total amount of the fee paid to Stephens associated with the IPO was approximately $1.5 million. Stephens has not received any fees from Comanche in connection with investment banking and financial advisory services during the two years preceding the date of Stephens’s opinion.

Comanche’s Reasons for the Merger; Recommendation of the Comanche Board of Directors

After careful consideration, at its meeting on July 18, 2018, the Comanche board of directors determined that the merger is in the best interests of Comanche and its shareholders and that the consideration to be received in the merger is fair to Comanche shareholders. Accordingly, the Comanche board of directors unanimously approved the reorganization agreement and the transactions contemplated thereby and recommended that Comanche shareholders vote “FOR” the Comanche merger proposal.

The Comanche board of directors believes that partnering with Spirit will maximize the long-term value of its shareholders’ investment in Comanche, and that the merger will provide the combined company with additional resources necessary to compete more effectively in the north central region of Texas.

In reaching its decision to approve the reorganization agreement and recommend the merger to its shareholders, the Comanche board of directors evaluated the merger and the reorganization agreement, in consultation with Comanche’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

•	the strong business, operations, financial and regulatory condition and prospects of Spirit;

•

its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Comanche’s development, productivity, profitability and strategic options;

•

the complementary aspects of Comanche’s and Spirit’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•

its belief that a merger with Spirit would allow Comanche shareholders to participate in the future performance of a combined company that would have better future prospects than Comanche was likely to achieve on a stand-alone basis or through other strategic alternatives;

•

the fact that the merger consideration paid in the form of Spirit common stock would allow former Comanche shareholders to participate as Spirit shareholders in the growth of Spirit and in any synergies resulting from the merger;

•

the limited liquidity that Comanche shareholders have with respect to their investment in Comanche, for which there is no active public market, and the fact that as Spirit shareholders, Comanche’s shareholders would be expected to have increased liquidity in the form of a publicly-traded, NASDAQ-listed security;

•	the value of the merger consideration compared to the current and projected book value of Comanche and compared to similar recent transactions in the industry;

•	the fact that the merger consideration paid in the form of Spirit common stock is expected to be tax-free to Comanche shareholders;

•	the terms of the reorganization agreement, and the presentation by Comanche’s legal advisors regarding the merger and the reorganization agreement;

•

the financial presentation of Piper, dated July 18, 2018, to the Comanche board of directors and the opinion of Piper, dated July 18, 2018, to the Comanche board of directors to the effect that, as of July 18, 2018, and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to Comanche shareholders, as more fully described in the section of this document entitled “—Opinion of Comanche’s Financial Advisor,” beginning on page 87;

•	the fact that the merger helps resolve issues of board management succession and provides access to personnel that will provide additional support in serving the north central Texas market;

•	the fact that the merger provides the opportunity to reallocate Comanche assets into asset classes with the prospect of higher yields;

•	the likelihood that the regulatory and other approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions; and

•	the likelihood of Spirit consummating the merger based upon Spirit’s history of completing other merger transactions.

The Comanche board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risks and costs to Comanche if the merger is not completed;

•

the fact that the merger consideration, which partially consists of shares of Spirit common stock, provides less certainty of value to Comanche shareholders compared to a transaction in which they would receive only cash consideration due to the potential for a decline in the value of Spirit common stock—whether before or after the completion of the merger—which would reduce the value of the merger consideration received by Comanche’s shareholders;

•

the provisions of the reorganization agreement restricting Comanche’s solicitation of third party acquisition proposals and the fact that Comanche would be obligated to pay a termination fee or Spirit’s expenses following the termination of the reorganization agreement in certain circumstances;

•	the potential for unintended delays in the regulatory approval process; and

•

the interests of certain of Comanche’s directors and executive officers in the merger that are different from, or in addition to, their interests as Comanche shareholders, which are further described in the section of this document entitled “—Interests of Comanche’s Directors and Executive Officers in the Merger,” beginning on page 95.

The foregoing discussion of the factors considered by the Comanche board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the Comanche board of directors. The Comanche board of directors collectively reached the unanimous conclusion to approve the reorganization agreement and the merger in light of the various factors described above and other factors that each member of the Comanche board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Comanche board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Comanche board of directors may have given different weight to different factors. The Comanche board of directors conducted an overall analysis of the factors described above including thorough discussions with Comanche management and Comanche’s advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Comanche’s Financial Advisor

On December 8, 2017, Piper was engaged to advise the Comanche board of directors with respect to ongoing strategic planning and the consideration of alternative strategies, including a possible merger. On July 18, 2018, Piper rendered to the Comanche board of directors its written opinion with respect to the fairness, from a financial point of view, to the Comanche shareholders, of the merger consideration.

Piper’s opinion was directed to the Comanche board of directors and only addressed the fairness, from a financial point of view, to the Comanche shareholders of the merger consideration and did not address any other aspect or implication of the merger, or any agreement or arrangement of understanding entered into in connection with the merger or otherwise, including without limitation the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees or any party to the merger, or such persons relative to the merger, merger consideration or otherwise. The references to Piper’s opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Piper’s written opinion, which is included as Annex D to this document and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Piper in preparing its opinion. Neither Piper’s opinion, nor the summary of its opinion and the related analyses set forth in this document are intended to be, and they do not constitute, advice or a recommendation to the Comanche board of directors or any shareholder of Comanche as to how to act or vote with respect to any matter relating to the reorganization agreement or otherwise. Piper’s opinion was furnished for the sole use and benefit of the Comanche board of directors (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Piper will not be deemed to have, any fiduciary duty to the Comanche board of directors, Comanche, any security holder or creditor of Comanche or any other person, regardless of any prior or ongoing advice or relationships. Piper’s opinion was approved for issuance by the Piper opinion committee.

In issuing its opinion, among other things, Piper:

•	reviewed a draft, dated July 13, 2018, of the reorganization agreement;

•	reviewed certain publicly available business and financial information relating to Comanche, Comanche Bank, Spirit and Spirit Bank;

•

reviewed certain other business, financial and operating information relating to Comanche, Comanche Bank, Spirit and Spirit Bank provided to Piper by the management of Comanche and the management of Spirit, including financial forecasts for Comanche for the 2018 to 2022 fiscal years ending December 31, and financial forecasts for Spirit for the 2018 to 2022 fiscal years ending December 31;

•	met with, either by phone or in person, certain members of the management of Comanche and Spirit to discuss the business and prospects of Comanche and Spirit and the proposed merger;

•

reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

•	reviewed certain financial data of Comanche and Spirit, and compared that data with similar data for companies with publicly traded equity securities that Piper deemed relevant;

•	reviewed the stock price performance of Spirit since its IPO completed May 4, 2018 and compared that to the performance of selected companies and indexes;

•	reviewed and compared certain financial metrics of Comanche with certain financial metrics of Spirit that Piper deemed relevant; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Piper deemed relevant.

In connection with its review, Piper has not independently verified any of the foregoing information and Piper has assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Comanche that Piper used in its analyses, the management of Comanche has advised Piper, and it has assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Comanche as to the future financial performance of Comanche and Piper expresses no opinion with respect to such estimates or the assumptions on which they are based. Piper has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Comanche and Spirit since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Piper that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Piper incomplete or misleading. Piper has also assumed, with Comanche’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Comanche, Spirit or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the reorganization agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to Piper’s analyses or its opinion. Piper has assumed, with Comanche’s consent, that the reorganization agreement, when executed by the parties thereto, conformed to the draft reviewed by Piper in all respects material to its analyses.

Piper’s opinion was necessarily based upon information made available to it as of the date the opinion was delivered of July 18, 2018, and financial, economic, market and other conditions as they existed and could be evaluated on the date the opinion was delivered. Piper has no obligation to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date the opinion was delivered. Piper’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Comanche, nor does it address the underlying business decision of Comanche or the Comanche board of directors to approve, recommend or proceed with the merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Piper has relied on, with Comanche’s consent, advice of the outside counsel and the independent accountants of Comanche, and on the assumptions of the management of Comanche, as to all legal, regulatory, accounting, insurance and tax matters with respect to Comanche, Spirit, and the merger.

In preparing its opinion to the Comanche board of directors, Piper performed a variety of analyses, including those described below. The summary of Piper’s analyses is not a complete description of the analyses underlying Piper’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Piper’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Piper arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Piper believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Piper considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Piper did not make separate or quantifiable judgments regarding individual analyses. The implied value reference ranges indicated by Piper’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Comanche’s control, Spirit’s control and Piper’s control. Much of the information used in, and accordingly the results of, Piper’s analyses are inherently subject to substantial uncertainty.

Piper’s opinion and analyses were provided to the Comanche board of directors in connection with its consideration of the proposed merger and were among many factors considered by the Comanche board of directors in evaluating the proposed merger. Neither Piper’s opinion nor its analyses were determinative of the merger consideration or of the views of Comanche board of directors with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with Piper’s opinion rendered to the Comanche board of directors on July 18, 2018. No company or transaction used in the analyses described below is identical or directly comparable to Comanche or the proposed transaction. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Piper’s analyses.

Summary of Merger Consideration and Implied Transaction Metrics

Piper reviewed the financial terms of the proposed merger. The merger consideration consists of certain shares of Spirit common stock and cash. Based on an assumption that each outstanding share of Comanche common stock will be converted into the right to receive 5.367 shares of Spirit common stock, the value of the stock portion of the merger consideration is equal to $43.8 million (based upon the value of a share of Spirit common stock as of July 16, 2018). The cash portion of the merger consideration is equal to $12.2 million (or $15.0 million minus $2.755 million in transaction costs incurred by Comanche in connection with the reorganization agreement). Based on the foregoing, Piper calculated that the merger consideration is equal to $56.1 million (based upon the value of a share of Spirit common stock as of July 16, 2018).

Based upon historical financial information for Comanche as of or for the last 12 months, which refer to as LTM, ended June 30, 2018 and projected financial information for 2018 and 2019 as provided by the senior management of Comanche, Piper calculated the implied transaction metrics listed in the table below. Note that Comanche’s reported LTM earnings were adjusted to exclude the impact of the corporate tax rate change in the fourth quarter of 2017.

Transaction Value / Book Value	149%
Transaction Value / Tangible Book Value	165%
Transaction Value / LTM Earnings	15.8x
Transaction Value / 2018E Earnings	15.3x
Transaction Value / 2019E Earnings	14.4x
Core Deposit Premium	8.4%

Selected Regional Transactions Analysis. Piper analyzed publicly available financial information relating to selected nationwide business combinations and other transactions Piper deemed relevant. Piper considered transactions with publicly disclosed deal values announced between January 1, 2016 and July 18, 2018 involving targets headquartered in Texas, Colorado, Louisiana, New Mexico, Oklahoma or Utah with total assets between $200.0 million and $600.0 million, last 12 months’ return on average assets greater than 0.70%, and nonperforming assets to assets less than 1.0%. These transactions were selected because the target companies were deemed to be similar to Comanche in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Piper identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed merger. The 10 selected transactions used in this analysis included (buyer / seller – announce date):

•	Business First Bancshares, Inc./ Richland State Bancorp, Inc. – June 4, 2018

•	Hanmi Financial Corporation/ SWNB Bancorp, Inc. – May 21, 2018

•	Guaranty Bancshares, Inc./ Westbound Bank – January 29, 2018

•	First Financial Bankshares, Inc./ Commercial Bancshares, Inc. – October 12, 2017

•	Veritex Holdings, Inc./ Liberty Bancshares, Inc. – August 1, 2017

•	Equity Bancshares, Inc./ Cache Holdings, Inc. – July 17, 2017

•	Equity Bancshares, Inc./ Eastman National Bancshares, Inc. – July 17, 2017

•	Glacier Bancorp, Inc./ Columbine Capital Corporation – June 6, 2017

•	Investar Holding Corporation/ Citizens Bancshares, Inc. – March 8, 2017

•	T Acquisition, Inc./ T Bancshares, Inc. – November 10, 2016

Piper reviewed financial data for the selected transactions, including transaction value to book value, transaction value to tangible book value, transaction value to LTM earnings, and premium to core deposits. Furthermore, Piper applied the median, 25th percentile and 75th percentile multiples of the selected transactions to Comanche’s corresponding financial metrics as of June 30, 2018 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the merger consideration of $56.1 million. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples	Selected Transactions Median	Selected Transactions 25th Percentile	Selected Transactions 75th Percentile
Transaction Value / Book Value	149%	157%	147%	187%
Transaction Value / Tangible Book Value	165%	176%	157%	194%
Transaction Value / LTM Earnings	15.8x	17.9x	13.0x	20.9x
Core Deposit Premium	8.4%	11.6%	10.4%	12.4%

	Proposed Merger Consideration	Implied Price Median	Implied Price 25th Percentile	Implied Price 75th Percentile
	(Dollars in thousands)
Transaction Value / Book Value	$56,066	$59,353	$55,432	$70,450
Transaction Value / Tangible Book Value	$56,066	$59,743	$53,242	$65,673
Transaction Value / LTM Earnings	$56,066	$63,535	$46,214	$74,290
Core Deposit Premium	$56,066	$64,529	$61,294	$66,485

Comanche Selected Public Companies Analysis. Piper considered certain financial information for Comanche and compared it with selected companies whose equity is publicly traded that Piper deemed relevant. The selected public companies listed below include banks headquartered in Texas, Colorado, Louisiana, New Mexico, Oklahoma or Utah with total assets between $200.0 million and $1.0 billion; targets of announced mergers were excluded. The selected companies were selected because they were deemed similar to Comanche in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Piper identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to Comanche. The six selected companies used in this analysis included:

•	Jeff Davis Bancshares Inc. – Jennings, LA

•	MBT Bancshares Inc. – Metairie, LA

•	Century Next Financial Corp. – Ruston, LA

•	Trinity Bank N.A. – Fort Worth, TX

•	High Country Bancorp Inc. – Salida, CO

•	Denver Bankshares Inc. – Denver, CO

Piper reviewed financial data for the selected companies, including trading value to book value, trading value to tangible book value, trading value to pre-tax LTM earnings, trading value to MRQ annualized earnings and core deposit premium. Furthermore, Piper applied the median, 25th percentile and 75th percentile multiples of the selected companies to Comanche’s corresponding financial metrics as of June 30, 2018 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the merger consideration of $56.1 million. The analysis was based on pricing data as of July 16, 2018. LTM earnings for the selected public companies were adjusted to exclude the impact of the corporate tax rate change in the fourth quarter of 2017. The results of the Comanche selected companies analysis are summarized below.

	Proposed Transaction Multiples	Selected Companies Median	Selected Companies 25th Percentile	Selected Companies 75th Percentile
Transaction Value / Book Value	149%	127%	116%	141%
Transaction Value / Tangible Book Value	165%	131%	117%	143%
Transaction Value / Pre-Tax LTM Earnings	13.3x	10.3x	8.8x	12.4x
Transaction Value / MRQ Ann. Earnings	14.9x	13.2x	12.0x	14.6x
Core Deposit Premium	8.4%	3.8%	2.0%	5.0%

	Proposed Merger Consideration	Implied Price Median	Implied Price 25th Percentile	Implied Price 75th Percentile
	(Dollars in thousands)
Transaction Value / Book Value	$56,066	$47,824	$43,858	$53,262
Transaction Value / Tangible Book Value	$56,066	$44,322	$39,548	$48,415
Transaction Value / Pre-Tax LTM Earnings	$56,066	$49,790	$45,018	$54,837
Transaction Value / MRQ Ann. Earnings	$56,066	$43,848	$37,533	$53,008
Core Deposit Premium	$56,066	$43,841	$39,148	$46,969

Discounted Cashflow Analysis. Piper analyzed the discounted present value of Comanche’s projected free cash flows to equity for the years ending December 31, 2018 through December 31, 2022 on a standalone basis. Piper calculated cash flows assuming Comanche would maintain an 8.0% tangible common equity to tangible assets ratio, and that it would retain sufficient earnings to maintain that ratio and dividend out any excess cash flows. This analysis was based on the financial forecasts for Comanche prepared by Comanche management and approved for use in this analysis by Comanche management. Piper applied price to MRQ annualized earnings multiples, ranging from 12.2x to 14.2x to Comanche’s projected calendar year 2022 net income in order to derive a range of projected terminal values for Comanche at December 31, 2022. The projected cash flows and terminal values were discounted using rates ranging from 13.6% to 15.6%, which reflected the cost of equity capital for Comanche using a discount rate build-up method based on the sum of the risk-free free rate, industry equity risk premium, size premium and specific company risk factor. Piper reviewed the range of aggregate prices derived in the discounted cashflow analysis and compared them to the merger consideration of $56.1 million. The results of the discounted cashflow analysis are summarized below.

	Proposed Merger Consideration	Implied Value Midpoint	Implied Value Minimum	Implied Value Maximum
	(Dollars in thousands)
Terminal Value Based on P/E Multiple	$56,066	$52,552	$48,244	$57,158

Spirit Selected Public Companies Analysis. Piper considered certain financial information for Spirit and compared it with selected companies whose equity is publicly traded that Piper deemed relevant. The selected public companies listed below include banks headquartered in Texas, Colorado, Louisiana, New Mexico,

Oklahoma or Utah with total assets between $500.0 million and $5.0 billion; targets of announced mergers were excluded. The selected companies were selected because they were deemed similar to Spirit in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Piper identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to Spirit. The 18 selected companies used in this analysis included:

•	Green Bancorp Inc. – Houston, TX

•	Origin Bancorp Inc. – Ruston, LA

•	Triumph Bancorp Inc. – Dallas, TX

•	CBTX Inc. – Beaumont, TX

•	Veritex Holdings Inc. – Dallas, TX

•	Allegiance Bancshares Inc. – Houston, TX

•	Home Bancorp Inc. – Lafayette, LA

•	People’s Utah Bancorp – American Fork, UT

•	Guaranty Bancshares Inc. – Mount Pleasant, TX

•	MidSouth Bancorp Inc. – Lafayette, LA

•	First Guaranty Bancshares Inc. – Hammond, LA

•	Investar Holding Corp. – Baton Rouge, LA

•	Bus. First Bancshares Inc. – Baton Rouge, LA

•	North Dallas Bank & Trust Co. – Dallas, TX

•	Pioneer Bancshares Inc. – Dripping Springs, TX

•	Trinity Capital Corp. – Los Alamos, NM

•	Citizens National Bancshares – Bossier City, LA

•	Jeff Davis Bancshares Inc. – Jennings, LA

Piper reviewed financial data for the selected companies, including trading value to book value, trading value to tangible book value, trading value to estimated 2018 earnings, trading value to estimated 2019 earnings and core deposit premium. The analysis was based on pricing data as of July 16, 2018. The 2018 and 2019 estimated earnings for the selected companies were based on consensus analyst earnings estimates as reported by S&P Global Market Intelligence. The table below indicates the selected financial data for Spirit and the median, 25th percentile and 75th percentile for the Spirit selected companies peer group.

	Spirit Multiples	Selected Companies Median	Selected Companies 25th Percentile	Selected Companies 75th Percentile
Trading Value / Book Value	149%	167%	151%	184%
Trading Value / Tangible Book Value	161%	189%	171%	217%
Trading Value / 2018E Earnings	17.8x	16.8x	16.1x	17.4x
Trading Value / 2019E Earnings	13.6x	13.9x	13.7x	15.1x
Core Deposit Premium	13.8%	12.1%	7.2%	16.3%

Spirit Stock Trading History. Piper reviewed the historical stock price performance of Spirit common stock for the period from Spirit’s IPO on May 4, 2018 through July 16, 2018.

Relative Contribution Analysis. Piper considered certain standalone operating and financial metrics of Comanche and Spirit and reviewed the relative standalone contribution of Comanche and Spirit to certain operating and financial metrics of the combined company. To perform this analysis, Piper used balance sheet data as of June 30, 2018, net income results for the year ended June 30, 2018, projected net income for Comanche for 2018, 2019 and 2020 based on the financial forecasts prepared by Comanche management and projected net income for Spirit for 2018, 2019 and 2020 based on consensus research analyst estimates as reported by S&P Global Market Intelligence. The relative contribution analysis did not give effect to the impact of any synergies resulting from the proposed merger.

The results of the relative contribution analysis are summarized below.

	Contribution
	Comanche	Spirit
Total Assets	24.4%	75.6%
Net Loans	12.1%	87.9%
Deposits	26.7%	73.3%
Equity	20.6%	79.4%
Tangible Common Equity	19.8%	80.2%
6/30/18 LTM Net Income	30.8%	69.2%
2018E Net Income	24.5%	75.5%
2019E Net Income	21.0%	79.0%
2020E Net Income	20.7%	79.3%
Proposed Ownership at 5.367 Exchange Ratio	17.2%	82.8%

Pro Forma Merger Analysis

Piper analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the fourth quarter of 2018. In performing this analysis, Piper utilized the following information: (i) closing balance sheet estimates as of December 31, 2018 for Spirit and Comanche, (ii) consensus “street estimates” for Spirit for 2018 and 2019 and assumed long-term strategic plan and earnings growth discussed with Comanche management, (iii) Comanche management earnings projections for 2018 to 2020 and long-term earnings growth rate as provided by Comanche management and (iv) pro forma assumptions (including the cost savings and related expenses expected to result from the merger and other adjustments assumed with respect thereto) as discussed with Comanche management and Spirit management. Piper analyzed the potential financial impact of the proposed merger on certain projected financial results of Spirit. This analysis indicated the proposed merger could be accretive to Spirit’s 2019 estimated earnings per share (excluding the impact of restructuring charges which may be realized during 2018 and 2019) and accretive to Spirit’s 2020 estimated earnings per share and dilutive to Spirit’s estimated tangible book value per share as of December 31, 2018.

In connection with this analysis, Piper considered and discussed with the Comanche board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the completion of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Matters

Comanche engaged Piper as financial advisor in connection with the potential merger based on Piper’s experience, reputation and familiarity with Comanche’s business. Piper has an investment banking division and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Assuming the merger is completed, Piper will receive a fee for its services equal to 1.15% percent of the merger consideration. Comanche paid Piper a fee of $150 thousand upon delivery of its fairness opinion, which, if the merger is completed, will be credited against Piper’s investment banking fee. The balance of the fee is payable upon consummation of the merger. In addition, Comanche has agreed to indemnify Piper and certain related parties for certain liabilities arising out of or related to the engagement and to reimburse Piper for certain expenses incurred in connection with its engagement. Piper has not previously been engaged by Comanche. Piper served as an underwriter (Co-Manager) on Spirit’s IPO, which was completed on May 4, 2018 and received a fee in connection therewith.

Piper is a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Piper and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Comanche, Spirit and certain of their affiliates as well as provide investment banking and other financial services to such companies and entities.

Interests of Comanche’s Directors and Executive Officers in the Merger

In considering the recommendation of the Comanche board of directors with respect to the Comanche merger proposal, you should be aware that certain of Comanche’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Comanche shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Comanche shareholders include:

•

Director Support Agreements. Spirit has entered into separate support agreements with each of the non-employee directors of Comanche. Each of those agreements provides, among other things, that each such director agrees to use reasonable efforts to refrain from harming the goodwill and customer and client relationships of Spirit, as well as certain confidentiality, non-competition and non-solicitation obligations. If the reorganization agreement is terminated prior to the completion of the merger, the support agreement will also be terminated.

•

Indemnification and Insurance. The directors and officers of Comanche will receive indemnification from Spirit for a period of four years after the completion of the merger to the same extent and subject to the conditions set forth in the certificate of formation and bylaws of Comanche and continued director and officer liability insurance coverage for such four-year period. Payment of the premium for the continued director and officer liability coverage will be considered a transaction cost under the reorganization agreement and could reduce the cash consideration, as more specifically described in the reorganization agreement.

•

Employee Benefit Plans. Employees of Comanche who continue on as employees of Spirit will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Spirit and Spirit Bank. These employees will receive credit for their years of service with Comanche for all purposes under the employee welfare benefit plans and other employee benefit plans and programs, sponsored by Spirit or Spirit Bank to the extent permitted by applicable law.

•

Employment Agreements. Spirit has entered into employment agreements with certain employees of Comanche, specifically, Jeff D. Stewart and William K. “Kendall” Nix, to be effective, if at all, upon the completion of the merger. Each of those agreements includes, among other things, certain compensation, benefits and severance obligations, as well as certain confidentiality, non-competition and non-solicitation obligations following the closing date of the merger.

The employment agreement with Mr. Stewart is for an initial term of one year after the date the merger is completed and the term will be automatically extended for successive periods of one year on a continuing basis until either Mr. Stewart or Spirit gives written notice of intention not to extend. The employment agreement entitles Mr. Stewart to receive an annual base salary and to participate in an annual incentive program, with a guaranteed annual incentive for the initial one-year term, and in a long-term incentive program, plus reimbursement of certain business expenses and participation in certain employee benefit programs. The employment agreement also contains non-competition and non-solicitation obligations for the term of Mr. Stewart’s employment with Spirit and for 12 months after the termination of his employment with Spirit. For the initial one-year term, the aggregate value of the employment agreement for Mr. Stewart is $250,000.

The employment agreement with Mr. Nix is for an initial term of two years and entitles Mr. Nix to receive an annual base salary and participate in annual and long-term incentive programs, plus reimbursement of certain business expenses and participation in certain employee benefit programs. The employment agreement also contains non-competition and non-solicitation obligations for the term of Mr. Nix’s employment with Spirit and for 12 months after the termination of his employment with Spirit. For the initial two-year term, the aggregate value of the employment agreement for Mr. Nix is $450,000.

The employment agreements also entitle each of Mr. Stewart and Mr. Nix, after termination of employment with Spirit prior to and in connection with a change of control or within two years after the occurrence of a change in control (a) by Spirit for any reason other than death, disability or cause (as defined in the employment agreements) or (b) by Mr. Stewart or Mr. Nix, respectively, for good reason (as defined in the employment agreements), to receive payment of (i) base salary through the date of termination (as defined in the employment agreements), plus any earned vacation pay, plus any benefits or awards (including both the cash and stock components) that pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to Mr. Stewart or Mr. Nix, respectively; plus (ii) an amount equal to the aggregate of base salary for the calendar year in which the date of termination occurs and all bonus, profit sharing and other annual incentive payments made by Spirit to Mr. Stewart or Mr. Nix, respectively, with respect to the most recent full year preceding the year in which the date of termination occurs; plus (iii) benefits equal in value to each life, health, accident or disability benefit to which Mr. Stewart or Mr. Nix, respectively, was entitled immediately before the date of termination.

•

Deferred Cash Incentive Agreement. Mr. Stewart is party to a Deferred Cash Incentive Agreement with Comanche Bank. Under the agreement, the benefit payable to Mr. Stewart upon a change in control (as defined in the agreement) is an amount equal to 100.0% of the amount in his deferred account (as defined in the plan). As of August 29, 2018, the benefit payable to Mr. Stewart upon a change in control is $268,839.90. Benefits are payable in a lump sum within 60 days after the last day of the month in which the merger is completed.

•

Salary Continuation Agreement. Mr. Stewart is party to a Salary Continuation Agreement with Comanche. Under the agreement, upon Mr. Stewart’s termination of employment after the normal retirement age of 67, Spirit will pay Mr. Stewart an annual benefit equal to 50.0% of his highest single year base salary while employed by Spirit or Comanche. The benefit will be paid in monthly installments for a period of 15 years. In the event Mr. Stewart (x) has incurred a separation of service under 409A of the Code or (y) terminates his employment as a result of Spirit Bank or Comanche Bank, as applicable, the Bank, among other things, reducing his compensation, benefits or duties, in each case after the completion of the merger, Mr. Stewart will be entitled to receive a benefit equal to 100.0% of his accrual balance as of the date of his termination. As of the date of this document, Mr. Stewart’s accrual balance is $214,031.05. The benefit will be payable to Mr. Stewart in a single lump sum within 60 days of the last day of the month in which the termination of his employment occurs.

Public Trading Markets

Spirit common stock is listed for trading on NASDAQ under the symbol “STXB” and will continue to be listed under that symbol following the completion of the merger. Under the reorganization agreement, Spirit will cause the shares of Spirit common stock to be issued in the merger to be approved for listing on NASDAQ, subject to notice of issuance, and the reorganization agreement provides that neither Spirit nor Comanche will be required to complete the merger if such shares are not authorized for listing on NASDAQ, subject to notice of issuance.

Spirit’s Dividend Policy

Spirit has not historically declared or paid cash dividends on Spirit common stock and it does not expect to pay dividends on Spirit common stock for the foreseeable future. Instead, Spirit anticipates that all of its future earnings will be retained to support its operations and to finance the growth and development of Spirit’s business. In addition, the payment of dividends by bank holding companies is generally subject to legal and regulatory limitations. For further information, see the section of this document entitled “Comparative Market Prices and Dividends,” beginning on page 135.

Restrictions on Resale of Spirit Common Stock

The shares of Spirit common stock to be issued in the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Spirit for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Spirit include individuals or entities that control, are controlled by, or are under common control with Spirit and may include the executive officers, directors and significant shareholders of Spirit.

Dissenters’ Rights in the Merger

General. If you hold one or more shares of Comanche common stock, you have the right to dissent from the merger and have the appraised fair value of your shares of Comanche common stock as of the date immediately prior to the closing date of the merger paid to you in cash under Chapter 10, Subchapter H of the TBOC. The appraised fair value may be more or less than the value of the stock consideration and the cash consideration being paid in the merger in exchange for shares of Comanche common stock. If you are contemplating exercising your right to dissent, Spirit and Comanche urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, a copy of which is included with this document as Annex B, and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•

you must, prior to the Comanche special meeting, provide Comanche with a written objection to the merger that states that you intend to exercise your right to dissent if the reorganization agreement is approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

•	you must vote your shares of Comanche common stock against approval of the Comanche merger proposal at the Comanche special meeting in person or by proxy;

•

you must, not later than the 20th day after Spirit (which will be the ultimate successor to Comanche) sends you notice that the merger was completed, deliver to Spirit a written demand for payment of the fair value of the shares of Comanche common stock you own that states the number and class of shares of Comanche common stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after you make your demand for payment to Spirit as described above, submit your certificates representing Comanche common stock to Spirit.

If you intend to exercise your right to dissent from the merger, prior to the Comanche special meeting you must send the notice of objection to Comanche, addressed to:

Comanche National Corporation

100 East Central Street

Comanche, Texas 76442

Attention: President and Corporate Secretary

If you fail to send the written objection to the merger in the proper form and prior to the Comanche special meeting, to vote your shares of Comanche common stock at the Comanche special meeting against the approval of the Comanche merger proposal or to submit your demand for payment in the proper form and on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to Spirit on a timely basis your certificates formerly representing the shares of Comanche common stock after you have submitted the demand for payment as described above, Spirit will have the option to terminate your right of dissent as to your shares of Comanche common stock. In any instance of a termination or loss of your right of dissent, you will instead receive the merger consideration as set forth in the reorganization agreement. If you comply with the first two items above and the merger is completed, Spirit will send you a written notice advising you that the merger has been completed. Spirit must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to Comanche in a timely manner and in proper form and you have voted against the reorganization agreement at the Comanche special meeting as described above and you desire to receive the fair value of your shares of Comanche common stock in cash, you must, within 20 days of the date on which Spirit sends to you the notice of that the merger was completed, give Spirit a written demand for payment of the fair value of your shares of Comanche common stock. The fair value of your shares of Comanche common stock will be the value of the shares on the day immediately preceding the completion of the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to Spirit must be addressed to:

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Attention: President and Corporate Secretary

Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of Comanche common stock you own and your estimate of the fair value of your shares of Comanche common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Spirit within 20 days of the date on which Spirit sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by Spirit within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Comanche common stock. Instead, you will receive shares of Spirit common stock and cash as the merger consideration set forth in the reorganization agreement.

Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Spirit as described above, you must, not later than the 20th day after you make your written demand for payment to Spirit, submit to Spirit your certificate or certificates formerly representing the shares of Comanche common stock you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Spirit will note on each such certificate that you have demanded payment of the fair value of the shares of Comanche common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Spirit will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of Comanche common stock for which you have exercised the right of dissent in a timely fashion, Spirit will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of Comanche common stock unless a court, for good cause shown, directs Spirit not to terminate those rights.

Spirit’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Spirit receives your written demand for payment and your estimate of the fair value of your shares of Comanche common stock submitted as described above, Spirit must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Spirit accepts your estimate, Spirit will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. Spirit will make this payment to you only if you have surrendered the share certificates representing your shares of Comanche common stock, duly endorsed for transfer, to Spirit.

If Spirit does not accept your estimate, Spirit will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.

Payment of the Fair Value of Your Shares of Comanche Stock upon Agreement of an Estimate. If you and Spirit have reached an agreement on the fair value of your shares of Comanche common stock within 90 days after the effective date of the merger, Spirit must pay you the agreed amount within 120 days after the date the merger is completed, provided that you have surrendered the certificates formerly representing your shares of Comanche common stock, duly endorsed for transfer, to Spirit.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Spirit have not reached an agreement as to the fair market value of your shares of Comanche common stock within 90 days after the effective date of the merger, you or Spirit may, within 60 days after the expiration of the 90-day period, commence proceedings in Montgomery County, Texas asking the court to determine the fair value of your shares of Comanche common stock. The court will determine if you have complied with the provisions of the TBOC regarding your right of dissent and if you have become entitled to receive payment for your shares of Comanche common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Spirit objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of Comanche common stock. Both you and Spirit may address the court about the report. The court will determine the fair value of your shares and direct Spirit to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

Rights as a Shareholder. If you have made a written demand on Spirit for payment of the fair value of your shares of Comanche common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of Spirit, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of Comanche common stock or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Spirit for payment of the fair value of your Comanche common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and you will have the same rights to receive of the merger consideration with respect to your shares of Comanche common stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of Spirit common stock that may have been paid to Spirit shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.

Beneficial Owners. Persons who beneficially own shares of Comanche common stock that are held of record in the name of another person, such as a bank, broker, trustee or other nominee, and who desire to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenters’ rights with respect to those shares. Only the persons in whose names shares of Comanche common stock are registered on the share transfer records of Comanche may exercise the right of dissent and appraisal discussed above.

U.S. Federal Income Tax Consequences. See the section of this document entitled “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 115, for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Comanche common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the Comanche special meeting in favor of the reorganization agreement, you will not be able to assert dissenters’ rights.

The foregoing summary is not intended to be a complete statement of the procedures for exercising dissenter’s rights under the TBOC and is qualified in its entirety by reference to the full text of Chapter 10, Subchapter H of the TBOC, a copy of which is incldued with this document as Annex B. Comanche urges any Comanche shareholder wishing to exercise dissenters’ rights, if any, to read this summary and the TBOC provisions carefully, and to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in of Chapter 10, Subchapter H of the TBOC may result in the loss of your statutory dissenters’ rights.

Regulatory Approvals Required for the Merger

The merger and the second merger require the approval of the Federal Reserve. On August 31, 2018, Spirit filed the required application with the Federal Reserve Bank of Dallas. Although neither Spirit nor Comanche knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Spirit and Comanche cannot be certain when or if they will be obtained.

The bank merger requires the approval of the FDIC and the TDSML. On August 31, 2018, Spirit Bank filed the required application with the FDIC and the TDSML. Although neither Spirit nor Comanche knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Spirit and Comanche cannot be certain when or if they will be obtained.

The Department of Justice has between 15 and 30 days following approval by the Federal Reserve and the FDIC to challenge the approval on antitrust grounds. While Spirit and Comanche do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.

Spirit and Comanche are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this document. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE REORGANIZATION AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the reorganization agreement. The following description of the reorganization agreement is subject to, and qualified in its entirety by reference to, the reorganization agreement, which is attached to this document as Annex A and is incorporated into this document by reference. We urge you to read the reorganization agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the Spirit board of directors and the Comanche board of directors has unanimously approved the reorganization agreement. Under the reorganization agreement, Comanche will merge with and into Spirit, with Spirit continuing as the surviving corporation. Immediately following the merger, CNC Delaware will merge with and into Spirit, with Spirit continuing as the surviving corporation. Immediately after the second merger, Comanche Bank will merge with and into Spirit Bank, with Spirit Bank continuing as the surviving bank.

Prior to the completion of the merger, Spirit may modify the structure of the transactions contemplated by the reorganization agreement, except that no such modification may (i) result in adverse U.S. federal income tax consequences to Comanche shareholders, (ii) change in kind or reduce the merger consideration to be paid to the holders of Comanche common stock, (iii) materially delay or jeopardize receipt of any required regulatory approvals.

Merger Consideration

In the merger, all of the outstanding shares of Comanche common stock (other than cancelled shares and dissenting shares) will be converted into the right to receive, in the aggregate, (i) 2,142,857 shares of Spirit common stock, and (ii) $15,000,000.00 in cash minus the amount of Comanche’s transaction costs (but the cash consideration will not be reduced by more than $2,755,000.00). Comanche shareholders who would otherwise be entitled to receive a fractional share of Spirit common stock in the merger will instead receive an amount of cash determined by multiplying the fractional share by $21.00.

Spirit common stock is listed on NASDAQ under the symbol “STXB.” The value of the stock consideration may fluctuate with the market price of Spirit common stock and will not be known at the time of the Comanche special meeting and the Spirit special meeting. In addition, the exact value of the cash consideration cannot be determined at the time of the Comanche special meeting and the Spirit special meeting because it is subject to adjustment based on the final amount of Comanche’s transaction costs.

Based on the number of shares of Spirit common stock and Comanche common stock outstanding as of August 3, 2018, the last date before the date of this document for which it was practicable to obtain this information, approximately 82.0% of Spirit common stock outstanding after the completion of the merger will be held by shareholders who were holders of Spirit common stock immediately before the effective time of the merger and approximately 18.0% of Spirit common stock outstanding after the completion of the merger will be held by shareholders who were holders of Comanche common stock immediately before the effective time of the merger.

The reorganization agreement governs the merger. The reorganization agreement is included with this document as Annex A. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the reorganization agreement. Please carefully read the reorganization agreement for a more complete understanding of the merger.

Adjustments to Merger Consideration

The cash consideration will be reduced by the amount of costs and expenses, up to $2,755,000.00, incurred by Comanche or Comanche Bank in connection with the merger and other transactions contemplated by the reorganization agreement. Such transaction costs include, among other things, any fees paid to a broker, finder, financial advisor or investment banker, legal and accounting fees in connection with the negotiation, execution or performance of the reorganization; premiums for the “tail coverage” under certain of Comanche’s existing insurance and liability policies; fees to terminate employee benefit plans and certain data processing and other contracts; salary continuation and deferred compensation payments; and unrealized losses on investment securities.

In addition, if the average closing price of Spirit common stock is less than $16.80 per share and Spirit common stock underperforms the selected index by more than 20.0%, Comanche has the right to terminate the reorganization agreement. Spirit has the right, but not the obligation, to increase the merger consideration to prevent a termination of the reorganization agreement by Comanche. Spirit may increase the merger consideration in its discretion by increasing the cash consideration and/or by increasing the number of shares of Spirit common stock in the stock consideration such that the sum of any additional cash consideration and the value of the stock consideration is equal to at least $36,000,000.00 (valuing the stock consideration based on the average closing price in accordance with the reorganization agreement).

Fractional Shares

Spirit will not issue any fractional shares of Spirit common stock in the merger. Comanche shareholders who would otherwise be entitled to receive a fractional share of Spirit common stock in the merger will instead be entitled to receive, in lieu of the fractional share, an amount of cash (rounded to the nearest cent) determined by multiplying (i) the fraction of a share of Spirit common stock which such shareholder would otherwise be entitled to receive by (ii) $21.00.

Governing Documents; Directors and Officers; Governance Matters

At the effective time, the certificate of formation and bylaws of Spirit in effect immediately prior to the effective time of the merger will be the certificate of formation and bylaws of the surviving corporation after the completion of the merger, until thereafter amended in accordance with applicable law. The directors of Spirit immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, except that Spirit will appoint William K. “Kendall” Nix to the Spirit board of directors upon completion of the merger. The officers of Spirit immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, except as described in the section of this document entitled “The Merger–Interests of Comanche’s Directors and Executive Officers in the Merger,” beginning on page 95.

Completion and Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas. If the Comanche shareholders approve the Comanche merger proposal and the Spirit shareholders approve the Spirit merger proposal and the Spirit stock issuance proposal at their respective special meetings, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2018, although delays could occur.

We cannot assure you that we can obtain the required shareholder and regulatory approvals or that the other conditions to the completion of the merger can or will be satisfied.

Conversion of Shares; Exchange of Certificates

The conversion of Comanche common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, Computershare, as the exchange agent, will exchange certificates formerly representing shares of Comanche common stock for the merger consideration to be received pursuant to the reorganization agreement.

If you are a Comanche shareholder, within five business days after the effective time of the merger, Computershare will mail a letter of transmittal and instructions to you for use in surrendering your Comanche stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the properly completed and duly executed letter of transmittal, within ten days after such surrender, Computershare will cancel your surrendered Comanche stock certificates and deliver to you the number of shares of Spirit common stock and cash that you are entitled to receive under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each certificate formerly representing shares of Comanche common stock will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. If a Comanche stock certificate has been lost, stolen or destroyed, Computershare will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Spirit or Computershare, the posting of a bond in an amount as Spirit or Computershare, as applicable, may direct as indemnity against any claim that may be made against it with respect to such certificate. After the effective time of the merger, Comanche’s transfer books will be closed and no transfer of the shares of Comanche common stock outstanding immediately prior to the effective time of the merger, other than to settle transfers of Comanche common stock that occurred prior to the effective time of the merger.

To the extent permitted by applicable law, you will be entitled to vote after the effective time of the merger at any meeting of Spirit shareholders the number of whole shares of Spirit common stock into which your shares of Comanche common stock are converted, regardless of whether you have surrendered your Comanche stock certificates to Computershare for exchange for Spirit stock certificates. If and when Spirit declares a dividend or other distribution on Spirit common stock that has a record date after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Spirit common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Spirit common stock will be delivered to you until you surrender your Comanche stock certificates for exchange as described above. Upon surrender of your Comanche stock certificates, book-entry shares of Spirit common stock into which your shares of Comanche common stock have been converted, together with cash in lieu of any fractional share of Spirit common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Representations and Warranties

The representations, warranties and covenants described below and included in the reorganization agreement were made by Spirit and Comanche for purposes of the reorganization agreement and as of specific dates, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Spirit and Comanche rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Spirit, Comanche or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the reorganization agreement, which subsequent information may or may not be fully reflected in public disclosures by Spirit or Comanche. The representations and warranties and other provisions of the reorganization agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document. See the section of this document entitled “Where You Can Find More Information,” beginning on page 264.

The reorganization agreement contains customary representations and warranties of each of Spirit and Comanche relating to their respective businesses. The representations and warranties in the reorganization agreement do not survive the effective time of the merger.

The reorganization agreement contains representations and warranties made by Comanche and Spirit relating to a number of matters, including the following:

•	corporate organization, existence and standing;

•	capitalization;

•	authority to execute and deliver the reorganization agreement and to complete the transactions contemplated thereby;

•

the absence of conflicts between the execution and delivery of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

•	third-party consents;

•	pending or threatened litigation and other proceedings;

•	the accuracy of their financial statements, reports and internal controls;

•	compliance with applicable laws and regulatory filings and its ability to receive required regulatory approvals;

•	the absence of certain changes and events;

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	its brokers’, finders’ and financial advisors’ fees; and

•	their receipt of fairness opinions.

Comanche also has made additional representations and warranties to Spirit with respect to (among other things):

•	its subsidiaries;

•	its organizational documents;

•	its trust preferred securities;

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of certain loans and related matters;

•	the accuracy of its minute books and stock transfer records;

•	the performance of fiduciary responsibilities by Comanche and each of its subsidiaries;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	the existence of certain contracts and commitments;

•	its fidelity bonds and insurance coverage;

•	actions taken by regulatory authorities;

•	certain employee matters;

•	its compensation and benefit plans;

•	the existence of certain deferred compensation and salary continuation agreements;

•	its internal accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its intellectual property rights;

•	its shareholders list;

•	dissenting shareholders; and

•	anti-takeover laws.

Spirit has also made additional representations and warranties to Comanche with respect to its compliance with its SEC reporting obligations and the accuracy of such reports.

Certain representations and warranties of Spirit and Comanche are qualified as to “materiality” or “material adverse effect.” For purposes of the reorganization agreement, a “material adverse effect,” when used in reference to either Comanche, Spirit or the surviving corporation, means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole, other than any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by the Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated thereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such changes in the foregoing (A) through (F) disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from completing the merger, or any of the transactions contemplated by the reorganization agreement, including the second merger and the bank merger to which such party is a party.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

From the date of the reorganization agreement to and including the closing date of the merger, Comanche has agreed to, and has agreed to cause Comanche Bank to:

•	conduct its affairs only in the ordinary course of business consistent with past practices and safe and sound banking principles;

•

use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, directors, employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

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promptly give written notice to Spirit of (i) any material changes in its business, operations or prospects, (ii) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any governmental body, (iii) the commencement or threat of any proceeding or litigation against Comanche or any of its subsidiaries or (iv) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause a breach of any covenant, condition or agreement contained in the reorganization agreement, any of the representations or warranties of Comanche in the reorganization agreement to be materially untrue or a material adverse effect on Comanche; and

•

take no action which would adversely affect or delay the ability of Comanche or Spirit to obtain any regulatory or other approvals required for the completion of the transactions contemplated by the reorganization agreement or to perform its obligations and agreements under the reorganization agreement.

From the date of the reorganization agreement to and including the effective time of the merger, except as expressly permitted by the reorganization agreement or as may be required by applicable law or an order or policy of a governmental body, and unless Spirit otherwise consents in writing, Comanche has agreed not to, and has agreed not to permit Comanche Bank to:

•	adjust, split, combine or reclassify any Comanche common stock;

•

make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit that would be a material violation of its policies and procedures in effect as of the date of the reorganization agreement, or would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

•	issue or sell, or obligate itself to issue or sell, any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•

hire any employee or independent contractor with an annual salary in excess of $50,000, except as necessary to avoid imminent and material harm to the business or assets of Comanche or Comanche Bank and upon providing notice of such hiring to Spirit within one (1) business day of such hiring;

•

grant any severance or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Comanche or any of its subsidiaries;

•

increase the compensation or fringe benefits of any of its employees, directors, consultants or other service providers other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the reorganization agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•	amend any Comanche employee plan, other than as required to maintain the tax qualified status of such plan or as contemplated under the reorganization agreement;

•

declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Comanche common stock, or directly or indirectly, purchase, redeem or otherwise acquire any shares of Comanche common stock;

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redeem the debentures issued by Comanche to the Comanche Statutory Trust I, which we refer to as the statutory trust, in connection with its trust preferred securities, in whole or in part, or make any payment in respect of such debentures, other than interest on such debentures;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental body;

•

sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein, other than in the ordinary course of business consistent with past practices and safe and sound banking practices;

•

foreclose upon or otherwise acquire any commercial real property before receipt and approval by Spirit of a Phase I environmental review thereof to the extent the commercial real property subject to foreclosure or other acquisition has, to the knowledge of Comanche, been designated by a governmental body as requiring any environmental investigation, cleanup or response action to comply with environmental laws or been the site of any release of any hazardous materials, is the type of commercial real property that would reasonably be expected to have underground storage tanks or contain asbestos in the improvements located thereon, or is, or has been, a heavy industrial site or landfill;

•	increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•

establish any new subsidiary or affiliate or enter into any new line of business, or except pursuant to contracts or agreements in force at the date of or permitted by the reorganization agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•

materially deviate from policies and procedures existing as of the date of the reorganization agreement with respect to classification of assets, the allowance for loan losses and accrual of interest on assets, except as otherwise required by the provisions of the reorganization agreement, applicable law or regulation or any governmental body;

•	amend or change any provision of the certificate of formation, bylaws or the governing documents of Comanche or any of its subsidiaries;

•

make any capital expenditure which would exceed an aggregate of $100,000, except as necessary to avoid imminent and material harm to the business or assets of Comanche or Comanche Bank and upon providing notice of such expenditure to Spirit within one (1) business day of making such expenditure;

•

excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including FHLB advances, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•	prepay any indebtedness or other similar arrangements so as to cause Comanche to incur any prepayment penalty thereunder;

•

settle any claim, action or proceeding involving payment by Comanche or Comanche Bank of money damages in excess of $50,000 in the aggregate or imposing any restriction on the operations of Comanche or any of its subsidiaries;

•

make any changes to its investment securities portfolio from that as of June 30, 2018, or the manner in which the portfolio is classified or reported, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•

make or change any tax election or tax method of accounting, settle or compromise any tax liability, enter into any tax closing agreement, surrender any right to claim a return of taxes, file any amended tax return, or consent to any extension or waiver of any statute of limitations;

•

take, or knowingly fail to take, any action that would reasonably be expected to prevent the merger, the second merger or the bank merger from qualifying as a “reorganization” under the Section 368(a) of the Code;

•	take any actions or fail to take any actions that could reasonably be expected to cause the statutory trust to not be treated as a grantor trust for federal income tax purposes; or

•	agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of Comanche, we refer you to the reorganization agreement, which is attached as Annex A to this document.

Regulatory Matters

Spirit and Comanche have agreed to take all reasonable actions to aid and assist in the completion of the merger and to use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement.

Spirit agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by Spirit or Spirit Bank in connection with the reorganization agreement and the transactions contemplated thereby and to provide Comanche copies of such filings for which confidential treatment has not been requested. Comanche agreed to cause CNC Delaware to cooperate with Spirit and Spirit Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the second merger and to cause Comanche Bank to cooperate with Spirit and Spirit Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the bank merger. In addition, Comanche agreed, to the extent permitted by applicable law, to provide Spirit all information concerning Comanche required for inclusion in this document, or any other application, filing, statement or document to be made or filed in connection with the merger, the second merger, the bank merger or the other transactions contemplated by the reorganization agreement.

Director and Officer Indemnification and Insurance

Spirit agreed to indemnify and hold harmless the directors and officers of Comanche and each of its subsidiaries as of the effective time of the merger and for four years thereafter, subject to the limitations of any governmental body and the certificate of formation, bylaws and other governing documents of Comanche and each of its subsidiaries, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Comanche or any of its subsidiaries to the fullest extent that the indemnified party would be entitled under the certificate of formation, bylaws or other governing documents of Comanche or any of its subsidiaries, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

Comanche agreed to purchase, for a period of not less than four years after the effective time of the merger, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance (vi) fiduciary liability insurance and (vii) cyber liability insurance, for each person and entity, including, without limitation, Comanche, its subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Comanche or its subsidiaries.

Agreement Not to Solicit Other Offers

Comanche agreed that neither it nor any of its subsidiaries will, and it will instruct their respective directors, officers, agents or representatives not to, directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries or proposal with respect to, or provide any information to, conduct any assessment of, engage in negotiations with or have any discussions with any other party concerning any acquisition proposal or which could reasonably be expected to lead to an acquisition proposal.

If Comanche or any of its representatives receives an unsolicited bona fide acquisition proposal before the Comanche special meeting that the Comanche board of directors has:

•

determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

•

determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause, or would be reasonably expected to cause, it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement,

then Comanche or its representatives may furnish information to and enter into discussions and negotiations with such other party.

Comanche agreed to notify Spirit in writing within three business days after receipt of any unsolicited acquisition proposal and to provide reasonable detail as to the identity of the individual, corporation or other entity making such proposal and the material terms of such acquisition proposal.

Conditions to the Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Spirit and Comanche to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•

having received all required regulatory approvals of the transactions contemplated by the reorganization agreement, including the merger, the second merger and the bank merger, in a manner that does not impose any restrictions on the operations of Spirit or the continuing corporation which are reasonably unacceptable to Spirit;

•	the Comanche shareholders having approved the Comanche merger proposal and the Spirit shareholders having approved the Spirit merger proposal and the Spirit stock issuance proposal;

•

the registration statement of which this document forms a part having become effective and no stop order suspending its effectiveness being in effect and no proceedings for that purpose having been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Spirit common stock to be issued having been received;

•	the shares of Spirit common stock to be issued to Comanche shareholders having been authorized for listing on NASDAQ;

•

except as explicitly provided in the reorganization agreement, the other party’s representations and warranties contained in the reorganization agreement being true and correct as of the date of the reorganization agreement and being true and correct in all material respects as of the closing date of the merger and each party having received a certificate signed by an appropriate representative of the other party to that effect;

•

each party having performed or complied in all material respects with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before the closing of the merger and each party having received of a certificate signed by an appropriate representative of the other party to that effect;

•

the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

•

the absence of any action having been taken, and any law, statute, rule, regulation or order, judgment, order or ruling being promulgated, enacted, entered, enforced or deemed applicable to the reorganization agreement or the transactions contemplated hereby by any federal, state or foreign governmental body or by any court, which, if successful, (i) would make the reorganization agreement or any other related agreement, or the transactions contemplated by the reorganization agreement or other related agreement, including the merger and the issuance of shares of Spirit common stock in connection with the merger, illegal, invalid or unenforceable, (ii) would impose material limits on the ability of any party to complete the reorganization agreement or any other related agreement, or the transactions contemplated by the reorganization agreement or other related agreement, including the merger and the issuance of shares of Spirit common stock in connection with the merger, or (iii) would, subject Comanche, Spirit or any of their subsidiaries or any officer, director, shareholder or employee of Comanche, Spirit or their respective subsidiaries to criminal or civil liability;

•

each party having obtained certain third-party consents and approvals as identified in the reorganization and each party having received evidence from the other party of such consents and approvals in form and substance satisfactory to it; and

•	each party having received an opinion of such party’s outside counsel to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code.

In addition to the conditions listed above, Spirit’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•

certain officers of Comanche and/or Comanche Bank each having entered into employment agreements with Spirit, which have been executed, and such employment agreements remaining in full force and effect as of the effective time of the merger;

•

each of the non-employee directors of Comanche and Comanche Bank having entered into a support agreement with Spirit, which have been executed, and such support agreements remaining in full force and effect as of the effective time of the merger;

•

each of the directors and certain officers of Comanche and Comanche Bank having executed a release agreement, releasing Comanche, CNC Delaware and Comanche Bank from any and all claims of such directors and officers, subject to certain limited exceptions, and such releases remaining in full force and effect as of the effective time of the merger;

•

holders of no more than 5.0% of the outstanding Comanche common stock, in the aggregate, having demanded or being entitled to demand payment of the appraised fair value of their shares as dissenting shareholders;

•	Comanche having accrued for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;

•	Comanche, as requested by Spirit, having amended or terminated any employee benefit plans; and

•

Comanche having deliver to Spirit all other instruments and documents which Spirit or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the reorganization agreement.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party has agreed in the reorganization agreement to take certain other actions, including but not limited to:

•	Comanche agreed to give Spirit access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•	Comanche agreed to deliver or make available to Spirit all unaudited monthly and quarterly financial statements and all call reports filed by Comanche Bank;

•

each party has agreed to hold in confidence documents and information concerning the other in accordance with the terms of the non-disclosure and confidentiality agreement, dated December 26, 2017, by and between Spirit and Comanche;

•

each party has agreed that it will not, and will not permit any of their officer, director or representatives to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party, except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•

Comanche agreed to use commercially reasonable efforts to ensure that, at Spirit’s request, its current data processing contracts and other contracts will be terminated prior to the data processing conversion and the operational integration occurs between Comanche Bank and Spirit Bank;

•

Comanche agreed to cause Comanche Bank to maintain its allowance for loan losses at a level consistent with Comanche Bank’s historical methodology, past practices, policies in existence as of the execution of the reorganization agreement and in compliance with GAAP;

•	Comanche agreed to use its commercially reasonable efforts to obtain all consents, approvals, authorizations or waivers as described on a disclosure schedule;

•

Comanche agreed to provide Spirit real time access to a data share file portal containing documents, reports and other materials prepare for and/or provided to the senior loan officers and members of each of Comanche Bank’s loan committees;

•

Comanche agreed to cause CNC Delaware and Comanche Bank to coordinate with Spirit and Spirit Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the second merger and the bank merger, respectively;

•

Spirit agreed to prepare and file a registration statement with the SEC with respect to the shares of Spirit common stock to be issued pursuant to the reorganization agreement, and use its commercially reasonable efforts to cause the registration statement to become effective;

•

Spirit agreed to file all documents required to be filed to have the shares of the Spirit common stock to be issued pursuant to the reorganization agreement included for listing on NASDAQ and use its commercially reasonable efforts to effect said listing;

•

Spirit agreed that the employees of Comanche and its subsidiaries who continue their employment after the completion of the merger will be entitled to participate as employees in the employee benefit plans and programs maintained for employees of Spirit and Spirit Bank, such employees will be entitled to credit for prior service with Comanche and Spirit will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent permitted by Spirit’s plans and applicable law and subject to the provisions set forth in the reorganization agreement;

•

Spirit agreed to appoint William K. “Kendall” Nix as a director of Spirit upon the completion of the merger and, at the 2020 annual meeting of shareholders, to nominate Mr. Nix, or cause him to be nominated, as a director; and

•	Spirit agreed to assume the obligations of Comanche to the statutory trust effective as of the effective time of the merger.

Termination of the Reorganization Agreement

Spirit and Comanche can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Spirit or Comanche may decide, without the consent of the other, to terminate the reorganization agreement if:

•

any order, decree or ruling or any other action enjoining or prohibiting the merger, the second merger or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

•

any of the transactions contemplated by the reorganization agreement are not approved by the appropriate governmental body or the applications or notices are suggested or recommended to be withdrawn by any governmental body;

•

the merger has not been completed by January 15, 2019 (unless one or more of the required regulatory approvals has not been received on or before January 15, 2019, in which case this deadline will be extended to March 16, 2019) or such later date approved in writing by the Spirit board of directors and the Comanche board of directors, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the reorganization agreement to fulfill any material obligation under the reorganization agreement;

•	Spirit shareholders fail to approve the Spirit merger proposal or the Spirit stock issuance proposal;

•	Comanche shareholders fail to approve the Comanche merger proposal; or

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party.

Comanche may terminate the reorganization agreement, without the consent of Spirit, at any time before Comanche shareholders approve the reorganization agreement, if the Comanche board of directors receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that Comanche gives Spirit five business days’ notice of its intent to accept such proposal and, to the extent Spirit desires, negotiates with Spirit to make adjustments to the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal, and the Comanche board of directors determines that the alternative acquisition proposal is still a superior proposal to that of the reorganization agreement after giving effect to the adjustments to the terms and conditions of the reorganization agreement proposed by Spirit.

Comanche may also terminate the reorganization agreement if (i) the average closing price of Spirit common stock is less than $16.80 and (ii) the number obtained by dividing the average closing price of Spirit common stock by $21.00 is less than the number obtained by dividing (a) the final index price by (b) the initial index price and subtracting 0.20 from such quotient. Upon receipt of such notice, Spirit has the discretion, but not the obligation, within two business days after receipt of Comanche’s written notice of such termination, to increase the merger consideration by increasing the cash consideration and/or by increasing number of shares of Spirit common stock in the stock consideration such that the sum of any additional cash consideration and the value of the stock consideration is equal to at least $36,000,000.00. The final index price, as such term is used in this document, is the average of the daily closing value of the selected index for the 15 consecutive trading days ending on and including the fifth trading day preceding the closing date of the merger. The initial index price, as such term is used in this document, is $                (the closing value of the selected index on the date immediately prior to the date of the reorganization agreement). If Spirit elects to increase the merger consideration, Comanche will no longer have the right to terminate the reorganization agreement for these reasons.

In addition, Spirit may terminate the reorganization agreement, without the consent of Comanche:

•	if any required regulatory approval is obtained subject to restrictions or conditions on the operations of Comanche, Comanche Bank, Spirit or Spirit Bank that are reasonably unacceptable to Spirit;

•

on or prior to October 17, 2018, if the results of any environmental inspections or surveys of Comanche properties identify certain potential or current violations of environmental laws or requires certain remedial or clean up action that could have a material adverse effect on Comanche or that Spirit expects to cost more than $1.0 million;

•	if Comanche breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Spirit;

•	if the Comanche board of directors agrees to accept a superior proposal (as defined in the reorganization agreement); or

•

if the Comanche board of directors withdraws or modifies, in any manner adverse to Spirit, its recommendation or approval of the reorganization agreement or recommends to Comanche shareholders acceptance or approval of any alternative acquisition proposal.

Termination Fee

If the reorganization agreement is terminated by:

•

Comanche because the Comanche board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Spirit to the terms of the reorganization agreement;

•

Spirit because Comanche breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Spirit, the Comanche board resolves to accept a superior proposal or the Comanche board effects a change in its recommendation to Comanche shareholders as to how to vote on the Comanche merger proposal;

•

Spirit or Comanche because the merger has not been completed by January 15, 2019 (or March 16, 2019, if regulatory approval has not been obtained by January 15, 2019), at the time of termination, the registration statement has been declared effective for at least 25 business days and Comanche has failed to call, give notice of, convene and hold the Comanche special meeting;

•

Spirit or Comanche because Comanche shareholders fail to approve the reorganization agreement and, at the time of the termination, the Comanche board of directors has received a bona fide, alternative acquisition proposal; or

•

Spirit or Comanche because Comanche shareholders fail to approve the reorganization agreement by January 15, 2019 (or March 16, 2019, if regulatory approval has not been obtained by January 15, 2019), at the time of termination, the Comanche board of directors has received a bona fide, alternative acquisition proposal, and within 12 months of termination of the reorganization agreement, Comanche enters into an acquisition agreement with a third party with respect to such acquisition proposal, then Comanche will be required to pay Spirit a termination fee of $2,200,000.00.

Effect of Termination

Except with respect to the termination fee, as discussed above, if the reorganization agreement is terminated, it will become void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except that (i) each of Spirit and Comanche will remain liable for any liabilities or damages arising out of its breach of any provision of the reorganization agreement and (ii) designated provisions of the reorganization agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Expenses and Fees

Comanche and Spirit will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed, including, but not limited to, fees and expenses of their own outside legal counsel, financial or other advisors, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of Comanche and Spirit agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

Amendment, Waiver and Extension of the Reorganization Agreement

The reorganization agreement may be amended by the parties in writing at any time before or after approval of the reorganization agreement by Comanche shareholders, except that after such approval, if the amendment will reduce the value of or change the form of the merger consideration, the amendment must be approved by Comanche shareholders.

At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the reorganization agreement or in any document delivered pursuant to the reorganization agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the reorganization agreement.

Comanche Support Agreements and Comanche Voting Agreement

Comanche Support Agreements

In connection with entering into the reorganization agreement, each of the directors of Comanche and Comanche Bank that is not a party to an employment agreement has entered into a director support agreement with Spirit pursuant to which they agree to refrain from harming the goodwill of Spirit, Comanche or any of their respective subsidiaries and their respective customer, client and vendor relationships. By entering into the Comanche support agreements, each director also agreed to certain additional restrictive covenants.

The foregoing description of the Comanche support agreements is subject to, and qualified in its entirety by reference to, the Comanche support agreements, the form of which is attached to the reorganization agreement that is included with this document as Annex A and is incorporated into this document by reference.

Comanche Voting Agreement

In connection with entering into the reorganization agreement, Spirit entered into a voting agreement with Comanche and certain shareholders of Comanche. The shareholders who are party to the Comanche voting agreement beneficially own in the aggregate approximately 60.67% of the outstanding shares of Comanche common stock. The Comanche voting agreement requires, among other things, that the shareholders party thereto vote all of their shares of Comanche common stock in favor of the merger and the other transactions contemplated by the reorganization agreement and against alternative transactions and generally prohibits them from transferring their shares of Comanche common stock prior to the termination of the Comanche voting agreement. The Comanche voting agreement will terminate upon the earlier of the termination of the reorganization agreement in accordance with its terms or the effective time of the merger.

The foregoing description of the Comanche voting agreement is subject to, and qualified in its entirety by reference to, the Comanche voting agreement, the form of which is attached to the reorganization agreement that is included with this document as Annex A and is incorporated into this document by reference.

ACCOUNTING TREATMENT

The accounting principles applicable to the merger as described in the Financial Accounting Standards Board, which we refer to as FASB, Accounting Standards Codification, which we refer to as ASC, 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (i) identifying the acquirer; (ii) determining the acquisition date; (iii) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (iv) recognizing and measuring goodwill or a gain from a bargain purchase.

The expected accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Spirit (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion constitutes the opinion of Hunton and Fenimore Kay, subject to assumptions and qualifications set forth below and in their respective tax opinions, which have been filed as Exhibits 8.1 and 8.2 to the registration statement to which this document is a part, as to material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of Comanche common stock. This discussion is based on the Code, Treasury Regulations, administrative rulings and judicial decisions, all as in effect as of the effective date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the merger to Comanche shareholders could differ from those described below.

This discussion applies only to U.S. Holders that hold their Comanche common stock, and will hold the Spirit common stock received in exchange for their Comanche common stock, as a capital asset within Section 1221 of the Code at all relevant times (generally, assets held for investment). In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, the “Medicare tax” on net investment income or any tax consequences of the merger under any U.S. federal tax laws other those pertaining to income tax. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion is for general information only and does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. Holder in light of such holder’s personal circumstances or to a U.S. Holder that is subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	financial institutions or mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currency;

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	partnerships, S corporations, and other pass-through entities and arrangements treated as partnerships for U.S. federal income tax purposes and investors in such entities;

•	controlled foreign corporations or passive foreign investment companies;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers;

•	holders liable for the alternative minimum tax;

•	holders that have a functional currency other than the U.S. dollar;

•

holders who received, or have a right to receive, their Comanche common stock through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation;

•	holders who hold Comanche common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment; and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Comanche common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. Comanche shareholders who are not U.S. Holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the merger under U.S. and non-U.S. tax laws.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Comanche common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships are urged to consult their own tax advisors regarding the particular tax consequences of the merger to them.

Determining the actual U.S. federal income tax consequences of the merger to a U.S. Holder may be complex and will depend, in part, on the holder’s particular circumstances. Each U.S. Holder of Comanche common stock should consult such holder’s own tax advisor with respect to the particular tax consequences of the merger to such holder, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this document.

U.S. Federal Income Tax Consequences of the Merger

The obligations of Spirit and Comanche to complete the merger are conditioned on, among things, the receipt by Spirit and Comanche of tax opinions from Hunton and Fenimore Kay, respectively, dated as of the date of the completion of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time of the merger and as set forth and referred to in such opinions, the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representations and covenants, including those contained in certificates of officers of Spirit and Comanche and on customary factual assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the reorganization agreement and the registration statement of which this document forms a part. The opinions described herein represent Hunton’s and Fenimore Kay’s best legal judgment, but do not bind the courts and do not preclude the IRS from adopting a position contrary to the ones expressed in the opinions. Additionally, the IRS has not issued (and is not expected to issue) any ruling as to the qualification of the merger as a reorganization under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. If any of the assumptions, representations or covenants upon which these opinions are based is incorrect or inaccurate in any way, these opinions and the U.S. federal income tax consequences of the merger could be adversely affected and the tax consequences of the merger could differ from those described in this document. The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the reorganization agreement and this document.

Subject to the conditions and limitations of the preceding section, as well as the certificates of officers of Spirit and Comanche delivered in connection with the opinions set forth in Exhibits 8.1 and 8.2 to this registration statement, it is the opinion of Hunton and Fenimore Kay that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, when a U.S. Holder receives a combination of Spirit common stock and cash (other than cash received instead of fractional shares of Spirit common stock and dissenters, each discussed below) in the merger, such holder (1) will not recognize any loss upon surrendering such holder’s Comanche stock, and (2) will recognize gain (but not loss) upon surrendering such holder’s Comanche stock equal to the lesser of  (a) the excess, if any, of  (i) the sum of the amount of cash consideration that such U.S. Holder receives plus the fair market value (determined as of the effective time) of the Spirit common stock that such holder receives over (ii) such holder’s aggregate adjusted tax basis in the shares of Comanche stock that such holder surrenders, and (b) the amount of cash consideration that such holder receives.

The aggregate tax basis of the shares of Spirit common stock received (including any fractional share of Spirit common stock deemed received and redeemed for cash as described below) by a U.S. Holder will be equal to such holder’s aggregate tax basis in the shares of Comanche common stock surrendered in exchange for the shares of Spirit common stock, decreased by the amount of any cash consideration (other than cash received instead of fractional shares of Spirit common stock) received and increased by the amount of any gain recognized or any amount treated as a dividend, as described below (but excluding any gain resulting from the deemed receipt and redemption of fractional shares). The holding period for shares of Spirit common stock received in the merger (including any fractional share of Spirit common stock deemed received and redeemed for cash as described below) by a U.S. Holder will include such holder’s holding period for the Comanche common stock surrendered in exchange for the Spirit common stock. If Comanche common stock was purchased or acquired by a U.S. Holder on different dates or at different prices, such holder should consult his, her or its tax advisor for purposes of determining the basis and holding period of the Spirit common stock received in the merger.

Potential Treatment of Cash Consideration as a Dividend. Any gain described in the paragraph above will be capital gain unless a U.S. Holder’s receipt of cash consideration has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder’s ratable share of Comanche’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a U.S. Holder’s receipt of cash consideration has the effect of a distribution of a dividend, such holder will be treated as if such holder first exchanged all of his, her or its Comanche stock solely in exchange for Spirit common stock (instead of the combination of stock consideration and cash consideration actually received in the merger) and then Spirit immediately redeemed a portion of that stock for the cash consideration that such U.S. Holder actually received in the merger, which is referred to herein as the deemed redemption.

Receipt of cash will generally be treated as capital gain and will not have the effect of a dividend to a U.S. Holder if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. The deemed redemption will generally be “substantially disproportionate” with respect to a U.S. Holder if the percentage of the outstanding voting Spirit common stock that such holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding voting Spirit common stock that such holder is deemed actually and constructively to have owned immediately before the deemed redemption. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the U.S. Holder’s deemed percentage stock ownership of Spirit following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Spirit that such U.S. Holder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Spirit that such U.S. Holder owns immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

For purposes of applying the foregoing tests, a U.S. Holder will be deemed to own the stock the shareholder actually owns and the stock the U.S. Holder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if a U.S. Holder’s holding period for his, her or its Comanche stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to a U.S. Holder at the long-term capital gains rate, provided such holder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the effective time. The determination as to whether a U.S. Holder will recognize a capital gain or dividend income as a result of his, her or its exchange of Comanche stock for a combination of Spirit common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each U.S. Holder should consult his, her or its own tax advisor with respect to any such determination that is applicable to such holder’s individual situation.

Cash Received in Lieu of a Fractional Share. A U.S. Holder who receives cash in lieu of a fractional share of Spirit common stock will be treated as having received the fractional share in the merger and then as having exchanged the fractional share for cash in redemption by Spirit. As a result, the U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s tax basis allocable to the fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the fractional share exchanged (including the holding period for the Comanche common stock exchanged therefor) for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Dissenters. Upon the proper exercise of dissenters’ rights, a U.S. Holder will exchange all of the shares of Comanche common stock actually owned by such holder solely for cash and generally will recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis in the shares of Comanche common stock surrendered. The gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the Comanche common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. Holder actually or constructively owns shares of Spirit common stock after the merger, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the entire amount of the cash received (and not only on the excess of cash received over such U.S. Holder’s tax basis in the shares of Comanche common stock exchanged).

Information Reporting and Backup Withholding

Comanche shareholders are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Comanche stock exchanged, the number of shares of Spirit common stock received, the fair market value of the Comanche stock exchanged, and the holder’s adjusted basis in the Spirit common stock received.

Payments of cash (such as cash received in lieu of fractional shares) to a U.S. Holder pursuant to the merger may be subject to information reporting and backup withholding under certain circumstances, unless the U.S. Holder receiving such payments:

•

furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received and otherwise complies with applicable requirements of the backup withholding rules; or

•	otherwise establishes an exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided such holder furnishes the required information to the IRS.

Reporting Requirements

A U.S. Holder who receives shares of Spirit common stock upon the completion of the merger and who is considered a “significant holder” will be required to retain permanent records of the facts pertaining to the merger and to file a statement with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement in accordance with Treasury Regulation Section 1.368-3 providing certain facts relating to the merger (including such U.S. Holder’s tax basis in, and the fair market value of, the Comanche stock and securities surrendered by such U.S. Holder in the merger). For this purpose, a U.S. Holder is a “significant holder” if the person (i) owns at least 5.0% (by vote or value) of Comanche’s outstanding shares or (ii) owned Comanche securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Spirit and Comanche urge Comanche shareholders to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, the applicability or effect of the alternative minimum tax or Medicare tax on net investment income, any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction and of changes in those laws.

DESCRIPTION OF CAPITAL STOCK OF SPIRIT

The following discussion summarizes some of the important rights of Spirit shareholders as of the date of this document. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Spirit’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the TBOC and Spirit’s certificate of formation and bylaws as in effect as of the date of this document.

General

Spirit is incorporated in Texas. The rights of Spirit shareholders are generally covered by Texas law and Spirit’s certificate of formation and bylaws. The terms of Spirit’s capital stock are therefore subject to Texas law, including the TBOC, and the common and constitutional law of Texas. Spirit’s certificate of formation and bylaws have been filed with the SEC as Exhibit 3.1 and Exhibit 3.2 to the Registration Statement on Form S-4 of which this document forms a part, and you are encouraged to read those documents carefully and in their entirety.

Spirit’s certificate of formation authorizes it to issue up to 50,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, par value $1.00 per share. The authorized but unissued shares of Spirit’s capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

As of                , 2018,                shares of Spirit common stock were outstanding and held by approximately                 holders of record. Based on                shares of Spirit common stock outstanding as of                , 2018 and assuming the issuance of 2,142,857 shares of Spirit common stock in the merger, Spirit expects to have                shares of Spirit common stock outstanding immediately following the completion of the merger. Also as of                 , 2018, options to purchase                shares of Spirit common stock held by its employees, officers and directors under the ST Financial Group, Inc. 2008 Stock Plan and the 2017 Stock Incentive Plan and warrants to purchase                shares of Spirit common stock were outstanding. As of the date of this document, Spirit has no shares of Spirit preferred stock outstanding.

Common Stock

Voting Rights. Subject to any special voting rights that may be given to any series of preferred stock that Spirit may issue in the future, holders of Spirit common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of Spirit shareholders. Spirit shareholders are not entitled to cumulate their votes with respect to the election of directors. Directors are elected by a plurality of the votes cast.

Dividend Rights. Holders of Spirit common stock are entitled to dividends when, as and if declared by the Spirit board of directors out of funds legally available therefor.

Preferred Stock

Spirit’s certificate of formation permits it to issue one or more series of preferred stock and authorizes the Spirit board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock, in each case, without any further action by Spirit shareholders. Preferred stock may have voting rights, subject to applicable law and the determination at issuance by the Spirit board of directors. While the terms of preferred stock may vary from series to series, holders of Spirit common stock should assume that all shares of preferred stock will be senior to Spirit common stock in respect of distributions and on liquidation.

Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of Spirit common stock, the issuance of one or more series of preferred stock may affect the holders of Spirit common stock in a number of respects, including the following:

•	by subordinating Spirit common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges;

•	by diluting the voting power of Spirit common stock;

•	by diluting the earnings per share of Spirit common stock; and

•

by issuing Spirit common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of the Spirit common stock that is outstanding prior to such issuance.

As of the date of this document, Spirit has no shares of preferred stock outstanding.

Warrants

In exchange for providing the original capital for the formation of Spirit Bank, on November 17, 2008, Spirit issued warrants to the organizers of Spirit Bank to purchase 105,000 shares of Spirit common stock, at an exercise price of $10.00 per share, exercisable at any time on or prior to November 17, 2018. Of these warrants, warrants to purchase 15,000 shares of Spirit common stock have been exercised and warrants to purchase 90,000 shares of Spirit common stock remain outstanding as of the date of this document.

As part of the transaction with Bank4Texas Holdings, Inc., on August 24, 2010, Spirit issued warrants to purchase 12,491 shares of Spirit common stock, at an exercise price of $10.50 per share, to the Bank4Texas

Holdings, Inc. organizers and the subscribers to a previous Bank4Texas offering. Such warrants are exercisable at any time until August 24, 2020. Of these warrants, warrants to purchase 419 shares of Spirit common stock have been exercised as of the date of this document.

As part of the acquisition of Oasis Bank, SSB, on November 30, 2012, Spirit assumed the outstanding warrants to purchase Oasis Bank, SSB common stock and exchanged such warrants for warrants to purchase 19,140 shares of Spirit common stock, at an exercise price of $12.84 per share, exercisable at any time on or prior to November 30, 2022, all of which remain outstanding as of the date of this document.

Business Combinations under Texas Law

Spirit is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which we refer to as the Texas Business Combination Law, which provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of “business combinations” with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, a “business combination” is defined generally to include: mergers or share exchanges; dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation; certain issuances or transactions by the corporation that would increase the affiliated shareholder’s number of shares of the corporation; certain liquidations or dissolutions; and the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation. For purposes of this law, an “affiliated shareholder” is, or was, during the prior three years, the beneficial owner of 20% or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if:

•

the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•

the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

As Spirit currently has more than 100 shareholders, it is considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•

the business combination of an issuing public corporation: where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders or an affiliate or associate of the affiliated shareholder, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•

a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as practicable, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•

a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•

a business combination of a corporation with its wholly-owned subsidiary, if the subsidiary is a Texas entity and not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither Spirit’s certificate of formation nor its bylaws contains any provision expressly providing that Spirit will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may prevent a non-negotiated merger or other business combination involving us, even if such a merger or combination would be beneficial to Spirit shareholders.

Action by Written Consent

Under Texas law, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the certificate of formation specifically allows action to be taken by a written consent of the shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though such consent is not signed by all of the corporation’s shareholders. Spirit’s certificate of formation does not provide for shareholder action by less than unanimous written consent.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-Takeover Effect

Certain provisions of Spirit’s certificate of formation and bylaws as in effect on the date of this document may have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Spirit shareholders to change management or receive a premium for their shares. These provisions include:

•	staggered terms for directors, who may only be removed for cause;

•

authorization for the Spirit board of directors to issue shares of one or more series of preferred stock without shareholder approval and upon such terms as the Spirit board of directors may determine;

•	a prohibition of shareholder action by less than unanimous written consent;

•	a prohibition of cumulative voting in the election of directors;

•	a provision establishing certain advance notice procedures for nomination of candidates for election of directors and for shareholder proposals; and

•

a limitation on the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 50.0% of shares of Spirit common stock that are issued, outstanding and entitled to vote.

In addition to these provisions of Spirit’s certificate of formation and bylaws, banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. These laws could delay or prevent an acquisition.

Exclusive Forum

Spirit’s certificate of formation provides that the state and federal courts located in Montgomery County, Texas will, to the fullest extent permitted by law, be the sole and exclusive forum for (ai) any actual or purported derivative action or proceeding brought on Spirit’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Spirit’s directors or officers, (iii) any action asserting a claim against Spirit or any of its directors or officers arising pursuant to the TBOC or Spirit’s certificate of formation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of Spirit’s certificate of formation or bylaws, or (v) any action asserting a claim against Spirit or any of its directors or officers that is governed by the internal affairs doctrine. The choice of forum provision in Spirit’s certificate of formation may limit Spirit shareholders’ ability to obtain a favorable judicial forum for disputes with it. Alternatively, if a court were to find the choice of forum provision contained in Spirit’s certificate of formation to be inapplicable or unenforceable in an action, Spirit may incur additional costs associated with resolving such action in other jurisdictions, which could harm Spirit’s business, operating results and financial condition.

Limitation of Liability and Indemnification of Officers and Directors

Spirit’s certificate of formation provides that its directors and officers will be indemnified by it to the fullest extent permitted by the TBOC, against all expenses incurred in connection with their service for or on Spirit’s behalf. In addition, Spirit’s certificate of formation provides that its directors and officers will not be personally liable for monetary damages to it to the fullest extent permitted by the TBOC.

Spirit has entered into indemnification agreements with its officers and directors pursuant to which they are indemnified as described above and will be advanced costs and expenses subject to the condition that an indemnitee shall reimburse the indemnitor for all the amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law and regulation.

Transfer Agent and Registrar

The transfer agent and registrar for Spirit common stock is Computershare Trust Company, N.A.

Listing

Spirit common stock is listed on NASDAQ under the symbol “STXB.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, Comanche shareholders will be entitled to receive shares of Spirit common stock in exchange for their shares of Comanche common stock. Both Spirit and Comanche are organized under the laws of the State of Texas. The following is a summary of the material differences between (i) the current rights of Comanche shareholders under the TBOC, the Comanche certificate of formation and the Comanche bylaws and (ii) the current rights of Spirit shareholders under the TBOC, the Spirit certificate of formation and the Spirit bylaws.

Spirit and Comanche believe that this summary describes the material differences between the rights of the Spirit shareholders as of the date of this document and the rights of the Comanche shareholders as of the date of this document; however, it does not purport to be a complete description of those differences. Copies of Spirit’s governing documents have been filed with the SEC. Copies of the Comanche certificate of formation and the Comanche bylaws are available upon written request from Comanche. To find out where copies of these documents can be obtained, see the section of this document entitled “Where You Can Find More Information,” beginning on page 264.

Spirit	Comanche
Authorized Capital Stock

Spirit’s certificate of formation authorizes the issuance of up to 55,000,000 shares divided into (i) 50,000,000	Comanche’s certificate of formation authorizes it to issue up to 2,000,000 shares of common stock, no par

Spirit	Comanche
shares of common stock, no par value, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share, which may be divided into and issued in series as set forth in the certificate of formation. As of the Spirit record date for the Spirit special meeting, there were shares of Spirit common stock outstanding and no shares of Spirit preferred stock outstanding.	value. As of the Comanche record date for the Comanche special meeting, there were shares of Comanche common stock outstanding.

Voting Limitations

The Spirit certificate of formation expressly denies the right of cumulative voting for the election of directors or for any other purpose. Otherwise, the Spirit certificate of formation and the Spirit bylaws do not impose voting restrictions on shares of Spirit common stock.	The Comanche certificate of formation and the Comanche bylaws do not impose voting restrictions on shares of Comanche common stock.

Preemptive Rights

Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s certificate of formation.

Spirit’s certificate of formation expressly denies preemptive rights to any shareholder of any class of stock, other than such rights as the Spirit board of directors may determine from time to time.

Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s certificate of formation.

Comanche’s certificate of formation expressly provides that Comanche shareholders are not entitled to preemptive rights with respect to any shares that may be issued.

Convertibility of Stock

Spirit common stock is not convertible into any other securities of Spirit.	Comanche common stock is not convertible into any other securities of Comanche.

Size of Board of Directors

The Spirit certificate of formation provides that the number of Spirit directors shall be fixed from time to time by resolution of the Spirit board of directors, but in no case will a decrease in the number of directors shorten the term of an incumbent director. The Spirit certificate of formation also provides that the full board will be divided into three classes of directors who will staggered three-year terms. The Spirit board of directors currently has nine directors.	The Comanche bylaws provide that the Comanche board of directors shall be determined from time to time by the board of directors. The number of directors may be increased or decreased by the Comanche board of directors, but (i) no decrease in the number of directors will have the effect of shortening the term of any incumbent director, and (ii) no increase may increase the number of directors by more than two the number of directors last elected by shareholders. The Comanche board of directors currently has seven directors.

Election of Directors

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in	Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless

Spirit	Comanche

the certificate of formation or the bylaws of a corporation.

Directors of Spirit are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. The persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. Each share of Spirit stock has one vote for each nominee for director. Spirit’s certificate of formation expressly prohibits cumulative voting for the election of directors. Directors need not be residents of the State of Texas or Spirit shareholders.

otherwise provided in the certificate of formation or the bylaws of a corporation.

Directors of Comanche are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Each share of Comanche common stock has one vote for each nominee for director. Directors need not be residents of the State of Texas or Comanche shareholders.

Removal of Directors, Board Vacancies and Classes of Directors

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Spirit’s bylaws provide that any director may be removed only for cause and only by the affirmative vote of a majority of the votes entitled to be cast by the shares of the then outstanding Spirit common stock present in person or represented by proxy and entitled to vote generally in the election of directors at a duly constituted meeting of shareholders.

Any vacancies occurring on the Spirit board of directors may be filled at an annual or special meeting of the Spirit shareholders called for that purpose, or by the affirmative vote of a majority of the directors then in office—even if the remaining directors constitute less than a quorum of the Spirit board of directors. Any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified.

Any directorship to be filled by reason of an increase in the number of directors may be filled at an annual or special meeting of the shareholders called for that purpose or may be filled by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders. Furthermore, the board of directors may not fill more than two

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Comanche’s bylaws provide that at any meeting of Comanche shareholders called expressly for such purpose, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

Any vacancy on the Comanche board of directors may be filled by the affirmative vote of the majority of the directors then in office, though less than a quorum, or by election at an annual or special meeting of Comanche shareholders called for that purpose. Any director elected to fill a vacancy shall be elected for the unexpired term of their predecessor in office.

Any Comanche directorship to be filled by reason of an increase in the number of directors may be filled at an annual or special meeting of the shareholders called for that purpose or may be filled by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders.

The Comanche board of directors is not divided into classes.

Spirit	Comanche

directorships during the period between any two successive annual meetings of the shareholders.

The Spirit board of directors has three classes of directors. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the full Spirit board of directors. Each class is elected to serve a three-year term and each class is staggered so that one class is elected at each annual meeting of Spirit shareholders.

Quorum

A majority of the number of directors then in office shall constitute a quorum for the transaction of business of the Spirit board of directors.

The holders of a majority of the Spirit common stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitutes a quorum at all meetings of Spirit shareholders for the transaction of business, except as otherwise provided by law. If a quorum fails to attend any meeting, the shareholders entitled to vote who are present in person or represented by proxy may adjourn the meeting.

A majority of the number of directors shall constitute a quorum for the transaction of business of the Comanche board of directors.

The holders of a majority of the Comanche common stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Comanche shareholders for the transaction of business except as otherwise provided by law.

Notice Of Shareholder Meeting

Written or printed notice of any meeting of Spirit shareholders shall be given not less than ten nor more than 60 days before the day of the meeting. The notice shall include the place, date and time of the meeting, and in the case of special meetings, the purpose or purposes of the meeting.

A written waiver of any notice signed by a Spirit shareholder, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to the notice required to be given to such shareholder. Attendance of a shareholder at a meeting will constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Written or printed notice of the place, day and hour of each meeting of Comanche shareholders, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the president of Comanche, the Secretary of Comanche or the officer or persons calling the meeting, to each Comanche shareholder of record entitled to vote at such meeting.

Attendance at a meeting shall constitute a waiver of notice, except where the person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called.

Vote Required For Certain Shareholder Actions

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to	Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained

Spirit	Comanche

the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the certificate of formation or the bylaws.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation. Spirits certificate of formation provides for a majority of the shares entitled to vote on the matter.

Under Texas law, a corporation’s certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Each share of Spirit common stock has one vote for each matter properly brought before the shareholders. Except as otherwise required by law, the vote of the holders of a majority of the Spirit common stock entitled to vote and represented in person or by proxy at such meeting will be sufficient to decide the question.

Spirit’s certificate of formation provides that, except as otherwise required by law, any matter requiring the approval of Spirit shareholders will require the affirmative vote of a majority of the outstanding shares of Spirit common stock entitled to vote on such matter. However, Spirit’s bylaws provide that directors will be elected by plurality of the votes cast.

with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the certificate of formation or the bylaws.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation. Comanche’s certificate of formation does not provide for a different or lesser vote.

Under Texas law, a corporation’s certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Each share of Comanche common stock has one vote for each matter properly brought before the shareholders. Comanche’s bylaws provide that, except as otherwise required by law, any matter other than the election of directors shall be decided by a majority of the votes cast by the holders of Comanche common stock entitled to vote on that matter at the meeting.

Amendment of Certificate of Formation

Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

Spirit’s certificate of formation does not specifically address amendment of the certificate of formation.

Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

Comanche’s certificate of formation does not specifically address amendment of the certificate of formation.

Spirit	Comanche

Amendment of Bylaws

Under Texas law, unless a corporation’s certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Spirit’s bylaws provide that the bylaws may be altered, amended or repealed from time to time by the Spirit board of directors unless reserved to the Spirit shareholders by law or Spirit’s certificate of formation. Spirit bylaws may also be altered, amended or repealed by the Spirit shareholders.

Under Texas law, unless a corporation’s certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Comanche’s bylaws provide that the bylaws may be altered, amended or repealed from time to time by the Comanche board of directors unless reserved to the Comanche shareholders by law or the certificate of formation.

Shareholder Actions Without A Meeting

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allows less than unanimous consent (but not less that the number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on such action were present and voted).

Spirit’s certificate of formation and bylaws provide that any action required or permitted by law to be taken at a meeting of the shareholders of Spirit may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed be the holder or holders of all shares issued Comanche shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares issued, outstanding and entitled to vote on such matter.

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allow less than unanimous consent (but not less that the number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on such action were present and voted).

Comanche’s certificate of formation provides that any action required or permitted by the TBOC to be taken at a meeting of the shareholders of Comanche may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed be the holder or holders of Comanche shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on such action were present and voted.

Special Meetings Of Shareholders

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the Spirit board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed 50.0% of the shares entitled to vote, or if no percentage is specified, at least 10.0% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Spirit’s certificate of formation and bylaws provide that special meetings of the shareholders may be called at

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed 50.0% of the shares entitled to vote, or if no percentage is specified, at least 10.0% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Special meetings of the Comanche shareholders may be called by the chairman of the board, by the

Spirit	Comanche
any time by the president, by the chief executive officer, by the Spirit board of directors or by the holders of at least 50.0% of all shares issued, outstanding and entitled to vote at such meeting. Business transacted at the special meeting shall be confined to the purpose or purposes stated in the notice of such meeting.	president, by the vice chairman of the board, by a majority of the Comanche board of directors, or by a majority of the executive committee of the Comanche board of directors (if any), and shall be called by the president or secretary of Comanche at the request in writing of Comanche shareholders owning at least 10.0% of all shares of Comanche stock entitled to vote at such meeting.

Nomination of Directors

Any Spirit shareholder entitled of vote in the election of directors generally may nominate one or more persons as a nominee for election as directors at a meeting, if such shareholder (i) was a shareholder at the time such shareholder gave advance notice (as described below) and at the time of the meeting, (ii) is entitled to vote for the election of directors at such meeting and (iii) complies with specific advance notice procedures. A shareholder must provide timely notice in proper written form of his intent to make such nomination or nominations. To be timely, a shareholder’s notice given in the context of an annual meeting of shareholders shall be delivered to or mailed and received at the principal executive office of Spirit not less than 75 days nor more than 100 days prior to the first anniversary of the date of Spirit notice to shareholders in connection with the previous year’s annual meeting of shareholders. To be in proper written form, a shareholder’s notice to the Secretary shall set forth, as to the proposed nominee:

(i) the name, age, business address and residence address of the person or persons to be nominated;

(ii)  the principal occupation or employment of each nominee;

(iii)  the number of shares of Spirit common stock beneficially owned by each nominee;

(iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a director of Spirit if election); and

(v)   if applicable, a description of all compensation and other material monetary arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to

The certificate of formation and bylaws of Comanche do not provide for any specific requirements relating to nominations for election to the Comanche board of directors of directors.

Spirit	Comanche
which the nomination or nominations are to be made by the shareholder. A notice not made in compliance with the bylaws shall not be eligible to be voted upon by shareholders at the meeting.

Shareholder Proposal Of Business

Except with respect to the nomination of directors, proposals for business to be brought before any shareholder meeting may be made by the Spirit board of directors or by any shareholder entitled to vote in such meeting if such shareholder (i) was a shareholder at the time such shareholder gave advance notice (as described below) and at the time of the meeting, (ii) is entitled to vote for the election of directors at such meeting and (iii) complies with specific advance notice procedures. A shareholder who desires to propose business must give timely notice in proper written form of his intent to propose such business. To be timely, a shareholder’s notice given in the context of an annual meeting of shareholder shall be delivered to or mailed and received at the principal executive office of Spirit not less than 75 days nor more than 100 days prior to the first anniversary of the date of Spirit’s notice to shareholders in connection with the previous year’s annual meeting of shareholders. To be in proper written form, a shareholder’s notice to the Secretary shall set forth:

(i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(ii)  the name and address, as they appear on Spirit’s corporate books, of the shareholder proposing such business;

(iii)  as of the date of the notice and as of the record date for the meeting:

(a) the class or series and number of shares of Spirit that are beneficially owned by such shareholder;

(b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or “derivative instrument” directly or indirectly owned beneficially by such shareholder;

(c) any proxy, contract, arrangement, understanding, or relationship pursuant to which

The certificate of formation and bylaws of Comanche do not provide for any specific requirements relating to proposals for business to be brought before any shareholder meeting.

Spirit	Comanche

such shareholder has a right to vote any shares of any security of Spirit;

(d) any short interest in any security of Spirit;

(e) any rights to dividends on the shares of Spirit owned beneficially by such shareholder;

(f) any proportionate interest in shares of Spirit or derivative instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owned an interest in a general partner thereof; and

(g) any performance-related fees that such shareholder is entitled to based on any increase or decrease in the value of shares of Spirit or derivative instruments as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household.

(iv) a representation that the shareholder is a holder of record of stock of Spirit entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business.

The chairman of any meeting of shareholders shall determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

Indemnification

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order	Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification

Spirit	Comanche

indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Spirit’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all persons who are or were serving at the request of Spirit as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan, to the same extent that Spirit is obligated to indemnify and pay or reimburse expenses to directors.

Spirit’s bylaws provide that Spirit may at the discretion of the board of directors purchase and maintain insurance on behalf of Spirit and any person whom Spirit has the power to indemnify.

under various circumstances, and officers must be indemnified to the same extent as directors.

Comanche’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Comanche as a director, officer, partner or trustee of another entity.

Comanche’s certificate of formation and bylaws provide that Comanche shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status. Comanche also has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of Comanche or who is or was serving at the request of Comanche as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not Comanche would have the power to indemnify such person against that liability under the provisions of the certification of formation or the TBOC, except to the extent limited or prohibited by state of federal law or regulation.

Limitation of Director Liability

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

Spirit’s certificate of formation provides that, to the fullest extent permitted by Texas law, a director of Spirit will not be liable to Spirit or its shareholders for monetary damages for an act or omission in the director’s capacity as a director. Any repeal or modification of the foregoing sentence will not increase the personal liability of any director of Spirit for any act or occurrence taking place before such repeal or

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

Comanche’s certificate of formation and bylaws do not contain any specific provisions relating to a director’s liability to Comanche or its shareholders for monetary damages.

Spirit	Comanche
modification, or adversely affect any right or protection of a director of Spirit existing at the time of such repeal or modification.

Right Of First Refusal

Spirit common stock is not subject to a right of first refusal in favor of Spirit.	Comanche common stock is not subject to a right of first refusal in favor of Comanche.

Shareholder Rights Plan

Spirit does not currently have a shareholder rights plan.	Comanche does not currently have a shareholder rights plan.

Texas Anti-Takeover Statutes

Spirit is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20.0% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (i) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (ii) the business combination was approved by the affirmative vote of the holders of an at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the TBOC are not applicable to:

•   the business combination of a corporation: (a) where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; (b) that adopted an amendment to its certificate of formation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or (c) that adopts an amendment to its

Comanche is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20.0% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (i) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (ii) the business combination was approved by the affirmative vote of the holders of an at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the TBOC are not applicable to:

•   the business combination of a corporation: (a) where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; (b) that adopted an amendment to its certificate of formation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business

Spirit	Comanche

certificate of formation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

•   a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and (b) would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•   a business combination with an Affiliated Shareholder that was the beneficial owner of 20.0% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•   a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•   a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Spirit’s certificate of formation nor Spirit’s bylaws contains any provision expressly providing that Spirit will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving Spirit, even if such event(s) would be beneficial to its shareholders.

combinations provisions of the TBOC; or (c) that adopts an amendment to its certificate of formation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

•   a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and (b) would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•   a business combination with an Affiliated Shareholder that was the beneficial owner of 20.0% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•   a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•   a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Comanche’s certificate of formation nor Comanche’s bylaws contains any provision expressly providing that Comanche will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving Comanche, even if such event(s) would be beneficial to its shareholders.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Spirit

Since May 4, 2018, Spirit common stock has been traded on NASDAQ. Quotations of the sales volume and the closing sales prices of Spirit common stock are listed daily under the symbol “STXB” in NASDAQ’s listings. As of the Spirit record date, there were approximately                  holders of record of Spirit common stock.

The following table sets forth, for the periods indicated, the high and low intraday sales prices for Spirit common stock as reported by NASDAQ:

		High	Low
2018	Second Quarter	$21.23	$20.47
	Third Quarter (through , 2018)		20.22

Comanche shareholders are advised to obtain the current stock quotation for Spirit common stock. The market price of Spirit common stock will fluctuate from the date of this joint proxy statement/prospectus through the completion of the merger.

Spirit Dividend Policy

Spirit has not historically declared or paid cash dividends on Spirit common stock and does not expect to pay dividends on Spirit common stock for the foreseeable future. Instead, Spirit anticipates that all of Spirit’s future earnings will be retained to support Spirit’s operations and to finance the growth and development of Spirit’s business. Any future determination to pay dividends on Spirit common stock will be made by the Spirit board of directors and will depend on a number of factors, including:

•	Spirit’s historical and projected financial condition, liquidity and results of operations;

•	Spirit’s capital levels and requirements;

•	statutory and regulatory prohibitions and other limitations;

•	any contractual restriction on Spirit’s ability to pay cash dividends, including pursuant to the terms of any of Spirit’s credit agreements or other borrowing arrangements;

•	Spirit’s business strategy;

•	tax considerations;

•	any acquisitions or potential acquisitions that Spirit may examine;

•	general economic conditions; and

•	other factors deemed relevant by the Spirit board of directors.

As a Texas corporation, Spirit is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. In addition, if the capital of a Texas corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation cannot declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Spirit is also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies.

Under current law and Federal Reserve policy, a bank holding company is expected to act as a source of financial and managerial strength to its depository institution subsidiaries and to maintain resources adequate to support such subsidiaries, which could require Spirit to commit resources to support Spirit Bank in situations where additional investments in a bank may not otherwise be warranted. These situations include guaranteeing the compliance of an “undercapitalized” bank with its obligations under a capital restoration plan. As a result of these obligations, a bank holding company may be required to contribute additional capital to its subsidiaries including in the form of capital notes or other instruments that qualify as capital under regulatory rules. Any such loan from a holding company to a subsidiary bank is likely to be unsecured and subordinated to the bank’s depositors and perhaps to other creditors of the bank.

The Federal Reserve’s policy regarding dividends is that a bank holding company should not declare or pay a cash dividend which would impose undue pressure on the capital of any bank subsidiary or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:

•	its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•	it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Should an insured depository institution controlled by a bank holding company be “significantly undercapitalized” under the applicable federal bank capital ratios, or if the bank subsidiary is “undercapitalized” and has failed to submit an acceptable capital restoration plan or has materially failed to implement such a plan, federal banking regulators (in the case of Spirit Bank, the FDIC) may choose to require prior Federal Reserve approval for any capital distribution by the bank holding company. Further, the capital conservation buffer may place additional restrictions on the ability of banking institutions to pay dividends.

Since Spirit is a bank holding company and does not engage directly in business activities of a material nature, Spirit’s ability to pay dividends to its shareholders depends, in large part, upon Spirit’s receipt of dividends from Spirit Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of Spirit Bank is subject to the discretion of its board of directors. Spirit Bank is not obligated to pay dividends.

Capital adequacy requirements serve to limit the amount of dividends that may be paid by Spirit Bank. Under the Federal Deposit Insurance Act, which we refer to as the FDIA, an insured depository institution such as Spirit Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” A depository institution is “under-capitalized” if it has a total risk-based capital ratio of less than 8.0%, a common equity Tier 1 capital ratio less than 4.5%, a Tier 1 risk-based capital ratio of less than 6.0% or a leverage ratio of less than 4.0%. The FDIC may further restrict the payment of dividends by requiring Spirit Bank to maintain a higher level of capital than would otherwise be required in order to be adequately capitalized for regulatory purposes. Payment of dividends by Spirit Bank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice. Under Texas law, Spirit Bank is permitted to declare and pay a dividend on capital stock only out of current or retained income.

Comanche

There is no established public trading market for the shares of Comanche common stock, and no market for Comanche common stock is expected to develop if the merger is not completed. No registered broker/dealer makes a market in Comanche common stock, and Comanche common stock is not listed for trading or quoted on any stock exchange or automated quotation system. Comanche acts as the transfer agent and registrar for its own shares. As of the Comanche record date, there were approximately                  holders of record of Comanche common stock.

Comanche becomes aware of trades of shares of Comanche common stock in its capacity as transfer agent and sometimes learns of the prices at which these trades are made. The following table sets forth the high and low sales prices known to management of Comanche for trades of Comanche common stock for the periods shown:

		High		Low		Number of Trades	Number of Shares Traded
2016	First Quarter	$	—	$	—	—	—
	Second Quarter		76.00		70.69	11	6,032
	Third Quarter		70.65		70.65	2	1,641
	Fourth Quarter		70.65		70.65	5	3,969

2017	First Quarter	$	76.07	$	76.07	1	135
	Second Quarter		—		—	3	4,350
	Third Quarter		76.07		76.07	4	305
	Fourth Quarter		—		—	—	—

2018	First Quarter	$	79.61	$	79.61	4	29,766
	Second Quarter		—		—	—	—
	Third Quarter (through , 2018)		—		—	—	—

There have been other limited transfers of Comanche common stock that are not reflected in the table above which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of Comanche common stock.

Comanche is not obligated to register shares of Comanche common stock or, upon any registration, to create a market for Comanche common stock.

Comanche Dividend Policy

Comanche’s general dividend policy is to retain earnings to augment capital and to fund growth. Accordingly, Comanche has not historically paid dividends on outstanding shares of Comanche common stock.

Comanche shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the Comanche board of directors, in its sole discretion. As a Texas corporation, Comanche is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Comanche does not engage in separate business activities of a material nature. As a result, Comanche’s ability to pay dividends depends upon the dividends received from Comanche Bank. As a national banking association, Comanche Bank’s ability to pay distributions is restricted by certain laws and regulations. Under the National Bank Act, Comanche Bank generally may not declare a distribution without prior approval of the Office of the Comptroller of the Currency, which we refer to as the OCC, if the total amount of all distributions declared by Comanche Bank in any calendar year exceeds its total net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits Comanche Bank from paying distributions that would be greater than its undivided profits after deducting statutory bad debt in excess of its allowance for loan and lease losses.

Under the FDIA, Comanche may not pay any distribution if the payment of the distribution would cause Comanche to become undercapitalized or if Comanche is “undercapitalized.” The FDIC may further restrict the payment of distributions by requiring that Comanche maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. If, in the opinion of the FDIC, Comanche is engaged in an unsound practice (which could include the payment of distributions), the FDIC may require, generally after notice and hearing, that Comanche cease such practice. The FDIC has indicated that paying distributions that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. The FDIC also has issued policy statements providing that insured depository institutions generally should pay distributions only out of current operating earnings.

INFORMATION ABOUT SPIRIT

Spirit is a Texas corporation and a registered bank holding company located in the Houston metropolitan area with headquarters in Conroe, Texas. Through its wholly-owned bank subsidiary, Spirit of Texas Bank, SSB, Spirit offers a broad range of commercial and retail banking services. Spirit operates through 15 full-service branches located primarily in the Houston and Dallas/Fort Worth metropolitan areas. As of June 30, 2018, Spirit had total assets of $1.1 billion, loans held for investment of $917.5 million, total deposits of $844.7 million and total stockholders’ equity of $148.0 million.

Spirit is a business-focused bank that delivers relationship-driven financial services to small- and medium-sized businesses and individuals in its market areas. Spirit’s philosophy is to target commercial customers whose businesses generate between $3.0–$30.0 million of annual revenue. Spirit’s product offerings consist of a wide range of commercial products, including term loans and operating lines of credit to commercial and industrial companies; commercial real estate loans; construction and development loans; SBA loans; commercial deposit accounts; and treasury management services. In addition, Spirit’s retail offerings include consumer loans, 1-4 single family residential real estate loans and retail deposit products.

Spirit prides itself on its strong credit culture and responsiveness to its customers’ banking needs. Spirit is guided by an experienced and proven executive management team, led by founder Dean O. Bass, Chairman and Chief Executive Officer of Spirit and Spirit Bank, and David M. McGuire, President of Spirit and President and Chief Lending Officer of Spirit Bank. Since its inception in 2008, Spirit has implemented a growth strategy that includes organic loan and deposit generation through the establishment of de novo branches, as well as strategic acquisitions that have either strengthened Spirit’s presence in existing markets or expanded its operations into new markets with attractive business prospects.

Information about Spirit’s Business

History and Growth

Dean O. Bass founded Spirit after successfully establishing, operating and selling, Royal Oaks Bank, a high growth de novo institution in the Central Houston area. Spirit began operations in November 2008 with the acquisition of First Bank of Snook, a community bank with two branches, one in the Bryan/College Station metropolitan area and one in Snook, Texas. Immediately following this initial acquisition, Spirit opened a business banking office with an established commercial lending team and SBA team with whom its management group worked at Royal Oaks Bank. Spirit quickly expanded into the Central Houston and North Houston markets through de novo branching and branch acquisitions. Early in its development, Spirit identified the Dallas/Fort Worth metropolitan area as a strategic opportunity for expansion and an area with strong growth potential based on attractive demographics and market characteristics. In 2012, Spirit expanded into Dallas with a team of bankers with whom its management team had previously worked, by establishing two loan production offices, which we refer to as LPOs. Spirit further expanded its presence in the Dallas/Fort Worth metropolitan area in 2013 through a whole-bank acquisition and subsequently converted the LPOs into two full-service de novo branches. At the end of 2013, Spirit acquired a bank in The Woodlands, which is located in North Houston, in a FDIC-assisted transaction. Most recently, in 2016, Spirit acquired an additional branch in a strategic location in The Woodlands.

Today, Spirit has 15 full-service branches located in three Texas markets—the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas. Spirit believes its exposure to these dynamic and complementary markets provides it with economic diversification and the opportunity for expansion across Texas. Spirit has experienced significant growth since Spirit’s formation while maintaining strong credit metrics, as demonstrated by:

•

its balance sheet growth, with a compound annual growth rate, which we refer to as a CAGR, of 10.5% in assets, 12.3% in loans held for investment and 12.4% in deposits from December 31, 2015 to December 31, 2017;

•	its noninterest bearing deposit growth, with a CAGR of 24.1% from December 31, 2015 to December 31, 2017; and

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its earnings growth, with a CAGR of 9.8% in net income and 10.1% in diluted earnings per common share for the 12 months ended December 31, 2015 to the 12 months ended December 31, 2017. The decrease in net income and diluted earnings per common share for the 12 months ended December 31, 2016 compared to the 12 months ended December 31, 2015 was partially as a result of expenditures for additional personnel and infrastructure as part of and to support Spirit’s growth efforts.

Spirit has supplemented its strong organic growth through strategic bank acquisitions. Since its formation, Spirit has completed three whole-bank acquisitions, three branch acquisitions consisting of six branches and one FDIC-assisted acquisition. These transactions result in Spirit being the most active acquirer among private Texas-based banks and third most active acquirer among Texas-based banks (in each case, based on number of transactions) since 2008, according to data obtained through S&P Global. These acquisitions demonstrate Spirit’s ability to identify acquisition targets, negotiate and execute definitive agreements and integrate different systems and cultures into its own. In addition, Spirit has proven its ability to leverage the new capabilities obtained through these acquisitions as evidenced by strong organic growth in acquired markets and continuously enhanced product offerings for its customers. Spirit evaluates acquisitions based on a defined set of criteria, including earnings per share accretion, reasonable tangible book value per share earn back periods and enhanced shareholder value.

The following table summarizes the acquisitions that Spirit has completed since its inception and excludes cash received and paid and other acquired liabilities:

Target Company / Seller	Acquisition Type	Market Area	Completion Date	Acquired Assets	Acquired Deposits
				(Dollars in millions)
Snook Bancshares	Whole-bank	College Station	11/17/2008	$38.6	$35.9
Third Coast Bank, SSB	Two branches	Houston	10/23/2009	9.2	18.6
Texas Community Bank, N.A.	Three branches	Houston	10/29/2011	42.9	58.9
Oasis Bank, SSB	Whole-bank	Houston	11/30/2012	79.3	69.0
Peoples Bank	Whole-bank	Dallas/Fort Worth	7/13/2013	70.8	60.8
Texas Community Bank, N.A.	FDIC-assisted	Houston	12/13/2013	134.1	118.7
PlainsCapital Bank	One branch	Houston	6/24/2016	4.4	36.7

Banking Strategy

Spirit is a business-focused bank that delivers relationship-driven financial services to small- and medium-sized businesses as well as individuals in its market areas. The following further articulates Spirit’s banking strategy:

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Diverse Lending Platform. Spirit’s strategy is to provide a broad array of financial services, which results in a diverse loan portfolio that consists primarily of: commercial and industrial loans; 1-4 single family residential real estate loans; construction, land and development loans; and commercial real estate loans. Spirit focuses on delivering superior customer service, responsive decision-making and personal customer relationships. Spirit believes its target customer base is underserved by larger financial institutions, and its ability to execute its relationship banking model and respond quickly to customers gives Spirit an advantage over its competition. Spirit’s approach is to equip commercial lenders with the tools and support necessary to serve their clients, including advanced training, treasury management support, quick access to lending management and timely credit decisions. Spirit’s lenders are evaluated on their ability not only to originate loans but also to gather deposits and maintain a portfolio with sound credit quality.

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Small Business Administration (SBA) Lending. During the SBA’s fiscal year ended September 30, 2017, Spirit was the leading SBA lender among community banks in Texas, based on the number of loans closed. Spirit primarily lends through the SBA 7(a) program and has a dedicated team focused on origination, documentation and closing of SBA loans. SBA lending has been a core competency since Spirit’s inception, and its SBA leadership team has an average of 15 years of experience dedicated to the program. Spirit’s strategy is to sell the government-guaranteed portion of the loan (generally 75% to 85% of the principal balance), on which Spirit generates an up-front premium. In addition to selling the guaranteed portion of the loan, Spirit retains the servicing rights to the loans that it sells, and it collects the associated servicing fees, which are typically 1% of the principal balance of the loan. For the years ended December 31, 2015 through 2017, Spirit originated 243, 202 and 270 SBA loans totaling $53.9 million, $46.7 million and $71.2 million, respectively. During these periods, Spirit generated gains on sales of SBA loans of $4.4 million, $4.4 million and $5.7 million, respectively. During the six months ended June 30, 2018, Spirit originated 160 SBA loans totaling $34.1 million, generating gains on sales of SBA loans of $2.5 million.

As of June 30, 2018, Spirit had SBA loans on its balance sheet of $72.4 million, and it serviced $289.7 million of SBA loans. Spirit maintains strict underwriting guidelines in its SBA program, which has contributed to its success. More than 75% of Spirit’s SBA customers are national franchisees, which Spirit believes leads to fewer losses because it is able to mitigate risk by analyzing loss histories of similar businesses and the national franchise provides greater support to its borrowers. Additionally, Spirit’s SBA loans are subject to the same credit review process as its conventional lending customers. Spirit believes these factors have contributed to its SBA portfolio performing better than the national SBA three-year average loss rate.

Spirit is a Preferred Lenders Program participant with the SBA, which allows it to accelerate the SBA documentation process. To date, Spirit has not been notified of any denial or repair of the SBA guaranty on any loan submitted for liquidation. An annual review by an independent third party validates the performance of the portfolio and the integrity of the documentation. This lending channel provides Spirit with a competitive advantage and opportunity to earn a borrower’s banking relationship early in the business’s life cycle. Once it has originated an SBA loan, Spirit believes it is optimally positioned to continue to service the customer as the customer’s business matures.

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Deposit Gathering Focus. Spirit is focused on generating core deposits from its business customers. Spirit improved its treasury management services by hiring additional personnel and offering more products to enable it to more effectively attract and service the operating accounts of larger, more sophisticated businesses. These efforts have produced desirable results, as evidenced by Spirit’s growth in non-interest bearing deposits from $114.8 million at December 31, 2015 to $183.6 million at June 30, 2018, a 59.9% increase. Spirit believes that over time it will continue to successfully grow its core deposit base through commercial customers as well as its strategically located retail branches. In addition to its organic deposit efforts, Spirit will continue to place an emphasis on the acquisition of banks with high quality funding profiles to enhance its core deposit base.

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Scalable Infrastructure. Throughout its history, Spirit has been strategic in the hiring of key personnel and implementation of systems and processes that it believes are advanced for a bank of its size, which Spirit expects will allow it to scale its business model without significant additional noninterest expense going forward. This includes a sophisticated loan review process, dedicated senior credit and compliance officers and robust internal and external loan review programs. As Spirit is able to leverage its current expense base as a larger company, Spirit expect to experience enhanced shareholder returns through operational efficiencies.

Growth Strategy

Spirit believes it has managed its growth successfully since inception, and plans to continue its strategy of organic and acquisitive growth, as outlined below:

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Organic Growth. Spirit’s organic growth strategy involves building upon the relationships of its 41 commercial lenders and SBA lenders as of December 31, 2017, who Spirit believes have additional capacity to grow the loan portfolio. Spirit has designed its incentive plans to emphasize strong credit quality, loan growth and deposit growth. From December 31, 2015 to June 30, 2018, Spirit has grown loans held for investment and deposits by $228.7 million and $183.3 million, or 33.2% and 27.7%, respectively. With the exception of the acquisition of one branch in June 2016 with $36.7 million in deposits and no loans, Spirit achieved its loan and deposit growth since January 2014 organically. Spirit intends to further penetrate its current market areas by leveraging its lending relationships and continuing to hire additional junior and senior lenders. Spirit’s senior lenders typically have 15–30 years of experience and are supported by its junior lenders. Spirit hires junior lenders, initially in a credit analyst support capacity, so that it may conduct training in-house and in accordance with its lending methodologies. Spirit incentivizes its senior lenders to incorporate its junior lenders into their book of business by compensating its senior lenders, in part, based on region-wide performance, as opposed to compensation based entirely on the senior lender’s individual portfolio. This program is an integral part of Spirit’s lending and credit culture.

During 2018, to expand its lending capacities, Spirit hired six senior lenders in the Houston and Dallas/Fort Worth metropolitan areas. Collectively, they have 132 years of banking experience in their respective markets. Additionally, Spirit hired a deposit sourcing specialist in the Bryan/College Station market. Spirit expect these professionals will generate and maintain meaningful portfolios, while also continuing its focus on increasing core deposits to fund loan growth. Spirit intends to continue to seek out talented bankers that are a good cultural fit and have long standing business relationships in its markets. In addition to leveraging its current platform and hiring key personnel to drive organic growth, Spirit also looks for opportunities to open de novo branches in existing and new markets. Before entering a new market, Spirit has historically identified a lending team that is experienced and seasoned in that market and opened an LPO, with the ultimate goal of establishing a full-service branch.

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Growth Through Acquisitions. Throughout its history, Spirit has supplemented its organic growth through both whole-bank and branch acquisitions, as well as an FDIC-assisted acquisition, and it intends to continue its strategy of opportunistically acquiring Texas-based community banks and branches within and outside its current footprint. Spirit believes having a publicly traded stock and enhanced access to the capital markets will improve its ability to compete for quality acquisitions. Spirit seeks acquisitions that provide meaningful financial and strategic benefits, long-term organic growth opportunities and expense reductions, without compromising its risk profile. When evaluating acquisition targets, Spirit focuses its efforts on banks with successful operating histories, stable core deposits, sound asset quality, and strong banking talent. Spirit seeks banking markets with attractive demographics, favorable competitive dynamics and potential consolidation opportunities. Spirit is currently focused on acquisitions in and surrounding the four major Texas metropolitan areas of Houston, Dallas/Fort Worth, San Antonio and Austin. In an effort to source future potential acquisitions, Spirit’s management team maintains an active calling effort with banks that fit its acquisition criteria. With approximately 370 banks headquartered in Texas with total assets less than $1 billion, Spirit believes it will have opportunities for acquisitions both within and outside its current footprint.

Banking Services

Spirit offers quality products and personalized services while providing its customers with the financial sophistication and array of products typically offered by a larger bank. Spirit’s lending services include commercial loans to small- to medium-sized businesses and professional practices, real estate-related loans and consumer loans to individuals. Spirit’s current working capital and its ability to generate, maintain and increase its deposits continues to be its primary source of funding for such loans. Spirit offers a broad range of competitively-priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement its lending and deposit services, Spirit also offers direct deposit, wire transfers, night depository, treasury management services, safe-deposit boxes, debit cards and automatic drafts.

Lending Activities

Spirit offers a variety of loans, including commercial and industrial loans, SBA loans, 1-4 single family residential real estate loans, construction, land and development real estate loans, commercial real estate loans (including multifamily) and municipal loans. Spirit also offers various loans and leases to individuals and professionals including residential real estate loans, home equity loans, installment loans, personal lines of credit, and standby letters of credit.

Spirit supports the small- to medium-sized business community throughout its market areas and lend money to creditworthy borrowers within those markets. Spirit’s ability to attract deposits serves as its primary source of working capital to fund loans. To provide additional sources of working capital, Spirit maintains a federal funds borrowing line of credit with one or more correspondent banks and Spirit is a member of the FHLB which permits it to borrow against its loan portfolio at preferred rates.

Spirit’s SBA loan program is a key element of its ability to serve the small- to medium-sized business community in its market areas. Spirit also provides SBA loans nationwide to well-known national franchises. Generally, these loans have a more flexible structure than conventional loans and Spirit uses its Preferred Lender status with the SBA to expedite the loan approval process for its customers. During the SBA’s fiscal year ended September 30, 2017, Spirit was the leading SBA lender among community banks in Texas, based on the number of loans closed.

In addition to traditional 1-4 single family residential real estate loans, Spirit has a team dedicated to making 1-4 single family residential real estate loans to foreign nationals residing in Texas. Generally, these loans are made to borrowers who derive more than 50.0% of their personal income from foreign sources and do not qualify for traditional conforming mortgage products readily available to most home buyers in Texas.

As of June 30, 2018, Spirit had loans held for investment of $917.5 million, representing 85.2% of its total assets. As of December 31, 2017, Spirit had loans held for investment of $869.1 million, representing 84.4% of its total assets. Spirit’s loan portfolio consisted of the following loan categories as of the dates indicated:

	As of June 30, 2018		As of December 31, 2017
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial and industrial loans(1)	$149,988	16.4%	$135,040	15.5%
Real estate:
1-4 single family residential loans	238,606	26.0	232,510	26.8
Construction, land and development loans	152,558	16.6	139,470	16.0
Commercial real estate loans (including multifamily)	305,405	33.3	285,731	32.9
Consumer loans and leases	19,588	2.1	22,736	2.6
Municipal and other loans	51,376	5.6	53,632	6.2

Total loans held for investment	917,521	100.0	869,119	100.0

The following is a description of the types of loans Spirit offers to its customers.

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Commercial and Industrial Loans. A primary component of Spirit’s loan portfolio is loans for commercial purposes. Spirit’s commercial loan portfolio consists of loans principally to retail trade, service and manufacturing firms located in its market areas. The terms of these loans vary by purpose and by type of underlying collateral, if any. Spirit typically makes equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans are generally secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory, or other collateral, as well as personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The primary risk for commercial loans is the failure of the business due to economic and financial factors. As a result, the quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness and Spirit’s decision to make a commercial loan. Commercial and industrial loans totaled $150.0 million as of June 30, 2018, or 16.4% of Spirit’s loans held for investment.

SBA Loans. Spirit originates loans to customers in Texas and, in some instances, nationwide in support of some well-known national franchises under an SBA program that generally provides for SBA guarantees of between 75% and 85% of each loan. Spirit routinely sells the guaranteed portion of SBA loans to a third party and retains the servicing rights, holding the nonguaranteed portion in its portfolio. When the guaranteed portion of an SBA loan is sold, the premium received on the sale is recognized in noninterest income, and the revenue associated with the servicing rights is recognized as service is performed. SBA servicing assets are recognized separately when rights are acquired through the sale of the SBA guaranteed portion. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. Updated fair values are obtained from an independent third party on a quarterly basis and adjustments are presented as SBA servicing fees on the consolidated statements of income. To determine the fair value of SBA servicing rights, Spirit uses market prices for comparable servicing contracts, when available, or alternatively, it uses a valuation model that calculates the present value of estimated future net servicing income.

During the SBA’s fiscal year ended September 30, 2017, Spirit was the leading SBA lender among community banks in Texas, based on the number of loans closed. Spirit is also the 27th largest provider of SBA loans nationally, among all banks, based upon number of loans originated in 2017. Spirit focuses its primary SBA lending efforts on financing well-known national franchises in Texas and nationwide. Spirit’s deep relationship with each of these franchises allows it the privilege of being the preferred lender for their respective franchises, providing Spirit a steady pipeline of new SBA loan opportunities both in Texas and nationwide. The unguaranteed portion of SBA loans on Spirit’s balance sheet totaled $72.4 million as of June 30, 2018, or 48.3% of total commercial and industrial loans.

•	1-4 Single Family Residential Real Estate Loans.

Traditional 1-4 Single Family Loans. Spirit provides mortgages for the financing of 1-4 single family residential homes for primary occupancy, vacation or rental purpose. Generally these loans are 30-year adjustable rate mortgages. All borrowers are underwritten with standard policy guidelines to provide a homogenous and predictable portfolio of performing loans. As of June 30, 2018, 1-4 single family residential real estate loans totaled $238.6 million, or 26.0% of Spirit’s loans held for investment.

Spirit is located near five major Texas public and private universities where on-campus housing is not sufficient to house their current and growing student populations. This is an ideal opportunity for Spirit to provide financing for homes near each of the universities to be used for borrower-related student housing and/or rental to other students. In addition, Spirit caters to borrowers who specialize in renting homes to students, with the financing of multiple 1-4 single family residential properties for their business. These loans are underwritten to standard policy guidelines with amortizations typically shorter than homes used for primary occupancy.

Foreign National Loans. In addition to traditional 1-4 single family residential loans, Spirit has a team dedicated to making 1-4 single family residential real estate loans to foreign nationals in Texas. Spirit provides mortgages to foreign nationals in Texas for the purpose of primary occupancy or as secondary homes while travelling to the United States. Generally, Spirit defines foreign nationals as those who derive more than 50% of their personal income from non-U.S. sources. All of Spirit’s market areas have experienced an influx of foreign nationals from outside the United States as they move their families to Texas for business, education, personal safety or employment reasons. Spirit has developed relationships with other traditional mortgage companies and local real estate agents who refer foreign national home buyers to Spirit for financing. Because more than 50% of their personal income sources are derived from outside of the United States, these foreign nationals do not qualify for traditional market financing; therefore they must seek financing from banks that specialize in this type of non-standard product.

Spirit believes it is one of the most active providers of loans to foreign nationals in Texas. Spirit has developed an enhanced due diligence process designed to meet or exceed any regulatory guidelines. Typical loan terms include larger down payments than would normally be required, minimum reserves equal to an amount of mortgage payments over a specified period held in Spirit Bank and monthly escrows for taxes and insurance. Foreign national loans totaled $123.7 million as of June 30, 2018, or 51.8% of Spirit’s total 1-4 single family residential real estate loans.

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Construction, Land and Development Loans. Spirit’s construction and development loans are made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of 12 months and interest is paid periodically. The ratio of the loan principal to the value of the collateral, as established by independent appraisal, does not generally exceed 80.0%. Additionally, speculative loans are based on the borrower’s financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser.

Construction and development loans generally carry a higher degree of risk than long-term financing of existing properties. Spirit attempts to reduce risk by generally requiring personal guarantees and by keeping the loan-to-value ratio of the completed project below specified percentages. Spirit also requires additional borrower reserves if the project will have an extended marketing period. Spirit may also reduce risk by selling participations in larger loans to other institutions when possible. As of June 30, 2018, construction loans totaled $152.6 million, or 16.6% of Spirit’s loans held for investment.

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Commercial Real Estate Loans (Including Multifamily). Spirit’s commercial real estate loan terms are generally limited to seven years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, with an origination fee generally being charged on each loan funded. Spirit attempts to reduce credit risk on its commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80. Spirit also projects minimum levels of net projected cash flow available for debt service based on the type of loan. In addition, Spirit generally requires personal guarantees from the principal owners of the property supported by a review by Spirit’s management of the principal owners’ personal financial statements. As of June 30, 2018, commercial real estate loans (including multifamily) totaled $305.4 million, or 33.3% of Spirit’s loans held for investment.

Owner-occupied Commercial Real Estate Loans. Owner-occupied commercial real estate is a key component of Spirit’s lending strategy to owner-operated businesses, representing a large percentage of its total commercial real estate loans. Spirit’s philosophy is that owner-occupied property loans are desirable since they are its borrower’s business “home” representing a safer investment of its funds, as Spirit is usually able to monitor the borrower’s business financial results on a regular basis. These loans are competitively sought after by the other community banks in Spirit’s market areas. Owner-occupied commercial real estate loans totaled $104.1 million, or 34.1% of Spirit’s total commercial real estate loans as of June 30, 2018.

Other Commercial Real Estate Loans. Spirit possesses the experience, expertise and on-going monitoring capabilities to originate loans for income producing properties. Generally, these loans are for retail strip centers, hotels, office buildings, self-storage facilities and multi and single tenant office warehouses, all within Spirit’s market areas. Generally, Spirit’s income producing property loans require experienced and deep management, premium locations, proven debt service ability, strong equity positions, alternative repayment sources and the personal guarantee of the principals. Spirit monitors its exposures to these loan types to maintain adequate concentration levels in relation to its capital position, its market geographies and as a percentage of its entire loan portfolio. Nonowner-occupied commercial real estate loans totaled $179.6 million, or 58.8% of Spirit’s total commercial real estate loans as of June 30, 2018.

Multifamily Loans and Farmland. Multifamily loans are generally not a focus of Spirit’s lending strategy as evidenced by its current low level of multifamily loan exposures outstanding and Spirit does not expect this portion of its loan portfolio to represent a large portion of the growth going forward. Given the large dollar requirements for most multifamily projects exceed Spirit’s legal lending limit, either as construction or as completed, Spirit has elected not to pursue multifamily lending as a part of its core business strategy. Spirit’s current multifamily loans are to seasoned and successful multifamily operators who possess quality alternative repayment sources. Multifamily loans totaled $17.8 million, or 5.8% of Spirit’s total commercial real estate loans as of June 30, 2018. Farmland loans totaled $3.9 million as of June 30, 2018, or 1.3% of Spirit’s total commercial real estate loans as of June 30, 2018.

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Consumer Loans and Leases. Spirit makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans. Consumer loans are generally made at a fixed rate of interest. While Spirit believes its policies help minimize losses in the consumer loan category, because of the nature of the collateral, if any, it may be more difficult to recover any loan losses.

The majority of Spirit’s consumer loans are related to the financing of vehicle leases to individuals, originated by a well-known, third-party leasing company and subsequently purchased by Spirit after its final credit review. Spirit limits its exposure to individuals living in Texas, within its defined local markets. Underwriting for each lease is performed by Spirit’s credit department, within its policies and is approved by a senior credit officer. Consumer loans and leases totaled $19.6 million, or 2.1% of Spirit’s loans held for investment as of June 30, 2018. Leases totaled $15.6 million, or 79.7% of Spirit’s total consumer loans as of June 30, 2018.

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Municipal and Other Loans. Spirit provides financing for municipalities, emergency service districts, hospital districts, school districts and some counties in Texas. Generally the financing opportunities are for equipment and facilities, such as fire engines, fire stations, hospitals, municipal water treatment facilities or other public needs. The loans are typically secured by a lien on the tax revenues of the borrower. These loans earn a tax-exempt rate to Spirit. Total loans to municipalities, emergency service, hospital and school districts totaled $50.9 million, or 5.5% of Spirit’s loans held for investment as of June 30, 2018.

Spirit provides loans for agricultural purposes resulting from relationships in its first several years of operation. As the focus of Spirit’s business has shifted to the major metropolitan areas of Texas, the focus on agricultural lending has declined; therefore, while Spirit dos not actively pursue this line of business, it continues to service its existing active agriculture customers.

Deposits

Spirit’s core deposits include checking accounts, money market accounts, savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, Spirit employs an aggressive marketing plan in its primary service areas and features a broad product line and competitive offerings. The primary sources of deposits are residents and businesses located in the markets Spirit serves. Spirit obtains these deposits through personal solicitation by its lenders, officers and directors, direct mail solicitations and advertisements in the local media.

The following table sets forth the amount of Spirit’s total deposits and percentage of total deposits based on balances as of the dates indicated.

	As of June 30, 2018		As of December 31, 2017
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$183,618	21.7%	$176,726	21.2%
Interest-bearing NOW accounts	7,404	0.9	7,318	0.9
Savings and money market accounts	212,683	25.2	243,173	29.1
Time deposits	440,978	52.2	408,151	48.8

Total deposits	$844,683	100.0%	$835,368	100.0%

Other Banking Services

Spirit offers banking products and services that it believes are attractively priced and easily understood by its customers. In addition to traditional bank accounts such as checking, savings, money markets and CDs, Spirit offers a full range of ancillary banking services, including a full suite of treasury management services, consumer and commercial online banking services, mobile applications, safe deposit boxes, wire transfer services, debit cards and ATM access. Merchant services (credit card processing) and co-branded credit card services are offered through a correspondent bank relationship. Spirit does not exercise trust powers.

Investments

Spirit maintains a portfolio of investments, primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities, to provide liquidity and an additional source of income, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements.

Spirit invests in Treasury bills and notes, as well as in securities of federally sponsored agencies, such as FHLB bonds. Spirit may invest in federal funds, negotiable certificates of deposit, banker’s acceptances, mortgage-backed securities, corporate bonds and municipal or other tax-free bonds. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. Spirit’s asset/liability/investment committee reviews the investment portfolio on an ongoing basis in order to ensure that the investments conform to its internal policy set by the Spirit board of directors.

Markets

Spirit’s primary markets are the Houston, Dallas/Fort Worth and Bryan/College Station metropolitan areas. Spirit expects to continue to grow within its current markets, as well as expand into new markets. Spirit believes the markets that it serves are a key factor in its growth and success, and offer stability and steady growth as well as economic diversification.

Spirit believes that its three markets are economically insulated from one another, and economic hardships in one market may have little or no impact on the other markets. For example, during the period from 2015 through the end of 2016, the Houston metropolitan area experienced a slowdown in economic activity, in part, due to a prolonged period of lower crude oil and natural gas prices. While Spirit did not experience heightened losses on its loan portfolio in the Houston metropolitan area, it observed a slowdown in lending opportunities in that market. Conversely, in the Dallas/Fort Worth metropolitan area and the Bryan/College Station metropolitan area, Spirit exceeded its loan growth expectations over the same time period, leading to overall robust loan growth. Spirit expects that the diversification of its markets will continue to benefit it in the future.

According to S&P Global, Texas is the second most populous state in the country with a population of 28.5 million as of January 2018. Over 50% of the Texas population lives in the three markets in which Spirit operates. Additionally, the five-year population growth from 2018 to 2023 is projected to be 7.1% compared to 3.5% for the nation as a whole over the same period.

				Market Demographics
				January 2018 Population(3)	2018 – 2023 Projected
	Spirit of Texas Bancshares, Inc.(1)				Population Growth(3)	Household Income Growth(3)
Market	Branches	Loans(2)	Deposits(2)
		(Dollars in thousands)
Houston MSA	10	$396,799	$495,935	6,980,780	8.3%	7.7%
Dallas/Fort Worth MSA	4	168,617	119,354	7,418,556	7.7	9.8
Bryan/College Station MSA	1	127,324	143,662	263,260	7.8	13.6
Texas	15			28,531,603	7.1	9.5
United States				326,533,070	3.5	8.9

(1)	Amounts as of June 30, 2018

(2)	Excludes SBA loans, loans to foreign nationals, and mortgage loans (as well as associated deposits)
(3)	According to S&P Global

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Houston. According to the U.S. Bureau of Economic Analysis, the Houston metropolitan area had the sixth largest gross domestic product in the United States in 2016. The Houston metropolitan area is the corporate headquarters for 20 Fortune 500 companies, ranking fourth among metro areas according to the Greater Houston Partnership. Notable corporate headquarters include ConocoPhillips, Sysco, Waste Management and Phillips 66. Over the past several years, the Houston metropolitan area has grown to be a diverse economy. While Houston is known as the “Energy Capital of the World,” Houston also boasts the largest medical complex in the world, has the second busiest port in the United States in 2017, and is a leader in international business. Houston’s economic success is projected to continue, with employment growth of 1.74% annually through the year 2040, according to the Perryman Group.

The northern portion of Spirit’s Houston franchise includes its branches in The Woodlands, Conroe, Magnolia and Tomball. According to S&P Global, these four cities have experienced a combined population growth of over 65% over the past six years. Additionally, Conroe, Texas was named the fastest growing city in the country in 2016, according to the U.S. Census Bureau. This robust population expansion over the last several years is largely a result of the companies headquartered in the area, such as Anadarko Petroleum, Aon Hewitt, Waste Connections, Inc. and Baker Hughes, among others, according to The Houston Chronicle. Additionally, The Woodlands area is expected to continue to see increased economic activity due to the opening of ExxonMobil’s new corporate campus in 2015, which is designed to accommodate over 9,000 employees.

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Dallas/Fort Worth. Spirit has four branches located in the Dallas/Fort Worth metropolitan area, including in Central Dallas, Grapevine, Colleyville, and Fort Worth. Home to a major international airport and many large corporations, the diverse and sprawling Dallas/Fort Worth metropolitan area is the largest metropolitan statistical area in Texas and fourth largest in the nation as of 2018, according to S&P Global. Out of the top twenty metropolitan statistical areas in the nation in 2017, the Dallas/Fort Worth metropolitan area saw the second highest population growth from 2010 to 2018 and third highest employment growth from 2015 to 2018, according to S&P Global. According to Forbes, the Dallas/Fort Worth metropolitan area was named the best city for jobs in 2017. According to the Dallas Regional Chamber of Commerce, the area also serves as the corporate headquarters for 22 Fortune 500 companies including Southwest Airlines, AT&T, Exxon Mobil and Kimberly-Clark, ranking the Dallas/Fort Worth metropolitan area third in the nation for Fortune 500 corporate headquarters. Additionally, Toyota relocated its North American headquarters to the area, adding 4,000 jobs, according to a statement by Toyota’s North America CEO, while a State Farm expansion is expected to contribute approximately 10,000 jobs to the Dallas/Fort Worth area, according to the Dallas Business Journal. According to the U.S. Bureau of Economic Analysis, the Dallas/Fort Worth metropolitan area is responsible for producing nearly 32% of the state’s total gross domestic product in 2016 and, according to the Dallas Economic Development, the Dallas/Fort Worth metropolitan area is home to over 65,000 businesses, adding over 300 jobs per day on average over the 12 months ended February 2017, according to Transwestern. The Dallas/Fort Worth metropolitan area is also home to six professional sports teams and several major universities as well as multiple community college districts, with total student enrollment of over 370,000.

•

Bryan/College Station. According to Forbes, the Bryan/College Station metropolitan area ranked first in Texas and third nationwide for Best Small Places for Business and Careers in 2017 with job growth of 10.3% from 2015 to 2018. In 2016, total construction project valuation in Bryan/College Station was over $750 million. The Bryan/College Station metropolitan area is also home to Texas A&M University, which enrolls over 68,000 students and is the largest university in the state. Notable ongoing projects include the Texas A&M RELLIS Campus, a $250 million, 2,000 acre campus dedicated to technology development, as well as the continued development of ATLAS, a master planned community and business complex specifically constructed for companies engaged in medical technology and pharmaceuticals.

Competition

The banking business is highly competitive, and Spirit’s profitability will depend principally upon its ability to compete with other banks and non-bank financial institutions located in each of its banking center locations for lending opportunities, deposit funds, bankers and acquisition candidates. Spirit’s banking competitors in its target markets include various community banks and national and regional banks. There were over 300 FDIC-insured depository institutions that operate in Spirit’s combined markets as of December 31, 2017. Spirit competes with other commercial banks, savings associations, credit unions, finance companies and money market mutual funds operating in its markets.

Spirit is subject to vigorous competition in all aspects of its business from banks, savings banks, savings and loan associations, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, asset-based non-bank lenders, insurance companies and certain other non-financial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than Spirit can. Many of the banks and other financial institutions with which Spirit competes have significantly greater financial resources, marketing capability and name recognition than it and operate on a local, statewide, regional or nationwide basis.

Spirit’s strategy to compete effectively in its markets is to emphasize its identity as a community-oriented bank in contrast to large, national and regional banks. As a community bank, Spirit can respond to loan requests quickly and flexibly through decisions made locally. Spirit’s marketing strategy is relationship and referral-based. Spirit relies heavily on its bankers and the efforts of its officers and directors for building and strengthening those relationships. Additionally, Spirit’s bankers, directors and officers are actively involved in its primary markets and are a strong source of introductions and referrals.

Employees

As of June 30, 2018, Spirit had 211 employees of which 200 were full-time employees. None of Spirit’s employees are represented by a union. Management believes that Spirit’s relationship with employees is good.

Information about Spirit’s Properties

Spirit’s principal offices and headquarters are located at 1836 Spirit of Texas Way, Conroe, Texas 77301. All of Spirit’s branches are located in Texas. Spirit owns eight of its branch locations and lease the remaining seven locations and Spirit owns one building that is currently held for sale. Spirit moved from one owned location in The Woodlands to a newly acquired office location in The Woodlands in February 2018, Spirit moved from one leased office location to a newly acquired office location in Fort Worth in April 2018 and Spirit moved from another leased office location to a newly acquired office location in Dallas in April 2018. The terms of Spirit’s leases range from five to ten years and generally give it the option to renew for subsequent terms of equal duration or otherwise extend the lease term subject to price adjustment based on market conditions at the time of renewal. The following table sets forth a list of Spirit’s locations as of the date of this document.

Houston-The Woodlands-Sugar Land MSA
Location	Own or Lease	Sq. Ft.(1)
Houston
Post Oak Banking Center	Lease	10,853
720 N. Post Oak Road, Suites 101, 620 and 650, Houston, Texas 77024
Stafford Banking Center	Lease	6,372
12840 Southwest Freeway, Stafford, Texas 77477
Richmond Banking Center	Lease	5,890
3100 Richmond Avenue, Suite 100, Houston, Texas 77098
Clear Lake Banking Center	Lease	2,592
1010 Bay Area Boulevard, Unit 1010, Houston, Texas 77058
The Woodlands
Woodlands North Banking Center	Own	24,000	(2)
16610 IH-45 North, The Woodlands, Texas 77384
Woodlands Central Center	Own	14,925	(2)
1525 Lake Front Circle, The Woodlands, Texas 77380
Woodlands West Banking Center	Own	6,700	(3)
30350 FM 2978, Magnolia, Texas 77354
Conroe
Conroe Banking Center	Own	24,000	(2)
1836 Spirit of Texas Way (815 W. Davis Street), Conroe, Texas 77301
Tomball
Tomball Banking Center	Own	12,798	(2)
1100 West Main, Tomball, Texas 77375
Magnolia
Magnolia Banking Center	Lease	3,600
6910 FM 1488, Suites 1, 2, 3 & 4, Magnolia, Texas 77354

Dallas-Fort Worth-Arlington MSA
Location	Own or Lease	Sq. Ft.
Dallas
Dallas Branch	Own	23,602	(4)
5301 Spring Valley Road, Dallas, Texas 75254
Fort Worth
Fort Worth Branch	Own	7,483	(5)
1120 Summit Avenue, Fort Worth, Texas 76102
Colleyville
Colleyville Banking Center	Lease	4,100
5712 Colleyville Boulevard, Suite 100, Colleyville, Texas 76034
Grapevine
Grapevine Banking Center	Lease	3,327
601 W. Northwest Hwy, Suite 100, Grapevine, Texas 76051

College Station-Bryan MSA
Location	Own or Lease	Sq. Ft.
College Station
College Station Banking and Operations Center	Own	12,358
625 University Drive East, College Station, Texas 77840

(1)	Square footage does not include drive thru.
(2)	Spirit leases a portion of this owned space to third-party tenants.
(3)

In April 2017, Spirit completed the purchase of a building at 30350 FM 2978, The Woodlands, Texas consisting of approximately 6,700 square feet. Spirit moved from The Woodlands location at 6886 Woodlands Parkway to this new building in February 2018. Spirit intends to lease approximately 3,000 square feet of this new building to third-party tenants, but no leases have been signed for this space. Spirit intends to sell The Woodlands building at 6886 Woodlands Parkway, which consists of 6,322 square feet, and began actively marketing the building in March 2018. Spirit currently does not have a definitive agreement to sell the building. Spirit currently leases a portion of the old Woodlands location to third-party tenants.

(4)

In November 2017, Spirit completed the purchase of this building. Spirit currently leases approximately 16,000 square feet of this owned space to a third-party tenant and intends to lease another 4,000 square feet to other third-party tenants, but no leases have been signed for this space. Spirit moved the Dallas branch from its prior leased location at 3100 Monticello Avenue, Suites 125 and 980, Dallas, Texas to the new owned location in April 2018.

SPIRIT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS AND OPERATIONS

The following discussion and analysis of Spirit’s financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data” and Spirit’s consolidated financial statements and the accompanying notes included elsewhere in this document. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that Spirit believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “Cautionary Statements Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this document, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Spirit assumes no obligation to update any of these forward-looking statements.

Overview

Spirit is a Texas corporation and a registered bank holding company located in the Houston metropolitan area with its headquarters in Conroe, Texas. Spirit offers a broad range of commercial and retail banking services through its wholly-owned bank subsidiary, Spirit Bank. Spirit operates through 15 full-service branches located primarily in the Houston, Bryan-College Station and Dallas/Fort Worth metropolitan areas. As of June 30, 2018, Spirit had total assets of $1.08 billion, loans held for investment of $917.5 million, total deposits of $844.7 million and total stockholders’ equity of $148.0 million.

As a bank holding company, Spirit generates most of its revenues from interest income on loans, gains on sale of the guaranteed portion of SBA loans, customer service and loan fees, brokerage fees derived from secondary mortgage originations and interest income from investments in securities. Spirit incurs interest expense on deposits and other borrowed funds and noninterest expenses, such as salaries and employee benefits and occupancy expenses. Spirit’s goal is to maximize income generated from interest earning assets, while also minimizing interest expense associated with its funding base to widen net interest spread and drive net interest margin expansion. Changes in market interest rates and the interest rates Spirit earns on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Spirit’s loan portfolio are affected by, among other factors, economic and competitive conditions in Texas, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within Spirit’s target markets and throughout Texas.

Recent Developments

Spirit consummated the underwritten initial public offering of its common stock on May 4, 2018. Spirit common stock is traded on the NASDAQ under the ticker symbol “STXB.” In connection with its IPO, Spirit issued and sold 2,300,000 shares of Spirit common stock, including 300,000 shares of Spirit common stock sold pursuant to the underwriters’ full exercise of their option to purchase additional shares, at an offering price of $21.00 per share, for aggregate gross proceeds of $48.3 million before deducting underwriting discounts and offering expenses, and aggregate net proceeds of $42.2 million after deducting underwriting discounts and offering expenses. As of the date of this document, Spirit used $7.8 million of net proceeds from its IPO to repay in full the outstanding indebtedness under its line of credit with a third-party lender, plus accrued and unpaid interest. For a description of the line of credit see the section of this document entitled “—Financial Condition—Borrowings,” beginning on page 173. Spirit intends to use the remaining net proceeds to support its continued growth, including organic growth and potential future acquisitions, and for general corporate purposes.

On July 19, 2018, Spirit and Comanche entered into the reorganization agreement providing for the acquisition by Spirit of Comanche pursuant to the merger of Comanche with and into Spirit, with Spirit surviving the merger. Pursuant to the terms and subject to the conditions of the reorganization agreement, which has been approved by the Spirit board of directors and the Comanche board of directors, the transaction provides for the payment to Comanche shareholders of an estimated $12.2 million in cash and 2,142,857 shares of Spirit common stock, subject to certain adjustments. The transaction is expected to close in the fourth quarter of 2018, subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approval of Spirit shareholders and Comanche shareholders.

Charter Amendments

On February 23, 2017, Spirit reclassified its 170,236 shares of Series A preferred stock into Spirit common stock on a one-for-one basis. Spirit issued shares of Series A preferred stock in August 2011 as a reclassification of each share of Spirit common stock held by a record holder of fewer than 5,000 shares into one share of Series A preferred stock. The non-voting Series A preferred stock was economically equivalent to Spirit common stock. Furthermore, on February 23, 2017, Spirit shareholders approved an amendment to its certificate of formation to effect a reverse stock split at a one-for-two ratio.

On February 24, 2017, Spirit changed its name from ST Financial Group, Inc. to Spirit of Texas Bancshares, Inc., and increased the number of authorized shares of capital stock from 25,000,000 shares to 55,000,000 shares and increased the number of authorized shares of Spirit common stock from 20,000,000 shares to 50,000,000 shares. Spirit effected the reverse stock split on March 16, 2017. Spirit shareholders that would have otherwise received fractional shares as a result of the reverse stock split received in lieu of fractional shares cash payments of $7.50. Except for adjustments that resulted from the treatment of fractional shares, each shareholder held the same percentage of common stock outstanding after such reverse stock split as that shareholder held immediately prior to such reverse stock split.

Restatement

As further discussed in Note 20, Correction of Errors and Restatement, in the notes to Spirit’s 2017 audited consolidated financial statements included elsewhere in this document, Spirit identified prior period accounting errors which resulted in a restatement of certain prior period amounts within its consolidated financial statements as of and for the year ended December 31, 2017. All financial information as of and for the years ended December 31, 2016 and 2015 presented in this document has been restated to reflect these changes.

Results of Operations

Spirit’s results of operations depend substantially on net interest income and noninterest income. Other factors contributing to Spirit’s results of operations include Spirit’s level of its noninterest expenses, such as salaries and employee benefits, occupancy and equipment and other miscellaneous operating expenses.

Net Interest Income

Net interest income represents interest income less interest expense. Spirit generates interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities it owns. Spirit incurs interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits and borrowings. To evaluate net interest income, Spirit measures and monitors (i) yields on its loans and other interest-earning assets, (ii) the costs of its deposits and other funding sources, (iii) its net interest spread, (iv) its net interest margin and (v) its provisions for loan losses. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in market interest rates and the interest rates Spirit earns on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing deposits and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Spirit measures net interest income before and after provision for loan losses required to maintain its allowance for loan and lease losses at acceptable levels.

Noninterest Income

Spirit’s noninterest income includes the following: (i) service charges and fees; (ii) SBA loan servicing fees; (iii) mortgage referral fees; (iv) gain on the sales of loans, net; (v) gain (loss) on sales of premises and equipment; (vi) gain (loss) on sales of investment securities; and (vii) other.

Noninterest Expense

Spirit’s noninterest expense includes the following: (i) salaries and employee benefits; (ii) occupancy and equipment expenses; (iii) loan and other real estate related expenses; (iv) professional services; (v) data processing and network; (vi) regulatory assessments and insurance; (vii) amortization of core deposit intangibles; (viii) advertising; (ix) marketing; (x) telephone expenses; and (xi) other.

Financial Condition

The primary factors Spirit uses to evaluate and manage its financial condition include liquidity, asset quality and capital.

Liquidity

Spirit manages liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of its funding sources, the allocation and amount of its deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the amount of cash and liquid securities it holds, and the repricing characteristics and maturities of its assets when compared to the repricing characteristics of its liabilities, the ability to securitize and sell certain pools of assets and other factors.

Asset Quality

Spirit manages the diversification and quality of its assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, nonaccrual, nonperforming and restructured assets, the adequacy of its allowance for loan and lease losses, discounts and reserves for unfunded loan commitments, the diversification and quality of loan and investment portfolios and credit risk concentrations.

Capital

Spirit manages capital based upon factors that include the level and quality of capital and its overall financial condition, the trend and volume of problem assets, the adequacy of discounts and reserves, the level and quality of earnings, the risk exposures in its balance sheet, the levels of Tier 1 (core), risk-based and tangible equity capital, the ratios of tier 1 (core), risk-based and tangible equity capital to total assets and risk-weighted assets and other factors.

For the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017

Analysis of Results of Operations

Net income for the three months ended June 30, 2018 totaled $2.7 million, which generated diluted earnings per common share of $0.29 for the three months ended June 30, 2018. Net income for the three months ended June 30, 2017 totaled $2.0 million, which generated diluted earnings per common share of $0.27 for the three months ended June 30, 2017. The increase in net income was driven by an increase in interest income of $1.9 million that was primarily attributable to increasing loan yields, partially offset by a decrease in noninterest income of $1.3 million, which was mainly the result of a decrease in gain on sales of loans, net. Spirit’s results of operations for the three months ended June 30, 2018 produced an annualized return on average assets of 1.02% compared to an annualized return on average assets of 0.81% for the three months ended June 30, 2017. Spirit had an annualized return on average stockholders’ equity of 9.03% for the three months ended June 30, 2018, compared to an annualized return on average stockholders’ equity of 8.41% for the three months ended June 30, 2017.

Net income for the six months ended June 30, 2018 totaled $4.7 million, which generated diluted earnings per common share of $0.56 for the six months ended June 30, 2018. Net income for the six months ended June 30, 2017 totaled $2.2 million, which generated diluted earnings per common share of $0.29 for the six months ended June 30, 2017. The increase in net income was driven by an increase in interest income of $3.8 million that was primarily attributable to increasing loan yields, partially offset by an increase in interest expense of $674 thousand and a decrease in noninterest income of $738 thousand. The increase in interest expense was primarily due to an increase in interest rates by the Federal Open Market Committee during 2017 and 2018. The decrease in noninterest income was mainly the result of a decrease in gain on sales of loans, net. Spirit’s results of operations for the six months ended June 30, 2018 produced an annualized return on average assets of 0.91% compared to an annualized return on average assets of 0.45% for the six months ended June 30, 2017, and an annualized, adjusted return on average assets of 1.00% and 0.65% for the six months ended June 30, 2018 and 2017, respectively. Spirit had an annualized return on average stockholders’ equity of 8.59% for the six months ended June 30, 2018, compared to an annualized return on average stockholders’ equity of 4.77% for the six months ended June 30, 2017, and an annualized, adjusted return on average stockholders’ equity of 9.49% and 6.91% for the six months ended June 30, 2018 and 2017, respectively.

Net Interest Income and Net Interest Margin

The following table presents, for the periods indicated, information about (i) average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) the interest rate spread; (iv) net interest income and margin; and (v) net interest income and margin (tax equivalent). Interest earned on loans that are classified as nonaccrual is not recognized in income, however the balances are reflected in average outstanding balances for that period. Any nonaccrual loans have been included in the table as loans carrying a zero yield.

	Three Months Ended June 30,
	2018			2017
	Average Balance(1)	Interest/ Expense	Annualized Yield/Rate	Average Balance(1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$41,396	$183	1.77%	$101,749	$244	0.96%
Loans, including loans held for sale(2)	901,103	13,078	5.82	809,774	11,228	5.56
Investment securities and other	40,005	227	2.28	24,467	148	2.43

Total interest-earning assets	982,504	13,488	5.51	935,990	11,620	4.98

Noninterest-earning assets	75,278			63,330

Total assets	$1,057,782			$999,320

Interest-bearing liabilities:
Interest-bearing NOW accounts	$8,102	$3	0.15%	$8,776	$3	0.15%
Savings and money market accounts	221,792	337	0.61	227,244	321	0.57
Time deposits	431,666	1,601	1.49	437,470	1,320	1.21
FHLB advances and other borrowings	85,612	465	2.18	71,519	384	2.16

Total interest-bearing liabilities	747,172	2,406	1.29	745,009	2,028	1.09

Noninterest-bearing liabilities and shareholders equity:
Noninterest-bearing demand deposits	188,628			154,043
Other liabilities	2,855			4,483
Stockholders’ equity	119,127			95,785

Total liabilities and stockholders’ equity	$1,057,782			$999,320

Net interest rate spread			4.22%			3.89%

Net interest income and margin		$11,082	4.52%		$9,592	4.11%

Net interest income and margin (tax equivalent)(3)		$11,196	4.57%		$9,833	4.21%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.

(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21.0% for the three months ended June 30, 2018 and a federal tax rate of 34.0% for the three months ended June 30, 2017, which is a non-GAAP financial measure. For Spirit’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures, see the section of this document entitled “—Non-GAAP Financial Measures,” beginning on page 177.

	Six Months Ended June 30,
	2018			2017
	Average Balance(1)	Interest/ Expense	Annualized Yield/Rate	Average Balance(1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$34,657	$307	1.79%	$123,380	$523	0.86%
Loans, including loans held for sale(2)	892,858	25,369	5.73	794,848	21,673	5.50
Investment securities and other	40,691	465	2.30	14,596	175	2.42

Total interest-earning assets	968,206	26,141	5.44	932,824	22,371	4.84

Noninterest-earning assets	75,542			62,384

Total assets	$1,043,748			$995,208

Interest-bearing liabilities:
Interest-bearing NOW accounts	$7,926	$6	0.15%	$8,187	$6	0.15%
Savings and money market accounts	228,571	679	0.60	227,718	651	0.58
Time deposits	424,381	2,987	1.42	432,675	2,572	1.20
FHLB advances and other borrowings	89,538	1,006	2.26	71,335	775	2.19

Total interest-bearing liabilities	750,416	4,678	1.26	739,915	4,004	1.09

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	179,210			156,668
Other liabilities	3,883			4,477
Stockholders’ equity	110,239			94,148

Total liabilities and stockholders’ equity	$1,043,748			$995,208

Net interest rate spread			4.18%			3.75%

Net interest income and margin		$21,463	4.47%		$18,367	3.97%

Net interest income and margin (tax equivalent)(3)		$21,694	4.52%		$18,828	4.07%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the six months ended June 30, 2018 and a federal tax rate of 34.0% for the six months ended June 30, 2017, which is a non-GAAP financial measure. For Spirit’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures, see the section of this document entitled “—Non-GAAP Financial Measures,” beginning on page 177.

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on Spirit’s interest-earning assets and the interest incurred on its interest-bearing liabilities for the periods indicated. The effect of changes in volume is determined by multiplying the change in volume by the prior period’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period’s volume.

A summary of increases and decreases in interest income and interest expense resulting from changes in average balances (volume) and average interest rates follows:

	Three Months Ended June 30, 2018 compared to 2017
	Increase (Decrease) Due to
	Volume(1)	Rate(1)	Total
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$(705)	$644	$(61)
Loans, including loans held for sale(2)	1,308	542	1,850
Investment securities and other	139	(60)	79

Total change in interest income	$742	$1,126	$1,868

Interest-bearing liabilities:
Interest-bearing NOW accounts	—	—	—
Savings and money market accounts	(42)	58	16
Time deposits	(117)	398	281
FHLB advances and other borrowings	77	4	81

Total change in interest expenses	(82)	460	378

Total change in net interest income	$824	$666	$1,490

(1)	Variances attributable to both volume and rate are allocated on a consistent basis between rate and volume based on the absolute value of the variances in each category.
(2)	Includes loans on nonaccrual status.

Net interest income was $11.1 million for the three months ended June 30, 2018 compared to $9.6 million for the three months ended June 30, 2017, representing an increase of $1.5 million, or 15.5%. The increase in net interest income was primarily due to an increase in interest income of $1.9 million partially offset by an increase in interest expense of $378 thousand. Interest income on loans increased by $1.9 million for the three months ended June 30, 2018. The growth in average loans of $91.3 million, including loans held for sale, for the three months ended June 30, 2018 was the primary driver of the increase in interest income on loans, as well as an increase in the average rate on loans of 26 basis points over the same period.

Interest expense was $2.4 million for the three months ended June 30, 2018 compared to $2.0 million for the three months ended June 30, 2017, representing an increase of $378 thousand. This increase was mainly due to an increase in interest expense on deposits and FHLB advances and other borrowings. Interest expense on deposits totaled $1.9 million for the three months ended June 30, 2018 compared to $1.6 million for the three months ended June 30, 2017, representing an increase of $297 thousand, resulting primarily from an increase in the average rate paid on time deposits of 28 basis points for the three months ended June 30, 2018 over the three months ended June 30, 2017. The average cost of deposits for the three months ended June 30, 2018 was 0.92%. This represents an increase of 12 basis points compared to the average cost of deposits of 0.80% for the three months ended June 30, 2017. The increase in cost of deposits was primarily attributable to the increase in interest rates by the Federal Open Market Committee during 2017 and 2018. For the three months ended June 30, 2018, the average rate paid on time deposits was 1.49% compared to 1.21% for the three months ended June 30, 2017.

Interest expense on FHLB advances and other borrowings increased by $81 thousand for the three months ended June 30, 2018 compared to the three months ended June 30, 2017. The increase was primarily attributable to an increase in the average balance of FHLB advances and other borrowings of $14.1 million for the three months ended June 30, 2018. The slight increase in the average rate on borrowings was primarily attributable to rising interest rates during 2017 and 2018.

The net interest margin was 4.52% for the three months ended June 30, 2018 compared to 4.11% for the three months ended June 30, 2017, representing an increase of 41 basis points. The tax equivalent net interest margin was 4.57% for the three months ended June 30, 2018 compared to 4.21% for the three months ended June 31, 2017, representing an increase of 36 basis points. The average yield on interest-earning assets increased by 53 basis points for the three months ended June 30, 2018 compared to the three months ended June 30, 2017 while the average rate paid on interest-bearing liabilities increased by 20 basis points, resulting in a 33 basis point increase in the interest rate spread. The increase in both net interest margin and interest rate spread primarily resulted from the shift in assets from low yielding interest-earning deposits in other banks to higher yielding loans for the three months ended June 30, 2018.

	Six Months Ended June 30, 2018 compared to 2017
	Increase (Decrease) Due to
	Volume (1)	Rate (1)	Total
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$(1,003)	$787	$(216)
Loans, including loans held for sale(2)	2,760	936	3,696
Investment securities and other	317	(27)	290

Total change in interest income	$2,074	$1,696	$3,770

Interest-bearing liabilities:
Interest-bearing NOW accounts	—	—	—
Savings and money market accounts	3	25	28
Time deposits	(142)	557	415
FHLB advances and other borrowings	205	26	231

Total change in interest expenses	66	608	674

Total change in net interest income	$2,008	$1,088	$3,096

(1)	Variances attributable to both volume and rate are allocated on a consistent basis between rate and volume based on the absolute value of the variances in each category.
(2)	Includes loans on nonaccrual status.

Net interest income was $21.5 million for the six months ended June 30, 2018 compared to $18.4 million for the six months ended June 30, 2017, representing an increase of $3.1 million, or 16.9%. The increase in net interest income was primarily due to an increase in interest income of $3.8 million partially offset by an increase in interest expense of $674 thousand. Interest income on loans increased by $3.7 million for the six months ended June 30, 2018. The growth in average loans of $98.0 million, including loans held for sale, for the six months ended June 30, 2018 was the primary driver of the increase in interest income on loans, as well as an increase in the average rate on loans of 23 basis points over the same period.

Interest expense was $4.7 million for the six months ended June 30, 2018 compared to $4.0 million for the six months ended June 30, 2017, representing an increase of $674 thousand. This increase was mainly due to an increase in interest expense on deposits and FHLB advances and other borrowings. Interest expense on deposits totaled $3.7 million for the six months ended June 30, 2018 compared to $3.2 million for the six months ended June 30, 2017, representing an increase of $443 thousand, resulting primarily from an increase in the average rate paid on time deposits of 22 basis points for the six months ended June 30, 2018 over the six months ended

June 30, 2017. The average cost of deposits for the six months ended June 30, 2018 was 0.88%. This represents an increase of 9 basis points compared to the average cost of deposits of 0.79% for the six months ended June 30, 2017. The increase in cost of deposits was primarily attributable to the increase in interest rates by the Federal Open Market Committee during 2017 and 2018. For the six months ended June 30, 2018, the average rate paid on time deposits was 1.42% compared to 1.20% for the six months ended June 30, 2017.

Interest expense on FHLB advances and other borrowings increased by $231 thousand for the six months ended June 30, 2018 compared to the six months ended June 30, 2017. The increase was attributable to both an increase in the average balance of FHLB advances and other borrowings of $18.2 million and an increase in the average rate paid on FHLB advances and other borrowings of 7 basis points for the six months ended June 30, 2018.

The net interest margin was 4.47% for the six months ended June 30, 2018 compared to 3.97% for the six months ended June 30, 2017, representing an increase of 50 basis points. The tax equivalent net interest margin was 4.52% for the six months ended June 30, 2018 compared to 4.07% for the six months ended June 31, 2017, representing an increase of 45 basis points. The average yield on interest-earning assets increased by 60 basis points for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 while the average rate paid on interest-bearing liabilities increased by 17 basis points, resulting in a 43 basis point increase in the interest rate spread. The increase in both net interest margin and interest rate spread primarily resulted from the shift in assets from low yielding interest-earning deposits in other banks to higher yielding loans for the six months ended June 30, 2018.

Provision for Loan Losses

The provision for loan losses represents the amount determined by management to be necessary to maintain the allowance for loan and lease losses at a level capable of absorbing inherent losses in the loan portfolio. See the discussion under “—Critical Accounting Policies—Allowance for Loan and Lease Losses.” Spirit’s management and the Spirit board of directors review the adequacy of the allowance for loan and lease losses on a quarterly basis. The allowance for loan and lease losses calculation is segregated by call report code and then further segregated into various segments that include classified loans, loans with specific allocations and pass rated loans. A pass rated loan is generally characterized by a very low to average risk of default and in which management perceives there is a minimal risk of loss. Loans are rated using a nine-point risk grade scale by loan officers that are subject to validation by a third party loan review or Spirit’s internal credit committee. Risk ratings are categorized as pass, watch, special mention, substandard, doubtful and loss, with some general allocation of reserves based on these grades. Impaired loans are reviewed specifically and separately under the FASB ASC 310, “Receivables”, to determine the appropriate reserve allocation. Management compares the investment in an impaired loan with the present value of expected future cash flow discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral-dependent, to determine the specific reserve allowance. Reserve percentages assigned to non-impaired loans are based on historical charge-off experience adjusted for other risk factors. To evaluate the overall adequacy of the allowance to absorb losses inherent in its loan portfolio, Spirit’s management considers historical loss experience based on volume and types of loans, trends in classifications, volume and trends in delinquencies and nonaccruals, economic conditions and other pertinent information. Based on future evaluations, additional provisions for loan losses may be necessary to maintain the allowance for loan and lease losses at an appropriate level.

The provision for loan losses was $635 thousand for the three months ended June 30, 2018 and $650 thousand for the three months ended June 30, 2017. The ratio of net charged-off loans to average loans (annualized) was 0.15% for the three months ended June 30, 2018 and the three months ended June 30, 2017.

The provision for loan losses was $974 thousand for the six months ended June 30, 2018 and $1.2 million for the six months ended June 30, 2017. The ratio of net charged-off loans to average loans (annualized) was 0.14% for the six months ended June 30, 2018 and 0.17% for the six months ended June 30, 2017.

Spirit’s management maintains a proactive approach in managing nonperforming loans, which were $4.0 million, or 0.44% of loans held for investment, at June 30, 2018, and $3.6 million, or 0.41% of loans held for investment, at December 31, 2017. The allowance for loan and lease losses totaled $6.0 million, or 0.66% of loans held for investment, at June 30, 2018 compared to $5.7 million, or 0.65% of loans held for investment, at December 31, 2017. The ratio of allowance for loan and lease losses to nonperforming loans was 148.92% at June 30, 2018, compared to 157.22% at December 31, 2017.

Noninterest Income

Spirit’s noninterest income includes the following: (i) service charges and fees; (ii) SBA loan servicing fees; (iii) mortgage referral fees; (iv) gain on the sales of loans, net; (v) gain (loss) on sales of other assets; and (vi) other.

The following table presents a summary of noninterest income by category, including the percentage change in each category, for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change from the Prior Period	2018	2017	Change from the Prior Period
Noninterest income:
Service charges and fees	$419	$349	20.1%	$776	$733	5.9%
SBA loan servicing fees	548	625	(12.3)	1,172	1,171	0.1
Mortgage referral fees	208	243	(14.4)	364	373	(2.4)
Gain on sales of loans, net	1,041	2,288	(54.5)	2,515	3,318	(24.2)
Gain (loss) on sales of other assets	7	45	(84.4)	(25)	23	(208.7)
Other noninterest income	80	4	1900.0	89	11	709.1

Total noninterest income	$2,303	$3,554	(35.2%)	$4,891	$5,629	(13.1%)

For the three months ended June 30, 2018, noninterest income totaled $2.3 million, a $1.3 million, or 35.2%, decrease from $3.6 million for the prior period. This decrease was primarily due to a decrease in gain on sales of loans, net of $1.2 million.

Gain on sales of loans, net, was $1.0 million for the three months ended June 30, 2018 compared to $2.3 million for the three months ended June 30, 2017, primarily due to increased premiums being offered in the second quarter of 2017.

For the six months ended June 30, 2018, noninterest income totaled $4.9 million, a $738 thousand, or 13.1%, decrease from $5.6 million for the prior period. This decrease was primarily due to a decrease in gain on sales of loans, net of $803 thousand.

Gain on sales of loans, net, was $2.5 million for the six months ended June 30, 2018 compared to $3.3 million for the six months ended June 30, 2017, primarily due to increased premiums being offered in the first half of 2017.

Noninterest Expense

Spirit’s noninterest expense includes the following: (i) salaries and employee benefits; (ii) occupancy and equipment expenses; (iii) loan and other real estate related expenses; (iv) professional services; (v) data processing and network; (vi) regulatory assessments and insurance; (vii) amortization of core deposit intangibles; (viii) advertising; (ix) marketing; (x) telephone expense; and (xi) other.

The following table presents a summary of noninterest expenses by category, including the percentage change in each category, for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change from the Prior Period	2018	2017	Change from the Prior Period
Noninterest expense:
Salaries and employee benefits	$6,043	$5,899	2.4%	$12,901	$12,503	3.2%
Occupancy and equipment expenses	1,221	1,302	(6.2)	2,457	2,503	(1.8
Loan and other real estate related expenses	14	101	(86.1)	77	224	(65.6)
Professional services	314	476	(34.0)	625	749	(16.6)
Data processing and network	321	313	2.6	634	582	8.9
Regulatory assessments and insurance	266	236	12.7	521	468	11.3
Amortization of intangibles	175	175	0.0	351	351	0.0
Advertising	102	157	(35.0)	217	284	(23.6)
Marketing	121	150	(19.3)	239	281	(14.9)
Telephone expense	114	81	40.7	212	216	(1.9)
Other operating expenses	690	604	14.2	1,273	1,243	2.4

Total noninterest expense	$9,381	$9,494	(1.2%)	$19,507	$19,404	0.5%

For the three months ended June 30, 2018, noninterest expenses totaled $9.4 million, a $113 thousand, or 1.2%, decrease from $9.5 million for the prior period. This decrease was primarily due to a decrease in professional services expense of $162 thousand, partially offset by an increase in salaries and employee benefits of $144 thousand.

Professional services totaled $314 thousand for the three months ended June 30, 2018 compared to $476 thousand for the three months ended June 30, 2017. This decrease is primarily the result of the completion of the FDICIA readiness project.

Salaries and employee benefits totaled $6.0 million for the three months ended June 30, 2018, which included $173 thousand of stock-based compensation expense. By comparison, salaries and employee benefits totaled $5.9 million for the three months ended June 30, 2017, which included $201 thousand of stock-based compensation expense. The increase in salaries and employee benefits is primarily due to the hiring of six senior lenders in the Houston and Dallas/Fort Worth metropolitan areas during the first quarter of 2018.

For the six months ended June 30, 2018, noninterest expenses totaled $19.5 million, a $103 thousand, or 0.5%, increase from $19.4 million for the prior period. This increase was primarily due to an increase in salaries and employee benefits of $398 thousand, partially offset by a decrease in loan and other real estate related expenses of $147 thousand and professional services of $124 thousand.

Salaries and employee benefits totaled $12.9 million for the six months ended June 30, 2018, which included $325 thousand of stock-based compensation expense and a one-time executive bonus expense of $475 thousand. By comparison, salaries and employee benefits totaled $12.5 million for the six months ended June 30, 2017, which included $1.2 million of stock-based compensation expense. During the six months ended June 30, 2017, Spirit incurred a one-time expense of $757 thousand in connection with the accelerated vesting of all stock options held by the Spirit board of directors and the board of directors of Spirit Bank approved by the Spirit board of directors in February 2017. The increase in salaries and employee benefits is primarily due to the hiring of six senior lenders in the Houston and Dallas/Fort Worth metropolitan areas and the payment of the one-time executive bonus during the six months ended June 30, 2018.

Loan and other real estate related expenses totaled $77 thousand for the six months ended June 30, 2018 compared to $224 thousand for the six months ended June 30, 2017. This decrease is primarily the result of other real estate expenses related to the foreclosure of two properties.

Professional services totaled $625 thousand for the six months ended June 30, 2018 compared to $749 thousand for the six months ended June 30, 2017. This decrease is primarily the result of the completion of the FDICIA readiness project.

Income Tax Expense

The provision for income taxes includes both federal and state taxes. Fluctuations in effective tax rates reflect the differences in the inclusion or deductibility of certain income and expenses for income tax purposes. Spirit’s future effective income tax rate will fluctuate based on the mix of taxable and tax-free investments it makes, periodic increases in surrender value of bank-owned life insurance policies for certain former executive officers and its overall taxable income.

Income tax expense was $688 thousand for the three months ended June 30, 2018, a decrease of $305 thousand compared to income tax expense of $993 thousand for the three months ended June 30, 2017. Spirit’s effective tax rates for the three months ended June 30, 2018 and 2017 were 20.4% and 33.1%, respectively, primarily due to the impact of changes in the U.S. tax law during 2017. On December 22, 2017, the Tax Reform was enacted, resulting in significant modifications to existing law. Spirit’s financial statements for the three months ended June 30, 2018 reflect certain effects of the Tax Reform, which include a reduction in the corporate tax rate from 34.0% to 21.0%.

Income tax expense was $1.2 million for both the six months ended June 30, 2018 and for the six months ended June 30, 2017. Spirit’s effective tax rates for the six months ended June 30, 2018 and 2017 were 20.1% and 34.3%, respectively, primarily due to the impact of the Tax Reform, which included a reduction in the corporate tax rate from 34.0% to 21.0%.

Spirit recorded an uncertain tax position at December 31, 2017 arising from a deduction taken on the 2016 federal return related to a request for change in accounting method. The total amount of the recorded uncertain tax position at December 31, 2017 was $903 thousand and is included in other liabilities. During the second quarter of 2018, Spirit filed an amended return and the uncertain tax position was settled against the balance left on account with the IRS. Spirit’s policy is to classify interest and penalties associated with income taxes within other expenses. Spirit did not record interest and penalties associated with income taxes for the three or six months ended June 30, 2018 or 2017.

Financial Condition

Spirit’s total assets increased $46.4 million, or 4.5%, from $1.03 billion as of December 31, 2017 to $1.08 billion as of June 30, 2018. Spirit’s asset growth was mainly due to the capital raised during its IPO during the second quarter of 2018.

Investment Securities

Spirit uses its investment securities portfolio to provide a source of liquidity, provide an appropriate return on funds invested, manage interest rate risk and meet collateral requirements and meet regulatory capital requirements. The average balance of the securities portfolio including FHLB and The Independent Bankers Bank, which we refer to as TIB, stock for the three months ended June 30, 2018 and 2017 was $40.0 million and $24.5 million, respectively, with a pre-tax yield of 2.28% and 2.43%, respectively. The average balance of the securities portfolio including FHLB and TIB stock for the six months ended June 30, 2018 and 2017 was $40.7 million and $14.6 million, respectively, with a pre-tax yield of 2.30% and 2.42%, respectively. Spirit held 50 securities classified as available for sale with an amortized cost of $35.9 million as of June 30, 2018.

Management evaluates securities for other-than-temporary impairment, which we refer to as OTTI, at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. No securities were determined to be OTTI as of June 30, 2018 or December 31, 2017.

The following tables show contractual maturities and the weighted average yields on Spirit’s investment securities as of the dates presented. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are not presented on a taxable equivalent basis:

	Maturity as of June 30, 2018
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available for sale:
U.S. Government agencies	$—	0.00%	$—	0.00%	$1,536	2.18%	$477	2.92%
Residential mortgage- backed securities	—	0.00	2	2.75	950	2.34	27,229	2.60
Corporate bonds and other debt securities	—	0.00	4,125	2.49	1,563	2.78	—	0.00

Total available for sale	$—	0.00%	$4,127	2.49%	$4,049	2.45%	$27,706	2.61%

	Maturity as of December 31, 2017
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available for sale:
U.S. Government agencies	$—	0.00%	$—	0.00%	$1,535	2.18%	$475	2.99%
Residential mortgage- backed securities	—	0.00	2	2.75	—	0.00	30,154	2.01
Corporate bonds and other debt securities	—	0.00	4,142	2.45	1,569	2.72	—	0.00

Total available for sale	$—	0.00%	$4,144	2.45%	$3,104	2.45%	$30,629	2.03%

As a member institution of the FHLB and TIB, Spirit Bank is required to own capital stock in the FHLB and TIB. As of both June 30, 2018 and December 31, 2017, Spirit Bank held approximately $4.8 million in FHLB and TIB bank stock. No market exists for this stock, and Spirit Bank’s investment can be liquidated only through repurchase by the FHLB or TIB. Such repurchases have historically been at par value. Spirit monitors its investment in FHLB and TIB stock for impairment through review of recent financial results, dividend payment history and information from credit agencies. As of June 30, 2018 and December 31, 2017, Spirit’s management did not identify any indicators of impairment of FHLB and TIB stock.

Except for securities issued by U.S. government agencies, Spirit did not have any concentrations where the total outstanding balances issued by a single issuer exceed 10.0% of its stockholders’ equity as of June 30, 2018 and December 31, 2017.

Spirit’s securities portfolio had a weighted average life of 5.47 years and an effective duration of 5.06 years as of June 30, 2018 and a weighted average life of 5.00 years and an effective duration of 5.03 years as of December 31, 2017.

Loans Held for Sale

Loans held for sale consist of the guaranteed portion of SBA loans that Spirit intends to sell after origination. Spirit’s loans held for sale were $7.7 million as of June 30, 2018 and $3.8 million as of December 31, 2017.

Loan Concentrations

Spirit’s primary source of income is interest on loans to individuals, professionals, small- and medium-sized businesses and commercial companies located in the Houston and Dallas/Fort Worth metropolitan areas. Spirit’s loan portfolio consists primarily of commercial and industrial loans, 1-4 single family residential real estate loans and loans secured by commercial real estate properties located in its primary market areas. Spirit’s loan portfolio represents the highest yielding component of its earning asset base.

Spirit’s total loans held for investment of $917.5 million as of June 30, 2018 represented an increase of $48.4 million, or 5.6%, compared to $869.1 million as of December 31, 2017. Spirit’s loans as a percentage of assets were 85.2% and 84.4% as of June 30, 2018 and December 31, 2017, respectively.

The current concentrations in Spirit’s loan portfolio may not be indicative of concentrations in its loan portfolio in the future. Spirit plans to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral. The following table summarizes the allocation of loans by type as of the dates presented.

	June 30, 2018		December 31, 2017
(Dollars in thousands)	Amount	% of Total	Amount	% of Total
Commercial and industrial loans(1)	$149,988	16.4%	$135,040	15.5%
Real estate:
1-4 single family residential loans	238,606	26.0	232,510	26.8
Construction, land and development loans	152,558	16.6	139,470	16.0
Commercial real estate loans (including multifamily)	305,405	33.3	285,731	32.9
Consumer loans and leases	19,588	2.1	22,736	2.6
Municipal and other loans	51,376	5.6	53,632	6.2

Total loans held in portfolio	$917,521	100.0%	$869,119	100.0%

(1)	Balance includes $72.4 million and $67.1 million of the unguaranteed portion of SBA loans as of June 30, 2018 and December 31, 2017, respectively.

Commercial and Industrial Loans (including SBA loans)

Commercial and industrial loans, including SBA loans, are underwritten after evaluating and understanding the borrower’s ability to repay the loan through operating profitably and effectively growing its business. Spirit’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the credit quality and cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee to add strength to the credit and reduce the risk on a transaction to an acceptable level; however, some short-term loans may be made on an unsecured basis to the most credit worthy borrowers.

In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Due to the nature of accounts receivable and inventory secured loans, Spirit closely monitors credit availability and collateral through the use of various tools, including but not limited to borrowing-base formulas, periodic accounts receivable agings, periodic inventory audits and/or collateral inspections.

Commercial and industrial loans, including SBA loans, totaled $150.0 million as of June 30, 2018 and represented an increase of $14.9 million, or 11.1%, from $135.0 million as of December 31, 2017. Spirit believes it is well-positioned for loan growth in its commercial and industrial loan portfolio based on its strategic presence in the Houston and Dallas/Fort Worth metropolitan areas, which are expected to continue to benefit from favorable economic conditions.

The primary focus of Spirit’s SBA lending program is financing well-known national franchises for which the United States generally will guarantee between 75.0% and 85.0% of the loan. Spirit is a SBA preferred lender, and originate SBA loans to national franchises in Texas and nationwide. Spirit routinely sell the guaranteed portion of SBA loans to third parties for a premium and retain the servicing rights, for which it earns a 1.0% fee, and maintain the nonguaranteed portion in its loan portfolio.

SBA loans held in Spirit’s loan portfolio totaled $72.4 million and $67.1 million at June 30, 2018 and December 31, 2017, respectively. Spirit intends to continue to expand its SBA lending program in the future.

Real estate loans

1-4 single family residential real estate loans (including loans to foreign nationals)

1-4 single family residential real estate loans, including foreign national loans, are subject to underwriting standards and processes similar to commercial and industrial loans. Spirit provides mortgages for the financing of 1-4 single family residential homes for primary occupancy, vacation or rental purposes. The borrowers on these loans generally qualify for traditional market financing. Spirit also specialize in 1-4 single family residential real estate loans to foreign national customers, in which the borrower does not qualify for traditional market financing.

Spirit defines its foreign national loans as loans to borrowers who derive more than 50.0% of their personal income from outside the United States. Spirit provides mortgages for these foreign nationals in Texas for primary occupancy or secondary homes while travelling to the United States. Because more than 50.0% of the borrower’s income is derived from outside of the United States, they do not qualify for traditional market financing. Spirit has developed an enhanced due diligence process for foreign national loans that includes larger down payments than a traditional mortgage, as well as minimum reserves equal to an amount of mortgage payments over a specified period held in Spirit Bank and monthly escrows for taxes and insurance.

1-4 single family residential real estate loans (including loans to foreign nationals) totaled $238.6 million as of June 30, 2018 and represented an increase of $6.1 million, or 2.6%, from $232.5 million as of December 31, 2017. Spirit believes it is well-positioned for loan growth in its 1-4 single family residential real estate loan portfolio based on its strategic presence in the Houston and Dallas/Fort Worth metropolitan areas, which are expected to continue to benefit from favorable economic conditions.

Construction, land and development loans

With respect to loans to developers and builders, Spirit generally requires the borrower to have a proven record of success and expertise in the building industry. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment primarily dependent on the success of the ultimate project.

Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from Spirit until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing. Due to the nature of the real estate industry, Spirit evaluates the borrower’s ability to service the interest of the debt from other sources other than the sale of the constructed property.

Construction loans totaled $152.6 million as of June 30, 2018 and represented an increase of $13.1 million, or 9.4%, from $139.5 million as of December 31, 2017. Spirit believes it is well-positioned for loan growth in its construction, land and development loan portfolio based on its strategic presence in the Houston and Dallas/Fort Worth metropolitan areas, which are expected to continue to benefit from favorable economic conditions.

Commercial real estate loans

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.

Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. Spirit’s management monitors and evaluates commercial real estate loans based on collateral and risk grade criteria. As a general rule, Spirit avoids financing special use projects unless strong secondary support is present to help mitigate risk.

Commercial real estate loans consist of owner and nonowner-occupied commercial real estate loans, multifamily loans and farmland. Total commercial real estate loans of $305.4 million as of June 30, 2018 represented an increase of $19.7 million, or 6.9%, from $285.7 million as of December 31, 2017. Spirit believes it is well-positioned for loan growth in its commercial real estate loan portfolio based on its strategic presence in the Houston and Dallas/Fort Worth metropolitan areas, which are expected to continue to benefit from favorable economic conditions.

Consumer loans and leases

Spirit’s non-real estate consumer loans are based on the borrower’s proven earning capacity over the term of the loan. Spirit monitors payment performance periodically for consumer loans to identify any deterioration in the borrower’s financial strength. To monitor and manage consumer loan risk, management develops and adjusts policies and procedures as needed. This activity, coupled with a relatively small volume of consumer loans, minimizes risk.

All of Spirit’s leases are related to the financing of vehicle leases to individuals. These loans are originated by a well-known third party leasing company and subsequently purchased by Spirit after its final credit review. Spirit limits its exposure to individuals living in Texas, within its defined local markets.

Consumer loans and leases totaled $19.6 million as of June 30, 2018 and represented a decrease of $3.1 million, or 13.8%, from $22.7 million as of December 31, 2017. Spirit has not actively grown its consumer portfolio because it believes current pricing on these loans do not adequately cover the inherent risk.

Municipal and other loans

Municipal and other loans consist primarily of loans made to municipalities and emergency service, hospital and school districts as well as agricultural loans.

Spirit makes loans to municipalities and emergency service, hospital and school districts primarily throughout Texas. The majority of these loans have tax or revenue pledges and in some cases are additionally supported by collateral. Municipal loans made without a direct pledge of taxes or revenues are usually made based on some type of collateral that represents an essential service. Lending money directly to these municipalities allows Spirit to earn a higher yield for similar durations than it could if it purchased municipal securities. Total loans to municipalities and emergency service, hospital and school districts and others were $51.4 million as of June 30, 2018 and represented a decrease of $2.3 million, or 4.2%, from $53.6 million as of December 31, 2017. Spirit has not actively grown its municipal loan portfolio as the impact of the recent Tax Reform has resulted in unfavorable pricing on these loans.

Asset Quality

The following table sets forth the composition of Spirit’s nonperforming assets, including nonaccrual loans, accruing loans 90 days or more days past due, other real estate owned and repossessed assets and restructured loans as of the dates indicated:

	June 30, 2018	December 31, 2017
	(Dollars in thousands)
Nonperforming assets
Nonaccrual loans:
Commercial and industrial loans	$2,410	$1,927
Real estate:
1-4 single family residential loans	1,357	1,135
Construction, land and development loans	24	—
Commercial real estate loans (including multifamily)	147	447
Consumer loans and leases	100	53
Municipal and other loans	—	—

Total nonaccrual loans	4,038	3,562
Accruing loans 90 days or more past due	1	33

Total nonperforming loans	4,039	3,595

Other real estate owned and repossessed assets	289	21

Total nonperforming assets	$4,328	$3,616

Restructured loans(1)	$196	$270

(1)

Restructured loans represent the balance at the end of the respective period for those performing loans modified in a troubled debt restructuring that are not already presented as a nonperforming loan.

Nonperforming loans totaled $4.0 million at June 30, 2018, an increase of $444 thousand, or 12.4%, from $3.6 million at December 31, 2017. Nonperforming assets totaled $4.3 million at June 30, 2018, an increase of $712 thousand, or 19.7%, from $3.6 million at December 31, 2017.

Spirit classifies loans as past due when the payment of principal or interest is greater than 30 days delinquent based on the contractual next payment due date. Spirit’s policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by bank regulatory authorities. Loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or when principal or interest becomes 90 days past due, whichever occurs first. Loans are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest.

Loans are identified for restructuring based on their delinquency status, risk rating downgrade, or at the request of the borrower. Borrowers that are 90 days delinquent and/or have a history of being delinquent, or experience a risk rating downgrade, are contacted to discuss options to bring the loan current, cure credit risk deficiencies, or other potential restructuring options that will reduce the inherent risk and improve collectability of the loan. In some instances, a borrower will initiate a request for loan restructure. Spirit requires borrowers to provide current financial information to establish the need for financial assistance and satisfy applicable prerequisite conditions required by Spirit. Spirit may also require the borrower to enter into a forbearance agreement.

Modification of loan terms may include the following: reduction of the stated interest rate; extension of maturity date or other payment dates; reduction of the face amount or maturity amount of the loan; reduction in accrued interest; forgiveness of past-due interest; or a combination of the foregoing.

Spirit engages an external consulting firm to complete an independent loan review and validate its credit risk program on a periodic basis. Results of these reviews are presented to Spirit’s management. The loan review process complements and reinforces the risk ratings and credit quality assessment decisions made by lenders and credit personnel, as well as Spirit’s policies and procedures.

The following table sets forth Spirit’s asset and credit quality ratios for the periods presented:

	June 30, 2018	December 31, 2017
Asset and Credit Quality Ratios
Nonperforming loans to loans held for investment(1)	0.44%	0.41%
Nonperforming assets to loans plus OREO	0.47	0.42
Nonperforming assets to total assets(2)	0.40	0.35
Net charge-offs to average loans (annualized)(3)	0.14	0.14
Allowance for loan losses to nonperforming loans	148.92	157.22
Allowance for loan losses to loans held for investment	0.66	0.65

(1)	Nonperforming loans include loans in nonaccrual status.
(2)	Nonperforming assets include loans in nonaccrual status and other real estate owned.
(3)	December 31, 2017 ratio uses year to date net charge-offs.

Analysis of the Allowance for Loan and Lease Losses

Allowance for loan and lease losses reflects management’s estimate of probable credit losses inherent in the loan portfolio. The computation of the allowance for loan and lease losses includes elements of judgment and high levels of subjectivity.

The following tables summarize the allocation of allowance for loan and lease losses related to Spirit’s loans as of the dates and for the periods presented. This allocation is calculated on an approximate basis and is not necessarily indicative of future losses or allocations. The entire amount of the allowance is available to absorb losses occurring in any category of loans:

	Allowance Rollforward
Three Months Ended June 30, 2018	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,906	$(321)	$3	$2,298	$4,886
Real estate:
1-4 single family residential loans	887	(5)	—	(564)	318
Construction, land and development loans	540	—	—	(345)	195
Commercial real estate loans (including multifamily)	1,032	—	—	(799)	233
Consumer loans and leases	175	(24)	—	195	346
Municipal and other loans	187	—	—	(150)	37

Ending allowance balance	$5,727	$(350)	$3	$635	$6,015

	Allowance Rollforward
Three Months Ended June 30, 2017	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,451	$(280)	$2	$409	$2,582
Real estate:
1-4 single family residential loans	676	—	—	56	732
Construction, land and development loans	380	—	—	32	412
Commercial real estate loans (including multifamily)	697	—	—	103	800
Consumer loans and leases	194	(31)	—	41	204
Municipal and other loans	152	—	—	9	161

Ending allowance balance	$4,550	$(311)	$2	$650	$4,891

	Allowance Rollforward
Six Months Ended June 30, 2018	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$3,046	$(645)	$69	$2,416	$4,886
Real estate:
1-4 single family residential loans	902	(5)	—	(579)	318
Construction, land and development loans	441	—	—	(246)	195
Commercial real estate loans (including multifamily)	898	—	—	(665)	233
Consumer loans and leases	198	(30)	—	178	346
Municipal and other loans	167	—	—	(130)	37

Ending allowance balance	$5,652	$(680)	$69	$974	$6,015

	Allowance Rollforward
Six Months Ended June 30, 2017	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,347	$(540)	$2	$773	$2,582
Real estate:
1-4 single family residential loans	647	—	—	85	732
Construction, land and development loans	364	—	—	48	412
Commercial real estate loans (including multifamily)	667	(15)	—	148	800
Consumer loans and leases	186	(113)	—	131	204
Municipal and other loans	146	—	—	15	161

Ending allowance balance	$4,357	$(668)	$2	$1,200	$4,891

In determining the allowance for loan and lease losses, Spirit estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan and lease losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates.

During 2017, Spirit refined its allowance for loan loss methodology based upon management’s judgment and applicable regulatory guidance. The calculation of reserves on loans collectively evaluated for impairment was altered to reflect five years of historical loss experience which more appropriately matches the weighted average life of loans in the portfolio. Additionally, the calculated historical loss experience is now allocated across the portfolio’s risk rates using a probability of default curve constructed from Spirit Bank’s historical default data. Spirit also updated the qualitative component of the reserve on loans collectively evaluated for impairment to allow for a greater sensitivity to current trends.

Prior to the second quarter of 2018, Spirit was utilizing a peer bank allowance coverage ratio in the qualitative reserve calculation, as it did not have enough historical defaults to rely on its own loss factors. As of June 30, 2018, Spirit had a sufficient amount of defaults over the five-year lookback period to transition over to relying more on its own historical loss data versus peer data. While this did not result in a significant change to the allowance for loan and lease losses as a whole, it did result in increasing the provision for certain loan categories that Spirit had experienced more historical defaults.

The allowance for loan and lease losses increased to $6.0 million at June 30, 2018 as compared to $5.7 million at December 31, 2017. The allowance for loan and lease losses as a percentage of nonperforming loans and allowance for loan and lease losses as a percentage of loans held for investment was 148.92% and 0.66%, respectively, as of June 30, 2018, compared to 157.22% and 0.65%, respectively, as of December 31, 2017.

Net loan charge-offs for the three months ended June 30, 2018 totaled $347 thousand, an increase from $309 thousand of net loan charge-offs for the same period of 2017. Net loan charge-offs for the six months ended June 30, 2018 totaled $611 thousand, a decrease from $666 thousand of net loan charge-offs for the same period of 2017.

The following table provides the allocation of the allowance for loan and lease losses as of the dates presented:

	June 30, 2018		December 31, 2017
	Amount	% Loans in each category	Amount	% Loans in each category
	(Dollars in thousands)
Commercial and industrial loans	$4,886	16.4%	$3,046	15.5%
Real estate:
1-4 single family residential loans	318	26.0	902	26.8
Construction, land and development loans	195	16.6	441	16.0
Commercial real estate loans (including multifamily)	233	33.3	898	32.9
Consumer loans and leases	346	2.1	198	2.6
Municipal and other loans	37	5.6	167	6.2

Total	$6,015	100.0%	$5,652	100.0%

Deposits

Spirit expects deposits to be its primary funding source in the future as it optimizes its deposit mix by continuing to shift its deposit composition from higher cost time deposits to lower cost demand deposits. Non-time deposits include demand deposits, NOW accounts and savings and money market accounts.

The following table shows the deposit mix as of the dates presented:

	June 30, 2018		December 31, 2017
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$183,618	21.7%	$176,726	21.2%
Interest-bearing NOW accounts	7,404	0.9	7,318	0.9
Savings and money market accounts	212,683	25.2	243,173	29.1
Time deposits	440,978	52.2	408,151	48.8

Total deposits	$844,683	100.0%	$835,368	100.0%

Total deposits at June 30, 2018 were $844.7 million, an increase of $9.3 million, or 1.1%, from total deposits at December 31, 2017 of $835.4 million.

The average cost of deposits for the three months ended June 30, 2018 was 0.92%. This represents an increase of 12 basis points compared to the average cost of deposits of 0.80% for the three months ended June 30, 2017. The increase in cost of deposits was primarily attributable to the increase in interest rates by the Federal Open Market Committee during 2017 and 2018. For the three months ended June 30, 2018, the average rate paid on time deposits was 1.49% compared to 1.21% for the three months ended June 30, 2017.

The average cost of deposits for the six months ended June 30, 2018 was 0.88%. This represents an increase of 9 basis points compared to the average cost of deposits of 0.79% for the six months ended June 30, 2017. The increase in cost of deposits was primarily attributable to the increase in interest rates by the Federal Open Market Committee during 2017 and 2018. For the six months ended June 30, 2018, the average rate paid on time deposits was 1.42% compared to 1.20% for the six months ended June 30, 2017.

The following table shows the remaining maturity of time deposits of $100,000 and greater as of the date indicated:

June 30, 2018
(Dollars in thousands)
Time deposits $100,000 or greater with remaining maturity of:
Three months or less	$56,064
After three months through six months	57,077
After six months through 12 months	105,301
After 12 months	126,625

Total	$345,067

Borrowings

In addition to deposits, Spirit utilizes advances from the FHLB and other borrowings as a supplementary funding source to finance its operations.

FHLB borrowings: The FHLB allows Spirit to borrow, both short and long-term, on a blanket floating lien status collateralized by certain securities and loans. As of June 30, 2018 and December 31, 2017, total remaining borrowing capacity of $276.9 million and $274.0 million, respectively, was available under this arrangement.

Line of credit: Spirit entered into a line of credit with a third party lender in May 2017 that allows it to borrow up to $20.0 million. The interest rate on this line of credit is based upon 90-day LIBOR plus 4.0%, and unpaid principal and interest is due at the stated maturity of May 12, 2022. This line of credit is secured by a pledge of all of the common stock of Spirit Bank. This line of credit may be prepaid at any time without penalty, so long as such prepayment includes the payment of all interest accrued through the date of the repayments, and, in the case of prepayment of the entire loan, the amount of attorneys’ fees and disbursements of the lender. On May 8, 2018, Spirit used $7.8 million of net proceeds from its IPO to repay in full this line of credit, plus accrued and unpaid interest. At June 30, 2018, total borrowing capacity of $20.0 million was available under this line of credit.

Total borrowings consisted of the following as of the dates presented:

	June 30, 2018	December 31, 2017
	(Dollars in thousands)
Short-term FHLB borrowings	$15,000	$15,000
Long-term FHLB borrowings	66,191	68,623
Third-party lender line of credit	—	7,788

Total borrowings	$81,191	$91,411

At June 30, 2018, total borrowings were $81.2 million, a decrease of $10.2 million, or 11.2%, from $91.4 million at December 31, 2017.

Short-term borrowings consist of debt with maturities of one year or less. Spirit’s short-term borrowings consist of FHLB borrowings and a third-party line of credit. The following table is a summary of short-term borrowings as of and for the periods presented:

	As of/For the Three Months Ended June 30,		As of/For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Short-term borrowings:
Maximum outstanding at any month-end during the period	$20,000	$6,750	$20,000	$40,000
Balance outstanding at end of period	15,000	5,000	15,000	5,000
Average outstanding during the period	15,769	4,008	16,740	21,905
Average interest rate during the period	1.75%	2.58%	1.73%	1.55%
Average interest rate at the end of the period	1.74%	1.25%	1.74%	1.25%

Stockholders’ Equity

The following table summarizes the changes in Spirit’s stockholders’ equity for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands)		(Dollars in thousands)
Balance at beginning of period	$102,979	$94,090	$99,139	$92,896
Net income	2,681	2,009	4,694	2,228
Shares issued in offering, net	42,219	—	42,219	—
Exercise of stock options and warrants	—	430	2,185	446
Stock-based compensation	173	201	325	1,160
Other comprehensive income (loss)	(66)	(128)	(576)	(128)

Balance at end of period	$147,986	$96,602	$147,986	$96,602

Net income totaled $2.7 million for the three months ended June 30, 2018, an increase of $672 thousand, compared to $2.0 million for the three months ended June 30, 2017. Spirit’s results of operations for the three months ended June 30, 2018 produced an annualized return on average assets of 1.02% compared to 0.81% for the three months ended June 30, 2017. Spirit’s results of operations for the three months ended June 30, 2018 produced an annualized return on average stockholders’ equity of 9.03% compared to 8.41% for the three months ended June 30, 2017.

Net income totaled $4.7 million for the six months ended June 30, 2018, an increase of $2.5 million, compared to $2.2 million for the six months ended June 30, 2017. Spirit’s results of operations for the six months ended June 30, 2018 produced an annualized return on average assets of 0.91% compared to an annualized return on average assets of 0.45% for the six months ended June 30, 2017, and an annualized, adjusted return on average assets of 1.00% and 0.65% for the six months ended June 30, 2018 and 2017, respectively. Spirit had an annualized return on average stockholders’ equity of 8.59% for the six months ended June 30, 2018, compared to an annualized return on average stockholders’ equity of 4.77% for the six months ended June 30, 2017, and an annualized, adjusted return on average stockholders’ equity of 9.49% and 6.91% for the six months ended June 30, 2018 and 2017, respectively.

Stockholders’ equity was $148.0 million as of June 30, 2018, an increase of $48.8 million from $99.1 million as of December 31, 2017. The increase was primarily driven by proceeds raised during Spirit’s IPO of $42.2 million, net income of $4.7 million and the exercise of stock options and warrants of $2.2 million during the period.

Off-Balance Sheet Arrangements

In the normal course of business, Spirit enters into various transactions, which in accordance with GAAP, are not included on its consolidated balance sheets. Spirit enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and commercial and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized on Spirit’s consolidated balance sheets.

Spirit enters into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent Spirit’s future cash requirements. Substantially all of Spirit’s commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. Spirit seeks to minimize its exposure to loss under these commitments by subjecting them to prior credit approval and ongoing monitoring procedures. Spirit assesses the credit risk associated with certain commitments to extend credit and establish a liability for probable credit losses. As of June 30, 2018 and December 31, 2017, Spirit’s reserve for unfunded commitments totaled $40 thousand.

Commercial and standby letters of credit are written conditional commitments issued by Spirit to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, Spirit would be required to fund the commitment. The maximum potential amount of future payments Spirit could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, Spirit would be entitled to seek recovery from the customer. Spirit’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

The following table summarizes Spirit’s commitments as of the dates presented:

	June 30, 2018	December 31, 2017
	(Dollars in thousands)
Unfunded loan commitments	$130,286	$134,536
Commercial and standby letters of credit	85	91

Total	$130,371	$134,627

Spirit’s management believes that it has adequate liquidity to meet all known contractual obligations and unfunded commitments, including loan commitments over the next 12 months. Additionally, Spirit’s management believes that its off-balance sheet arrangements have not had or are not reasonably likely to have a current or future material effect on its financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Capital Resources

Spirit is required to comply with certain “risk-based” capital adequacy guidelines issued by the Federal Reserve and the FDIC. The risk-based capital guidelines assign varying risk weights to the individual assets held by a bank. The guidelines also assign weights to the “credit-equivalent” amounts of certain off-balance sheet items, such as letters of credit and interest rate and currency swap contracts.

Under Basel III, Spirit is required to maintain a leverage ratio of 4.0% (5.0% to be considered “well capitalized”), common equity tier 1 capital to risk-weighted assets ratio of 4.5% (6.5% to be considered “well capitalized”), a tier 1 capital to risk-weighted assets ratio of 6.0% (8.0% to be considered “well capitalized”), and a total capital to risk-weighted assets ratio of 8.0% (10.0% to be considered “well capitalized”). In addition, the risk-weighted capital ratios include a capital conservation buffer of 2.5%, which is in addition to the minimum risk-based capital standards. Institutions that do not maintain this required capital conservation buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital conservation buffer is being phased in over four years beginning in 2016. Spirit has included the 1.25% and 1.875% increases for 2017 and 2018, respectively, in its minimum capital adequacy ratios in the table below. The capital conservation buffer effectively raises the minimum required common equity tier 1 capital ratio to 7.0%, the tier 1 capital ratio to 8.5%, and the total capital ratio to 10.5% on a fully phased-in basis on January 1, 2019.

The risk-based capital ratios measure the adequacy of a bank’s capital against the riskiness of its assets and off-balance sheet activities. Failure to maintain adequate capital is a basis for “prompt corrective action” or other regulatory enforcement action. In assessing a bank’s capital adequacy, regulators also consider other factors such as interest rate risk exposure; liquidity, funding and market risks; quality and level of earnings; concentrations of credit, quality of loans and investments; risks of any nontraditional activities; effectiveness of bank policies; and management’s overall ability to monitor and control risks.

The following table sets forth the regulatory capital ratios, excluding the impact of the capital conservation buffer, as of the dates indicated:

	Minimum Capital Requirement	Minimum Capital Requirement with Capital Buffer	Minimum To Be Well Capitalized	June 30, 2018 Actual	December 31, 2017 Actual
Capital ratios (Company):
Tier 1 leverage ratio	4.0%	4.000%	N/A	13.10%	8.71%
Common equity tier 1 capital ratio	4.5	6.375	N/A	14.90	10.07
Tier 1 risk-based capital ratio	6.0	7.875	N/A	14.90	10.07
Total risk-based capital ratio	8.0	9.875	N/A	15.56	10.72

Capital ratios (Bank):
Tier 1 leverage ratio	4.0%	4.000%	5.0%	9.30%	9.29%
Common equity tier 1 capital ratio	4.5	6.375	6.5%	10.57	10.74
Tier 1 risk-based capital ratio	6.0	7.875	8.0%	10.57	10.74
Total risk-based capital ratio	8.0	9.875	10.0%	11.23	11.39

At June 30, 2018, both Spirit and Spirit Bank met all the capital adequacy requirements to which they were subject. At June 30, 2018, Spirit Bank was “well capitalized” under the regulatory framework for prompt corrective action. Spirit’s management believes that no conditions or events have occurred since June 30, 2018 that would materially adversely change such capital classifications. From time to time, Spirit may need to raise additional capital to support its and Spirit Bank’s further growth and to maintain Spirit Bank’s “well capitalized” status.

As of June 30, 2018, Spirit had a tier 1 leverage ratio of 13.10%. As of June 30, 2018, Spirit Bank had a tier 1 leverage ratio of 9.30%, which provided $44.9 million of excess capital relative to the minimum requirements to be considered “well capitalized.”

Liquidity

Liquidity involves Spirit’s ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. At June 30, 2018 and December 31, 2017, Spirit’s liquidity needs were primarily met by core deposits, security and loan maturities and amortizing investment and loan portfolios. Although access to brokered deposits, purchased funds from correspondent banks and overnight advances from the FHLB are available and have been utilized on occasion to take advantage of investment opportunities, Spirit does not generally rely on these external funding sources. Spirit Bank maintained four Federal Funds lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $35.0 million as of June 30, 2018 and December 31, 2017. There were no advances under these lines of credit outstanding as of June 30, 2018 or December 31, 2017.

Spirit’s primary source of funds is deposits and its primary use of funds is loans. Spirit does not expect a change in the primary source or use of its funds in the foreseeable future. Spirit predominantly invests excess deposits in overnight deposits with the Federal Reserve, securities, interest-bearing deposits at other banks or other short-term liquid investments until needed to fund loan growth. Spirit’s securities portfolio had a weighted average life of 5.47 years and an effective duration of 5.06 years as of June 30, 2018.

As of June 30, 2018, Spirit had outstanding $130.3 million in commitments to extend credit and $85 thousand in commitments associated with outstanding commercial and standby letters of credit. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the total outstanding may not necessarily reflect the actual future cash funding requirements.

As of June 30, 2018, Spirit believes it had no exposure to future cash requirements associated with known uncertainties. Capital expenditures, including buildings and construction in process, for the six months ended June 30, 2018 and 2017 were $2.8 million and $2.1 million, respectively. In 2017, Spirit completed the purchase of a building at 5301 Spring Valley, Dallas, Texas consisting of 23,602 square feet for approximately $4.9 million and the purchase of a building at 1120 Summit Avenue, Fort Worth, Texas consisting of 7,483 square feet for approximately $3.0 million. Spirit estimates the remaining capital expenditures related to the renovation of both locations as well as the construction of a new building at its principal executive offices at 1836 Spirit of Texas Way, Conroe, Texas will be approximately $400 thousand. Spirit moved both the Fort Worth branch location and the Dallas branch location from its prior leased locations to the newly acquired locations during April 2018. Spirit plans to fund capital expenditures for these properties with cash flow from operations.

Non-GAAP Financial Measures

Spirit’s accounting and reporting policies conform to GAAP, and the prevailing practices in the banking industry. However, Spirit also evaluates its performance based on certain additional financial measures discussed in this document as being a non-GAAP financial measures. Spirit classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in its statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that Spirit discusses in this document should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Spirit calculates the non-GAAP financial measures that it discusses in this document may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this document when comparing such non-GAAP financial measures.

Net Interest Margin

Spirit shows net interest margin on a fully taxable equivalent basis, which is a non-GAAP financial measure.

Spirit believes the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources.

The following table reconciles, as of the dates set forth below, net interest margin on a fully taxable equivalent basis:

	As of or for the Three Months Ended June 30,		As of or for the Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands, except per share data)
Net interest margin—GAAP basis:
Net interest income	$11,082	$9,592	$21,463	$18,367
Average interest-earning assets	982,504	935,990	968,206	932,824
Net interest margin	4.52%	4.11%	4.47%	3.97%
Net interest margin—Non-GAAP basis:
Net interest income	$11,082	$9,592	$21,463	$18,367
Plus:
Impact of fully taxable equivalent adjustment	114	241	231	461

Net interest income on a fully taxable equivalent basis	$11,196	$9,833	$21,694	$18,828

Average interest-earning assets	982,504	935,990	968,206	932,824
Net interest margin on a fully taxable equivalent basis—Non-GAAP basis	4.57%	4.21%	4.52%	4.07%

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. Spirit calculates (i) tangible book value per share as tangible equity divided by shares of common stock outstanding at the end of the respective period, and (ii) tangible equity as common stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible book value per share is book value per share.

Spirit believes that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing Spirit’s tangible book value.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible equity and presents Spirit’s tangible book value per share compared to its book value per share:

	June 30, 2018	March 31, 2018	December 31, 2017
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$147,986	$102,979	$99,139
Less:
Goodwill and other intangible assets	7,620	7,796	7,971

Tangible stockholders’ equity	$140,366	$95,183	$91,168

Shares outstanding	9,786,611	7,486,611	7,280,183
Book value per share	$15.12	$13.76	$13.62
Less:
Goodwill and other intangible assets per share	0.78	1.05	1.10

Tangible book value per share	$14.34	$12.71	$12.52

Tangible Equity to Tangible Assets

Tangible equity to tangible assets is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. Spirit calculates tangible equity, as described above in “—Tangible Book Value Per Share”, and tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible equity to tangible assets is total common stockholders’ equity to total assets.

Spirit believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible equity and total assets to tangible assets:

	As of
	June 30, 2018	March 31, 2018	December 31, 2017
	(Dollars in thousands)
Total stockholders’ equity to total assets - GAAP basis:
Total stockholders’ equity (numerator)	$147,986	$102,979	$99,139
Total assets (denominator)	1,076,676	1,039,478	1,030,298
Total stockholders’ equity to total assets	13.74%	9.91%	9.62%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$147,986	$102,979	$99,139
Less:
Goodwill and other intangible assets	7,620	7,796	7,971

Total tangible common equity (numerator)	$140,366	$95,183	$91,168

Tangible assets:
Total assets	1,076,676	1,039,478	1,030,298
Less:
Goodwill and other intangible assets	7,620	7,796	7,971

Total tangible assets (denominator)	$1,069,056	$1,031,682	$1,022,327

Tangible equity to tangible assets	13.13%	9.23%	8.92%

Critical Accounting Policies

Spirit’s financial reporting and accounting policies conform to GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Spirit’s accounting policies and estimates are described in greater detail in Note 1 Summary of Significant Accounting Policies in the notes to Spirit’s consolidated financial statements included elsewhere in this document.

Spirit has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Spirit believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate. Spirit’s accounting policies are integral to understanding its results of operations.

Allowance for Loan and Lease Losses

Spirit’s management’s ongoing evaluation of the adequacy of the allowance for loan and lease losses is based on its past loan loss experience, the volume and composition of its lending, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, current economic conditions and other factors affecting the known and inherent risk in the portfolio. The allowance for loan and lease losses is increased by charges to income through the provision for loan and lease losses and decreased by charge-offs (net of recoveries). The allowance is maintained at a level that management, based upon its evaluation, considers adequate to absorb losses inherent in the loan portfolio. This evaluation is inherently subjective as it requires material estimates including, among others, the amount and timing of expected future cash flows on impacted loans, exposure at default, value of collateral, and estimated losses on Spirit’s loan portfolio. All of these estimates may be susceptible to significant change.

The allowance consists of specific allowances for impaired loans and a general allowance on the remainder of the portfolio. Although management determines the amount of each element of the allowance separately, the allowance for loan and lease losses is available for the entire loan portfolio.

Spirit’s management establishes an allowance on certain impaired loans for the amount by which the discounted cash flows, observable market price, or fair value of collateral if the loan is collateral dependent, is lower than the carrying value of the loan. A loan is considered to be impaired when, based upon current information and events, it is probable that Spirit will be unable to collect all amounts due according to the contractual terms of the loan. A delay or shortfall in amount of payments does not necessarily result in the loan being identified as impaired.

Spirit’s management also establishes a general allowance on non-impaired loans to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular loans. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on Spirit’s historical loss experience, delinquency trends, and management’s evaluation of the collectability of the loan portfolio.

Spirit’s management also evaluates classified loans, which are not impaired. Spirit segregates these loans by category and assign qualitative factors to each loan based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio. Classification of a loan within this category is based on identified weaknesses that increase the credit risk of the loan.

The allowance is adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting its primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, loss experience in particular segments of the portfolio, duration of the current business cycle, and bank regulatory examination results. The applied loss factors are re-evaluated each reporting period to ensure their relevance in the current economic environment.

Prior to the second quarter of 2018, Spirit was utilizing a peer bank allowance coverage ratio in the qualitative reserve calculation, as Spirit did not have enough historical defaults to rely on its own loss factors. As of June 30, 2018, Spirit had a sufficient amount of defaults over the five-year lookback period to transition over to relying more on its own historical loss data versus peer data. While this did not result in a significant change to the allowance for loan and lease losses as a whole, it did result in increasing the provision for certain loan categories that Spirit had experienced more historical defaults.

While Spirit’s management uses the best information known to it in order to make loan loss allowance valuations, adjustments to the allowance may be necessary based on changes in economic and other conditions, changes in the composition of the loan portfolio, or changes in accounting guidance. In times of economic slowdown, either regional or national, the risk inherent in the loan portfolio could increase resulting in the need for additional provisions to the allowance for loan and lease losses in future periods. An increase could also be necessitated by an increase in the size of the loan portfolio or in any of its components even though the credit quality of the overall portfolio may be improving. Historically, the estimates of the allowance for loan and lease losses have provided adequate coverage against actual losses incurred.

Goodwill and Other Intangible Assets

Goodwill represents the excess of consideration transferred in business combinations over the fair value of tangible and identifiable intangible assets acquired. Goodwill is assessed annually for impairment or more frequently if events or circumstances indicate that impairment may have occurred.

Goodwill acquired in a purchase business combination that is determined to have an indefinite useful life, is not amortized, but tested for impairment as described above. Spirit performs its annual impairment test in the fourth quarter. Goodwill is the only intangible asset with an indefinite life on Spirit’s balance sheet.

Core deposit intangible, which we refer to as CDI, is a measure of the value of checking and savings deposit relationships acquired in a business combination. The fair value of the CDI stemming from any given business combination is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. CDI is amortized over the estimated useful lives of the existing deposit relationships acquired, but does not exceed 12 years. Spirit evaluates such identifiable intangibles for impairment when events and circumstances indicate that its carrying amount may not be recoverable.

Income Taxes

Spirit’s management makes estimates and judgments to calculate various tax liabilities and determine the recoverability of various deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. Spirit’s management also estimates a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, management’s estimates and judgments to calculate the deferred tax accounts have not required significant revision.

In evaluating Spirit’s ability to recover deferred tax assets, Spirit’s management considers all available positive and negative evidence, including the past operating results and forecasts of future taxable income. In determining future taxable income, management makes assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require management to make judgments about the future taxable income and are consistent with the plans and estimates used to manage the business. Any reduction in estimated future taxable income may require management to record a valuation allowance against the deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on future earnings.

Stock-based Compensation

Spirit sponsors incentive stock option plans under which options may be granted periodically to all of its full-time employees and directors or affiliates at a specific exercise price to acquire shares of Spirit common stock. Shares are issued out of authorized unissued shares of Spirit common stock. Compensation cost is measured based on the estimated fair value of the award at the grant date and is recognized in earnings on a straight-line basis over the requisite service period. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model. This model requires assumptions as to the expected stock volatility, dividends, terms and risk-free rates. Spirit uses the fair value method to account for its options. The expected volatility is based on the volatility of comparable peer banks. The expected term represents the period of time that options are expected to be outstanding from the grant date. The risk-free interest rate is based on the Treasury Deparment yield curve in effect at the time of grant for the appropriate life of each option.

SBA Servicing Asset

A servicing asset related to SBA loans is initially recorded when these loans are sold and the servicing rights are retained. The servicing asset is recorded on the balance sheet. An updated fair value of the servicing asset is obtained from an independent third party on a quarterly basis and any necessary adjustments are included in SBA loan servicing fees on the consolidated statements of income. The valuation begins with the projection of future cash flows for each asset based on their unique characteristics, market-based assumptions for prepayment speeds and estimated losses and recoveries. The present value of the future cash flows are then calculated utilizing market-based discount ratio assumptions. In all cases, Spirit models expected payments for every loan for each quarterly period in order to create the most detailed cash flow stream possible. Spirit uses various assumptions and estimates in determining the impairment of the SBA servicing asset. These assumptions include prepayment speeds and discount rates commensurate with the risks involved and comparable to assumptions used by participants to value and bid serving rights available for sale in the market.

Recently Issued Accounting Pronouncements

See Note 1, Summary of Significant Accounting Policies, in the notes to Spirit’s consolidated financial statements included elsewhere in this document regarding the impact of new accounting pronouncements which Spirit has adopted.

For the year ended December 31, 2017 compared to the year ended December 31, 2016

Analysis of Results of Operations

Net income for the year ended December 31, 2017 totaled $4.8 million, which generated diluted earnings per common share of $0.63 for the year ended December 31, 2017. Net income for the year ended December 31, 2016 totaled $3.7 million, which generated diluted earnings per common share of $0.50 for the year ended December 31, 2016. The increase in net income was driven by an increase in interest income of $6.7 million that was primarily attributable to loan growth, partially offset by an increase in interest expense of $1.6 million, which was mainly the result of increased interest expense on deposits and increased rates on FHLB advances and other borrowings. Spirit’s results of operations for the year ended December 31, 2017 produced a return on average assets of 0.47% and an adjusted return on average assets of 0.55% compared to a return on average assets of 0.41% for the year ended December 31, 2016. Spirit had a return on average stockholders’ equity of 4.88% and an adjusted return on average stockholders’ equity of 5.74% compared to a return on average stockholders’ equity of 4.09% for the year ended December 31, 2016.

Net Interest Income and Net Interest Margin

The following table presents, for the periods indicated, information about (i) average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) the interest rate spread; (iv) net interest income and margin; and (v) net interest income and margin (tax equivalent). Interest earned on loans that are classified as nonaccrual is not recognized in income, however the balances are reflected in average outstanding balances for that period. Any nonaccrual loans have been included in the table as loans carrying a zero yield.

	Years Ended December 31,
	2017			2016
	Average Balance(1)	Interest/ Expense	Yield/ Rate	Average Balance(1)	Interest/ Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$82,630	$847	1.03%	$104,763	$508	0.49%
Loans, including loans held for sale(2)	830,664	45,411	5.47	718,291	39,455	5.49
Investment securities and other	29,731	649	2.18	16,055	247	1.54

Total interest-earning assets	943,025	46,907	4.97	839,109	40,210	4.79

Noninterest-earning assets	65,539			64,833

Total assets	$1,008,564			$903,942

Interest-bearing liabilities:
Interest-bearing NOW accounts	$8,419	$13	0.15%	$9,668	$14	0.15%
Savings and money market accounts	233,574	1,348	0.58	189,516	972	0.51
Time deposits	426,787	5,241	1.23	388,386	4,496	1.16
FHLB advances and other borrowings	77,153	1,726	2.24	83,527	1,248	1.49

Total interest-bearing liabilities	745,933	8,328	1.12	671,097	6,730	1.00

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	162,722			132,801
Other liabilities	2,503			9,273
Stockholders’ equity	97,406			90,771

Total liabilities and stockholders’ equity	$1,008,564			$903,942

Net interest rate spread			3.85%			3.79%

Net interest income and margin		$38,579	4.09%		$33,480	3.99%

Net interest income and margin (tax equivalent)(3)		$39,514	4.19%		$34,291	4.09%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 34% for the years ended December 31, 2017 and 2016, which is a non-GAAP financial measure. See Spirit’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the section of this document entitled “—Non-GAAP Financial Measures.”

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on Spirit’s interest-earning assets and the interest incurred on its interest-bearing liabilities for the periods indicated. The effect of changes in volume is determined by multiplying the change in volume by the prior period’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period’s volume.

A summary of increases and decreases in interest income and interest expense resulting from changes in average balances (volume) and average interest rates follows:

	Years Ended December 31, 2017 compared to 2016
	Increase (Decrease) Due to
	Volume(1)	Rate(1)	Total
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$(127)	$466	$339
Loans, including loans held for sale(2)	6,102	(146)	5,956
Investment securities and other	270	132	402

Total change in interest income	$6,245	$452	$6,697

Interest-bearing liabilities:
Interest-bearing NOW accounts	(1)	—	(1)
Savings and money market accounts	236	140	376
Time deposits	462	283	745
FHLB advances and other borrowings	(102)	580	478

Total change in interest expenses	595	1,003	1,598

Total change in net interest income	$5,650	$(551)	$5,099

(1)	Variances attributable to both volume and rate are allocated on a consistent basis between rate and volume based on the absolute value of the variances in each category.
(2)	Includes loans on nonaccrual status.

Net interest income was $38.6 million for the year ended December 31, 2017 compared to $33.5 million for the year ended December 31, 2016, representing an increase of $5.1 million, or 15.2%. The increase in net interest income was primarily due to an increase in interest income of $6.7 million partially offset by an increase in interest expense of $1.6 million. Interest income on loans increased by $6.0 million for the year ended December 31, 2017. The growth in average loans of $112.4 million, including loans held for sale, for the year ended December 31, 2017, was the primary driver of the increase in interest income on loans, partially offset by a decrease in average rate on loans of 2 basis points over the same period.

Interest expense was $8.3 million for the year ended December 31, 2017 compared to $6.7 million for the year ended December 31, 2016, representing an increase of $1.6 million, or 23.7%. This increase was mainly due to an increase in interest expense on deposits and FHLB borrowings. Interest expense on deposits totaled $6.6 million for the year ended December 31, 2017 compared to $5.5 million for the year ended December 31, 2016, representing an increase of $1.1 million, resulting primarily from an increase in the average volume of deposits of $81.2 million. Cost of funds, which Spirit defines as the average interest rate paid on deposits, increased 4 basis points for the year ended December 31, 2017 compared to the year ended December 31, 2016.

The average cost of deposits for the year ended December 31, 2017 was 0.80%. This represents an increase of 4 basis points compared to the average cost of deposits of 0.76% for the year ended December 31, 2016. The increase in cost of deposits was primarily attributable to the increase in interest rates by the Federal Open Market Committee during 2017. For the year ended December 31, 2017, the average rate paid on time deposits was 1.23% compared to 1.16% for the year ended December 31, 2016.

Interest expense on FHLB advances and other borrowings increased by $478 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was primarily attributable to an increase in the average rate paid on FHLB advances and other borrowings of 75 basis points for the year ended December 31, 2017. The increase in the average rate on borrowings was primarily attributable to rising interest rates during 2017 as well as an increase in the average maturity of Spirit’s FHLB advances and other borrowings.

The net interest margin was 4.09% for the year ended December 31, 2017 compared to 3.99% for the year ended December 31, 2016, representing an increase of 10 basis points. The tax equivalent net interest margin was 4.19% for the year ended December 31, 2017 compared to 4.09% for the year ended December 31, 2016, representing an increase of 10 basis points. The average yield on interest-earning assets increased by 18 basis points for the year ended December 31, 2017 compared to the year ended December 31, 2016 while the average rate paid on interest-bearing liabilities increased by 12 basis points, resulting in a 6 basis point increase in the interest rate spread. The increase in both net interest margin and interest rate spread primarily resulted from the increased average loan balance of $112.4 million for the year ended December 31, 2017, combined with flat loan yields for the years ended December 31, 2017 and 2016.

Provision for Loan Losses

The provision for loan losses represents the amount determined by management to be necessary to maintain the allowance for loan and lease losses at a level capable of absorbing inherent losses in the loan portfolio. See the discussion under “—Critical Accounting Policies—Allowance for Loan and Lease Losses.” Spirit’s management and the Spirit board of directors review the adequacy of the allowance for loan and lease losses on a quarterly basis. The allowance for loan and lease losses calculation is segregated by call report code and then further segregated into various segments that include classified loans, loans with specific allocations and pass rated loans. A pass rated loan is generally characterized by a very low to average risk of default and in which management perceives there is a minimal risk of loss. Loans are rated using a nine-point risk grade scale by loan officers that are subject to validation by a third party loan review or Spirit’s internal credit committee. Risk ratings are categorized as pass, watch, special mention, substandard, doubtful and loss, with some general allocation of reserves based on these grades. Impaired loans are reviewed specifically and separately under the FASB ASC 310, “Receivables”, to determine the appropriate reserve allocation. Spirit’s management compares the investment in an impaired loan with the present value of expected future cash flow discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral-dependent, to determine the specific reserve allowance. Reserve percentages assigned to non-impaired loans are based on historical charge-off experience adjusted for other risk factors. To evaluate the overall adequacy of the allowance to absorb losses inherent in its loan portfolio, Spirit’s management considers historical loss experience based on volume and types of loans, trends in classifications, volume and trends in delinquencies and nonaccruals, economic conditions and other pertinent information. Based on future evaluations, additional provisions for loan losses may be necessary to maintain the allowance for loan and lease losses at an appropriate level.

The provision for loan losses was $2.5 million for the year ended December 31, 2017 and $1.6 million for the year ended December 31, 2016. The increase of the provision for the year ended December 31, 2017 was primarily due to organic loan growth and total net charge-offs of $1.2 million during 2017 primarily in Spirit’s SBA loan portfolio. These losses were anticipated and provided for as the SBA loan portfolio matures. Additionally, Spirit’s management performed a loan level assessment of the effects of Hurricane Harvey and determined that no increases in its reserves were necessary. Spirit will continue to actively monitor these credits.

Spirit’s management maintains a proactive approach in managing nonperforming loans, which were $3.6 million, or 0.41% of loans held for investment, at December 31, 2017, and $3.8 million, or 0.49% of loans held for investment, at December 31, 2016. During 2017, Spirit had net charged-off loans totaling $1.2 million, compared to net charged-off loans of $336 thousand for the year ended December 31, 2016. The ratio of net charged-off loans to average loans was 0.14% for 2017 compared to 0.05% for 2016. The allowance for loan and lease losses totaled $5.7 million, or 0.65% of loans held for investment, at December 31, 2017, compared to $4.4 million, or 0.56% of loans held for investment, at December 31, 2016. The ratio of allowance for loan and lease losses to nonperforming loans was 157.22% at December 31, 2017, compared to 114.45% at December 31, 2016.

Noninterest Income

Spirit’s noninterest income includes the following: (i) service charges and fees; (ii) SBA loan servicing fees; (iii) mortgage referral fees; (iv) gain on the sales of loans, net; (v) gain (loss) on sales of premises and equipment; (vi) gain (loss) on sales of investment securities; and (vii) other.

The following table presents a summary of noninterest income by category, including the percentage change in each category, for the periods indicated:

	Years Ended December 31,
	2017	2016 Restated	Change from the Prior Year
	(Dollars in thousands)
Noninterest income:
Service charges and fees	$1,501	$1,216	23.4%
SBA loan servicing fees	1,794	1,831	(2.0)
Mortgage referral fees	634	751	(15.6)
Gain on sales of loans, net	5,684	4,437	28.1
Gain (loss) on sales of premises and equipment	(45)	21	(314.3)
Gain (loss) on sales of investment securities	—	69	(100.0)
Other noninterest income	70	17	311.8

Total noninterest income	$9,638	$8,342	15.5%

For the year ended December 31, 2017, noninterest income totaled $9.6 million, a $1.3 million, or 15.5%, increase from $8.3 million for the prior year. This increase was primarily due to an increase in gain on sales of loans, net of $1.2 million and an increase of $285 thousand in service charges and fees.

Gain on sales of loans, net, was $5.7 million for the year ended December 31, 2017 compared to $4.4 million for the year ended December 31, 2016, primarily due to increased volume of SBA loan originations.

Service charges and fees were $1.5 million for the year ended December 31, 2017 compared to $1.2 million for the year ended December 31, 2016. The $285 thousand increase was due to improved treasury management services through more product offerings.

Noninterest Expense

Noninterest expenses have increased at a nominal rate of 7.2% from 2016, as Spirit has managed the growth of its infrastructure in anticipation of further growth . The following table presents a summary of noninterest expenses by category, including the percentage change in each category, for the periods indicated:

	Years Ended December 31,
	2017	2016 Restated	Change from the Prior Year
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$23,338	$21,094	10.6%
Occupancy and equipment expenses	5,123	4,736	8.2
Loan and other real estate related expenses	254	30	746.7
Professional services	1,845	1,745	5.7
Data processing and network	1,266	1,518	(16.6)
Regulatory assessments and insurance	924	742	24.5
Amortization of intangibles	703	671	4.8
Advertising	551	303	81.8
Marketing	579	634	(8.7)
Telephone expense	409	606	(32.5)
Other operating expenses	2,410	2,802	(14.0)

Total noninterest expense	$37,402	$34,881	7.2%

For the year ended December 31, 2017, noninterest expenses totaled $37.4 million, a $2.5 million, or 7.2%, increase from $34.9 million for the prior year. This increase was primarily due to increases in salaries and employee benefits of $2.2 million, occupancy and equipment expenses of $387 thousand, advertising expenses of $248 thousand and increases in loan and other real estate related expenses of $224 thousand. These expenses were partially offset by decreases in other operating expenses of $392 thousand and data processing and network expenses of $252 thousand.

Salaries and employee benefits totaled $23.3 million for the year ended December 31, 2017, which included $1.5 million of stock-based compensation expense. By comparison, salaries and employee benefits totaled $21.1 million for the year ended December 31, 2016, which included $1.1 million of stock-based compensation expense. During 2017, Spirit incurred a one-time expense of $757 thousand in connection with the accelerated vesting of all stock options held by the Spirit board of directors and the board of directors of Spirit Bank approved by the Spirit board of directors in February 2017. Additionally, Spirit hired several key employees during 2017.

Occupancy and equipment expenses increased $387 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily due to the increased depreciation taken on two additional buildings purchased in September and November of 2017 in the Dallas/Fort Worth area.

Advertising expense increased $248 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016 primarily due to additional marketing efforts to drive loan growth within the SBA portfolio. Loan and other real estate related expenses increased $224 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016 due to increased loan growth.

Other operating expense decreased $392 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily due to Spirit’s efforts to reduce operating expenses.

Data processing and network expense decreased $252 thousand for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily due to improved contract terms with Spirit’s outsourced IT provider.

Income Tax Expense

The provision for income taxes includes both federal and state taxes. Fluctuations in effective tax rates reflect the differences in the inclusion or deductibility of certain income and expenses for income tax purposes. Spirit’s future effective income tax rate will fluctuate based on the mix of taxable and tax-free investments Spirit makes, periodic increases in surrender value of BOLI policies for certain former executive officers and its overall taxable income.

Income tax expense was $3.6 million, an increase of $2.0 million for the year ended December 31, 2017 compared income tax expense of $1.6 million for to the year ended December 31, 2016. Spirit’s effective tax rates for the years ended December 31, 2017 and 2016 were 43.0% and 30.2%, respectively, primarily due to the impact of changes in the United States tax law during the year ended December 31, 2017. On December 22, 2017, the Tax Reform was enacted, resulting in significant modifications to existing U.S. tax law. Spirit completed the accounting for the effects of the Tax Reform during the quarter ended December 31, 2017. Spirit’s financial statements for the year ended December 31, 2017 reflect certain effects of the Tax Reform, which include a reduction in the corporate tax rate from 34.0% to 21.0%. As a result of the changes to tax laws and tax rates under the Tax Reform, Spirit incurred incremental income tax expense of $834 thousand during the year ended December 31, 2017, which consisted primarily of the remeasurement of deferred tax assets and liabilities based on the change in the tax rate from 34.0% to 21.0%. The remaining portion of the increase in income tax expense is primarily related to increased net income during the year ended December 31, 2017.

Financial Condition

Spirit’s total assets increased $49.8 million, or 5.1%, from $980.5 million as of December 31, 2016 to $1.03 billion as of December 31, 2017. Spirit’s asset growth was mainly due to the execution of its growth strategy resulting in new customer accounts and growth in balances from existing loan and deposit customers.

Investment Securities

Spirit uses its securities portfolio to provide a source of liquidity, provide an appropriate return on funds invested, manage interest rate risk, meet collateral requirements and meet regulatory capital requirements. The balance in Spirit’s securities portfolio as of December 31, 2016 was $5 thousand following the liquidation of its securities portfolio to generate funds to finance its increased loan demand. Spirit uses cash on hand and funds from operations to increase its securities portfolio in 2017. The balance in Spirit’s securities portfolio as of December 31, 2017 was $37.2 million. In accordance with regulatory and accounting requirements, Spirit is prohibited from classifying security purchases as held-to-maturity for a period of two years. The average balance of the securities portfolio including FHLB and TIB stock for the years ended December 31, 2017 and 2016 was $29.7 million and $16.1 million, respectively, with a pre-tax yield of 2.18% and 1.54%, respectively. Spirit held 50 securities classified as available for sale with an amortized cost of $37.9 million as of December 31, 2017.

Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. No securities were determined to be OTTI as of December 31, 2017 and 2016.

The following table summarizes Spirit’s available for sale securities portfolio as of the dates presented.

	As of December 31,
	2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$2,010	$1,949	$—	$—
Residential mortgage-backed securities	30,156	29,629	5	5
Corporate bonds and other debt securities	5,711	5,665	—	—

Total available for sale	$37,877	$37,243	$5	$5

The following tables show contractual maturities and the weighted average yields on Spirit’s investment securities as of the dates presented. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are not presented on a taxable equivalent basis:

	Maturity as of December 31, 2017
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$—	—%	$—	—%	$1,535	2.18%	$475	2.99%
Residential mortgage-backed securities	—	—	2	2.75	—	—	30,154	2.01
Corporate bonds and other debt securities	—	—	4,142	2.45	1,569	2.72	—	—

Total available for sale	$—	—%	$4,144	2.45%	$3,104	2.45%	$30,629	2.03%

	Maturity as of December 31, 2016
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$—	—%	$—	—%	$—	—%	$—	—%
Residential mortgage-backed securities	—	—	—	—	3	2.22	2	4.52
Corporate bonds and other debt securities	—	—	—	—	—	—	—	—

Total available for sale	$—	—%	$—	—%	$3	2.22%	$2	4.52%

As a member institution of the FHLB and TIB, Spirit Bank is required to own capital stock in the FHLB and TIB. As of December 31, 2017 and 2016, Spirit Bank held approximately $4.8 million and $4.7 million, respectively, in FHLB and TIB bank stock. No market exists for this stock, and Spirit Bank’s investment can be liquidated only through repurchase by the FHLB or TIB. Such repurchases have historically been at par value. Spirit monitors its investment in FHLB and TIB stock for impairment through review of recent financial results, dividend payment history and information from credit agencies. As of December 31, 2017 and 2016, Spirit’s management did not identify any indicators of impairment of FHLB and TIB stock.

Except for securities issued by U.S. government agencies, Spirit did not have any concentrations where the total outstanding balances issued by a single issuer exceed 10.0% of Spirit’s stockholders’ equity as of December 31, 2017 or 2016.

Spirit’s securities portfolio had a weighted average life of 5.00 years and an effective duration of 5.03 years as of December 31, 2017 and a weighted average life of 2.34 years and an effective duration of 1.51 years as of December 31, 2016.

Loans Held for Sale

Loans held for sale consist of the guaranteed portion of SBA loans that Spirit intends to sell after origination. Spirit’s loans held for sale were $3.8 million as of December 31, 2017 and $4.0 million as of December 31, 2016.

Loan Concentrations

Spirit’s primary source of income is interest on loans to individuals, professionals, small- and medium-sized businesses and commercial companies located in the Houston and Dallas/Fort Worth metropolitan areas. Spirit’s loan portfolio consists primarily of commercial and industrial loans, 1-4 single family residential real estate loans and loans secured by commercial real estate properties located in its primary market areas. Spirit’s loan portfolio represents the highest yielding component of its earning asset base.

Spirit’s loans of $869.1 million as of December 31, 2017 represented an increase of $96.3 million, or 12.5%, compared to $772.9 million as of December 31, 2016. This increase was primarily due to the execution of Spirit’s growth strategy and its continued penetration in its primary market areas.

Spirit’s loans as a percentage of assets were 84.4% and 78.8% as of December 31, 2017 and 2016, respectively.

The current concentrations in Spirit’s loan portfolio may not be indicative of concentrations in its loan portfolio in the future. Spirit plans to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral. The following table summarizes the allocation of loans by type as of the dates presented.

	As of December 31,
	2017		2016 Restated
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial and industrial loans(1)	$135,040	15.5%	$117,762	15.2%
Real estate:
1-4 single family residential loans	232,510	26.8	206,641	26.7
Construction, land and development loans	139,470	16.0	113,316	14.7
Commercial real estate loans (including multifamily)	285,731	32.9	251,870	32.6
Consumer loans and leases	22,736	2.6	26,676	3.5
Municipal and other loans	53,632	6.2	56,596	7.3

Total loans held in portfolio	$869,119	100.0%	$772,861	100.0%

(1)	Balance includes $67.1 million and 58.7 million of the unguaranteed portion of SBA loans as of December 31, 2017 and 2016, respectively.

Commercial and Industrial Loans (including SBA loans)

Commercial and industrial loans, including SBA loans, are underwritten after evaluating and understanding the borrower’s ability to repay the loan through operating profitably and effectively growing its business. Spirit’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the credit quality and cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee to add strength to the credit and reduce the risk on a transaction to an acceptable level; however, some short-term loans may be made on an unsecured basis to the most credit worthy borrowers.

In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Due to the nature of accounts receivable and inventory secured loans, Spirit closely monitors credit availability and collateral through the use of various tools, including but not limited to borrowing-base formulas, periodic accounts receivable agings, periodic inventory audits, and/or collateral inspections.

Commercial and industrial loans, including SBA loans, totaled $135.0 million as of December 31, 2017 and represented an increase of $17.3 million, or 14.7%, from $117.8 million as of December 31, 2016. This increase was primarily due to organic growth.

SBA Loans

The primary focus of Spirit’s SBA lending program is financing well-known national franchises for which the United States generally will guarantee between 75.0% and 85.0% of the loan. Spirit is a SBA preferred lender, and originates SBA loans to national franchises in Texas and nationwide. Spirit routinely sells the guaranteed portion of SBA loans to third parties for a premium and retain the servicing rights, for which it earns a 1.0% fee, and maintains the nonguaranteed portion in its loan portfolio.

SBA loans held in Spirit’s loan portfolio totaled $67.1 million and $58.7 million at December 31, 2017 and 2016, respectively. Spirit intends to continue to expand its SBA lending program in the future.

Real estate loans

1-4 single family residential real estate loans (including loans to foreign nationals)

1-4 single family residential real estate loans, including foreign national loans, are subject to underwriting standards and processes similar to commercial and industrial loans. Spirit provides mortgages for the financing of 1-4 single family residential homes for primary occupancy, vacation or rental purposes. The borrowers on these loans generally qualify for traditional market financing. Spirit also specializes in 1-4 single family residential real estate loans to foreign national customers, in which the borrower does not qualify for traditional market financing.

Spirit defines its foreign national loans as loans to borrowers who derive more than 50.0% of their personal income from outside the United States. Spirit provides mortgages for these foreign nationals in Texas for primary occupancy or secondary homes while travelling to the United States. Because more than 50.0% of the borrower’s income is derived from outside of the United States, they do not qualify for traditional market financing. Spirit has developed an enhanced due diligence process for foreign national loans that includes larger down payments than a traditional mortgage, as well as minimum reserves equal to an amount of mortgage payments over a specified period held in Spirit Bank and monthly escrows for taxes and insurance.

1-4 single family residential real estate loans totaled $232.5 million as of December 31, 2017 and represented an increase of $25.9 million, or 12.5%, from $206.6 million as of December 31, 2016. Foreign national loans comprised $107.6 million, or 46.3%, of 1-4 single family residential real estate loans as of December 31, 2017, compared to $85.3 million, or 41.3%, of 1-4 single family residential real estate loans as of December 31, 2016. The increase was primarily due to increased productivity and portfolio size of existing lenders in response to an increase in market demand.

Construction, land and development loans

With respect to loans to developers and builders, Spirit generally requires the borrower to have a proven record of success and expertise in the building industry. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment primarily dependent on the success of the ultimate project.

Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from Spirit until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing. Due to the nature of the real estate industry, Spirit evaluates the borrower’s ability to service the interest of the debt from other sources other than the sale of the constructed property.

Construction loans totaled $139.5 million as of December 31, 2017 and represented an increase of $26.2 million, or 23.1%, from $113.3 million as of December 31, 2016. The increase was primarily due to an increase in market demand in Spirit’s Dallas/Fort Worth metropolitan area market as well as increased demand in its Houston metropolitan area market as a result of the stabilization of that market area.

Commercial real estate loans

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.

Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. Spirit’s management monitors and evaluates commercial real estate loans based on collateral and risk grade criteria. As a general rule, Spirit avoids financing special use projects unless strong secondary support is present to help mitigate risk.

Commercial real estate loans consist of owner and nonowner-occupied commercial real estate loans, multifamily loans and farmland. Total commercial real estate loans of $285.7 million as of December 31, 2017 represented an increase of $33.9 million, or 13.4%, from $251.9 million as of December 31, 2016. The increase was primarily due to increased productivity and portfolio size of existing lenders in response to an increase in market demand.

Owner and nonowner-occupied commercial real estate loans

Owner-occupied commercial real estate loans totaled $100.6 million as of December 31, 2017, compared to $102.3 million as of December 31, 2016. Owner-occupied real estate loans comprised 35.2% and 40.6% of total commercial real estate loans as of December 31, 2017 and December 31, 2016, respectively.

Nonowner-occupied commercial real estate loans totaled $164.3 million as of December 31, 2017 compared to $136.6 million as of December 31, 2016. Nonowner-occupied commercial real estate loans comprised 57.5% and 54.2% of total commercial real estate loans as of December 31, 2017 and December 31, 2016, respectively.

Multifamily loans and Farmland

Multifamily loans totaled $18.3 million at December 31, 2017 compared to $10.3 million at December 31, 2016. Multifamily loans comprised 6.4% and 4.1% of total commercial real estate loans as of December 31, 2017 and 2016, respectively.

Multifamily loans are not a focus of Spirit Bank, and Spirit does not expect this portion of the portfolio to represent a large portion of Spirit’s growth going forward. Farmland loans totaled $2.7 million at both December 31, 2017 and 2016.

Consumer loans and leases

Spirit’s non-real estate consumer loans are based on the borrower’s proven earning capacity over the term of the loan. Spirit monitors payment performance periodically for consumer loans to identify any deterioration in the borrower’s financial strength. To monitor and manage consumer loan risk, management develops and adjusts policies and procedures as needed. This activity, coupled with a relatively small volume of consumer loans, minimizes risk.

All of Spirit’s leases are related to the financing of vehicle leases to individuals. These loans are originated by a well-known third party leasing company and subsequently purchased by Spirit after its final credit review. Spirit limits its exposure to individuals living in Texas, within its defined local markets.

Consumer loans and leases totaled $22.7 million as of December 31, 2017 and represented a decrease of $3.9 million, or 14.8%, from $26.7 million as of December 31, 2016. Leases comprised $18.0 million and $21.5 million of total consumer loans and leases at December 31, 2017 and 2016, respectively. Spirit has not actively grown its consumer portfolio because it believes current pricing on these loans do not adequately cover the inherent risk.

Municipal and other loans

Municipal and other loans consist primarily of loans made to municipalities and emergency service, hospital and school districts as well as agricultural loans.

Spirit makes loans to municipalities and emergency service, hospital and school districts primarily throughout Texas. The majority of these loans have tax or revenue pledges and in some cases are additionally supported by collateral. Municipal loans made without a direct pledge of taxes or revenues are usually made based on some type of collateral that represents an essential service. Lending money directly to these municipalities allows Spirit to earn a higher yield for similar durations than it could if it purchased municipal securities. Total loans to municipalities and emergency service, hospital and school districts and others were $53.6 million and $56.6 million as of December 31, 2017 and 2016, respectively. Spirit has not actively grown its municipal loan portfolio as it was awaiting the outcome of the Tax Reform and the impact that it would have on pricing.

For a more detailed discussion of the type of loans in Spirit’s loan portfolio, see the section of this document entitled “Business—Banking Services—Lending Activities,” beginning on page 142.

Direct and indirect oil and gas exploration and production and oil field service company loans

Spirit is not an active lender to oil and gas exploration and production companies. As of December 31, 2017, Spirit had no loan commitments directly to exploration and production companies. However, Spirit has a small amount of direct and indirect lending exposure to the oil and gas industry, which it monitors closely. Spirit monitors certain loans in the following two categories it established:

Direct oil and gas related exposure:

Spirit defines direct exposure as companies that derive more than 50.0% of their respective gross revenue from providing services or products to the oil and gas industry. Based on that criteria, Spirit had 25 direct oil and gas loans as of December 31, 2017 totaling $15.4 million, or 1.8% of outstanding loans. As of December 31, 2017, all but one such loan were performing as agreed. Additionally, based on that criteria, Spirit had 21 direct oil and gas loans as of December 31, 2016 totaling $10.7 million, or 1.4% of outstanding loans. As of December 31, 2016, all such loans were performing as agreed.

Indirect oil and gas related exposure:

Spirit considers indirect oil and gas exposure to be exposure to individuals that derive less than 50.0% of their income from the oil and gas industry, or companies which derive less than 50.0% of their revenues from providing services or products to the oil and gas industry. Based on that criteria, Spirit had 68 indirect oil and gas loans as of December 31, 2017 totaling $22.2 million, or 2.6% of outstanding loans. As of December 31, 2017, all such loans were performing as agreed. Additionally, based on that criteria, Spirit had 75 indirect oil and gas loans as of December 31, 2016 totaling $25.0 million, or 3.2% of outstanding loans. As of December 31, 2016, all such loans were performing as agreed.

The following table summarizes the loan contractual maturity distribution by type and by related interest rate characteristics as of the date indicated:

	As of December 31, 2017
	One Year or Less	After One but Within Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial and industrial loans	$28,062	$36,218	$70,760	$135,040
Real estate:
1-4 single family residential loans	20,446	87,342	124,722	232,510
Construction, land and development loans	67,427	58,086	13,957	139,470
Commercial real estate loans (including multifamily)	32,285	188,063	65,383	285,731
Consumer loans and leases	2,585	20,087	64	22,736
Municipal and other loans	531	6,791	46,310	53,632

Total loans held in portfolio	$151,336	$396,587	$321,196	$869,119

Predetermined (fixed) interest rates		$288,926	$100,126
Floating interest rates		107,661	221,070

Total		$396,587	$321,196

The information in the table above is limited to contractual maturities of the underlying loans. The expected life of Spirit’s loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without prepayment penalties.

Asset Quality

The following table sets forth the composition of Spirit’s nonperforming assets, including nonaccrual loans, accruing loans 90 days or more days past due, other real estate owned and repossessed assets and restructured loans as of the dates indicated:

	As of December 31,
	2017	2016
	(Dollars in thousands)
Nonperforming assets
Nonaccrual loans:
Commercial and industrial loans	$1,927	$1,638
Real estate:
1-4 single family residential loans	1,135	1,296
Construction, land and development loans	—	—
Commercial real estate loans (including multifamily)	447	778
Consumer loans and leases	53	95
Municipal and other loans	—	—

Total nonaccrual loans	3,562	3,807
Accruing loans 90 days or more past due	33	—

Total nonperforming loans	3,595	3,807

Other real estate owned and repossessed assets	21	23

Total nonperforming assets	$3,616	$3,830

Restructured loans(1)	$270	$261

(1)

Performing troubled debt restructurings represent the balance at the end of the respective period for those performing loans modified in a troubled debt restructuring that are not already presented as a nonperforming loan.

Nonperforming loans totaled $3.6 million at December 31, 2017, a decrease of $212 thousand, or 5.6%, from $3.8 million at December 31, 2016. Nonperforming assets totaled $3.6 million at December 31, 2017, a decrease of $214 thousand, or 5.6%, from $3.8 million at December 31, 2016.

Spirit classifies loans as past due when the payment of principal or interest is greater than 30 days delinquent based on the contractual next payment due date. Spirit’s policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by bank regulatory authorities. Loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or when principal or interest becomes 90 days past due, whichever occurs first. Loans are removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest.

Loans are identified for restructuring based on their delinquency status, risk rating downgrade, or at the request of the borrower. Borrowers that are 90 days delinquent and/or have a history of being delinquent, or experience a risk rating downgrade, are contacted to discuss options to bring the loan current, cure credit risk deficiencies, or other potential restructuring options that will reduce the inherent risk and improve collectability of the loan. In some instances, a borrower will initiate a request for loan restructure. Spirit requires borrowers to provide current financial information to establish the need for financial assistance and satisfy applicable prerequisite conditions required by Spirit. Spirit may also require the borrower to enter into a forbearance agreement.

Modification of loan terms may include the following: reduction of the stated interest rate; extension of maturity date or other payment dates; reduction of the face amount or maturity amount of the loan; reduction in accrued interest; forgiveness of past-due interest; or a combination of the foregoing.

Spirit engages an external consulting firm to complete an independent loan review and validate its credit risk program on a periodic basis. Results of these reviews are presented to Spirit’s management. The loan review process complements and reinforces the risk ratings and credit quality assessment decisions made by lenders and credit personnel, as well as Spirit’s policies and procedures.

The following table sets forth Spirit’s asset and credit quality ratios for the periods presented:

	Years Ended December 31,
	2017	2016
Asset and Credit Quality Ratios
Nonperforming loans to loans held for investment(1)	0.41%	0.49%
Nonperforming assets to loans plus OREO	0.42	0.50
Nonperforming assets to total assets(2)	0.35	0.39
Net charge-offs to average loans	0.14	0.05
Allowance for loan losses to nonperforming loans	157.22	114.45
Allowance for loan losses to loans held for investment	0.65	0.56

(1)	Nonperforming loans include loans on nonaccrual status and accruing loans 90 or more days past due.
(2)	Nonperforming assets include loans on nonaccrual status, accruing loans 90 days or more past due and other real estate owned and repossessed assets.

Analysis of the Allowance for Loan and Lease Losses

Allowance for loan and lease losses reflects management’s estimate of probable credit losses inherent in the loan portfolio. The computation of the allowance for loan and lease losses includes elements of judgment and high levels of subjectivity.

The following tables summarize the allocation of allowance for loan and lease losses related to Spirit’s loans as of the dates and for the periods presented. This allocation is calculated on an approximate basis and is not necessarily indicative of future losses or allocations. The entire amount of the allowance is available to absorb losses occurring in any category of loans:

	Allowance Rollforward
Year Ended December 31, 2017	Beginning Balance	Charge- offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,347	$(974)	$7	$1,666	$3,046
Real estate:
1-4 single family residential loans	647	(23)	—	278	902
Construction, land and development loans	364	—	—	77	441
Commercial real estate loans (including multifamily)	667	(34)	—	265	898
Consumer loans and leases	186	(156)	—	168	198
Municipal and other loans	146	—	—	21	167

Ending Allowance Balance	$4,357	$(1,187)	$7	$2,475	$5,652

	Allowance Rollforward
Year Ended December 31, 2016	Beginning Balance	Charge- offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$1,119	$(282)	$58	$1,452	$2,347
Real estate:
1-4 single family residential loans	623	(3)	—	27	647
Construction, land and development loans	398	(32)	30	(32)	364
Commercial real estate loans (including multifamily)	670	—	—	(3)	667
Consumer loans and leases	89	(113)	6	204	186
Municipal and other loans	177	—	—	(31)	146

Ending Allowance Balance	$3,076	$(430)	$94	$1,617	$4,357

In determining the allowance for loan and lease losses, Spirit estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan and lease losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates.

During 2017, Spirit refined its allowance for loan loss methodology based upon management judgement and applicable regulatory guidance. The calculation of reserves on loans collectively evaluated for impairment was altered to reflect five years of historical loss experience which more appropriately matches the weighted average life of loans in the portfolio. Additionally, the calculated historical loss experience is now allocated across the portfolio’s risk rates using a probability of default curve constructed from Spirit Bank’s historical default data. Spirit also updated the qualitative component of the reserve on loans collectively evaluated for impairment to allow for a greater sensitivity to current trends.

The allowance for loan and lease losses increased $1.3 million to $5.7 million at December 31, 2017 from $4.4 million at December 31, 2016, primarily due to the increase in loans held for investment of $96.3 million. The allowance for loan and lease losses as a percentage of nonperforming loans and allowance for loan and lease losses as a percentage of loans held for investment was 157.22% and 0.65%, respectively, as of December 31, 2017, compared to 114.45% and 0.56%, respectively, as of December 31, 2016.

Net loan charge-offs for the year ended December 31, 2017 totaled $1.2 million, an increase from $336 thousand of net loan charge-offs for the same period of 2016. The increase in net charge-offs for the year ended December 31, 2017 primarily related to charge-offs in Spirit’s SBA loan portfolio. These losses were anticipated and provided for as the SBA loan portfolio matures. The ratio of net loan charge-offs to average loans outstanding during the years ended December 31, 2017 and 2016 was 0.14% and 0.05%, respectively.

The following table provides the allocation of the allowance for loan and lease losses as of the dates presented:

	As of December 31,
	2017		2016
	Amount	% Loans in each category	Amount	% Loans in each category
	(Dollars in thousands)
Commercial and industrial loans	$3,046	15.5%	$2,347	15.2%
Real estate:
1-4 single family residential loans	902	26.8	647	26.7
Construction, land and development loans	441	16.0	364	14.7
Commercial real estate loans (including multifamily)	898	32.9	667	32.6
Consumer loans and leases	198	2.6	186	3.5
Municipal and other loans	167	6.2	146	7.3

Total	$5,652	100.0%	$4,357	100.0%

Deposits

Spirit expects deposits to be its primary funding source in the future as it optimizes its deposit mix by continuing to shift its deposit composition from higher cost time deposits to lower cost demand deposits. Non-time deposits include demand deposits, NOW accounts, and savings and money market accounts.

The following table shows the deposit mix as of the dates presented:

	As of December 31,
	2017		2016
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$176,726	21.2%	$171,475	21.1%
Interest-bearing NOW accounts	7,318	0.9	8,302	1.0
Savings and money market accounts	243,173	29.1	215,432	26.4
Time deposits	408,151	48.8	419,229	51.5

Total deposits	$835,368	100.0%	$814,438	100.0%

Total deposits at December 31, 2017 were $835.4 million, an increase of $20.9 million, or 2.57%, from total deposits at December 31, 2016 of $814.4 million.

The average cost of deposits for the year ended December 31, 2017 was 0.80%. This represents an increase of 4 basis points compared to the average cost of deposits of 0.76% for the year ended December 31, 2016. The increase in cost of deposits was primarily attributable to the increase in interest rates by the Federal Open Market Committee during 2017. For the year ended December 31, 2017, the average rate paid on time deposits was 1.23% compared to 1.16% for the year ended December 31, 2016.

The following table shows the remaining maturity of time deposits of $100,000 and greater as of the date indicated:

As of December 31, 2017
(Dollars in thousands)
Time deposits $100,000 or greater with remaining maturity of:
Three months or less	$56,650
After three months through six months	52,629
After six months through 12 months	106,296
After 12 months	98,527

Total	$314,102

Borrowings

In addition to deposits, Spirit utilizes advances from the FHLB and other borrowings as a supplementary funding source to finance its operations.

FHLB borrowings: The FHLB allows Spirit to borrow, both short- and long-term, on a blanket floating lien status collateralized by certain securities and loans. As of December 31, 2017 and 2016, total remaining borrowing capacity of $274.0 million and $263.2 million, respectively, was available under this arrangement. As of December 31, 2017, Spirit had $15.0 million of short-term FHLB borrowings, with an average interest rate of 1.69%. Spirit had no short-term FHLB borrowings as of December 31, 2016. Spirit had long-term FHLB borrowings of $68.6 million and $66.0 million as of December 31, 2017 and 2016, respectively, with an average interest rate of 2.31% and 2.04%, respectively. Spirit’s current FHLB borrowings mature within 14 years.

Line of credit: Spirit entered into a line of credit with a third party lender in May 2017 that allows Spirit to borrow up to $20.0 million. The interest rate on this line of credit is based upon 90-day LIBOR plus 4.0%, and unpaid principal and interest is due at the stated maturity of May 12, 2022. This line of credit is secured by a pledge of all of the common stock of Spirit Bank. This line of credit may be prepaid at any time without penalty, so long as such prepayment includes the payment of all interest accrued through the date of the repayments, and, in the case of prepayment of the entire loan, the amount of attorneys’ fees and disbursements of the lender. At December 31, 2017, total borrowing capacity of $12.2 million was available under this line of credit and $7.8 million was drawn.

Total borrowings consisted of the following as of the dates presented:

	As of December 31,
	2017	2016
	(Dollars in thousands)
Short-term FHLB borrowings	$15,000	$—
Long-term FHLB borrowings	68,623	66,016
Third party lender line of credit	7,788	5,000

Total borrowings	$91,411	$71,016

At December 31, 2017, total borrowings were $91.4 million, an increase of $20.4 million, or 28.7%, from $71.0 million at December 31, 2016. The increase in total borrowings was primarily driven by the $15.0 million increase in short-term FHLB borrowings used to fund new loan originations.

Short-term borrowings consist of debt with maturities of one year or less. Spirit’s short-term borrowings consist of FHLB borrowings and a third party line of credit. The following table is a summary of short-term borrowings as of and for the periods presented:

	As of and for the Years Ended December 31,
	2017	2016
	(Dollars in thousands)
Short-term borrowings:
Maximum outstanding at any month-end during the period	$15,000	$40,000
Balance outstanding at end of period	15,000	5,000
Average outstanding during the period	6,247	27,240
Average interest rate during the period	2.17%	1.56%
Average interest rate at the end of the period	1.69%	4.00%

Spirit maintained four, unsecured Federal Funds lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $35.0 million as of December 31, 2017 and as of December 31, 2016. There were no advances under these lines of credit outstanding as of December 31, 2017 or 2016.

Stockholders’ Equity

The following table summarizes the changes in Spirit’s stockholders’ equity for the periods indicated:

	Years Ended December 31,
	2017	2016 Restated
	(Dollars in thousands)
Balance at beginning of period	$92,896	$87,927
Net income	4,753	3,715
Exercise of stock options	471	59
Stock-based compensation	1,520	1,069
Other comprehensive income	(501)	126

Balance at end of period	$99,139	$92,896

Net income totaled $4.8 million for the year ended December 31, 2017, an increase of $1.0 million, compared to $3.7 million for the year ended December 31, 2016. Spirit’s results of operations for the year ended December 31, 2017 produced a return on average assets of 0.47% compared to 0.41% for the prior year. Spirit’s results of operations for the year ended December 31, 2017 produced a return on average stockholders’ equity of 4.88% compared to 4.09% for the prior year.

Stockholders’ equity was $99.1 million as of December 31, 2017, an increase of $6.2 million from $92.9 million as of December 31, 2016. The increase was primarily driven by net income of $4.8 million.

Contractual Obligations

The following table presents information regarding Spirit’s outstanding contractual obligations and other commitments to make future payments as of December 31, 2017, which consist of its future cash payments associated with its time deposits, operating lease obligations and contractual obligations pursuant to its FHLB advances and other borrowings. Payments related to Spirit’s leases are based on actual payments specified in the underlying contracts.

As of December 31, 2017	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years
	(Dollars in thousands)
Contractual obligations:
Time deposits	$408,151	$276,401	$112,677	$19,073	$—
Operating lease obligations	4,985	1,497	2,038	1,276	174
FHLB advances and other borrowings	91,411	16,713	22,439	26,194	26,065
Construction in process	1,858	1,858	—	—	—

Total	$506,405	$296,469	$137,154	$46,543	$26,239

Off-Balance Sheet Arrangements

In the normal course of business, Spirit enters into various transactions, which, in accordance GAAP, are not included on its consolidated balance sheets. Spirit enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and commercial and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized on Spirit’s consolidated balance sheets.

Spirit enters into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent Spirit’s future cash requirements. Substantially all of Spirit’s commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. Spirit seeks to minimize its exposure to loss under these commitments by subjecting them to prior credit approval and ongoing monitoring procedures. Spirit assesses the credit risk associated with certain commitments to extend credit and establishes a liability for probable credit losses. As of December 31, 2017 and 2016, Spirit’s reserve for unfunded commitments totaled $40 thousand and $33 thousand, respectively.

Commercial and standby letters of credit are written conditional commitments issued by Spirit to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, Spirit would be required to fund the commitment. The maximum potential amount of future payments Spirit could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, Spirit would be entitled to seek recovery from the customer. Spirit’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

The following table summarizes Spirit’s commitments as of the dates presented:

	As of December 31,
	2017	2016
	(Dollars in thousands)
Unfunded loan commitments	$134,536	$107,443
Commercial and standby letters of credit	91	1,156

Total	$134,627	$108,599

Spirit’s management believes that it has adequate liquidity to meet all known contractual obligations and unfunded commitments, including loan commitments over the next 12 months. Additionally, Spirit’s management believes that its off-balance sheet arrangements have not had or are not reasonably likely to have a current or future material effect on its financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Capital Resources

Spirit is required to comply with certain “risk-based” capital adequacy guidelines issued by the Federal Reserve and the FDIC. The risk-based capital guidelines assign varying risk weights to the individual assets held by a bank. The guidelines also assign weights to the “credit-equivalent” amounts of certain off-balance sheet items, such as letters of credit and interest rate and currency swap contracts.

In July 2013, the federal bank regulatory agencies adopted revisions to the agencies’ capital adequacy guidelines and prompt corrective action rules, which were designed to enhance such requirements and implement the revised standards of the Basel Committee on Banking Supervision, commonly referred to as Basel III. The final rules generally implemented higher minimum capital requirements, added a new common equity tier 1 capital requirement, and established criteria that instruments must meet to be considered common equity tier 1 capital, additional tier 1 capital or tier 2 capital. The new minimum capital to risk-adjusted assets requirements were a common equity tier 1 capital ratio of 4.5% (6.5% to be considered “well capitalized”) and a tier 1 capital ratio of 6.0%, increased from 4.0% (and increased from 6.0% to 8.0% to be considered “well capitalized”) and the total capital ratio remained at 8.0% under the new rules (10.0% to be considered “well capitalized”). Under the final capital rules that became effective on January 1, 2015, there was a requirement for a common phased-in equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets which is in addition to the other minimum risk-based capital standards in the rule. Institutions that do not maintain this required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital buffer requirement is being phased in over three years beginning in 2016. Spirit has included the 0.625% increase for 2016 and 2017 in Spirit’s minimum capital adequacy ratios in the table below. The capital buffer requirement effectively raises the minimum required common equity tier 1 capital ratio to 7.0%, the tier 1 capital ratio to 8.5% and the total capital ratio to 10.5% on a fully phased-in basis on January 1, 2019.

The risk-based capital ratios measure the adequacy of a bank’s capital against the riskiness of its assets and off-balance sheet activities. Failure to maintain adequate capital is a basis for “prompt corrective action” or other regulatory enforcement action. In assessing a bank’s capital adequacy, regulators also consider other factors such as interest rate risk exposure; liquidity, funding and market risks; quality and level of earnings; concentrations of credit, quality of loans and investments; risks of any nontraditional activities; effectiveness of bank policies; and management’s overall ability to monitor and control risks.

The following table sets forth the regulatory capital ratios, excluding the impact of the capital conservation buffer, as of the dates indicated:

	Minimum Capital Requirement	Minimum Capital Requirement with Capital Buffer	Minimum To Be Well Capitalized	December 31,
				2017	2016 Restated
Capital ratios (Company):
Tier 1 leverage ratio	4.0%	4.00%	N/A	8.71%	8.75%
Common equity tier 1 capital ratio	4.5	5.75	N/A	10.07	10.83
Tier 1 risk-based capital ratio	6.0	7.25	N/A	10.07	10.83
Total risk-based capital ratio	8.0	9.25	N/A	10.72	11.41
Capital ratios (Bank):
Tier 1 leverage ratio	4.0%	4.00%	5.0%	9.29%	9.16%
Common equity tier 1 capital ratio	4.5	5.75	6.5	10.74	11.34
Tier 1 risk-based capital ratio	6.0	7.25	8.0	10.74	11.34
Total risk-based capital ratio	8.0	9.25	10.0	11.39	11.92

At December 31, 2017, Spirit and Spirit Bank were “well capitalized” under the regulatory framework for prompt corrective action. Spirit’s management believes that no conditions or events have occurred since December 31, 2017 that would materially adversely change such capital classifications. From time to time, Spirit may need to raise additional capital to support its and Spirit Bank’s further growth and to maintain its “well capitalized” status.

As of December 31, 2017, Spirit had a tier 1 leverage ratio of 8.71%. As of December 31, 2017, Spirit Bank had a tier 1 leverage ratio of 9.29%, which provided $43.4 million of excess capital relative to the minimum requirements to be considered well capitalized.

For a discussion of the changes in Spirit’s total stockholders’ equity at December 31, 2017 as compared with December 31, 2016, see the section of this document entitled “—Stockholders’ Equity,” beginning on page 174.

Liquidity

Liquidity involves Spirit’s ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the years ended December 31, 2017 and 2016, Spirit’s liquidity needs were primarily met by core deposits, security and loan maturities and amortizing investment and loan portfolios. Although access to brokered deposits, purchased funds from correspondent banks and overnight advances from the FHLB are available and have been utilized on occasion to take advantage of investment opportunities, Spirit does not generally rely on these external funding sources. Spirit Bank maintained four Federal Funds lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $35.0 million as of December 31, 2017 and 2016. There were no advances under these lines of credit outstanding as of December 31, 2017 or 2016.

The following table illustrates, during the periods presented, the mix of Spirit’s funding sources and the average assets in which those funds are invested as a percentage of its average total assets for the periods indicated. Average assets were $1.01 billion for the year ended December 31, 2017 and $903.9 million for the year ended December 31, 2016.

	As of and for the Year Ended December 31,
	2017	2016
Sources of funds:
Deposits:
Noninterest-bearing	16.1%	14.7%
Interest-bearing	66.3	65.0
Advances from FHLB and other borrowings	7.6	9.3
Other liabilities	0.2	1.0
Stockholders’ equity	9.8	10.0

Total	100.0%	100.0%

Uses of funds:
Loans	82.4%	79.4%
Investment securities and other	2.9	1.8
Interest-bearing deposits in other banks	8.2	11.6
Other noninterest-earning assets	6.5	7.2

Total	100.0%	100.0%

Average noninterest-bearing deposits to average deposits	19.6%	18.4%
Average loans to average deposits	99.9%	99.7%

Spirit’s primary source of funds is deposits, and its primary use of funds is loans. Spirit does not expect a change in the primary source or use of its funds in the foreseeable future. Spirit’s average loans, including loans held for sale, increased 15.6% for the year ended December 31, 2017 compared to the year ended December 31, 2016. Spirit predominantly invests excess deposits in overnight deposits with the Federal Reserve, securities, interest-bearing deposits at other banks or other short-term liquid investments until needed to fund loan growth. Spirit’s securities portfolio had a weighted average life of 5.00 years and an effective duration of 5.03 years as of December 31, 2017.

As of December 31, 2017, Spirit had outstanding $134.5 million in commitments to extend credit and $91 thousand in commitments associated with outstanding commercial and standby letters of credit. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the total outstanding may not necessarily reflect the actual future cash funding requirements.

As of December 31, 2017, Spirit believes it had no exposure to future cash requirements associated with known uncertainties. Capital expenditures, including buildings and construction in process, for the years ended December 31, 2017 and 2016 were $11.4 million and $3.7 million, respectively. In 2017, Spirit completed the purchase of a building at 5301 Spring Valley, Dallas, Texas consisting of 23,602 square feet for approximately $4.9 million and the purchase of a building at 1120 Summit Avenue, Fort Worth, Texas consisting of 7,483 square feet for approximately $3.0 million. Total capital expenditures related to the renovation of both locations as well as the construction of a new building at Spirit’s principal executive offices at 1836 Spirit of Texas Way was $336 thousand for the year ended December 31, 2017, and Spirit estimates the remaining capital expenditures to complete these projects will be approximately $1.9 million. Spirit moved both the Fort Worth branch location and the Dallas branch location from its prior leased locations to the newly acquired locations during April 2018. Spirit plans to fund capital expenditures for these properties with cash flow from operations.

As of December 31, 2017, Spirit had cash and cash equivalents of $57.9 million compared to $152.2 million as of December 31, 2016. The decrease was primarily due to an increase in Spirit’s investment portfolio and funding new loan originations.

Interest Rate Sensitivity and Market Risk

As a financial institution, Spirit’s primary component of market risk is interest rate volatility. Spirit’s asset liability and funds management policy provides management with the guidelines for effective funds management, and Spirit has established a measurement system for monitoring its net interest rate sensitivity position. Spirit manages its sensitivity position within its established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of Spirit’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential for economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

Spirit manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Spirit does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of its operations, Spirit is not subject to foreign exchange or commodity price risk. Spirit does not own any trading assets.

Spirit’s exposure to interest rate risk is managed by the Asset-Liability Management Committee of Spirit Bank in accordance with policies approved by its board of directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Spirit’s management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities and an interest rate shock simulation model.

Spirit uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities, prepayment assumptions and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of Spirit’s non-maturity deposit accounts are based on standard regulatory decay assumptions and are incorporated into the model. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.

On a quarterly basis, Spirit runs two simulation models including a static balance sheet and dynamic growth balance sheet. These models test the impact on net interest income and fair value of equity from changes in market interest rates under various scenarios. Under the static and dynamic growth models, rates are shocked instantaneously and ramped rate changes over a 12-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and expense under various changes in the shape of the yield curve. Internal policy regarding internal rate risk simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated net income at risk for the subsequent one-year period should not decline by more than 5.0% for a 100 basis point shift, 10.0% for a 200 basis point shift, and 15.0% for a 300 basis point shift.

The following table summarizes the simulated change in net interest income over a 12-month horizon:

December 31, 2017
Change in interest rates (basis points)	% Change in Net Interest Income
+300	1.81%
+200	1.10
+100	2.56
Base	0.00
-100	(4.03)

The following table summarizes an immediate shock in the fair value of equity as of the date indicated:

December 31, 2017
Change in interest rates (basis points)	% Change in Fair Value of Equity
+300	(5.08%)
+200	(3.26)
+100	(0.74)
Base	0.00
-100	1.68

The results are primarily due to behavior of demand, money market and savings deposits during such rate fluctuations. Spirit has found that, historically, interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various strategies.

Impact of Inflation

Spirit’s consolidated financial statements and related notes included elsewhere in this document have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Spirit’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Spirit’s performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Non-GAAP Financial Measures

Spirit’s accounting and reporting policies conform to GAAP, and the prevailing practices in the banking industry. However, Spirit also evaluates its performance based on certain additional financial measures discussed in this document as being non-GAAP financial measures. Spirit classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in Spirit’s statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that Spirit discusses in this document should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Spirit calculates the non-GAAP financial measures that it discusses in this document may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this document when comparing such non-GAAP financial measures.

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. Spirit calculates (i) tangible book value per share as tangible equity divided by shares of common stock outstanding at the end of the respective period, and (ii) tangible equity as common stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible book value per share is book value per share.

Spirit believes that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing Spirit’s tangible book value.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible equity and presents Spirit’s tangible book value per share compared to its book value per share:

	As of December 31,
	2017	2016 Restated	2015 Restated
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$99,139	$92,896	$87,927
Less:
Goodwill and other intangible assets	7,971	8,674	8,703

Tangible stockholders’ equity	$91,168	$84,222	$79,224

Shares outstanding(1)	7,280,183	7,239,763	7,234,738
Book value per share(1)(2)	$13.62	$12.83	$12.15
Less:
Goodwill and other intangible assets per share(1)(3)	1.10	1.20	1.20

Tangible book value per share	$12.52	$11.63	$10.95

(1)

Reflects the issuance of 170,236 shares of Spirit common stock to holders of Spirit’s Series A preferred stock in connection with the conversion of 170,236 shares of Spirit’s issued and outstanding Series A preferred stock into Spirit common stock on February 23, 2017 and the one-for-two reverse stock split that occurred on March 16, 2017.

(2)

Spirit calculates book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of shares of Spirit common stock at the end of the relevant period.

(3)

Spirit calculates goodwill and other intangible assets per share as total goodwill and other intangible assets at the end of the relevant period divided by the outstanding number of shares of Spirit common stock at the end of the relevant period.

Tangible Equity to Tangible Assets

Tangible equity to tangible assets is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. Spirit calculates tangible equity, as described above in “—Tangible Book Value Per Share,” and tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible equity to tangible assets is total common stockholders’ equity to total assets.

Spirit believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing Spirit’s tangible equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible equity and total assets to tangible assets:

	As of December 31,
	2017	2016 Restated	2015 Restated
	(Dollars in thousands)
Total stockholders’ equity to total assets-GAAP basis(1):
Total stockholders’ equity (numerator)	$99,139	$92,896	$87,927
Total assets (denominator)	1,030,298	980,489	843,768
Total stockholders’ equity to total assets	9.62%	9.47%	10.42%
Tangible equity to tangible assets-Non-GAAP basis(1):
Tangible equity:
Total stockholders’ equity	$99,139	$92,896	$87,927
Less:
Goodwill and other intangible assets	7,971	8,674	8,703

Total tangible equity (numerator)	$91,168	$84,222	$79,224

Tangible assets:
Total assets	1,030,298	980,489	843,768
Less:
Goodwill and other intangible assets	7,971	8,674	8,703

Total tangible assets (denominator)	$1,022,327	$971,815	$835,065

Tangible equity to tangible assets	8.92%	8.67%	9.49%

(1)

Reflects the issuance of 170,236 shares of Spirit common stock to holders of Spirit’s Series A preferred stock in connection with the conversion of 170,236 shares of Spirit’s issued and outstanding Series A preferred stock into Spirit common stock on February 23, 2017 and the one-for-two reverse stock split that occurred on March 16, 2017.

Net Interest Margin

Spirit shows net interest margin on a fully taxable equivalent basis, which is a non-GAAP financial measure.

Spirit believes the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources.

The following table reconciles, as of the dates set forth below, net interest margin on a fully taxable equivalent basis:

	As of and for the Year Ended December 31,
	2017	2016 Restated	2015 Restated
	(Dollars in thousands)
Net interest margin—GAAP basis:
Net interest income	$38,579	$33,480	$33,241
Average interest-earning assets	943,025	839,109	748,499
Net interest margin	4.09%	3.99%	4.44%
Net interest margin—Non-GAAP basis:
Net income	$38,579	$33,480	$33,241
Plus:
Impact of fully taxable equivalent adjustment	935	811	728

Net interest income on a fully taxable equivalent basis	$39,514	$34,291	$33,969

Average interest-earning assets	943,025	839,109	748,499
Net interest margin on a fully taxable equivalent basis—Non-GAAP basis	4.19%	4.09%	4.54%

Critical Accounting Policies

Spirit’s financial reporting and accounting policies conform to GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Spirit’s accounting policies and estimates are described in greater detail in Note 1 Summary of Significant Accounting Policies in the notes to Spirit’s consolidated financial statements included elsewhere in this document. See the section of this document entitled “Risk Factors,” beginning on page 35, for a discussion of information that should be considered in connection with an investment in Spirit’s securities.

Spirit has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Spirit believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate. Spirit’s accounting policies are integral to understanding its results of operations.

Allowance for Loan and Lease Losses

Spirit’s management’s ongoing evaluation of the adequacy of the allowance for loan and lease losses is based on Spirit’s past loan loss experience, the volume and composition of its lending, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, current economic conditions and other factors affecting the known and inherent risk in the portfolio. The allowance for loan and lease losses is increased by charges to income through the provision for loan and lease losses and decreased by charge-offs (net of recoveries). The allowance is maintained at a level that management, based upon its evaluation, considers adequate to absorb losses inherent in the loan portfolio. This evaluation is inherently subjective as it requires material estimates including, among others, the amount and timing of expected future cash flows on impacted loans, exposure at default, value of collateral, and estimated losses on Spirit’s loan portfolio. All of these estimates may be susceptible to significant change.

The allowance consists of specific allowances for impaired loans and a general allowance on the remainder of the portfolio. Although management determines the amount of each element of the allowance separately, the allowance for loan and lease losses is available for the entire loan portfolio.

Spirit’s management establishes an allowance on certain impaired loans for the amount by which the discounted cash flows, observable market price, or fair value of collateral if the loan is collateral dependent, is lower than the carrying value of the loan. A loan is considered to be impaired when, based upon current information and events, it is probable that Spirit will be unable to collect all amounts due according to the contractual terms of the loan. A delay or shortfall in amount of payments does not necessarily result in the loan being identified as impaired.

Spirit’s management also establishes a general allowance on non-impaired loans to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular loans. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on Spirit’s historical loss experience, delinquency trends, and Spirit’s management’s evaluation of the collectability of the loan portfolio.

Spirit’s management also evaluates classified loans, which are not impaired. Spirit segregates these loans by category and assigns qualitative factors to each loan based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio. Classification of a loan within this category is based on identified weaknesses that increase the credit risk of the loan.

The allowance is adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting its primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, loss experience in particular segments of the portfolio, duration of the current business cycle, and bank regulatory examination results. The applied loss factors are re-evaluated each reporting period to ensure their relevance in the current economic environment.

While management uses the best information known to it in order to make loan loss allowance valuations, adjustments to the allowance may be necessary based on changes in economic and other conditions, changes in the composition of the loan portfolio, or changes in accounting guidance. In times of economic slowdown, either regional or national, the risk inherent in the loan portfolio could increase resulting in the need for additional provisions to the allowance for loan and lease losses in future periods. An increase could also be necessitated by an increase in the size of the loan portfolio or in any of its components even though the credit quality of the overall portfolio may be improving. Historically, the estimates of the allowance for loan and lease losses have provided adequate coverage against actual losses incurred.

Goodwill and Other Intangible Assets

Goodwill represents the excess of consideration transferred in business combinations over the fair value of tangible and identifiable intangible assets acquired. Goodwill is assessed annually for impairment or more frequently if events or circumstances indicate that impairment may have occurred.

Goodwill acquired in a purchase business combination that is determined to have an indefinite useful life, is not amortized, but tested for impairment as described above. Spirit performs its annual impairment test in the fourth quarter. Goodwill is the only intangible asset with an indefinite life on Spirit’s balance sheet.

CDI is a measure of the value of checking and savings deposit relationships acquired in a business combination. The fair value of the CDI stemming from any given business combination is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. CDI is amortized over the estimated useful lives of the existing deposit relationships acquired, but does not exceed 12 years. Spirit evaluates such identifiable intangibles for impairment when events and circumstances indicate that its carrying amount may not be recoverable.

Income Taxes

Spirit’s management makes estimates and judgments to calculate various tax liabilities and determine the recoverability of various deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. Spirit’s management also estimates a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, management’s estimates and judgments to calculate the deferred tax accounts have not required significant revision.

In evaluating Spirit’s ability to recover deferred tax assets, management considers all available positive and negative evidence, including the past operating results and forecasts of future taxable income. In determining future taxable income, management makes assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require Spirit’s management to make judgments about the future taxable income and are consistent with the plans and estimates used to manage the business. Any reduction in estimated future taxable income may require management to record a valuation allowance against the deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on future earnings.

Stock-based Compensation

Spirit sponsor incentive stock option plans under which options may be granted periodically to all of its full-time employees and directors or affiliates at a specific exercise price to acquire shares of Spirit common stock. Shares are issued out of authorized unissued shares of Spirit common stock. Compensation cost is measured based on the estimated fair value of the award at the grant date and is recognized in earnings on a straight-line basis over the requisite service period. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model. This model requires assumptions as to the expected stock volatility, dividends, terms and risk-free rates. Spirit uses the calculated value method to account for its options. Spirit’s management determined that the SNL Small Cap U.S. Bank Index is representative of Spirit’s industry and has used the historical closing return values of that index to estimate volatility. The expected term represents the period of time that options are expected to be outstanding from the grant date. The risk-free interest rate is based on the Treasury Department yield curve in effect at the time of grant for the appropriate life of each option.

SBA Servicing Asset

A servicing asset related to SBA loans is initially recorded when these loans are sold and the servicing rights are retained. The servicing asset is recorded on the balance sheet. An updated fair value of the servicing asset is obtained from an independent third party on a quarterly basis and any necessary adjustments are included in SBA loan servicing fees on the consolidated statements of income. The valuation begins with the projection of future cash flows for each asset based on their unique characteristics, market-based assumptions for prepayment speeds and estimated losses and recoveries. The present value of the future cash flows are then calculated utilizing market-based discount ratio assumptions. In all cases, Spirit models expected payments for every loan for each quarterly period in order to create the most detailed cash flow stream possible. Spirit uses various assumptions and estimates in determining the impairment of the SBA servicing asset. These assumptions include prepayment speeds and discount rates commensurate with the risks involved and comparable to assumptions used by participants to value and bid serving rights available for sale in the market.

Recently Issued Accounting Pronouncements

See Note 1 Summary of Significant Accounting Policies in the notes to the consolidated financial statements included elsewhere in this document regarding the impact of new accounting pronouncements which Spirit has adopted.

INFORMATION ABOUT COMANCHE

Comanche is a Texas corporation that owns all of the outstanding shares of common stock of Comanche National Corporation of Delaware, a Delaware corporation formed in 2001, which owns all of the outstanding shares of common stock of Comanche Bank, a national banking association formed in 1889, with operational headquarters in Comanche, Texas. Comanche Bank offers full commercial and consumer banking services to customers throughout north central region of Texas. Comanche Bank has eight banking locations in Comanche, Mingus, Santo, Palo Pinto, Millsap, Mineral Wells, Cool and Jacksboro, Texas.

Comanche’s principal executive offices are located at 100 East Central Street, Comanche, Texas 76442, and its telephone number at that location is (325) 356-2577. Additional information about Comanche and its subsidiary is included in documents incorporated by reference in this document. See the section of this document entitled “Where You Can Find More Information,” beginning on page 264.

Information about Comanche’s Business

General

Comanche was incorporated as a Texas corporation in 2000 to serve as a bank holding company for Comanche Bank. Comanche does not conduct any material operations at the holding company level other than activities it performs for Comanche Bank. Its primary activities are to provide assistance in the management and coordination of Comanche Bank’s financial resources. Comanche’s principal asset is the outstanding common stock of Comanche Delaware, which owns 100.0% of the outstanding shares of common stock of Comanche Bank. Comanche derives its revenues primarily from the operations of Comanche Bank in the form of dividends received from Comanche Bank through Comanche Delaware.

Comanche Bank is a national banking association chartered in 1890, and has served since that time as a community-based financial institution with operations centered in Comanche, Texas and the surrounding areas.

As a bank holding company, Comanche is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of June 30, 2018, Comanche, on a consolidated basis, reported total assets of $348.0 million, total loans of $124.6 million, total deposits of $305.6 million and shareholders’ equity of $37.5 million. Comanche does not file reports with the SEC because Comanche is not a publicly-traded company.

Products and Services

Comanche Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers throughout the north central region of Texas. Comanche Bank offers a range of lending services, including real estate, agricultural, commercial and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Comanche Bank’s market areas. Real estate loans offered by Comanche Bank are secured by first or second mortgages on the subject collateral, and often relate to owner-occupied office and retail buildings. Agricultural loans offered include loans to farming operations, ranching operations and dairy operation for purposes of operating, equipment and livestock purchases and land purchases. Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for educational needs.

Comanche Bank offers depository services and various checking account services. Comanche Bank also offers commercial treasury management services, safe deposit boxes, debit card services, merchant bank card services, wire transfer services, cashier’s checks, telephone banking, Internet banking, direct deposit and automatic transfers between accounts. Comanche Bank has ATMs at most of its locations. Comanche Bank’s business is not seasonal in any material respect.

Comanche Bank funds its lending activities primarily from its core deposit base. Comanche Bank obtains deposits from its local markets and is not heavily dependent on any single depositor.

Competition

The table below summarizes certain key demographic information relating to Comanche’s target markets and Comanche’s presence within those markets.

Metropolitan Statistical Area	Market Rank(1)	Branch Count	Deposits in Market (in thousands)	Market Share (%)
Parker County	13th	2	$30,437	1.53%

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits as of June 30, 2017.

Each activity in which Comanche Bank is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary market area, Comanche Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Comanche Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Comanche Bank.

Employees

As of June 30, 2018, Comanche had 82 full-time employees, one part-time employee and one temporary employee, none of whom are covered by a collective bargaining agreement.

Information about Comanche’s Properties

Comanche Bank owns its principal executive offices, which are located at 100 East Central Street, Comanche, Texas 76442. Comanche Bank also owns its branches and certain other properties located at 204 East Oak, Comanche, Texas 76442; 14003 S FM 4, Santo, Texas 76472; 539 Oak Street, Palo Pinto, Texas 76484; 117 HWY 193, Mingus, Texas 76463; 107 Fannin, Millsap, Texas 76066; 9702 Mineral Wells Hwy, Weatherford, Texas 76088; 1220 North Main, Jacksboro, Texas 76458; 701 East Hubbard, Mineral Wells, Texas 76067; 609 N. Texas Street, De Leon, Texas 76444; East Hubbard, Mineral Wells, Texas 76067; 13976 South FM 4, Santo, Texas 76472; and 114 S. Houston Street, Comanche, Texas 76442.

COMANCHE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of Comanche for the six months ended June 30, 2018 and 2017 and the years ended December 31, 2017 and 2016. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Special Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Selected Consolidated Historical Financial Data for Comanche” and Comanche’s consolidated financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. As used in this section, unless the context otherwise requires, references to “Comanche” refer to Comanche National Corporation, Comanche National Corporation of Delaware and The Comanche National Bank on a consolidated basis. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that Comanche believes are reasonable but may prove to be inaccurate. Comanche assumes no obligation to update any of these forward-looking statements.

Overview

Comanche is a Texas corporation that owns all of the outstanding shares of common stock of Comanche Delaware, which owns all of the outstanding shares of common stock of Comanche Bank, with operational headquarters in Comanche, Texas. Comanche Bank offers full consumer and commercial banking services to customers throughout its market areas in and around Comanche, Palo Pinto, Parker and Jack Counties, Texas. Comanche Bank has eight banking locations. As of June 30, 2018, Comanche had total assets of $348.0 million, total loans of $124.6 million, total deposits of $305.6 million and total shareholders’ equity of $37.5 million.

Comanche generates most of its income from interest income on loans, service charges on customer accounts and interest income from deposits in other financial institutions. Comanche incurs interest expense on deposits and other borrowed funds and noninterest expenses such as salaries and employee benefits and occupancy expenses. Net interest income is the largest source of Comanche’s revenue. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in the market interest rates and interest rates Comanche earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Comanche’s loan portfolio are affected by, among other factors, economic and competitive conditions in Texas and specifically in Comanche, Palo Pinto, Parker and Jack Counties, Texas, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within Comanche’s target market.

Recent Developments

On July 19, 2018, Comanche and Spirit entered into the reorganization agreement providing for the acquisition by Spirit of Comanche pursuant to the merger of Comanche with and into Spirit, with Spirit surviving the merger. Pursuant to the terms and subject to the conditions of the reorganization agreement, which has been approved by the Comanche board of directors and the Spirit board of directors, the transaction provides for the payment to Comanche shareholders of an estimated $12.2 million in cash and 2,142,857 shares of Spirit common stock, subject to certain adjustments. The transaction is expected to close in the fourth quarter of 2018, subject to satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approvals of Spirit shareholders and Comanche shareholders.

Results of Operations for the Six Months Ended June 30, 2018 and 2017

Net income was $1.9 million for the six months ended June 30, 2018 compared with $1.6 million for the six months ended June 30, 2017, an increase of $319 thousand, or 19.8%. The increase in net income was primarily the result of a $231 thousand increase in net interest income and $85 thousand decrease in income tax expense as a result of the decrease in the corporate federal tax rate. Annualized returns on average equity were 10.16% and 8.58% and annualized returns on average assets were 1.09% and 0.96%, for the six months ended June 30, 2018 and 2017, respectively.

Net Interest Income

Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. Tax equivalent net interest margin is the ratio of taxable-equivalent net interest income to average earning assets for the period. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.

Net interest income before the provision for possible credit losses for the six months ended June 30, 2018 was $5.4 million compared with $5.2 million for the six months ended June 30, 2017, an increase of $231 thousand, or 4.4%. The increase in net interest income was primarily due to the increase in average interest-earning assets of $18.0 million, or 5.7%, for the six months ended June 30, 2018 compared to the same period in 2017.

Interest income was $6.3 million for the six months ended June 30, 2018, an increase of $404 thousand, or 6.8%, compared with the six months ended June 30, 2017 primarily due to an increase of $358 thousand of interest income on investments during the six months ended June 30, 2018 compared to the same period in 2017 as a result of the increase in average investment securities of $18.6 million for the same period.

Interest expense was $904.0 thousand for the six months ended June 30, 2018, an increase of $173 thousand, or 23.7%, compared with the six months ended June 30, 2017. This increase was primarily due to an increase in average interest-bearing liabilities. Average interest-bearing liabilities increased $9.4 million, or 3.9%, for the six months ended June 30, 2018 compared to the six months ended June 30, 2017.

Tax equivalent net interest margin, which is a non-GAAP financial measure, defined as net interest income adjusted for tax-free income divided by average interest-earning assets, for the six months ended June 30, 2018 was 3.37%, a decrease of 12 basis points compared to 3.49% for the six months ended June 30, 2017. The average yield on interest earning assets and the average rate paid on interest-bearing liabilities increased over the prior year. The average yield on interest-earning assets of 3.82% and the average rate paid on interest-bearing liabilities of 0.72%, as of June 30, 2018, were primarily impacted by changes in market interest rates, as well as changes in the volume and relative mix of the underlying assets and liabilities. Tax equivalent adjustments to net interest margin are the result of increasing income from tax-free securities by an amount equal to the taxes that would have been paid if the income were fully taxable based on a 21.0% and 34.0% federal tax rate for the six months ended June 30, 2018 and 2017, respectively, thus making tax-exempt yields comparable to taxable asset yields.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Six Months Ended
	June 30, 2018			June 30, 2017
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$124,138	$3,678	5.97%	$125,172	$3,667	5.91%
Securities	200,977	2,588	2.60	182,407	2,230	2.47
Deposits in other financial institutions	9,247	76	1.66	8,773	41	0.94

Total interest-earning assets	334,362	6,342	3.82	316,352	5,938	3.79

Allowance for loan losses	(3,112)			(3,001)
Noninterest-earning assets	25,805			24,445

Total assets	$357,055			$337,796

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$70,971	154	0.44	$64,138	113	0.36
Money market and savings deposits	58,261	110	0.38	56,881	92	0.33
Certificates and other time deposits	121,235	586	0.97	119,520	474	0.80
Borrowed funds	3,065	54	3.55	3,564	52	2.94

Total interest-bearing liabilities	253,532	904	0.72	244,103	731	0.60

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	63,480			54,286
Other liabilities	1,654			1,433

Total liabilities	318,666			299,822
Shareholders’ equity	38,389			37,974

Total liabilities and shareholders’ equity	$357,055			$337,796

Net interest rate spread			3.10%			3.19%
Net interest income and margin(1)		$5,438	3.28%		$5,207	3.32%
Net interest income and margin (tax equivalent)(2)		$5,594	3.37%		$5,473	3.49%

(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets.
(2)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21.0% for the six months ended June 30, 2018 and a federal tax rate of 34.0% for the six months ended June 30, 2017, which is a non-GAAP financial measure. See Comanche’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Comanche’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Six Months Ended June 30,
	2018 vs. 2017
	Increase (Decrease) Due to Change in		Total
	Volume	Rate
	(Dollars in thousands)
Interest-Earning assets:
Loans	$(30)	$41	$11
Securities	227	131	358
Deposits in other financial institutions	2	33	35

Total increase in interest income	199	205	404

Interest-Bearing liabilities:
Interest-bearing demand deposits	12	29	41
Money market and savings deposits	2	16	18
Certificates and other time deposits	7	105	112
Borrowed funds	(7)	9	2

Total increase in interest expense	14	159	173

Increase (decrease) in net interest income	$185	$46	$231

Provision for Possible Credit Losses

Comanche’s provision for possible credit losses is a charge to income in order to bring its allowance for possible credit losses to a level deemed appropriate by management. No provision was required for the six months ended June 30, 2018 and 2017.

Noninterest Income

Comanche’s primary sources of noninterest income are service charges on deposit accounts, debit card and ATM card income and earnings on bank-owned life insurance. Noninterest income does not include loan origination fees.

Noninterest income totaled $796 thousand for the six months ended June 30, 2018 compared to $843 thousand for the same period in 2017, a decrease of $47 thousand, or 5.6%.

The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Six Months Ended June 30,		Increase (Decrease)
	2018	2017
	(Dollars in thousands)
Service charges on deposit accounts	$438	$459	$(21)
Earnings on bank-owned life insurance	83	90	(7)
Net gain on sales of investment securities	13	15	(2)
Other noninterest income	262	279	(17)

Total noninterest income	$796	$843	$(47)

Noninterest Expense

Noninterest expense was $4.0 million for the six months ended June 30, 2018 and 2017.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Six Months Ended June 30,		Increase (Decrease)
	2018	2017
	(Dollars in thousands)
Salaries and employee benefits	$2,674	$2,699	$(25)
Occupancy and equipment expense	499	522	(23)
Loan and other real estate related expenses	12	19	(7)
Regulatory assessments and bank insurance	119	91	28
Professional services	92	99	(7)
Postage and delivery expenses	62	63	(1)
Telephone expense	111	112	(1)
Debit card and ATM card expenses	119	126	(7)
Advertising	20	19	1
Marketing	27	33	(6)
Other operating expenses	268	270	(2)

Total noninterest expense	$4,003	$4,053	$(50)

Efficiency Ratio

The efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of Comanche’s performance and is not calculated based on generally accepted accounting principles. A GAAP-based efficiency ratio is calculated by dividing total noninterest expense, excluding credit loss provisions, by net interest income plus total noninterest income, as shown in the Consolidated Statements of Income. The efficiency ratio is calculated by excluding from noninterest income the net gains and losses on the sale of investment securities, which can vary widely from period to period. Additionally, taxes and provision for loan losses are not included in this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income and/or being invested to generate future income, while a decrease would indicate a more efficient allocation of resources. Comanche’s efficiency ratio was 64.21% for the six months ended June 30, 2018 compared to 66.99% for the six months ended June 30, 2017.

Income Taxes

The amount of federal income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense decreased $85 thousand, or 22.3%, to $297 thousand for the six months ended June 30, 2018 compared with $382 for the same period in 2017. Comanche’s effective tax rates were 13.3% and 19.1% for the six months ended June 30, 2018 and 2017, respectively. Comanche’s effective tax rate decreased for the six months ended June 30, 2018 compared to the same period in 2017 primarily due to the reduction in the U.S. federal statutory income tax rate to 21.0% for 2018 from 34.0% for periods prior to 2018 under the Tax Reform.

Results of Operations for the Years Ended December 31, 2017 and 2016

Net income was $3.0 million for the year ended December 31, 2017 compared with $2.9 million for the year ended December 31, 2016, an increase of $122 thousand, or 4.3%. The increase in net income was primarily the result of a $648 thousand increase in net interest income partially offset by a $431 increase in income tax expense due to adjustments recorded to the net deferred tax asset as a result of the lowering of the corporate federal income tax rate from 34.0% to 21.0%. Returns on average equity were 7.68% and 7.37% for the years ended December 31, 2017 and 2016, respectively. The returns on average assets was 0.88% for both years ended December 31, 2017 and 2016.

Net interest income for the year ended December 31, 2017 was $10.5 million compared with $9.8 million for the year ended December 31, 2016, an increase of $648 thousand, or 6.6%. The increase in net interest income was primarily due to the increase in average interest-earning assets of $12.0 million, or 3.9%, for the year ended December 31, 2017 compared with the year ended December 31, 2016.

Interest income was $12.0 million for the year ended December 31, 2017, an increase of $770 thousand, or 6.9%, compared with the year ended December 31, 2016 primarily due to an increase of $435 thousand of interest income and fees on loans and $289 thousand of interest income on investment securities during the year ended December 31, 2017 compared to the same period in 2016 as a result of the increase in average loans outstanding of $8.2 million and average investment securities of $2.4 million for the same period.

Interest expense was $1.5 million for the year ended December 31, 2017, an increase of $122 thousand, or 8.9%, compared with the year ended December 31, 2016. This increase was primarily due to an increase in average interest-bearing liabilities. Average interest-bearing liabilities increased $10.2 million, or 4.4%, for the year ended December 31, 2017 compared with the year ended December 31, 2016. The increase in average interest-bearing liabilities was primarily due to the increase in average interest-bearing deposits of $10.7 million, or 4.7%, during the year ended December 31, 2017.

Tax equivalent net interest margin, which is a non-GAAP financial measure, was 3.47% and 3.40% for the years ended December 31, 2017 and 2016, respectively.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Years Ended
	December 31, 2017			December 31, 2016
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$126,631	$7,452	5.88%	$118,440	$7,017	5.92%
Securities	182,686	4,426	2.42	180,315	4,137	2.29
Deposits in other financial institutions	7,253	77	1.06	5,859	31	0.53

Total interest-earning assets	316,570	$11,955	3.78	304,614	$11,185	3.67

Allowance for loan losses	(3,007)			(3,004)
Noninterest-earning assets	24,622			23,103

Total assets	$338,185			$324,713

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$62,606	$232	0.37	$54,931	$192	0.35
Money market and savings deposits	57,408	194	0.34	52,988	169	0.32
Certificates and other time deposits	116,954	960	0.82	118,343	903	0.76
Borrowed funds	3,654	103	2.82	4,203	103	2.45

Total interest-bearing liabilities	240,622	$1,489	0.62	230,465	$1,367	0.59

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	55,885			52,906
Other liabilities	2,959			2,611

Total liabilities	299,466			285,982
Shareholders’ equity	38,719			38,731

Total liabilities and shareholders’ equity	$338,185			$324,713

Net interest rate spread			3.16%			3.08%
Net interest income and margin(1)		$10,466	3.31%		$9,818	3.22%

Net interest income and margin (tax equivalent)(2)		$10,996	3.47%		$10,355	3.40%

(1)	The net interest margin is equal to net interest income divided by average interest-earning assets.
(2)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 34.0% for the years ended December 31, 2017 and 2016, which is a non-GAAP financial measure. See Comanche’s reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Comanche’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-

bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Years Ended December 31,
	2017 vs. 2016
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$485	$(50)	$435
Securities	54	235	289
Deposits in other financial institutions	8	38	46

Total increase in interest income	547	223	770

Interest-Bearing liabilities:
Interest-bearing demand deposits	27	13	40
Money market and savings deposits	14	11	25
Certificates and other time deposits	(10)	67	57
Borrowed funds	(13)	13	—

Total increase in interest expense	18	104	122

Increase (decrease) in net interest income	$529	$119	$648

Provision for Possible Credit Losses

Comanche’s provision for possible credit losses is a charge to income in order to bring its allowance for possible credit losses to a level deemed appropriate by management. No provision was required for the years ended December 31, 2017 and 2016.

Noninterest Income

Comanche’s primary sources of noninterest income are service charges on deposit accounts, debit card and ATM card income and earnings on bank-owned life insurance. Noninterest income does not include loan origination fees.

Noninterest income totaled $1.6 million for the year ended December 31, 2017 compared to $1.7 million for the year ended December 31, 2016, a decrease of $82 thousand, or 4.9%. This decrease was primarily due to net losses recorded on the sale of investment securities during 2017 in the amount of $73 thousand as compared to net gains recorded on the sale of investment securities during 2016 in the amount of $212 thousand which was then offset by an increase in service charges on deposit accounts in the amount of $164 thousand recorded in 2017 over the amount that was recorded in 2016.

The following table presents, for the periods indicated, the major categories of noninterest income:

	Years Ended December 31,		Increase (Decrease)
	2017	2016
	(Dollars in thousands)
Service charges on deposit accounts	$936	$772	$164
Earnings on bank-owned life insurance	182	187	(5)
Net gain (loss) on sales of securities	(73)	212	(285)
Net gain on sales of other real estate	—	7	(7)
Other	536	485	51

Total noninterest income	$1,581	$1,664	$(83)

Noninterest Expense

Noninterest expense was $8.1 million for the years ended December 31, 2017 and 2016.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years Ended December 31,		Increase (Decrease)
	2017	2016
	(Dollars in thousands)
Salaries and employee benefits	$5,396	$5,338	$58
Occupancy expense	560	582	(22)
Furniture and equipment expense	471	481	(10)
Other	1,645	1,658	(13)

Total noninterest expense	$8,072	$8,059	$13

Efficiency Ratio

Comanche calculates the efficiency ratio by dividing total noninterest expense by the sum of net interest income and noninterest income, excluding net gains and losses on the sale of securities. Additionally, taxes and provision for loan losses are not part of this calculation. The efficiency ratio was 67.00% for the year ended December 31, 2017 compared with 70.19% for the year ended December 31, 2016.

Income Taxes

The amount of federal income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $431 thousand, or 75.7%, to $1.0 million for the year ended December 31, 2017 compared with $569 thousand for the same period in 2016 primarily due the adjustment recorded during 2017 to adjust the net deferred tax assets as a result of the lowering of corporate federal income tax rate to 21.0% beginning in 2018.

The effective tax rates were 25.2% and 16.6% for the years ended December 31, 2017 and 2016, respectively. The effective tax rate for 2017 was impacted by the adjustment of Comanche’s deferred tax assets related to the reduction in the U.S. federal statutory income tax rate to 21.0% under the Tax Reform.

Financial Condition

Loan Portfolio

At June 30, 2018, total loans decreased $891 thousand from December 31, 2017. Total loans at December 31, 2017 were $125 million, a decrease of $198 thousand, or 0.2%, compared to $126 million as of December 31, 2016.

Total loans as a percentage of deposits were 40.76%, 40.03% and 43.34% as of June 30, 2018, December 31, 2017 and December 31, 2016, respectively. Total loans as a percentage of assets were 35.8%, 35.0% and 37.8% as of June 30, 2018, December 31, 2017 and December 31, 2016, respectively.

The following table summarizes Comanche’s loan portfolio by type of loan as of the dates indicated:

	June 30, 2018		December 31, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate	$94,770	76.1%	$94,010	74.9%	$94,682	75.3%
Commercial and industrial	9,997	8.0	10,934	8.7	9,363	7.5
Agriculture	11,275	9.0	11,228	9.0	10,988	8.7
Consumer	8,463	6.8	9,215	7.3	10,500	8.4
Other	65	0.1	74	0.1	126	0.1

Total loans	124,570	100.0%	125,461	100.0%	125,659	100.0%

Allowance for possible credit losses	(3,116)		(3,117)		(3,003)

Loans, net	$121,454		$122,344		$122,656

Comanche has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.

In order to manage the diversification of the portfolio, Comanche segments loans into classes. The real estate loan segment is sub-segmented into classes that primarily include commercial real estate mortgage loans, construction and land development loans, farmland loans, 1-4 family residential loans and multi-family residential loans. Comanche segments consumer loans into classes that primarily include automobiles and other consumer loans, which include revolving credit plans. Comanche analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to Comanche’s loan segments and classes follows.

Real estate. Comanche makes commercial real estate mortgage loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing Comanche’s commercial real estate loans can be owner occupied or nonowner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The real estate loan portfolio increased $760 thousand, or 0.8%, to $94.8 million as of June 30, 2018 compared to $94.0 million as of December 31, 2017. Total real estate loans as of December 31, 2017 decreased $672 thousand, or 0.7%, compared to $94.7 million as of December 31, 2016.

The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. Comanche seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition.

Construction and land development loans are generally nonowner occupied and are subject to certain risks attributable to the fact that loan funds are advanced over the construction phase and the project is of uncertain value prior to its completion. Construction loans are generally based upon estimates of costs and value associated with the completed project with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay the loan. Comanche has underwriting and funding procedures designed to address what it believes to be the risks associated with such loans; however, no assurance can be given the procedures will prevent losses resulting from the risks described above.

Comanche’s real estate lending activities also include the origination of 1-4 family residential and multi-family residential loans. The terms of these loans typically range from three to 20 years and are secured by the properties financed. Comanche requires the borrowers to maintain mortgage title insurance and hazard insurance. Comanche retains all 1-4 family residential loans for its own portfolio rather than selling such loans into the secondary market.

Commercial and Industrial. Comanche’s commercial and industrial loans represent credit extended to small- to medium-sized businesses primarily for the purpose of providing working capital and equipment purchase financing. Commercial and industrial loans often are dependent on the profitable operations of the borrower. These credits are primarily made based on the expected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may also incorporate a personal guarantee. Some shorter term loans may be extended on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans. The commercial and industrial loan portfolio decreased $937 thousand, or 8.6%, to $10.0 million as of June 30, 2018 compared to $10.9 million as of December 31, 2017. Total commercial and industrial loans as of December 31, 2017 increased $1.6 million, or 16.8%, compared to $9.4 million as of December 31, 2016.

Agriculture. Comanche provides crop production and farm equipment loans to local area farmers. Comanche evaluates these borrowers primarily based on their historical profitability, level of experience in their particular agricultural industry, overall financial capacity and the secondary collateral, including crop insurance, to withstand economic and national fluctuations common to the industry. The agriculture loan portfolio increased $47 thousand, or 0.4%, to $11.3 million as of June 30, 2018 compared to $11.2 million as of December 31, 2017. Total agriculture loans as of December 31, 2017 increased $240 thousand, or 2.2%, compared to $11.0 million as of December 31, 2016.

Consumer. Comanche’s consumer loans include automobile loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from one to seven years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by Comanche’s management. The consumer loan portfolio decreased $752 thousand, or 8.2%, to $8.5 million as of June 30, 2018 compared to $9.2 million as of December 31, 2017. Total consumer loans as of December 31, 2017 decreased $1.3 million, or 12.2%, compared to $10.5 million as of December 31, 2016.

Other loans. Other loans consist primarily of smaller loans to business entities and individuals for various personal and business purposes and overdraft lines of credit principally extended to individuals.

Concentrations of Credit

The vast majority of Comanche’s lending activity occurs in Comanche, Palo Pinto, Parker and Jack Counties, Texas. Comanche’s loans are primarily secured by real estate, including commercial and residential construction, owner occupied and nonowner occupied and multi-family commercial real estate, raw land and other real estate based loans located in these areas. As of June 30, 2018, December 31, 2017 and 2016, real estate loans represented 76.1%, 74.9% and 75.3%, respectively, of Comanche’s total loans.

The following table summarizes the loan contractual maturity distribution by type and by related interest rate characteristics as of the date indicated:

	As of December 31, 2017
	One Year or Less	After One but Within Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial and industrial loans	$12,656	$9,246	$260	$22,162
Real estate loans:
Construction, land and development	4,225	702	29,842	34,769
Residential 1-4 family	39	1,333	27,420	28,792
Commercial real estate	2,158	840	27,486	30,484
Consumer loans	1,987	6,727	501	9,215
Overdrafts	74	—	—	74
Less: Deferred loan fees	(35)	—	—	(35)

Total loans held in portfolio	$21,104	$18,848	$85,509	$125,461

Predetermined (fixed) interest rates	6,956	$11,898	$3,534	22,388
Floating interest rates	14,148	6,950	81,975	103,073

Total	21,104	$18,848	$85,509	125,461

The information in the table above is limited to contractual maturities of the underlying loans. he expected life of Comanche’s loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without prepayment penalties.

Asset Quality

Nonperforming Assets and Potential Problem Loans. Comanche has procedures in place to assist in maintaining the overall quality of its loan portfolio. Comanche has established underwriting guidelines to be followed by its officers to monitor Comanche’s delinquency levels for any negative or adverse trends.

Comanche had $1.2 million, $495 thousand and $1.2 million in nonaccrual loans as of June 30, 2018, December 31, 2017 and 2016, respectively.

The following table presents information regarding nonperforming assets as of the dates indicated:

	As of June 30, 2018	As of December 31, 2017	As of December 31, 2016
	(Dollars in thousands)
Nonaccrual loans:
Real estate	$1,089	$366	$1,032
Commercial and industrial	107	129	137
Agriculture	—	—	—
Consumer	—	—	—
Other	—	—	22

Total nonaccrual loans	1,196	495	1,191
Accruing loans 90 or more days past due	—	—	—

Total nonperforming loans	1,196	495	1,191
Other real estate	113	113	33
Other repossessed assets	—	—	—

Total nonperforming assets	$1,309	$608	$1,230

Restructured loans	$—	$—	$—
Nonperforming assets to total assets	0.38%	0.17%	0.37%
Nonperforming loans to total loans	0.96%	0.39%	0.95%

Allowance for Possible Credit Losses

The allowance for possible credit losses is a valuation allowance that is established through charges to earnings in the form of a provision for possible credit losses. The amount of the allowance for possible credit losses is affected by the following: (i) charge-offs of loans that decrease the allowance, (ii) subsequent recoveries on loans previously charged off that increase the allowance and (iii) provisions for loan losses charged to income that increase the allowance. For purposes of determining the allowance for possible credit losses, Comanche considers the loans in its portfolio by segment, class and risk grade. Management uses judgment to determine the estimation method that fits the credit risk characteristics of each portfolio segment or loan class. To assist in the assessment of risk, management reviews reports related to loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. Comanche utilizes an independent third party loan review service to review the credit risk assigned to loans on a periodic basis and the results are presented to management for review.

At June 30, 2018 and December 31, 2017, the allowance for possible credit losses amounted to $3.1 million, or 2.50% and 2.48%, respectively, of total loans, as compared with $3.0 million, or 2.39% of total loans, as of December 31, 2016. Comanche believes that the allowance for possible credit losses at June 30, 2018, December 31, 2017 and December 31, 2016 was adequate to cover probable incurred losses in the loan portfolio as of such date.

The following table presents, as of and for the periods indicated, an analysis of the allowance for possible credit losses and other related data:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2018	2017	2017	2016
			(Dollars in thousands)
Average loans outstanding	$124,138	$125,172	$126,631	$118,440
Gross loans outstanding at end of period	124,570	126,443	125,461	125,659
Allowance for possible credit losses at beginning of period	3,117	3,003	3,003	2,970
Provision for possible credit losses	—	—	—	—
Charge-offs:
Real estate	—	(10)	(23)	(21)
Commercial and industrial	—	—	—	—
Agriculture	(15)	—	(10)	—
Consumer	(11)	(50)	(77)	(47)
Other	—	—	—	—

Total charge-offs for all loan types	(26)	(60)	(110)	(68)

Recoveries:
Real estate	1	10	10	1
Commercial and industrial	—	—	—	2
Agriculture	4	—	82	—
Consumer	20	50	132	98
Other	—	—	—	—

Total recoveries for all loan types	25	60	224	101

Net (charge-offs) recoveries	(1)	—	114	33

Allowance for possible credit losses at end of period	$3,116	$3,003	$3,117	$3,003

Allowance for possible credit losses to total loans	2.50%	2.37%	2.48%	2.39%
Net (charge-offs) recoveries to average loans(1)	0.00%	0.00%	0.09%	0.03%
Allowance for possible credit losses to nonperforming loans	260.54%	671.81%	629.70%	252.14%

(1)	Interim period annualized.

The following table shows the allocation of the allowance for possible credit losses among Comanche’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	As of June 30, 2018		As of December 31, 2017		As of December 31, 2016
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
		(Dollars in thousands)
Balance of allowance for possible credit losses applicable to:
Real estate	$2,126	76.1%	$1,965	74.9%	$2,035	75.3%
Commercial and industrial	239	8.0	273	8.7	315	7.5
Agriculture	199	9.0	186	9.0	187	8.7
Consumer	236	6.8	247	7.3	243	8.4
Other	316	0.1	446	0.1	223	0.1

Total allowance for possible credit losses	$3,116	100.0%	$3,117	100.0%	$3,003	100.0%

Available For Sale Securities

As of June 30, 2018, the carrying amount of investment securities totaled $193.2 million, a decrease of $323 thousand, or 0.2%, compared with $193.5 million as of December 31, 2017. The carrying amount of investment securities at December 31, 2017 increased $22.9 million, or 13.4%, compared with $170.6 million as of December 31, 2016. Securities represented 55.5%, 54.0% and 51.3% of total assets as of June 30, 2018, December 31, 2017 and 2016, respectively.

The majority of the securities in the portfolio are classified as available for sale. Securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in interest income.

The following table summarizes the amortized cost and fair value of the securities in the securities portfolio as of the dates shown:

	June 30, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Agency mortgage-backed securities	$120,219	$—	$(4,004)	$116,215
Agency collateralized mortgage obligations	28,740	4	(841)	27,903
Municipal securities	48,921	500	(709)	48,712

Total	$197,880	$504	$(5,554)	$192,830

Held to Maturity
U.S. Government and agency securities:
Agency mortgage-backed securities	$—	$—	$—	$—
Municipal securities	366	4	(4)	366

Total	$366	$4	$(4)	$366

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Agency mortgage-backed securities	$116,105	$42	$(1,388)	$114,759
Agency collateralized mortgage obligations	25,020	11	(283)	24,748
Municipal securities	52,941	995	(314)	53,622

Total	$194,066	$1,048	$(1,985)	$193,129

Held to Maturity
U.S. Government and agency securities:
Agency mortgage-backed securities	$—	$—	$—	$—
Municipal securities	390	9	(2)	397

Total	$390	$9	$(2)	$397

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Agency mortgage-backed securities	$109,181	$149	$(1,661)	$107,669
Agency collateralized mortgage obligations	9,568	24	(97)	9,495
Municipal securities	53,285	930	(1,289)	52,926

Total	$172,034	$1,103	$(3,047)	$170,090

Held to Maturity
U.S. Government and agency securities:
Agency mortgage-backed securities	$—	$—	$—	$—
Municipal securities	501	3	(35)	469

Total	$501	$3	$(35)	$469

The following tables show contractual maturities and the weighted average yields on Comanche’s investment securities as of the dates presented. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are not presented on a taxable equivalent basis:

	Maturity as of June 30, 2018
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Held-to-maturity:
Obligations of states and political subdivisions	$37	3.63%	$103	3.91%	$76	3.45%	$150	5.00%
U.S. Government agency mortgage-backed securities	—	0.00%	—	9.31%	—	0.00%	—	0.00%

Total held-to-maturity	$37	3.63%	$103	3.91%	$76	3.45%	$150	5.00%

Available-for-sale:
Obligations of states and political subdivisions	$5,519	5.23%	$4,132	4.48%	$12,329	3.43%	$26,732	3.21%
U.S. Government agency mortgage-backed securities	—	0.00%	72,345	2.23%	43,870	2.66%	—	0.00%
Collaterialized mortgage obligations	—	0.00%	22,297	2.52%	5,606	2.55%	—	0.00%

Total available-for-sale	$5,519	5.23%	$98,774	2.39%	$61,805	2.80%	$26,732	3.21%

	Maturity as of December 31, 2017
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Held-to-maturity:
Obligations of states and political subdivisions	$37	3.58%	$127	4.23%	$76	3.46%	$150	5.00%
U.S. Government agency mortgage-backed securities	—	0.00%	—	9.31%	—	0.00%	—	0.00%

Total held-to-maturity	$37	3.58%	$127	3.91%	$76	3.46%	$150	5.00%

Available-for-sale:
Obligations of states and political subdivisions	$2,907	4.61%	$9,168	4.72%	$9,794	3.36%	$31,753	3.33%
U.S. Government agency mortgage-backed securities	—	0.00%	71,976	2.19%	42,783	2.55%	—	0.00%
Collaterialized mortgage obligations	—	0.00%	16,918	2.33%	7,830	2.59%	—	0.00%

Total available-for-sale	$2,907	4.61%	$98,062	2.45%	$60,407	2.69%	$31,753	3.33%

	Maturity as of December 31, 2016
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Held-to-maturity:
Obligations of states and political subdivisions	$111	5.07%	$150	5.24%	$74	3.77%	$166	5.85%
U.S. Government agency mortgage-backed securities	—	0.00%	—	9.31%	—	0.00%	—	0.00%

Total held-to-maturity	$111	5.07%	$150	5.25%	$74	3.77%	$166	5.85%

Available-for-sale:
Obligations of states and political subdivisions	$1,349	5.39%	$7,644	5.47%	$11,015	4.89%	$32,918	4.03%
U.S. Government agency mortgage-backed securities	—	0.00%	83,146	2.11%	24,523	2.30%	—	0.00%
Collaterialized mortgage obligations	13	4.03%	7,003	2.23%	2,479	1.95%	—	0.00%

Total available-for-sale	$1,362	5.37%	$97,793	2.38%	$38,017	3.03%	$32,918	4.03%

Comanche does not have the intent to sell any of the securities classified as available for sale while in a loss position and believes that it is not likely that it will have to sell any of these securities before a recovery of cost. The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.

Comanche does not believe that any of the securities are impaired due to reasons of credit quality. Accordingly, as of June 30, 2018, December 31, 2017 and 2016, Comanche believes the impairments were temporary, and no impairment loss has been realized in its consolidated statements of income for the periods then ended.

The average yield of Comanche’s securities portfolio was 2.60% during the six months ended 2018 compared to 2.47% for the same period in 2017. The average yield for the year ended December 31, 2017 was 2.42% compared with 2.29% for the year ended December 31, 2016.

Goodwill

The balance of goodwill as of June 30, 2018, December 31, 2017 and 2016 was $3.8 million. Goodwill resulting from business combinations represents the excess of the consideration paid over the fair value of the net assets acquired. Goodwill is assessed annually for impairment or when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Deposits

Comanche’s lending and investing activities are primarily funded by deposits. Comanche offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.

Total deposits at June 30, 2018 were $305.6 million, a decrease of $7.8 million, or 2.5%, compared with $313.4 million at December 31, 2017 primarily due to a decrease of $7.4 million in interest-bearing transaction accounts. Deposits at December 31, 2017 increased $23.5 million, or 8.1%, compared with $289.9 million at December 31, 2016. The deposit growth experienced in 2017 was organic deposit growth.

	June 30, 2018		December 31, 2017		December 31, 2016
	Amount	% of Total	Amount	% of Total	Amount	% of Total
			(Dollars in thousands)
Demand	$64,533	21.1%	$65,558	20.9%	$53,611	18.5%
Interest-bearing transaction accounts	101,501	33.2%	108,934	34.8%	102,892	35.5%
Savings	25,045	8.2%	23,542	7.5%	21,201	7.3%
Time deposits	114,560	37.5%	115,412	36.8%	112,206	38.7%

Total deposits	$305,639	100.0%	$313,446	100.0%	$289,910	100.0%

Comanche’s ratio of average noninterest-bearing deposits to average total deposits was 21.1% for the six months ended June 30, 2018 and 20.9% and 18.5% for the years ended December 31, 2017 and 2016, respectively.

The following table shows the remaining maturity of time deposits of $100,000 and greater as of the dates indicated:

	June 30, 2018	December 31, 2017	December 31, 2016
	(Dollars in thousands)
Time deposits $100,000 or greater with remaining maturity of:
Three months or less	$33,197	$35,823	$28,735
After three months through six months	19,236	11,862	9,972
After six months through 12 months	18,273	27,412	23,044
After 12 months	12,053	7,441	16,336

Total	$82,759	$82,538	$78,087

Borrowings

Comanche has established approximately $21.8 million in unsecured lines of credits for overnight purchase of federal funds. In addition, Comanche has an available line of credit with the FHLB, which allows Comanche to borrow on a collateralized basis. FHLB advances are used to manage liquidity as needed. At June 30, 2018, December 31, 2017 and 2016, Comanche had an available line of credit with the FHLB, which allows it to borrow up to $53.0 million, $52.6 million and $51.5 million, respectively, on a collateralized basis. Any borrowings would be collateralized by a blanket lien on eligible commercial loans and loans secured by real estate. As of June 30, 2018, December 31, 2017 and 2016, there were no outstanding balances with the FHLB.

Comanche has Floating Rate Junior Subordinated Deferrable Interest Debentures outstanding of $2.8 million, $3.3 million and $3.8 million at June 30, 2018, December 31, 2017 and 2016, respectively. The interest rate on these debentures was 3.99063%, 3.23849% and 2.61344% at June 30, 2018, December 31, 2017 and 2016, respectively.

Contractual Obligations

The following table presents information regarding Comanche’s outstanding contractual obligations and other commitments to make future payments as of December 31, 2017, which consist of its future cash payments associated with our time deposits and contractual obligations pursuant to our FHLB advances and other borrowings:

December 31, 2017	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years
	(Dollars in thousands)
Contractual obligations:
Time deposits	$115,412	$103,240	$12,172	$—	$—
FHLB advances and other borrowings	2,811	—	—	—	2,811

Total	$118,223	$103,240	$12,172	$—	$2,811

Off-Balance Sheet Items

Comanche is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under commercial lines of credit, revolving credit lines, overdraft protection agreements and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of the instruments reflect the extent of the Comanche’s involvement in particular classes of financial instruments. Comanche’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. Comanche uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

Comanche evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by Comanche upon extension of credit, is based on management’s credit evaluation of the customer.

The following is a summary of the various financial instruments entered into by Comanche as of the dates indicated:

	June 30, 2018	December 31, 2017	December 31, 2016
	(Dollars in thousands)
Commitments to extend credit	$13,211	$11,973	$12,429
Standby letters of credit	467	467	308

Commitments to Extend Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements

Standby Letters of Credit. Standby letters of credit are conditional commitments issued by Comanche to guarantee the performance of a customer to a third party. Comanche’s credit risk involved in issuing letters of credit is essentially the same as that involved in funding loans facilities.

Liquidity and Capital Resources

Liquidity

Liquidity is the measure of Comanche’s ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting Comanche’s operating, capital and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the six months ended June 30, 2018 and the years ended December 31, 2017 and 2016, Comanche’s liquidity needs have been met by core deposits, borrowed funds, security and loan maturities and amortizing investment and loan portfolios. Comanche has access to purchased funds from correspondent banks, and advances from the FHLB are available under a security and pledge agreement to take advantage of investment opportunities.

Capital Resources

Comanche is subject to various regulatory capital requirements administered by bank regulators. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Comanche’s consolidated financial statements. Comanche believes, as of June 30, 2018, December 31, 2017 and December 31, 2016, that it met all of the capital adequacy requirements to which it is subject.

As of June 30, 2018, the most recent notification from the OCC, Comanche Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Comanche believes has changed Comanche Bank’s prompt corrective action category.

The following table provides a comparison of Comanche Bank’s leverage and risk-weighted capital ratios as of June 30, 2018 and December 31, 2017 to the minimum and well-capitalized regulatory standards:

	Actual		For Capital Adequacy Purposes		To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
The Comanche National Bank
As of June 30, 2018
Total Capital
(to risk weighted assets)	$41,717	24.88%	$13,412	8.00%	$16,765	10.00%
Common Equity Tier 1 Capital
(to risk weighted assets)	39,609	23.63	7,589	4.50	10,962	6.50
Tier 1 Capital
(to risk weighted assets)	39,609	23.63	10,059	6.00	13,412	8.00
Tier 1 Capital
(to average tangible assets)	39,609	11.44	13,845	4.00	17,306	5.00
As of December 31, 2017
Total Capital
(to risk weighted assets)	$39,731	23.79%	$13,362	8.00%	$16,702	10.00%
Common Equity Tier 1 Capital
(to risk weighted assets)	37,631	22.53	7,562	4.50	10,922	6.50
Tier 1 Capital
(to risk weighted assets)	37,631	22.53	10,021	6.00	13,362	8.00
Tier 1 Capital
(to average tangible assets)	37,631	11.15	13,498	4.00	16,872	5.00

Quantitative and Qualitative Disclosures about Market Risk

Comanche manages market risk, which for Comanche is primarily interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Comanche Bank. This committee is composed of certain members of the Comanche Bank board of directors in accordance with asset liability and funds management policies approved by the full board of directors of Comanche Bank. Comanche Bank uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

The following table summarizes the simulated change in net interest income and the economic value of equity over a 12-month horizon as of the dates indicated:

Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income		Percent Change in Economic Value of Equity
	As of June 30, 2018	As of December 31, 2017	As of June 30, 2018	As of December 31, 2017
+300	2.7%	3.2%	2.6%	0.9%
+200	1.4	0.9	8.2	7.6
+100	1.4	2.0	(4.1)	(7.3)
Base	0.0	0.0	0.0	0.0
-100	(2.5)	(4.8)	4.1	6.0

Non-GAAP Financial Measures

Comanche’s accounting and reporting policies conform to GAAP, and the prevailing practices in the banking industry. However, Comanche also evaluates its performance based on certain additional financial measures discussed in this document as being a non-GAAP financial measures. Comanche classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in its statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that Comanche discusses in this document should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Comanche calculates the non-GAAP financial measures that it discusses in this document may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Comanche has discussed in this document when comparing such non-GAAP financial measures.

Net Interest Margin

Comanche shows net interest margin on a fully taxable equivalent basis, which is a non-GAAP financial measure.

Comanche believes the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources.

The following table reconciles, as of the dates set forth below, net interest margin on a fully taxable equivalent basis:

Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis (Unaudited)

	As of or for the Six Months or Years Ended
	June 30, 2018	June 30, 2017	December 31, 2017	December 31, 2016
	(Dollars in thousands, except per share data)
Net interest margin—GAAP basis:
Net interest income	$5,438	$5,207	$10,466	$9,818
Average interest-earning assets	334,362	316,352	316,570	304,614
Net interest margin	3.28%	3.32%	3.31%	3.22%
Net interest margin - Non-GAAP basis:
Net interest income	$5,438	$5,207	$10,466	$9,818
Plus:
Impact of fully taxable equivalent adjustment	156	266	530	537

Net interest income on a fully taxable equivalent basis	$5,594	$5,473	$10,996	$10,355

Average interest-earning assets	334,362	316,352	316,570	304,614
Net interest margin on a fully taxable equivalent basis—Non-GAAP basis	3.37%	3.49%	3.47%	3.40%

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. Comanche calculates (i) tangible book value per share as tangible equity divided by shares of common stock outstanding at the end of the respective period, and (ii) tangible equity as common stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible book value per share is book value per share.

Comanche believes that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing Comanche’s tangible book value.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible equity and presents Comanche’s tangible book value per share compared to its book value per share:

Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share (Unaudited)

	As of
	June 30, 2018	December 31, 2017	December 31, 2016
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$37,526	$39,252	$36,455
Less:
Goodwill and other intangible assets	3,815	3,815	3,815

Tangible stockholders’ equity	$33,711	$35,437	$32,640

Shares outstanding	399,261	401,912	402,152
Book value per share	$93.99	$97.66	$90.65
Less:
Goodwill and other intangible assets per share	9.56	9.49	9.49

Tangible book value per share	$84.43	$88.17	$81.16

Tangible Equity to Tangible Assets

Tangible equity to tangible assets is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. Comanche calculates tangible equity, as described above in “—Tangible Book Value Per Share”, and tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible equity to tangible assets is total common stockholders’ equity to total assets.

Comanche believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible equity and total assets to tangible assets:

	As of
	June 30, 2018	December 31, 2017	December 31, 2016
	(Dollars in thousands)
Total stockholders’ equity to total assets - GAAP basis:
Total stockholders’ equity (numerator)	$37,526	$39,252	$36,455
Total assets (denominator)	348,033	358,383	332,367
Total stockholders’ equity to total assets(1)	10.78%	10.95%	10.97%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$37,526	$39,252	$36,455
Less:
Goodwill and other intangible assets	3,815	3,815	3,815

Total tangible common equity (numerator)	$33,711	$35,437	$32,640

Tangible assets:
Total assets	348,033	358,383	332,367
Less:
Goodwill and other intangible assets	3,815	3,815	3,815

Total tangible assets (denominator)	$344,218	$354,568	$328,552

Tangible equity to tangible assets(1)	9.79%	9.99%	9.93%

Critical Accounting Policies

The consolidated financial statements of Comanche include its accounts and those of its wholly-owned subsidiary, CNC Delaware, and CNC Delaware’s wholly-owned subsidiary, Comanche Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of all these entities are in accordance with accounting principles generally accepted in the United States of America.

Comanche has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Comanche believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate. Comanche’s accounting policies are integral to understanding its results of operations.

Investment Securities

Comanche accounts for investment securities according to authoritative guidance issued by the FASB. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income and, when applicable, are reported as a reclassification adjustment, net of tax (benefit), in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their amortized cost that are other than temporary result in writedowns of the individual securities to their fair value. The related writedowns are included in earnings as realized losses. In estimating other-than temporary impairment losses, management considers (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer and (iii) the intent and ability of Comanche to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Allowance for Loan Losses

The allowance for loan losses is comprised of amounts charged against income in the form of the provision for loan losses, less charged-off loans, net of recoveries. Loans are charged against the allowance for loan losses when management believes that collection of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance for loan losses.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that Comanche will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Comanche’s management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis.

Federal Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax and financial reporting of the allowance for loan losses, non-accrual loans, securities, deferred compensation and accumulated depreciation.

The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Comanche, CNC Delaware and Comanche Bank join in filing consolidated federal income tax returns. Taxes are paid by each entity to Comanche based on each entity’s separate taxable income.

Comanche, CNC Delaware and Comanche Bank maintain their records for both financial reporting and tax purposes on the accrual basis of accounting.

In accordance with authoritative guidance issued by the FASB, Comanche performed an evaluation to determine if there were any uncertain tax positions that would have an impact on the consolidated financial statements. No uncertain tax positions were identified. The December 31, 2014 through December 31, 2017 tax years remain subject to examination by the IRS. Comanche does not believe that any reasonably possible changes will occur within the next 12 months which will have a material impact on the consolidated financial statements. Comanche records incurred penalties and interest in other non-interest expense. There were no penalties or interest assessed by taxing authorities during 2017 or 2016.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations under the purchase method of accounting. Comanche has adopted authoritative guidance issued by the FASB which eliminates amortization of goodwill associated with business combinations completed after September 30, 2001. Goodwill is periodically assessed for impairment when events or circumstances indicate that the carrying value of the asset may not be recoverable. Comanche bases its evaluation on such impairment factors as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. See Note 7 – Goodwill and Other Intangible Assets in the notes to Comanche’s consolidated financial statements included elsewhere with this document.

Intangibles and Other Long-Lived Assets

Intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. Comanche n’s intangible assets relate to core deposits. Intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. Intangible assets with indefinite useful lives are not amortized until their lives are determined to be definite. Intangible assets, premises and equipment and other long-lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value. See Note 7 – Goodwill and Other Intangible Assets in the notes to Comanche’s consolidated financial statements included elsewhere with this document.

Recently Issued Accounting Pronouncements

See Note 1 – Summary of Significant Accounting Policies in the notes to Comanche’s consolidated financial statements included elsewhere with this document regarding the impact of new accounting pronouncements which Comanche has adopted.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

MANAGEMENT OF SPIRIT

Executive Officers and Directors

The following table sets forth information regarding the directors and executive officers of Spirit upon completion of the merger.

Name	Age	Position	Director Term Expires	Class
Dean O. Bass	67	Chairman of the Board and Chief Executive Officer of Spirit and Spirit Bank	2020	I
David M. McGuire	54	President and Director of Spirit and President and Chief Lending Officer and Director of Spirit Bank	2019	III
Jerry D. Golemon	62	Executive Vice President and Chief Operating Officer of Spirit and Spirit Bank and Advisory Director of Spirit Bank	N/A	N/A
Jeffrey A. Powell	60	Executive Vice President and Chief Financial Officer of Spirit and Spirit Bank	N/A	N/A
Robert S. Beall	59	Director of Spirit and Spirit Bank	2020	I
Thomas Jones, Jr.	62	Director of Spirit and Spirit Bank	2019	III
Leo T. Metcalf, III	70	Director of Spirit and Spirit Bank	2019	III
Steven M. Morris	66	Director of Spirit and Spirit Bank	2020	I
William K. Nix	57	Director of Spirit and Vice Chairman of Spirit Bank	2020	I
Akash J. Patel	35	Director of Spirit and Spirit Bank	2018	II
H. D. Patel	74	Director of Spirit and Spirit Bank	2018	II
Thomas C. Sooy	71	Director of Spirit and Spirit Bank	2018	II

The following is a brief discussion of the business and banking background and experience of Spirit’s directors and executive officers. No director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of Spirit’s executive officers.

Dean O. Bass is the Chairman and Chief Executive Officer of Spirit and Spirit Bank and has served in those positions since Spirit’s inception in 2008. Prior to joining Spirit, Mr. Bass founded and served as President and Chief Executive Officer of Royal Oaks Bank, SSB, from 2001 to 2007. Previously, from 1996 to 2000, Mr. Bass was employed by Horizon Capital Bank where he served as Senior Vice President. Mr. Bass has been involved in the formation of several de novo banking offices and branches and has served in bank officer positions ranging from Executive Vice President to President and Chief Executive Officer/Chairman of the Board. Additionally, Mr. Bass was a National Bank Examiner for the Office of the Comptroller of the Currency from 1975 through 1979. Mr. Bass has served as a director and member of the executive committee of the Texas Bankers Association. He was the 2016 Chairman of the Community Bankers Council. Mr. Bass is an appointed member of The Woodlands Area Economic Development Partnership Board and the Greater Conroe Economic Development Council Board. Mr. Bass received his Bachelor of Business Administration degree from Abilene Christian University in 1973. With over 44 years of banking experience, Mr. Bass’s extensive business and banking experience and his community involvement and leadership skills qualify him to serve as Spirit’s Chairman and Chief Executive Officer.

David M. McGuire is the President of Spirit and President and Chief Lending Officer of Spirit Bank and has served in those positions since 2009. From 2001 to 2008, he was the founder of and employed by Royal Oaks Bank, SSB, and its successor First Bank, serving as its President and Chief Lending Officer. From 1995 to 2000 Mr. McGuire was employed by Sterling Bank where he served as Office Chief Executive Officer—Fort Bend. Mr. McGuire has been involved in the formation of several de novo banking offices and branches and has served in executive bank officer positions ranging from Bank Vice President to President. Mr. McGuire received his

Bachelor of Business Administration—Finance degree from Texas A&M University in 1987. With over 37 years of banking experience, Mr. McGuire’s extensive business and banking experience and his perspective, knowledge and extensive community relationships qualify him to serve on the Spirit board of directors and as Spirit’s President and as the President and Chief Lending Officer of Spirit Bank.

Jerry D. Golemon is the Executive Vice President and Chief Operating Officer of Spirit and Spirit Bank. Mr. Golemon has served in that capacity since January 2017 and served as Chief Financial Officer of Spirit from January 2017 to July 2017. He has served as Executive Vice President and Chief Operating Officer of Spirit Bank since 2010 and served as Chief Financial Officer of Spirit Bank from April 2017 to July 2017. Mr. Golemon joined the Advisory Board of Spirit Bank in 2010. Mr. Golemon is a Certified Public Accountant, and has been associated with the banking business in the Houston area for more than 37 years. Mr. Golemon also served as Chief Financial Officer for Bank4Texas Holdings from 2008 to 2010. Starting in 1997, he was a founder and served as Chief Financial Officer and on the board of directors of Texas National Bank until it was sold in 2006. He has served in a chief financial officer or similar capacity for various banks since 1982. Prior to that time, he worked in a Houston-based CPA firm for four years, specializing in financial institution audits. He received his Bachelor of Business Administration degree in Accounting from the University of Texas in 1977. Mr. Golemon has served as President of the Tomball Rotary Club and worked in various capacities with the Tomball Chamber of Commerce, the Regional Arts Council, the Cypress Creek YMCA, and the Tomball Independent School District. He is also a graduate of the Southwest Graduate School of Banking.

Jeffrey A. Powell is the Executive Vice President and Chief Financial Officer of Spirit and Spirit Bank and has served in those positions since July 2017. Mr. Powell served as the Chief Financial Officer at Hamilton State Bancshares, Inc. in Hoschton, Georgia from 2011 to 2017. Additionally, Mr. Powell served as Executive Vice President and Chief Accounting Officer for IBERIABANK Corporation and its subsidiary, IBERIABANK, from 2008 to 2011 in Lafayette, Louisiana. Mr. Powell also served as Senior Vice President, Controller and Chief Accounting Officer of Citizens Republic Bancorp, Inc. and its subsidiary, Citizens Bank, from 2005 to 2008 in Flint, Michigan. Mr. Powell has worked in various capacities in the banking and financial services industry for 38 years. He received his Bachelor of Science in Accounting degree from Ball State University, Muncie, Indiana in 1980.

Robert S. Beall is president and chief executive officer of R.S. Beall Investments, Inc., a company engaged in various private investments related to real estate and financial services. He has served on the Spirit board of directors and the board of directors of Spirit Bank since 2013. Mr. Beall founded R.S. Beall Investments, Inc. in 1995. Prior to starting R.S. Beall Investments, Inc., from 2001 to 2003, Mr. Beall served as regional president of US Concrete, Inc., a publicly traded company. In 1981, he founded Beall Concrete, Inc., a manufacturer of concrete in Dallas and Fort Worth, Texas, which evolved into Beall Industries, Inc. with several different construction product lines and services. In 2000, Mr. Beall sold his company to US Concrete of Houston. He previously served as the Chairman of the Board of Directors for Peoples Bank of Colleyville, Texas. Mr. Beall’s community service includes being the former chairman of the Child Study Center in Fort Worth and the Chairman of the Board of Advisors for the College of Business at the University of Oklahoma. Mr. Beall earned his Bachelor of Business Administration degree in Accounting from the University of Oklahoma in 1979 and his Master of Business Administration degree from Southern Methodist University in 1981. Mr. Beall’s extensive business experience and leadership skills qualify him to serve on the Spirit board of directors.

Thomas Jones, Jr. is a partner with the accounting and consulting firm of McConnell & Jones LLP, which he helped form in 1996. Mr. Jones leads the firm’s small business and tax group and is the practice leader for the firm’s overall business development and marketing efforts. Mr. Jones has served on the Spirit board of directors from November 2008 to February 2017 and since July 2017 and on the board of directors of Spirit Bank from November 2008 to May 2017 and since July 2017. Mr. Jones also served as an independent board member of Princeton Capital Corporation, a publicly-traded business development company, from 2015 to 2016. From 1985 to 1995, Mr. Jones served as a Vice President at Texas Commerce Bank (now Chase Bank) in the bank’s investment management services department. Prior to joining Texas Commerce Bank, Mr. Jones served as

Treasurer and Tax Manager of Uncle Ben’s Rice from 1982 to 1985, where he was responsible for managing the company’s cash flows, banking relationships and compliance requirements for all federal, state and local tax filings.

Mr. Jones began his professional career with the Houston office of the international accounting firm of Ernst & Ernst (now Ernst & Young) as a staff auditor and later as a manager in the firm’s tax department. Mr. Jones is also a partner in HUNTJON, LLC, a real estate development company focusing on the construction and management of multi-family housing units for low and moderate income senior citizens. Mr. Jones also currently serves as Chairman of the Florida A&M University Foundation Board and as Chair of the Advisory Board of the Greater Houston Black Chamber of Commerce. Mr. Jones received his Bachelor of Science degree in Accounting from Florida A&M University in Tallahassee, Florida. Mr. Jones’ business experience and accounting experience qualifies him to serve on the Spirit board of directors.

Leo T. Metcalf, III is a private investor in real estate, stocks and master limited partnerships, has served as an outside business consultant to Service Corporation International since 2000, and a former mayor of Conroe, Texas serving a four-year term starting in 2004. He is also the former president of Metcalf Funeral Home, Inc., a Conroe area business. He has served on the Spirit board of directors and the board of directors of Spirit Bank since 2010. He has supported Montgomery County with his involvement in various community activities. He is a past president of the Conroe Rotary Club, the Montgomery County United Way, the Montgomery County Hospital District, the Embassy Club of the Greater Conroe Area Chamber of Commerce, and former district chairman for the Sam Houston Area Council of the Boy Scouts of America. He is a lifetime vice-president of the Montgomery Fair Association, former board member of the Conroe Chapter of the American Red Cross, Montgomery County Community Foundation, Greater Conroe Area Chamber of Commerce, Montgomery County Emergency Assistance, Greater Conroe Economic Development Council, and Lake Conroe Rotary Club. He is also a past president of the Texas Funeral Directors Association. Mr. Metcalf has additionally established four endowments through the Montgomery County Community Foundation, and has reflected his significant support for Sam Houston State University with the establishment of the Tommy Metcalf Scholarship Endowment Fund. Mr. Metcalf serves on the Sam Houston University Foundation as a Trustee and Vice President. Mr. Metcalf received his Bachelors of Business Administration degree from Sam Houston State University in 1971. Mr. Metcalf’s diverse business experience and extensive involvement in the community of one of Spirit’s primary market areas qualify him to serve on the Spirit board of directors.

Steven M. Morris is a business and financial consultant and certified public accountant, beginning his career with Arthur Young & Company, an international accounting firm. Mr. Morris is the Founder and President of TransTexas Enterprises, Inc., a private investment firm located in Cypress, Texas. Mr. Morris is also the managing director of Barkers Point Properties, LLC, a real estate investment company. He has served on the Spirit board of directors and the board of directors of Spirit Bank since 2008. He is the former chairman of the Twelfth Man Foundation, a private 501(c)(3) corporation located in College Station, Texas. Additionally, Mr. Morris serves on the board of Crossroads Christian Counseling, Inc. and as a director of 127 Pure, a 501(c)(3) corporation located in Cumming, Georgia. In the past, he has served on various public and private boards, including Audit Committee chairman of Quicksilver Resources, Inc. and Bank of Tanglewood of Houston, Texas. Mr. Morris has been an elder in his church for the past 18 years and a Habitat for Humanity volunteer and participates in annual mission trips supporting an orphanage in India. He received his BBA in Accounting from Texas Tech University in 1974. Mr. Morris’ business experience, public accounting experience, and public company experience qualifies him to serve on the Spirit board of directors.

William K. “Kendall” Nix was named an advisory director of Comanche Bank in May 1990 and was named director in March 1992. He was appointed Vice Chairman of Comanche Bank in March 2002 and became Chairman in March 2004. Mr. Nix became a director of Comanche at its inception in March 2001 and became Vice President in June 2001. He became President and Chief Executive Officer of Comanche in December 2005 and Chairman and Chief Executive Officer in March 2009. He is currently a member of the Board of Trustees of The Terrell Foundation, a charitable foundation serving the communities in and around Erath County, Texas and is co-managing trustee of the W. L. & Barbara Terrell Nix Foundation, a charitable foundation providing support to community service organizations in North Texas. Mr. Nix previously served on the Board of Trustees of Fort Worth Academy for the Education of Children and Youth, an independent school offering educational opportunities for Kindergarten through eighth grade students in Fort Worth, Texas, including terms as Treasurer and Board President. He continues to serve on the school’s Entrepreneurship and Leadership Initiative Advisory Council. Mr. Nix also worked for two decades in information technology in the oil and gas exploration and production, telecommunications and defense industries at several different companies in a variety of roles including various management positions. He received a Bachelor of Science degree in 1983 from Texas A&M University majoring in Computer Science minoring in Accounting. In 2003, Mr. Nix graduated from the Southwestern Graduate School of Banking at Southern Methodist University with Distinction and Recognition for Leadership and Thesis Nominated for Distinction.

Akash J. Patel is an engineer at Energy Flow Systems, Inc. and has served in that position since August 2005. He has served on the Spirit board of directors and the board of directors of Spirit Bank since 2009. He is currently a committee member of the IHG Emerging Leaders Council, an active member of the Houston Minority Supplier Development Council and a 2015 committee member of Asian American Hotel Owners Association—Houston Region. Mr. Patel has created and initiated programs involving Hotel Rooms for Charity and the donation of bedding supplies to battered women shelters. Mr. Patel received his Bachelor of Science degree in computer engineering and math from the University of Houston in 2004. Mr. Patel’s business experience and extensive involvement in the community qualify him to serve on the Spirit board of directors.

H. D. Patel is board certified in Internal Medicine, Gastroenterology and started a private group practice in 1980. He has served on the Spirit board of directors and on the board of directors of Spirit Bank from 2008 to July 2015 and was re-appointed to the Spirit board of directors again starting in October 2016. Dr. Patel gained notoriety as the corporate Medical Director and the original founder of Triumph Hospital. From 2007 to 2009, Dr. Patel served as an organizer and director of Third Coast Bank, SSB in Humble, Texas. Furthermore, Dr. Patel was an original founder and director of Royal Oaks Bank. Dr. Patel has been involved as an investor and advisory director at Sterling Bank and United Central Bank, as well as serving on various committees of each. Dr. Patel currently serves as Chairman of Gujarati Samaj of Houston and has been closely involved with political activities in Houston and Gujarat (India). After receiving his Bachelor of Medicine and Surgery from M.S. University Vadodara, India in 1969, Dr. Patel earned his Medical Degree in internal medicine from Queen’s Medical Center in 1975, and completed a fellowship in Gastroenterology in 1978. Mr. Patel’s experience serving on boards of directors of banks qualifies him to serve on the Spirit board of directors.

Thomas C. Sooy is the former owner of Tom Sooy & Co., a commercial real estate and commercial mortgage brokerage company Mr. Sooy ran from 1996 to 2000 and again from 2003 to 2006. From 2000 to 2003, Mr. Sooy was Executive Vice President and Chief Lending Officer of Union Planters Bank—Houston. Since 2006, Mr. Sooy has engaged in private investment and has otherwise retired from the real estate business. He has served on the Spirit board of directors and the board of directors of Spirit Bank since 2010. Prior to starting his real estate companies, Mr. Sooy spent more than 26 years in commercial banking in the greater Houston area, primarily as Executive Vice President of Charter Bancshares, Inc. and its subsidiary banks, serving in the capacity of Chief Credit Officer, and serving on the board of directors from 1978 to 1996. Mr. Sooy served as Chief Executive Officer of Charter National Bank—Colonial from 1978 to 1996. Additionally, Mr. Sooy served with the Office of the Comptroller of the Currency as a national bank examiner from 1970 to 1978. Mr. Sooy holds a Bachelor of Business Administration degree in Finance from Texas A&M University earned in 1970. Mr. Sooy’s business experience and banking experience qualify him to serve on the Spirit board of directors.

Composition of the Board of Directors; Classes of Directors

The Spirit board of directors currently consists of nine members and will consist of 10 directors after the merger is completed. As discussed in greater detail below, the Spirit board of directors has affirmatively determined that seven of its nine current directors qualify as independent directors based upon the corporate governance standards of NASDAQ.

The Spirit board of directors is divided into three classes, denominated as class I, class II and class III. Members of each class hold office for staggered three-year terms. At each annual meeting of Spirit shareholders, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successors have been elected and qualified. Messrs. Akash J. Patel, H.D. Patel and Sooy serve as class II directors whose terms expire at the 2021 annual meeting of shareholders. Messrs. Jones, McGuire and Metcalf serve as class III directors whose terms expire at the 2019 annual meeting of shareholders. Messrs. Bass, Beall and Morris serve as class I directors whose terms expire at the 2020 annual meeting of shareholders. Mr. Nix will be appointed as a class I director upon completion of the merger. Because he will be appointed to fill a newly-created directorship by the Spirit board of directors, even though he will be appointed as a class I director whose term expires in 2020, under the terms of Spirit’s bylaws, he must be submitted to Spirit shareholders for election as a director at Spirit’s next annual meeting of shareholders, to be held in 2019.

Any vacancy occurring in the Spirit board of directors may be filled by vote of a majority of directors then in office. Any director so appointed will hold office for the remainder of the term to which the director was appointed. Individuals appointed to fill additional directorships resulting from an increase in the number of directors will serve until the next meeting of shareholders at which directors are elected, provided that the Spirit board of directors may not fill more than two such directorships during the period between any two successive meetings of the shareholders at which directors are elected.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Spirit is providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act. Spirit’s named executive officers for 2017, which consist of its principal executive officer, principal financial officer and the two other most highly compensated executive officers, are:

•	Dean O. Bass, Chairman of the Board and Chief Executive Officer of Spirit and Spirit Bank;

•	David M. McGuire, Spirit’s President and the President and Chief Lending Officer of Spirit Bank;

•	Jerry D. Golemon, Executive Vice President and Chief Operating Officer of Spirit and Spirit Bank; and

•	Jeffrey A. Powell, Executive Vice President and Chief Financial Officer of Spirit and Spirit Bank.

Summary Compensation Table

The following table provides information regarding the compensation of Spirit’s named executive officers for the years ended December 31, 2017 and 2016. Except as set forth in the notes to the table, all cash compensation for each of Spirit’s named executive officers was paid by Spirit Bank, where each serves in the same capacity.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)(4)	Total ($)
Dean O. Bass	2017	472,941	353,425	(1)	—	61,478	—	—	42,681	930,525
Chairman of the Board and Chief Executive officer	2016	447,688	234,129		—	88,621	—	—	37,187	807,625

David M. McGuire	2017	457,856	328,364	(1)	—	61,478	—	—	60,870	908,568
President	2016	432,250	226,129		—	88,621	—	—	55,343	802,343

Jerry D. Golemon	2017	257,744	53,456		—	40,985	—	—	33,649	385,834
Executive Vice President and Chief Operating Officer	2016	227,500	124,129		—	17,487	—	—	29,444	398,560

Jeffrey A. Powell	2017	115,415	63,693		—	—	—	—	13,554	192,662
Executive Vice President and Chief Financial Officer

(1)

Bonuses for 2017 paid to Dean Bass and David McGuire were $103,425 and $103,364, respectively. In August, 2017, Spirit’s compensation committee, acting with the advice of compensation consultants, also approved a one-time grant of payments, subject to acceptance, to Mr. Bass and Mr. McGuire of $250,000 and $225,000, respectively, for services rendered to Spirit and Spirit Bank since inception. The bonus grants were not accepted or paid in 2017 and expired on their own accord on December 31, 2017. New bonus grants in the same amounts were approved by Spirit’s compensation committee in February 2018 and accepted and paid to Mr. Bass and Mr. McGuire in the same month. See the section of this document entitled “—Separate Performance Bonuses,” beginning on page 248.

(2)

Assumptions used in the calculation of the amounts in these columns are included in Note 14 to Spirit’s audited consolidated financial statements included in this document. The amounts represent the aggregate grant date fair values of equity awards granted during the applicable year, computed in accordance with FASB ASC Topic 718.

(3)	All other compensation for 2017 includes the following:

	401(k) Company Match	Medical Insurance	Club dues and expenses	Automobile expense	Bank Scholarship	Total
Dean O. Bass	$21,250	$4,807	$11,087	$5,537	$—	$42,681
David M. McGuire	23,750	7,932	22,019	6,669	500	60,870
Jerry D. Golemon	15,465	7,932	5,366	4,886	—	33,649
Jeffrey Powell	—	3,215	5,539	4,800	—	13,554

(4)	All other compensation for 2016 includes the following:

	401(k) Company Match	Medical Insurance	Club dues and expenses	Automobile expense	Bank Scholarship	Total
Dean O. Bass	$15,900	$4,851	$10,382	$6,054	$—	$37,187
David M. McGuire	16,600	8,078	22,991	5,674	2,000	55,343
Jerry D. Golemon	13,650	6,175	5,840	3,779	—	29,444

2017 Equity Award Grants

In 2017, Spirit granted stock option awards to its named executive officers as follows:

Name	Grant Date	No. of shares underlying options	Exercise Price
Dean O. Bass	2/23/2017	15,000	$15.00
David M. McGuire	2/23/2017	15,000	$15.00
Jerry D. Golemon	2/23/2017	10,000	$15.00
Jeffrey A. Powell	—	—	—

Each of the above stock option awards vests one-fifth on each of the first five anniversaries of the grant date.

Annual Cash Incentive Plan

Spirit’s executive compensation program is designed to attract, retain and motivate key executives to maximize performance and long-term shareholder value. Spirit’s bonus program and its overall compensation strategy for executive officers is designed by Spirit’s compensation committee with a goal of providing competitive compensation and tying a meaningful portion of compensation to financial and operating performance that align executives’ and shareholders’ interests and reward long-term growth and performance.

Historically, the compensation committee has provided discretionary cash bonuses after the end of each fiscal year. The amount of these discretionary awards, if any, has been based on an overall assessment of Spirit’s performance, while taking into consideration other factors such as market conditions, regulatory changes, accounting changes, tax law changes and other items that may impact Spirit’s strategic direction.

For 2017 performance, based on the discretionary factors described above, Spirit’s compensation committee awarded the following cash bonuses to Spirit’s named executive officers:

Dean O. Bass	$100,000
David M. McGuire	$100,000
Jerry D. Golemon	$50,000
Jeffrey A. Powell	$50,000

Spirit intends to continue to provide annual cash bonuses to reward achievement of financial or operational goals so that total compensation is reflective of actual company and individual performance. Spirit’s compensation committee is currently working to provide incentive targets that tie compensation to its performance in 2018. These performance criteria may include a discretionary provision for factors such as successful capital raises, acquisitions, and stock price performance.

Separate Performance Bonuses

In August 2017, Spirit’s compensation committee awarded one-time bonuses to Mr. Bass and Mr. McGuire of $250 thousand and $225 thousand, respectively, for the historical performance and growth of the company and Spirit Bank while leading Spirit toward its IPO. The amounts were determined at the discretion of the compensation committee. The bonus awards were subject to acceptance by Mr. Bass and Mr. McGuire before December 31, 2017. Mr. Bass and Mr. McGuire did not accept the bonus awards by December 31, 2017. In February 2018, Spirit’s compensation committee again approved the bonus awards, and Mr. Bass and Mr. McGuire accepted the awards then. Because the bonus awards were initially granted in 2017, the bonus amounts were included in the 2017 bonus total in the Summary Compensation Table.

IPO Option Grants

In February 2018, Spirit’s compensation committee made the following stock option award grants to its named executive officers, the exercise price for which is $21.00 per share and which vests in equal annual installments on each of the first five anniversaries of the grant date:

No. of Shares Underlying Options
Dean O. Bass	15,000
David M. McGuire	15,000
Jerry D. Golemon	5,000
Jeffrey A. Powell	5,000

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information relating to the unexercised options and outstanding stock awards held by the named executive officers as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)	Vesting Date
Dean O. Bass	100,000	—	—	$10.00	11/17/18	—	—	—	—	Vested
	50,000	—	—	$10.50	8/18/21	—	—	—	—	Vested
	25,000	—	—	$12.00	6/1/22	—	—	—	—	Vested
	20,000	5,000	—	$13.00	3/21/23	—	—	—	—	(1)
	15,000	10,000	—	$13.00	2/20/24	—	—	—	—	(2)
	6,000	9,000	—	$16.00	2/19/25	—	—	—	—	(3)
	5,000	20,000	—	$13.00	5/26/26	—	—	—	—	(4)
	—	15,000	—	$15.00	2/23/27	—	—	—	—	(5)
David M. McGuire	100,000	—	—	$10.00	8/16/19	—	—	—	—	Vested
	50,000	—	—	$10.50	8/18/21	—	—	—	—	Vested
	25,000	—	—	$12.00	6/1/22	—	—	—	—	Vested
	20,000	5,000	—	$13.00	3/21/23	—	—	—	—	(1)
	15,000	10,000	—	$13.00	2/20/24	—	—	—	—	(2)
	6,000	9,000	—	$16.00	2/19/25	—	—	—	—	(3)
	5,000	20,000	—	$13.00	5/26/26	—	—	—	—	(4)
	—	15,000	—	$15.00	2/23/27	—	—	—	—	(5)
Jerry D. Golemon	5,000	—	—	$10.50	8/20/20	—	—	—	—	Vested
	2,500	—	—	$10.50	9/1/21	—	—	—	—	Vested
	5,000	—	—	$12.00	11/1/22	—	—	—	—	Vested
	6,000	1,500	—	$13.00	9/15/23	—	—	—	—	(6)
	4,500	3,000	—	$13.00	10/1/24	—	—	—	—	(7)
	2,000	3,000	—	$16.00	8/15/25	—	—	—	—	(8)
	1,000	4,000	—	$13.00	8/26/26	—	—	—	—	(9)
	—	10,000	—	$15.00	2/23/27	—	—	—	—	(10)
Jeffrey A. Powell	—	—	—	—	—	—	—	—	—	—

(1)	Stock options to acquire 20,000 shares are fully vested and exercisable; stock options to acquire 5,000 shares will vest on March 21, 2018.
(2)	Stock options to acquire 15,000 shares are fully vested and exercisable; stock options to acquire 5,000 shares will vest on each of February 20, 2018 and 2019.
(3)	Stock options to acquire 6,000 shares are fully vested and exercisable; stock options to acquire 3,000 shares will vest on each of February 19, 2018, 2019 and 2020.
(4)	Stock options to acquire 5,000 shares are fully vested and exercisable; stock options to acquire 5,000 shares will vest on each of May 26, 2018, 2019, 2020 and 2021.
(5)	Stock options to acquire 3,000 shares will vest on each of February 23, 2018, 2019, 2020, 2021 and 2022.
(6)	Stock options to acquire 6,000 shares are fully vested and exercisable; stock options to acquire 1,500 shares will vest on September 15, 2018.

(7)	Stock options to acquire 4,500 shares are fully vested and exercisable; stock options to acquire 1,500 shares will vest on each of October 1, 2018 and 2019.
(8)	Stock options to acquire 2,000 shares are fully vested and exercisable; stock options to acquire 1,000 shares will vest on each of August 15, 2018, 2019 and 2020.
(9)	Stock options to acquire 1,000 shares are fully vested and exercisable; stock options to acquire 1,000 shares will vest on each of August 26, 2018, 2019, 2020 and 2021.
(10)	Stock options to acquire 2,000 shares will vest on each of February 23, 2018, 2019, 2020, 2021 and 2022.

Nonqualified Deferred Compensation Plan

Spirit’s named executive officers are eligible to participate in the Spirit of Texas Bank Nonqualified Deferred Compensation Plan, which we refer to as the deferred compensation plan, which Spirit adopted in 2016. Spirit maintains the deferred compensation plan for the purposes of providing a competitive benefit and allowing executives and certain other senior employees an opportunity to defer income tax payments on their cash compensation within the restrictions imposed by the Code, and to assist executives in their retirement planning. the deferred compensation plan allows executives to voluntarily defer up to 75.0% of base salary and/or up to 100.0% of paid bonus or commissions. Spirit does not provide any matching contributions but, in its discretion, Spirit may make an annual contribution to an executive’s account based on individual and/or company performance. Any such annual contribution would vest in five equal annual installments beginning on the third anniversary of the contribution date. Earnings on deferrals are credited as a rate of return based on the percentage change in the S&P 500 Index over a one-year period, and such return is credited to the executive’s account at the end of such period. The return is subject to a cap rate of 12.0% and a floor rate of 0.0%. All amounts deferred by participants are fully vested, and amounts contributed by Spirit will automatically vest upon normal retirement beginning at age 65, death, disability or a change in control. Participants would forfeit any company contributions upon a termination for cause or engaging in competition with a competitor, as such terms are defined in Spirit’s employee handbook. Distributions under the deferred compensation plan will be paid out upon a fixed date (to the extent the participant chose the date on which his or her account balances are to be distributed) or following an event of certain financial hardship, termination of employment, death, disability or change in control. Deferred compensation account balances are unsecured and all amounts remain part of Spirit’s operating assets. In 2017, Spirit’s named executive officers contributed the following amounts to their deferred compensation plan accounts:

	Contributions	December 31, 2017 Balance
Dean O. Bass	$23,233	$45,313
David M. McGuire	22,881	38,056
Jerry D. Golemon	25,774	38,814
Jeffrey A. Powell	25,774	38,814

Spirit did not make any contributions to such accounts in 2017.

Employment Agreements

Dean O. Bass and David M. McGuire

In connection with its IPO, Spirit entered into new employment agreements with each of Mr. Bass and Mr. McGuire, effective as of March 1, 2017. These agreements replace Spirit’s prior employment agreements with Mr. Bass and Mr. McGuire. The material terms of the new employment agreements are summarized below.

Each agreement provides for the payment of base salary, annual incentive bonus, equity (long-term incentive plan) grants, reimbursement of expenses for club dues at a club approved by the Spirit board of directors, the use of an automobile and reimbursement for all costs and expenses related to operating the automobile or a vehicle allowance in an amount approved by the Spirit board or directors, and other customary benefits. Each executive’s agreement has an initial two-year term that expires on March 1, 2019, but it is subject to automatic renewals at the end of such term and each renewal term for successive one-year terms, unless either Spirit or the executive gives written notice not to extend at least 90 days before the end of the renewal term.

Each executive is entitled to receive severance payments if his employment terminates for certain reasons:

•

if the executive’s employment terminates due to death or disability, he or his estate is entitled to his base salary, accrued vacation, and other benefits accrued or payable but not yet paid, through the date of termination, plus a pro rata portion of his target annual incentive bonus for the period in which the termination occurred;

•

if the executive terminates his employment without good reason or if his employment is terminated for cause, he is entitled to his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination;

•

if Spirit terminates the executive’s employment without cause or if the executive terminates his employment for good reason not in connection with a change in control or within two years after a change in control, he is entitled to (i) his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination, to be paid within six days of the date of termination, (ii) a payment equal to two times the sum of the amount of his base salary for the year in which the termination occurs plus all bonus, profit sharing and other annual incentive payments made by Spirit to him with respect to the most recent full year preceding the year in which the termination occurs, to be paid within 30 days of the date of termination, and (iii) benefits equal in value to each life, health, accident or disability benefit to which he was entitled immediately before termination for 18 months after the date of termination, plus the option to have assigned to him any assignable insurance policy owned by Spirit or relating specifically to him;

•

if, prior to and in connection with, or within two years after, a change in control, Spirit terminates the executive’s employment for any reason other than death, disability or cause, he is entitled to (i) his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination, to be paid within six days of the date of termination, (ii) an amount equal to three times the aggregate of his base salary for the year in which the termination occurs plus all bonus, profit sharing and other annual incentive payments made by Spirit to him with respect to the most recent full year preceding the year in which the termination occurs, to be paid within 30 days of the date of termination, and (iii) benefits equal in value to each life, health, accident or disability benefit to which he was entitled immediately before termination for 18 months after the date of termination, plus the option to have assigned to him any assignable insurance policy owned by Spirit or relating specifically to him.

Under the terms of the agreements, the amount of these severance benefits would be reduced to the extent necessary so that the aggregate amount of benefits would not be subject to excise tax under Sections 280G and 4999 of the Code if and only if (x) such reduction produces a better net after-tax position than the total payment provided for herein and (y) there are no other amounts receivable by the executive from Spirit that may not be reduced such that the aggregate amount of benefits would not be subject to such excise tax.

Each executive’s agreement provides that he is subject to a non-competition and non-solicitation obligation for 12 months following his termination of employment. Spirit may, in its sole discretion, pay each executive his base salary for up to 12 months after the termination date as additional compensation for his compliance with the non-competition and non-solicitation provision of the employment agreement. Each executive is required to execute a release of claims.

Each executive’s agreement also provides that he will be entitled to indemnification to the extent permitted by law.

Under the employment agreements, “cause” means the (i) willful and continued failure by the executive substantially to perform his duties (other than from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered to the executive by the Spirit board of directors (which demand must specifically identify the manner in which it is believed the executive has not substantially performed his duties) with a reasonable period of opportunity for such substantial performance to be provided or (ii) willful engaging by the executive in illegal misconduct materially and demonstrably injurious to Spirit.

Under the employment agreements, “good reason” means any of the following occurs:

•	any material diminution of the executive’s authority, duties or responsibilities;

•	a change in the executive’s business location of more than 30 miles;

•

a diminution by Spirit in the executive’s (i) base salary; or (ii) prior to and in connection with, or within two years after, a change in control, the target annual bonus amount under any annual incentive plan in a manner inconsistent with other senior management employees; or

•	any action or inaction that constitutes a material breach of the employment agreement by Spirit.

Jerry D. Golemon and Jeffrey A. Powell

In connection with its IPO, Spirit entered into a new employment agreement with Mr. Golemon, effective as of March 1, 2017. This agreement replaced Spirit’s prior employment agreement with Mr. Golemon. Spirit entered into an employment agreement with Mr. Powell in connection with his joining the company in July 2017. The material terms of the new employment agreements are summarized below.

The agreement provides for the payment of base salary, annual incentive bonus, equity (long-term incentive plan) grants, reimbursement of expenses for club dues at a club approved by the Spirit board of directors, the use of an automobile and reimbursement for all costs and expenses related to operating the automobile or a vehicle allowance in an amount approved by the Spirit board or directors (up to $1 thousand per month for Mr. Powell), and other customary benefits. Pursuant to his agreement, Mr. Powell received a $10 thousand signing bonus and an additional $10 thousand bonus after the first six months of satisfactory employment. The executive’s agreement has an initial one-year term that expires on March 1, 2018 in the case of Mr. Golemon and July 10, 2018 in the case of Mr. Powell, but it is subject to automatic renewals at the end of such term and each renewal term for successive one-year terms, unless either Spirit or the executive gives written notice not to extend at least 90 days before the end of the renewal term.

The executive is entitled to receive severance payments if his employment terminates for certain reasons:

•

if the executive’s employment terminates due to death or disability, he or his estate is entitled to his base salary, accrued vacation, and other benefits accrued or payable but not yet paid, through the date of termination, and Spirit has the option (but not the obligation) to pay a pro rata portion of his target annual incentive bonus for the period in which the termination occurred;

•

if the executive terminates his employment without good reason or if his employment is terminated for cause, he is entitled to his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination;

•

if Spirit terminates the executive’s employment without cause or if the executive terminates his employment for good reason not in connection with a change in control or within two years after a change in control, he is entitled to (i) his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination, to be paid within six days of the date of termination, (ii) a payment equal to the amount of his base salary for the year in which the termination occurs, which amount can be paid in lump sum within 30 days of the date of termination or, at Spirit’s election, in 12 equal monthly installments, and (iii) benefits equal in value to each life, health, accident or disability benefit to which he was entitled immediately before termination for 12 months after the date of termination; or

•

if, prior to and in connection with, or within two years after, a change in control, Spirit terminates the executive’s employment for any reason other than death, disability or cause or the executive terminates his employment for good reason, he is entitled to (i) his base salary, accrued vacation, and other benefits earned or payable but not yet paid, through the date of termination, to be paid within six days of the date of termination, (ii) an amount equal to his base salary for the year in which the termination occurs plus all bonus, profit sharing and other annual incentive payments made by Spirit to him with respect to the most recent full year preceding the year in which the termination occurs, to be paid within 30 days of the date of termination, and (iii) benefits equal in value to each life, health, accident or disability benefit to which he was entitled immediately before termination for 12 months after the date of termination, plus the option to have assigned to him any assignable insurance policy owned by Spirit or relating specifically to him.

Under the terms of the agreement, the amount of these severance benefits would be reduced to the extent necessary so that the aggregate amount of benefits would not be subject to excise tax under Sections 280G and 4999 of the Code if and only if (x) such reduction produces a better net after-tax position than the total payment provided for herein and (y) there are no other amounts receivable by the executive from Spirit that may not be reduced such that the aggregate amount of benefits would not be subject to such excise tax.

The executive’s agreement provides that he is subject to a non-competition and non-solicitation obligation for 12 months following his termination of employment. The executive is required to execute a release of claims.

The executive’s agreement also provides that he will be entitled to indemnification to the extent permitted by law. Under the employment agreement, “cause” means:

•	executive’s breach of the employment agreement;

•

failure to satisfactorily perform executive’s duties under the employment agreement, to follow the direction (consistent with duties) of the Spirit board of directors or any other individual to whom executive reports, or to follow Spirit’s procedures, policies and rules;

•	any willful act or omission which is, or is likely to be, injurious to Spirit or its business reputation;

•

dishonesty, fraud, malfeasance, negligence or misconduct, including the delay of information delivered to the Spirit board of directors or any other individual to whom executive reports, the incompleteness of reporting to the Spirit board of directors or any other individual to whom executive reports, or any effort to mislead or improperly influence the Spirit board of directors or any other individual to whom executive reports;

•	arrest, indictment for, or conviction of, or entry of a plea of guilty or no contest to, a felony or a crime involving moral turpitude; or

•	resignation or failure to perform services under the employment agreement;

provided, that Spirit must provide notice to the executive of the “cause” event in the first four bullet points above and the executive will have the right to cure such event within 30 days.

Under the employment agreement, “good reason” means any of the following occurs:

•	any material diminution of the executive’s authority, duties or responsibilities;

•	a change in the executive’s business location of more than 30 miles;

•

a diminution by Spirit in the executive’s (i) base salary; or (ii) prior to and in connection with, or within two years after, a change of control, the target annual bonus amount under any annual incentive plan in a manner inconsistent with other senior management employees; or

•	any action or inaction that constitutes a material breach of the employment agreement by Spirit.

Stock Incentive Plans

2008 Stock Plan

In 2008, Spirit adopted the ST Financial Group, Inc. 2008 Stock Plan, which we refer to as the 2008 stock plan, to provide incentive compensation opportunities that are competitive with those of similar companies in order to attract, retain and motivate eligible participants by providing for both the direct award or sale of shares and for the grant of options to purchase shares of Spirit common stock. The 2008 stock plan was subsequently amended on May 17, 2012, May 23, 2013 and May 21, 2015 to increase the number of shares of common stock reserved for issuance to 1,750,000 (such amounts after giving effect to Spirit’s 1-for-2 reverse stock split on March 16, 2017), and on January 19, 2017 to maintain compliance with applicable laws.

The maximum number of shares of Spirit common stock that may be issued pursuant to grants or options under the 2008 stock plan is 1,750,000 shares. Shares covered by an award will be counted as used only to the extent that they are actually issued. In addition, shares attributable to the non-vested, unpaid, unexercised, unconverted or otherwise unsettled portion of any award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for grant of additional awards under the 2008 Stock Plan within the limits provided by the 2008 stock plan. As of March 31, 2018 options to purchase 1,212,047 shares of Spirit common stock under the 2008 stock plan were outstanding. Spirit does not intend to make any further grants of awards under the 2008 Stock Plan. Rather, further award grants will be made under the 2017 stock plan. A summary of the material terms of the 2008 Stock Plan are described below.

Plan Administration. The 2008 stock plan may be administered by the Spirit board of directors or one or more committees of the Spirit board of directors. The 2008 stock plan has historically been administered by the Spirit board of directors, but as of February 23, 2017, is now administered by Spirit’s compensation committee. Spirit’s compensation committee has the authority to designate participants, determine the type and number of awards to be granted under the 2008 Stock Plan and determine the terms and conditions of any such award.

Eligibility. The 2008 stock plan permits the grant of stock options not described in Sections 422(b) or 423(b) of the Code and the direct award or sale of shares of Spirit common stock to Spirit’s employees, officers, outside directors and consultants. The 2008 stock plan also permits the grant of incentive stock options, or ISOs, to employees and officers.

Incentive Awards. The 2008 stock plan authorizes stock options and stock awards.

Stock Options. A stock option gives the awardee the right to purchase a certain number of shares of Spirit common stock at a future date at a specified price per share generally equal to, but not less than, the fair market value of a share on the date of grant. The exercise price of each stock option granted under the 2008 Stock Plan will be determined by the compensation committee. The compensation committee may authorize the grant of either an incentive stock option, which we refer to as ISO, or a nonqualified stock option, which we refer to as NQSO, that does not constitute an incentive stock option. ISO benefits are taxed differently from NQSOs, as described under “—Federal Income Tax Treatment of Awards under the 2008 Stock Plan” below. Stock options are subject to vesting requirements generally over a five-year period of continued service. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by Spirit’s compensation committee.

Stock Awards. A stock award represents the right to purchase or receive shares of Spirit common stock, typically a fixed number of shares. Spirit’s compensation committee specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares. Any right to purchase shares will automatically expire if not exercised within 30 days after the grant of the right was communicated to the participant.

Payment for Shares. The exercise price for stock options and the purchase price (if any) for stock awards may be paid in any of the following forms as determined by the Spirit board of directors or compensation committee and set forth in the award agreement: (i) cash, (ii) existing shares of Spirit common stock (unless this would cause Spirit to recognize additional compensation expense with respect to the option for financial reporting purposes), (iii) issuance of a full-recourse promissory note secured by a pledge of the shares purchased, (iv) a broker-assisted cashless exercise or (v) proceeds from a loan from a broker approved by Spirit secured by a pledge of the shares purchased. Notwithstanding the foregoing, no such loans, notes or other exercise arrangements will be permitted to the extent that such arrangement is prohibited by applicable law, including but not limited to Section 13(k) of the Exchange Act.

Agreements. The terms of each grant or award of shares or stock options, including terms relating to vesting, are set forth in a stock option agreement or stock purchase agreement; provided that no stock option award will have a term that exceeds ten years from the date of grant or an exercise price of less than 100% of the fair market value of a share of Spirit common stock on the date of grant.

Regulatory Requirements. If Spirit’s capital falls below minimum regulatory requirements, if directed by federal or state regulators, Spirit may require the option or award holder to exercise (to the extent then exercisable) or forfeit the option or award within such time period as required by the regulators.

Transfer Restrictions. Any shares granted or issued upon exercise of an option are subject to special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the board of directors may determine at the time of grant. Stock options are generally only transferable by beneficiary designation, gift to an immediate family member, a will or other laws of descent and distribution. Stock awards are not transferable.

Termination of Employment. Unless the Spirit board of directors provides otherwise in an agreement, upon a termination of a participant’s employment, such participant’s stock options or unvested grant of shares will generally cease to be exercisable and will terminate on the date of such termination.

Change in Control. Unless the Spirit board of directors provides otherwise in a stock option agreement, upon a “change in control” (as defined in the 2008 Stock Plan) in which there is an acquiring or surviving entity, all options to the extent not previously terminated or vested will be accelerated and fully exercisable if the stock options do not remain outstanding, the options are not assumed by the surviving corporation or its parent, and the surviving corporation or its parent does not substitute options with substantially the same terms.

Right of Repurchase and Right of First Refusal. Spirit generally has a right to repurchase the shares of stock issued upon the exercise of any stock option granted under the 2008 Stock Plan from the holder upon the termination of the holder’s employment. Spirit does not intend to exercise this right. In addition, Spirit generally has a right of first refusal in the event a holder proposes to sell, pledge or otherwise transfer any shares of stock issued upon the exercise of any stock option granted under the 2008 Stock Plan. The right of first refusal terminated upon the completion of the IPO.

Amendment and Termination. The Spirit board of directors may, in its discretion, amend or alter the terms of the 2008 Stock Plan at any time, provided that Spirit’s shareholders must approve any amendment if the amendment increases the number of shares available for issuance under the 2008 Stock Plan, materially changes the class of persons who are eligible for the grant of ISOs or shareholder approval is required under applicable law or regulation. Shareholder approval will not be required for any other amendment to the 2008 Stock Plan. The Spirit board of directors may modify the terms and conditions of any outstanding options; provided, that no amendment may impair the option holder’s rights or increase the option holder’s obligations under such options without the consent of the option holder. Additionally, except in connection with a corporate transaction involving Spirit(including stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation or similar corporate transaction), the terms of outstanding options may not be amended to reduce the exercise price or cancel outstanding options in exchange for cash, other awards of shares of options, or options with an exercise price that is less than the exercise price of the original options without stockholder approval. The 2008 stock plan will automatically terminate on May 21, 2025, which is ten years after the most recent increase in the number of shares reserved under the 2008 Stock Plan that was approved by Spirit’s shareholders in May 2015.

Federal Income Tax Treatment of Awards under the 2008 Stock Plan. Federal income tax consequences (subject to change) relating to awards under the 2008 Stock Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

For NQSOs, Spirit generally is entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, Spirit is generally not entitled to a deduction, nor does the participant recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the 2008 Stock Plan generally follow certain basic patterns: nontransferable stock awards subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses and performance share awards are generally subject to tax at the time of payment. Spirit will generally have a corresponding deduction at the time the participant recognizes income. However, as for those awards subject to ISO treatment, Spirit would generally have no corresponding compensation deduction.

If an award is accelerated under the 2008 Stock Plan in connection with a change in control (as this term is used under the Code), Spirit may not be permitted to deduct the portion of the compensation attributable to the acceleration, which we refer to as parachute payments, if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered).

2017 Stock Incentive Plan

On January 19, 2017, the Spirit board of directors approved the adoption of the 2017 Stock Incentive Plan, which we refer to as the 2017 stock plan, and recommended to the shareholders that the 2017 stock plan be approved. Spirit’s shareholders approved the 2017 stock plan on February 23, 2017.

The purpose of the 2017 stock plan is to attract and retain officers, employees, directors and other service providers by providing them with additional incentives, and to promote the long-term growth and profitability of Spirit. The maximum number of shares of Spirit common stock that may be issued pursuant to awards under the 2017 stock plan equals 1,000,000 (after giving effect to Spirit’s 1-for-2 reverse stock split on March 16, 2017), all of which may be subject to incentive stock option treatment. The total number of shares that may be issued for awards to any single participant during a calendar year is 250,000 (after giving effect to Spirit’s 1-for-2 reverse stock split on March 16, 2017). Shares covered by an award will be counted as used only to the extent that they are actually issued. In addition, shares attributable to the non-vested, unpaid, unexercised, unconverted or otherwise unsettled portion of any award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for grant of additional awards under the 2017 stock plan within the limits provided by the 2017 stock plan. As of March 31, 2018, options to purchase 132,777 shares of Spirit common stock under the 2017 stock plan were outstanding, all at an exercise price of $15.00 per share, and options to purchase 65,933 shares of common stock at an exercise price of $21.00 per share under the 2017 stock plan. A summary of the material terms of the 2017 stock plan is described below.

Administration. The Spirit board of directors or one or more committees appointed by the Spirit board of directors will administer the 2017 stock plan. The Spirit board of directors may delegate some or all of its authority with respect to the 2017 stock plan to a committee of directors and may delegate certain limited award grant authority to one or more officers of Spirit. (The appropriate acting body, be it the Spirit board of directors of, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this summary as the Administrator.) The Administrator determines which employees, directors and other individuals shall receive grants of awards, the number of shares that are subject to awards and the terms and conditions of such awards, including the price (if any) to be paid for the shares or the award. Along with other authority granted to the Administrator under the 2017 stock plan, the Administrator may (i) determine fair market value, (ii) select recipients of awards, (iii) determine the number of shares subject to awards, (iv) determine the terms and conditions of awards, and (v) amend outstanding awards.

Eligibility. Persons eligible to receive awards under the 2017 stock plan include Spirit’s officers, employees, directors and other service providers. The Administrator determines from time to time the participants to whom awards will be granted.

Adjustments or Changes in Capitalization. In the event of any change in the outstanding shares of Spirit common stock by reason of a stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, or similar corporate transaction, the Administrator will provide for a substitution for or an adjustment in the (i) number and class of securities subject to outstanding awards, (ii) the consideration to be received upon exercise or vesting of an award, (iii) the exercise price of options, (iv) the aggregate number and class of securities for which awards may be granted under the 2017 stock plan, and/or (v) the maximum number of securities with respect to which an employee may be granted awards during any calendar year.

Performance Goals. The performance goals for awards intended to qualify as “performance-based compensation” will be based on measurable and attainable financial targets selected by the Administrator from the following list with respect to Spirit: growth in interest income and expense; net income; net interest margin; efficiency ratio; reduction in nonaccrual loans and non-interest expense; growth in non-interest income and ratios to earnings assets; net revenue growth and ratio to earning assets; capital ratios; asset or liability interest rate sensitivity and gap; effective tax rate; deposit growth and composition; liquidity management; securities portfolio (value, yield, spread, maturity, or duration); earning asset growth and composition (loans, securities); non-interest income (e.g., fees, premiums and commissions, loans, wealth management, treasury management, insurance, funds management); overhead ratios, productivity ratios; credit quality measures; return on assets; return on equity; economic value of equity; compliance and regulatory ratings; internal controls; enterprise risk measures (e.g., interest rate, loan concentrations, portfolio composition, credit quality, operational measures, compliance ratings, balance sheet, liquidity, insurance); volume in production or loans; cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; profit margin; earnings per share; operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, securities offerings or similar extraordinary business transactions; sales growth; price of Spirit common stock; return on investment; return on assets, equity or shareholders’ equity; market share; inventory levels, inventory turn or shrinkage; customer satisfaction; or total return to shareholders. The Administrator may provide in any award intended to qualify as performance-based compensation under Section 162(m) of the Code that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) changes in tax laws, accounting principles or other laws or provisions, (iv) reorganization or restructuring programs, (v) acquisitions and divestitures, (vi) foreign exchange gains or losses, or (vii) gains and losses that are treated as unusual in nature or that occur infrequently under ASC Topic 225. Performance goals may be absolute in their terms or measured against or in relationship to other companies. Performance goals may be particular to an award recipient or the department, branch, affiliate, or division in which the award recipient works, or may be based on the performance of Spirit, one or more of its affiliates, or Spirit and one or more of its affiliates, and may cover such period(s) as the Administrator may specify.

The performance goals will be established by the Administrator.

Incentive Awards. The 2017 stock plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, and performance-based awards. The 2017 stock plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Certain awards may be paid or settled in cash. An option or stock appreciation right will expire, or other award will vest, in accordance with the schedule set forth in the applicable award agreement.

Stock Options. A stock option is the right to purchase shares of Spirit common stock at a future date at a specified price per share generally equal to, but no less than, the fair market value of a share on the date of grant. An option may either be an ISO or a NQSO. ISO benefits are taxed differently from NQSOs, as described under “–Federal Income Tax Treatment of Awards under the 2017 stock plan” below. ISOs also are subject to more restrictive terms and are limited in amount by the Code and the 2017 stock plan. The exercise price for each option granted is determined in accordance with the method as defined in the 2017 stock plan, except that the option exercise price may not be less than 100% of the fair market value of a share of Spirit common stock on the date of grant (110% in the case of ISOs granted to an employee who owns stock representing more than 10% of the voting power of Spirit’s capital stock). All options granted under the 2017 stock plan will expire no later than 10 years from the date of grant (five years in the case of ISOs granted to an employee who owns stock representing more than 10% of the voting power of Spirit’s capital stock). The method of exercising an option granted under the 2017 stock plan will be set forth in the 2017 stock plan and the stock option agreement for that particular option. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Administrator.

Stock Appreciation Rights. Stock appreciation rights permit the holder to receive the appreciation in the value of Spirit common stock directly from Spirit in cash or shares of Spirit common stock. The Administrator determines the number of covered shares, the exercise price, the vesting schedule for stock appreciation rights, and whether the stock appreciation rights will be settled in cash or stock. Upon exercise of vested stock appreciation rights, the holder will receive, as determined by the Administrator, either (i) cash in an amount equal to the difference between the fair market value of Spirit common stock at the date of exercise and the exercise price of the stock appreciation right, multiplied by the number of shares with respect to which the stock appreciation rights are exercised or (ii) a number of shares of Spirit common stock equal to such amount of cash divided by fair market value of Spirit common stock on the date of exercise. The exercise price for each stock appreciation right granted will not be less than the fair market value of a share of Spirit common stock on the date of grant.

Restricted Stock. A grant of shares of restricted stock represents shares of Spirit common stock that are subject to restrictions on disposition and the obligation of the awardee to forfeit and surrender the shares under certain circumstances (forfeiture restrictions). A restricted stock award is typically for a fixed number of shares of common stock subject to restrictions. The Administrator specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares. Except for these restrictions and any others imposed by the Administrator, upon the grant of restricted stock the recipient will have rights of a shareholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock.

Dividend Equivalent Rights. Dividend equivalent rights entitle the holder to receive payments from Spirit in an amount determined by reference to any cash dividends paid on a specified number of shares of Spirit common stock during the period the rights are effective. Payment may be made in cash or shares of Spirit common stock. To the extent a dividend equivalent right is granted in connection with another award that is subject to vesting conditions, such dividend equivalent right generally will vest and be eligible for payment on the same terms and conditions that apply to the vesting of the underlying award.

Performance Awards. The payment of the value of a performance award is conditioned upon the achievement of performance goals set by the compensation committee at the time of granting the performance award and may be paid in cash, shares of Spirit common stock, or a combination thereof.

Restricted Stock Units. Restricted stock units are not shares of Spirit common stock and do not entitle the recipients to the rights of a shareholder, but rather entitle the holder upon their settlement to the value of one share of Spirit common stock. Restricted stock units granted under the 2017 stock plan may or may not be subject to performance conditions. Restricted stock units will be settled in shares of Spirit common stock or cash in an amount based on the fair market value of Spirit common stock on the settlement date.

Transfer Restrictions. Subject to certain exceptions, awards under the 2017 stock plan are not transferable by the recipient and are generally exercisable, during the recipient’s lifetime, only by him or her.

Termination of or Changes to the 2017 Plan. The Spirit board of directors may amend or terminate the 2017 stock plan at any time, except that no amendment will be effective without shareholder approval if such approval is required by applicable law or regulation, and no amendment or termination may impair the rights of any holder of outstanding awards without his or her consent. Additionally, no award may be amended or otherwise subject to any action that would be treated, for accounting purposes, as a “repricing” of such award without shareholder approval.

Change in Control. Vesting of awards may be accelerated in the event of certain change in control situations.

Federal Income Tax Treatment of Awards under the 2017 stock plan. Federal income tax consequences relating to awards under the 2017 stock plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

For NQSOs, Spirit is generally entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, Spirit is generally not entitled to a deduction nor does the optionee recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the 2017 stock plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as NQSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses and performance share awards are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. Spirit will generally have a corresponding deduction at the time the participant recognizes income. However, as for those awards subject to ISO treatment, Spirit will generally have no corresponding compensation deduction.

Tax Reform

The Tax Reform was enacted on December 22, 2017. Prior to the Tax Reform, Section 162(m) of the Code generally limited to $1.0 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s Chief Executive Officer or any of its three next-highest-paid employees (other than its Chief Financial Officer). Performance-based compensation is not subject to this limit on deductibility so long as such compensation meets certain requirements, including stockholder approval of material terms. The Tax Reform includes a major overhaul to Section 162(m), which takes effect for tax years beginning after December 31, 2017. Under the Tax Reform, all new grants of executive compensation will be subject to the $1.0 million limit on deductibility, including performance based and non-performance based compensation. The

Tax Reform contains a grandfathering provision that provides that any compensation pursuant to a written binding contract that was in effect on November 2, 2017 and was not materially modified after that date is not subject to this change to the exception to the $1.0 million limit on deductibility. In 2018, Spirit will be reviewing the Tax Reform and its application and impact, if any, on Spirit’s compensation programs.

Director Compensation

Spirit currently pays its directors, other than those directors who are employed by Spirit or Spirit Bank, based on the directors’ participation in board and committee meetings, and Spirit Bank currently pays its directors in the same manner. Directors who are also employed by Spirit or Spirit Bank do not receive director remuneration for serving as a director of Spirit or Spirit Bank, but are compensated in their capacity as employees. The following table sets forth the compensation earned, awarded or paid during 2017 to each director who served on the Spirit board of directors in 2017, other than Messrs. Bass and McGuire, whose compensation is described in the “—Summary Compensation Table” above. The table also includes compensation earned by each director that is attributable to his service as a director of Spirit Bank.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Robert S. Beall	36,500	—	13,983	—	50,483
Thomas Jones, Jr.	28,200	—	13,983	—	42,183
Leo T. Metcalf, III	62,700	—	13,983	—	76,683
Steven M. Morris	65,000	—	13,983	—	78,983
Akash J. Patel	39,000	—	13,983	—	52,983
H. D. Patel	36,500	—	13,983	—	50,483
Thomas C. Sooy	63,700	—	13,983	—	77,683
Andrew J. Segal*	4,500	—	13,983	—	18,483
Hugo Del Pozzo*	6,900	—	13,983	—	20,883
Steven W. Krablin*	7,900	—	13,983	—	21,883
Guy M. Lewis*	6,000	—	13,983	—	19,983
Dr. Ramachandra Malya*	6,400	—	13,983	—	20,383
Naren R. Patel*	—	—	—	—	—
Nilkanth Patel*	6,400	—	13,983	—	20,383

*	This individual no longer serves on the Spirit board of directors as Spirit scaled down the number of directors in anticipation of its IPO.
(1)

Assumptions used in the calculation of the amounts in these columns are included in Note 14 to Spirit’s audited consolidated financial statements included in this document. The amounts represent the aggregate grant date fair values of equity awards granted pursuant to the 2017 stock plan and 2008 Stock Plan during the applicable year, computed in accordance with ASC 718.

(2)

During 2017, each non-employee director who served on the Spirit board of directors in 2017 (other than Naren R. Patel) was awarded options to purchase 5,000 shares of Spirit common stock under the 2017 stock plan. The aggregate number of option awards held by Spirit’s existing non-employee directors as of December 31, 2017 is as follows:

Name	No. of Options(1)
Robert S. Beall	18,750
Thomas Jones, Jr.	22,750
Leo T. Metcalf, III	21,250
Steven M. Morris	17,750
Akash J. Patel	22,750
H.D. Patel	17,750
Thomas C. Sooy	22,750

(1)

All options are fully vested. In February 2017, the Spirit board of directors approved the acceleration of vesting of all options held by members of the Spirit board of directors and the board of directors of Spirit Bank.

Spirit’s director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities and to assist in recruiting high-caliber directors. Spirit’s director fees are as follows:

Annual retainer fee	$16 thousand (paid $4 thousand per quarter)
Annual committee chair retainer	$4 thousand (paid $1 thousand per quarter)
Meeting fees	$800 for each Board meeting and $500 for each Board committee meeting

Spirit’s compensation committee may, in its discretion, award the directors an annual equity award.

Spirit’s compensation committee granted each non-employee director a stock option award to purchase 3,000 shares of Spirit common stock, the exercise price for which is $21.00 and which vests in five equal-annual installments on each of the first five anniversaries of the May 3, 2018 grant date.

All non-employee directors have been and will continue to be reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of the Spirit board of directors or any committees thereof. Directors are also entitled to the protection provided by the indemnification provisions in Spirit’s second amended and restated certificate of formation and amended and restated bylaws, as well as the articles of association and bylaws of Spirit Bank.

BENEFICIAL OWNERSHIP OF SPIRIT COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF SPIRIT

The following table sets forth information with respect to the beneficial ownership of Spirit common stock as of August 3, 2018, subject to certain assumptions set forth in the footnotes, and as adjusted to reflect the issuance of Spirit common stock in connection with the merger, for:

•	each shareholder, or group of affiliated shareholders, who Spirit knows beneficially owns more than 5.0% of the outstanding shares of Spirit common stock;

•	each of Spirit’s directors;

•	each of Spirit’s named executive officers; and

•	all of Spirit’s executive officers and directors as a group.

Spirit is not aware of any shareholder, or group of affiliated shareholders, who beneficially owns more than 5.0% of the outstanding shares of Spirit common stock. Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of Spirit common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, Spirit believes the beneficial owners of Spirit common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors” is c/o Spirit of Texas Bancshares, Inc., 1836 Spirit of Texas Way, Conroe, Texas 77301.

Name	Shares Beneficially Owned Currently		Percentage Beneficially Owned After Giving Effect to the Merger(2)
	Number	Percentage(1)	Percentage
Named Executive Officers and Directors
Dean O. Bass(3)	298,040	3.00%	2.47%
David M. McGuire(4)	269,699	2.71%	2.23%
Jerry D. Golemon(5)	37,842	*	*
Jeffrey A. Powell(6)	238	*	*
Robert S. Beall(7)	132,747	1.35%	1.11%
Thomas Jones, Jr.(8)	57,750	*	*
Leo T. Metcalf, III(9)	195,536	1.99%	1.64%
Steven M. Morris(10)	139,750	1.42%	1.17%
Akash J. Patel(11)	203,605	2.08%	1.70%
H.D. Patel(12)	67,750	*	*
Thomas C. Sooy(13)	41,165	*	*
All Executive Officers and Directors as a group (11 persons)	1,444,122	14.04%	11.62%

*	Amount represents less than 1.0% of outstanding common stock.
(1)	Based on 9,787,449 shares of Spirit common stock outstanding as of August 3, 2018.
(2)	Based on 2,142,857 shares of Spirit common stock issued to Comanche shareholders pursuant to the reorganization agreement.
(3)

This number includes 151,992 shares owned directly by Mr. Bass and his spouse jointly, and options to purchase 146,048 shares of common stock that are currently exercisable or will become exercisable within 60 days. 149,292 shares have been pledged to secure loans from third party lending institutions.

(4)

This number includes 118,176 shares owned directly by Mr. McGuire, 4,999 shares held by Mr. McGuire for the benefit of his children, and options to purchase 146,524 shares of common stock that are currently exercisable or will become exercisable within 60 days. 120,475 shares have been pledged to secure loans from a third party lending institution.

(5)

This number includes 4,423 shares owned directly by Mr. Golemon, 419 shares of common stock subject to a warrant exercisable prior to August 24, 2020 and options to purchase 33,000 shares of common stock that are currently exercisable or will become exercisable within 60 days.

(6)	This number includes 238 shares owned directly by Mr. Powell.
(7)

This number includes 12,568 shares owned directly by Mr. Beall, 101,429 shares held by an irrevocable trust of which Mr. Beall is the trustee, and options to purchase 18,750 shares of common stock that are currently exercisable. The number of shares does not include 3,660 shares held by two irrevocable trusts established for the benefit of Mr. Beall’s children, with respect to which Mr. Beall is not the trustee and does not control the voting or investment decisions of the trustee. Mr. Beall disclaims beneficial ownership of the 3,660 shares held by these trusts.

(8)

This number includes 20,000 shares owned directly by Mr. Jones, 15,000 shares of common stock subject to a warrant exercisable prior to November 17, 2018, and options to purchase 22,750 shares of common stock that are currently exercisable.

(9)

This number includes 30,000 shares owned directly by Mr. Metcalf, 50,001 shares held by Mr. Metcalf’s IRA, 28,809 shares held by Mr. Metcalf’s spouse, and options to purchase 21,250 shares of common stock that are currently exercisable. This number also includes 65,476 shares held by a family limited partnership that is owned by Mr. Metcalf’s spouse and three adult children. Any decisions to vote or dispose of the shares must be made by at least two of the four partners in the family limited partnership. Mr. Metcalf disclaims beneficial ownership over the shares held by his spouse and the family limited partnership.
(10)

This number includes 107,000 shares owned directly by Mr. Morris and his spouse jointly, 15,000 shares of common stock subject to a warrant exercisable prior to November 17, 2018, and options to purchase 17,750 shares of common stock that are currently exercisable.

(11)	This number includes 180,855 shares owned directly by Mr. Akash J. Patel and options to purchase 22,750 shares of common stock that are currently exercisable.
(12)	This number includes 50,000 shares owned by a family limited partnership that Dr. H. D. Patel controls and options to purchase 17,750 shares of common stock that are currently exercisable.
(13)

This number includes 1,996 shares owned directly by Mr. Sooy, 16,000 shares held by Mr. Sooy’s IRA, 419 shares of common stock subject to a warrant exercisable prior to August 24, 2020, and options to purchase 22,750 shares of common stock that are currently exercisable.

BENEFICIAL OWNERSHIP OF COMANCHE COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF COMANCHE

The following table sets forth information with respect to the beneficial ownership of Comanche common stock as of August 31, 2018, subject to certain assumptions set forth in the footnotes, for:

•	each shareholder, or group of affiliated shareholders, who Comanche knows beneficially owns more than five percent of the outstanding shares of Comanche common stock;

•	each of Comanche’s directors;

•	each of Comanche’s named executive officers; and

•	all of Comanche’s executive officers and directors as a group.

Spirit is not aware of any shareholder, or group of affiliated shareholders, who beneficially owns more than 5.0% of the outstanding shares of Comanche common stock. Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of Comanche common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, Spirit believes the beneficial owners of Comanche common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors” is c/o Comanche National Corporation, 100 East Central Street, Comanche, Texas 76442.

Name	Number Shares Beneficially Owned	Percentage Beneficially Owned(1)
Named Executive Officers and Directors
William K. Nix	121,125	30.34%
Beverlee Nix	121,125	30.34%
Jim Dudley	10,014	2.51%
John Dudley	3,101	*
Ellison Carter	1,100	*
Elton McDonald	750	*
Jeff D. Stewart	2,100	*
Frazier Clark	100	*
All Executive Officers and Directors as a group (8 persons)	259,415	64.97%

*	Amount represents less than 1.0% of outstanding common stock.

LEGAL MATTERS

The validity of the Spirit common stock to be issued in the merger will be passed upon for Spirit by Hunton. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Spirit by Hunton and for Comanche by Fenimore Kay.

EXPERTS

The consolidated financial statements of Spirit and its subsidiaries as of and for the years ended December 31, 2017 and 2016, have been included herein in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

The consolidated financial statements of Comanche and its subsidiaries as of and for the years ended December 31, 2017 and 2016, have been included herein in reliance upon the report of Stovall, Grandey & Allen, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Spirit has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Spirit common stock that Comanche shareholders will be entitled to receive in connection with the merger. This document is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Spirit and Spirit common stock. The rules and regulations of the SEC allow Spirit to omit certain information included in the registration statement from this document.

Spirit also files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of the materials Spirit files with the SEC at the SEC’s Public Reference Room at 100 F

Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Spirit, including Spirit’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Spirit’s website at https://www.sotb.com as soon as reasonably practicable after Spirit files them with, or furnishes them to, the SEC. Information on Spirit’s website is not incorporated into this document or Spirit’s other securities filings and is not a part of this document.

Any statement contained in this document or in a document incorporated or deemed to be incorporated into this document by reference will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any subsequently filed document that is also incorporated into this document by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

Information about Spirit can also be found in additional documents that Spirit may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of Comanche’s special meeting and Spirit’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You can obtain any of the documents referred to above through Spirit or from the SEC through the SEC’s Internet site at the address described above.

Comanche is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Comanche, please send a request in writing or by telephone to Comanche at the following address or phone number:

Comanche National Corporation

100 East Central Street

Comanche, Texas 76442

Attention: Jeff D. Stewart

(325) 356-2577

To receive timely delivery of these documents in advance of the special meetings, you must make your request no later than five business days before the date of your company’s special meeting. This means that Spirit shareholders requesting documents must do so by             , in order to receive them before the Spirit special meeting, and Comanche shareholders requesting documents must do so by             , in order to receive them before the Comanche special meeting.

Spirit has supplied all information contained in this document relating to Spirit, and Comanche has supplied all information contained in this document relating to Comanche.

Neither Spirit nor Comanche has authorized anyone to give any information or make any representation about the merger, the Spirit stock issuance or their companies that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained herein speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2018	December 31, 2017
Assets:
Cash and due from banks	$17,181	$19,054
Interest-bearing deposits in other banks	35,805	38,895

Total cash and cash equivalents	52,986	57,949

Time deposits in other banks	245	245
Investment securities:
Available for sale securities, at fair value	34,519	37,243

Total investment securities	34,519	37,243

Loans held for sale	7,715	3,814
Loans:
Loans held for investment	917,521	869,119
Less: allowance for loan and lease losses	(6,015)	(5,652)

Loans, net	911,506	863,467

Premises and equipment, net	44,945	42,189
Accrued interest receivable	3,195	3,466
Other real estate owned and repossessed assets	289	21
Goodwill	4,485	4,485
Core deposit intangible	3,135	3,486
SBA servicing asset	3,521	3,411
Deferred tax asset, net	1,616	1,480
Bank-owned life insurance	482	479
Federal Home Loan Bank and other bank stock, at cost	4,830	4,812
Other assets	3,207	3,751

Total assets	$1,076,676	$1,030,298

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$183,618	$176,726
Interest-bearing	220,087	250,491

Total transaction accounts	403,705	427,217
Time deposits	440,978	408,151

Total deposits	844,683	835,368
Accrued interest payable	431	407
Short-term borrowings	15,000	15,000
Long-term borrowings	66,191	76,411
Other liabilities	2,385	3,973

Total liabilities	928,690	931,159

Commitments and contingencies (Note 11)
Stockholders’ Equity:
Preferred stock, $1 par value; 5 million shares authorized; 0 shares issued and outstanding	—	—
Common stock, no par value; 50 million shares authorized; 9,786,611 and 7,280,183 shares issued and outstanding	127,344	82,615
Retained earnings	21,719	17,025
Accumulated other comprehensive income (loss)	(1,077)	(501)

Total stockholders’ equity	147,986	99,139

Total liabilities and stockholders’ equity	$1,076,676	$1,030,298

The accompanying notes are an integral part of these unaudited, consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$13,078	$11,228	$25,369	$21,673
Interest and dividends on investment securities	195	114	409	114
Other interest income	215	278	363	584

Total interest income	13,488	11,620	26,141	22,371

Interest expense:
Interest on deposits	1,941	1,644	3,672	3,229
Interest on FHLB advances and other borrowings	465	384	1,006	775

Total interest expense	2,406	2,028	4,678	4,004

Net interest income	11,082	9,592	21,463	18,367
Provision for loan losses	635	650	974	1,200

Net interest income after provision for loan losses	10,447	8,942	20,489	17,167

Noninterest income:
Service charges and fees	419	349	776	733
SBA loan servicing fees	548	625	1,172	1,171
Mortgage referral fees	208	243	364	373
Gain on sales of loans, net	1,041	2,288	2,515	3,318
Gain (loss) on sales of other assets	7	45	(25)	23
Other noninterest income	80	4	89	11

Total noninterest income	2,303	3,554	4,891	5,629

Noninterest expense:
Salaries and employee benefits	6,043	5,899	12,901	12,503
Occupancy and equipment expenses	1,221	1,302	2,457	2,503
Loan and other real estate related expenses	14	101	77	224
Professional services	314	476	625	749
Data processing and network	321	313	634	582
Regulatory assessments and insurance	266	236	521	468
Amortization of intangibles	175	175	351	351
Advertising	102	157	217	284
Marketing	121	150	239	281
Telephone expense	114	81	212	216
Other operating expenses	690	604	1,273	1,243

Total noninterest expense	9,381	9,494	19,507	19,404

Income before income tax expense	3,369	3,002	5,873	3,392
Income tax expense	688	993	1,179	1,164

Net income	$2,681	$2,009	$4,694	$2,228

Earnings per common share:
Basic	$0.30	$0.28	$0.58	$0.31
Diluted	$0.29	$0.27	$0.56	$0.29
Weighted average common shares outstanding:
Basic	8,851,446	7,273,351	8,104,370	7,187,125
Diluted	9,306,029	7,568,921	8,445,960	7,482,695

The accompanying notes are an integral part of these unaudited, consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$2,681	$2,009	$4,694	$2,228
Other comprehensive income (loss):
Unrealized net holding gains (losses) on investment securities available for sale, net of taxes of $17, $66, $153 and $66, respectively	(65)	(128)	(576)	(128)
Reclassification adjustment for realized (gains) losses on investment securities available for sale included in net income, net of taxes of $0, $0, $0 and $0, respectively	—	—	—	—

Total other comprehensive income (loss)	(65)	(128)	(576)	(128)

Total comprehensive income	$2,616	$1,881	$4,118	$2,100

The accompanying notes are an integral part of these unaudited, consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands)

	Shares of Common Stock	Shares of Preferred Stock	Common Stock	Preferred Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance as of January 1, 2017	7,069,527	170,236	$78,871	$1,753	$12,272	$—	$92,896
Net income	—	—	—	—	2,228	—	2,228
Conversion of preferred stock	170,236	(170,236)	1,753	(1,753)	—	—	—
Exercise of stock options	38,000	—	446	—	—	—	446
Stock-based compensation	—	—	1,160	—	—	—	1,160
Other comprehensive income (loss)	—	—	—	—	—	(128)	(128)

Balance as of June 30, 2017	7,277,763	—	$82,230	$—	$14,500	$(128)	$96,602

Balance as of January 1, 2018	7,280,183	—	$82,615	$—	$17,025	$(501)	$99,139
Net income	—	—	—	—	4,694	—	4,694
Shares issued in offering, net	2,300,000	—	42,219	—	—	—	42,219
Exercise of stock options and warrants	206,428	—	2,185	—	—	—	2,185
Stock-based compensation	—	—	325	—	—	—	325
Other comprehensive income (loss)	—	—	—	—	—	(576)	(576)

Balance as of June 30, 2018	9,786,611	—	$127,344	$—	$21,719	$(1,077)	$147,986

The accompanying notes are an integral part of these unaudited, consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities:
Net income	$4,694	$2,228
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	974	1,200
Depreciation and amortization	945	882
Net amortization (accretion) of premium (discount) on investment securities	162	57
Amortization of intangible assets	351	351
Accretion of discount on retained SBA loans	(560)	(389)
Deferred tax expense (benefit)	17	(366)
Originations of loans held for sale	(34,082)	(37,898)
Proceeds from loans held for sale	32,740	41,764
Net gains on sale of loans held for sale	(2,515)	(3,318)
Gain (loss) on sale of other real estate owned	3	(23)
Fair value adjustment on SBA servicing asset	469	382
Stock-based compensation	325	1,160
Increase in cash surrender value of BOLI	(3)	(1)
Net change in operating assets and liabilities:
Net change in accrued interest receivable	271	(223)
Net change in accrued interest payable	24	92
Net change in other assets	544	(1,266)
Net change in other liabilities	(1,588)	1,707

Net cash provided by (used in) operating activities	2,771	6,339

Cash Flows From Investing Activities:
Purchase of investment securities available for sale	—	(39,447)
Paydown and maturities of investment securities available for sale	1,833	254
Net purchase of FHLB and other bank stock	(18)	(28)
Proceeds from the sale of loans held for investment	1,451	—
Net change in loans	(50,816)	(64,875)
Proceeds from the sale of other real estate owned	18	171
Purchase of premises and equipment	(3,701)	(2,990)
Proceeds from the sale of premises and equipment	—	55

Net cash provided by (used in) investing activities	(51,233)	(106,860)

Cash Flows From Financing Activities:
Net change in deposits	9,315	21,766
Proceeds from long-term borrowings	—	7,684
Repayment of long-term borrowings	(10,220)	(3,125)
Proceeds from short-term borrowings	10,000	5,000
Repayment of short-term borrowings	(10,000)	(5,000)
Shares issued in offering, net	42,219	—
Exercise of stock options and warrants	2,185	446

Net cash provided by (used in) financing activities	43,499	26,771

Net Change in Cash and Cash Equivalents	(4,963)	(73,750)
Cash and Cash Equivalents at Beginning of Period	57,949	152,232

Cash and Cash Equivalents at End of Period	$52,986	$78,482

Supplemental Disclosures of Cash Flow Information:
Interest paid	$3,648	$3,137
Income taxes paid	2,050	435
Supplemental disclosure of noncash investing and financing activities:
Transfer of loans to other real estate owned and repossessed assets	$289	$450

The accompanying notes are an integral part of these unaudited, consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Spirit of Texas Bancshares, Inc. (the “Holding Company” or “Company”) is a bank holding company headquartered in Conroe, Texas that provides, through its bank subsidiary, a variety of financial services to individuals and corporate customers in Texas, which are primarily agricultural, light industrial and commercial areas.

On March 16, 2017, the Company filed a Second Amended and Restated Certificate of Formation with the Texas Secretary of State to affect a reverse stock split of its outstanding common stock which became effective on March 16, 2017. As a result of the reverse stock split, every two shares of the Company’s issued and outstanding common stock were consolidated into one issued and outstanding share of common stock. The computations of all share and per share amounts in this Quarterly Report on Form 10-Q (this “Form 10-Q”) have been adjusted retroactively to reflect the reverse stock split.

The Company consummated the underwritten initial public offering of its common stock in May 2018. In connection with the initial public offering, the Company issued and sold 2,300,000 shares of its common stock, including 300,000 shares of common stock sold pursuant to the underwriters’ full exercise of their option to purchase additional shares, at an offering price of $21.00 per share, for aggregate gross proceeds of $48.3 million before deducting underwriting discounts and offering expenses, and aggregate net proceeds of $42.2 million after deducting underwriting discounts and offering expenses.

Basis of Presentation

The consolidated financial statements include the accounts of the Holding Company and the accounts of its wholly-owned subsidiary, Spirit of Texas Bank SSB (the “Bank”). All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Operating results for the period ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 and should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2017 included in our prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, on May 4, 2018, related to our initial public offering.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of these consolidated financial statements have been included. The preparation of financial statements in conformity with these accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expense during the reporting periods and the related disclosures. Although management’s estimates and assumptions are based on current expectations, estimates, forecasts and projections about future performance of the Company, such estimates and assumptions are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult for the Company to assess. Operating results for the interim periods disclosed herein are not necessarily indicative of the results that may be expected for a full year or any future period.

Accounting Policies Recently Adopted and Pending Accounting Pronouncements

Accounting Standards Update (ASU) 2018-09, “Codification Improvements.” Issued in July 2018, ASU No. 2018-09 makes changes to a variety of topics to clarify, correct errors in, or make minor improvements to the Accounting Standards Codification. The majority of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2018. Management is currently evaluating the effects the adoption of ASU 2018-09 will have on the consolidated financial statements, results of operations and cash flows.

ASU 2018-07, “Compensation-Stock Compensation.” Issued in June 2018, ASU 2018-07 expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that ASC 718 does not apply to share-based payments used to provide either financing to the issuer or awards granted in conjunction with selling goods or services to customers under a contract subject to ASC 606, Revenue from Contracts with Customers. The amendments of ASU 2018-07 are effective for public entities for interim and annual periods beginning after December 15, 2018 and for other entities for periods beginning after December 15, 2019. Management will adopt ASU 2018-07 using the public company effective date as early adoption is permitted and is currently evaluating the impact the ASU will have on the consolidated financial statements.

ASU 2017-08, “Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” Issued in March 2017, ASU 2017-08 amends the amortization period for certain purchased callable debt securities held at a premium. In particular, the amendments in ASU 2017-08 require the premium to be amortized to the earliest call date. The amendments do not, however, require an accounting change for securities held at a discount; instead, the discount continues to be amortized to maturity. Notably, the amendments in this ASU more closely align the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities. Securities within the scope of ASU 2017-08 are purchased debt securities that have explicit, non-contingent call features that are callable at fixed prices and on preset dates. The amendments of ASU 2017-08 become effective for public entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018 and for other entities for periods beginning after December 15, 2019. Management will adopt this ASU using the public company effective date as early adoption is permitted and is currently evaluating the impact this ASU will have on the consolidated financial statements; however, the adoption of ASU 2017-08 is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” Issued in January 2017, ASU 2017-04 simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. In computing the implied fair value of goodwill under Step 2, an entity, prior to the amendments in ASU 2017-04, had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, in accordance with the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. However, under the amendments in ASU 2017-04, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, ASU 2017-04 removes the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails such qualitative test, to perform Step 2 of the goodwill impairment test. ASU 2017-04 is effective prospectively for public entities for annual, or any interim, goodwill impairment tests in fiscal years beginning after December 15, 2019 and for all other entities for impairment tests in fiscal years beginning after December 15, 2021. Management will adopt this ASU using the public company effective date as early adoption is permitted and will continue to evaluate the impact this ASU will have on the consolidated financial statements through its effective date; however, the adoption of ASU 2017-04 is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2017-01, “Business Combinations (Topic 805)—Clarifying the Definition of a Business.” Issued in January 2017, ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses, which determines whether goodwill should be recorded or not. The amendments in ASU No. 2017-01 provide a screen to determine when a set of assets and activities (collectively, a “set”) is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If, however, the screen is not met, then the amendments in ASU 2017-01 require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and remove the evaluation of whether a market participant could replace missing elements. The revised definition will result in more transactions being recorded as asset acquisitions or dispositions as opposed to business acquisitions or dispositions. The amendments of ASU 2017-01 are effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. Management has elected to adopt this ASU using the private company effective date and is currently evaluating the impact this ASU will have on the consolidated financial statements; however, the adoption of ASU 2017-01 is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.” The objective of issuing this ASU is to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This prohibition on recognition is an exception to the principle of comprehensive recognition of current and deferred income taxes in GAAP. As such, the Board decided that an entity should recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Consequently, the amendments in this guidance eliminate the exception for an intra-entity transfer of an asset other than inventory. The amendments of this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. Early adoption is permitted for all entities as of the beginning of an annual reporting period for which financial statements (interim or annual) have not been issued or made available for issuance. That is, earlier adoption should be in the first interim period if an entity issues interim financial statements. Management has elected to adopt this ASU using the private company effective date and is currently evaluating this guidance to determine the impact on its consolidated financial position, results of operations or cash flows.

ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” Issued in June 2016, ASU 2016-13 will add FASB ASC Topic 326, “Financial Instruments-Credit Losses” and finalizes amendments to FASB ASC Subtopic 825-15, “Financial Instruments-Credit Losses.” The amendments of ASU 2016-13 are intended to provide financial statement users with more decision-useful information related to expected credit losses on financial instruments and other commitments to extend credit by replacing the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. The amendments of ASU 2016-13 eliminate the probable initial recognition threshold and, in turn, reflect an entity’s current estimate of all expected credit losses. ASU 2016-13 does not specify the method for measuring expected credit losses, and an entity is allowed to apply methods that reasonably reflect its expectations of the credit loss estimate. Additionally, the amendments of ASU 2016-13 require that credit losses on available for sale debt securities be presented as an allowance rather than as a write-down. The amendments of ASU 2016-13 are effective for public entities for interim and annual periods beginning after December 15, 2019 and for all other entities for periods beginning after December 15, 2020. Earlier application is permitted for interim and annual periods beginning after December 15, 2018. Management has elected to adopt this ASU using the private company effective date and is currently evaluating the impact this ASU will have on the consolidated financial statements and that evaluation will depend on economic conditions and the composition of the Company’s loan and lease portfolio at the time of adoption.

ASU 2016-02, “Leases (Topic 842).” Issued in February 2016, ASU 2016-02 was issued by the FASB to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. The amendments of ASU 2016-02 are effective for public entities for interim and annual periods beginning after December 15, 2018 and for other entities for periods beginning after December 15, 2019. The adoption of this ASU will result in an increase to the Consolidated Balance Sheets for right-of-use assets and associated lease liabilities for operating leases in which the Company is the lessee. Additionally, in July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases, Targeted Improvements. The amendments in these updates provide additional clarification and implementation guidance on certain aspects of ASU 2016-02 and have the same effective and transition requirements as ASU 2016-02. Specifically, ASU 2018-11 creates an additional transition method option allowing entities to record a cumulative effect adjustment to opening retained earnings in the year of adoption. Management will adopt these ASU’s using the public company effective date as early adoption is permitted and is currently evaluating the impact to the consolidated financial statements, specifically, we are in the process of reviewing service contracts to determine if right-of-use assets exist.

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” Issued in May 2014, ASU 2014-09 will add FASB ASC Topic 606, “Revenue from Contracts with Customers,” and will supersede revenue recognition requirements in FASB ASC Topic 605, “Revenue Recognition,” as well as certain cost guidance in FASB ASC Topic 605-35, “Revenue Recognition – Construction-Type and Production-Type Contracts.” ASU 2014-09 provides a framework for revenue recognition that replaces the existing industry and transaction specific requirements under the existing standards. ASU 2014-09 requires an entity to apply a five-step model to determine when to recognize revenue and at what amount. The model specifies that revenue should be recognized when (or as) an entity transfers control of goods or services to a customer at the amount in which the entity expects to be entitled. Depending on whether certain criteria are met, revenue should be recognized either over time, in a manner that depicts the entity’s performance, or at a point in time, when control of the goods or services are transferred to the customer. ASU 2014-09 provides that an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. In addition, the existing requirements for the recognition of a gain or loss on the transfer of non-financial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement in ASU 2014-09. The amendments of ASU 2014-09 may be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. If the transition method of application is elected, the entity should also provide the additional disclosures in reporting periods that include the date of initial application of (1) the amount by which each financial statement line item is affected in the current reporting period, as compared to the guidance that was in effect before the change, and (2) an explanation of the reasons for significant changes. ASU 2015-14, “Revenue from Contracts with Customers (Topic 606)-Deferral of the Effective Date,” issued in August 2015, defers the effective date of ASU 2014-09 by one year. ASU 2015-14 provides that the amendments of ASU 2014-09 become effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. All subsequently issued ASU’s which provide additional guidance and clarifications to various aspects of FASB ASC Topic 606 will become effective when the amendments of ASU 2014-09 become effective. These subsequently issued ASU’s include ASU 2016-08 “Revenue from Contracts with Customers (Topic 606)-Principal versus Agent Considerations,” ASU 2016-10 “Revenue from Contracts with Customers (Topic 606)-Identifying Performance Obligations and Licensing,” and ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)-Narrow Scope Improvements and Practical Expedients.” These amendments clarify the main provisions of ASU-2014-09 with respect to specific revenue types based upon implementation questions submitted. Specifically, revenue in which a third party satisfies a portion of the performance obligations, revenue from licensing activities, and the assessment of collectability, treatment of sales taxes, non-cash consideration, and contract modifications at transition. Management has elected to adopt this ASU using the private company effective date and has completed an analysis to determine which revenue streams are within the scope of ASU 2014-09 and the related clarifying ASU’s and has determined that interest income and revenue generated from transfers and servicing of financial instruments, specifically, gain on sale of loans and servicing fees are out of scope. Management will adopt this ASU using the modified retrospective method of application and is continuing to evaluate the impact that ASU 2014-09 and the related clarifying ASU’s will have on in scope revenue streams, specifically, service charges and fees, mortgage referral fees, and gains or losses on other real estate owned.

NOTE 2. INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses and approximate fair values of securities available for sale are as follows:

	Amortized Cost	Unrealized		Fair Value
June 30, 2018		Gains	Losses
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$2,013	$—	$109	$1,904
Residential mortgage-backed securities	28,180	—	1,072	27,108
Corporate bonds and other debt securities	5,689	—	182	5,507

Total available for sale	$35,882	$—	$1,363	$34,519

	Amortized Cost	Unrealized		Fair Value
December 31, 2017		Gains	Losses
	(Dollars in thousands)
Available for sale:				—
U.S. Government agencies	$2,010	$—	$61	$1,949
Residential mortgage-backed securities	30,156	—	527	29,629
Corporate bonds and other debt securities	5,711	—	46	5,665

Total available for sale	$37,877	$—	$634	$37,243

There were no securities pledged at June 30, 2018 or December 31, 2017, respectively.

The amortized cost and estimated fair value of securities available for sale, by contractual maturity, are as follows:

June 30, 2018	Amortized Cost	Fair Value
	(Dollars in thousands)
Available for sale:
Due in one year or less	$—	$—
Due after one year through five years	4,125	4,003
Due after five years through ten years	3,100	2,957
Due after ten years	477	451
Residential mortgage-backed securities	28,180	27,108

Total available for sale	$35,882	$34,519

For purposes of the maturity table, residential mortgage-backed securities, the principal of which are repaid periodically, are presented as a single amount. The expected lives of these securities will differ from contractual maturities because borrowers may have the right to prepay the underlying loans with or without prepayment penalties.

The following tables present the estimated fair values and gross unrealized losses on investment securities available for sale, aggregated by investment category and length of time individual securities have been in a continuous unrealized loss position as of the periods presented:

	Less than 12 Months		12 Months or More		Total
June 30, 2018	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$451	$26	$1,453	$83	$1,904	$109
Residential mortgage-backed securities	4,604	184	22,503	888	27,107	1,072
Corporate bonds and other debt securities	3,571	119	1,936	63	5,507	182

Total available for sale	$8,626	$329	$25,892	$1,034	$34,518	$1,363

	Less than 12 Months		12 Months or More		Total
December 31, 2017	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$1,949	$61	$—	$—	$1,949	$61
Residential mortgage-backed securities	29,627	527	—	—	29,627	527
Corporate bonds and other debt securities	5,665	46	—	—	5,665	46

Total available for sale	$37,241	$634	$—	$—	$37,241	$634

At June 30, 2018, the Company’s securities portfolio consisted of 50 securities, 49 of which were in an unrealized loss position. 12 of the 49 securities in an unrealized loss position at June 30, 2018 were in an unrealized loss position for less than 12 months. The unrealized losses for these securities resulted primarily from changes in interest rates and spreads.

The Company monitors its investment securities for other-than-temporary-impairment (“OTTI”). Impairment is evaluated on an individual security basis considering numerous factors, and its relative significance. The Company has evaluated the nature of unrealized losses in the investment securities portfolio to determine if OTTI exists. The unrealized losses relate to changes in market interest rates and specific market conditions that do not represent credit-related impairments. Furthermore, the Company does not intend to sell nor is it more likely than not that it will be required to sell these investments before the recovery of their amortized cost basis. Management has completed an assessment of each security in an unrealized loss position for credit impairment and has determined that no individual security was other-than-temporarily impaired at June 30, 2018. The following describes the basis under which the Company has evaluated OTTI:

U.S. Government Agencies and Residential Mortgage-Backed Securities (“MBS”):

The unrealized losses associated with U.S. Government agencies and residential MBS are primarily driven by changes in interest rates. These securities have either an explicit or implicit U.S. government guarantee.

Corporate Bonds & Other Debt Securities:

Securities are generally underwritten in accordance with the Company’s investment standards prior to the decision to purchase, without relying on a bond issuer’s guarantee in making the investment decision. These investments are investment grade and will continue to be monitored as part of the Company’s ongoing impairment analysis, but are expected to perform in accordance with their terms.

There were no securities sold for the three or six months ended June 30, 2018 or 2017.

NOTE 3. LOANS, NET

Loans consisted of the following at June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
	(Dollars in thousands)
Commercial and industrial loans (1)	$149,988	$135,040
Real estate:
1-4 single family residential loans	238,606	232,510
Construction, land and development	152,558	139,470
Commercial real estate loans (including multifamily)	305,405	285,731
Consumer loans and leases	19,588	22,736
Municipal and other loans	51,376	53,632

Total loans held in portfolio (2)	$917,521	$869,119

Allowance for loan losses	(6,015)	(5,652)

Loans held in portfolio, net	$911,506	$863,467

(1)	Balance includes $72.4 million and $67.1 million of the unguaranteed portion of SBA loans as of June 30, 2018 and December 31, 2017, respectively.
(2)	Balance includes $(3.4) million and $(3.4) million of deferred fees, cost, premium and discount as of June 30, 2018 and December 31, 2017, respectively.

At June 30, 2018 and December 31, 2017, the Company had pledged loans as collateral for FHLB advances of $362.8 million and $358.2 million, respectively. There were no recorded investments of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process as of June 30, 2018 and December 31, 2017.

The Company originates and sells loans secured by the SBA. The Company retains the unguaranteed portion of the loan and servicing on the loans sold and receives a fee based upon the principal balance outstanding. During the three months ended June 30, 2018 and 2017, the Company sold approximately $12.9 million and $21.9 million, respectively, in loans to third parties. The loan sales resulted in realized gains of $1.0 million and $2.3 million for the three months ended June 30, 2018 and 2017, respectively. During the six months ended June 30, 2018 and 2017, the Company sold approximately $30.0 million and $35.4 million, respectively, in loans to third parties. The loan sales resulted in realized gains of $2.5 million and $3.3 million for the six months ended June 30, 2018 and 2017, respectively.

During the three months ended June 30, 2018, the Company sold a loan to one of its directors for $1.5 million. No gain or loss was recognized on this transaction.

In the ordinary course of business, the Company makes loans to executive officers and directors. Loans to these related parties, including companies in which they are principal owners, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Principal outstanding, beginning of year	$442	$541	$463	$9,036
Additions (reductions) of affiliations	—	(717)	—	(8,425)
New loans made in current year	—	—	—	—
Repayments (1)	(21)	692	(42)	(95)

Principal outstanding, end of year	$421	$516	$421	$516

(1)	During the three months ended June 30, 2017 there was a reclassification of repayments to reductions of affiliations.

There were no unfunded commitments to related parties at June 30, 2018 or December 31, 2017.

NOTE 4. ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The methodology is based on historical loss experience by type of credit and internal risk grade, changes in the composition and volume of the portfolio, and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan and lease losses is designated to account for credit deterioration as it occurs.

During 2017, the Company refined its allowance for loan loss methodology based upon management’s judgment and applicable regulatory guidance. The calculation of reserves on loans collectively evaluated for impairment was altered to reflect five years of historical loss experience which more appropriately matches the weighted average life of loans in the portfolio. Additionally, the calculated historical loss experience is now allocated across the portfolio’s risk rates using a probability of default curve constructed from the Bank’s historical default data. Management also updated the qualitative component of the reserve on loans collectively evaluated for impairment to allow for a greater sensitivity to current trends.

Prior to the second quarter of 2018, the Company was utilizing a peer bank allowance coverage ratio in the qualitative reserve calculation, as the Company did not have enough historical defaults to rely on its own loss factors. As of June 30, 2018, the Company had a sufficient amount of defaults over the five year lookback period to transition over to relying more on its own historical loss data versus peer data. While this did not result in a significant change to the allowance for loan and lease losses as a whole, it did result in increasing the provision for certain loan categories that the Company had experienced more historical defaults.

The following tables present information related to allowance for loan and lease losses for the periods presented:

	Allowance Rollforward
Three Months Ended June 30, 2018	Beginning Balance	Charge- offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,906	$(321)	$3	$2,298	$4,886
Real estate:
1-4 single family residential loans	887	(5)	—	(564)	318
Construction, land and development loans	540	—	—	(345)	195
Commercial real estate loans (including multifamily)	1,032	—	—	(799)	233
Consumer loans and leases	175	(24)	—	195	346
Municipal and other loans	187	—	—	(150)	37

Ending allowance balance	$5,727	$(350)	$3	$635	$6,015

	Allowance Rollforward
Three Months Ended June 30, 2017	Beginning Balance	Charge- offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,451	$(280)	$2	$409	$2,582
Real estate:
1-4 single family residential loans	676	—	—	56	732
Construction, land and development loans	380	—	—	32	412
Commercial real estate loans (including multifamily)	697	—	—	103	800
Consumer loans and leases	194	(31)	—	41	204
Municipal and other loans	152	—	—	9	161

Ending allowance balance	$4,550	$(311)	$2	$650	$4,891

	Allowance Rollforward
Six Months Ended June 30, 2018	Beginning Balance	Charge- offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$3,046	$(645)	$69	$2,416	$4,886
Real estate:
1-4 single family residential loans	902	(5)	—	(579)	318
Construction, land and development loans	441	—	—	(246)	195
Commercial real estate loans (including multifamily)	898	—	—	(665)	233
Consumer loans and leases	198	(30)	—	178	346
Municipal and other loans	167	—	—	(130)	37

Ending allowance balance	$5,652	$(680)	$69	$974	$6,015

	Allowance Rollforward
Six Months Ended June 30, 2017	Beginning Balance	Charge- offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,347	$(540)	$2	$773	$2,582
Real estate:
1-4 single family residential loans	647	—	—	85	732
Construction, land and development loans	364	—	—	48	412
Commercial real estate loans (including multifamily)	667	(15)	—	148	800
Consumer loans and leases	186	(113)	—	131	204
Municipal and other loans	146	—	—	15	161

Ending allowance balance	$4,357	$(668)	$2	$1,200	$4,891

Credit Quality Indicators

In evaluating credit risk, the Company looks at multiple factors; however, management considers delinquency status to be the most meaningful indicator of the credit quality of 1-4 single family residential, home equity loans and lines of credit and consumer loans. Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for commercial, construction, land and development and commercial real estate loans. Internal risk ratings are updated on a continuous basis.

The following tables present an aging analysis of the recorded investment for delinquent loans by portfolio and segment:

	Accruing
June 30, 2018	Current	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days or More Past Due	Non- Accrual	Total
	(Dollars in thousands)
Commercial and industrial loans	$147,256	$321	$—	$1	$2,410	$149,988
Real estate:
1-4 single family residential loans	236,481	423	345	—	1,357	238,606
Construction, land and development	152,523	11	—	—	24	152,558
Commercial real estate loans (including multifamily)	305,258	—	—	—	147	305,405
Consumer loans and leases	19,363	125	—	—	100	19,588
Municipal and other loans	51,376	—	—	—	—	51,376

Total loans	$912,257	$880	$345	$1	$4,038	$917,521

	Accruing
December 31, 2017	Current	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days or More Past Due	Non- Accrual	Total
	(Dollars in thousands)
Commercial and industrial loans	$132,775	$302	$3	$33	$1,927	$135,040
Real estate:
1-4 single family residential loans	230,738	637	—	—	1,135	232,510
Construction, land and development	139,470	—	—	—	—	139,470
Commercial real estate loans (including multifamily)	284,869	415	—	—	447	285,731
Consumer loans and leases	22,538	98	47	—	53	22,736
Municipal and other loans	53,632	—	—	—	—	53,632

Total loans	$864,022	$1,452	$50	$33	$3,562	$869,119

There was one loan past due greater than 90 days or more and still accruing at June 30, 2018 with a recorded investment of $1 thousand. There was one loan past due greater than 90 days or more and still accruing at December 31, 2017 with a recorded investment of $33 thousand.

At June 30, 2018, non-accrual loans that were 30 to 59 days past due were $511 thousand, non-accrual loans that were 60 to 89 days past due were $458 thousand, and non-accrual loans that were 90 days or more past due were $840 thousand. At December 31, 2017, non-accrual loans that were 30 to 59 days past due were $209 thousand, non-accrual loans that were 60 to 89 days past due were $57 thousand, and non-accrual loans that were 90 days or more past due were $427 thousand.

Loans exhibiting potential credit weaknesses that deserve management’s close attention and that if left uncorrected may result in deterioration of the repayment capacity of the borrower are categorized as special mention. Loans with well-defined credit weaknesses including payment defaults, declining collateral values, frequent overdrafts, operating losses, increasing balance sheet leverage, inadequate cash flow, project cost overruns, unreasonable construction delays, past due real estate taxes or exhausted interest reserves are assigned an internal risk rating of substandard. Loans classified as substandard can be on an accrual or non-accrual basis, as determined by its unique characteristics. A loan with a weakness so severe that collection in full is highly questionable or improbable will be assigned an internal risk rating of doubtful.

The following table summarizes the Company’s loans by key indicators of credit quality:

June 30, 2018	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial and industrial loans	$143,314	$2,848	$3,826	$—
Real estate:
1-4 single family residential loans	236,099	241	2,266	—
Construction, land and development	150,740	11	1,807	—
Commercial real estate loans (including multifamily)	302,702	280	2,423	—
Consumer loans and leases	19,389	—	199	—
Municipal and other loans	51,376	—	—	—

Total loans	$903,620	$3,380	$10,521	$—

December 31, 2017	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial and industrial loans	$129,288	$2,331	$3,421	$—
Real estate:
1-4 single family residential loans	228,450	1,090	2,970	—
Construction, land and development	137,760	1,403	307	—
Commercial real estate loans (including multifamily)	276,096	5,877	3,758	—
Consumer loans and leases	22,528	—	208	—
Municipal and other loans	53,632	—	—	—

Total loans	$847,754	$10,701	$10,664	$—

Internal risk ratings and other credit metrics are key factors in identifying loans to be individually evaluated for impairment and impact management’s estimates of loss factors used in determining the amount of the allowance for loan and lease losses.

The following table shows the Company’s investment in loans disaggregated based on the method of evaluating impairment:

	Loans—Recorded Investment		Allowance for Credit Loss
June 30, 2018	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
	(Dollars in thousands)
Commercial and industrial loans	$2,370	$147,618	$1,461	$3,425
Real estate:
1-4 single family residential loans	1,506	237,100	—	318
Construction, land and development	24	152,534	—	195
Commercial real estate loans (including multifamily)	147	305,258	—	233
Consumer loans and leases	100	19,488	50	296
Municipal and other loans	—	51,376	—	37

Total loans	$4,147	$913,374	$1,511	$4,504

	Loans—Recorded Investment		Allowance for Credit Loss
December 31, 2017	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
	(Dollars in thousands)
Commercial and industrial loans	$2,194	$132,846	$1,226	$1,820
Real estate:
1-4 single family residential loans	1,292	231,218	119	783
Construction, land and development	—	139,470	—	441
Commercial real estate loans (including multifamily)	447	285,284	—	898
Consumer loans and leases	53	22,683	16	182
Municipal and other loans	—	53,632	—	167

Total loans	$3,986	$865,133	$1,361	$4,291

The following tables set forth certain information regarding the Company’s impaired loans that were evaluated for specific reserves:

	Impaired Loans—With Allowance			Impaired Loans— With no Allowance
June 30, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,118	$2,176	$1,461	$252	$255
Real estate:
1-4 single family residential loans	—	—	—	1,506	1,507
Construction, land and development	—	—	—	24	24
Commercial real estate loans (including multifamily)	—	—	—	147	147
Consumer loans and leases	81	81	50	19	19
Municipal and other loans	—	—	—	—	—

Total loans	$2,199	$2,257	$1,511	$1,948	$1,952

	Impaired Loans—With Allowance			Impaired Loans— With no Allowance
December 31, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance
	(Dollars in thousands)
Commercial and industrial loans	$1,811	$1,850	$1,226	$383	$386
Real estate:
1-4 single family residential loans	119	119	119	1,173	1,174
Construction, land and development	—	—	—	—	—
Commercial real estate loans (including multifamily)	—	—	—	447	447
Consumer loans and leases	53	52	16	—	—
Municipal and other loans	—	—	—	—	—

Total loans	$1,983	$2,021	$1,361	$2,003	$2,007

	Three Months Ended June 30,
	2018		2017
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
Commercial and industrial loans	$2,435	$—	$1,764	$—
Real estate:
1-4 single family residential loans	1,511	—	631	—
Construction, land and development	24	—	—	—
Commercial real estate loans (including multifamily)	149	—	1,975	—
Consumer loans and leases	101	—	—	—
Municipal and other loans	—	—	—	—

Total loans	$4,220	$—	$4,370	$—

	Six Months Ended June 30,
	2018		2017
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
Commercial and industrial loans	$2,620	$—	$1,991	$—
Real estate:
1-4 single family residential loans	1,518	—	635	—
Construction, land and development	25	—	—	—
Commercial real estate loans (including multifamily)	151	—	1,976	—
Consumer loans and leases	103	—	—	—
Municipal and other loans	—	—	—	—

Total loans	$4,417	$—	$4,602	$—

Troubled Debt Restructurings:

The following table provides a summary of troubled debt restructurings (“TDRs”) based upon delinquency status, all of which are considered impaired:

	June 30, 2018		December 31, 2017
	Number of contracts	Recorded Investment	Number of contracts	Recorded Investment
	(Dollars in thousands)
Performing TDRs:
Commercial and industrial loans	2	$47	5	$270
Real estate:
1-4 single family residential loans	2	149	—	—
Construction, land and development	—	—	—	—
Commercial real estate loans (including multifamily)	—	—	—	—
Consumer loans and leases	—	—	—	—
Municipal and other loans	—	—	—	—

Total performing TDRs	4	196	5	270
Nonperforming TDRs	9	583	10	651

Total TDRs	13	$779	15	$921

Allowance attributable to TDRs		$339		$411

The following table summarizes TDRs and includes newly designated TDRs as well as modifications made to existing TDRs. Modifications may include, but are not limited to, granting a material extension of time, entering into a forbearance agreement, adjusting the interest rate, accepting interest only payments for an extended period of time, a change in the amortization period or a combination of any of these. Post-modification balances represent the recorded investment at the end of Day 2 in which the modification was made:

	Three Months Ended June 30,
	2018				2017
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance
	(Dollars in thousands)
Commercial and industrial loans	2	$73	$73	$53	2	$44	$44	$44
Real estate:
1-4 single family residential loans	1	34	34	—	—	—	—	—
Construction, land and development	—	—	—	—	—	—	—	—
Commercial real estate loans (including multifamily)	—	—	—	—	—	—	—	—
Consumer loans and leases	—	—	—	—	—	—	—	—
Municipal and other loans	—	—	—	—	—	—	—	—

	Six Months Ended June 30,
	2018				2017
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance
	(Dollars in thousands)
Commercial and industrial loans	7	$442	$442	$192	8	$427	$427	$134
Real estate:
1-4 single family residential loans	1	34	34	—	—	—	—	—
Construction, land and development	—	—	—	—	—	—	—	—
Commercial real estate loans (including multifamily)	—	—	—	—	—	—	—	—
Consumer loans and leases	—	—	—	—	—	—	—	—
Municipal and other loans	—	—	—	—	—	—	—	—

NOTE 5. GOODWILL AND INTANGIBLES

Goodwill and other intangible assets, which consist of core deposit intangibles, are summarized as follows:

	June 30, 2018	December 31, 2017
	(Dollars in thousands)
Goodwill	$4,485	$4,485
Core deposit intangible	7,179	7,179

Total	11,664	11,664
Less: Accumulated amortization	(4,044)	(3,693)

Total, net	$7,620	$7,971

Amortization expense for core deposit intangibles for the six months ended June 30, 2018 and 2017 totaled $351 thousand each.

The estimated amount of amortization expense for core deposit intangible assets to be recognized over the next five fiscal years is as follows:

Type of intangibles	Remainder of 2018	2019	2020	2021	2022	2023
	(Dollars in thousands)
Core deposit intangible	$351	$703	$703	$607	$371	$239

NOTE 6. SBA SERVICING ASSET

SBA servicing assets are recognized separately when rights are acquired through the sale of the guaranteed portion of SBA loans. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. Updated fair values are obtained from an independent third party on a quarterly basis and adjustments are presented in SBA loan servicing fees on the consolidated statements of income. To determine the fair value of SBA servicing rights, the Company uses market prices for comparable servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income.

Loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of loans serviced for others were $289.7 million and $275.2 million at June 30, 2018 and December 31, 2017, respectively.

The risks inherent in the SBA servicing asset relate primarily to changes in prepayments that result from shifts in interest rates. The following summarizes the activity pertaining to SBA servicing rights, which are in the consolidated balance sheets, for the three months ended June 30, 2018 and 2017:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Beginning balance	$3,512	$3,288	$3,411	$3,132
Origination of servicing assets	247	475	579	765
Change in fair value:
Due to run-off	(245)	(200)	(453)	(384)
Due to market changes	7	(48)	(16)	2

Ending balance	$3,521	$3,515	$3,521	$3,515

NOTE 7. DEPOSITS

The following table sets forth the Company’s deposits by category:

	June 30, 2018	December 31, 2017
	(Dollars in thousands)
Noninterest-bearing demand deposits	$183,618	$176,726
Interest-bearing NOW accounts	7,404	7,318
Savings and money market accounts	212,683	243,173
Time deposits	440,978	408,151

Total deposits	$844,683	$835,368

Time deposits $100,000 and greater	$345,067	$314,102
Time deposits $250,000 and greater	87,566	82,816
Related party deposits (executive officers and directors)	12,776	13,914

The aggregate amount of overdraft demand deposits reclassified to loans was $17 thousand and $27 thousand at June 30, 2018 and December 31, 2017, respectively. The aggregate amount of maturities for time deposits for each of the five years following the latest balance sheet date totaled $273.0 million, $125.0 million, $22.3 million, $8.9 million and $11.8 million, respectively.

NOTE 8. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS

Spirit of Texas Bancshares, Inc. 2008 Stock Plan (the “2008 Stock Plan”)

Option activity for the period indicated is summarized as follows:

	2008 Stock Plan
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2018	1,415,350	$12.59
Granted	—
Exercised	(191,428)	$10.63	$1,909
Forfeited (1)	(18,000)	$13.30	$131
Expired	—

Outstanding at June 30, 2018	1,205,922	$12.89	$9,298	5.17

Exercisable at June 30, 2018	962,882	$12.54	$7,761	4.66

Vested at June 30, 2018	962,882	$12.54	$7,761	4.66

(1)	Forfeitures are accounted for in the period they occur.

The total unrecognized compensation cost of $902 thousand related to the 2008 Stock Plan for the share awards outstanding at June 30, 2018 will be recognized over a weighted average remaining period of 2.15 years.

Spirit of Texas Bancshares, Inc. 2017 Stock Plan (the “2017 Stock Plan”)

Option activity for the period indicated is summarized as follows:

	2017 Stock Plan
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2018	127,927	$15.00
Granted	75,116	20.63	$—
Exercised	—
Forfeited (1)	—
Expired	—

Outstanding at June 30, 2018	203,043	$17.08	$715	9.10

Exercisable at June 30, 2018	76,770	$15.00	$430	8.66

Vested at June 30, 2018	76,770	$15.00	$430	8.66

(1)	Forfeitures are accounted for in the period they occur.

The fair values of the stock options granted for the six months ended June 30, 2018 were determined utilizing the Black-Scholes pricing model methodology. A summary of assumptions used to calculate the fair values of the 2017 Stock Plan awards is presented below:

2017 Stock Plan
Six Months Ended June 30, 2018
Expected volatility	23%
Expected dividend yield	0.0%
Expected term (years)	7.5
Risk-free interest rate	2.36 - 2.81%
Weighted average grant date fair value	$6.75

The expected volatility is based on the volatility of comparable peer banks. The expected term represents the period of time that the 2017 Stock Plan awards are expected to be outstanding from the date of grant. The risk-free interest rate is based on the U.S. Treasury yields for the expected term of the instrument.

The total unrecognized compensation cost of $663 thousand related to the 2017 Stock Plan for the share awards outstanding at June 30, 2018 will be recognized over a weighted average remaining period of 4.51 years.

Warrants

Warrant activity for the period indicated is summarized as follows:

	Spirit of Texas Bancshares, Inc. 2008 Warrants
	Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2018	105,000	$10.00
Granted	—
Exercised	(15,000)	$10.00	$159
Forfeited (1)	—
Expired	—

Outstanding at June 30, 2018	90,000	$10.00	$954	0.38

Exercisable at June 30, 2018	90,000	$10.00	$954	0.38

Vested at June 30, 2018	90,000	$10.00	$954	0.38

(1)	Forfeitures are accounted for in the period they occur.

There is no remaining expense to be recognized on the Spirit of Texas Bancshares, Inc. 2008 Warrants.

There was no activity during the six months ended June 30, 2018 on the Bank4Texas or Oasis Warrants.

NOTE 9. BASIC AND DILUTED EARNINGS PER COMMON SHARE

The following table presents the computation of basic and diluted EPS:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands, except per share data)
Net income as reported	$2,681	$2,009	$4,694	$2,228
Less: Participated securities share of undistributed earnings	—	—	—	21

Net income available to common stockholders	$2,681	$2,009	$4,694	$2,207

Weighted average number of common shares—basic	8,851,446	7,273,351	8,104,370	7,187,125
Effect of dilutive securities:
Employee stock-based compensation awards and warrants	454,583	295,570	341,590	295,570

Weighted average number of common shares—diluted	9,306,029	7,568,921	8,445,960	7,482,695

Basic earnings per common share	$0.30	$0.28	$0.58	$0.31

Diluted earnings per common share	$0.29	$0.27	$0.56	$0.29

Anti-dilutive warrants and stock options	70,266	273,350	70,266	273,350

NOTE 10. INCOME TAXES

The Company uses an estimated annual effective tax rate method in computing its interim tax provision. This effective tax rate is based on forecasted annual pre-tax income, permanent tax differences and statutory tax rates.

The effective tax rates for the three months ended June 30, 2018 and 2017 were 20.4% and 33.1%, respectively. The decrease in the effective tax rate for the three months ended June 30, 2018 was primarily due to the enactment of the 2017 Tax Cuts and Jobs Act (the “Tax Reform”) which reduced the corporate tax rate from 34.0% to 21.0%.

The effective tax rates for the six months ended June 30, 2018 and 2017 were 20.1% and 34.3%, respectively. The decrease in the effective tax rate for the six months ended June 30, 2018 was primarily due to the enactment of the Tax Reform which reduced the corporate tax rate from 34.0% to 21.0%.

The Company recorded an uncertain tax position at December 31, 2017 arising from a deduction taken on the 2016 federal return related to a request for change in accounting method. The total amount of the recorded uncertain tax position at December 31, 2017 was $903 thousand and is included in other liabilities. During the second quarter of 2018, the Company filed an amended return and the uncertain tax position was settled against the balance left on account with the IRS. The Company’s policy is to classify interest and penalties associated with income taxes within other expenses. The Company did not record interest and penalties associated with income taxes for the three or six months ended June 30, 2018 or 2017.

NOTE 11. COMMITMENTS AND CONTINGENCIES

The Company issues off-balance sheet financial instruments in connection with its lending activities and to meet the financing needs of its customers. These financial instruments include commitments to fund loans and lines of credit as well as commercial and standby letters of credit. These commitments expose the Company to varying degrees of credit and market risk which are essentially the same as those involved in extending loans to customers. The Company follows the same credit policies in making commitments as it does for instruments recorded on the Company’s consolidated balance sheet. Collateral is obtained based on management’s assessment of the customer’s credit risk.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. As of June 30, 2018 and December 31, 2017, the Company’s reserve for unfunded commitments totaled $40 thousand.

Fees collected on off-balance sheet financial instruments represent the fair value of those commitments and are deferred and amortized over their term.

Financial Instruments Commitments

Unfunded commitments are as follows:

	June 30, 2018	December 31, 2017
	(Dollars in thousands)
Unfunded loan commitments	$130,286	$134,536
Commercial and standby letters of credit	85	91

Total	$130,371	$134,627

Unfunded loan commitments:

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based upon management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Commercial and standby letters of credit:

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Letters of credit are primarily issued to support trade transactions or guarantee arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

Other Commitments and Contingencies

Legal Proceedings

The Company, from time to time, is involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management, based upon advice of legal counsel, that no proceedings exist, either individually or in the aggregate, which, if determined adversely to the Company, would have a material effect on the Company’s consolidated balance sheet, results of operations or cash flows.

NOTE 12. FAIR VALUE MEASUREMENTS

When determining the fair value measurements for assets and liabilities and the related fair value hierarchy, the Company considers the principal or most advantageous market in which it would transact and the assumptions that market participants would use when pricing the asset or liability. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. It is the Company’s policy to maximize the use of observable inputs, minimize the use of unobservable inputs and use unobservable inputs to measure fair value to the extent that observable inputs are not available. The need to use unobservable inputs generally results from the lack of market liquidity, resulting in diminished observability of both actual trades and assumptions that would otherwise be available to value these instruments, or the value of the underlying collateral is not market observable. Although third party price indications may be available for an asset or liability, limited trading activity would make it difficult to support the observability of these quotations.

Financial Instruments Carried at Fair Value on a Recurring Basis

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis, as well as the general classification of each instrument under the valuation hierarchy.

Investment Securities—Investment securities available for sale are carried at fair value on a recurring basis. When available, fair value is based on quoted prices for the identical security in an active market and as such, would be classified as Level 1. If quoted market prices are not available, fair values are estimated using quoted prices of securities with similar characteristics, discounted cash flows or matrix pricing models. Investment securities available for sale for which Level 1 valuations are not available are classified as Level 2, and include U.S. Government agencies and sponsored enterprises obligations and agency mortgage-backed securities; state and municipal obligations; asset-backed securities; and corporate debt and other securities. Pricing of these securities is generally spread driven.

Observable inputs that may impact the valuation of these securities include benchmark yield curves, credit spreads, reported trades, dealer quotes, bids, issuer spreads, current rating, historical constant prepayment rates, historical voluntary prepayment rates, structural and waterfall features of individual securities, published collateral data, and for certain securities, historical constant default rates and default severities.

SBA Servicing Asset—The SBA Servicing Asset is carried at fair value on a recurring basis. To determine the fair value of SBA servicing rights, The Company uses market prices for comparable servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, default rates, late fees and losses. The SBA Servicing Asset is classified as Level 3.

The following table presents the assets and liabilities measured at fair value on a recurring basis:

	June 30, 2018
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Assets:
U.S. Government agencies	$—	$1,904	$—	$1,904
Residential mortgage-backed securities	—	27,108	—	27,108
Corporate bonds and other debt securities	—	5,507	—	5,507
SBA servicing rights	—	—	3,521	3,521

Total	$—	$34,519	$3,521	$38,040

	December 31, 2017
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Assets:
U.S. Government agencies	$—	$1,949	$—	$1,949
Residential mortgage-backed securities	—	29,629	—	29,629
Corporate bonds and other debt securities	—	5,665	—	5,665
SBA servicing rights	—	—	3,411	3,411

Total	$—	$37,243	$3,411	$40,654

There were no transfers of financial assets between levels of the fair value hierarchy during the three or six months ended June 30, 2018.

Financial Instruments Measured at Fair Value on a Non-Recurring Basis

The following is a description of the methodologies used to estimate the fair values of assets and liabilities measured at fair value on a non-recurring basis, and the level within the fair value hierarchy in which those measurements are typically classified.

Impaired loans and other real estate owned (“OREO”)—The carrying amount of collateral dependent impaired loans is typically based on the fair value of the underlying collateral, which may be real estate or other business assets, less estimated costs to sell. The carrying value of OREO is initially measured based on the fair value, less estimated cost to sell, of the real estate acquired in foreclosure and subsequently adjusted to the lower of cost or estimated fair value, less estimated cost to sell. Fair values of real estate collateral are typically based on real estate appraisals which utilize market and income valuation techniques incorporating both observable and unobservable inputs. When current appraisals are not available, the Company may use brokers’ price opinions, home price indices, or other available information about changes in real estate market conditions to adjust the latest appraised value available. These adjustments to appraised values may be subjective and involve significant management judgment. The fair value of collateral consisting of other business assets is generally based on appraisals that use market approaches to valuation, incorporating primarily unobservable inputs. Fair value measurements related to collateral dependent impaired loans and OREO are classified within Level 3 of the fair value hierarchy.

The following tables provide information about certain assets measured at fair value on a non-recurring basis:

	Estimated Fair Value
	June 30, 2018	December 31, 2017
	(Dollars in thousands)
Assets (classified in Level 3):
Impaired loans	$2,820	$2,553
Other real estate and repossessed assets	289	21

Impairment charges resulting from the non-recurring changes in fair value of underlying collateral of impaired loans are included in the provision for loan losses in the consolidated statement of income. Impairment charges resulting from the non-recurring changes in fair value of OREO are included in other real estate and acquired assets resolution expenses in the consolidated statement of income.

The following tables show significant unobservable inputs used in the recurring and non-recurring fair value measurements of Level 3 assets:

Level 3 Asset	Fair Value	Valuation Technique	Unobservable Inputs	Range/ Weighted Average
June 30, 2018	(Dollars in thousands)
Non-recurring:
Impaired loans	$2,820	Third party appraisals	Collateral discounts	0.0% - 100.0 (33.0	% %)
Other real estate owned	289	Third party appraisals	Collateral discounts and estimated cost to sell	10.0%
SBA servicing assets	3,521	Discounted cash flows	Conditional prepayment rate	6.8%
			Discount rate	13.9%
December 31, 2017
Non-recurring:
Impaired loans	$2,553	Third party appraisals	Collateral discounts	0.0% - 100.0 (11.6	% %)
Other real estate owned	21	Third party appraisals	Collateral discounts and estimated cost to sell	10.0%
SBA servicing assets	3,411	Discounted cash flows	Conditional prepayment rate	6.7%
			Discount rate	14.1%

The carrying amounts and estimated fair values, as well as the level within the fair value hierarchy, of the Company’s financial instruments are as follows:

June 30, 2018	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Financial Assets:
Cash and cash equivalents	$52,986	$52,986	$52,986	$—	$—
Time deposits in other banks	245	245	245	—	—
Available for sale securities	34,519	34,519	—	34,519	—
FHLB and other bank stock	4,830	4,830	—	4,830	—
Loans, net	911,506	901,798	—	—	901,798
Loans held for sale	7,715	8,360	—	8,360	—
Accrued interest receivable	3,195	3,195	—	3,195	—
Bank-owned life insurance	482	482	—	482	—
SBA servicing rights	3,521	3,521	—	—	3,521

Financial Liabilities:
Deposits	$844,683	$843,940	$—	$843,940	$—
Accrued interest payable	431	431	—	431	—
Short-term borrowings	15,000	15,000	—	15,000	—
Long-term borrowings	66,191	64,512	—	64,512	—

December 31, 2017	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Financial Assets:
Cash and cash equivalents	$57,949	$57,949	$57,949	$—	$—
Time deposits in other banks	245	245	245	—	—
Available for sale securities	37,243	37,243	—	37,243	—
FHLB and other bank stock	4,812	4,812	—	4,812	—
Loans, net	863,467	870,749	—	—	870,749
Loans held for sale	3,814	4,188	—	4,188	—
Accrued interest receivable	3,466	3,466	—	3,466	—
Bank-owned life insurance	479	479	—	479	—
SBA servicing rights	3,411	3,411	—	—	3,411

Financial Liabilities:
Deposits	$835,368	$840,645	$—	$840,645	$—
Accrued interest payable	407	407	—	407	—
Short-term borrowings	15,000	15,000	—	15,000	—
Long-term borrowings	76,411	67,310	—	67,310	—

Certain financial instruments are carried at amounts that approximate fair value due to their short-term nature and generally negligible credit risk. Financial instruments for which fair value approximates the carrying amount at June 30, 2018 and December 31, 2017, include cash and cash equivalents, time deposits in other banks and accrued interest receivable and payable.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

FHLB and Other Bank Stock:

FHLB and other bank stock can be liquidated only by redemption by the issuer, as there is no market for these securities. These securities are carried at par, which has historically represented the redemption price and is therefore considered to approximate fair value.

Loans:

Fair values for loans are based on a discounted cash flow methodology that considers various factors, including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan, whether or not the loan was amortizing and current discount rates. A basis point adjustment for the liquidity premium curve was added to the discounted cash flow methodology to obtain the estimated exit price of the portfolio. Loans are grouped together according to similar characteristics and are treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on current market rates for new originations of comparable credit risk and include adjustments for liquidity concerns. The allowance for loan and lease losses is considered a reasonable estimate of the required adjustment to fair value to reflect the impact of credit risk. This estimate is intended to represent an exit value as defined in ASC 820.

Loans Held for Sale:

SBA loans held for sale are carried at the lower of cost or fair value. The fair values of SBA loans held for sale is determined, when possible, using quoted secondary-market prices and are classified within Level 2 of the fair value hierarchy. If no such quoted prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan.

Bank-owned Life Insurance:

The Company holds life insurance policies on certain officers. The carrying value of these policies approximates fair value as it is based on the cash surrender value adjusted for other charges or amounts due that are probable at settlement.

Deposits:

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analysis and using the rates currently offered for deposits of similar remaining maturities.

Short-term and Long-term Borrowings:

The fair value of advances from the FHLB and other borrowings are estimated by discounting the future cash flows using the current rate at which similar borrowings with similar remaining maturities could be obtained.

NOTE 13. SUBSEQUENT EVENTS

On July 19, 2018, the Company and Comanche National Corporation (“Comanche”), entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) providing for the acquisition by the Company of Comanche pursuant to the merger of Comanche with and into the Company, with the Company surviving the merger. Pursuant to the terms and subject to the conditions of the Reorganization Agreement, which has been approved by the Board of Directors of each of the Company and Comanche, the transaction provides for the payment to Comanche shareholders of an estimated $12.2 million in cash and 2,142,857 shares of the Company’s common stock, subject to certain adjustments. The transaction is expected to close in the fourth quarter of 2018, subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approvals of the Company’s and Comanche’s respective shareholders.

Spirit of Texas Bancshares, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Spirit of Texas Bancshares, Inc.

Conroe, Texas

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Spirit of Texas Bancshares, Inc. and Subsidiary (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2016 Financial Statements

As discussed in Note 20 to the consolidated financial statements, the 2016 financial statements have been restated to correct misstatements. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2015.

Spokane, Washington

February 28, 2018

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31,
	2017	2016 Restated
Assets:
Cash and due from banks	$19,054	$11,969
Interest-bearing deposits in other banks	38,895	140,263

Total cash and cash equivalents	57,949	152,232

Time deposits in other banks	245	245
Investment securities:
Available for sale securities, at fair value	37,243	5

Total investment securities	37,243	5

Loans held for sale	3,814	4,003
Loans:
Loans held for investment	869,119	772,861
Less: allowance for loan and lease losses	(5,652)	(4,357)

Loans, net	863,467	768,504

Premises and equipment, net	42,189	30,334
Accrued interest receivable	3,466	2,485
Other real estate owned and repossessed assets	21	23
Goodwill	4,485	4,485
Core deposit intangible	3,486	4,189
SBA servicing asset	3,411	3,132
Deferred tax asset, net	1,480	1,297
Bank-owned life insurance	479	477
Federal Home Loan Bank and other bank stock, at cost	4,812	4,743
Other assets	3,751	4,335

Total assets	$1,030,298	$980,489

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$176,726	$171,475
Interest-bearing	250,491	223,734

Total transaction accounts	427,217	395,209
Time deposits	408,151	419,229

Total deposits	835,368	814,438
Accrued interest payable	407	264
Short-term borrowings	15,000	5,000
Long-term borrowings	76,411	66,016
Other liabilities	3,973	1,875

Total liabilities	931,159	887,593

Commitments and contingencies (Note 17)
Stockholders’ Equity:
Preferred stock, $1 par value; 5 million shares authorized;
0 and 170,236 shares issued and outstanding	—	1,753
Common stock, no par value; 50 million shares authorized;
7,280,183 and 7,069,527 shares issued and oustanding	82,615	78,871
Retained earnings	17,025	12,272
Accumulated other comprehensive income (loss)	(501)	—

Total stockholders’ equity	99,139	92,896

Total liabilities and stockholders’ equity	$1,030,298	$980,489

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Years Ended December 31,
	2017	2016 Restated
Interest income:
Interest and fees on loans	$45,411	$39,455
Interest and dividends on investment securities	517	178
Other interest income	979	577

Total interest income	46,907	40,210

Interest expense:
Interest on deposits	6,602	5,482
Interest on FHLB advances and other borrowings	1,726	1,248

Total interest expense	8,328	6,730

Net interest income	38,579	33,480
Provision for loan losses	2,475	1,617

Net interest income after provision for loan losses	36,104	31,863

Noninterest income:
Service charges and fees	1,501	1,216
SBA loan servicing fees	1,794	1,831
Mortgage referral fees	634	751
Gain on sales of loans, net	5,684	4,437
Gain (loss) on sales of premises and equipment	(45)	21
Gain (loss) on sales of investment securities	—	69
Other noninterest income	70	17

Total noninterest income	9,638	8,342

Noninterest expense:
Salaries and employee benefits	23,338	21,094
Occupancy and equipment expenses	5,123	4,736
Loan and other real estate related expenses	254	30
Professional services	1,845	1,745
Data processing and network	1,266	1,518
Regulatory assessments and insurance	924	742
Amortization of intangibles	703	671
Advertising	551	303
Marketing	579	634
Telephone expense	409	606
Other operating expenses	2,410	2,802

Total noninterest expense	37,402	34,881

Income before income tax expense	8,340	5,324
Income tax expense	3,587	1,609

Net income	$4,753	$3,715

Earnings per common share:
Basic	$0.65	$0.51
Diluted	$0.63	$0.50
Weighted average common shares outstanding:
Basic	7,233,783	7,065,243
Diluted	7,519,944	7,205,709

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	Years Ended December 31,
	2017	2016 Restated
Net income	$4,753	$3,715
Other comprehensive income (loss):
Unrealized net holding gains (losses) on investment securities available for sale, net of taxes of $133 and $(89), respectively	(501)	172
Reclassification adjustment for realized (gains) losses on investment securities available for sale included in net income, net of taxes of $0 and $23, respectively	$—	$(46)

Total other comprehensive income (loss)	(501)	126

Total comprehensive income	$4,252	$3,841

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands)

	Shares of Common Stock	Shares of Preferred Stock	Common Stock	Preferred Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance as of January 1, 2016, before restatement	7,064,502	170,236	$77,743	$1,753	$7,944	$(126)	$87,314
Restatement	—	—	—	—	613	—	613

Balance as of January 1, 2016, after restatement	7,064,502	170,236	$77,743	$1,753	$8,557	$(126)	$87,927

Net income (restated)	—	—	—	—	3,715	—	3,715
Exercise of stock options	5,025	—	59	—	—	—	59
Stock-based compensation	—	—	1,069	—	—	—	1,069
Other comprehensive income (loss)	—	—	—	—	—	126	126

Balance as of December 31, 2016	7,069,527	170,236	$78,871	$1,753	$12,272	$—	$92,896

Net income	—	—	—	—	4,753	—	4,753
Conversion of preferred stock	170,236	(170,236)	1,753	(1,753)	—	—	—
Exercise of stock options and warrants	40,419	—	471	—	—	—	471
Issuance of common stock	1	—	—	—	—	—	—
Stock-based compensation	—	—	1,520	—	—	—	1,520
Other comprehensive income (loss)	—	—	—	—	—	(501)	(501)

Balance as of December 31, 2017	7,280,183	—	$82,615	$—	$17,025	$(501)	$99,139

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2017	2016 Restated
Cash Flows From Operating Activities:
Net income	$4,753	$3,715
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	2,475	1,617
Depreciation and amortization	1,762	1,788
Net amortization (accretion) of premium (discount) on investment securities	237	85
Amortization of intangible assets	703	671
Accretion of discount on retained SBA loans	(946)	(730)
Deferred tax expense (benefit)	(50)	752
Originations of loans held for sale	(71,185)	(46,731)
Proceeds from loans held for sale	77,169	50,752
Net gains on sale of loans held for sale	(5,684)	(4,437)
Fair value adjustment on SBA servicing asset	1,211	855
(Gain) loss on sales of investment securities	—	(69)
Loss (gain) on sale of premises and equipment	45	(21)
Stock-based compensation	1,520	1,069
Increase in cash surrender value of BOLI	(2)	(5)
Net change in operating assets and liabilities:
Net change in accrued interest receivable	(981)	(87)
Net change in accrued interest payable	143	53
Net change in other assets	584	(1,571)
Net change in other liabilities	2,098	(559)

Net cash provided by (used in) operating activities	13,852	7,147

Cash Flows From Investing Activities:
Purchases of securities available-for-sale	(40,414)	—
Sales of investment securities available for sale	—	5,308
Sales of investment securities held to maturity	—	6,726
Paydown and maturities of investment securities available for sale	2,305	2,688
Paydown and maturities of investment securities held to maturity	—	833
Net purchase of FHLB and other bank stock	(69)	(59)
Net decrease in time deposits in other banks	—	748
Net change in loans	(98,565)	(83,552)
Proceeds from sale of other real estate owned	474	1,563
Purchase of premises and equipment	(14,164)	(7,260)
Proceeds from the sale of premises and equipment	502	30
Net cash received from branch acquisition	—	31,889

Net cash provided by (used in) investing activities	(149,931)	(41,086)

Cash Flows From Financing Activities:
Net change in deposits	20,930	116,351
Proceeds from long-term borrowings	19,177	76,294
Repayment of long-term borrowings	(8,782)	(62,128)
Proceeds from short-term borrowings	15,000	—
Repayment of short-term borrowings	(5,000)	(35,000)
Exercise of stock options	471	59

Net cash provided by (used in) financing activities	41,796	95,576

Net Change in Cash and Cash Equivalents	(94,283)	61,637
Cash and Cash Equivalents at Beginning of Period	152,232	90,595

Cash and Cash Equivalents at End of Period	$57,949	$152,232

Supplemental Disclosures of Cash Flow Information:
Interest paid	$8,185	$6,677
Income taxes paid	2,495	3,090
Supplemental disclosure of noncash investing and financing activities:
Transfer of loans to other real estate owned and repossed assets	$472	$1,255
Fair value of assets acquired in branch acquisition, excluding cash	—	4,852
Liabilities assumed in branch acquisition	—	36,741

The accompanying notes are an integral part of these consolidated financial statements

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Spirit of Texas Bancshares, Inc. is a bank holding company headquartered in Conroe, Texas that provides, through its bank subsidiary, a variety of financial services to individuals and corporate customers in Texas, which are primarily agricultural, light industrial and commercial areas.

On March 16, 2017, the Company filed a Second Amended and Restated Certificate of Formation with the Texas Secretary of State to affect a reverse stock split of its outstanding common stock which became effective on March 16, 2017. As a result of the reverse split, every two shares of the Company’s issued and outstanding common stock were consolidated into one issued and outstanding share of common stock. The computations of all share and per share amounts have been adjusted retroactively to reflect the reverse stock split.

Basis of Presentation

The consolidated financial statements include the accounts of Spirit of Texas Bancshares, Inc. (the “Holding Company” or “Company”), and the accounts of its wholly-owned subsidiary, Spirit of Texas Bank (the “Bank”). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and financial reporting policies the Company follows conform, in all material respects, to U.S. generally accepted accounting principles (“GAAP”) and to general practices with the financial services industry.

As further discussed in Note 20, the Company identified prior period accounting errors which resulted in a restatement of certain prior period amounts within these consolidated financial statements as of and for the year ended December 31, 2016.

The Company has evaluated subsequent events for potential recognition and/or disclosure through the date these consolidated financial statements were issued.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates subject to significant change include the allowance for loan and lease losses, the carrying value of OREO, the fair value of financial instruments, including SBA servicing assets, and the valuation of goodwill and other intangible assets, stock-based compensation and deferred income tax assets.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Texas. Note 3 – Investment Securities discusses the types of investment securities that the Company invests in. Note 4 – Loans, net discusses the types of lending that the Company engages in as well as loan concentrations. The Company does not have a significant concentration of credit risk with any one customer.

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurement

The Company uses estimates of fair value in applying various accounting standards for its consolidated financial statements on either a recurring or non-recurring basis. Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between willing and able market participants. The Company groups its assets and liabilities measured at fair value in three hierarchy levels, based on the observability and transparency of the inputs. These levels are as follows:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2—Observable inputs other than level 1 inputs, including quoted prices for similar assets and liabilities, quoted prices for identical assets and liabilities in less active markets and other inputs that can be corroborated by observable market data;

Level 3—Unobservable inputs supported by limited or no market activity or data and inputs requiring significant management judgment or estimation; valuation techniques utilizing level 3 inputs include option pricing models, discounted cash flow models and similar techniques.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs in estimating fair value. Unobservable inputs are utilized in determining fair value estimates only to the extent that observable inputs are not available. The need to use unobservable inputs generally results from a lack of market liquidity and trading volume. Transfers between levels of fair value hierarchy are recorded at the end of the reporting period.

Transfers of Financial Assets

The Company accounts for the transfers and servicing of financial assets in accordance with ASC 860, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. ASC 860, revises the standards for accounting for the securitizations and other transfers of financial assets and collateral.

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

A servicing asset related to SBA loans is initially recorded when these loans are sold and the servicing rights are retained. The Company has elected the fair value method to subsequently measure retained servicing rights. An updated fair value of the servicing asset is obtained from an independent third party on a quarterly basis and any necessary adjustments are included in SBA loan servicing fees on the consolidated statement of income. The

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

valuation begins with the projection of future cash flows for each asset based on their unique characteristics, our market-based assumptions for prepayment speeds and estimated losses and recoveries. The present value of the future cash flows are then calculated utilizing our market-based discount ratio assumptions. In all cases, the Company models expected payments for every loan for each quarterly period in order to create the most detailed cash flow stream possible.

The Company uses various assumptions and estimates in determining the impairment of the SBA servicing asset. These assumptions include prepayment speeds and discount rates commensurate with the risks involved and comparable to assumptions used by participants to value and bid servicing rights available for sale in the market.

Cash and Cash Equivalents

For the purpose of presentation in the financial statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks”, “interest-bearing deposits in other banks”, and “federal funds sold.” Generally, federal funds are purchased and sold for one day periods. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

The majority of cash and cash equivalents of the Company are maintained with major financial institutions in the United States. As such, interest-bearing, non-transaction account deposits with these financial institutions may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and therefore, bear minimal risk. The FDIC insurance coverage is $250 thousand. The Company periodically evaluates the stability of the financial institutions with which it has deposits, and believes the risk of any potential credit loss is minimal.

The Company was required to have $14.3 million and $12.0 million of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements as of December 31, 2017 and 2016, respectively.

Investment Securities

The Company determines the classification of investment securities at the time of purchase. If the Company has the intent and the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity. Investment securities held-to-maturity are stated at amortized cost. Debt securities the Company does not intend to hold to maturity are classified as available for sale and carried at estimated fair value with unrealized gains or losses reported as a separate component of stockholders’ equity in accumulated other comprehensive income (loss), net of applicable income taxes. Available for sale securities are a part of the Company’s asset/liability management strategy and may be sold in response to changes in interest rates, prepayment risk or other market factors.

Interest income and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to interest income over the period to maturity of the related security using the effective interest method. Realized gains or losses on the sale of securities are determined using the specific identification method.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company reviews investment securities for impairment on a quarterly basis or more frequently if events and circumstances warrant. In order to determine if a decline in fair value below amortized cost represents other-than-temporary impairment (“OTTI”), management considers several factors, including but not limited to, the length of time and extent to which the fair value has been less than the amortized cost basis, the financial condition and near-term prospects of the issuer (considering factors such as adverse conditions specific to the issuer and the security and ratings agency actions) and the Company’s intent and ability to retain the investment in order to allow for an anticipated recovery in fair value.

The Company recognizes OTTI of a debt security for which there has been a decline in fair value below amortized cost if (i) management intends to sell the security, (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, or (iii) the Company does not expect to recover the entire amortized cost basis of the security. The amount by which amortized cost exceeds the fair value of a debt security that is considered to have OTTI is separated into a component representing the credit loss, which is recognized in earnings, and a component related to all other factors, which is recognized in other comprehensive income (loss). The measurement of the credit loss component is equal to the difference between the debt security’s amortized cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. If the Company intends to sell the security, or if it is more likely than not it will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the amortized cost basis and fair value of the security.

Federal Home Loan Bank (FHLB) and Independent Bankers’ Bank (TIB) Stock

The Bank is a member of the FHLB and the Independent Bankers’ Bank and is required to maintain an investment in the stock of the FHLB and TIB. No market exists for these stocks, and the Bank’s investment can be liquidated only through redemption by the FHLB or TIB, at the discretion of and subject to conditions imposed by the FHLB and TIB. Historically, FHLB and TIB stock redemptions have been at cost (par value), which equals the Company’s carrying value. The Company monitors its investment in FHLB and TIB stock for impairment through review of recent financial results of the FHLB and TIB including capital adequacy and liquidity position, dividend payment history, redemption history and information from credit agencies. The Company has not identified any indicators of impairment of FHLB or TIB stock.

Loans Held for Sale

Loans held for sale consist of the guaranteed portion of SBA loans that the Company intends to sell after origination and are reflected at the lower of aggregate cost or fair value.

Loans Held for Investment

Loans that management has the intent and ability to hold for the foreseeable future are reported at their outstanding principal balances net of any allowance for loan and lease losses, unamortized deferred fees and costs and unamortized premiums or discounts. The net amount of nonrefundable loan origination fees and certain direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using methods which approximate the level yield method. Discounts and premiums are

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amortized or accreted to interest income over the estimated term of the loans using methods that approximate the level yield method. Interest income on loans is accrued based on the unpaid principal balance outstanding and the contractual terms of the loan agreements.

A substantial portion of the loan portfolio is comprised of commercial and real estate loans throughout Texas. The ability of the Company’s debtors to honor their contracts is dependent upon the general economic conditions of this area.

The loans held for investment portfolio is segmented into commercial and industrial loans, 1-4 single family residential loans (including home equity loans), construction, land and development loans, commercial real estate loans, consumer loans and leases, and municipal and other loans.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to repay the loan through operating profitably and effectively growing its business. The Company’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the credit quality and cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee to add strength to the credit and reduce the risk on a transaction to an acceptable level; however, some short-term loans may be made on an unsecured basis to the most credit worthy borrowers.

Commercial real estate loans and 1-4 family single family residential loans are subject to underwriting standards and processes similar to commercial loans. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.

With respect to loans to developers and builders, the Company generally requires the borrower to have a proven record of success and an expertise in the building industry. Construction, land and development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction, land and development loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction, land and development loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project.

The Company’s non-real estate consumer loans and leases are based on the borrower’s proven earning capacity over the term of the loan. The Company monitors payment performance periodically for consumer loans to identify any deterioration in the borrower’s financial strength. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by management and staff. This activity, coupled with a relatively small volume of consumer loans, minimizes risk.

Municipal and other loans are comprised of loans to municipalities and emergency service, hospital and school districts primarily throughout Texas. The majority of these loans have tax or revenue pledges and in some cases are additionally supported by collateral. Municipal loans made without a direct pledge of taxes or revenues are usually made based on some type of collateral that represents an essential service.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

U.S. Small Business Association (SBA) Lending Activities

The Bank originates loans to customers in the state of Texas and throughout the United States under an SBA program that generally provides for SBA guarantees of between 75 percent and 85 percent of each loan. The Bank routinely sells the guaranteed portion of its SBA loans to a third party and retains the servicing, holding the nonguaranteed portion in its portfolio. When the guaranteed portion of an SBA loan is sold, the premium received on the sale and the present value of future cash flows of the servicing assets are recognized in income. SBA servicing assets are recognized separately when rights are acquired through the sale of SBA guaranteed portion. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. Updated fair values are obtained from an independent third party on a quarterly basis and adjustments are presented in SBA loan servicing fees on the consolidated statements of income. To determine the fair value of SBA Servicing Rights, the Bank uses market prices for comparable servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income.

In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, default rates, late fees and losses.

Serviced loans sold to others are not included in the accompanying balance sheet. Income (losses) and fees collected for loan servicing are included in SBA loan servicing fees in the consolidated statements of income.

Nonaccrual Loans

The Company classifies loans as past due when the payment of principal or interest is greater than 30 days delinquent based on the contractual next payment due date. The Company’s policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by regulatory authorities. Loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period and amortization of any discount ceases. Interest payments received thereafter are applied as a reduction to the remaining principal balance unless management believes that the ultimate collection of the principal is likely, in which case payments are recognized in earnings on a cash basis. Loans are removed from nonaccrual status when they become current as to both principal and interest and the collectability of principal and interest is no longer doubtful.

Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower’s ability to meet the revised payment schedule is not reasonably assured, the loan remains classified as a nonaccrual loan.

Troubled Debt Restructurings

In certain situations due to economic or legal reasons related to a borrower’s financial difficulties, the Company may grant a concession to the borrower for other than an insignificant period of time that it would not otherwise

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

consider. At that time, the related loan is classified as a troubled debt restructuring (“TDR”) and considered impaired. The concessions granted may include rate reductions, principal forgiveness, payment forbearance, extensions of maturity at rates of interest below those commensurate with the risk profile of the borrower, and other actions intended to minimize economic loss. A troubled debt restructured loan is generally placed on nonaccrual status at the time of the modification unless the borrower has no history of missed payments for six months prior to the restructuring. If the borrower performs pursuant to the modified loan terms for at least six months and the remaining loan balance is considered collectible, the loan is returned to accrual status.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreements.

All impaired loans of $50,000 or greater on nonaccrual, as well as loans classified as TDRs, are reviewed individually for specific reserves on a quarterly basis.

Allowance for Loan and Lease Losses

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Company’s allowance for loan loss methodology includes allowance allocations calculated in accordance with ASC Topic 310, “Receivables” and allowance allocations calculated in accordance with ASC Topic 450, “Contingencies.” Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, changes in the composition and volume of the portfolio, and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan losses is designated to account for credit deterioration as it occurs.

The provision for loan losses reflects management’s periodic evaluation of individual loans and changes to the required allowance for specific loans, economic factors, past loan loss experience, loan quality trends, including the levels of and trends related to nonaccrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors.

The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged-off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including, among other things, the performance of the Company’s loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s allowance for loan losses consists of three elements: (i) specific valuation allowances determined in accordance with ASC Topic 310 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with ASC Topic 450 based on general economic conditions and other qualitative risk factors both internal and external to the Company.

The allowances established for probable losses on specific loans are based on a regular analysis and evaluation of impaired loans. Loans are classified based on an internal credit risk grading process that evaluates, among other things: (i) the borrower’s ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. The initial analysis is performed by the relationship manager and credit rating is reviewed and approved by the Chief Credit Officer, Deputy Chief Credit Officer or the Bank President.

Specific valuation allowances are established when the discounted cash flows (or collateral value or observable market price) of an impaired loan is lower than the carrying value of that loan. Historical valuation allowances are calculated based on the historical loss experience of specific types of loans and the internal risk grade of such loans at the time they were charged-off. The Company calculates historical loss ratios, based on a rolling five year average, for classification of similar loans based on the proportion of actual charge-offs experienced to the total population of loans in the category. The historical loss ratios are periodically updated based on actual charge-off experience.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In general, such valuation allowances are determined by evaluating, among other things: (i) the experience, ability and effectiveness of the Company’s lending management and staff; (ii) the effectiveness of the Company’s loan policies, procedures and internal controls; (iii) changes in asset quality; (iv) changes in nature and loan portfolio volume; (v) the composition and concentrations of credit; (vi) the effectiveness of the loan review function; (vii) the impact of national and local economic business conditions; and (viii) the impact of external factors, such as competition or legal and regulatory requirements. The results are then input into a “general allocation matrix” to determine an appropriate general valuation allowance. Loan losses are charged-off in the period the loans, or portions thereof, are deemed uncollectible. Generally, the Company will record a loan

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charge-off (including a partial charge-off) to reduce a loan to the estimated fair value of the underlying collateral, less costs to sell, for collateral dependent loans. Subsequent recoveries, if any, are credited to the allowance for loan and lease losses. Management regularly reviews the loan portfolio and makes adjustments for loan losses, in order to maintain the allowance for loan and lease losses in accordance with U.S. GAAP.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation or amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, except for land which is stated at cost. The useful lives of premises and equipment are: 40 years for bank premises; 3 to 5 years for computer equipment and software; and 5 to 10 years for furniture and equipment.

Leasehold improvements are amortized on a straight-line basis over the lesser of the lease terms, including certain renewals that were deemed probable at lease inception, or the estimated useful lives of the improvements. Purchased software and external direct costs of computer software developed for internal use are capitalized provided certain criteria are met and amortized over the useful lives of the software. Rent expense and rental income on operating leases are recorded using the straight-line method over the appropriate lease terms.

The Bank reviews the carrying value of long-lived assets and certain identifiable intangibles for impairment whenever events and changes in circumstances indicate that the carrying amount of an asset may not be recoverable, as prescribed by ASC Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets.

Other Real Estate Owned (“OREO”) and Repossessed Assets

Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at their fair value less estimated disposition costs. When such assets are acquired, any shortfall between the loan carrying value and the estimated fair value of the underlying collateral less disposition costs is recorded as an adjustment to the allowance for loan and lease losses while any excess is recognized in income. The Company periodically performs a valuation of the property held; any excess of carrying value over fair value less disposition costs is charged to earnings as impairment. Routine maintenance and real estate taxes are expensed as incurred.

Bank Owned Life Insurance (“BOLI”)

The Bank owns life insurance policies on certain former directors. These policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement, if applicable. Increases in the cash surrender value of these policies are included in noninterest income in the Consolidated Statements of Income. The Company’s BOLI policies are invested in general account and hybrid account products that have been underwritten by highly-rated third party insurance carriers.

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Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the underlying fair value of merged entities. We assess goodwill for impairment annually as of December 31 of each year. The Company has one reporting unit, the Bank. If certain events occur which indicate goodwill might be impaired between annual tests, goodwill must be tested when such events occur. In making this assessment, we consider a number of factors including operating results, business plans, economic projections, anticipated future cash flows, current market data, etc. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in goodwill impairment in future periods. The Bank did not identify any impairment on its outstanding goodwill from its most recent testing which was performed as of December 31, 2017. Goodwill was evaluated in accordance with ASC 350-20 using a qualitative analysis. Core deposit intangible (“CDI”) is a measure of the value of checking and savings deposit relationships acquired in a business combination. The fair value of the CDI stemming from any given business combination is based on the present value of the expected cost savings attributable to the core deposit funding relative to an alternative source of funding. CDI is amortized over the estimated useful lives of the existing deposit relationships acquired, but does not exceed 12 years. The Company evaluates such identifiable intangibles for impairment when events and circumstances indicate that its carrying amount may not be recoverable. If an impairment loss is determined to exist, the loss is reflected as an impairment charge in the Consolidated Statements of Income for the period in which such impairment is identified. No impairment charges were required to be recorded for the years ended December 31, 2017 or 2016.

Preferred Stock

In 2011, as voted upon by its shareholders during the annual meeting, the Company established a $1 par Series A preferred stock whereby shareholders of record owning less than 5,000 common shares would be reclassified into one-for-one share of Series A preferred stock. At December 31, 2016, the Company had 170,236 Series A preferred shares outstanding. On February 23, 2017, we reclassified our 170,236 shares of Series A preferred stock into common stock on a one-for-one basis.

Comprehensive Income

The Company presents as a component of comprehensive income the amounts from transactions and other events, which currently are excluded from the consolidated statements of income and are recorded directly to shareholders’ equity. These amounts consist of unrealized holding gains (losses) on available for sale securities.

Income Taxes (As Restated)

Income tax expense is determined using the asset and liability method and consists of income taxes that are currently payable and deferred income taxes. Deferred income tax expense (benefit) is determined by recognizing deferred tax assets and liabilities for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. Changes in tax rates on deferred tax assets and liabilities are recognized in income in the period that includes the enactment date.

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A valuation allowance is established for deferred tax assets when management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. In making such determinations, the Company considers all available positive and negative evidence that may impact the realization of deferred tax assets. These considerations include future reversals of existing taxable temporary differences, projected future taxable income, and available tax planning strategies.

The Company files a consolidated federal income tax return including the results of its wholly owned subsidiary, the Bank. The Company estimates income taxes payable based on the amount it expects to owe the various tax authorities (i.e., federal and state). Income taxes represent the net estimated amount due to, or to be received from, such tax authorities. In estimating income taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions, taking into account statutory, judicial, and regulatory guidance in the context of the Company’s tax position. Although the Company uses the best available information to record income taxes, underlying estimates and assumptions can change over time as a result of unanticipated events or circumstances such as changes in tax laws and judicial guidance influencing its overall tax position.

An uncertain tax position is recognized only if it is more-likely-than-not to be sustained upon examination, including resolution of any related appeals or litigation process, based on the technical merits of the position. The amount of tax benefit recognized in the financial statements is the largest amount of benefit that is more than fifty percent likely to be sustained upon ultimate settlement of the uncertain tax position. If the initial assessment fails to result in recognition of a tax benefit, the Company subsequently recognizes a tax benefit if there are changes in tax law or case law that raise the likelihood of prevailing on the technical merits of the position to more-likely-than-not, the statute of limitations expires, or there is a completion of an examination resulting in a settlement of that tax year or position with the appropriate agency.

Management has analyzed the tax positions taken by the Company, and has recorded an uncertain tax position at December 31, 2017 and 2016 arising from a deduction taken on the 2016 federal return related to a request for change in accounting method. The total amount of the recorded uncertain tax position at both December 31, 2017 and 2016 was $903 thousand and is included in other liabilities. The Company’s policy is to classify interest and penalties associated with income taxes within other expenses. The Company did not record interest and penalties associated with income taxes at December 31, 2017 or 2016.

The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits in progress for any tax periods. Management believes it is no longer subject to income tax examinations for years prior to 2014.

Off-Balance Sheet Arrangements

The Company enters into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. The Company decreases its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

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Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. The Company’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

Stock-based Compensation

The Company sponsors incentive stock option plans established in 2008 (the “2008 Stock Plan”) and in 2017 (the “2017 Stock Plan”) under which options may be granted periodically to all full-time employees and directors of the Company or its affiliates at a specific exercise price to acquire shares of the Company’s common stock. Shares are issued out of authorized unissued common shares. Compensation cost is measured based on the estimated fair value of the award at the grant date and is recognized in earnings on a straight-line basis over the requisite service period. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model. This model requires assumptions as to the expected stock volatility, dividends, terms and risk-free rates. The Company uses the calculated value method to account for its options. Management determined that the SNL Small Cap U.S. Bank Index is representative of the Company’s industry and has used the historical closing return values of that index to estimate volatility. The expected term represents the period of time that options are expected to be outstanding from the grant date. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the appropriate life of each option.

Earnings per Common Share

The Company presents basic and diluted earnings per common share (“EPS”) data for its common stock. Basic EPS is calculated by dividing the net income attributable to shareholders of the Company by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares of common stock outstanding adjusted for the effects of all dilutive potential common shares comprised of options granted and warrants. Potential common stock equivalents that have been issued by the Company related to outstanding stock options and warrants are determined using the treasury stock method, while potential common shares related to Series A Preferred stock are determined using the “if converted” method.

The Company’s Series A Preferred stock are considered participating securities under ASC 260, “Earnings Per Share” which means the security may participate in undistributed earnings with common stock. The holders of the Series A Preferred Stock would be entitled to share in dividends, on an as-converted basis, if the holders of common stock were to receive dividends, other than dividends in the form of common stock. In accordance with ASC 260, a company is required to use the two-class method when computing EPS when a company has a security that qualifies as a “participating security.” The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In determining the amount of net earnings to allocate to common stock holders, earnings are allocated to both common and participating securities based on

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their respective weighted-average shares outstanding for the period. Diluted EPS for the Company’s common stock is computed using the more dilutive of the two-class method or the if-converted method.

Segment Reporting

The Company operates in one reportable segment of business, Community Banking, which includes the Bank, the Company’s sole banking subsidiary. Through the Bank, the Company provides a broad range of retail and commercial banking services. Management makes operating decisions and assesses performance based on an ongoing review of these banking operations, which constitute the Company’s only operating segment.

Reclassifications

Certain reclassifications have been made to the 2016 information to conform to the 2017 presentation. The reclassifications had no effect on results of operations or shareholders’ equity.

Recently Issued Accounting Pronouncements

ASU 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220)” issued in February 2018, is effective for all entities for fiscal years beginning after December 15, 2018; however, the Company elected to early adopt ASU 2018-02 as of December 31, 2017. ASU 2018-02 allows an entity an election to reclassify the income tax effects of items within accumulated other comprehensive to retained earnings. The amount of the reclassification includes the effect of the change in U.S. federal corporate income tax rate on the gross deferred tax amounts and related valuation allowances, if any. If an entity does not make this election, the amendment requires the entity to disclose that an election was not made to make the reclassification. The impact of adopting ASU 2018-02 in the current year was not material to the Company’s consolidated financial statements.

ASU 2017-09, “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting.” ASU 2017-09 seeks to provide clarity, reduce diversity in practice, and reduce cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, regarding a change to the terms or conditions of a share-based payment award. In fact, ASU 2017-09 provides guidance concerning which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. Specifically, an entity is to account for the effects of a modification, unless all of the following are satisfied: (1) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) the classification of the modified award as an equity instrument or as a liability instrument is the same as the classification of the original award immediately before the original award is modified. Note that the current disclosure requirements in Topic 718 apply regardless of whether an entity is required to apply modification accounting under the amendments in this ASU. The amendments of ASU 2017-09 are effective for all entities for interim and annual periods beginning after December 15, 2017 and must be applied prospectively to awards modified on or after the adoption date. Management has evaluated the amendments of ASU 2017-09 and determined that the adoption of this ASU will

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have no impact on the Company’s consolidated financial statements. However, should the Company modify the terms or conditions of any share-based payment award in the future, this modification would be evaluated and disclosed as appropriate based on the amendments of ASU 2017-09.

ASU 2017-08, “Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” Issued in March 2017, ASU 2017-08 amends the amortization period for certain purchased callable debt securities held at a premium. In particular, the amendments in ASU 2017-08 require the premium to be amortized to the earliest call date. The amendments do not, however, require an accounting change for securities held at a discount; instead, the discount continues to be amortized to maturity. Notably, the amendments in this ASU more closely align the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities. Securities within the scope of ASU 2017-08 are purchased debt securities that have explicit, non-contingent call features that are callable at fixed prices and on preset dates. The amendments of ASU 2017-08 become effective for public entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018 and for other entities for periods beginning after December 15, 2019. Management will adopt this ASU using the public company effective date as early adoption is permitted and is currently evaluating the impact this ASU will have on the consolidated financial statements; however, the adoption of ASU 2017-08 is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.”

Issued in January 2017, ASU 2017-04 simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. In computing the implied fair value of goodwill under Step 2, an entity, prior to the amendments in ASU 2017-04, had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, in accordance with the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. However, under the amendments in ASU 2017-04, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, ASU 2017-04 removes the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails such qualitative test, to perform Step 2 of the goodwill impairment test. ASU 2017-04 is effective prospectively for public entities for annual, or any interim, goodwill impairment tests in fiscal years beginning after December 15, 2019 and for all other entities for impairment tests in fiscal years beginning after December 15, 2021. Management will adopt this ASU using the public company effective date as early adoption is permitted and will continue to evaluate the impact this ASU will have on the consolidated financial statements through its effective date; however, the adoption of ASU 2017-04 is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2017-01, “Business Combinations (Topic 805)—Clarifying the Definition of a Business.” Issued in January 2017, ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or

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businesses, which determines whether goodwill should be recorded or not. The amendments in ASU No. 2017-01 provide a screen to determine when a set of assets and activities (collectively, a “set”) is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If, however, the screen is not met, then the amendments in ASU 2017-01 require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and remove the evaluation of whether a market participant could replace missing elements. The revised definition will result in more transactions being recorded as asset acquisitions or dispositions as opposed to business acquisitions or dispositions. The amendments of ASU 2017-01 are effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. Management has elected to adopt this ASU using the private company effective date and is currently evaluating the impact this ASU will have on the consolidated financial statements; however, the adoption of ASU 2017-01 is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and for all other entities for fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in this ASU should be applied using a retrospective transition method to each period presented. The Company will adopt this ASU using the public company effective date as early adoption is permitted and has evaluated the provisions of ASU No. 2016-18 to determine the potential impact of the new standard and has determined that it will not have a material impact on the Company’s financial position, results of operations or cash flows.

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.” The objective of issuing this ASU is to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This prohibition on recognition is an exception to the principle of comprehensive recognition of current and deferred income taxes in GAAP. As such, the Board decided that an entity should recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Consequently, the amendments in this guidance eliminate the exception for an intra-entity transfer of an asset other than inventory. The amendments of this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. Early adoption is permitted for all entities as of the beginning of an annual reporting period for which financial

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statements (interim or annual) have not been issued or made available for issuance. That is, earlier adoption should be in the first interim period if an entity issues interim financial statements. Management has elected to adopt this ASU using the private company effective date and is currently evaluating this guidance to determine the impact on its consolidated financial position, results of operations or cash flows.

ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” Issued in August 2016, ASU 2016-15 provides guidance to reduce the diversity in practice of how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments of ASU 2016-15 provide guidance on eight specific cash flow items: (i) debt prepayment or debt extinguishment costs; (ii) settlement of zero-coupon bonds; (iii) contingent consideration payments made after a business combination; (iv) proceeds from the settlement of insurance claims; (v) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (vi) distributions received from equity method investees; (vii) beneficial interests in securitization transactions and (viii) separately identifiable cash flows and application of the predominance principle. The amendments of ASU 2016-15 are effective for public entities for interim and annual periods beginning after December 15, 2017 and for all other entities for periods beginning after December 15, 2018. Management plans to adopt the amendments of ASU 2016-15 during the first quarter of 2018 and has evaluated the amendments of ASU 2016-15 and does not believe that adoption of this ASU will impact the Company’s existing presentation of the applicable cash receipts and cash payments on its consolidated statements of cash flows.

ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” Issued in June 2016, ASU 2016-13 will add FASB ASC Topic 326, “Financial Instruments-Credit Losses” and finalizes amendments to FASB ASC Subtopic 825-15, “Financial Instruments-Credit Losses.” The amendments of ASU 2016-13 are intended to provide financial statement users with more decision-useful information related to expected credit losses on financial instruments and other commitments to extend credit by replacing the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. The amendments of ASU 2016-13 eliminate the probable initial recognition threshold and, in turn, reflect an entity’s current estimate of all expected credit losses. ASU 2016-13 does not specify the method for measuring expected credit losses, and an entity is allowed to apply methods that reasonably reflect its expectations of the credit loss estimate. Additionally, the amendments of ASU 2016-13 require that credit losses on available for sale debt securities be presented as an allowance rather than as a write-down. The amendments of ASU 2016-13 are effective for public entities for interim and annual periods beginning after December 15, 2019 and for all other entities for periods beginning after December 15, 2020. Earlier application is permitted for interim and annual periods beginning after December 15, 2018. Management has elected to adopt this ASU using the private company effective date and is currently evaluating the impact this ASU will have on the consolidated financial statements and that evaluation will depend on economic conditions and the composition of the Company’s loan and lease portfolio at the time of adoption.

ASU 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” Issued in March 2016, ASU 2016-09 seeks to reduce complexity in accounting standards by simplifying several aspects of the accounting for share-based payment transactions. The amendments of ASU 2016-09 include: (i) requiring all excess tax benefits and tax deficiencies to be recognized as income tax expense

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or benefit in the income statement; (ii) requiring excess tax benefits to be classified along with other income tax cash flows as an operating activity on the statement of cash flow; (iii) allowing an entity to make an entity-wide accounting policy election to either estimate the number of awards that expect to vest or account for forfeitures when they occur; (iv) change the threshold to qualify for equity classification to permit withholding up to the maximum statutory tax rates in the applicable jurisdictions; and (v) requiring that cash paid by an employer when directly withholding shares for tax-withholding purposes to be classified as a financing activity on the statement of cash flows. The amendments of ASU 2016-09 became effective for the Company on January 1, 2017 and did not have a material impact on the consolidated financial statements.

ASU 2016-02, “Leases (Topic 842).” Issued in February 2016, ASU 2016-02 was issued by the FASB to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. The amendments of ASU 2016-02 are effective for public entities for interim and annual periods beginning after December 15, 2018 and for other entities for periods beginning after December 15, 2019. The adoption of this ASU will result in an increase to the Consolidated Balance Sheets for right-of-use assets and associated lease liabilities for operating leases in which the Company is the lessee. Management will adopt this ASU using the public company effective date as early adoption is permitted and is currently evaluating the impact this ASU will have on the consolidated financial statements and is in the process of preparing an inventory of existing leases and service contracts that could contain right-of-use assets.

ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (An Amendment of the FASB Accounting Standards Codification).” Issued in January 2016, ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with improved decision-making information. The amendments of ASU 2016-01 include: (i) requiring equity investments, except those accounted for under the equity method of accounting or those that result in the consolidation of an investee, to be measured at fair value with changes in fair value recognized in net income; (ii) requiring a qualitative assessment to identify impairment of equity investments without readily determinable fair values; (iii) eliminating the requirement to disclose the method and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet; (iv) requiring the use of the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (v) requiring an entity that has elected the fair value option to measure the fair value of a liability to present separately in other comprehensive income the portion of the change in the fair value resulting from a change in the instrument-specific credit risk; (vi) requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (vii) clarifying that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities in combination with the entity’s other deferred tax assets. The amendments of ASU 2016-01 are effective for public entities for interim and

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NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

annual periods beginning after December 15, 2017 and for all other entities for periods beginning December 15, 2018. Management plans to adopt the amendments of ASU 2016-01 during the first quarter of 2018. Management is currently evaluating the impact this ASU will have on the consolidated financial statements.

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” Issued in May 2014, ASU 2014-09 will add FASB ASC Topic 606, “Revenue from Contracts with Customers,” and will supersede revenue recognition requirements in FASB ASC Topic 605, “Revenue Recognition,” as well as certain cost guidance in FASB ASC Topic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts.” ASU 2014-09 provides a framework for revenue recognition that replaces the existing industry and transaction specific requirements under the existing standards. ASU 2014-09 requires an entity to apply a five-step model to determine when to recognize revenue and at what amount. The model specifies that revenue should be recognized when (or as) an entity transfers control of goods or services to a customer at the amount in which the entity expects to be entitled. Depending on whether certain criteria are met, revenue should be recognized either over time, in a manner that depicts the entity’s performance, or at a point in time, when control of the goods or services are transferred to the customer. ASU 2014-09 provides that an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. In addition, the existing requirements for the recognition of a gain or loss on the transfer of non-financial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement in ASU 2014-09. The amendments of ASU 2014-09 may be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. If the transition method of application is elected, the entity should also provide the additional disclosures in reporting periods that include the date of initial application of (1) the amount by which each financial statement line item is affected in the current reporting period, as compared to the guidance that was in effect before the change, and (2) an explanation of the reasons for significant changes. ASU 2015-14, “Revenue from Contracts with Customers (Topic 606)-Deferral of the Effective Date,” issued in August 2015, defers the effective date of ASU 2014-09 by one year. ASU 2015-14 provides that the amendments of ASU 2014-09 become effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. All subsequently issued ASU’s which provide additional guidance and clarifications to various aspects of FASB ASC Topic 606 will become effective when the amendments of ASU 2014-09 become effective. These subsequently issued ASU’s include ASU 2016-08 “Revenue from Contracts with Customers (Topic 606)-Principal versus Agent Considerations,” ASU 2016-10 “Revenue from Contracts with Customers (Topic 606)-Identifying Performance Obligations and Licensing,” and ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)-Narrow Scope Improvements and Practical Expedients.” These amendments clarify the main provisions of ASU-2014-09 with respect to specific revenue types based upon implementation questions submitted. Specifically, revenue in which a third party satisfies a portion of the performance obligations, revenue from licensing activities, and the assessment of collectability, treatment of sales taxes, non-cash consideration, and contract modifications at transition. Management has elected to adopt this ASU using the private company effective date and has completed an analysis to determine which revenue streams are within the scope of ASU 2014-09 and the related clarifying ASU’s and has determined that interest income and revenue generated from transfers and servicing of financial instruments, specifically, gain on sale of loans and servicing fees are out of scope. Management will

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

adopt this ASU using the private company effective date and is continuing to evaluate the most appropriate transition method of application and the impact that ASU 2014-09 and the related clarifying ASU’s will have on in scope revenue streams, specifically, service charges and fees, mortgage referral fees, and gains or losses on other real estate owned.

NOTE 2. BUSINESS COMBINATIONS

On June 24, 2016, the Company completed the acquisition of one branch location from PlainsCapital Bank. This transaction provided the Company the opportunity to enhance and strengthen its footprint in The Woodlands. The Company assumed approximately $36.7 million of branch deposits, paying a 1.75% premium on the average balance of deposits assumed.

The following is a condensed balance sheet disclosing the estimated fair value amount of the branch acquired in the branch acquisition assigned to the major consolidated asset and liability captions at the acquisition date (dollars in thousands):

Assets:
Cash and cash equivalents	$31,889
Premises and equipment, net	4,210
Core deposit intangible	642

Total assets	$36,741

Liabilities:
Deposits	$36,696
Other liabilities	45

Total liabilities	$36,741

The core deposit intangible asset recognized as part of the branch acquisition is being amortized over its estimated useful life of approximately 10 years using the straight-line method.

Pro forma income statements are not being presented as the information is not practicable to produce, as the information is not maintained at the branch level.

All purchase accounting adjustments are final as of December 31, 2016.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses and approximate fair values of securities available for sale are as follows:

	Amortized Cost	Unrealized		Fair Value
December 31, 2017		Gains	Losses
	(Dollars in thousands)
Available for sale:				—
U.S. Government agencies	$2,010	$—	$61	$1,949
Residential mortgage-backed securities	30,156	—	527	29,629
Corporate bonds and other debt securities	5,711	—	46	5,665

Total available for sale	$37,877	$—	$634	$37,243

	Amortized Cost	Unrealized		Fair Value
December 31, 2016		Gains	Losses
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$—	$—	$—	$—
Residential mortgage-backed securities	5	—	—	5
Corporate bonds and other debt securities	—	—	—	—

Total available for sale	$5	$—	$—	$5

There were no securities pledged at December 31, 2017 or 2016, respectively.

The amortized cost and estimated fair value of securities available for sale, by contractual maturity, are as follows:

December 31, 2017	Amortized Cost	Fair Value
	(Dollars in thousands)
Available for sale:
Due in one year or less	$—	$—
Due after one year through five years	4,142	4,110
Due after five years through ten years	3,104	3,035
Due after ten years	475	469
Residential mortgage-backed securities	30,156	29,629

Total available for sale	$37,877	$37,243

For purposes of the maturity table, residential mortgage-backed securities, the principal of which are repaid periodically, are presented as a single amount. The expected lives of these securities will differ from contractual maturities because borrowers may have the right to prepay the underlying loans with or without prepayment penalties.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

The following tables present the estimated fair values and gross unrealized losses on investment securities available for sale, aggregated by investment category and length of time individual securities have been in a continuous unrealized loss position as of the periods presented:

	Less than 12 Months		12 Months or More		Total
December 31, 2017	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$1,949	$61	$—	$—	$1,949	$61
Residential mortgage-backed securities	29,627	527	—	—	$29,627	$527
Corporate bonds and other debt securities	5,665	46	—	—	5,665	46

Total available for sale	$37,241	$634	$—	$—	$37,241	$634

	Less than 12 Months		12 Months or More		Total
December 31, 2016	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
Available for sale:
U.S. Government agencies	$—	$—	$—	$—	$—	$—
Residential mortgage-backed securities	—	—	—	—	—	—
Corporate bonds and other debt securities	—	—	—	—	—	—

Total available for sale	$—	$—	$—	$—	$—	$—

At December 31, 2017, the Company’s security portfolio consisted of 50 securities, of which 49 were in an unrealized loss position. All of the 49 securities in an unrealized loss position at December 31, 2017 were in an unrealized loss position for less than 12 months. The unrealized losses for these securities resulted primarily from changes in interest rates and spreads.

In October 2016, the Company sold its $6.7 million held-to-maturity investment portfolio and realized a gross pre-tax gain of $96 thousand to provide liquidity for its strong outlook for loan growth. In accordance with regulatory and accounting requirements, the Company is prohibited from classifying security purchases as held to maturity for a period of two years.

The Company monitors its investment securities for OTTI. Impairment is evaluated on an individual security basis considering numerous factors, and its relative significance. The Company has evaluated the nature of unrealized losses in the investment securities portfolio to determine if OTTI exists. The unrealized losses relate to changes in market interest rates and specific market conditions that do not represent credit-related impairments. Furthermore, the Company does not intend to sell nor is it more likely than not that it will be required to sell these investments before the recovery of their amortized cost basis. Management has completed

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES (Continued)

an assessment of each security in an unrealized loss position for credit impairment and has determined that no individual security was other-than-temporarily impaired at December 31, 2017. The following describes the basis under which the Company has evaluated OTTI:

U.S. Government Agencies and Residential Mortgage-Backed Securities (“MBS”):

The unrealized losses associated with U.S. Government agencies and residential MBS are primarily driven by changes in interest rates. These securities have either an explicit or implicit U.S. government guarantee.

Corporate Bonds & Other Debt Securities:

Securities were generally underwritten in accordance with the Company’s investment standards prior to the decision to purchase, without relying on a bond issuer’s guarantee in making the investment decision. These investments are investment grade and will continue to be monitored as part of the Company’s ongoing impairment analysis, but are expected to perform in accordance with their terms.

There were no securities sold for the year ended December 31, 2017. Sale proceeds and gross realized gains and losses on the sale of securities available for sale are shown below. The cost of securities sold is based on the specific identification method.

	Years Ended December 31,
	2017	2016
	(Dollars in thousands)
Sale proceeds from sale of available for sale securities	$—	$5,308
Gross realized gains	$—	$—
Gross realized losses	—	(27)

Net realized gains (losses)	$—	$(27)

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS, NET, AS RESTATED

Loans consisted of the following at December 31, 2017 and 2016:

	December 31,
	2017	2016
	(Dollars in thousands)
Commercial and industrial loans(1)	$135,040	$117,762
Real estate:
1-4 single family residential loans	232,510	206,641
Construction, land and development	139,470	113,316
Commercial real estate loans (including multifamily)	285,731	251,870
Consumer loans and leases	22,736	26,676
Municipal and other loans	53,632	56,596

Total loans held in portfolio(2)	$869,119	$772,861

Allowance for loan losses	(5,652)	(4,357)

Loans held in portfolio, net	$863,467	$768,504

(1)	Balance includes $67.1 million and $58.7 million of the unguaranteed portion of SBA loans as of December 31, 2017 and 2016, respectively.
(2)	Balance includes $(3.4) million and $(2.6) million of deferred fees, cost, premium and discount as of December 31, 2017 and 2016.

At December 31, 2017 and 2016, the Company had pledged loans as collateral for FHLB advances of $358.2 million and $329.2 million, respectively. The recorded investments of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process as of December 31, 2017 and 2016 totaled $0 and $269 thousand, respectively.

The Company originates and sells loans secured by the SBA. The Company retains the unguaranteed portion of the loan and servicing on the loans sold and receives a fee based upon the principal balance outstanding. During the years ended December 31, 2017 and 2016, the Company sold approximately $70.3 million and $46.3 million, respectively, in loans to third parties. The loan sales resulted in realized gains of $5.7 million and $4.4 million for the years ended December 31, 2017 and 2016, respectively.

In the ordinary course of business, the Company makes loans to executive officers and directors. Loans to these related parties, including companies in which they are principal owners, are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Principal outstanding, beginning of year	$9,036	$1,209
Additions (reductions) of affiliations	(8,425)	7,892
New loans made in current year	—	628
Repayments	(148)	(693)

Principal outstanding, end of year	$463	$9,036

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS, NET, AS RESTATED (Continued)

Unfunded commitments to related parties were $0 thousand and $30 thousand at December 31, 2017 and 2016, respectively.

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The methodology is based on historical loss experience by type of credit and internal risk grade, changes in the composition and volume of the portfolio, and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan and lease losses is designated to account for credit deterioration as it occurs.

During 2017, the Company refined its allowance for loan loss methodology based upon management judgement and applicable regulatory guidance. The calculation of reserves on loans collectively evaluated for impairment was altered to reflect five years of historical loss experience which more appropriately matches the weighted average life of loans in the portfolio. Additionally, the calculated historical loss experience is now allocated across the portfolio’s risk rates using a probability of default curve constructed from the Bank’s historical default data. Management also updated the qualitative component of the reserve on loans collectively evaluated for impairment to allow for a greater sensitivity to current trends.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

Changes in the allowance for loan and lease losses by loan portfolio and segment for the years ended December 31, 2017 and 2016 are as follows:

	Allowance Rollforward
Year Ended December 31, 2017	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$2,347	$(974)	$7	$1,666	$3,046
Real estate:
1-4 single family residential loans	647	(23)	—	278	902
Construction, land and development loans	364	—	—	77	441
Commercial real estate loans (including multifamily)	667	(34)	—	265	898
Consumer loans and leases	186	(156)	—	168	198
Municipal and other loans	146	—	—	21	167

Ending Allowance Balance	$4,357	$(1,187)	$7	$2,475	$5,652

	Allowance Rollforward
Year Ended December 31, 2016	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
	(Dollars in thousands)
Commercial and industrial loans	$1,119	$(282)	$58	$1,452	$2,347
Real estate:
1-4 single family residential loans	623	(3)	—	27	647
Construction, land and development loans	398	(32)	30	(32)	364
Commercial real estate loans (including multifamily)	670	—	—	(3)	667
Consumer loans and leases	89	(113)	6	204	186
Municipal and other loans	177	—	—	(31)	146

Ending Allowance Balance	$3,076	$(430)	$94	$1,617	$4,357

Credit Quality Indicators

In evaluating credit risk, the Company looks at multiple factors; however, management considers delinquency status to be the most meaningful indicator of the credit quality of 1-4 single family residential, home equity loans and lines of credit and consumer loans. Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for commercial, construction, land and development and commercial real estate loans. Internal risk ratings are updated on a continuous basis.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

The following tables present an aging analysis of the recorded investment for delinquent loans by portfolio and segment:

	Accruing
December 31, 2017	Current	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days or More Past Due	Non- Accrual	Total
		(Dollars in thousands)
Commercial and industrial loans	$132,775	$302	$3	$33	$1,927	$135,040
Real estate:
1-4 single family residential loans	230,738	637	—	—	1,135	232,510
Construction, land and development	139,470	—	—	—	—	139,470
Commercial real estate loans (including multifamily)	284,869	415	—	—	447	285,731
Consumer loans and leases	22,538	98	47	—	53	22,736
Municipal and other loans	53,632	—	—	—	—	53,632

Total loans	$864,022	$1,452	$50	$33	$3,562	$869,119

	Accruing
December 31, 2016	Current	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days or More Past Due	Non- Accrual	Total
		(Dollars in thousands)
Commercial and industrial loans	$115,905	$76	$143	$—	$1,638	$117,762
Real estate:
1-4 single family residential loans	204,542	803	—	—	1,296	206,641
Construction, land and development	113,312	4	—	—	—	113,316
Commercial real estate loans (including multifamily)	250,019	1,073	—	—	778	251,870
Consumer loans and leases	26,349	232	—	—	95	26,676
Municipal and other loans	56,596	—	—	—	—	56,596

Total loans	$766,723	$2,188	$143	$—	$3,807	$772,861

There was one loan past due greater than 90 days or more and still accruing at December 31, 2017 with a recorded investment of $33 thousand. There were no loans past due greater than 90 days or more and still accruing at December 31, 2016.

At December 31, 2017, non-accrual loans that were 30 to 59 days past due were $209 thousand, non-accrual loans that were 60 to 89 days past due were $57 thousand, and non-accrual loans that were 90 days or more past due were $427 thousand. At December 31, 2016, non-accrual loans that were 30 to 59 days past due were $77 thousand, non-accrual loans that were 60 to 89 days past due were $38 thousand, and non-accrual loans that were 90 days or more past due were $1.7 million.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

Loans exhibiting potential credit weaknesses that deserve management’s close attention and that if left uncorrected may result in deterioration of the repayment capacity of the borrower are categorized as special mention. Loans with well-defined credit weaknesses including payment defaults, declining collateral values, frequent overdrafts, operating losses, increasing balance sheet leverage, inadequate cash flow, project cost overruns, unreasonable construction delays, past due real estate taxes or exhausted interest reserves are assigned an internal risk rating of substandard. Loans classified as substandard can be on an accrual or non-accrual basis, as determined by its unique characteristics. A loan with a weakness so severe that collection in full is highly questionable or improbable will be assigned an internal risk rating of doubtful.

The following table summarizes the Company’s loans by key indicators of credit quality:

December 31, 2017	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial and industrial loans	$129,288	$2,331	$3,421	$—
Real estate:
1-4 single family residential loans	228,450	1,090	2,970	—
Construction, land and development	137,760	1,403	307	—
Commercial real estate loans (including multifamily)	276,096	5,877	3,758	—
Consumer loans and leases	22,528	—	208	—
Municipal and other loans	53,632	—	—	—

Total loans	$847,754	$10,701	$10,664	$—

December 31, 2016	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial and industrial loans	$111,718	$2,142	$3,750	$152
Real estate:
1-4 single family residential loans	201,087	3,311	2,243	—
Construction, land and development	111,872	1,440	4	—
Commercial real estate loans (including multifamily)	245,270	2,889	3,711	—
Consumer loans and leases	26,391	103	182	—
Municipal and other loans	56,596	—	—	—

Total loans	$752,934	$9,885	$9,890	$152

Internal risk ratings and other credit metrics are key factors in identifying loans to be individually evaluated for impairment and impact management’s estimates of loss factors used in determining the amount of the allowance for loan and lease losses.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

The following table shows the Company’s investment in loans disaggregated based on the method of evaluating impairment:

	Loans—Recorded Investment		Allowance for Credit Loss
December 31, 2017	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
	(Dollars in thousands)
Commercial and industrial loans	$2,194	$132,846	$1,226	$1,820
Real estate:
1-4 single family residential loans	1,292	231,218	119	783
Construction, land and development	—	139,470	—	441
Commercial real estate loans (including	447	285,284	—	898
Consumer loans and leases	53	22,683	16	182
Municipal and other loans	—	53,632	—	167

Total loans	$3,986	$865,133	$1,361	$4,291

	Loans—Recorded Investment		Allowance for Credit Loss
December 31, 2016	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
	(Dollars in thousands)
Commercial and industrial loans	$1,726	$116,036	$968	$1,379
Real estate:
1-4 single family residential loans	1,468	205,173	—	647
Construction, land and development	—	113,316	—	364
Commercial real estate loans (including	778	251,092	15	652
Consumer loans and leases	95	26,581	51	135
Municipal and other loans	—	56,596	—	146

Total loans	$4,067	$768,794	$1,034	$3,323

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

The following tables set forth certain information regarding the Company’s impaired loans that were evaluated for specific reserves:

	Impaired Loans—With Allowance			Impaired Loans— With no Allowance
December 31, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance
	(Dollars in thousands)
Commercial and industrial loans	$1,811	$1,850	$1,226	$383	$386
Real estate:
1-4 single family residential loans	119	119	119	$1,173	1,174
Construction, land and development	—	—	—	—	—
Commercial real estate loans (including	—	—	—	$447	447
Consumer loans and leases	53	52	16	—	—
Municipal and other loans	—	—	—	—	—

Total loans	$1,983	$2,021	$1,361	$2,003	$2,007

	Impaired Loans—With Allowance			Impaired Loans— With no Allowance
December 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance
	(Dollars in thousands)
Commercial and industrial loans	$1,583	$1,603	$968	$143	$144
Real estate:
1-4 single family residential loans	—	—	—	1,468	1,521
Construction, land and development	—	—	—	—	—
Commercial real estate loans (including	15	15	15	763	773
Consumer loans and leases	95	95	51	—	—
Municipal and other loans	—	—	—	—	—

Total loans	$1,693	$1,713	$1,034	$2,374	$2,438

	Years Ended December 31,
	2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
Commercial and industrial loans	$34	$—	$2,287	$—
Real estate:
1-4 single family residential loans	185	—	1,505	9
Construction, land and development	—	—	—	—
Commercial real estate loans (including multifamily)	224	—	799	8
Consumer loans and leases	53	—	97	—
Municipal and other loans	—	—	—	—

Total loans	$496	$—	$4,688	$17

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

Troubled Debt Restructurings:

The following table provides a summary of TDRs based upon delinquency status, all of which are considered impaired:

	December 31,
	2017		2016
	Number of contracts	Recorded Investment	Number of contracts	Recorded Investment
	(Dollars in thousands)
Performing TDRs:
Commercial and industrial loans	5	$270	2	$88
Real estate:
1-4 single family residential loans	—	—	2	172
Construction, land and development	—	—	—	—
Commercial real estate loans (including multifamily)	—	—	—	—
Consumer loans and leases	—	—	—	—
Municipal and other loans	—	—	—	—

Total performing TDRs	5	270	4	260
Nonperforming TDRs	10	651	4	147

Total TDRs	15	$921	8	$407

Allowance attributable to TDRs		$411		$3

The following table summarizes TDRs and includes newly designated TDRs as well as modifications made to existing TDRs. Modifications may include, but are not limited to, granting a material extension of time, entering into a forbearance agreement, adjusting the interest rate, accepting interest only payments for an extended period of time, a change in the amortization period or a combination of any of these. Post-modification balances represent the recorded investment at the end of Day 2 in which the modification was made:

	Years Ended December 31,
	2017				2016
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance
	(Dollars in thousands)
Commercial and industrial loans	10	$712	$712	$370	6	$239	$239	$3
Real estate:
1-4 single family residential			—	—	2	186	186	—
Construction, land and	—	—	—	—	—	—	—	—
Commercial real estate loans (including multifamily)	—	—	—	—	—	—	—	—
Consumer loans and leases	—	—	—	—	—	—	—	—

Municipal and other loans	—	—	—	—	—	—	—	—

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES (Continued)

There have been no defaults of troubled debt restructurings that took place within 12 months of restructure during the years ended December 31, 2017 and 2016.

NOTE 6. PREMISES AND EQUIPMENT

The major components of premises and equipment are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Land	$7,974	$6,787
Building and improvements	21,228	19,030
Furniture, fixtures and equipment	8,376	7,244
Leasehold improvements	1,800	1,693
Construction in Process	9,038	—
Automobiles	898	1,555
Software	1,892	1,879

Total	51,206	38,188

Less: Accumulated depreciation	(9,017)	(7,854)

Total premises and equipment, net	$42,189	$30,334

Total depreciation expense was $1.8 million for the years ended December 31, 2017 and 2016.

The estimated costs to complete all open construction projects at December 31, 2017 was $1.9 million.

NOTE 7. GOODWILL AND INTANGIBLES

Goodwill and other intangible assets, which consist of core deposit intangibles, are summarized as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Goodwill	$4,485	$4,485
Core deposit intangible	7,179	7,179

Total	11,664	11,664
Less: Accumulated amortization	(3,693)	(2,990)

Total, net	$7,971	$8,674

Amortization expense for core deposit intangibles for the year ended December 31, 2017 and 2016 totaled $703 thousand and $671 thousand, respectively.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. GOODWILL AND INTANGIBLES (Continued)

The estimated amount of amortization expense for core deposit intangible assets to be recognized over the next five fiscal years is as follows:

Type of intangibles	2018	2019	2020	2021	2022
	(Dollars in thousands)
Core deposit intangible	$703	$703	$703	$607	371

NOTE 8. SBA SERVICING ASSET, AS RESTATED

SBA servicing assets are recognized separately when rights are acquired through the sale of SBA guaranteed portion. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. Updated fair values are obtained from an independent third party on a quarterly basis and adjustments are presented in SBA loan servicing fees on the consolidated statements of income. To determine the fair value of SBA Servicing Rights, the Company uses market prices for comparable servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income.

Loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of loans serviced for others were $275.2 million and $234.4 million at December 31, 2017 and 2016, respectively.

The risks inherent in the SBA servicing asset relate primarily to changes in prepayments that result from shifts in interest rates. The following summarizes the activity pertaining to SBA servicing rights, which are in the consolidated balance sheets, for the years ended December 31, 2017 and 2016:

	December 31,
	2017	2016
	(Dollars in thousands)
Beginning balance	$3,132	$2,600
Origination of servicing assets	1,490	1,387
Change in fair value:
Due to run-off	(765)	(645)
Due to market changes	(446)	(210)

Ending balance	$3,411	$3,132

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. DEPOSITS

The following table sets forth the Company’s deposits by category:

	December 31,
	2017	2016
	(Dollars in thousands)
Noninterest-bearing demand deposits	$176,726	$171,475
Interest-bearing NOW accounts	7,318	8,302
Savings and money market accounts	243,173	215,432
Time deposits	408,151	419,229

Total deposits	$835,368	$814,438

Time deposits $100,000 and greater	$314,102	$324,735
Time deposits $250,000 and greater	82,816	77,474
Related party deposits (executive officers and directors)	13,914	21,660

The aggregate amount of overdraft demand deposits reclassified to loans was $27 thousand and $48 thousand at December 31, 2017 and 2016, respectively. The aggregate amount of maturities for time deposits for each of the five years following the latest balance sheet date totaled $276.4 million, $86.4 million, $26.3 million, $8.5 million and $10.5 million, respectively.

NOTE 10. FHLB AND OTHER BORROWINGS

The FHLB allows us to borrow, both short and long-term, on a blanket floating lien status collateralized by certain securities and loans. At December 31, 2017, the Company had additional capacity to borrow from the FHLB of $274.0 million.

Short-term borrowings

Short-term FHLB borrowings: As of December 31, 2017, the Company had $15.0 million of short-term FHLB borrowings, with an average interest rate of 1.69%. All short-term FHLB borrowings outstanding at December 31, 2017 had fixed interest rates. The Company had no short-term FHLB borrowings as of December 31, 2016.

Line of Credit: The Company entered into an unsecured line of credit with a third party lender in June 2016 which allowed it to borrow up to $10 million. The interest rate on the facility was prime rate plus 0.25% per annum, and unpaid principal and interest was due at the stated maturity on April 26, 2017. As of December 31, 2016, total borrowing capacity of $5.0 million was drawn, with an average interest rate of 4.00%.

Long-term borrowings

Line of Credit: The Company entered into an unsecured line of credit with a third party lender in May 2017 which allowed it to borrow up to $20 million. The interest rate on the facility is LIBOR plus 4.00% per annum, and unpaid principal and interest is due at the stated maturity on May 12, 2022. The line of credit may be prepaid at any time without penalty. The Company is subject to various financial covenants under this line of credit, and

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FHLB AND OTHER BORROWINGS (Continued)

as of December 31, 2017 was in compliance with all covenants. As of December 31, 2017, total borrowing capacity of $12.2 million was available under this facility and $7.8 million was drawn, with an average interest rate of 5.24%.

Long-term FHLB borrowings:

Long-term borrowings from the FHLB outstanding for the periods presented are as follows:

	December 31, 2017	Range of Contractual Interest Rates	Weighted Average Interest Rate	December 31, 2016	Range of Contractual Interest Rates	Weighted Average Interest Rate
	(Dollars in thousands)
Repayable during the years ending December 31,
2017	$—	—	—	8,360	1.09% - 5.06%	1.98%
2018	1,713	1.25% - 5.02%	1.69%	6,013	1.25% - 5.02%	2.03%
2019	15,471	1.25% - 5.02%	2.06%	16,742	1.25% - 5.02%	2.03%
2020	6,968	1.48% - 5.02%	2.16%	7,248	1.48% - 5.02%	2.15%
2021	12,721	1.48% - 5.02%	2.19%	12,029	1.48% - 5.02%	2.18%
2022	13,473	1.79% - 5.02%	2.34%	6,328	1.79% - 5.02%	2.19%
2023-2031	18,277	2.10% - 5.02%	2.49%	9,296	2.17% - 5.02%	2.51%

Total long-term FHLB borrowings	$68,623			$66,016

For the years ended December 31, 2017 and 2016, the Company maintained long-term borrowings with the FHLB averaging $66.5 million and $56.3 million, respectively, with an average cost of approximately 2.05% and 1.94% respectively. Substantially all long-term FHLB borrowings outstanding at December 31, 2017 and 2016 had fixed interest rates.

The Company maintained four, unsecured Fed Funds lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $35.0 million as of December 31, 2017. There were no advances under these lines of credit outstanding as of December 31, 2016.

NOTE 11. OPERATING LEASES

Minimum future rental expense related to leased office space and equipment by the Company on non-cancelable operating lease agreements are as follows:

December 31,
(Dollars in thousands)
2018	$1,497
2019	1,233
2020	805
2021	691
2022	585
Thereafter	174

Total rental expense	$4,985

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. OPERATING LEASES (Continued)

Many of the Company’s operating leases contain renewal options. Lease expenses of $2.1 million and $1.7 million for the years ended December 31, 2017 and 2016, respectively have been included in occupancy expense on the consolidated statement of income.

The Company currently leases one of its branch locations from a Company director. The amount incurred by the Company under this lease was $151 thousand for the years ended December 31, 2017 and 2016.

NOTE 12. REGULATORY CAPITAL, AS RESTATED

The Company and the Bank are subject to risk-based capital standards by which bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios. The requirements were revised and became effective on a phased-in basis beginning January 1, 2015 and include the establishment of a Common Equity Tier 1 level. The Company’s and the Bank’s Total, Tier 1 and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier 1 capital (as defined in the regulations) to average assets (as defined in the regulations) are set forth in the table below. The new risk-based capital rules require that banks and holding companies maintain a “capital conservation buffer” of 250 basis points in excess of the “minimum capital ratio”. The minimum capital ratio is equal to the prompt corrective action adequately capitalized threshold ratio. The capital conservation buffer will be phased in over four years beginning on January 1, 2016, with a maximum buffer of 0.625% of risk weighted assets for 2016, 1.25% for 2017, 1.875% for 2018 and 2.5% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers. Management believes, as of December 31, 2017 and 2016, that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2017, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY CAPITAL, AS RESTATED (Continued)

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements as of the dates indicated:

	Actual		Minimum Capital Requirement		Minimum Capital Requirement with Capital Buffer		Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2017
Tier 1 leverage ratio
Company	$88,599	8.71%	$40,675	4.0%	$40,675	4.000%	N/A	N/A
Bank	93,991	9.29%	40,488	4.0%	40,488	4.000%	50,610	5.0%
Common equity tier 1 capital ratio
Company	88,599	10.07%	39,578	4.5%	50,572	5.750%	N/A	N/A
Bank	93,991	10.74%	39,368	4.5%	50,304	5.750%	56,865	6.5%
Tier 1 risk-based capital ratio
Company	88,599	10.07%	52,771	6.0%	63,765	7.250%	N/A	N/A
Bank	93,991	10.74%	52,491	6.0%	63,427	7.250%	69,988	8.0%
Total risk-based capital ratio
Company	94,285	10.72%	70,361	8.0%	81,355	9.250%	N/A	N/A
Bank	99,677	11.39%	69,988	8.0%	80,924	9.250%	87,485	10.0%
December 31, 2016
Tier 1 leverage ratio
Company	$82,195	8.75%	$37,586	4.0%	$37,586	4.000%	N/A	N/A
Bank	85,963	9.16%	37,551	4.0%	37,551	4.000%	46,939	5.0%
Common equity tier 1 capital ratio
Company	82,195	10.83%	34,138	4.5%	38,879	5.125%	N/A	N/A
Bank	85,963	11.34%	34,098	4.5%	38,834	5.125%	49,253	6.5%
Tier 1 risk-based capital ratio
Company	82,195	10.83%	45,517	6.0%	50,259	6.625%	N/A	N/A
Bank	85,963	11.34%	45,464	6.0%	50,200	6.625%	60,619	8.0%
Total risk-based capital ratio
Company	86,585	11.41%	60,690	8.0%	65,431	8.625%	N/A	N/A
Bank	90,353	11.92%	60,619	8.0%	65,355	8.625%	75,774	10.0%

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in AOCI for the periods indicated are summarized as follows:

	Year Ended December 31, 2017
	Before Tax	Tax Effect	Net of Tax
	(Dollars in thousands)
Balance at beginning of period	$—	$—	$—
Unrealized gain (loss) on investment securities available for sale:
Net unrealized holdings gain (loss) arising during the period	(634)	133	(501)
Amounts reclassified to (gain) loss on investment securities(1)	—	—	—

Balance at end of period	$(634)	$133	$(501)

	Year Ended December 31, 2016
	Before Tax	Tax Effect	Net of Tax
	(Dollars in thousands)
Balance at beginning of period	$(192)	$66	$(126)
Unrealized gain (loss) on investment securities available for sale:
Net unrealized holdings gain (loss) arising during the period	261	(89)	172
Amounts reclassified to (gain) loss on investment securities(1)	(69)	23	(46)

Balance at end of period	$—	$—	$—

(1)	Gross amounts are included in gain on sales of investment securities and income tax amounts are included in income tax expense on the Consolidated Statements of Income.

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS

Spirit of Texas Bancshares, Inc. 2008 Stock Plan

During 2008, the Company established an incentive stock plan. Under the plan, stockholders authorized options to purchase up to 914,500 shares of Company stock. During 2015, stockholders authorized an increase in options to purchase up to 1,750,000 shares of Company stock. The option terms cannot exceed 10 years from the grant date. Options are fully vested after five years of employment. Options for a total of 1,415,350 shares of the Company stock are outstanding as of December 31, 2017. At December 31, 2017, the Company had 281,625 available shares for future option grants.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS (Continued)

The following tables present the activity during the year ended December 31, 2017 related to the 2008 Stock Plan:

	2008 Stock Plan
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2017	1,549,725	$12.62
Granted	2,000	13.00	$—
Exercised	(40,000)	11.71	$132
Forfeited(1)	(96,375)	13.37
Expired	—	—

Outstanding at December 31, 2017	1,415,350	$12.59	$3,411	5.28

Exercisable at December 31, 2017	1,070,475	$12.09	$3,115	4.58

Vested at December 31, 2017	1,070,475	$12.09	$3,115	4.58

(1)	Forfeitures are accounted for in the period they occur

The fair values of the stock options granted for the years ended December 31, 2017 and 2016 were determined utilizing the Black-Scholes pricing model methodology. A summary of assumptions used to calculate the fair values of the 2008 Stock Plan award is presented below:

	2008 Stock Plan
	Years Ended December 31,
	2017	2016
Expected volatility	20.0%	21.6%
Expected dividend yield	0.0%	0.0%
Expected term (years)	7.5	7.5
Risk-free interest rate	1.94%	0.94-1.84%
Weighted average grant date fair value	$3.58	$3.78

The Company uses the calculated value method to account for its options. Management determined that the SNL Small Cap U.S. Bank Index is representative of the Company’s industry and has used the historical closing return values of that index to estimate volatility. The expected term represents the period of time that the 2008 Stock Plan awards are expected to be outstanding from the date of grant. The risk-free interest rate is based on the U.S. Treasury yields for the expected term of the instrument.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS (Continued)

A summary of selected data related to stock-based compensation expense follows:

	2008 Stock Plan
	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Stock-based compensation expense	$1,290	$1,069
Amount of cash received from exercise of awards	468	59

	2008 Stock Plan
	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Unrecognized compensation expense related to stock-based compensation	$1,218	$2,751
Weighted-average life over which expense is expected to be recognized (years)	2.5	3.3

Spirit of Texas Bancshares, Inc. 2017 Stock Plan

On February 23, 2017, the Company established an incentive stock plan to attract and retain officers, employees, directors and other service providers. Under the plan, stockholders authorized options to purchase up to 1,000,000 shares of Company stock. The option terms cannot exceed 10 years from the grant date. Directors’ options vested immediately and all employees’ options vest after 5 years of employment. Options for a total of 127,927 shares of the Company stock are outstanding as of December 31, 2017. At December 31, 2017, the Company had 872,073 available shares for future option grants.

The following tables present the activity during the year ended December 31, 2017 related to the 2017 Stock Plan:

	2017 Stock Plan
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2017	—	$—
Granted	127,927	15.00	$—
Exercised	—	—
Forfeited(1)	—	—
Expired	—	—

Outstanding at December 31, 2017	127,927	$15.00	$—	9.17

Exercisable at December 31, 2017	65,000	$15.00	$—	9.15

Vested at December 31, 2017	65,000	$15.00	$—	9.15

(1)	Forfeitures are accounted for in the period they occur

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS (Continued)

The fair values of the stock options granted for the year ended December 31, 2017 were determined utilizing the Black-Scholes pricing model methodology. A summary of assumptions used to calculate the fair values of the 2017 Stock Plan award is presented below:

2017 Stock Plan
Year Ended December 31,
2017
Expected volatility	20.0%
Expected volatility of directors’ options immediately vested	16.2%
Expected dividend yield	0.0%
Expected term (years) except for directors’ options immediately vested	7.5
Expected term (years) of directors’ options immediately vested	5.0
Risk-free interest rate	1.76-1.95%
Weighted average grant date fair value	$3.44

The Company uses the calculated value method to account for its options. Management determined that the SNL Small Cap U.S. Bank Index is representative of the Company’s industry and has used the historical closing return values of that index to estimate volatility. The expected term represents the period of time that the 2017 Stock Plan awards are expected to be outstanding from the date of grant. The risk-free interest rate is based on the U.S. Treasury yields for the expected term of the instrument.

The total stock-based compensation expense related to the 2017 Stock Plan was $230 thousand for the year ended December 31, 2017. The total unrecognized compensation cost of $216 thousand related to the 2017 Stock Plan for share awards outstanding at December 31, 2017 will be recognized over a weighted average remaining period of 4.2 years.

Spirit of Texas Bancshares, Inc. 2008 Warrants

In exchange for providing the seed money for the formation of the Company, its organizers received warrants to acquire common stock at an exercise price of $10 per share. The warrants are exercisable for a period of ten years and are not transferable. During 2008, warrants for 105,000 shares of stock were issued. None of these warrants have been exercised.

Bank4Texas Warrants

In connection with the acquisition of Bank4Texas in 2010, the Company issued warrants for 12,491 shares of stock. The Bank4Texas warrants expire in August 2020. The warrants are exercisable at $10.50 per share and expire in August 2020.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK-BASED COMPENSATION AND OTHER BENEFIT PLANS (Continued)

The following table presents the activity for the period indicated related to the Bank4Texas Warrants:

	Bank4Texas Warrants
	Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2017	12,491	$10.50
Granted	—	—
Exercised	(419)	10.50	$2
Forfeited(1)	—	—
Expired	—	—

Outstanding at December 31, 2017	12,072	$10.50	$54	2.65

Exercisable at December 31, 2017	12,072	$10.50	$54	2.65

Vested at December 31, 2017	12,072	$10.50	$54	2.65

(1)	Forfeitures are accounted for in the period they occur

The amount of cash received from the exercise of the warrants was $4 thousand. There is no remaining expense to be recognized on the Bank4Texas Warrants.

Oasis Warrants

In connection with the acquisition of Oasis Bank in 2012, the Company issued warrants for 19,140 shares of stock. The Oasis warrants are exercisable at $12.84 per share and expire in November 2022. None of these warrants have been exercised.

Spirit of Texas Bank 401(k) Retirement Plan

The Company sponsors the Spirit of Texas Bank, S.S.B. 401(k) Plan, a tax-qualified, deferred compensation plan (the “401(k) Plan”). Under the terms of the 401(k) Plan eligible employees may contribute a portion of compensation not exceeding the limits set by law. Employees are eligible to participate at the completion of one month of service. The 401(k) Plan allows a matching employer contribution equal to 100% of elective deferrals that do not exceed 6% of compensation. Matching contributions are fully vested after six years of service. Total 401(k) matching employer contribution expense amounted to $738 thousand and $732 thousand for the years ended December 31, 2017 and 2016, respectively.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. BASIC AND DILUTED EARNINGS PER COMMON SHARE, AS RESTATED

The following table presents the computation of basic and diluted EPS:

	Year Ended December 31,
	2017	2016 Restated
	(Dollars in thousands, except per share data)
Net income as reported	$4,753	$3,715
Less: Participated securities share of undistributed earnings	23	87

Net income available to common stockholders	$4,730	$3,628

Weighted average number of common shares—basic	7,233,783	7,065,243
Effect of dilutive securities:
Employee stock-based compensation awards and warrants	286,161	140,466

Weighted average number of common shares—diluted	7,519,944	7,205,709

Basic earnings per common share	$0.65	$0.51

Diluted earnings per common share	$0.63	$0.50

Anti-dilutive warrants and stock options	261,225	294,475

NOTE 16. INCOME TAXES, AS RESTATED

The components of the expense (benefit) for income taxes for the periods presented are as follows:

	Years Ended December 31,
	2017	2016
	(Dollars in thousands)
Current income tax expense:
Federal	$3,529	$973
State	108	(116)

Total current income tax expense	3,637	857
Deferred income tax expense (benefit):
Federal	(50)	752
State	—	—

Total deferred income tax expense (benefit)	(50)	752

Total income tax expense (benefit)	$3,587	$1,609

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. INCOME TAXES, AS RESTATED (Continued)

A reconciliation of the expected income tax expense at the statutory federal income tax rate of 34% to the Company’s actual income tax expense and effective tax rate for the periods presented is as follows:

	Years Ended December 31,
	2017		2016
	Amount	%	Amount	%
	(Dollars in thousands)
Tax expense at federal income tax rate	$2,835	34.00%	$1,810	34.00%
State taxes	71	0.85%	(76)	-1.43%
Increase (decrease) resulting from:
Tax-exempt interest	(617)	-7.40%	(535)	-10.05%
Bank-owned life insurance	1	0.01%	1	0.02%
Stock compensation	260	3.12%	295	5.54%
Interest expense exclusion	29	0.35%	25	0.47%
Meals and entertainment	99	1.19%	95	1.78%
Club dues	56	0.67%	32	0.60%
Deferred Tax Valuation Adjustment	834	10.00%	—	0.00%
Other	19	0.22%	(38)	-0.71%

Total	$3,587	43.01%	$1,609	30.22%

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”) resulting in significant modifications to existing law. We have completed the accounting for the effects of the Act during the quarter ended December 31, 2017. Our financial statements for the year ended December 31, 2017, reflect certain effects of the Act which includes a reduction in the corporate tax rate from 34.0% to 21.0% as well as other changes. As a result of the changes to tax laws and tax rates under the Act, we incurred incremental income tax expense of $834 thousand during the year ended December 31, 2017, which consisted primarily of the remeasurement of deferred tax assets and liabilities from 34.0% to 21.0%.

Deferred income tax assets and liabilities reflect the tax effect of estimated temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. INCOME TAXES, AS RESTATED (Continued)

The significant components of the net deferred tax assets and liabilities for the periods presented are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Deferred tax assets:
Unrealized loss on securities available-for-sale	$133	$—
Allowance for loan losses	1,187	1,362
Texas margin tax	5	13
Organizational costs	47	91
Purchase accounting	194	313
Net operating loss	442	938
Stock Option Expense	273	185
Other	1	2

Total gross deferred tax assets	2,282	2,904

Deferred tax liabilities:
Depreciation	(517)	(850)
Purchase accounting	(246)	(596)
SBA Servicing	(25)	(161)
FHLB dividends	(14)	—

Total gross deferred tax liabilities	(802)	(1,607)

Deferred tax assets, net	$1,480	$1,297

The realizability of deferred tax assets is dependent upon various factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these factors, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets.

The Company has federal net operating loss carryforwards of approximately $2.1 million which begin to expire in 2022. This amount is subject to a limitation by Section 382 of the Internal Revenue Code of 1986, as amended, to $650 thousand per year. The Company has determined that it is more likely than not that it will fully realize the benefit of such carryforwards prior to their expiration. Accordingly, a valuation allowance has not been recorded for federal net operating losses.

The Company recorded an uncertain tax position at December 31, 2017 and 2016 arising from a deduction taken on the 2016 federal return related to a request for change in accounting method. The total amount of the recorded uncertain tax position at both December 31, 2017 and 2016 was $903 thousand and is included in other liabilities. The Company’s policy is to classify interest and penalties associated with income taxes within other expenses. The Company did not record interest and penalties associated with income taxes at December 31, 2017 or 2016.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. COMMITMENTS AND CONTINGENCIES

The Company issues off-balance sheet financial instruments in connection with its lending activities and to meet the financing needs of its customers. These financial instruments include commitments to fund loans and lines of credit as well as commercial and standby letters of credit. These commitments expose the Company to varying degrees of credit and market risk which are essentially the same as those involved in extending loans to customers. The Company follows the same credit policies in making commitments as it does for instruments recorded on the Company’s consolidated balance sheet. Collateral is obtained based on management’s assessment of the customer’s credit risk.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. As of December 31, 2017 and December 31, 2016, the Company’s reserve for unfunded commitments totaled $40 thousand and $33 thousand, respectively.

Fees collected on off-balance sheet financial instruments represent the fair value of those commitments and are deferred and amortized over their term.

Financial Instruments Commitments

Unfunded commitments are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Unfunded loan commitments	$134,536	$107,443
Commercial and standby letters of credit	91	1,156

Total	$134,627	$108,599

Unfunded loan commitments:

Commitments to extend credit are agreements to lend a customer to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based upon management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Commercial and standby letters of credit:

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Letters of credit are primarily issued to support trade transactions or guarantee arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

Other Commitments and Contingencies

Legal Proceedings

The Company, from time to time, is involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management, based upon advice of legal counsel, that no proceedings exist, either individually or in the aggregate, which, if determined adversely to the Company, would have a material effect on the Company’s consolidated balance sheet, results of operations or cash flows.

NOTE 18. PARENT COMPANY FINANCIAL STATEMENTS, AS RESTATED

Condensed Balance Sheets of Spirit of Texas Bancshares, Inc. (Parent company only) for the periods presented are as follows:

PARENT COMPANY

CONDENSED BALANCE SHEETS

	December 31,
	2017	2016 Restated
	(Dollars in thousands)
Assets:
Cash and due from banks	$1,837	$175
Investment in bank subsidiary	103,863	96,005
Other assets	3,552	2,362

Total assets	$109,252	$98,542

Liabilities and stockholders’ equity:
Borrowings	7,788	5,000
Other liabilities	2,325	646
Stockholders’ equity	99,139	92,896

Total liabilities and stockholders’ equity	$109,252	$98,542

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PARENT COMPANY FINANCIAL STATEMENTS, AS RESTATED (Continued)

Condensed Statements of Income of Spirit of Texas Bancshares, Inc. (Parent company only) for the periods presented are as follows:

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2017	2016 Restated
	(Dollars in thousands)
Income:
Interest income	$—	$2

Total income	—	2

Expense:
Interest on borrowings	345	113
Salaries and benefits	1,424	1,109
Stock-based compensation expense	1,520	1,069
Professional services	563	549
Directors fees	212	47
Other noninterest expense	132	125

Total expense	4,196	3,012

Income (loss) before income tax (benefit) and equity in undistributed income of subsidiary	(4,196)	(3,010)
Income tax (benefit)	(986)	(706)

Income (loss) before equity in undistributed income of subsidiaries	(3,210)	(2,304)
Equity in income of subsidiary	7,963	6,019

Net income	$4,753	$3,715

Comprehensive income	$4,252	$3,841

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PARENT COMPANY FINANCIAL STATEMENTS, AS RESTATED (Continued)

Condensed Statements of Cash Flows of Spirit of Texas Bancshares, Inc. (Parent company only) for periods presented are as follows:

PARENT COMPANY

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016 Restated
Cash flows from operating activities:	(Dollars in thousands)
Net income	$4,753	$3,715
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries	(7,963)	(6,019)
Stock-based compensation expense	1,520	1,069
Net change in operating assets and liabilities:
(Increase)/decrease in due from subsidiaries	—	—
Net change in other assets	(1,190)	(1,264)
Net change in other liabilities	4,071	522

Net cash provided by (used in) operating activities	1,191	(1,977)

Cash flows from investing activities:
Net decrease in time deposits with other banks	—	250
Purchase of premises and equipment	—	(12)
Capital contribution	(2,788)	(5,000)

Net cash provided by (used in) investing activities	(2,788)	(4,762)

Cash flows from financing activities:
Proceeds of borrowings	7,788	5,000
Repayment of borrowings	(5,000)	—
Exercise of stock options and warrants	471	59

Net cash provided by (used in) financing activities	3,259	5,059

Net Change in Cash	1,662	(1,680)
Cash at Beginning of Period	175	1,855

Cash at End of Period	$1,837	$175

NOTE 19. FAIR VALUE MEASUREMENTS

When determining the fair value measurements for assets and liabilities and the related fair value hierarchy, the Company considers the principal or most advantageous market in which it would transact and the assumptions that market participants would use when pricing the asset or liability. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

traded in active markets, the Company looks to market observable data for similar assets and liabilities. It is the Company’s policy to maximize the use of observable inputs, minimize the use of unobservable inputs and use unobservable inputs to measure fair value to the extent that observable inputs are not available. The need to use unobservable inputs generally results from the lack of market liquidity, resulting in diminished observability of both actual trades and assumptions that would otherwise be available to value these instruments, or the value of the underlying collateral is not market observable. Although third party price indications may be available for an asset or liability, limited trading activity would make it difficult to support the observability of these quotations.

Financial Instruments Carried at Fair Value on a Recurring Basis

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis, as well as the general classification of each instrument under the valuation hierarchy.

Investment Securities—Investment securities available for sale are carried at fair value on a recurring basis. When available, fair value is based on quoted prices for the identical security in an active market and as such, would be classified as Level 1. If quoted market prices are not available, fair values are estimated using quoted prices of securities with similar characteristics, discounted cash flows or matrix pricing models. Investment securities available for sale for which Level 1 valuations are not available are classified as Level 2, and include U.S. Government agencies and sponsored enterprises obligations and agency mortgage-backed securities; state and municipal obligations; asset-backed securities; and corporate debt and other securities. Pricing of these securities is generally spread driven.

Observable inputs that may impact the valuation of these securities include benchmark yield curves, credit spreads, reported trades, dealer quotes, bids, issuer spreads, current rating, historical constant prepayment rates, historical voluntary prepayment rates, structural and waterfall features of individual securities, published collateral data, and for certain securities, historical constant default rates and default severities.

SBA Servicing Asset—The SBA Servicing Asset is carried at fair value on a recurring basis. To determine the fair value of SBA Servicing Rights, The Company uses market prices for comparable servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, default rates, late fees and losses. The SBA Servicing Asset is classified as Level 3.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

The following table presents the assets and liabilities measured at fair value on a recurring basis:

	December 31, 2017
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Assets:
U.S. Government agencies	$—	$1,949	$—	$1,949
Residential mortgage-backed securities	—	29,629	—	29,629
Corporate bonds and other debt securities	—	5,665	—	5,665
SBA servicing rights	—	—	3,411	3,411

Total	$—	$37,243	$3,411	$40,654

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Assets:
U.S. Government agencies	$—	$—	$—	$—
Residential mortgage-backed securities	—	5	—	5
Corporate bonds and other debt securities	—	—	—	—
SBA servicing rights	—	—	3,132	3,132

Total	$—	$5	$3,132	$3,137

There were no transfers of financial assets between levels of the fair value hierarchy during the year ended December 31, 2017 or 2016.

Financial Instruments Measured at Fair Value on a Non-Recurring Basis

The following is a description of the methodologies used to estimate the fair values of assets and liabilities measured at fair value on a non-recurring basis, and the level within the fair value hierarchy in which those measurements are typically classified.

Impaired loans and OREO—The carrying amount of collateral dependent impaired loans is typically based on the fair value of the underlying collateral, which may be real estate or other business assets, less estimated costs to sell. The carrying value of OREO is initially measured based on the fair value, less estimated cost to sell, of the real estate acquired in foreclosure and subsequently adjusted to the lower of cost or estimated fair value, less estimated cost to sell. Fair values of real estate collateral are typically based on real estate appraisals which utilize market and income valuation techniques incorporating both observable and unobservable inputs. When current appraisals are not available, the Company may use brokers’ price opinions, home price indices, or other available information about changes in real estate market conditions to adjust the latest appraised value available. These adjustments to appraised values may be subjective and involve significant management judgment. The fair value of collateral consisting of other business assets is generally based on appraisals that use market approaches to valuation, incorporating primarily unobservable inputs. Fair value measurements related to collateral dependent impaired loans and OREO are classified within level 3 of the fair value hierarchy.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

The following tables provide information about certain assets measured at fair value on a non-recurring basis:

	Estimated Fair Value
	December 31,
	2017	2016
	(Dollars in thousands)
Assets (classified in Level 3):
Impaired loans	$2,553	$2,801
Other real estate and repossessed	21	23

Impairment charges resulting from the non-recurring changes in fair value of underlying collateral of impaired loans are included in the provision for loan losses in the consolidated statement of income. Impairment charges resulting from the non-recurring changes in fair value of OREO are included in other real estate and acquired assets resolution expenses in the consolidated statement of income.

The following tables show significant unobservable inputs used in the recurring and non-recurring fair value measurements of Level 3 assets:

Level 3 Asset	Fair value	Valuation Technique	Unobservable Inputs	Range/Weighted Average
December 31, 2017
Non-recurring:
Impaired loans	$2,553	Third party appraisals	Collateral discounts	0.0% - 100.0% (11.6%)
Other real estate owned	21	Third party appraisals	Collateral discounts and estimated cost to sell	10.0%
SBA servicing assets	3,411	Discounted cash flows	Conditional prepayment rate	6.7%
			Discount rate	14.1%

December 31, 2016
Non-recurring:
Impaired loans	$2,801	Third party appraisals	Collateral discounts	0.0% - 10.0% (6.9%)
Other real estate owned	23	Third party appraisals	Collateral discounts and estimated cost to sell	10.0%
SBA servicing assets	3,132	Discounted cash flows	Conditional prepayment rate	6.2%
			Discount rate	11.8%

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

The carrying amounts and estimated fair values, as well as the level within the fair value hierarchy, of the Company’s financial instruments are as follows:

December 31, 2017	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Financial Assets:
Cash and cash equivalents	$57,949	$57,949	$57,949	$—	$—
Time deposits in other banks	245	245	245	—	—
Available for sale securities	37,243	37,243	—	37,243	—
FHLB and other bank stock	4,812	4,812	—	4,812	—
Loans, net	863,467	870,749	—	—	870,749
Loans held for sale	3,814	4,188	—	4,188	—
Accrued interest receivable	3,466	3,466	—	3,466	—
Bank-owned life insurance	479	479	—	479	—
SBA servicing rights	3,411	3,411	—	—	3,411

Financial Liabilities:
Deposits	$835,368	$840,645	$—	$840,645	$—
Accrued interest payable	407	407	—	407	—
Short-term borrowings	15,000	15,000	—	15,000	—
Long-term borrowings	76,411	67,310	—	67,310	—

December 31, 2016	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Financial Assets:
Cash and cash equivalents	$152,232	$152,232	$152,232	$—	$—
Time deposits in other banks	245	245	245	—	—
Available for sale securities	5	5	—	5	—
FHLB and other bank stock	4,743	4,743	—	4,743	—
Loans, net	768,504	753,082	—	—	753,082
Loans held for sale	4,003	4,383	—	4,383	—
Accrued interest receivable	2,485	2,485	—	2,485	—
Bank-owned life insurance	477	477	—	477	—
SBA servicing rights	3,132	3,132	—	—	3,132

Financial Liabilities:
Deposits	$814,438	$817,865	$—	$817,865	$—
Accrued interest payable	264	264	—	264	—
Short-term borrowings	5,000	5,000	—	5,000	—
Long-term borrowings	66,016	65,051	—	65,051	—

Certain financial instruments are carried at amounts that approximate fair value due to their short-term nature and generally negligible credit risk. Financial instruments for which fair value approximates the carrying amount at December 31, 2017 and December 31, 2016, include cash and cash equivalents, time deposits in other banks and accrued interest receivable and payable.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. FAIR VALUE MEASUREMENTS (Continued)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

FHLB and Other Bank Stock:

FHLB and other bank stock can be liquidated only by redemption by the issuer, as there is no market for these securities. These securities are carried at par, which has historically represented the redemption price and is therefore considered to approximate fair value.

Loans:

Fair values for loans are based on a discounted cash flow methodology that considers various factors, including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan, whether or not the loan was amortizing and current discount rates. Loans are grouped together according to similar characteristics and are treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on current market rates for new originations of comparable credit risk and include adjustments for liquidity concerns. The allowance for loan and lease losses is considered a reasonable estimate of the required adjustment to fair value to reflect the impact of credit risk. This estimate may not represent an exit value as defined in ASC 820.

Loans Held for Sale:

SBA loans held for sale are carried at the lower of cost or fair value. The fair values of SBA loans held for sale is determined, when possible, using quoted secondary-market prices and are classified within Level 2 of the fair value hierarchy. If no such quoted prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan.

Bank-owned Life Insurance:

The Company holds life insurance policies on certain officers. The carrying value of these policies approximates fair value as it is based on the cash surrender value adjusted for other charges or amounts due that are probable at settlement.

Deposits:

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analysis and using the rates currently offered for deposits of similar remaining maturities.

Short-term and Long-term Borrowings:

The fair value of advances from the FHLB and other borrowings are estimated by discounting the future cash flows using the current rate at which similar borrowings with similar remaining maturities could be obtained.

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CORRECTION OF ERRORS AND RESTATEMENT

In accordance with the guidance in ASC Topic 250, Accounting Changes and Error Corrections, the Company has restated certain prior period amounts in the consolidated financial statements as of and for the year ended December 31, 2016. The Company identified prior period errors whereby the Company did not properly calculate and allocate the carrying value of loans sold using relative fair value in accordance with ASC Topic 860 Transfers and Servicing.

The Company recorded an uncertain tax position at December 31, 2016 arising from a deduction taken on the 2016 federal return related to a request for change in accounting method. Additionally, during the restatement process, amounts paid during 2017 were pushed back into the proper accounting period using the same accrual method used in 2017.

The following are previously stated adjustments and corrected balances (reflected as “As Previously Reported”, “Adjustments” and “As Restated,” respectively), which is also inclusive of certain reclassifications to conform to current year presentation, of the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in stockholders’ equity, consolidated statement of cash flow, Parent Company balance sheet, Parent Company statement of income, and Parent Company statement of cash flows line items, impacted by these correction or errors ($ in thousands except per share data):

CONSOLIDATED BALANCE SHEET

December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Loans held for investment	$772,281	$580	$772,861
SBA servicing asset	—	3,132	3,132
Deferred tax asset, net	1,342	(45)	1,297
Other assets	7,229	(2,894)	4,335
Total assets	979,716	773	980,489
Other liabilities	1,461	414	1,875
Total liabilities	887,179	414	887,593
Retained earnings	11,913	359	12,272
Total stockholders’ equity	92,537	359	92,896
Total liabilities and stockholders’ equity	979,716	773	980,489

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CORRECTION OF ERRORS AND RESTATEMENT (Continued)

CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Interest and fees on loans	$39,187	$268	$39,455
Total interest income	39,942	268	40,210
Net interest income	33,212	268	33,480
Net interest income after provision for loan losses	31,595	268	31,863
SBA loan servicing fees	1,950	(119)	1,831
Mortgage referral fees	—	751	751
Gains on sales of loans, net	6,437	(2,000)	4,437
Noninterest income	9,710	(1,368)	8,342
Salaries and employee benefits	21,876	(782)	21,094
Occupancy and equipment expenses	4,801	(65)	4,736
Professional services	1,721	24	1,745
Data processing and network	1,399	119	1,518
Regulatory assessments and insurance	717	25	742
Advertising	—	303	303
Marketing	624	10	634
Telephone expense	583	23	606
Other operating expenses	3,058	(256)	2,802
Total noninterest expense	35,480	(599)	34,881
Income before income tax expense	5,825	(501)	5,324
Income tax expense	1,856	(247)	1,609
Net income	3,969	(254)	3,715
Basic earnings per common share	$0.55	$(0.04)	$0.51
Diluted earnings per common share	$0.54	$(0.04)	$0.50

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Net income	$3,969	$(254)	$3,715
Comprehensive income	4,095	(254)	3,841

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CORRECTION OF ERRORS AND RESTATEMENT (Continued)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Retained earnings, balance as of January 1, 2016	$7,944	$613	$8,557
Net income	3,969	(254)	3,715
Retained earnings, balance as of January 1, 2017	11,913	359	12,272

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Net income	3,969	(254)	3,715
Accretion of discount on retained SBA loans	(165)	(565)	(730)
Deferred tax expense (benefit)	856	(104)	752
Originations of loans held for sale	(46,632)	(99)	(46,731)
Net gains on sale of loans held for sale	(6,437)	2,000	(4,437)
Fair value adjustment on SBA servicing asset	532	323	855
Net change in other assets	(2,488)	917	(1,571)
Net change in other liabilities	(793)	234	(559)
Net cash provided by (used in) operating activities	4,695	2,452	7,147
Net change in loans	(81,100)	(2,452)	(83,552)
Net cash provided by (used in) investing activities	(38,634)	(2,452)	(41,086)

PARENT COMPANY BALANCE SHEET

December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Investment in bank subsidiary	$95,985	$20	$96,005
Other assets	2,416	(54)	2,362
Total assets	98,576	(34)	98,542
Borrowings	—	5,000	5,000
Other liabilities	6,039	(5,393)	646
Stockholders’ equity	92,537	359	92,896
Total liabilities and stockholders’ equity	98,576	(34)	98,542

(Continued)

SPIRIT OF TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CORRECTION OF ERRORS AND RESTATEMENT (Continued)

PARENT COMPANY STATEMENT OF INCOME

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Income tax (benefit)	$(626)	$(80)	$(706)
Income (loss) before income tax (benefit) and equity in undistributed income of subsidiary	(2,384)	80	(2,304)
Income (loss) before equity in undistributed income of subsidiaries	6,353	(334)	6,019
Net income	3,969	(254)	3,715
Comprehensive income	4,095	(254)	3,841

PARENT COMPANY STATEMENT OF CASH FLOWS

Year Ended December 31, 2016

Description	As Previously Reported	Adjustments	As Restated
Net income	3,969	(254)	3,715
Equity in earnings of subsidiaries	(6,353)	334	(6,019)
Net change in other liabilities	602	(80)	522

(Continued)

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2018	December 31, 2017
Assets:
Cash and due from banks	$6,136	$11,332
Interest-bearing deposits in other banks	6,861	11,664

Total cash and cash equivalents	12,997	22,996

Investment in unconsolidated subsidiary	78	94
Investment securities:
Available-for-sale securities, at fair value	192,830	193,129
Held-to-maturity securities, at amortized cost	366	390

Total investment securities	193,196	193,519

Loans:
Loans held for investment	124,570	125,461
Less: allowance for loan and lease losses	(3,116)	(3,117)

Loans, net	121,454	122,344

Premises and equipment, net	5,433	5,542
Accrued interest receivable	1,866	1,898
Other real estate owned	113	113
Goodwill	3,815	3,815
Deferred tax asset, net	1,487	577
Bank-owned life insurance	6,832	6,749
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	330	329
Other assets	432	407

Total assets	$348,033	$358,383

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$64,533	$65,558
Interest-bearing	126,546	132,476

Total transaction accounts	191,079	198,034
Time deposits	114,560	115,412

Total deposits	305,639	313,446
Dividends payable	200	502
Accrued interest payable	146	133
Long-term borrowings	2,811	3,311
Other liabilities	1,711	1,739

Total liabilities	310,507	319,131

Commitments and contingencies (Note 10)
Stockholders’ Equity:
Common stock, no par value, stated value $2 per share; 2 million shares authorized; 450,000 shares issued	900	900
Capital surplus	17,447	17,447
Retained earnings	26,094	24,360
Accumulated other comprehensive loss	(3,990)	(741)
Treasury stock at cost – 50,739 and 48,088 shares at June 30, 2018 and December 31, 2017, respectively	(2,925)	(2,714)

Total stockholders’ equity	37,526	39,252

Total liabilities and stockholders’ equity	$348,033	$358,383

The accompanying notes are an integral part of these unaudited, consolidated financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	Six Months Ended June 30,
	2018	2017
Interest income:
Interest and fees on loans	$3,678	$3,667
Interest and dividends on investment securities	2,588	2,230
Other interest income	76	41

Total interest income	6,342	5,938

Interest expense:
Interest on deposits	850	679
Interest on borrowings	54	52

Total interest expense	904	731

Net interest income	5,438	5,207
Provision for loan losses	—	—

Net interest income after provision for loan losses	5,438	5,207

Noninterest income:
Service charges and fees	438	459
Net gain on sales of investment securities	13	15
Earnings on bank-owned life insurance	83	90
Other noninterest income	262	279

Total noninterest income	796	843

Noninterest expense:
Salaries and employee benefits	2,674	2,699
Occupancy and equipment expenses	499	522
Loan and other real estate related expenses	12	19
Professional services	92	99
Regulatory assessments and insurance	119	91
Debit card and ATM expenses	119	126
Advertising	20	19
Marketing	27	33
Telephone expense	111	112
Postage and delivery expense	62	63
Other operating expenses	268	270

Total noninterest expense	4,003	4,053

Income before income tax expense	2,231	1,997
Income tax expense	297	382

Net income	$1,934	$1,615

Earnings per common share:
Basic	$4.83	$4.02
Diluted	$4.83	$4.02
Weighted average common shares outstanding:
Basic	400,091	402,080
Diluted	400.091	402.080

The accompanying notes are an integral part of these unaudited, consolidated financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(Dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Net income	$1,934	$1,615
Other comprehensive income (loss):
Unrealized net holding gains (losses) on investment securities available-for-sale, net of tax (benefit) of ($846) and $848, respectively	(3,182)	1,646
Reclassification adjustment for realized gains on investment securities available-for-sale included in net income, net of tax of $18 and $7, respectively	(67)	(13)

Total other comprehensive income (loss)	(3,249)	1,633

Total comprehensive income (loss)	$(1,315)	$3,248

The accompanying notes are an integral part of these unaudited, consolidated financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands)

	Shares of Common Stock Outstanding	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance as of January 1, 2017	402,152	$900	$17,447	$22,087	$(1,283)	$(2,696)	$36,455
Net income	—	—	—	1,615	—	—	1,615
Dividends declared	—	—	—	(200)	—	—	(200)
Purchases of treasury stock	(135)	—	—	—	—	(10)	(10)
Other comprehensive income	—	—	—	—	1,633	—	1,633

Balance as of June 30, 2017	402,017	$900	$17,447	$23,502	$350	$(2,706)	$39,493

Balance as of January 1, 2018	401,912	$900	$17,447	$24,360	$(741)	$(2,714)	$39,252
Net income	—	—	—	1,934	—	—	1,934
Dividends declared	—	—	—	(200)	—	—	(200)
Purchases of treasury stock	(2,651)	—	—	—	—	(211)	(211)
Other comprehensive loss	—	—	—	—	(3,249)	—	(3,249)

Balance as of June 30, 2018	399,261	$900	$17,447	$26,094	$(3,990)	$(2,925)	$37,526

The accompanying notes are an integral part of these unaudited, consolidated financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities:
Net income	$1,934	$1,615
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	—
Depreciation and amortization	151	161
Net amortization of premium on investment securities	1,082	1,071
Deferred tax benefit	(47)	(63)
Stock dividends	(1)	—
Net gain on sales of investment securities	(13)	(15)
Earnings on bank-owned life insurance	(83)	(90)
Net change in operating assets and liabilities:
Net change in accrued interest receivable	32	(85)
Net change in accrued interest payable	13	14
Net change in other assets	(20)	(154)
Net change in other liabilities	(27)	(98)

Net cash provided by operating activities	3,021	2,356

Cash Flows From Investing Activities:
Purchase of investment securities available-for-sale	(21,690)	(28,318)
Paydown and maturities of investment securities available-for-sale	13,587	12,962
Paydown and maturities of investment securities held-to-maturity	24	98
Proceeds from the sales of investment securities available-for-sale	3,220	1,663
Net change in loans	885	(783)
Proceeds from partial redemption of common stock held in trust subsidiary	16	16
Purchase of premises and equipment	(42)	(25)

Net cash used in investing activities	(4,000)	(14,387)

Cash Flows From Financing Activities:
Net change in deposits	(7,807)	9,275
Purchases of treasury stock	(211)	(10)
Repayment of long-term borrowings	(500)	(500)
Dividends paid	(502)	(503)

Net cash provided by (used in) financial activities	(9,020)	8,262

Net Change in Cash and Cash Equivalents	(9,999)	(3,769)
Cash and Cash Equivalents at Beginning of Period	22,996	19,214

Cash and Cash Equivalents at End of Period	$12,997	$15,445

Supplemental Disclosures of Cash Flow Information:
Interest paid	$891	$717
Income taxes paid	276	433
Supplemental Disclosure of Noncash Investing and Financing Activities:
Transfer of loans to other real estate owned	$—	$689
Bank financed sales of other real estate owned	—	689

The accompanying notes are an integral part of these unaudited, consolidated financial statements.

COMANCHE NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Comanche National Corporation (Corporation) is a bank holding company headquartered in Comanche, Texas that provides, through its subsidiary, Comanche National Corporation of Delaware (Delaware), and Delaware’s bank subsidiary, Comanche National Bank (Bank), a variety of financial services to individuals and corporate customers located in Comanche, Palo Pinto, Parker and Jack Counties, Texas and the surrounding areas. The Bank operates under a national bank charter and provides full banking services. As a national bank, the Bank is subject to regulation by the Office of the Comptroller of the Currency.

Basis of Presentation

The consolidated financial statements of the Corporation includes its accounts and those of its wholly owned subsidiary, Comanche National Corporation of Delaware, and Delaware’s wholly owned subsidiary, Comanche National Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Operating results for the period ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 and should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2017.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of these consolidated financial statements have been included. The preparation of financial statements in conformity with these accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expense during the reporting periods and the related disclosures. Although management’s estimates and assumptions are based on current expectations, estimates, forecasts and projections about future performance of the Corporation, such estimates and assumptions are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult for the Corporation to assess. Operating results for the interim periods disclosed herein are not necessarily indicative of the results that may be expected for a full year or any future period.

Accounting Policies Recently Adopted and Pending Accounting Pronouncements

Accounting Standards Update (ASU) 2018-09, “Codification Improvements.” Issued in July 2018, ASU No. 2018-09 makes changes to a variety of topics to clarify, correct errors in, or make minor improvements to the Accounting Standards Codification. The majority of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2018. Management is currently evaluating the effects the adoption of ASU 2018-09 will have on the consolidated financial statements, results of operations and cash flows.

ASU 2017-08, “Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” Issued in March 2017, ASU 2017-08 amends the amortization period for certain purchased callable debt securities held at a premium. In particular, the amendments in ASU 2017-08 require the premium to be amortized to the earliest call date. The amendments do not, however, require an accounting change for securities held at a discount; instead, the discount continues to be amortized to maturity. Notably, the amendments in this ASU more closely align the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities. Securities within the scope of ASU 2017-08 are purchased debt securities that have explicit, non-contingent call features that are callable at fixed prices and on preset dates. The amendments of ASU 2017-08 become effective for public entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018 and for other entities for periods beginning after December 15, 2019. Management is currently evaluating the effects the adoption of ASU 2017-08 will have on the consolidated financial statements, results of operations and cash flows.

ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” Issued in January 2017, ASU 2017-04 simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. In computing the implied fair value of goodwill under Step 2, an entity, prior to the amendments in ASU 2017-04, had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, in accordance with the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. However, under the amendments in ASU 2017-04, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, ASU 2017-04 removes the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails such qualitative test, to perform Step 2 of the goodwill impairment test. ASU 2017-04 is effective prospectively for public entities for annual, or any interim, goodwill impairment tests in fiscal years beginning after December 15, 2019 and for all other entities for impairment tests in fiscal years beginning after December 15, 2021. Implementation of this standard is not expected to have a material impact on the Corporation’s consolidated financial statements.

ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” Issued in June 2016, ASU 2016-13 will add FASB ASC Topic 326, “Financial Instruments-Credit Losses” and finalizes amendments to FASB ASC Subtopic 825-15, “Financial Instruments-Credit Losses.” The amendments of ASU 2016-13 are intended to provide financial statement users with more decision-useful information related to expected credit losses on financial instruments and other commitments to extend credit by replacing the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. The amendments of ASU 2016-13 eliminate the probable initial recognition threshold and, in turn, reflect an entity’s current estimate of all expected credit losses. ASU 2016-13 does not specify the method for measuring expected credit losses, and an entity is allowed to apply methods that reasonably reflect its expectations of the credit loss estimate. Additionally, the amendments of ASU 2016-13 require that credit losses on available for sale debt securities be presented as an allowance rather than as a write-down. The amendments of ASU 2016-13 are effective for public entities for interim and annual periods beginning after December 15, 2019 and for all other entities for periods beginning after December 15, 2020. Earlier application is permitted for interim and annual periods beginning after December 15, 2018. Management believes the amendments in this update will have an impact on the Corporation’s consolidated financial statements and is working to evaluate the significant of that impact.

ASU 2016-02, “Leases (Topic 842).” Issued in February 2016, ASU 2016-02 was issued by the FASB to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. The amendments of ASU 2016-02 are effective for public entities for interim and annual periods beginning after December 15, 2018 and for other entities for periods beginning after December 15, 2019. The adoption of this ASU will result in an increase to the Consolidated Balance Sheets for right-of-use assets and associated lease liabilities for operating leases in which the Company is the lessee. Additionally, in July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases, Targeted Improvements. The amendments in these updates provide additional clarification and implementation guidance on certain aspects of ASU 2016-02 and have the same effective and transition requirements as ASU 2016-02. Specifically, ASU 2018-11 creates an additional transition method option allowing entities to record a cumulative effect adjustment to opening retained earnings in the year of adoption. Implementation of this standard is not expected to have a material impact on the Corporation’s consolidated financial statements.

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” Issued in May 2014, ASU 2014-09 will add FASB ASC Topic 606, “Revenue from Contracts with Customers,” and will supersede revenue recognition requirements in FASB ASC Topic 605, “Revenue Recognition,” as well as certain cost guidance in FASB ASC Topic 605-35, “Revenue Recognition – Construction-Type and Production-Type Contracts.” ASU 2014-09 provides a framework for revenue recognition that replaces the existing industry and transaction specific requirements under the existing standards. ASU 2014-09 requires an entity to apply a five-step model to determine when to recognize revenue and at what amount. The model specifies that revenue should be recognized when (or as) an entity transfers control of goods or services to a customer at the amount in which the entity expects to be entitled. Depending on whether certain criteria are met, revenue should be recognized either over time, in a manner that depicts the entity’s performance, or at a point in time, when control of the goods or services are transferred to the customer. ASU 2014-09 provides that an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. In addition, the existing requirements for the recognition of a gain or loss on the transfer of non-financial assets that are not in a contract with a customer are amended to be consistent with the guidance on recognition and measurement in ASU 2014-09. The amendments of ASU 2014-09 may be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. If the transition method of application is elected, the entity should also provide the additional disclosures in reporting periods that include the date of initial application of (1) the amount by which each financial statement line item is affected in the current reporting period, as compared to the guidance that was in effect before the change, and (2) an explanation of the reasons for significant changes. ASU 2015-14, “Revenue from Contracts with Customers (Topic 606)-Deferral of the Effective Date,” issued in August 2015, defers the effective date of ASU 2014-09 by one year. ASU 2015-14 provides that the amendments of ASU 2014-09 become effective for public business entities for fiscal years beginning after December 15, 2017, and for private companies for fiscal years beginning after December 15, 2018. All subsequently issued ASU’s which provide additional guidance and clarifications to various aspects of FASB ASC Topic 606 will become effective when the amendments of ASU 2014-09 become effective. These subsequently issued ASU’s include ASU 2016-08 “Revenue from Contracts with Customers (Topic 606)-Principal versus Agent Considerations,” ASU 2016-10 “Revenue from Contracts with Customers (Topic 606)-Identifying Performance Obligations and Licensing,” and ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)-Narrow Scope Improvements and Practical Expedients.” These amendments clarify the main provisions of ASU-2014-09 with respect to specific revenue types based upon implementation questions submitted. Specifically, revenue in which a third party satisfies a portion of the performance obligations, revenue from licensing activities, and the assessment of collectability, treatment of sales taxes, non-cash consideration, and contract modifications at transition. Management has elected to adopt this ASU using the private company effective date and has completed an analysis to determine which revenue streams are within the scope of ASU 2014-09 and the related clarifying ASU’s and has determined that interest income and revenue generated from transfers and servicing of financial instruments, specifically, gain on sale of loans and servicing fees are out of scope. Implementation of this standard is not expected to have a material impact on the Corporation’s consolidated financial statements.

NOTE 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. At June 30, 2018 and December 31, 2017, the required reserves totaled $1,533,000 and $49,000, respectively.

NOTE 3. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities at June 30, 2018 are as follows (Dollars in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale
Obligations of states and political subdivisions	$48,921	$500	$(709)	$48,712
U.S. government agency mortgage-backed securities	120,219	—	(4,004)	116,215
Collateralized mortgage obligations	28,740	4	(841)	27,903

Totals	197,880	504	(5,554)	192,830

Held-to-Maturity
Obligations of states and political subdivisions	366	4	(4)	366
U.S. government agency mortgage-backed securities	—	—	—	—

Totals	366	4	(4)	366

Totals – All Securities	$198,246	$508	$(5,558)	$193,196

The balance sheet as of June 30, 2018 reflects the amortized cost of held-to-maturity securities, $366,000, and the fair value of available-for-sale securities, $192,830,000, for a total of $193,196,000. A net unrealized loss of $5,050,000 is included in the available-for-sale investment securities balance. The unrealized loss, net of tax benefit, is included in stockholders’ equity. The amortized cost and fair values of investment securities at December 31, 2017 are as follows (Dollars in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale
Obligations of states and political subdivisions	$52,941	$995	$(314)	$53,622
U.S. government agency mortgage-backed securities	116,105	42	(1,388)	114,759
Collateralized mortgage obligations	25,020	11	(283)	24,748

Totals	194,066	1,048	(1,985)	193,129

Held-to-Maturity
Obligations of states and political subdivisions	390	9	(2)	397
U.S. government agency mortgage-backed securities	—	—	—	—

Totals	390	9	(2)	397

Totals – All Securities	$194,456	$1,057	$(1,987)	$193,526

The balance sheet as of December 31, 2017 reflects the amortized cost of held-to-maturity securities, $390,000, and the fair value of available-for-sale securities, $193,129,000, for a total of $193,519,000. A net unrealized loss of $937,000 is included in the available-for-sale investment securities balance. The unrealized loss, net of tax benefit, is included in stockholders’ equity.

The amortized cost and fair values of held-to-maturity and available-for-sale securities at June 30, 2018, by contractual maturity, are shown below (Dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and collateralized mortgage obligations are shown separately, since they are not due at a single maturity date.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$85	$85	$37	$37
After one year through five years	4,710	4,780	103	104
After five years through ten years	16,290	16,443	76	74
After ten years	27,836	27,404	150	151

	48,921	48,712	366	366

Mortgage-backed securities	120,219	116,215	—	—
Collateralized mortgage obligations	28,740	27,903	—	—

Totals	$197,880	$192,830	$366	$366

During the six months ended June 30, 2018, there were sales proceeds from sales of available-for-sale investment securities in the amount of $3,220,000 which resulted in gross realized gains of $21,000 and gross realized losses of $8,000. During 2017, there were proceeds from sales of available-for-sale investment securities in the amount of $13,646,000 which resulted in gross realized gains of $64,000 and gross realized losses of $137,000.

Securities with amortized costs of $114,611,000 and $99,879,000 and fair values of $110,687,000 and $98,926,000 at June 30, 2018 and December 31, 2017, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law. Information pertaining to securities with gross unrealized losses at June 30, 2018 and December 31, 2017, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (Dollars in thousands):

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
June 30, 2018:
Federal agencies	$90,823	$(2,559)	$52,911	$(2,286)	$143,734	$(4,845)
State and municipal governments	15,377	(235)	9,940	(478)	25,317	(713)

Totals	$106,200	$(2,794)	$62,851	$(2,764)	$169,051	$(5,558)

December 31, 2017:
Federal agencies	$70,064	$(622)	$48,682	$(1,049)	$118,746	$(1,671)
State and municipal governments	4,022	(44)	9,800	(272)	13,822	(316)

Totals	$74,086	$(666)	$58,482	$(1,321)	$132,568	$(1,987)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Corporation to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value.

At June 30, 2018, the Corporation’s investment portfolio consisted of 261 securities, 202 of which were in an unrealized loss position. 130 of the 202 securities in an unrealized loss position at June 30, 2018 were in an unrealized loss position for less than 12 months. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

NOTE 4. LOANS

An analysis of loan categories at June 30, 2018 and December 31, 2017 is as follows (Dollars in thousands):

	June 30, 2018	December 31, 2017
Commercial and agricultural loans	$21,272	$22,162
Real estate (RE) loans:
Construction, land and land development	36,089	34,769
Residential 1-4 family	28,379	28,792
Commercial RE	30,343	30,484
Consumer loans	8,461	9,215
Overdrafts	66	74

	124,610	125,496

Less: Deferred loan fees	(40)	(35)
Allowance for loan and lease losses	(3,116)	(3,117)

Loans, Net	$121,454	$122,344

There were no consumer mortgages secured by residential real properties for which formal foreclosure proceedings were in process as of June 30, 2018 and December 31, 2017.

Refer to Note 11 for information regarding loans that have been pledged as collateral.

Refer to Note 8 for information regarding loans to executive officers and directors.

NOTE 5. ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The methodology is based on historical loss experience by type of credit and internal risk grade, changes in the composition and volume of the portfolio, and specific loss allocations, with adjustments for current events and conditions. The Corporation’s process for determining the appropriate level of allowance for loan and leases losses is designated to account for credit deterioration as it occurs.

Transactions in the allowance for loan and lease losses for the six months ended June 30, 2018 are summarized as follows (Dollars in thousands):

	Commercial/ Agricultural	Construction, Land and Land Development	Residential Real Estate	Commercial Real Estate	Consumer and Other	Unallocated	June 30, 2018 Total
Allowance for Loan and Lease Losses:
Balance, beginning of year	$459	$663	$720	$582	$247	$446	$3,117
Reallocation of loan loss provisions	(9)	21	(65)	203	(20)	(130)	—

	450	684	655	785	227	316	3,117

Loans charged-off	(15)	—	—	—	(11)	—	(26)
Recoveries of loans previously charged-off	4	1	—	—	20	—	25

Net (charge-offs) recoveries	(11)	1	—	—	9	—	(1)

Balance, end of year	$439	$685	$655	$785	$236	$316	$3,116

Ending balance:
Individually evaluated for impairment	$16	$—	$5	$158	$—	$—	$179
Ending balance:
Collectively evaluated for impairment	423	685	650	627	236	316	2,937

Balance, end of period	$439	$685	$655	$785	$236	$316	$3,116

Loans:
Ending balance:
Individually evaluated for impairment	$107	$—	$32	$1,057	$—		$1,196
Ending balance:
Collectively evaluated for impairment	21,165	36,089	28,347	29,286	8,527		123,414

Ending balance total loans	$21,272	$36,089	$28,379	$30,343	$8,527		$124,610

Transactions in the allowance for loan and lease losses for the year ended December 31, 2017 are summarized as follows (Dollars in thousands):

	Commercial/ Agricultural	Construction, Land and Land Development	Residential Real Estate	Commercial Real Estate	Consumer and Other	Unallocated	December 31, 2017 Total
Allowance for Loan and Lease Losses:
Balance, beginning of year	$502	$593	$790	$653	$242	$223	$3,003
Reallocation of loan loss provisions	(115)	69	(57)	(70)	(50)	223	—

	387	662	733	583	192	446	3,003

Loans charged-off	(10)	—	(13)	(10)	(77)	—	(110)
Recoveries of loans previously charged-off	82	1	—	9	132	—	224

Net (charge-offs) recoveries	72	1	(13)	(1)	55	—	114

Balance, end of year	$459	$663	$720	$582	$247	$446	$3,117

Ending balance:
Individually evaluated for impairment	$19	$—	$55	$—	$—	$—	$74
Ending balance:
Collectively evaluated for impairment	440	663	665	582	247	446	3,043

Balance, end of year	$459	$663	$720	$582	$247	$446	$3,117

Loans:
Ending balance:
Individually evaluated for impairment	$129	$—	$366	$—	$—		$495
Ending balance:
Collectively evaluated for impairment	22,033	34,769	28,426	30,484	9,289		125,001

Ending balance total loans	$22,162	$34,769	$28,792	$30,484	$9,289		$125,496

Federal regulations require that the Corporation periodically evaluate the risks inherent in its loan portfolio. In addition, the Corporation’s regulatory agencies have authority to identify problem loans and, if appropriate, require them to be reclassified. There are three classifications for problem loans: Substandard, Doubtful and Loss. Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Corporation will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of loans classified as “Substandard,” with additional characteristics that suggest the weaknesses make collection or recovery in full after liquidation of collateral questionable on the basis of currently existing facts, conditions and values. There is a high possibility of loss in loans classified as “Doubtful.” Because of the high possibility of loss, these loans are charged-off by the Corporation through the allowance for loan and lease losses. A loan classified as “Loss” is considered uncollectible and of such little value that continued classification of the credit as a loan is not warranted. If a loan or a portion thereof is classified as “Loss,” it must be charged-off, meaning the amount of the loan is charged against the allowance for loan and lease losses, thereby reducing that reserve. The Corporation also classifies some loans as “Watch” or “Other Assets Especially Mentioned” (“OAEM”). Loans classified as Watch are performing assets and classified as pass credits but have elements of risk that require more monitoring than other performing loans. Loans classified as OAEM are assets that continue to perform but have shown deterioration in credit quality and require close monitoring.

Loans by credit quality risk rating at June 30, 2018 are as follows (Dollars in thousands):

	Pass	Other Assets Especially Mentioned	Sub- Standard	Doubtful	Total
Commercial and agricultural loans	$20,597	$127	$548	$—	$21,272
Real estate (RE) loans:
Construction, land and land development	35,126	448	515	—	36,089
Residential 1-4 family	27,005	120	1,254	—	28,379
Commercial RE	28,199	—	2,144	—	30,343
Consumer and other loans	7,934	260	333	—	8,527

Subtotal	$118,861	$955	$4,794	$—	124,610

Less: Deferred loan fees					(40)

Total loans					$124,570

Loans by credit quality risk rating at December 31, 2017 are as follows (Dollars in thousands):

	Pass	Other Assets Especially Mentioned	Sub- Standard	Doubtful	Total
Commercial and agricultural loans	$21,524	$67	$571	$—	$22,162
Real estate (RE) loans:
Construction, land and land development	34,343	—	426	—	34,769
Residential 1-4 family	26,911	303	1,578	—	28,792
Commercial RE	30,170	—	314	—	30,484
Consumer and other loans	8,755	158	376	—	9,289

Subtotal	$121,703	$528	$3,265	$—	125,496

Less: Deferred loan fees					(35)

Total loans					$125,461

An analysis of nonaccrual loans by category at June 30, 2018 and December 31, 2017 is as follows (Dollars in thousands):

	June 30, 2018	December 31, 2017
Commercial and agricultural loans	$107	$129
Real estate (RE) loans:
Residential 1-4 family	32	366
Commercial real estate	1,057	—

Total nonaccrual loans	$1,196	$495

At June 30, 2018, nonaccrual loans past due 30-59 days consisted of commercial and agriculture loans totaling $107,000. At June 30, 2018, nonaccrual loans past due 90 days or more consisted of $1,057,000 of commercial real estate loans. At June 30, 2018, all remaining nonaccrual loans were current. At December 31, 2017, nonaccrual loans past due 60-89 days consisted of $114,000 of residential 1-4 family loans. At December 31, 2017, nonaccrual loans past due 90 days or more consisted of $10,000 of commercial and agriculture loans and $214,000 of residential 1-4 family loans. At December 31, 2017, all remaining nonaccruals loans were current.

At June 30, 2018 and December 31, 2017, a summary of information pertaining to impaired loans is as follows (Dollars in thousands):

	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
June 30, 2018:
Commercial and agricultural loans	$133	$—	$107	$107	$16	$118	$—
Real estate (RE) loans:
Residential 1-4 family	40	—	32	32	5	199	—
Commercial real estate	1,057	—	1,057	1,057	158	528	—

Totals	$1,230	$—	$1,196	$1,196	$179	$845	$—

December 31, 2017:
Commercial and agricultural loans	$157	$—	$129	$129	$19	$133	$—
Real estate (RE) loans:
Residential 1-4 family	399	—	366	366	55	365	—
Commercial real estate	—	—	—	—	—	334	—
Consumer and other loans	—	—	—	—	—	11	—

Totals	$556	$—	$495	$495	$74	$843	$—

At June 30, 2018 and December 31, 2017, the Corporation has no commitments to loan additional funds to borrowers whose loans are impaired.

At June 30, 2018 and December 31, 2017, the Corporation had no troubled debt restructurings.

The following table illustrates an age analysis of past due loans as of June 30, 2018 (Dollars in thousands):

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	Recorded Investment 90 Days or More and Still Accruing
Commercial and agricultural loans	$573	$—	$—	$573	$20,699	$21,272	$—
Real estate (RE) loans:
Construction, land and land development	391	—	—	391	35,698	36,089	—
Residential 1-4 family	702	—	—	702	27,677	28,379	—
Commercial RE	496	48	1,057	1,601	28,742	30,343	—
Consumer and other loans	89	43	—	132	8,395	8,527	—
Less: Deferred loan fees	—	—	—	—	(40)	(40)	—

Totals	$2,251	$91	$1,057	$3,399	$121,171	$124,570	$—

The following table illustrates an age analysis of past due loans as of December 31, 2017 (Dollars in thousands):

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	Recorded Investment 90 Days or More and Still Accruing
Commercial and agricultural loans	$72	$—	$10	$82	$22,080	$22,162	$—
Real estate (RE) loans:
Construction, land and land development	296	233	—	529	34,240	34,769	—
Residential 1-4 family	538	152	214	904	27,888	28,792	—
Commercial RE	536	120	—	656	29,828	30,484	—
Consumer and other loans	123	19	—	142	9,147	9,289	—
Less: Deferred loan fees	—	—	—	—	(35)	(35)	—

Totals	$1,565	$524	$224	$2,313	$123,148	$125,461	$—

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS

On August 10, 2006, the Corporation acquired First National Bank of Santo. A premium of $5,423,000 was paid by the Corporation, of which $1,608,000 was identified as core deposit intangibles. The remaining $3,815,000 was recorded as goodwill. In accordance with authoritative guidance issued by the FASB, the goodwill will not be amortized and is evaluated for impairment annually. No impairment loss was recorded during the three and six months ended June 30, 2018 or during the year ended December 31, 2017. The core deposit intangibles were amortized using a straight line method over their estimated useful life of 8 years. The core deposit intangibles became fully amortized in 2014. As a result, there was no amortization expense recorded during the three and six months ended June 30, 2018 or during the year ended December 31, 2017.

NOTE 7. INCOME TAXES

The Corporation uses an estimated annual effective tax rate method in computing its interim tax provision. This effective tax rate is based on pre-tax income, permanent tax differences and statutory tax rates. The effective tax rates for the six months ended June 30, 2018 and 2017 were 13.3% and 19.1%, respectively. The decrease in the effective tax rate for the six months ended June 30, 2018 was primarily due to the enactment of the Tax Reform which reduced the corporate tax rate from 34.0% to 21.0%.

NOTE 8. RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2018 and the year ended December 31, 2017, the Corporation had transactions made in the ordinary course of business with certain of its officers, directors and principal shareholders. All loans included in such transactions were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

A summary of these transactions follows (Dollars in thousands):

	Balance Beginning of Year	Additions	Amounts Collected	Balance End of Year
For the six months ended
June 30, 2018	$3,253	$982	$(245)	$3,990

For the year ended
December 31, 2017	$3,072	$19,985	$(19,804)	$3,253

At June 30, 2018 and December 31, 2017, there were no unfunded commitments to related parties.

At June 30, 2018 and December 31, 2017, the Corporation held deposits of $5,772,000 and 5,648,000 for related parties.

NOTE 9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Corporation has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Corporation uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.

Financial instruments whose contract amount represents credit risk were as follows (Dollars in thousands):

	June 30, 2018	December 31, 2017
Commitments to extend credit	$13,211	$11,973
Standby letters of credit	467	467

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments in either the six months ended June 30, 2018 or the year ended December 31, 2017.

NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

Comanche National Corporation and Subsidiaries are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Corporation.

NOTE 11. LINES OF CREDIT

The Corporation has established $21,408,000 in unsecured lines of credit for overnight purchase of federal funds. These lines may be cancelled without any prior notification. There were no outstanding balances on these lines of credit at June 30, 2018 and December 31, 2017.

The Corporation has also established a borrowing line with FHLB. At June 30, 2018 and December 31, 2017, there were available funds of $53,000,000 and $52,631,000, respectively, on this borrowing line. This line is secured by a blanket pledge of eligible loans with a carrying amount of $115,393,000 and $115,305,000 at June 30, 2018 and December 31, 2017, respectively. There were no outstanding balances on this line at June 30, 2018 and December 31, 2017.

NOTE 12. REGULATORY MATTERS

Banks are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: Total Risk-Based capital, Tier 1 capital and Common Equity Tier 1 capital to risk-weighted assets (as defined in the regulations), and Leverage capital, which is Tier 1 capital to adjusted total assets (as defined). Management believes, as of June 30, 2018 and December 31, 2017, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank’s Tier 1 capital consists of shareholder’s equity excluding unrealized gains and losses on securities available-for-sale and goodwill.

The Comanche National Bank has been notified by its regulator that, as of its most recent regulatory examination, the Bank is regarded as well capitalized under the regulatory framework for prompt corrective action. Such determination has been made based on the Bank’s Common Equity Tier 1, Tier 1, total capital and leverage ratios. There have been no conditions or events since this notification that management believes would change the Bank’s categorization as well capitalized under the ratios listed on the next page.

Beginning January 1, 2015, community banking organizations became subject to a new regulatory rule adopted by federal banking agencies (commonly referred to as Basel III). The new rule establishes a new regulatory capital framework that incorporates revisions to the Basel capital framework, strengthens the definition of regulatory capital, increases risk-based capital requirements and amends the methodologies for determining risk-weighted assets. These changes are expected to increase the amount of capital required by community banking organizations. Basel III includes a multi-year transition period from January 1, 2015 through December 31, 2019.

Management believes that, as of June 30, 2018 and December 31, 2017, the Bank would meet all capital adequacy requirements under the Basel III Capital rules on a fully phased-in basis as if such requirements were currently in effect; however, final rules are subject to regulatory discretion and could result in the need for additional capital in the future.

The Bank’s actual and required capital amounts and ratios are as follows (Dollars in thousands):

	Actual		Minimum Required for Capital Adequacy Purposes		Required to be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2018:
Total Risk-based Capital (to Risk-weighted Assets)	$41,717	24.88%	$13,412	8.00%	$16,765	10.00%

Tier 1 Capital (to Risk-weighted Assets)	$39,609	23.63%	$10,059	6.00%	$13,412	8.00%

Common Equity Tier 1 Capital (to Risk-weighted Assets)	$39,609	23.63%	$7,589	4.50%	$10,962	6.50%

Leverage Capital (to Adjusted Total Assets)	$39,609	11.44%	$13,845	4.00%	$17,306	5.00%

As of December 31, 2017:
Total Risk-based Capital (to Risk-weighted Assets)	$39,731	23.79%	$13,362	8.00%	$16,702	10.00%

Tier 1 Capital (to Risk-weighted Assets)	$37,631	22.53%	$10,021	6.00%	$13,362	8.00%

Common Equity Tier 1 Capital (to Risk-weighted Assets)	$37,631	22.53%	$7,562	4.50%	$10,922	6.50%

Leverage Capital (to Adjusted Total Assets)	$37,631	11.15%	$13,498	4.00%	$16,872	5.00%

NOTE 13. FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation’s financial instruments are as follows (Dollars in thousands):

	June 30, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$12,997	$12,997	$22,996	$22,996
Investment securities	193,196	193,196	193,519	193,526
FHLB and Fed stock	330	330	329	329
Loans, net	121,454	122,758	122,344	122,870
Bank-owned life insurance	6,832	6,832	6,749	6,749
Accrued interest receivable	1,866	1,866	1,898	1,898
Financial liabilities:
Deposits	305,639	284,375	313,446	300,041
Debentures	2,811	2,811	3,311	3,311
Accrued interest payable	146	146	133	133

The carrying amounts in the preceding table are included in the consolidated balance sheets under the applicable captions.

NOTE 14. FAIR VALUE MEASUREMENTS

The Corporation has adopted authoritative guidance issued by the FASB regarding fair value measurements for financial assets and financial liabilities. The authoritative guidance defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

The authoritative guidance issued by the FASB defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

The authoritative guidance issued by the FASB requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the authoritative guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•

Level 3 Inputs: Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Corporation’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Corporation’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Securities Available-for-Sale: U.S. Treasury securities are reported at fair value utilizing Level 1 inputs. Other securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. For these securities, the Corporation obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

Impaired Loans: Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria.

Other Real Estate Owned: Other real estate owned represents foreclosed assets that are reported at the fair value less estimated selling costs of the underlying property. The fair values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on information obtained from customized discounting criteria.

There were no financial liabilities measured at fair value on a recurring basis as of June 30, 2018 and December 31, 2017. The following table summarizes financial assets measured at fair value on a recurring basis as of June 30, 2018 and December 31, 2017, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure the fair value (Dollars in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
June 30, 2018:
Available-For-Sale
Obligations of states and political subdivisions	$—	$48,712	$—	$48,712
U.S. government agency mortgage-backed securities	—	116,215	—	116,215
Collateralized mortgage obligations	—	27,903	—	27,903

Totals	$—	$192,830	$—	$192,830

December 31, 2017:
Available-For-Sale
Obligations of states and political subdivisions	$—	$53,622	$—	$53,622
U.S. government agency mortgage-backed securities	—	114,759	—	114,759
Collateralized mortgage obligations	—	24,748	—	24,748

Totals	$—	$193,129	$—	$193,129

Certain financial assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets measured at fair value on a non-recurring basis include certain impaired loans reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria.

The following table summarizes financial assets measured at fair value on a non-recurring basis as of June 30, 2018 and December 31, 2017, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure the fair value (Dollars in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
June 30, 2018:
Impaired loans	$—	$1,196	$—	$1,196
Less valuation allowance for possible loan losses	—	(179)	—	(179)

Impaired loans, net	$—	$1,017	$—	$1,017

December 31, 2017:
Impaired loans	$—	$495	$—	$495
Less valuation allowance for possible loan losses	—	(74)	—	(74)

Impaired loans, net	$—	$421	$—	$421

Certain nonfinancial assets are measured at fair value on a non-recurring basis. Nonfinancial assets measured at fair value on a non-recurring basis include other real estate owned which, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for loan and lease losses and certain other real estate owned, which subsequent to their initial recognition, were remeasured at fair value through a writedown included in other non-interest expense. The fair value of other real estate owned is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. At June 30, 2018 and December 31, 2017, the Corporation had other real estate owned totaling $113,000. Fair values were determined using Level 2 measurements.

During the six months ended June 30, 2018, there were no charge-offs recognized in the allowance for loan and lease losses at the time of foreclosure. During the year ended December 31, 2017, there were charge-offs recognized in the allowance for loan and lease losses at the time of foreclosure in the amount of $13,000. During the six months ended June 30, 2018 and the year ended December 31, 2017, there were no writedowns included in other non-interest expense relating to other real estate owned.

NOTE 15. BASIC AND DILUTED EARNINGS PER COMMON SHARE

For the six months ended June 30, 2018 and 2017, the Corporation did not have any dilutive securities. This results in the dilutive EPS being equivalent to the basic EPS. The following table presents the computation of basic and diluted EPS (Dollars in thousands, except per share data):

	Six Months Ended June 30,
	2018	2017
Net income available to common stockholders	$1,934	$1,615

Weighted average number of common shares – basic and diluted	400,091	402,080

Basic and diluted earnings per common share	$4.83	$4.02

NOTE 16. SUBSEQUENT EVENT

On July 19, 2018, the Corporation and Spirit of Texas Bancshares, Inc. (“Spirit”) entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) providing for the acquisition by Spirit of the Corporation pursuant to the merger of the Corporation with and into Spirit, with Spirit surviving the merger. Pursuant to the terms and subject to the conditions of the Reorganization Agreement, which has been approved by the Board of Directors of both the Corporation and Spirit, the transaction provides for the payment to the Corporation’s shareholders an estimated $12.2 million in cash and 2,142,857 shares of Spirit’s common stock, subject to certain adjustments. The transaction is expected to close in the fourth quarter of 2018, subject to satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approvals of Spirit’s and the Corporation’s respective shareholders.

COMANCHE NATIONAL CORPORATION

AND SUBSIDIARIES

COMANCHE, TEXAS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AND

AUDITED BANK ONLY FINANCIAL STATEMENTS

FOR

The Comanche National Bank

December 31, 2017 and 2016

CONTENTS

AUDITED FINANCIAL STATEMENTS:

INDEPENDENT AUDITOR’S REPORT
500 W. 7th Street Suite 900 Fort Worth, Texas 76102-4702 Phone 817-632-2500 Fax 817-632-2598 www.sga-cpas.com

To the Board of Directors and Shareholders

of Comanche National Corporation

Comanche, Texas

We have audited the accompanying consolidated financial statements of Comanche National Corporation and Subsidiaries which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements. We have also audited the accompanying balance sheets of The Comanche National Bank (Bank Only) as of December 31, 2017 and 2016 and the related statements of income, comprehensive income (loss), changes in shareholder’s equity and cash flows for the years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal controls relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comanche National Corporation and Subsidiaries and The Comanche National Bank (Bank Only) as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS ADVISORS

Other Matters

Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The other financial information on pages 50-52 is presented for the purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. Such information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the other financial information is fairly stated in all material respects in relation to the financial statements taken as a whole.

STOVALL, GRANDEY & ALLEN, L.L.P.

Fort Worth, Texas

February 12, 2018

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS
Cash and cash equivalents:
Cash and due from banks—Note 3	$11,331,641	$6,498,618
Interest-bearing deposits maturing in less than three months	11,664,635	12,715,787

Total cash and cash equivalents	22,996,276	19,214,405
Investment securities—Note 4:
Available-for-sale	193,128,589	170,089,561
Held-to-maturity	390,058	500,904
Federal Home Loan Bank and Federal Reserve Bank stock, at cost—Note 2	329,650	328,450
Investment in unconsolidated subsidiary	94,000	110,000
Loans, net of deferred loan fees and allowance for loan losses—Note 5	122,343,946	122,655,747
Premises and equipment, net of accumulated depreciation—Note 6	5,541,753	5,720,836
Other foreclosed and repossessed assets	112,760	39,096
Net deferred tax assets—Note 11	577,170	1,208,967
Goodwill—Note 7	3,814,844	3,814,844
Bank-owned life insurance—Note 8	6,748,539	6,567,159
Accrued interest receivable	1,898,205	1,782,325
Other assets	407,676	334,084

Total Assets	$358,383,466	$332,366,378

LIABILITIES
Deposits—Note 9	$313,446,320	$289,910,338

Other liabilities:
Dividends payable	502,390	502,690
Accrued interest payable	132,866	123,893
Deferred compensation plans—Note 16	883,234	689,300
Other accrued expenses	855,310	873,870
Debentures payable—Note 10	3,311,000	3,811,000

Total other liabilities	5,684,800	6,000,753

Total Liabilities	319,131,120	295,911,091

Commitments and contingencies—Notes 13, 14, 15, 17 and 18
SHAREHOLDERS’ EQUITY
Common stock, no par value, stated value $2 per share:
Authorized—2,000,000 shares
Issued—450,000 shares	900,000	900,000
Capital surplus	17,446,851	17,446,851
Retained earnings	24,359,881	22,087,408
Accumulated other comprehensive loss, net of tax benefit of $ 196,820 in 2017 and $661,073 in 2016	(740,416)	(1,283,259)
Treasury stock at cost—48,088 and 47,848 shares at December 31, 2017 and 2016, respectively	(2,713,970)	(2,695,713)

Total Shareholders’ Equity	39,252,346	36,455,287

Total Liabilities and Shareholders’ Equity	$358,383,466	$332,366,378

The accompanying notes are an integral part of these financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Interest income
Interest and fees on loans	$7,452,332	$7,016,617

Interest on investment securities:
Taxable	2,869,252	2,555,703
Exempt from federal income tax	1,556,507	1,581,111

	4,425,759	4,136,814
Interest on federal funds sold and deposits in correspondent banks	74,028	28,230
Other interest	2,910	2,976

Total interest income	11,955,029	11,184,637

Interest expense
On deposits	1,385,752	1,264,352
On borrowings	102,872	102,981

Total interest expense	1,488,624	1,367,333

Net interest income	10,466,405	9,817,304
Provision for loan losses—Note 5	—	—

Net interest income after provision for loan losses	10,466,405	9,817,304

Non-interest income
Service charges on deposit accounts	936,361	772,224
Net gain (loss) on sales of investment securities (includes $53,800 and ($126,701) for 2017 and 2016, respectively, of accumulated other comprehensive income (loss) reclassifications for unrealized gains (losses) on available-for-sale securities)	(72,920)	212,265
Net gain on sales of other real estate	—	6,684
Earnings on bank-owned life insurance—Note 8	181,380	187,152
Other	536,125	485,607

Total non-interest income	1,580,946	1,663,932

Non-interest expense
Salaries and employee benefits	5,396,024	5,337,901
Occupancy expense	559,781	582,432
Furniture and equipment expense	471,753	481,205
Other	1,643,987	1,657,541

Total non-interest expense	8,071,545	8,059,079

Income before income taxes	3,975,806	3,422,157
Federal income tax—Note 11	999,935	569,054

Net Income	$2,975,871	$2,853,103

The accompanying notes are an integral part of these financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Net Income	$2,975,871	$2,853,103

Other comprehensive income (loss), net of tax (benefit)
Securities available-for-sale:
Change in net unrealized gains/losses, net of tax (benefit), during the year	427,438	(2,885,215)
Increase in net unrealized gains on securities available-for-sale due to reduction in federal income tax from 34% to 21%	61,605	—
Reclassification adjustment for net realized gains/losses on sales, net of tax (benefit), during the year	53,800	(126,701)

Other comprehensive income (loss), net of tax (benefit)	542,843	(3,011,916)

Comprehensive Income (Loss)	$3,518,714	$(158,813)

The accompanying notes are an integral part of these financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at January 1, 2016	$900,000	$17,446,851	$19,940,317	$1,728,657	$(2,378,360)	$37,637,465
Purchase treasury stock					(317,353)	(317,353)
Comprehensive income (loss) for the year ended December 31, 2016			2,853,103	(3,011,916)		(158,813)
Dividends declared—$1.75 per share			(706,012)			(706,012)

Balance at December 31, 2016	900,000	17,446,851	22,087,408	(1,283,259)	(2,695,713)	36,455,287
Purchase treasury stock					(18,257)	(18,257)
Comprehensive income for the year ended December 31, 2017			2,975,871	542,843		3,518,714
Dividends declared—$1.75 per share			(703,398)			(703,398)

Balance at December 31, 2017	$900,000	$17,446,851	$24,359,881	$(740,416)	$(2,713,970)	$39,252,346

The accompanying notes are an integral part of these financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,975,871	$2,853,103

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	327,330	342,083
Deferred income tax (benefit)	167,544	(82,815)
Stock dividends	(1,200)	(400)
Net premium amortization on investment securities	2,145,413	2,425,647
Net (gain) loss on sales of investment securities	72,920	(212,265)
Net gain on sales of other real estate	—	(6,684)
Earnings on bank-owned life insurance	(181,380)	(187,152)
(Increase) decrease in accrued income and other assets	(189,771)	124,656
Increase in accrued expenses and other liabilities	184,347	336,656

Total adjustments	2,525,203	2,739,726

Net Cash Provided by Operating Activities	5,501,074	5,592,829

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities:
Available-for-sale	(65,162,340)	(43,577,415)
Proceeds from maturities and calls of investment securities:
Available-for-sale	3,890,000	5,900,000
Held-to-maturity	110,822	107,822
Proceeds from sales of investment securities:
Available-for-sale	13,645,898	23,671,869
Principal payments on mortgage-backed securities:
Available-for-sale	23,376,178	26,059,633
Held-to-maturity	23	21
Net (increase) decrease in loans	238,436	(13,576,959)
Proceeds from partial redemption of common stock held in trust subsidiary	16,000	16,000
Purchases of premises and equipment	(148,247)	(579,366)

Net Cash Used by Investing Activities	$(24,033,230)	$(1,978,395)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, interest-bearing transaction accounts and savings	$20,329,872	$12,732,757
Net increase (decrease) in certificates of deposit	3,206,110	(3,633,135)
Purchases of treasury stock	(18,257)	(317,353)
Payments on debentures	(500,000)	(500,000)
Dividends paid	(703,698)	(711,627)

Net Cash Provided by Financing Activities	22,314,027	7,570,642

Net increase in cash and cash equivalents	3,781,871	11,185,076
Cash and cash equivalents at beginning of year	19,214,405	8,029,329

Cash and cash equivalents at end of year	$22,996,276	$19,214,405

Supplemental Schedule of Operating and Investing Activities:
Interest paid	$1,479,651	$1,360,516
Income tax paid	879,164	683,675
Other real estate acquired through loan foreclosure	768,515	98,760
Bank financed sales of other real estate	688,515	211,172

THE COMANCHE NATIONAL BANK

BALANCE SHEETS

(BANK ONLY)

DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS
Cash and cash equivalents:
Cash and due from banks	$11,321,380	$6,487,880
Interest-bearing deposits maturing in less than three months	11,664,635	12,715,787

Total cash and cash equivalents	22,986,015	19,203,667
Investment securities:
Available-for-sale	193,128,589	170,089,561
Held-to-maturity	390,058	500,904
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	329,650	328,450
Loans, net of deferred loan fees and allowance for loan losses	122,343,946	122,655,747
Premises and equipment, net of accumulated depreciation	5,511,029	5,689,897
Other foreclosed and repossessed assets	112,760	39,096
Net deferred tax assets	577,164	1,208,967
Goodwill	3,814,844	3,814,844
Bank-owned life insurance	6,748,539	6,567,159
Accrued interest receivable	1,898,061	1,782,189
Other assets	371,017	319,671

Total Assets	$358,211,672	$332,200,152

LIABILITIES
Deposits	$315,639,362	$291,879,908

Other liabilities:
Accrued interest payable	127,803	119,190
Deferred compensation plans	883,234	689,300
Other accrued expenses	855,310	873,870
Federal income taxes payable:
Current	—	21,817

Total other liabilities	1,866,347	1,704,177

Total Liabilities	317,505,709	293,584,085

Commitments and contingencies—Notes 13, 14, 15, 17 and 18
SHAREHOLDER’S EQUITY - Note 20
Common stock, $20 par value per share:
Authorized, issued and outstanding—45,000 shares	900,000	900,000
Capital surplus	5,238,270	5,238,270
Retained earnings	35,308,109	33,761,056
Accumulated other comprehensive loss, net of tax benefit of $196,820 in 2017 and $661,073 in 2016	(740,416)	(1,283,259)

Total Shareholder’s Equity	40,705,963	38,616,067

Total Liabilities and Shareholder’s Equity	$358,211,672	$332,200,152

The accompanying notes are an integral part of these financial statements.

THE COMANCHE NATIONAL BANK

STATEMENTS OF INCOME

(BANK ONLY)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Interest income
Interest and fees on loans	$7,452,332	$7,016,617

Interest on investment securities:
Taxable	2,869,252	2,555,703
Exempt from federal income tax	1,556,507	1,581,111

	4,425,759	4,136,814
Interest on federal funds sold and deposits in correspondent banks	74,028	28,230

Total interest income	11,952,119	11,181,661

Interest expense
On deposits	1,385,752	1,264,352
On borrowings	1,167	1,086

Total interest expense	1,386,919	1,265,438

Net interest income	10,565,200	9,916,223
Provision for loan losses	—	—

Net interest income after provision for loan losses	10,565,200	9,916,223

Non-interest income
Service charges on deposit accounts	936,361	772,224
Net gain (loss) on sales of investment securities (includes $53,800 and ($126,701) for 2017 and 2016, respectively, of accumulated other comprehensive income (loss) reclassifications for unrealized gains (losses) on available-for-sale securities)	(72,920)	212,265
Net gain on sales of other real estate	—	6,684
Earnings on bank-owned life insurance	181,380	187,152
Other	536,125	485,607

Total non-interest income	1,580,946	1,663,932

Non-interest expense
Salaries and employee benefits	5,396,024	5,337,901
Occupancy expense	559,566	581,732
Furniture and equipment expense	471,753	481,205
Other	1,635,149	1,650,599

Total non-interest expense	8,062,492	8,051,437

Income before income taxes	4,083,654	3,528,718
Federal income tax	1,036,601	605,283

Net Income	$3,047,053	$2,923,435

The accompanying notes are an integral part of these financial statements.

THE COMANCHE NATIONAL BANK

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(BANK ONLY)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Net Income	$3,047,053	$2,923,435

Other comprehensive income (loss), net of tax (benefit)
Securities available-for-sale:
Change in net unrealized gains/losses, net of tax (benefit), during the year	427,438	(2,885,215)
Increase in net unrealized gains on securities available-for-sale due to reduction in federal income tax from 34% to 21%	61,605	—
Reclassification adjustment for net realized gains/losses on sales, net of tax (benefit), during the year	53,800	(126,701)

Other comprehensive income (loss), net of tax (benefit)	542,843	(3,011,916)

Comprehensive Income (Loss)	$3,589,896	$(88,481)

The accompanying notes are an integral part of these financial statements.

THE COMANCHE NATIONAL BANK

STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

(BANK ONLY)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2016	$900,000	$5,238,270	$32,337,621	$1,728,657	$40,204,548
Comprehensive income (loss) for the year ended December 31, 2016			2,923,435	(3,011,916)	(88,481)
Cash dividends—$33.33 per share			(1,500,000)		(1,500,000)

Balance at December 31, 2016	900,000	5,238,270	33,761,056	(1,283,259)	38,616,067
Comprehensive income for the year ended December 31, 2017			3,047,053	542,843	3,589,896
Cash dividends—$33.33 per share			(1,500,000)		(1,500,000)

Balance at December 31, 2017	$900,000	$5,238,270	$35,308,109	$(740,416)	$40,705,963

The accompanying notes are an integral part of these financial statements.

THE COMANCHE NATIONAL BANK

STATEMENTS OF CASH FLOWS

(BANK ONLY)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,047,053	$2,923,435

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	327,115	342,083
Deferred income tax (benefit)	167,550	(82,815)
Stock dividends	(1,200)	(400)
Net premium amortization on investment securities	2,145,413	2,425,647
Net (gain) loss on sales of investment securities	72,920	(212,265)
Net gain on sales of other real estate	—	(6,684)
Earnings on bank-owned life insurance	(181,380)	(187,152)
(Increase) decrease in accrued income and other assets	(167,517)	139,084
Increase in accrued expenses and other liabilities	162,170	327,695

Total adjustments	2,525,071	2,745,193

Net Cash Provided by Operating Activities	5,572,124	5,668,628

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities:
Available-for-sale	(65,162,340)	(43,577,415)
Proceeds from maturities and calls of investment securities:
Available-for-sale	3,890,000	5,900,000
Held-to-maturity	110,822	107,822
Proceeds from sales of investment securities:
Available-for-sale	13,645,898	23,671,869
Principal payments on mortgage-backed securities:
Available-for-sale	23,376,178	26,059,633
Held-to-maturity	23	21
Net (increase) decrease in loans	238,436	(13,576,959)
Purchases of premises and equipment	(148,247)	(579,366)

Net Cash Used by Investing Activities	$(24,049,230)	$(1,994,395)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, interest-bearing transaction accounts and savings	$20,553,344	$12,644,457
Net increase (decrease) in certificates of deposit	3,206,110	(3,633,135)
Dividends paid	(1,500,000)	(1,500,000)

Net Cash Provided by Financing Activities	22,259,454	7,511,322

Net increase in cash and cash equivalents	3,782,348	11,185,555
Cash and cash equivalents at beginning of year	19,203,667	8,018,112

Cash and cash equivalents at end of year	$22,986,015	$19,203,667

SUPPLEMENTAL SCHEDULE OF OPERATING AND INVESTING ACTIVITIES:
Interest paid	$1,378,306	$1,259,182
Income tax paid	915,395	720,784
Other real estate acquired through loan foreclosure	768,515	98,760
Bank financed sales of other real estate	688,515	211,172

The accompanying notes are an integral part of these financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	1 History

Comanche National Corporation (“Corporation”), a Texas Corporation, and Comanche National Corporation of Delaware (“Delaware”), a Delaware Corporation, were chartered on October 11, 2000 and March 8, 2001, respectively, to serve as first and second tier bank holding companies.

The Corporations were inactive until March 31, 2001 when Comanche National Corporation and The Comanche National Bank (“Bank”) entered into a Share Exchange Agreement in order to effect the acquisition of 100 percent of the issued and outstanding common stock of the Bank. Each eligible Bank Shareholder received 10 shares of Corporation stock in exchange for each share of Bank stock owned.

After the Corporation had completed the acquisition, the Bank stock was transferred to Delaware in exchange for 450 shares (100%) of the issued and outstanding common stock of the Delaware Company. Consequently, the Corporation holds 100% of the common stock of Delaware and Delaware holds 100% of the common stock of the Bank.

On August 10, 2006, Comanche National Corporation acquired 100% of the issued and outstanding common stock of First National Bank of Santo (“Santo”). After the Corporation had completed this acquisition, the stock of Santo was contributed to the Corporation’s wholly-owned subsidiary, Comanche National Corporation of Delaware.

On February 29, 2008, The Comanche National Bank and First National Bank of Santo merged with The Comanche National Bank being the surviving entity.

Comanche National Corporation owns 100% of Comanche Statutory Trust I (“Trust”) which was formed August 9, 2006. Trust was formed to facilitate the acquisition of long-term funding.

Nature of Operations

The Corporation generates commercial, mortgage and consumer loans and receives deposits from customers located in Comanche, Palo Pinto, Parker and Jack Counties, Texas and the surrounding areas. The Bank operates under a national bank charter and provides full banking services. As a national bank, the Bank is subject to regulation by the Office of the Comptroller of the Currency.

Note	2 Summary of Significant Accounting Policies

The consolidated financial statements of the Corporation include its accounts and those of its one hundred percent (100%) owned subsidiary, Comanche National Corporation of Delaware and Delaware’s one hundred percent (100%) owned subsidiary, The Comanche National Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of all these entities are in accordance with accounting principles generally accepted in the United States of America.

The Corporation determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity under accounting principles generally accepted in the United States of America. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. The Corporation consolidates voting interest entities in which it has all the voting interest. As defined in applicable accounting standards, variable interest entities (VIEs) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an enterprise has both the power to direct the activities of the

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	2 Summary of Significant Accounting Policies, continued

VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. The Corporation’s wholly owned subsidiary, Comanche Statutory Trust I, is a VIE for which the Corporation is not the primary beneficiary. Accordingly, the accounts of this entity are not included in the Corporation’s consolidated financial statements.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Corporation’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Corporation to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash and Cash Equivalents

For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in cash and amounts due from depository institutions, interest-bearing deposits in other banks maturing in three months or less and federal funds sold.

Investment Securities

The Corporation accounts for investment securities according to authoritative guidance issued by the Financial Accounting Standards Board (FASB). Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	2 Summary of Significant Accounting Policies, continued

Investment Securities, continued

income and, when applicable, are reported as a reclassification adjustment, net of tax (benefit), in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their amortized cost that are other than temporary result in writedowns of the individual securities to their fair value. The related writedowns are included in earnings as realized losses. In estimating other-than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank and Federal Reserve Bank Stock

At December 31, 2017 and 2016, the Corporation had $184,150 recorded as stock in the Federal Reserve Bank (Fed). A minimum investment in Fed stock is required based on the amount of the Bank’s capital. At December 31, 2017 and 2016, the Corporation had $145,500 and $144,300, respectively, recorded as stock in the Federal Home Loan Bank (FHLB). A minimum investment in FHLB stock is required to be a member of the FHLB. As a result of this, the Fed stock and FHLB stock are classified as restricted investment securities, carried at cost and evaluated annually for impairment. During 2017 and 2016, no impairment expense was recorded.

Loans

Loans are stated at the principal amount outstanding less deferred loan fees and the allowance for loan losses. Interest income on loans is recognized based upon the principal amounts outstanding. The accrual of interest on a loan is discontinued when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Past due status is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is comprised of amounts charged against income in the form of the provision for loan losses, less charged-off loans, net of recoveries. Loans are charged against the allowance for loan losses when management believes that collection of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance for loan losses.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	2 Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

The allowance consists of specific, general and unallocated components. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis.

Loan Origination Fees and Costs

Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method based upon the estimated useful lives of the assets.

Maintenance and repairs are charged to operating expenses. Renewals and betterments are added to the asset accounts and depreciated over the periods benefited. Depreciable assets sold or retired are removed from the asset and related accumulated depreciation accounts and any gain or loss is reflected in the income and expense accounts.

Other Real Estate

Other real estate is foreclosed property held pending disposition and is initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. At foreclosure, if the fair value of the real estate acquired less estimated selling costs is less than the Corporation’s recorded investment in the related loan, a writedown is recognized through a charge to the allowance for loan losses. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent writedowns are recorded as a charge to income, if necessary, to reduce the carrying value of the property to its fair value less estimated selling costs. Sales of other real estate are accounted for according to authoritative guidance issued by the FASB.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	2 Summary of Significant Accounting Policies, continued

Federal Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax and financial reporting of the allowance for loan losses, non-accrual loans, securities, deferred compensation and accumulated depreciation.

The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Corporation, Delaware and the Bank join in filing consolidated federal income tax returns. Taxes are paid by each entity to the Corporation based on each entity’s separate taxable income.

The Companies maintain their records for both financial reporting and tax purposes on the accrual basis of accounting.

In accordance with authoritative guidance issued by the FASB, the Corporation performed an evaluation to determine if there were any uncertain tax positions that would have an impact on the consolidated financial statements. No uncertain tax positions were identified. The December 31, 2014 through December 31, 2017 tax years remain subject to examination by the Internal Revenue Service. The Corporation does not believe that any reasonably possible changes will occur within the next 12 months which will have a material impact on the consolidated financial statements. The Corporation records incurred penalties and interest in other non-interest expense. There were no penalties or interest assessed by taxing authorities during 2017 or 2016.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations under the purchase method of accounting. The Corporation has adopted authoritative guidance issued by the FASB which eliminates amortization of goodwill associated with business combinations completed after September 30, 2001. Goodwill is periodically assessed for impairment when events or circumstances indicate that the carrying value of the asset may not be recoverable. The Corporation bases its evaluation on such impairment factors as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. See Note 7—Goodwill and Other Intangible Assets.

Intangibles and Other Long-Lived Assets

Intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. The Corporation’s intangible assets relate to core deposits. Intangible assets with definite useful lives are amortized on an accelerated basis over their estimated life. Intangible assets with indefinite useful lives are not amortized until their lives are determined to be definite. Intangible assets, premises and equipment and other long-lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value. See Note 7—Goodwill and Other Intangible Assets.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	2 Summary of Significant Accounting Policies, continued

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs in the amount of $105,328 and $98,489 were expensed during 2017 and 2016, respectively.

Fair Values of Financial Instruments

The FASB has issued authoritative guidance which requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. The FASB authoritative guidance excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets’ fair values.

Investment Securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Home Loan Bank and Federal Reserve Bank Stock: The carrying amounts reported in the balance sheet for Federal Home Loan Bank and Federal Reserve Bank stock approximate those assets’ fair values.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

Bank-Owned Life Insurance: The carrying amount reported in the balance sheet for bank-owned life insurance approximates those assets’ fair values.

Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates its fair value.

Junior Subordinated Deferrable Interest Debentures: The fair value is estimated based on the quoted market prices of these instruments.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	2 Summary of Significant Accounting Policies, continued

Comprehensive Income (Loss)

The Corporation has adopted authoritative guidance issued by the FASB which establishes standards for the reporting and display of comprehensive income (loss) and its components. The Corporation reports comprehensive income (loss) in the Statement of Comprehensive Income (Loss).

Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the consolidated financial statements are available to be issued. The Corporation recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Corporation’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the consolidated financial statements are available to be issued. The Corporation has evaluated subsequent events from December 31, 2017 through February 12, 2018, the date the financial statements were available to be issued. The Corporation did not note any subsequent events requiring disclosure or adjustment to these consolidated financial statements.

Reclassifications

Certain accounts have been reclassified in the consolidated financial statements of 2016 to conform to the 2017 presentation.

New Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance is a comprehensive new revenue recognition standard that will supersede substantially all existing revenue recognition guidance. The new standard’s core principle is that a corporation will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the corporation expects to be entitled in exchange for those goods or services. In doing so, corporations will need to use more judgement and make more estimates than under existing guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. On July 9, 2015, the FASB agreed to delay the effective date of the standard by one year. Therefore, the new standard will be effective for annual reporting periods beginning after December 31, 2018. Implementation of this standard is not expected to have a significant impact on the Corporation’s consolidated financial statements.

In April 2015, FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30), which amended its authoritative guidance related to debt issuance costs. The amendment requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. However, the recognition and measurement guidance related to debt issuance costs is not affected by this amendment. The amendment is effective for annual and interim reporting periods beginning after December 15, 2015 and is to be applied on a retrospective basis. This amendment became effective in 2016 and did not have a significant impact on the Corporation’s consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The amendment has a number of provisions

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	2 Summary of Significant Accounting Policies, continued

New Accounting Standards, continued

including the requirements that public business entities use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, a separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e. securities or loans receivables), and eliminating the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendment is effective for annual and interim reporting periods beginning after December 15, 2018. The Corporation is evaluating the potential impact of the amendment on the Corporation’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The standard requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. The standard also requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio.

These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Additionally, the standard amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. All entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. An entity will apply the amendments in this update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Corporation believes the amendments in this update will have an impact on the Corporation’s consolidated financial statements and is working to evaluate the significance of that impact.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This amendment provides guidance on eight specific cash flow issues, including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. Implementation of this standard is not expected to have a significant impact on the Corporation’s consolidated financial statements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	2 Summary of Significant Accounting Policies, continued

New Accounting Standards, continued

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This amendment simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under this amendment, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The amendments in this update should be applied on a prospective basis. The amendments in this update are effective for a public entity that is a SEC filer for fiscal years beginning after December 15, 2019. The amendments in this update are effective for a public entity that is not a SEC filer for fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. Implementation of this standard is not expected to have a significant impact on the Corporation’s consolidated financial statements.

In March 2017, the FASB issued ASU No. 2017-08, Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. For public entities, the amendments in this update are effective for fiscal years beginning after December 15, 2018. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. The amendments of this update are applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Corporation is evaluating the potential impact to the consolidated financial statements regarding implementation of this amendment.

In January 2018, the FASB issued a proposed ASU which is intended to help organizations reclassify certain stranded income tax effects in accumulated other comprehensive income resulting from the reduction in the federal income tax rate included in the Tax Cuts and Jobs Act of 2017. The proposed amendment would be effective for all organizations for fiscal years beginning after December 15, 2018. Early adoption is permitted.

Note 3	Restrictions on Cash and Due From Banks

The Comanche National Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. At December 31, 2017, the required additional reserves totaled $49,000. At December 31, 2016, there were no additional required reserves.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 4	Investment Securities

The amortized cost and fair values of investment securities at December 31, 2017 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale
Obligations of states and political subdivisions	$52,940,655	$994,977	$(314,244)	$53,621,388
U.S. government agency mortgage-backed securities	116,105,435	42,134	(1,388,611)	114,758,958
Collateralized mortgage obligations	25,019,735	10,844	(282,336)	24,748,243

Totals	194,065,825	1,047,955	(1,985,191)	193,128,589

Held-to-Maturity
Obligations of states and political subdivisions	389,956	8,533	(1,479)	397,010
U.S. government agency mortgage-backed securities	102	1	—	103

Totals	390,058	8,534	(1,479)	397,113

Totals—All Securities	$194,455,883	$1,056,489	$(1,986,670)	$193,525,702

The balance sheet as of December 31, 2017 reflects the amortized cost of held-to-maturity securities, $390,058, and the fair value of available-for-sale securities, $193,128,589, for a total of $193,518,647. A net unrealized loss of $937,236 is included in the available-for-sale investment securities balance. The unrealized loss, net of tax benefit, is included in shareholders’ equity.

The amortized cost and fair values of investment securities at December 31, 2016 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale
Obligations of states and political subdivisions	$53,284,649	$930,015	$(1,288,826)	$52,925,838
U.S. government agency mortgage-backed securities	109,180,658	148,982	(1,660,709)	107,668,931
Collateralized mortgage obligations	9,568,586	23,375	(97,169)	9,494,792

Totals	172,033,893	1,102,372	(3,046,704)	170,089,561

Held-to-Maturity
Obligations of states and political subdivisions	500,778	3,464	(34,725)	469,517
U.S. government agency mortgage-backed securities	126	1	—	127

Totals	500,904	3,465	(34,725)	469,644

Totals—All Securities	$172,534,797	$1,105,837	$(3,081,429)	$170,559,205

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 4	Investment Securities, continued

The balance sheet as of December 31, 2016 reflects the amortized cost of held-to-maturity securities, $500,904, and the fair value of available-for-sale securities, $170,089,561, for a total of $170,590,465. A net unrealized loss of $1,944,332 is included in the available-for-sale investment securities balance. The unrealized loss, net of tax benefit, is included in shareholders’ equity.

The amortized cost and fair values of held-to-maturity and available-for-sale securities at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and collateralized mortgage obligations are shown separately, since they are not due at a single maturity date.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$2,876,422	$2,907,183	$36,989	$37,064
After one year through five years	8,933,197	9,167,855	126,967	130,097
After five years through ten years	9,580,068	9,793,387	76,000	75,118
After ten years	31,550,968	31,752,963	150,000	154,731

	52,940,655	53,621,388	389,956	397,010
Mortgage-backed securities	1 16,105,435	114,758,958	102	103
Collateralized mortgage obligations	25,019,735	24,748,243	—	—

Totals	$194,065,825	$193,128,589	$390,058	$397,113

During 2017 and 2016, there were proceeds from sales of available-for-sale investment securities in the amount of $13,645,898 and $23,671,869, respectively, which resulted in gross realized gains of $63,940 and $334,227 and gross realized losses of $136,860 and $121,962, respectively.

Securities with amortized costs of approximately $99,879,000 and $100,714,000 and fair values of approximately $98,926,000 and $99,422,000 at December 31, 2017 and 2016, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 4	Investment Securities, continued

Information pertaining to securities with gross unrealized losses at December 31, 2017 and 2016, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2017:
Federal agencies	$70,063,334	$(622,340)	$48,682,365	$(1,048,607)	$118,745,699	$(1,670,947)
State and municipal governments	4,022,300	(43,695)	9,799,465	(272,028)	13,821,765	(315,723)

Totals	$74,085,634	$(666,035)	$58,481,830	$(1,320,635)	$132,567,464	$(1,986,670)

December 31, 2016:
Federal agencies	$86,355,712	$(1,627,307)	$6,166,771	$(130,571)	$92,522,483	$(1,757,878)
State and municipal governments	27,136,179	(1,323,551)	—	—	27,136,179	(1,323,551)

Totals	$113,491,891	$(2,950,858)	$6,166,771	$(130,571)	$119,658,662	$(3,081,429)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Corporation to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2017, the 141 debt securities with unrealized losses have depreciated 1.48% from the Corporation’s amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 5	Loans and Allowance for Loan Losses

An analysis of loan categories at December 31, 2017 and 2016 is as follows:

	2017	2016
Commercial and agricultural loans	$22,162,274	$20,351,836
Real estate (RE) loans:
Construction, land and land development	34,769,056	32,486,363
Residential 1-4 family	28,792,386	32,288,036
Commercial RE	30,483,826	29,948,618
Consumer loans	9,214,710	10,499,600
Overdrafts	73,754	125,660

	125,496,006	125,700,113
Less: Deferred loan fees	(34,629)	(41,264)
Allowance for loan losses	(3,117,431)	(3,003,102)

Loans, Net	$122,343,946	$122,655,747

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 5	Loans and Allowance for Loan Losses, continued

Transactions in the allowance for loan losses in 2017 are summarized as follows:

	Commercial/ Agricultural	Construction, Land and Land Development	Residential Real Estate	Commercial Real Estate	Consumer and Other	Unallocated	2017 Total
Allowance for Loan Losses:
Balance, beginning of year	$501,990	$592,592	$790,387	$652,605	$242,830	$222,698	$3,003,102
Reallocation of loan loss provisions	(114,824)	69,235	(57,191)	(70,301)	(49,712)	222,793	—

	387,166	661,827	733,196	582,304	193,118	445,491	3,003,102

Loans charged-off	(9,677)	—	(12,874)	(9,789)	(77,127)	—	(109,467)
Recoveries of loans previously charged-off	81,666	1,050	—	9,789	131,291	—	223,796

Net (charge-offs) recoveries	71,989	1,050	(12,874)		54,164	—	114,329

Balance, end of year	$459,155	$662,877	$720,322	$582,304	$247,282	$445,491	$3,117,431

Ending balance:
Individually evaluated for impairment	$19,330	$—	54,918	$—	$—	$—	$74,248
Ending balance:
Collectively evaluated for impairment	439,825	662,877	665,404	582,304	247,282	445,491	3,043,183

Balance, end of year	$459,155	$662,877	$720,322	$582,304	$247,282	$445,491	$3,117,431

Loans:
Ending balance:
Individually evaluated for impairment	$128,870	$—	366,120	$—	$—		$494,990
Ending balance:
Collectively evaluated for impairment	22,033,404	34,769,056	28,426,266	30,483,826	9,288,464		125,001,016

Ending balance total loans	$22,162,274	$34,769,056	$28,792,386	$30,483,826	$9,288,464		$125,496,006

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note	5 Loans and Allowance for Loan Losses, continued

Transactions in the allowance for loan losses in 2016 are summarized as follows:

	Commercial/ Agricultural	Construction, Land and Land Development	Residential Real Estate	Commercial Real Estate	Consumer and Other	Unallocated	2016 Total
Allowance for Loan Losses:
Balance, beginning of year	$486,691	$608,687	$847,741	$454,535	$232,569	$339,871	$2,970,094
Reallocation of loan loss provisions	13,105	(16,095)	(37,288)	198,070	(40,619)	(117,173)	—

	499,796	592,592	810,453	652,605	191,950	222,698	2,970,094

Loans charged-off	—	—	(20,695)	—	(46,839)	—	(67,534)
Recoveries of loans previously charged-off	2,194	—	629	—	97,719	—	100,542

Net (charge-offs) recoveries	2,194	—	(20,066)	—	50,880	—	33,008

Balance, end of year	$501,990	$592,592	$790,387	$652,605	$242,830	$222,698	$3,003,102

Ending balance:
Individually evaluated for impairment	$20,604	$—	$54,600	$100,162	$3,221	$—	$178,587
Ending balance:
Collectively evaluated for impairment	481,386	592,592	735,787	552,443	239,609	222,698	2,824,515

Balance, end of year	$501,990	$592,592	$790,387	$652,605	$242,830	$222,698	$3,003,102

Loans:
Ending balance:
Individually evaluated for impairment	$137,359	$—	$363,999	$667,749	$21,471		$1,190,578
Ending balance:
Collectively evaluated for impairment	20,214,477	32,486,363	31,924,037	29,280,869	10,603,789		124,509,535

Ending balance total loans	$20,351,836	$32,486,363	$32,288,036	$29,948,618	$10,625,260		$125,700,113

Federal regulations require that the Corporation periodically evaluate the risks inherent in its loan portfolio. In addition, the Corporation’s regulatory agencies have authority to identify problem loans and, if appropriate, require them to be reclassified. There are three classifications for problem loans: Substandard, Doubtful and Loss. Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Corporation will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of loans classified as “Substandard,” with additional characteristics that suggest the weaknesses make collection or recovery in full after liquidation of collateral questionable on the basis of currently existing facts, conditions and values. There is a high possibility of loss in loans classified as “Doubtful.” Because of the high possibility of loss, these loans are charged-off by the Corporation through the allowance for loan losses. A loan classified as “Loss” is considered uncollectible and of such little value that continued classification of the credit as a loan is not warranted. If a loan or a portion thereof is classified as “Loss,” it must be charged-off, meaning the

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 5	Loans and Allowance for Loan Losses, continued

amount of the loss is charged against the allowance for loan losses, thereby reducing that reserve. The Corporation also classifies some loans as “Watch” or “Other Assets Especially Mentioned” (“OAEM”). Loans classified as Watch are performing assets and classified as pass credits but have elements of risk that require more monitoring than other performing loans. Loans classified as OAEM are assets that continue to perform but have shown deterioration in credit quality and require close monitoring.

Loans by credit quality risk rating at December 31, 2017 are as follows:

	Pass	Other Assets Especially Mentioned	Sub- Standard	Total
Commercial and agricultural loans	$21,523,595	$67,205	$571,474	$22,162,274
Real estate (RE) loans:
Construction, land and land development	34,342,553	—	426,503	34,769,056
Residential 1-4 family	26,911,086	303,291	1,578,009	28,792,386
Commercial RE	30,170,462	—	313,364	30,483,826
Consumer and other loans	8,755,090	157,281	376,093	9,288,464

Subtotal	$121,702,786	$527,777	$3,265,443	125,496,006

Less: Deferred loan fees				(34,629)

Total loans				$125,461,377

Loans by credit quality risk rating at December 31, 2016 are as follows:

	Pass	Other Assets Especially Mentioned	Sub- Standard	Total
Commercial and agricultural loans	$19,489,501	$128,999	$733,336	$20,351,836
Real estate (RE) loans:
Construction, land and land development	32,364,788	120,432	1,143	32,486,363
Residential 1-4 family	30,408,005	251,021	1,629,010	32,288,036
Commercial RE	29,101,810	—	846,808	29,948,618
Consumer and other loans	10,210,705	183,708	230,847	10,625,260

Subtotal	$121,574,809	$684,160	$3,441,144	125,700,113

Less: Deferred loan fees				(41,264)

Total loans				$125,658,849

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 5	Loans and Allowance for Loan Losses, continued

An analysis of nonaccrual loans by category at December 31, 2017 and 2016 is as follows:

	2017	2016
Commercial and agricultural loans	$128,870	$137,359
Real estate (RE) loans:
Residential 1-4 family	366,120	363,999
Commercial real estate	—	667,749
Consumer and other loans	—	21,471

Total nonaccrual loans	$494,990	$1,190,578

At December 31, 2017 and 2016, a summary of information pertaining to impaired loans is as follows:

	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2017:
Commercial and agricultural loans	$157,249	$—	$128,870	$128,870	$19,330	$133,114	$—
Real estate (RE) loans:
Residential 1-4 family	398,833	—	366,120	366,120	54,918	365,060	—
Commercial real estate	—	—	—	—	—	333,874	—
Consumer and other loans	—	—	—	—	—	10,736	—

Totals	$556,082	$—	$494,990	$494,990	$74,248	$842,784	$—

December 31, 2016:
Commercial and agricultural loans	$151,425	$—	$137,359	$137,359	$20,604	$148,173	$—
Real estate (RE) loans:
Residential 1-4 family	388,862	—	363,999	363,999	54,600	363,186	—
Commercial real estate	674,207	—	667,749	667,749	100,162	333,874	—
Consumer and other loans	21,471	—	21,471	21,471	3,221	10,736	—

Totals	$1,235,965	$—	$1,190,578	$1,190,578	$178,587	$855,969	$—

At December 31, 2017 and 2016, the Corporation has no commitments to loan additional funds to borrowers whose loans are impaired.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 5	Loans and Allowance for Loan Losses, continued

The following table illustrates an age analysis of past due loans as of December 31, 2017:

	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	Recorded Investment 90 Days or More and Still Accruing
Commercial and agricultural loans	$72,316	$10,005	$83,321	$22,079,953	$22,162,274	$—
Real estate (RE) loans:
Construction, land and land development	528,638	—	528,638	34,240,418	34,769,056	—
Residential 1-4 family	689,870	213,950	903,820	27,888,566	28,792,386	—
Commercial RE	656,381	—	656,381	29,827,445	30,483,826	—
Consumer and other loans	141,417	—	141,417	9,147,047	9,288,464	—
Less: Deferred loan fees	—	—	—	(34,629)	(34,629)	—

Totals	$2,088,622	$223,955	$2,312,577	$123,148,800	$125,461,377	$—

The following table illustrates an age analysis of past due loans as of December 31, 2016:

	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	Recorded Investment 90 Days or More and Still Accruing
Commercial and agricultural loans	$109,783	$—	$109,783	$20,242,053	$20,351,836	$—
Real estate (RE) loans:
Construction, land and land development	443,434	—	443,434	32,042,929	32,486,363	—
Residential 1-4 family	630,720	156,041	786,761	31,501,275	32,288,036	—
Commercial RE	132,935	667,749	800,684	29,147,934	29,948,618	—
Consumer and other loans	225,387	21,471	246,858	10,378,402	10,625,260	—
Less: Deferred loan fees	—	—	—	(41,264)	(41,264)	—

Totals	$1,542,259	$845,261	$2,387,520	$123,271,329	$125,658,849	$—

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 6	Premises and Equipment

The investment in premises and equipment at December 31, 2017 and 2016, is as follows:

	2017	2016
Land	$1,165,277	$1,165,277
Buildings and improvements	6,230,560	6,220,960
Furniture and equipment	3,618,155	3,479,508
Auto	88,998	88,998

	11,102,990	10,954,743
Less accumulated depreciation	(5,561,237)	(5,233,907)

Bank Premises and Equipment, Net	$5,541,753	$5,720,836

Depreciation and amortization on premises and equipment charged to expense totaled $327,330 and $342,083 for the years ended December 31, 2017 and 2016, respectively.

Note 7	Goodwill and Other Intangible Assets

On August 10, 2006, the Corporation acquired First National Bank of Santo. A premium of $5,423,335 was paid by the Corporation, of which $1,608,491 was identified as core deposit intangibles. The remaining $3,814,844 was recorded as goodwill. In accordance with authoritative guidance issued by the FASB, the goodwill will not be amortized and is evaluated for impairment annually. No impairment loss was recorded in 2017 or 2016. The core deposit intangibles were amortized using a straight line method over their estimated useful life of 8 years. The core deposit intangibles became fully amortized in 2014. As a result, there was no amortization expense recorded in 2017 and 2016.

Note 8	Bank-Owned Life Insurance

During 2013, the Corporation purchased several life insurance policies for a total cost of $6,000,000. The Corporation is the beneficiary of these policies which insure the lives of selected key officers of the Corporation. During 2017 and 2016, earnings on these insurance policies in the amount of $181,380 and $187,152, respectively, were recorded through non-interest income. The carrying amount of the Bank-Owned Life Insurance at December 31, 2017 and 2016 was $6,748,539 and $6,567,159, respectively. Refer to Note 16 for additional information.

Note 9	Deposits

The carrying amount of deposits at December 31, 2017 and 2016 are as follows:

	2017	2016
Demand	$65,558,569	$53,611,522
Interest-bearing transaction accounts	108,933,986	102,892,380
Savings	23,541,945	21,200,726
Non-jumbo certificates of deposit	71,170,664	34,118,309
Jumbo certificates of deposit	44,241,156	78,087,401

Total Deposits	$313,446,320	$289,910,338

In the table above, the non-jumbo certificates of deposit represent amounts less than $250,000 and $100,000 at December 31, 2017 and 2016, respectively. In addition, the jumbo certificates of deposit represent amounts equal to or greater than $250,000 and $100,000 at December 31, 2017 and 2016, respectively.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 9	Deposits, continued

Maturities of certificates of deposit for each of the next five years are:

2018	$103,239,781
2019	11,400,939
2020	771,100
2021	—
2022	—

Total	$115,411,820

Note 10	Debentures

On August 9, 2006, Comanche National Corporation issued $6,186,000 Floating Rate Junior Subordinated Deferrable Interest Debentures due September 15, 2036 to Comanche Statutory Trust I (“Trust”). The trust is considered a variable interest entity for which the Corporation is not the primary beneficiary. Accordingly, the accounts of the trust are not included in the Corporation’s consolidated financial statements. See Note 2—Summary of Significant Accounting Policies for additional information about the Corporation’s consolidation policy. Details of the Corporation’s transactions with this trust are presented on the next page.

On August 9, 2006, Trust issued 6,000 Floating Rate Capital Securities with each Security having a liquidation amount of $1,000 (total of $6,000,000). The securities represent preferred beneficial interests in the assets of the trust. The trust preferred securities will mature on September 15, 2036 and are redeemable with the approval of the Federal Reserve Board in whole or in part at the option of the Corporation at any time after September 15, 2011, and in whole at any time upon the occurrence of certain events affecting their tax or regulatory capital treatment. These Floating Rate Securities had an initial interest rate of 7.04%, which is payable quarterly, beginning September 15, 2006. The initial interest rate was fixed until September 15, 2011 (first five years). Effective September 15, 2011, the interest rate adjusts quarterly and is equal to the 3-month LIBOR rate plus 1.65%. As of December 31, 2017 and 2016, the interest rate was 3.23849% and 2.61344%, respectively. Trust also issued 186 Common Securities with each Security having a liquidation amount of $1,000 (total of $186,000). These Common Securities were issued to Comanche National Corporation.

The proceeds of the offering of trust preferred securities and common equity securities were used to purchase $6,186,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures, which have terms substantially similar to the trust preferred securities. There are no principal payments due on these debentures during the next five years.

During 2017 and 2016, the Corporation made principal payments each year totaling $500,000 on the debentures which resulted in an outstanding balance of $3,311,000 and $3,811,000 at December 31, 2017 and 2016, respectively. The Trust used the proceeds from these payments to redeem 484 shares of its Capital Securities and 16 shares of its Common Securities which resulted in outstanding Capital Securities totaling $3,217,000 and $3,701,000 and Common Securities totaling $94,000 and $110,000 at December 31, 2017 and 2016, respectively.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 11	Income Taxes

The components of the federal income tax provision were as follows:

	2017	2016
Current tax	$832,391	$651,869
Deferred tax (benefit)	167,544	(82,815)

Tax Provision—Consolidated	$999,935	$569,054

The principal factors causing a variation from the statutory tax rate are as follows:

	2017	2016
Statutory tax on income (at 34%)	$1,351,776	$1,163,535
Tax effect of tax exempt interest	(542,996)	(547,040)
Tax effect of reducing net deferred tax asset for reduction in tax rate	235,451	—
Tax effect of other items	(44,296)	(47,441)

Total	$999,935	$569,054

The Tax Cuts and Jobs Act bill was signed into law on December 22, 2017. This bill included a provision to lower the corporate income tax rate effective January 1, 2018 to a flat 21%. As a result of this, the Corporation revalued the net deferred tax assets to reflect the change in tax rate. As noted in the table on the previous page, the Corporation recorded additional income tax expense totaling $235,451 in 2017 as a result of this revaluation of the net deferred tax assets as of December 31, 2017.

At December 31, 2017 and 2016, the net deferred tax asset is comprised of the following temporary differences and their related tax effect as follows:

	2017	2016
Deferred Tax Asset
Loan loss provisions and allowances for financial reporting purposes in excess of amount allowed for tax	$297,402	$481,508
Deferred compensation	185,479	234,361
Interest accrued for tax purposes on loans not accruing for financial purposes	10,776	19,955
Unrealized loss on available-for-sale securities	196,820	661,073

Total Deferred Tax Asset	690,477	1,396,897

Deferred Tax Liability
Excess of depreciation taken for tax purposes over the amount for financial reporting purposes	(62,666)	(116,521)
Accretion on securities recognized for financial purposes	(49,822)	(70,491)
Stock dividends recognized for financial purposes	(819)	(918)

Total Deferred Tax Liability	(113,307)	(187,930)

Net Deferred Tax Asset	$577,170	$1,208,967

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 12	Related Party Transactions

During 2017 and 2016, The Comanche National Bank had transactions made in the ordinary course of business with certain of its officers, directors and principal shareholders. All loans included in such transactions were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

A summary of these transactions follows:

	Balance Beginning of Year	Additions	Amounts Collected	Balance End of Year
For the year ended December 31, 2017	$3,072,204	$19,984,608	$(19,803,520)	$3,253,292

For the year ended December 31, 2016	$4,146,039	$12,417,784	$(13,491,619)	$3,072,204

The Corporation held deposits of approximately $5,648,000 and $6,145,000 for related parties at December 31, 2017 and 2016, respectively.

Note 13	Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Corporation has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Corporation uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.

Financial instruments whose contract amount represents credit risk were approximately as follows:

	2017	2016
Commitments to extend credit	$11,973,200	$12,428,900
Standby letters of credit	467,000	308,300

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 13	Financial Instruments with Off-Balance-Sheet Risk, continued

letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Corporation has not been required to perform on any financial guarantees during the past two years. The Corporation has not incurred any losses on its commitments in either 2017 or 2016.

Note 14	Commitments and Contingent Liabilities

Comanche National Corporation and Subsidiaries are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Corporation.

Note 15	Compensated Absences

Employees of the Corporation are entitled to paid vacation and paid sick days, depending on job classification, length of service and other factors. It is impracticable to estimate the amount of compensation for future absences, and accordingly, no liability has been recorded in the accompanying financial statements. The Corporation’s policy is to recognize the costs of compensated absences when actually paid to employees.

Note 16	Employee Benefit Plans

Profit-Sharing 401(k) Plan

The Comanche National Bank amended its profit-sharing plan in 2003 to add a 401(k) provision whereby employees can contribute to the plan a percentage of their salary on a pre-tax basis. This plan merged into the Comanche National Corporation Profit Sharing 401(k) Plan effective July 1, 2007. The Corporation has chosen the safe harbor provision requiring a mandatory 3% contribution of eligible compensation to eligible employees. In addition, The Comanche National Bank may make a discretionary contribution to the plan determined annually by its Board of Directors. The total charge to operations under this plan was $253,688 and $254,845 for the years ended December 31, 2017 and 2016, respectively.

Deferred Compensation Plans

During 2014, the Corporation established a deferred compensation plan for selected officers and a salary continuation plan for the CEO. The deferred compensation plan includes provisions that the deferred compensation is eligible for payout on the fourth anniversary after the deferral if the officer is still employed by the Corporation. The salary continuation plan is designed to supplement retirement benefits for the CEO. The life insurance policies referred to in Note 8 are available to fund these plans. At December 31, 2017 and 2016, deferred compensation accruals totaled $721,130 and $574,061, respectively. At December 31, 2017 and 2016, salary continuation accruals totaled $162,104 and $115,239, respectively. Accruals for both of these plans are included in salaries and employee benefits in 2017 and 2016 totaling $193,934 and $256,580, respectively.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 17	Lines of Credit

The Comanche National Bank has established approximately $21,840,000 in unsecured lines of credit for overnight purchase of federal funds. These lines may be cancelled without any prior notification. There were no outstanding balances on these lines of credit at December 31, 2017 and 2016.

The Comanche National Bank has also established a borrowing line with FHLB. At December 31, 2017, there were available funds of approximately $52,631,300 on this borrowing line. This line is secured by a blanket pledge of eligible loans with a carrying amount of approximately $115,305,000 at December 31, 2017. There were no outstanding balances on this line at December 31, 2017 and 2016.

Note 18	Concentrations of Credit Risk

The Corporation maintains its cash accounts with several correspondent banks. Generally, accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per bank. At December 31, 2017, there were no uninsured deposits in correspondent banks. At December 31, 2016, there were uninsured deposits in correspondent banks totaling $1,284,637. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions and believes that the Corporation is not exposed to any significant credit risks on cash and cash equivalents.

The Corporation grants agribusiness, commercial, consumer and real estate loans to customers within Comanche, Palo Pinto, Parker and Jack Counties, Texas and the surrounding areas. A substantial portion of its debtors’ ability to honor their contracts is dependent upon the agribusiness and real estate economic sectors in that geographic area. Concentrations of credit by loan type are set forth in Note 5.

Note 19	Restrictions on Dividends

In the ordinary course of business, the Corporation is dependent upon dividends from The Comanche National Bank to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits for that year combined with the retained net profits for the preceding two years. At December 31, 2017, The Comanche National Bank had dividends of approximately $2,970,500 available to pay without prior regulatory approval.

Note 20	Regulatory Matters

Banks are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 20	Regulatory Matters, continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: Total Risk-Based capital, Tier 1 capital and Common Equity Tier 1 capital to risk-weighted assets (as defined in the regulations), and Leverage capital, which is Tier 1 capital to adjusted total assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank’s Tier 1 capital consists of shareholder’s equity excluding unrealized gains and losses on securities available-for-sale, goodwill and other intangible assets.

The Comanche National Bank has been notified by its regulator that, as of its most recent regulatory examination, the Bank is regarded as well capitalized under the regulatory framework for prompt corrective action. Such determination has been made based on the Bank’s Common Equity Tier 1, Tier 1, total capital and leverage ratios. There have been no conditions or events since this notification that management believes would change the Bank’s categorization as well capitalized under the ratios listed on the next page.

Beginning January 1, 2015, community banking organizations became subject to a new regulatory rule recently adopted by federal banking agencies (commonly referred to as Basel III). The new rule establishes a new regulatory capital framework that incorporates revisions to the Basel capital framework, strengthens the definition of regulatory capital, increases risk-based capital requirements and amends the methodologies for determining risk-weighted assets. These changes are expected to increase the amount of capital required by community banking organizations. Basel III includes a multi-year transition period from January 1, 2015 through December 31, 2019.

Management believes that, as of December 31, 2017 and 2016, the Bank would meet all capital adequacy requirements under the Basel III Capital rules on a fully phased-in basis as if such requirements were currently in effect; however, final rules are subject to regulatory discretion and could result in the need for additional capital in the future.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 20	Regulatory Matters, continued

The Bank’s actual and required capital amounts and ratios are as follows (dollars in thousands):

	Actual		Minimum Required for Capital Adequacy Purposes		Required to be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017:
Total Risk-based Capital (to Risk-weighted Assets)	$39,731	23.79%	$13,362	8.00%	$16,702	10.00%
Tier 1 Capital (to Risk-weighted Assets)	$37,631	22.53%	$10,021	6.00%	$13,362	8.00%
Common Equity Tier 1 Capital (to Risk-weighted Assets)	$37,631	22.53%	$7,562	4.50%	$10,922	6.50%
Leverage Capital (to Adjusted Total Assets)	$37,631	11.15%	$13,498	4.00%	$16,872	5.00%
As of December 31, 2016:
Total Risk-based Capital (to Risk-weighted Assets)	$38,133	23.39%	$13,044	8.00%	$16,305	10.00%
Tier 1 Capital (to Risk-weighted Assets)	$36,083	22.13%	$9,783	6.00%	$13,044	8.00%
Common Equity Tier 1 Capital (to Risk-weighted Assets)	$36,083	22.13%	$7,380	4.50%	$10,660	6.50%
Leverage Capital (to Adjusted Total Assets)	$36,083	11.40%	$12,663	4.00%	$15,829	5.00%

Note 21	Fair Values of Financial Instruments

The estimated fair values of the Corporation’s financial instruments are as follows:

	2017		2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$22,996,2763	$22,996,276	$19,214,405	$19,214,405
Investment securities	193,518,647	193,525,702	170,590,465	170,559,205
FHLB and Fed stock	329,650	329,650	328,450	328,450
Loans, net	122,343,946	122,870,000	122,655,747	123,369,000
Bank-owned life insurance	6,748,539	6,748,539	6,567,159	6,567,159
Accrued interest receivable	1,898,205	1,898,205	1,782,325	1,782,325
Financial liabilities:
Deposits	313,446,320	300,041,000	289,910,338	289,902,000
Debentures	3,311,000	3,311,000	3,811,000	3,811,000
Accrued interest payable	132,866	132,866	123,893	123,893

The carrying amounts in the preceding table are included in the consolidated balance sheets under the applicable captions.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 22	Fair Value Measurements

The Corporation has adopted authoritative guidance issued by the FASB regarding fair value measurements for financial assets and financial liabilities. The authoritative guidance defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

The authoritative guidance issued by the FASB defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

The authoritative guidance issued by the FASB requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the authoritative guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•

Level 3 Inputs: Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 22	Fair Value Measurements, continued

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Corporation’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Corporation’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Securities Available-for-Sale: U.S. Treasury securities are reported at fair value utilizing Level 1 inputs. Other securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. For these securities, the Corporation obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

Impaired Loans: Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria.

Other Real Estate: Other real estate represents foreclosed assets that are reported at the fair value less estimated selling costs of the underlying property. The fair values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on information obtained from customized discounting criteria.

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure the fair value:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
December 31, 2017:
Available-For-Sale
Obligations of states and political subdivisions	$—	$53,621,388	$—	$53,621,388
U.S. government agency mortgage-backed securities	—	114,758,958	—	114,758,958
Collateralized mortgage obligations	—	24,748,243	—	24,748,243

Totals	$—	$193,128,589	$—	$193,128,589

December 31, 2016:
Available-For-Sale
Obligations of states and political subdivisions	$—	$52,925,838	$—	$52,925,838
U.S. government agency mortgage-backed securities	—	107,668,931	—	107,668,931
Collateralized mortgage obligations	—	9,494,792	—	9,494,792

Totals	$—	$170,089,561	$—	$170,089,561

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 22	Fair Value Measurements, continued

Certain financial assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets measured at fair value on a non-recurring basis include certain impaired loans reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria.

The following table summarizes financial assets measured at fair value on a non-recurring basis as of December 31, 2017 and 2016, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure the fair value:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
December 31, 2017:
Impaired loans	$—	$494,990	$—	$494,990
Less valuation allowance for possible loan losses	—	(74,248)	—	(74,248)

Impaired loans, net	$—	$420,742	$—	$420,742

December 31, 2016:
Impaired loans	$—	$1,190,578	$—	$1,190,578
Less valuation allowance for possible loan losses	—	(178,587)	—	(178,587)

Impaired loans, net	$—	$1,011,991	$—	$1,011,991

Certain nonfinancial assets are measured at fair value on a non-recurring basis. Nonfinancial assets measured at fair value on a non-recurring basis include other real estate which, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for loan losses and certain other real estate, which subsequent to their initial recognition, were remeasured at fair value through a writedown included in other non-interest expense. The fair value of other real estate is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. At December 31, 2017 and 2016, the Corporation had other real estate totaling $112,760 and $32,760, respectively. Fair values were determined using Level 2 measurements.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

(CONSOLIDATED AND BANK ONLY)

DECEMBER 31, 2017 AND 2016

Note 22	Fair Value Measurements, continued

The following table presents foreclosed assets that were remeasured and reported at fair value:

	2017	2016
Foreclosed assets remeasured at initial recognition:
Carrying value of foreclosed assets prior to remeasurement	$781,389	$118,827
Charge-offs recognized in the allowance for loan losses	(12,874)	(20,067)

Fair Value	$768,515	$98,760

Foreclosed assets remeasured subsequent to initial recognition:
Carrying value of foreclosed assets prior to remeasurement	$—	—
Writedowns included in other non-interest expense	—	—

Fair Value	$—	$—

Charge-offs recognized upon loan foreclosures are generally offset by general or specific allocations of the allowance for loan losses and generally do not significantly impact the Corporation’s provision for loan losses. Regulatory guidelines require the Corporation to reevaluate the fair value of other real estate owned on at least an annual basis.

OTHER FINANCIAL INFORMATION

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2017

	COMANCHE NATIONAL CORP.	COMANCHE NATIONAL CORP. OF DELAWARE	THE COMANCHE NATIONAL BANK	ELIMINATIONS	CONSOLIDATED BALANCES 2017
ASSETS
Cash and due from banks	$2,193.042	$10,261	$1 1,321,380	$(2,193,042)	$11,331,641
Interest-bearing deposits maturing in less than three months	—	—	11,664,635	—	11,664,635
Investment securities:
Available-for-sale	—		193,128,589	—	193,128,589
Held-to-maturity	—	—	390,058	—	390,058
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	—	—	329,650	—	329,650
Investment in subsidiaries	40,810,472	40,705,963	—	(81,422,435)	94.000
Loans, net of deferred loan fees and allowance for loan losses	—	—	122,343,946	—	122,343,946
Premises and equipment, net of accumulated depreciation	30,724	—	5,511,029	—	5,541,753
Other foreclosed assets	—	—	112,760	—	112,760
Net deferred tax asset	6	—	577,164	—	577,170
Goodwill	—	—	3,814,844	—	3,814,844
Bank-owned life insurance	—	—	6,748,539	—	6,748,539
Accrued interest receivable	144	—	1,898,061	—	1,898,205
Other assets	36,411	248	371,017	—	407,676

Total Assets	$43,070,799	$40,716,472	$358,211,672	$(83,615,477)	$358,383,466

LIABILITIES
Deposits	$—	$—	$315,639,362	$(2,193,042)	$313,446,320

Other liabilities:
Dividends payable	502,390	—	—	—	502,390
Accrued interest payable	5,063	—	127,803	—	132,866
Deferred compensation plans	—	—	883,234	—	883,234
Other accrued expenses	—	—	855,310	—	855,310
Debentures payable	3,311,000	—	—	—	3,311,000

Total other liabilities	3,818,453	—	1,866,347	—	5,684,800

Total Liabilities	3,818.453	—	317,505,709	(2,193,042)	319,131,120

SHAREHOLDERS’ EQUITY
Common stock, no par value, stated value $2 per share:
Authorized—2,000,000 shares Issued—450,000 shares	900,000	5	900,000	(900,005)	900,000
Capital surplus	17,446,851	28,981,906	5,238,270	(34,220,176)	17,446,851
Retained earnings	24,359,881	12,474,977	35,308,109	(47,783,086)	24,359,881
Accumulated other comprehensive loss, net of tax benefit of $196,820	(740,416)	(740,416)	(740,416)	1,480,832	(740.416)
Treasury stock at cost—48,088 shares	(2,713.970)	—	—	—	(2,713,970)

Total Shareholders’ Equity	39,252,346	40,716,472	40,705,963	(81,422,435)	39,252,346

Total Liabilities and Shareholders’ Equity	$43,070,799	$40,716,472	$358,211,672	$(83,615,477)	$358,383,466

See independent Auditor’s Report.

COMANCHE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

	COMANCHE NATIONAL CORP.	COMANCHE NATIONAL CORP. OF DELAWARE	THE COMANCHE NATIONAL BANK	ELIMINATIONS	CONSOLIDATED BALANCES 2017
Interest income Interest and fees on loans	$—	$—	$7,452,332	$—	$7,452,332

Interest on investment securities:
Taxable	—	—	2,869,252	—	2,869,252
Exempt from federal income tax	—	—	1,556,507	—	1,556,507

	—	—	4,425,759	—	4,425,759

Interest on federal funds sold and deposits in correspondent banks	—	—	74,028	—	74,028
Other interest	2,910	—	—	—	2,910

Total interest income	2,910	—	11,952,119	—	11,955,029

Interest expense
On deposits	—	—	1,385,752	—	1,385,752
On borrowings	101,705	—	1,167	—	102,872

Total interest expense	101,705	—	1,386,919	—	1,488,624

Net interest income (expense)	(98,795)	—	10,565,200	—	10,466,405
Provision for loan losses	—	—	—	—	—

Net interest income (expense) after provision for loan losses	(98,795)	—	10,565,200	—	10,466,405

Non-interest income
Service charges on deposit accounts	—	—	936,361	—	936,361
Equity in undistributed income of subsidiaries	1,546,572	1,547,053	—	(3,093,625)	—
Dividend income from subsidiaries	1,500,000	1,500,000	—	(3,000,000)	—
Net loss on sales of investment securities (includes $53,800 of accumulated other comprehensive loss reclassifications for unrealized net losses on available-for-sale securities)	—	—	(72,920)	—	(72,920)
Earnings on bank-owned life insurance	—	—	181,380	—	181,380
Other	—	—	536,125	—	536,125

Total non-interest income	3,046,572	3,047,053	1,580,946	(6,093,625)	1,580,946

Non-interest expense
Salaries and employee benefits	—	—	5,396,024	—	5,396,024
Occupancy expense	215	—	559,566	—	559,781
Furniture and equipment expense	—	—	471,753	—	471,753
Other	8,109	729	1,635,149	—	1,643,987

Total non-interest expense	8,324	729	8,062,492	—	8,071,545

Income before income taxes	2,939,453	3,046,324	4,083,654	(6,093,625)	3,975,806
Federal income tax (benefit)	(36,418)	(248)	1,036,601	—	999,935

Net Income	$2,975,871	$3,046,572	$3,047,053	$(6,093,625)	$2,975,871

See Independent Auditor’s Report.

THE COMANCHE NATIONAL BANK

NON-INTEREST EXPENSE

(BANK ONLY)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Salaries and employee benefits:
Salaries, bonuses and deferred compensation	$4,210,300	$4,188,480
Payroll taxes	273,586	263,658
Employee insurance premiums	658,450	630,918
Contribution to profit-sharing plan	253,688	254,845

Total	5,396,024	5,337,901

Occupancy expense:
Depreciation—building	213,451	202,647
Maintenance and repairs	53,657	54,025
Utilities	83,916	86,008
Insurance—building	30,942	55,793
Taxes—ad valorem	115,727	98,522
Janitorial expense	61,873	84,737

Total	559,566	581,732

Furniture and equipment expense:
Depreciation—furniture and equipment	99,413	129,014
Machine maintenance and rental	369,358	344,910
Fixed assets direct expense	1,615	4,275
Data processing expense	1,367	3,006

Total	471,753	481,205

Other expense:
Directors fees	70,800	60,925
Advertising	105,328	98,489
Contributions	29,863	38,590
Dues and subscriptions	41,564	39,731
Examination fees	107,099	102,766
FDIC assessment	66,437	155,898
Insurance and bonds	29,282	33,106
Legal and professional	178,035	190,620
Loan expense	31,122	25,512
Postage and freight	122,632	113,754
Stationery, printing and supplies	70,460	73,212
Taxes—franchise and other	8,725	5,058
Telephone	232,713	206,104
Travel and automobile	19,482	20,952
Federal Reserve Bank charges	27,921	26,860
Depreciation—auto	14,251	10,422
Internet banking expense	53,804	46,404
Other expenses	425,631	402,196

Total	1,635,149	1,650,599

Total Non-Interest Expense	$8,062,492	$8,051,437

See Independent Auditor’s Report.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

SPIRIT OF TEXAS BANCSHARES, INC.

and

COMANCHE NATIONAL CORPORATION

Dated as of July 19, 2018

A-ii

A-iii

EXHIBITS

Exhibit A – Form of Second Merger Agreement

Exhibit B – Form of Bank Merger Agreement

Exhibit C – Form of Voting Agreement

Exhibit D – Form of Director Support Agreement

Exhibit E – Form of Director and Officer Release

A-iv

INDEX OF DEFINED TERMS

Acquisition Agreement	A-50
Acquisition Proposal	A-50
Acquisition Transaction	A-50
Affiliate	A-50
Affiliate Agreements	A-19
Affiliated Group	A-50
Aggregate Cash Consideration	A-4
Aggregate Stock Consideration	A-4
Agreement	A-1
Average Closing Price	A-46
Bank	A-1
Bank Merger	A-1
Bank Merger Agreement	A-1
Bank Stock	A-9
Banking Laws	A-12
BHC Act	A-1
BOLI	A-18
Borrower	A-51
Business Day	A-51
Call Reports	A-12
Cancelled Shares	A-4
Capital Securities	A-8
Certificate	A-5
Change in Recommendation	A-29
Closing	A-43
Closing Date	A-43
CNC Delaware	A-1
CNC Delaware Stock	A-9
Code	A-1
Comanche	A-1
Comanche Advisory Fees	A-24
Comanche Annual and Quarterly Financial Statements	A-12
Comanche Board Recommendation	A-29
Comanche Contracts	A-18
Comanche Disclosure Schedules	A-7
Comanche Employee Plan	A-21
Comanche Employees	A-39
Comanche Financial Statements	A-12
Comanche Loan Representatives	A-35
Comanche Personal Property	A-15
Comanche Real Property	A-15
Comanche Shareholder Approval	A-29
Comanche Shareholder Meeting	A-29
Comanche Stock	A-1
Comanche Tax Representation Letter	A-42
Commercially Reasonable Efforts	A-51
Common Securities	A-8
Confidentiality Agreement	A-42
Continuing Corporation	A-2

Controlled Group Liability	A-51
Debentures	A-8
Derivative Contracts	A-23
Director Support Agreements	A-1
Dissenting Share	A-5
Effective Time	A-43
Employment Agreements	A-47
Environmental Inspections	A-35
Environmental Laws	A-57
ERISA	A-21
ERISA Affiliates	A-51
Exchange Act	A-23
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-4
FDIC	A-3
Federal Reserve Board	A-3
Final Closing Statement	A-43
Final Index Price	A-46
Final Transaction Costs	A-4
Financial Advisor	A-33
FKHF	A-42
GAAP	A-12
Governmental Body	A-51
Hazardous Materials	A-51
Hunton	A-42
Indemnified Party	A-40
Index	A-46
Initial Closing Statement	A-42
Initial Index Price	A-46
Intellectual Property	A-23
IRS	A-17
Joint Proxy Statement	A-38
knowledge	A-52
Letter of Transmittal	A-6
Liability	A-52
Loan	A-13
Loan Portal	A-35
Loans	A-13
Material Adverse Effect	A-52
Merger	A-1
Merger Consideration	A-4
Multiemployer Plans	A-21
NASDAQ	A-52
Notice Date	A-29
Notice Period	A-45
OCC	A-3
Operative Documents	A-8
Order	A-52

A-v

Organizational Documents	A-52
Per Share Cash Consideration	A-4
Person	A-52
Proceeding	A-52
Registration Statement	A-25
Regulatory Approvals	A-11
Required Consent	A-11
SEC	A-3
Second Merger	A-1
Second Merger Agreement	A-1
Secondary Investigation	A-35
Securities	A-8
Securities Act	A-9
Securities Portfolio	A-13
Security Interest	A-53
Spirit	A-1
Spirit Bank	A-1
Spirit Bank Stock	A-25
Spirit Common Stock	A-3
Spirit Disclosure Schedules	A-24
Spirit Financial Statements	A-26
Spirit SEC Reports	A-24
Spirit Shareholder Approval	A-38

Spirit Shareholder Meeting	A-38
Spirit Tax Representation Letter	A-42
Subsidiaries	A-53
Subsidiary	A-53
Superior Proposal	A-53
Tail Policy	A-34
Tax	A-53
Tax Return	A-53
Taxes	A-53
TBOC	A-2
TDSML	A-3
Termination Fee	A-46
Total Cash Consideration	A-7
Total Share Consideration	A-7
Transaction Costs	A-4
Treasury Regulation	A-53
Trust	A-8
Trust Agreement	A-8
Union	A-53
Unresolved Response Action	A-36
Voting Agreement	A-1
WARN Act	A-53
Watch List	A-14

A-vi

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of July 19, 2018, is by and between Spirit of Texas Bancshares, Inc. (“Spirit”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Comanche National Corporation (“Comanche”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the respective boards of directors of Spirit and Comanche believe that the merger of Comanche with and into Spirit, with Spirit continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective companies and shareholders;

WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger in a form attached hereto as Exhibit A (the “Second Merger Agreement”), Spirit and Comanche National Corporation of Delaware (“CNC Delaware”), a Delaware corporation, bank holding company registered under the BHC Act, and wholly-owned subsidiary of Comanche, shall be combined through merger, with Spirit continuing as the surviving entity (the “Second Merger”);

WHEREAS, immediately following the Second Merger, and pursuant to a separate agreement and plan of merger in a form attached hereto as Exhibit B (the “Bank Merger Agreement”), Spirit of Texas Bank, SSB, a Texas state savings bank and wholly-owned subsidiary of Spirit (“Spirit Bank”), and Comanche National Bank (the “Comanche Bank”), a national banking association and wholly-owned subsidiary of CNC Delaware, shall be combined through merger, with Spirit Bank continuing as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income tax purposes, the parties intend that each of (i) the Merger, (ii) the Second Merger and (iii) the Bank Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes;

WHEREAS, the respective boards of directors of Spirit and Comanche have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Spirit’s willingness to enter into this Agreement, (i) certain regular and advisory members of the board of directors of Comanche, have entered into an agreement, in the form attached hereto as Exhibit C, dated as of the date hereof pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, no par value, of Comanche (“Comanche Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), and (ii) each non-employee director of Comanche or Comanche Bank has entered into a support agreement in the form attached hereto as Exhibit D (the “Director Support Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), Comanche shall be merged with and into Spirit, with Spirit continuing as the surviving corporation (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effect provided for in, the applicable provisions of the Texas Business Organizations Code (“TBOC”).

Section 1.2 Organizational Documents and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined herein) of Continuing Corporation shall be the Organizational Documents of Spirit as in effect at the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Spirit as of the Effective Time. The established offices and facilities of Comanche immediately prior to the Effective Time shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Organizational Documents of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Comanche and Spirit and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid, lawful, and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Comanche and Spirit, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. Subject to Section 6.10, at the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the members of the board of directors of Spirit at the Effective Time shall be the members of the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the senior officers of Spirit immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of Comanche and Spirit shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Comanche and Spirit. All rights, franchises and interests of Comanche and Spirit, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the TBOC.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of Comanche and Spirit. All Liabilities and obligations of Comanche and of Spirit, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Comanche or Spirit, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Comanche or Spirit shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Second Merger. In the Second Merger, CNC Delaware shall be merged with and into Spirit immediately following the Merger, with Spirit continuing as the surviving entity and succeeding to and assuming all rights and obligations of CNC Delaware in accordance with the applicable laws of Texas and Delaware. Following the Second Merger, the separate corporate existence of CNC Delaware shall cease. Immediately after entering into this Agreement, Spirit and CNC Delaware shall enter into the Second Merger Agreement. At the request of Spirit, Comanche shall cause CNC Delaware to execute such articles or certificate of merger and such other documents and certificate as are necessary to make the Second Merger effective immediately following the Effective Time.

Section 1.7 Bank Merger. In the Bank Merger, Comanche Bank shall be merged with and into Spirit Bank immediately following the Second Merger, with Spirit Bank continuing as the surviving entity and succeeding to and assuming all rights and obligations of Comanche Bank in accordance with the applicable laws of Texas and Delaware. Following the Bank Merger, the separate corporate existence of Comanche Bank shall cease. Immediately after entering into this Agreement, Spirit Bank and Comanche Bank shall enter into the Bank Merger Agreement. At the request of Spirit, Comanche shall cause Comanche Bank to execute such articles or certificate of merger and such other documents and certificate as are necessary to make the Bank Merger effective immediately following the effective time of the Second Merger.

Section 1.8 Approvals and Notices. This Agreement shall be submitted to the shareholders of Comanche and Spirit in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of Comanche and Spirit. Comanche and Spirit shall proceed with Commercially Reasonable Efforts (as defined herein) and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the Securities and Exchange Commission (the “SEC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Texas Department of Savings and Mortgage Lending (the “TDSML”), the Office of the Comptroller of the Currency (the “OCC”), and the Federal Deposit Insurance Corporation (the “FDIC”).

Section 1.9 Tax Consequences. It is intended by the parties hereto that each of (a) the Merger, (b) the Second Merger and (c) the Bank Merger shall qualify as a reorganization under Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

Section 1.10 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Spirit may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no adverse federal income tax consequences to the shareholders of Comanche as a result of such modification, (b) the consideration to be paid to holders of Comanche Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Comanche, Spirit, or the holders of any of the following securities:

(a) Each share of common stock, no par value, of Spirit (“Spirit Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) Each share of Comanche Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares (as such terms are defined herein)) shall be converted into the right to receive the following consideration (the “Merger Consideration”):

(i) an amount of cash without interest equal to the quotient of (A) the Aggregate Cash Consideration (as defined below) divided by (B) the aggregate of the number of shares of Comanche Stock issued and outstanding immediately prior to the Effective Time (such amount, the “Per Share Cash Consideration”); and

(ii) a number (such number, the “Exchange Ratio”), as adjusted in accordance with the terms of this Agreement, of validly issued, fully paid and nonassessable shares of Spirit Common Stock equal to the quotient of (A) the Aggregate Stock Consideration (as defined below) divided by (B) the aggregate of the number of shares of Comanche Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest ten thousandth.

(c) All shares of Comanche Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Spirit, Comanche, CNC Delaware, or Comanche Bank (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Aggregate Cash Consideration” means $15,000,000 minus the amount of the Final Transaction Costs (as defined below).

“Aggregate Stock Consideration” means 2,142,857 shares of Spirit Common Stock, subject to appropriate adjustment (without duplication based on the same adjustment being provided elsewhere in this Agreement) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of Spirit Common Stock declared or effected after the date hereof and prior to the Closing Date (as defined herein).

“Final Transaction Costs” shall mean all Transaction Costs (as defined below), all of which shall be set forth in the Final Closing Statement (as defined herein) delivered pursuant to Section 7.6 of this Agreement; provided, that the deduction from Aggregate Cash Consideration for Final Transaction Costs shall not exceed $2,755,000, in the aggregate, except that the amount of any costs expected to be incurred by the Continuing Corporation on or after the Closing Date to fully complete all Unresolved Response Actions (as defined herein) pursuant to Section 5.11(c) shall not be included in the calculation of the Final Transaction Costs and the full amount of any such costs shall be deducted in full from the Aggregate Cash Consideration. To the extent any Transaction Costs are unknown or cannot be calculated prior to the delivery of the Final Closing Statement, the parties shall confer in good faith and agree upon reasonable estimates thereof for purposes of determining the Final Transaction Costs.

“Transaction Costs” means the after-tax amount of all of the costs and expenses of Comanche or Comanche Bank incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date, including without limitation: (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the Comanche Advisory Fees (as defined herein); (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the premium or additional cost or expense incurred to purchase the Tail Policy (as defined herein) pursuant to Section 5.7; (iv) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of Terminated Contracts (as defined herein) pursuant to Section 5.6; (v) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Comanche or Comanche Bank and any other Person (as defined herein) (including any “excess parachute payments” within the meaning of Section 280G of the Code or similarly applicable state law) in excess of the applicable amount accrued for any such payment in accordance with GAAP on Comanche’s consolidated balance sheet in the ordinary course of business and consistent with past practices; (vi) the amount of any cost to terminate and liquidate any Comanche Employee Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Spirit; (vii) the amount of any retention or “stay-put” bonuses paid by Comanche or Comanche Bank to its employees at or prior to the Effective Time; (viii) the amount of any unrealized losses in the Securities Portfolio (as defined herein) and collective losses in the Securities Portfolio realized upon the sale or liquidation of any investment securities after June 30, 2018 in excess of $3,600,000 and less than $4,878,000; (ix) the amount of any unrealized losses on the Derivative Contracts (as defined herein), including the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with closing out the trading position on any Derivative Contract and posting collateral or satisfying any other obligation; (x) the amount of any costs and expenses, including legal fees and expenses and settlement costs, accrued by Comanche pursuant to Section 10.1(g); (xi) the amount of any costs expected to be incurred by the Continuing Corporation on or after the Closing Date to fully complete all Unresolved Response Actions pursuant to Section 5.11(c); and (xii) such other amounts as are agreed upon by Comanche and Spirit. For illustrative purposes, Section 2.1(d) of the Comanche Disclosure Schedules sets forth a projection of the Transaction Costs as of the date hereof.

Section 2.2 Dissenting Shares. Each share of Comanche Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his or her dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, only the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.3 Deposit of Merger Consideration. Promptly after the Effective Time, Spirit shall deposit with or make available to the Exchange Agent (as defined herein) for exchange in accordance with Section 2.4: (a) the Aggregate Stock Consideration and (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(f) and cash payable to holders of Dissenting Shares pursuant to Section 2.2) (collectively, the “Exchange Fund”), and Spirit shall instruct the Exchange Agent to timely deliver the Merger Consideration.

Section 2.4 Delivery of Merger Consideration.

(a) Within five (5) Business Days (as defined herein) after the Effective Time and subject to the receipt by Computershare Trust Company, N.A. (the “Exchange Agent”) of a list of Comanche shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Comanche Stock (each, a “Certificate”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Spirit Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(c).

(b) Within ten (10) days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Comanche Stock will be entitled to receive the Merger Consideration and any cash in lieu of a fractional share of Spirit Common Stock to be issued or paid in consideration therefor in respect of the shares of Comanche Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate (other than Certificates representing Cancelled Shares, which shall be treated as provided in Section 2.1(c), and Dissenting Shares, which shall be treated as provided in Section 2.2) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of Spirit Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.4, and any dividends or distributions to which such holder is entitled pursuant to this Section 2.4.

(c) No dividends or other distributions with respect to Spirit Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Spirit Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.4. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.4, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions payable with respect to shares of Spirit Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date).

(d) In the event of a transfer of ownership of a Certificate representing Comanche Stock prior to the Effective Time that is not registered in the stock transfer records of Comanche, the Merger Consideration and any cash in lieu of a fractional share of Spirit Common Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Comanche Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Spirit and the Exchange Agent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six (6) months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Spirit) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Spirit Common Stock otherwise payable pursuant to this Agreement to any holder of Comanche Stock such amounts as the Exchange Agent or Spirit, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Spirit, as the case may be, and timely paid over to the appropriate Governmental Body (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Comanche Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Spirit, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Comanche of the shares of Comanche Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Comanche Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to Spirit, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.4, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Spirit Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.4.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Spirit Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Spirit Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Spirit. In lieu of the issuance of any such fractional share, Spirit shall pay to each former shareholder of Comanche who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) $21.00 by (ii) the fraction of a share (after taking into account all shares of Comanche Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Spirit Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.1(b).

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Comanche at the expiration of six (6) months after the Effective Time shall be paid to Spirit. In such event, any former shareholders of Comanche who have not theretofore complied with the exchange procedures in this Section 2.4 shall thereafter look only to Spirit with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Spirit Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Spirit, Comanche, the Continuing Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Comanche Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Spirit or the Exchange Agent, the posting by such person of a bond in such amount as Spirit or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, Spirit or the Exchange Agent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.5 Tax Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the shares of Spirit Common Stock to be issued in connection with the Merger (excluding the value of fractional shares for which cash is to be paid pursuant to Section 2.4(f)) based upon the closing price of the Spirit Common Stock as reported on NASDAQ on the trading day immediately preceding the Closing Date (the “Total Share Consideration”) would be less than forty percent (40%) of the sum of the Total Cash Consideration (defined below) and the Total Share Consideration, then the Exchange Ratio will be increased with a corresponding decrease to the Per Share Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of the Total Share Consideration and the Total Cash Consideration without changing the value of the Merger Consideration under Section 2.4(b). For purposes of this Agreement, the term “Total Cash Consideration” shall mean the sum of (i) the aggregate cash consideration to be paid in exchange for Comanche Stock (including cash paid for Dissenting Shares) and (ii) the aggregate cash consideration to be paid in lieu of fractional shares of Spirit Common Stock pursuant to Section 2.4(f).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMANCHE

Comanche represents and warrants to Spirit as set forth below. On the date hereof, Comanche delivered to Spirit schedules (the “Comanche Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Comanche Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement.

Section 3.1 Organization.

(a) Comanche is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. CNC Delaware is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. The Bank is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America. Other than Comanche Bank, CNC Delaware, and Comanche Statutory Trust I (the “Trust”), Comanche has no other Subsidiaries (as defined herein).

(b) Comanche and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them. To Comanche’s knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC.

(d) True and complete copies of the Organizational Documents of Comanche and each Subsidiary, each as amended to date, have been delivered to Spirit.

(e) Section 3.1(e) of the Comanche Disclosure Schedules lists each of the Subsidiaries of Comanche and any other Person in which Comanche or any of its Subsidiaries own, or have the right to acquire, any ownership interest. Except as set forth in Section 3.1(e) of the Comanche Disclosure Schedules, neither Comanche nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Comanche.

(f) The deposit accounts of Comanche Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Comanche Bank.

(g) With respect to the Trust:

(i) The Trust has issued and sold capital securities (the “Capital Securities”) and common securities (the “Common Securities”) under an Amended and Restated Declaration of Trust, as amended (the “Trust Agreement”), and Comanche has issued to the Trust, Floating Rate Junior Subordinated Deferrable Interest Debentures (“Debentures”), under an Indenture (the Indenture and Trust Agreement are collectively referred to as the “Operative Documents”). Section 3.1(g) of the Comanche Disclosure Schedules sets forth, with respect to the Trust, the (A) aggregate liquidation value of its Capital Securities, (B) aggregate liquidation value of its Common Securities, (C) aggregate amount of Debentures that have been issued to the Trust by Comanche, (D) the rate paid on the Capital Securities, the Common Securities and the Debentures (collectively, the “Securities”), (E) date after which Comanche may redeem the Debentures at par, and (F) maturity date of the Debentures.

(ii) The Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the State of Delaware with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents. The Trust is not a party to or otherwise bound by any material agreement other than the Operative Documents. The Trust is and will, under current law, be classified for federal income Tax purposes as a grantor trust and not as an association taxable as a corporation.

(iii) The Capital Securities and the Common Securities have been duly authorized by the Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of the Trust. None of the Capital Securities or the Common Securities are subject to preemptive or other similar rights. All of the outstanding Common Securities are directly owned by Comanche free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws. The Common Securities satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended (the “Securities Act”). Neither Comanche nor the Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act. The Debentures are not held of record by shareholders of Comanche or Comanche Bank.

(iv) The sole assets of the Trust are its Debentures, any interest paid on such Debentures to the extent not distributed, proceeds of such Debentures, or any of the foregoing.

(v) All of the proceeds from the sale of the Capital Securities issued by the Trust have been invested in its Debentures. All of the proceeds from the sale of the Common Securities issued by the Trust have been invested in the Debentures. All Debentures are and have been held by the Trust since their initial issuance.

(vi) The Trust was not formed to, and is not authorized to, conduct any trade or business and the Trust has not conducted any trade or business since it was formed. The Trust exists for the exclusive purposes of (1) issuing and selling its Capital Securities and Common Securities, (2) using the proceeds from the sale of its Capital Securities and Common Securities to acquire its Debentures, and (3) engaging only in activities necessary, advisable or incidental thereto. The Trust was formed to facilitate direct investment in the assets of the Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in the Trust with diverse interests in the assets of the Trust.

(vii) Comanche has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Debentures. Comanche has not exercised its right to defer interest payments on any of the Debentures. Comanche has not been advised by the Federal Reserve Board or any Federal Reserve Bank to defer interest payments on any of the Debentures, nor does Comanche have knowledge of any basis for the same.

(viii) The Trust’s income consists solely of payments made by Comanche with respect to its Debentures, and such payments are not derived from the active conduct of a financial business by the Trust. Both Comanche’s obligation to make those payments and the amounts thereof are set forth in the Debentures. Neither Comanche’s obligation to make those payments nor the amounts payable by Comanche is dependent on income or profits of Comanche or any Affiliate of Comanche (although Comanche’s ability to do so is so dependent).

(ix) Comanche has not issued any class of capital shares either pari passu or senior to the Debentures. All Debentures are either pari passu or senior to Comanche’s trade accounts payable arising in the ordinary course of business.

(x) Comanche and the Trust have created a debtor-creditor relationship between Comanche, as debtor, and the Trust, as a creditor, and Comanche and the Trust have treated the Debentures as indebtedness for all Tax purposes. The Trust is and will be classified for all Tax purposes as a grantor trust and not as an association taxable as a corporation for all times up to and including the Closing Date.

Section 3.2 Capitalization.

(a) The authorized capital stock of Comanche consists of 2,000,000 shares of common stock, no par value, 399,261 of which are issued and outstanding and 50,739 of which are held in treasury as of the date of this Agreement. The authorized capital stock of CNC Delaware consists of 100,000 shares of common stock, $1.00 par value (“CNC Delaware Stock”), 450 of which are issued and outstanding. The authorized capital stock of Comanche Bank consists of 45,000 shares of common stock, $20.00 par value (“Bank Stock”), all of which are issued and outstanding. All of the issued and outstanding shares of Comanche Stock, CNC Delaware Stock and Bank Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.

(b) Comanche owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. The outstanding capital stock and other securities of Comanche’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable (except as provided in 12 U.S.C. § 55) and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(c) There are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating Comanche to issue any authorized and unissued Comanche Stock.

(d) Except as set forth in Section 3.2(d) of the Comanche Disclosure Schedules, Comanche does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Other than the Voting Agreement, to the knowledge of Comanche, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Comanche Stock.

(e) Comanche has not paid any dividends on Comanche Stock since July 2, 2018.

Section 3.3 Authority; Approvals.

(a) Comanche has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Comanche and is a duly authorized, valid, legally binding agreement of Comanche enforceable against Comanche in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Comanche. The board of directors of Comanche has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Comanche and its shareholders, (ii) directed that this Agreement be submitted to Comanche’s shareholders for approval and adoption and (iii) resolved to recommend to Comanche’s shareholders that they approve this Agreement and the transactions contemplated by this Agreement. Except for the approval of the shareholders of Comanche, no further corporate proceedings on the part of Comanche are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c) Section 3.3(c) of the Comanche Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by Comanche or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger, the Second Merger and the Bank Merger (collectively, the “Regulatory Approvals”). Other than federal and state securities laws and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body (as defined herein) or with any other Person are necessary in connection with the execution and delivery by (i) Comanche of this Agreement and the related documents to which it is a party or the consummation by Comanche of the transactions contemplated hereby or thereby, (ii) CNC Delaware of the Second Merger Agreement, or (iii) Comanche Bank of the Bank Merger Agreement.

Section 3.4 No Conflicts; Consents.

(a) Neither the execution and delivery by Comanche of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Comanche with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals and Comanche shareholder approvals are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Comanche or any of its Subsidiaries under any of the terms, conditions or provisions of (1) the Organizational Documents of Comanche or any of its Subsidiaries or (2) except as set forth in Section 3.4(a) of the Comanche Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Comanche or any of its Subsidiaries is a party or by which it may be bound, or to which Comanche or any of its Subsidiaries or any of the properties or assets of Comanche or any of its Subsidiaries may be subject, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Comanche or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Comanche or any of its Subsidiaries.

(b) Except for the Regulatory Approvals, Comanche shareholder approvals and as set forth in Section 3.4(b) of the Comanche Disclosure Schedules (each item so set forth therein a “Required Consent”), no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Person is required to be obtained or made by Comanche or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.5 Proceedings. Except as set forth in Section 3.5 of the Comanche Disclosure Schedules, there are no Proceedings (as defined herein) pending or, to Comanche’s knowledge, threatened against Comanche or any of its Subsidiaries, and Comanche has no knowledge of any basis on which any such Proceedings could be brought, which could reasonably be expected to result in a Material Adverse Effect (as defined herein) on Comanche or which could question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby. Neither Comanche nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 3.6 Financial Statements.

(a) Comanche has furnished and made available to Spirit true, correct and complete copies of Comanche’s audited consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015, accompanied by the report thereon of Comanche’s independent auditors, and true, correct and complete copies of Comanche’s unaudited consolidated balance sheets as of June 30, 2018, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the quarter ended June 30, 2018 (the “Comanche Annual and Quarterly Financial Statements”). Comanche has also furnished or made available to Spirit a true, correct and complete copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Comanche Bank as of and for each period during the three years ended December 31, 2017 and for the quarter ended June 30, 2018. The Comanche Annual and Quarterly Financial Statements and the Call Reports are collectively referred to in this Agreement as the “Comanche Financial Statements.”

(b) The Comanche Annual and Quarterly Financial Statements have been prepared from the books and records of Comanche and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Comanche at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Call Reports fairly present the financial position of Comanche Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities.

(c) As of the dates of Comanche Financial Statements and as of the date of this Agreement, neither Comanche nor any of its Subsidiaries had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Comanche Financial Statements.

Section 3.7 Compliance with Laws and Regulatory Filings.

(a) Comanche and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Comanche or any of its Subsidiaries, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). Neither Comanche nor any of its Subsidiaries has had nor suspected any material incidents of fraud or defalcation involving Comanche, Comanche Bank or any of their respective officers, directors or Affiliates during the last two (2) years. Each of Comanche, CNC Delaware, and Comanche Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). The Bank is designated as an intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b) Comanche and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC or any other Governmental Body having supervisory jurisdiction over Comanche and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business or as set forth in Section 3.7(b) of the Comanche Disclosure Schedules, no Governmental Body has initiated any Proceeding or, to Comanche’s knowledge, investigation into the business or operations of

Comanche or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Comanche Bank or Comanche. Each of Comanche and CNC Delaware is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Comanche Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 5.3(h)).

(c) None of Comanche, or its Subsidiaries, or to the knowledge of Comanche, any director, officer, employee, agent or other person acting on behalf of Comanche or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Comanche or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Comanche or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Comanche or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Comanche or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Comanche or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Comanche or any of its Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.8 Absence of Certain Changes. Since December 31, 2017, (a) Comanche and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) except as set forth in Section 3.8 of the Comanche Disclosure Schedules, neither Comanche nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b) and (c) no Material Adverse Effect on Comanche or Comanche Bank has occurred.

Section 3.9 Investments. Comanche has furnished to Spirit a true, correct and complete list, as of June 30, 2018, of all securities, including municipal bonds, owned by Comanche Bank (the “Securities Portfolio”). Except as set forth in Section 3.9 of the Comanche Disclosure Schedules, all such securities are owned by Comanche Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 3.9 of the Comanche Disclosure Schedules also discloses any Person in which the ownership interest of Comanche, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To Comanche’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.10 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness to which Comanche or any of its Subsidiaries is a party as a lender, lessor or creditor (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither Comanche nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and Comanche has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of Comanche and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to Comanche or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of Comanche or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on Comanche Financial Statements as of December 31, 2017, was, and the allowance for loan losses to be shown on any financial statements of Comanche or Comanche Bank or Consolidated Reports of Condition and Income of Comanche Bank as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Comanche or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 3.11 Certain Loans and Related Matters.

(a) Except as set forth in Section 3.11(a) of the Comanche Disclosure Schedules, as of June 30, 2018, neither Comanche nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement (other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan) under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Comanche or any of its Subsidiaries, or any ten percent (10%) or more shareholder of Comanche, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Comanche or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Comanche or any of its Subsidiaries.

(b) Section 3.11(b) of the Comanche Disclosure Schedules contains the “watch list of loans” of Comanche Bank (“Watch List”) as of June 30, 2018. To the knowledge of Comanche, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List based on Comanche’s or Comanche Bank’s ordinary course of business and safe and sound banking principles.

Section 3.12 Books and Records. The minute books, stock certificate books and stock transfer ledgers of Comanche and each of its Subsidiaries (a) are complete and correct in all material respects, (b) the transactions entered therein represent bona fide transactions, and (c) do not fail to reflect transactions involving the business of Comanche or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.13 Fiduciary Responsibilities. Since December 31, 2013, Comanche and each of its Subsidiaries have administered all accounts for which Comanche or any of its Subsidiaries acts as a fiduciary, including accounts for which Comanche or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the governing documents and applicable law in all material respects. None of Comanche or any of its Subsidiaries, or any director, officer or employee of Comanche or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account.

Section 3.14 Real Property Owned or Leased.

(a) Section 3.14(a) of the Comanche Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by Comanche or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “Comanche Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, Comanche Real Property, title insurance policies for Comanche Real Property that is owned by Comanche or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Spirit.

(b) No lease or deed with respect to any Comanche Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Comanche Real Property pertaining to its current primary purpose.

(c) None of the buildings and structures located on any Comanche Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Comanche Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant Comanche Real Property. No condemnation proceeding is pending or, to Comanche’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Comanche Real Property in the manner in which it is currently being used.

(d) Comanche or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Comanche Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in Comanche Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of Comanche and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.15 Personal Property. Except as set forth in Section 3.15 of the Comanche Disclosure Schedules, each of Comanche and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Comanche Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in Comanche Financial Statements and (b) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Comanche Personal Property. Subject to ordinary wear and tear, Comanche Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.16 Environmental Laws. Comanche and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither Comanche nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to any claim, lien, charge or other encumbrance under any

Environmental Laws. No Comanche Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Comanche or its Subsidiaries or owned, operated or leased by Comanche or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of Comanche, has been the site of any release of any Hazardous Materials. To Comanche’s knowledge, (a) no asbestos was used in the construction of any Comanche Real Property (or any improvements thereon), (b) no real property currently or previously owned by Comanche or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by Comanche or any of its Subsidiaries and, except as set forth in Section 3.16 of the Comanche Disclosure Schedules, no underground storage tanks have been closed or removed from any properties owned or operated by Comanche or any of its Subsidiaries. Comanche has made available to Spirit all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to Comanche Real Property, any real property formerly owned or operated by Comanche or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of Comanche or any of its Subsidiaries.

Section 3.17 Taxes.

(a) Subject to applicable extension periods, Comanche and its Subsidiaries have filed all income Tax Returns (as defined herein) and all other material Tax Returns that each was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Comanche or any of its Subsidiaries is or was a member. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Comanche or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either Comanche or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Bodies. Neither Comanche nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Comanche or any of its Subsidiaries does not file Tax Returns that Comanche or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Comanche or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of Comanche or any of its Subsidiaries to pay any Tax.

(b) Comanche and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Comanche or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which Comanche or any of its Subsidiaries has knowledge based upon contact with any agent of such authority. Section 3.17(c) of the Comanche Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to Comanche or any of its Subsidiaries for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Comanche has made available to Spirit correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Comanche and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(d) Neither Comanche nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Comanche nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c) (2) of the Code during the applicable period specified in

Section 897(c)(1)(A)(ii) of the Code. Neither Comanche nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation § 1.6011-4. Except as set forth in Section 3.17(e) of the Comanche Disclosure Schedules, neither Comanche nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group (as defined herein) filing a consolidated federal income Tax Return (other than the Affiliated Group of which Comanche is the common parent) or (iii) has any Liability for the Taxes of any Person (other than Comanche and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Neither Comanche nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g) None of Comanche, any of its Subsidiaries, Spirit or any Affiliate of Spirit will be required to include any item of income in, and none of Comanche, any of its Subsidiaries, Spirit or any Affiliate of Spirit will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither Comanche nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) The unpaid Taxes of Comanche and its Subsidiaries (i) did not, as of December 31, 2017, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in Comanche Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Comanche and its Subsidiaries in filing its Tax Returns.

(j) Neither Comanche nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent (i) the Merger, (ii) the Second Merger and (iii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Comanche has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Section 3.17(k) of the Comanche Disclosure Schedules (i) sets forth all net operating loss carryforwards, net capital loss carryforward, tax credit carryforwards, alternative minimum tax carryforwards or excess charitable contribution carryforwards allocable to Comanche or its Subsidiaries and describes any current limitations on Comanche or its Subsidiaries use of these Tax attributes prior to the Merger, and (ii) the net operating losses of Comanche and its Subsidiaries that arose in a taxable year beginning on or before December 31, 2017.

(l) Neither Comanche nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (“IRS”) (or any comparable ruling from any other taxing authority).

Section 3.18 Contracts and Commitments.

(a) Except as set forth in Section 3.18(a) of the Comanche Disclosure Schedules (the “Comanche Contracts”), neither Comanche nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment, services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;

(ii) collective bargaining agreements, memorandums of understanding, or other contracts with any Union (as defined herein);

(iii) bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iv) any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(v) contract or commitment for capital expenditures in excess of $50,000 in the aggregate;

(vi) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement and not terminable upon notice of sixty (60) days or less;

(vii) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(viii) contract, agreement or letter with respect to the management or operations of Comanche or Comanche Bank imposed by any Governmental Body having supervisory jurisdiction over Comanche or Comanche Bank;

(ix) note, debenture, agreement, contract or indenture related to the borrowing by Comanche or any of its Subsidiaries of money other than those entered into in the ordinary course of business;

(x) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xi) agreement with or extension of credit to any executive officer or director of Comanche or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Comanche Stock, or any affiliate of such person;

(xii) agreement with any executive officer or director of Comanche or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Comanche Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xiii) lease of real property;

(xiv) any agreement containing covenants that limit the ability of Comanche or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, Comanche (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);

(xv) any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xvi) any agreement pursuant to which Comanche or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvii) any agreement between Comanche Bank, on the one hand, and a Person listed on Section 3.1(e) of the Comanche Disclosure Schedules, on the other hand (the “Affiliate Agreements”); or

(xviii) contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.

(b) Each Comanche Contract is legal, valid and binding on Comanche or its Subsidiaries, as the case may be, and to the knowledge of Comanche, the other parties thereto, enforceable by Comanche or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles). Each of Comanche and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Comanche Contract and there are no existing material defaults by Comanche or its Subsidiary, as the case may be, or, to the knowledge of Comanche, the other party thereunder and, to the knowledge of Comanche, there are no allegations or assertions of such by any party under such Comanche Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Comanche Contract has been delivered or made available to Spirit.

Section 3.19 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either Comanche or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 3.19(a) of the Comanche Disclosure Schedules.

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Comanche or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which Comanche or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by Comanche and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of Comanche, no insurer under any such policy or bond has canceled or indicated to Comanche or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither Comanche nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither Comanche nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.

Section 3.20 Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of Comanche, threatened, against Comanche or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over Comanche or any of its Subsidiaries. Neither Comanche nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. Neither Comanche nor any of its Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Regulatory Approvals, the Merger, the Second Merger, the Bank Merger, or the other transactions contemplated by this Agreement, nor does Comanche or any of its Subsidiaries have any reason to believe that it will not be able to obtain all Regulatory Approvals.

Section 3.21 Employee Matters.

(a) Section 3.21(a) of the Comanche Disclosure Schedules contains a list of all current employees of Comanche or any of its Subsidiaries-including, without limitation, those individuals for whom Comanche or any of its Subsidiaries is a joint employer-as of the date hereof, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) pay-rolling entity. As of the date hereof, all compensation payable to all employees of Comanche and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on Comanche’s interim financial statements) and there are no outstanding agreements, understandings or commitments of Comanche or its Subsidiaries with respect to any compensation.

(b) Section 3.21(b) of the Comanche Disclosure Schedules contains a list of all Persons who, as of the date hereof, are parties to an independent contract or consulting agreement directly with Comanche or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the date hereof, all compensation payable to all independent contractors and consultants of Comanche and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on Comanche’s interim financial statements) and there are no outstanding agreements, understandings or commitments of Comanche or its Subsidiaries with respect to any compensation.

(c) Neither Comanche nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing or purporting to represent any employee of Comanche or its Subsidiaries. Neither Comanche nor any of its Subsidiaries has a duty to bargain with any Union. As of the date hereof, there is not any unfair labor practice charge or complaint or any other Proceedings pending before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to Comanche’s knowledge, no such complaint has been threatened. Neither Comanche nor any of its Subsidiaries has received any written notice concerning, and, to Comanche’s knowledge, there is not and has never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees.

(d) Comanche and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of Comanche, no person has asserted to Comanche or any of its Subsidiaries that Comanche or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to Comanche’s knowledge, threatened against Comanche or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and Comanche has no knowledge of any basis on which any such Proceedings could be brought.

(e) Neither Comanche nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act (as defined herein).

Section 3.22 Compensation and Benefit Plans.

(a) Section 3.22(a) of the Comanche Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (i) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of Comanche or any of its ERISA Affiliates (as defined herein), or (ii) that are sponsored or maintained by Comanche or any of its ERISA Affiliates, or (iii) to

which Comanche or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of Comanche or any of its ERISA Affiliates, or (iv) with respect to which Comanche or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment or consulting agreement, or employee stock ownership, bonus, incentive, deferred compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “Comanche Employee Plan”). Section 3.22(a) of the Comanche Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any Comanche Employee Plan in accordance with GAAP on Comanche’s consolidated balance sheet. Neither Comanche nor any of its Subsidiaries is party to or bound by any stock purchase, stock option, equity or phantom equity compensation plan, policy, arrangement, program, practice or agreement. Neither Comanche nor any of its Subsidiaries has any Liability under any employee benefit plans, policies, arrangements, programs, practices or agreements providing benefits or compensation to any service providers of Comanche or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization. There are no pending or, to the knowledge of Comanche, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any Comanche Employee Plan. All of Comanche Employee Plans comply and have been administered in all material respects with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to Comanche Employee Plans which is likely to result in the imposition of any penalties or Taxes upon Comanche or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Comanche Employee Plan have been made by the due date thereof.

(b) Neither Comanche nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment welfare benefits under any Comanche Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Comanche Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such Comanche Employee Plan. Comanche has provided or made available copies of (i) each Comanche Employee Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each Comanche Employee Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Comanche Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the U.S. Department of Labor with respect to each Comanche Employee Plan, (v) the most recent determination or opinion letter issued by the IRS with respect to each Comanche Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each Comanche Employee Plan, and (vii) the most recent audited financial statements for each Comanche Employee Plan for which audited statements are required by ERISA.

(c) Neither Comanche nor any of its ERISA Affiliates has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither Comanche nor any of its ERISA Affiliates has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither Comanche nor any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither Comanche nor any of its ERISA Affiliates sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither Comanche nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of Comanche or any of its Subsidiaries now or following the Closing.

(e) Except as set forth in Section 3.22(e) of the Comanche Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of Comanche or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, noncompetition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of Comanche or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause Comanche to transfer or set aside any assets to fund any benefits under any Comanche Employee Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any Comanche Employee Plan on or following the Effective Time. Section 3.22(e) of the Comanche Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any such severance, noncompetition, retention or bonus arrangements under this Section 3.22(e) in accordance with GAAP on Comanche’s consolidated balance sheet. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of Comanche or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by Comanche or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(f) Section 3.22(f) of the Comanche Disclosure Schedules lists each Person who (i) as of the Closing Date, could be reasonably expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to Comanche or any of its Subsidiaries and (ii) who could reasonably be expected to receive an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(g) Neither Comanche nor any of its Subsidiaries is a party to or bound by any plan under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation may be granted to any employee, director or other service provider of Comanche or any of its ERISA Affiliates.

Section 3.23 Deferred Compensation and Salary Continuation Arrangements. Section 3.23 of the Comanche Disclosure Schedules contains a list of all nonqualified deferred compensation and salary continuation arrangements of Comanche or any of its Subsidiaries, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued in accordance with GAAP on Comanche’s consolidated balance sheet. Each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.24 Internal Controls. Comanche and each of its Subsidiaries maintains accurate books and records reflecting its material assets and material liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) all material transactions are executed with management’s authorization; (b) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of Comanche and to maintain accountability for Comanche’s consolidated assets; (c) access to Comanche’s material assets is permitted only in accordance with management’s authorization; (d) the reporting of Comanche’s material assets is compared with existing assets at regular intervals; and (e) extensions of material credit and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither Comanche’s nor any of its Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Comanche, its Subsidiaries or their accountants, vendors and consultants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.

Section 3.25 Derivative Contracts. Except as set forth in Section 3.25 of the Comanche Disclosure Schedules (such contracts listed therein, the “Derivative Contracts”), neither Comanche nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Comanche Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26 Deposits. Except as listed in Section 3.26 of the Comanche Disclosure Schedules, no deposit of Comanche Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27 Intellectual Property Rights.

(a) Section 3.27(a) of the Comanche Disclosure Schedules contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Comanche or any of its Subsidiaries or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). Comanche and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither Comanche nor any of its Subsidiaries is, to Comanche’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Comanche or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither Comanche nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of Comanche or any of its Subsidiaries or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28 Shareholders’ List. Section 3.28 of the Comanche Disclosure Schedules contains a true, correct and complete list of the record holders of shares of Comanche Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and shall be updated not more than five (5) Business Days prior to Closing.

Section 3.29 SEC Status; Securities Issuances. Comanche is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Comanche and any of its Subsidiaries have been registered under the Securities Act, applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.30 Dissenting Shareholders. Comanche has no knowledge of any plan or intention on the part of any shareholder of Comanche to make written demand for payment of the fair value of such holder’s shares of Comanche Stock in the manner provided in Section 2.2.

Section 3.31 Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to Comanche.

Section 3.32 Brokers, Finders and Financial Advisors. Section 3.32 of the Comanche Disclosure Schedules sets forth fees or commissions payable by Comanche to any broker, finder, financial advisor or investment banker in connection with this Agreement and the transactions contemplated hereby (collectively, the “Comanche Advisory Fees”). Other than the Comanche Advisory Fees, none of Comanche, any of its Subsidiaries or any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.33 Fairness Opinion. Prior to the execution of this Agreement, Comanche has received a written opinion from Piper Jaffray & Co., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Comanche pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPIRIT

Spirit represents and warrants to Comanche as set forth below. On the date hereof, Spirit delivered to Comanche schedules (the “Spirit Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article IV or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Spirit Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The representations and warranties set forth below are further qualified by Spirit’s Final Prospectus filed on May 4, 2018 with SEC pursuant to Rule 424(b)(4) of the Securities Act, Spirit’s Registration Statement on Form S-1, as amended, filed on April 26, 2018 with the SEC, Spirit’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, Spirit’s Definitive Proxy Statement for the 2018 Annual Meeting of Shareholders of Spirit and any Current Reports on Form 8-K filed prior to the date hereof with respect to events occurring since March 31, 2018 (collectively, “Spirit SEC Reports”) (it being understood that (i) nothing disclosed in the Spirit SEC Reports shall be deemed disclosed for purposes of any subsection of this Article IV unless it is reasonably apparent that the matters so disclosed in such Spirit SEC Report are applicable to such subsection and (ii) disclosure in the “Risk Factors” Section in a Spirit SEC Report shall be ignored for purposes of this Agreement).

Section 4.1 Organization.

(a) Spirit is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Spirit Bank is a Texas state savings bank duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Spirit and Spirit Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Spirit. Spirit engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act, and the rules and regulations promulgated thereunder.

(c) Spirit Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Federal Reserve Board and the TDSML, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of Spirit consists of 50,000,000 shares of Spirit Common Stock, no par value, 9,786,611 shares of which are outstanding as of June 30, 2018, and 5,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding as of the date of this Agreement. Spirit owns all of the issued and outstanding shares of common stock, par value $4.00 per share, of Spirit Bank (“Spirit Bank Stock”). All of the issued and outstanding shares of Spirit Common Stock and Spirit Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

(b) At the Effective Time, the shares of Spirit Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3 Authority; Approvals.

(a) Spirit has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Spirit and is a duly authorized, valid, legally binding agreement of Spirit enforceable against Spirit in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Spirit. The board of directors of Spirit has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Spirit and its shareholders, (ii) directed that this Agreement be submitted to Spirit’s shareholders for approval and adoption, and (iii) resolved to recommend to Spirit’s shareholders that they approve this Agreement. Except for the approval of the issuance of shares of Spirit Common Stock in the Merger by a majority of the votes cast at the Spirit Shareholders Meeting (as defined herein), no further corporate proceedings on the part of Spirit are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c) Other than the federal and state securities filings, including the Registration Statement on Form S-4, to be filed with the SEC under the Securities Act (the “Registration Statement”), and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) Spirit of this Agreement, the Second Merger Agreement, and the related documents to which it is a party or the consummation by Spirit of the transactions contemplated hereby or thereby or (ii) Spirit Bank of the Bank Merger Agreement.

Section 4.4 No Conflicts; Consents. Neither the execution and delivery by Spirit of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Spirit with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Spirit or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of Spirit or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Spirit or any of its Subsidiaries is a party or by which it may be bound, or to which Spirit or any of its Subsidiaries or any of the properties or assets of Spirit or any of its Subsidiaries may be subject, or (b) assuming that the Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Spirit or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Spirit.

Section 4.5 Proceedings. There are no Proceedings pending or, to Spirit’s knowledge, threatened against Spirit or any of its Subsidiaries, and Spirit has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on Spirit or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Spirit nor Spirit Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 4.6 Financial Statements.

(a) Spirit has furnished or made available to Comanche true and complete copies of its Registration Statement on Form S-1, as amended, as filed with the SEC on April 6, 2018, which contains Spirit’s audited consolidated balance sheet (which includes the allowance for loan losses) as of December 31, 2017, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, and true, correct and complete copies of Spirit’s unaudited consolidated balance sheets as of June 30, 2018, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the quarter ended June 30, 2018 (the “Spirit Financial Statements”).

(b) The Spirit Financial Statements have been prepared from the books and records of Spirit and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Spirit at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.

(c) As of the dates of the Spirit Financial Statements, neither Spirit nor any of its Subsidiaries had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Spirit Financial Statements.

(d) Spirit and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Spirit and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Spirit, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Spirit’s and its Subsidiaries’ assets that could have a material effect on Spirit’s financial statements.

(e) Spirit’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Spirit in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Spirit’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Spirit required under the Exchange Act with respect to such reports. Spirit has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Spirit’s auditors and the audit committee of the board of directors of Spirit (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Spirit’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Spirit’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 4.7 Compliance with Laws and Regulatory Filings.

(a) Spirit and Spirit Bank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Spirit or Spirit Bank, including all Banking Laws and Environmental Laws. Spirit and Spirit Bank have neither had nor suspected any material incidents of fraud or defalcation involving Spirit, Spirit Bank or any of their respective officers, directors or Affiliates during the last two (2) years. Each of Spirit and Spirit Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Spirit Bank that are designed to properly monitor transaction activity (including wire transfers). Spirit Bank is designated as an intermediate small institution for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b) Spirit and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the TDSML, the FDIC, or any other Governmental Body having supervisory jurisdiction over Spirit and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Spirit’s knowledge, investigation into the business or operations of Spirit or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Spirit or Spirit Bank.

(c) Spirit has no knowledge of any fact or circumstance relating to Spirit or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Second Merger and the Bank Merger, nor does Spirit have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger, the Second Merger, and the Bank Merger.

Section 4.8 SEC Reports.

(a) Spirit has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since May 3, 2018. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Spirit is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any noncompliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Spirit.

Section 4.9 Absence of Certain Changes. Except as set forth in Section 4.9 of the Spirit Disclosure Schedules, since December 31, 2017, (a) Spirit and Spirit Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on Spirit or Spirit Bank has occurred.

Section 4.10 Taxes.

(a) Subject to applicable extension periods, Spirit and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Spirit or any of its Subsidiaries is or was a member. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Spirit or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either Spirit or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid. Neither Spirit nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Spirit or any of its Subsidiaries does not file Tax Returns that Spirit or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Spirit or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of Spirit or any of its Subsidiaries to pay any Tax.

(b) Spirit and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Spirit or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which Spirit or any of its Subsidiaries has knowledge based upon contact with any agent of such authority.

(d) Neither Spirit nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Section 6011 and 6111 of the Code and Treasury Regulation § 1.6011-4. Neither Spirit nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which Spirit is the common parent) or (iii) has any Liability for the Taxes of any Person (other than Spirit and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e) Neither Spirit nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(f) Neither Spirit nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Spirit has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11 Brokers, Finders and Financial Advisors. Other than fees payable by Spirit to Stephens Inc., neither Spirit, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.12 Fairness Opinion. Prior to the execution of this Agreement, Spirit has received a written opinion from Stephens Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid by Spirit to the shareholders of Comanche pursuant to this Agreement is fair, from a financial point of view, to Spirit. Such opinion has not been amended or rescinded.

ARTICLE V

COVENANTS OF COMANCHE

Comanche covenants and agrees with Spirit as follows:

Section 5.1 Approval of Shareholders of Comanche; Efforts.

(a) Comanche shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Texas and the Organizational Documents of Comanche necessary to (1) call and give notice of a special meeting of its shareholders (the “Comanche Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable within fifteen (15) days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (2) schedule the Comanche Shareholder Meeting to take place on a date that is within forty-five (45) days after the Notice Date; (ii) use Commercially Reasonable Efforts to (x) cause the Comanche Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the necessary approvals by Comanche’s shareholders of this Agreement and the transactions contemplated hereby (the “Comanche Shareholder Approval”); and (iii) subject to Section 5.1(b), include in the Joint Proxy Statement (as defined herein) the recommendation that the Comanche shareholders approve and adopt this Agreement and the transactions contemplated hereby (the “Comanche Board Recommendation”).

(b) The board of directors of Comanche shall not withdraw, amend or modify the Comanche Board Recommendation in a manner adverse to Spirit (a “Change in Recommendation”) and shall use Commercially Reasonable Efforts to obtain the necessary approvals by Comanche’s shareholders of this Agreement and the transactions contemplated hereby (the “Comanche Shareholder Approval”). Notwithstanding the foregoing, if Comanche has complied with Section 5.5, the board of directors of Comanche may effect a Change in Recommendation if Comanche or any of its representatives receives an unsolicited bona fide Acquisition Proposal (as defined herein) before Comanche Shareholder Approval that the board of directors of Comanche has (i) determined in its good faith judgment (after consultation with the Financial Advisor (as defined herein) and Comanche’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with Comanche’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law.

(c) If this Agreement is approved by Comanche’s shareholders, Comanche shall take all reasonable actions to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Spirit reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of Comanche Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, and unless Spirit has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement (including in Section 5.2(a) of the Comanche Disclosure Schedules) or except as may be required by applicable law or an order or policy of a Governmental Body, Comanche shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use Commercially Reasonable Efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Spirit of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Comanche or any of its Subsidiaries, (C) the commencement or threat of any Proceeding against Comanche or any of its Subsidiaries or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of Comanche contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on Comanche or Comanche Bank; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of Comanche or Spirit to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (1) as expressly permitted by this Agreement (including in Section 5.2(b) of the Comanche Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, Comanche shall not, and shall not permit any of its Subsidiaries to, without the written consent of Spirit (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) adjust, split, combine or reclassify any of Comanche Stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, or (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv) grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.18(a) of the Comanche Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) hire any employee or independent contractor with an annual salary in excess of $50,000; provided, that Comanche may hire such an employee or independent contractor without the prior consent of Spirit if it determines, in its reasonable discretion, that such a hiring is necessary to avoid imminent and material harm to the business or assets of Comanche or Comanche Bank and it provides notice of such hiring to Spirit within one (1) Business Day of such hiring;

(viii) grant any severance or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Comanche or any of its Subsidiaries, either individually or as part of a class of similarly situated Persons;

(ix) (A) increase in any manner the compensation or fringe benefits of any of its employees, directors, consultants or other service providers other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or (C) institute any employee welfare, retirement or similar plan or arrangement;

(x) amend any Comanche Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;

(xi) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Comanche Stock, other than the payment of dividends from Comanche Bank to Comanche, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Comanche Stock;

(xii) (A) redeem the Debentures, in whole or in part, or (B) make any payment in respect of the Debentures, other than interest on the Debentures;

(xiii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xiv) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xv) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Spirit of a recent Phase I environmental review thereof to the extent the commercial real property subject to foreclosure or other acquisition (A) has, to the knowledge of Comanche, (1) been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws or (2) been the site of any release of any Hazardous Materials, (B) is the type of commercial real property that would reasonably be expected to have underground storage tanks or contain asbestos in the improvements located thereon, or (C) is, or has been, a heavy industrial site or landfill;

(xvi) increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xvii) (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xviii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;

(xix) amend or change any provision of the Organizational Documents of Comanche or any of its Subsidiaries;

(xx) make any capital expenditure which would exceed an aggregate of $100,000; provided, that Comanche may make such a capital expenditure without the prior consent of Spirit if it determines, in its reasonable discretion, that such an expenditure is necessary to avoid imminent and material harm to the business or assets of Comanche or Comanche Bank and it provides notice of such expenditure to Spirit within one (1) Business Day of making such expenditure;

(xxi) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xxii) prepay any indebtedness or other similar arrangements so as to cause Comanche to incur any prepayment penalty thereunder;

(xxiii) settle any Proceeding (A) involving payment by it of money damages in excess of $50,000 in the aggregate or (B) imposing any material restriction on the operations of Comanche or any of its Subsidiaries;

(xxiv) make any changes to its Securities Portfolio or the manner in which the portfolio is classified or reported, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xxv) make, change or revoke any Tax election or Tax method of accounting, settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations;

(xxvi) take, or knowingly fail to take, any action that would reasonably be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code;

(xxvii) take any actions or fail to take any actions that could reasonably be expected to cause the Trust to not be treated as a grantor trust for federal income Tax purposes; or

(xxviii) agree to do any of the foregoing.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, Comanche shall and shall cause each of its Subsidiaries, upon reasonable notice from Spirit to Comanche to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Spirit full access to the properties, books and records of Comanche and its Subsidiaries during normal business hours in order that Spirit may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Comanche and its Subsidiaries and to conduct the environmental investigations provided in Section 5.11, and (ii) furnish Spirit with such additional financial and operating data and other information as to the business and properties of Comanche as Spirit shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, Comanche shall deliver or make available to Spirit all unaudited monthly and quarterly financial information prepared for the internal use of management of Comanche and all Consolidated Reports of Condition and Income filed by Comanche Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, Spirit shall return to Comanche all documents and other information obtained pursuant hereto and shall keep confidential any information obtained pursuant to Section 7.2.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law and during the pendency of this Agreement, Comanche shall furnish Spirit with all information concerning Comanche or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by Spirit with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. Comanche shall fully cooperate with Spirit in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. Comanche shall, upon reasonable request by Spirit, furnish to Spirit all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Spirit, Comanche or any of their respective Subsidiaries to any regulatory agency or other Governmental Body in connection with the Merger, the Second Merger, or the Bank Merger and the other transactions contemplated by this Agreement.

(b) None of the information relating to Comanche and its Subsidiaries that is provided by Comanche for inclusion in (i) the Joint Proxy Statement to be prepared in accordance with Comanche’s Organizational Documents and applicable law and mailed to Comanche’s shareholders in connection with the solicitation of proxies by the board of directors of Comanche for use at Comanche Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Joint Proxy Statement to Comanche’s shareholders, at the time of Comanche Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 No Solicitation.

(a) Comanche agrees that neither it nor any of its Subsidiaries shall, and it shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries or proposals with respect to, or, subject to Section 5.5(b), provide any information to, conduct any assessment of, engage in negotiations with, or have any discussions with any other party concerning any Acquisition Proposal (as defined herein) or which could reasonably be expected to lead to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if Comanche has complied with Section 5.5(a) and Comanche or any of its representatives receives an unsolicited bona fide Acquisition Proposal before Comanche Shareholder Approval that board of directors of Comanche has (i) determined in its good faith judgment (after consultation with Comanche’s financial advisors set forth in Section 3.32 of the Comanche Disclosure Schedules or a nationally recognized investment firm (the “Financial Advisor”), and Comanche’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (ii) determined in its good faith judgment (after consultation with Comanche’s outside legal counsel) that the failure to take such action would cause, or would be reasonably expected to cause, it to violate its fiduciary duties under applicable law; and (iii) obtained from such Person an executed confidentiality agreement that is no less favorable to Comanche than the Confidentiality Agreement (as defined herein), then Comanche or its representatives may furnish information to and enter into discussions and negotiations with such other Person.

(c) Comanche agrees to notify Spirit in writing within three (3) Business Days after receipt of any unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Person making such Acquisition Proposal and the material terms of such Acquisition Proposal. Comanche shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore that relate to any Acquisition Proposal. Comanche shall, and shall cause Comanche Bank to, take the necessary steps to inform the appropriate Persons referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Termination of Contracts. Comanche shall use Commercially Reasonable Efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by Spirit, each contract listed on Section 5.6 of the Comanche Disclosure Schedules will, if the Merger occurs, be terminated prior to the date on which the data processing conversion and the operational integration occurs between Comanche Bank and Spirit Bank; provided, however, that until the thirtieth (30th) calendar day prior to Closing, Spirit shall have the right to add to Section 5.6 of the Comanche Disclosure Schedules any data processing contracts and contracts related to the provision of electronic banking services of Comanche or Comanche Bank not then listed on Section 5.6 of the Comanche Disclosure Schedules to the extent any such contract had not been made available to Spirit prior to the date hereof (the “Terminated Contracts”); provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Comanche or Comanche Bank in connection with the termination of any Terminated Contract shall be accrued or paid by Comanche on or prior to the date of delivery of the Final Closing Statement in accordance with this Section 5.6 and shall be reflected in the calculation of Transaction Costs as contemplated by Section 2.1(d). For the avoidance of doubt, Spirit shall not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.6. Such notice and actions by Comanche shall be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “Commercially Reasonable Efforts” by Comanche as used in this Section 5.6 shall include the payment or accrual of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.

Section 5.7 Liability Insurance. Comanche shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage (the “Tail Policy”) for no less than the four-year period immediately preceding the Effective Time, under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance, for each person and entity, including, without limitation, Comanche, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Comanche or its Subsidiaries.

Section 5.8 Allowance for Loan Losses. Comanche shall cause Comanche Bank to maintain its allowance for loan losses at a level consistent with Comanche Bank’s historical methodology, past practices, existing policies and in compliance with GAAP.

Section 5.9 Third-Party Consents. Comanche shall use Commercially Reasonable Efforts, and Spirit shall reasonably cooperate with Comanche at Comanche’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4(b) of the Comanche Disclosure Schedules.

Section 5.10 Coordination; Integration.

(a) The senior officers of Comanche and Comanche Bank agree to meet with senior officers of Spirit and Spirit Bank, on a semi-monthly basis or as reasonably requested by Spirit or Comanche, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Spirit Bank, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of Comanche and Comanche Bank; provided, that Spirit and Spirit Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of Comanche or Comanche Bank, and to the extent permitted by applicable law, each of Comanche and Comanche Bank agrees to give reasonable consideration to Spirit’s input on such matters, consistent with this Section 5.10, with the understanding that Spirit shall in no event be permitted to exercise control of Comanche or Comanche Bank prior to the Effective Time and, except as specifically provided under this Agreement, Comanche and Comanche Bank shall have no obligation to act in accordance with Spirit’s input.

(b) Commencing after the date hereof, Comanche shall provide Spirit with real time access to a data share file portal (the “Loan Portal”), which is updated weekly and used by the senior loan officers and members of each of Comanche Bank’s loan committees, including the senior loan committee, the officer loan committee and the director loan committee (collectively, the “Comanche Loan Representatives”). The Loan Portal contains all documents, reports and other materials prepared for and/or provided to Comanche Loan Representatives, including, but not limited to, summaries of all loans, loan participations, other extensions of credit and charge-offs approved or requested in a given week and certain documents related thereto.

(c) Commencing after the date hereof and to the extent permitted by applicable law, Spirit, Spirit Bank, Comanche and Comanche Bank shall use their Commercially Reasonable Efforts to plan the integration of Comanche and Comanche Bank with the businesses of Spirit and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall Spirit or its Affiliates be entitled to control Comanche or Comanche Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Comanche and Comanche Bank in the ordinary course of business, Comanche’s and Comanche Bank’s employees and officers shall use their Commercially Reasonable Efforts to provide support, including support from Comanche’s and Comanche Bank’s outside contractors, and to assist Spirit in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. Spirit shall provide such assistance of its personnel as Comanche and Comanche Bank shall request to permit Comanche and Comanche Bank to comply with their obligations under this Section 5.10.

Section 5.11 Environmental Investigation; Rights to Terminate Agreement.

(a) Spirit and its consultants, agents and representatives shall have the right to the same extent that Comanche or Comanche Bank has such right (at Spirit’s cost and expense), but not the obligation or responsibility, to inspect any Comanche or Comanche Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Spirit, Spirit shall (i) notify Comanche of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to Comanche for such Secondary Investigation, for which Spirit agrees to afford Comanche the ability to comment on and Spirit agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation on or prior to sixty (60) days after the date of receipt of Comanche’s comments. Spirit shall give reasonable notice to Comanche of such Secondary Investigations, and Comanche may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.

(b) Comanche agrees to indemnify and hold harmless Spirit for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by Spirit or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of Comanche or its agents, representatives or contractors. Spirit agrees to indemnify and hold harmless Comanche for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or Secondary Investigation conducted by Spirit or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of Spirit or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Spirit shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by Comanche in the exercise of its sole discretion and not by Spirit. Spirit shall make no such report prior to Closing unless required to do so by law, and in such case shall give Comanche reasonable prior written notice of Spirit’s intentions so as to enable Comanche to review and comment on such proposed report.

(c) To the extent that Spirit identifies any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, Comanche shall use all Commercially Reasonable Efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), Comanche shall include the after-tax amount of the costs reasonably expected to be incurred by the Continuing Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Transaction Costs pursuant to Section 2.1(d); provided, that Comanche shall in no event be required to pay or accrue any amount pursuant to this Section 5.11(c) in excess of $1,000,000, in the aggregate.

(d) Spirit shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Spirit because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on Comanche; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws, including, without limitation, an Environmental Inspection, Secondary Investigation or other environmental survey identifying the presence of any asbestos-containing material or mold in, on or under any Comanche Real Property, involving an expenditure reasonably expected by Spirit to exceed $1,000,000 or that is reasonably likely to have a Material Adverse Effect on Comanche or Comanche Bank; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Comanche Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law. In the event Spirit terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.11(c), if Comanche reimburses Spirit for the costs of preparing any Environmental Inspections, Spirit promptly shall deliver to Comanche copies of any environmental report, engineering report, or property condition report prepared by Spirit or any third party with respect to any Comanche Real Property. Any results or findings of any Environmental Inspections shall not be disclosed by Spirit to any third party not affiliated with Spirit, unless Spirit is required by law to disclose such information.

(e) Comanche agrees to make available upon request to Spirit and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Comanche Real Property including the results of other environmental inspections and surveys to the extent such documents are in the possession of Comanche. Comanche also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Spirit and, at Spirit’s cost and expense, shall be entitled to certify the same in favor of Spirit and its consultants, agents and representatives and make all other data available to Spirit and its consultants, agents and representatives.

Section 5.12 Second Merger. Prior to the Effective Time, Comanche shall cause CNC Delaware to cooperate with Spirit and Spirit Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the consummation of the Second Merger after the Effective Time.

Section 5.13 Bank Merger. Prior to the Effective Time, Comanche shall cause Comanche Bank to cooperate with Spirit and Spirit Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time and after the Second Merger.

Section 5.14 Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in shareholders’ equity and cash flows of Comanche for the periods then ended, which may be provided by Comanche to Spirit subsequent to the date hereof, shall be prepared from the books and records of Comanche and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Comanche at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by Comanche Bank subsequent to the date hereof shall fairly present the financial position of Comanche Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.15 Change in Control Payments. Comanche shall, and shall cause Comanche Bank to, take all necessary actions to ensure that no payment set forth on Section 3.22(f) of Comanche Disclosure Schedules would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law), and be subject to the excise tax imposed by Section 4999 of the Code.

Section 5.16 Indemnification of Comanche Advisory Fees. Comanche shall indemnify and hold harmless Spirit, its Subsidiaries and any of its or their respective officers, directors or employees against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, related to or arising out of the Comanche Advisory Fees or any other Liability for brokerage, financial advisory, investment banking or other similar fees or commissions incurred by Comanche, any of its Subsidiaries or any of its or their respective officers, directors or employees in connection with this Agreement and the transactions contemplated hereby.

Section 5.17 Increase Cash and Short-Term Investments. Comanche shall and shall cause Comanche Bank to enhance the amount of cash and cash equivalents held by Comanche Bank prior to the Effective Date in the manner and as set forth on Section 5.17 of the Comanche Disclosure Schedules.

Section 5.18 Regulatory Matters. Comanche shall and shall cause Comanche Bank to take all necessary actions to address and remediate any findings of or requests, if any, made by a Governmental Body of Comanche or Comanche Bank prior to Closing, or if not possible to address and remediate such findings or requests prior to Closing, Comanche shall accrue an amount sufficient to cover expenses reasonably required by Spirit to timely remediate after the Merger.

ARTICLE VI

COVENANTS OF SPIRIT

Spirit covenants and agrees with Comanche as follows:

Section 6.1 Regulatory Filings; Efforts. Within forty-five (45) calendar days following the date of this Agreement, Spirit shall prepare and file, or shall cause to be prepared and filed, all necessary applications or other documentation with the TDSML, the Federal Reserve Board, and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Second Merger and the Bank Merger. Spirit shall take all reasonable action to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. Spirit shall provide Comanche with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. Spirit shall pay, or shall cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.

Section 6.2 Approval of the Shareholders of Spirit; Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Spirit shall take all steps under applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold a special meeting of Spirit’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Spirit Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The board of directors of Spirit shall not withdraw, amend or modify in a manner adverse to Comanche its recommendation and shall use Commercially Reasonable Efforts to obtain the necessary approvals by Spirit’s shareholders of this Agreement and the transactions contemplated hereby (the “Spirit Shareholder Approval”).

(b) Within seventy-five (75) calendar days following the date of this Agreement, Spirit shall prepare and file the Registration Statement and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of Comanche constituting a part thereof (the “Joint Proxy Statement”), relating to the shares of Spirit Common Stock to be delivered to the shareholders of Comanche pursuant to this Agreement. Each of Spirit and Comanche shall use its Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Comanche and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about Comanche and the meeting of Comanche’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(c) Upon the Registration Statement being declared effective, Spirit and Comanche shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Spirit shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Comanche shall furnish all information concerning Comanche and the holders of Comanche Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Comanche or Spirit, or any of their respective affiliates, directors or officers, should be discovered by Comanche or Spirit that should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Comanche’s and Spirit’s shareholders.

(d) None of the information relating to Spirit and its Subsidiaries that is provided by Spirit for inclusion in (i) the Joint Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Joint Proxy Statement to Comanche’s shareholders, at the time of the Spirit

Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 NASDAQ Listing. Spirit shall file all documents required to be filed to have the shares of Spirit Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and use its Commercially Reasonable Efforts to effect said listing.

Section 6.4 Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, Spirit shall and shall cause each of its Subsidiaries to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use Commercially Reasonable Efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its present executive officers and directors and (iii) preserve its relationships and goodwill with customers and advantageous business relationships.

Section 6.5 Negative Covenants. Spirit shall not, nor shall it permit any of its Subsidiaries to, (a) amend its Organizational Documents in a manner that would adversely affect Comanche, (b) take, or knowingly fail to take, any action that would reasonably be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of Spirit, would adversely affect or delay (i) Spirit’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) Spirit’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.

Section 6.6 Employee Matters.

(a) Each employee of Comanche and its Subsidiaries who remains in the active employment of Spirit or its Subsidiaries after the Closing Date (the “Comanche Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of Spirit and Spirit Bank with credit for prior service with Comanche or any of its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans and benefits accrued under any retirement plans) sponsored by Spirit or Spirit Bank in which such Comanche Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable Comanche Employee Plan immediately prior to the Closing, to the extent permitted by such Spirit plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. To the extent permitted by such Spirit plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Comanche Employee and their eligible dependents. To the extent permitted by the applicable Spirit plans and applicable law, Spirit further agrees to credit each Comanche Employee and his or her eligible dependents for the year during which coverage under Spirit’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Comanche Employee during such year under Comanche’s group health plan. For purposes of determining Comanche Employee’s benefits for the calendar year in which the Merger occurs under Spirit’s vacation program, any vacation taken by a Comanche Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs shall be deducted from the total Spirit vacation benefit available to such Comanche Employee for such calendar year.

(b) The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Comanche Employee or other current or former employee of Comanche or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any Comanche Employee Plan or any employee benefit plan of Spirit or any of its Affiliates. Spirit and its Affiliates shall have no obligation to continue to employ or retain the services of any Comanche Employee for any period of time following the Effective Time and Spirit and its Affiliates shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

Section 6.7 Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of Spirit for the periods then ended, which may be filed by Spirit with the SEC subsequent to the date hereof, shall be prepared from the books and records of Spirit and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Spirit at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP.

Section 6.8 Issuance of Spirit Common Stock; Stock Reserves. The shares of Spirit Common Stock to be issued by Spirit to the shareholders of Comanche pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Spirit Common Stock to be issued to the shareholders of Comanche pursuant to this Agreement are and shall be free of any preemptive rights of the shareholders of Spirit or any other Person. Spirit agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Spirit Common Stock to fulfill its obligations under this Agreement.

Section 6.9 Director and Officer Indemnification.

(a) For a period of four (4) years after the date hereof, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of Comanche and each of its Subsidiaries, Spirit shall indemnify and hold harmless each present director and officer of Comanche or Comanche Bank, as applicable, determined as of the Effective Time (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Comanche or any of its Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Spirit, but the failure to so notify will not relieve Spirit of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Spirit. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Spirit will have the right to assume the defense thereof and bear the costs incurred in connection therewith and Spirit will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Spirit elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Spirit and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Spirit, and Spirit shall promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) Spirit will not be liable for any settlement effected without its prior written consent and (iv) Spirit will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) If Spirit fails promptly to pay the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against Spirit for failure to provide indemnification, Spirit shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if Spirit, or any of its successors or assigns, shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Spirit, or the surviving company shall assume the obligations set forth in this Section 6.9 prior to or simultaneously with the consummation of such transaction.

Section 6.10 Director Nomination. Contemporaneously with Closing, and subject to the satisfaction of the fiduciary duties of the board of directors of Spirit and all other legal and regulatory requirements regarding service and election or appointment as a director of Spirit, Spirit shall appoint Mr. William K. Nix as a director of Spirit in Class III, and at the 2019 annual meeting of shareholders, Spirit shall nominate him, or cause him to be nominated, as a Class III director, and, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of Spirit and all other legal and regulatory requirements regarding service and election or appointment as a director of Spirit, use Commercially Reasonable Efforts to ensure that Mr. William K. Nix is elected at such annual meeting.

Section 6.11 Assumption of Comanche Trust Preferred Securities. Spirit shall, effective as of the Effective Time, assume the obligations of Comanche to the Trust.

ARTICLE VII

MUTUAL COVENANTS OF SPIRIT AND COMANCHE

Section 7.1 Notification; Updated Disclosure Schedules.

(a) Comanche shall give prompt written notice to Spirit, and Spirit shall give prompt written notice to Comanche, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the Comanche Disclosure Schedules or the Spirit Disclosure Schedules, respectively, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to Comanche, and in Section 10.2(c), with respect to Spirit, incapable of being satisfied.

(b) At least ten (10) Business Days prior to the Closing Date, Comanche shall provide Spirit with supplemental Comanche Disclosure Schedules and Spirit shall provide Comanche with an updated Spirit

Disclosure Schedules reflecting any material changes to the Comanche Disclosure Schedules and the Spirit Disclosure Schedules, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental Comanche Disclosure Schedules and updated Spirit Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 7.2 Confidentiality. Spirit and Comanche agree that terms of that Non-Disclosure and Confidentiality Agreement, dated as of December 26, 2017, by and between Spirit and Comanche (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Spirit and Comanche and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Spirit nor Comanche shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans. To the extent requested by Spirit, Comanche or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Spirit may reasonably require in order to cause the amendment or termination of any Comanche Employee Plan on terms satisfactory to Spirit and in accordance with applicable law and effective prior to the Closing Date, except that the winding up of any such plan may be completed following the Closing Date.

Section 7.5 Certain Tax Matters.

(a) Each of Comanche and Spirit shall take any actions required to cause each of (i) the Merger, (ii) the Second Merger and (iii) the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, none of Comanche or Spirit shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger, the Second Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) Spirit shall deliver to Hunton Andrews Kurth LLP (“Hunton”) and Fenimore Kay Harrison & Ford, LLP (“FKHF”) an officer’s certificate, dated as of the Closing Date, and signed by an officer of Spirit, containing representations of Spirit as shall be reasonably necessary or appropriate to enable Hunton and FKHF to render the opinions described in Section 10.3(c), on the Closing Date (an “Spirit Tax Representation Letter”). Spirit shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Spirit Tax Representation Letter.

(c) Comanche shall deliver to Hunton and FKHF an officer’s certificate, dated as of the Closing Date, and signed by an officer of Comanche, containing representations of Comanche as shall be reasonably necessary or appropriate to enable Hunton and FKHF to render the opinions described in Section 10.3(c) on the Closing Date, (a “Comanche Tax Representation Letter”). Comanche shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in Comanche Tax Representation Letter.

(d) Without limiting the provisions of this Section 7.5, Comanche and Spirit shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation § 1.368-3.

Section 7.6 Closing Statements. At least ten (10) Business Days prior to the Closing Date, Comanche shall deliver to Spirit a statement (the “Initial Closing Statement”) setting forth the Final Transaction Costs, with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to Spirit. Comanche shall also update the Initial Closing Statement following its delivery, if necessary, to reflect any changes therein. In the event Spirit disputes any item in the Initial Closing Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Closing Statement” shall mean the Initial Closing Statement, as it may be adjusted pursuant to this Section 7.6 to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties at least two (2) Business Days prior to the Closing Date.

Section 7.7 Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, Spirit and Comanche shall, and shall cause their respective Subsidiaries to, use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of Comanche (in the case of Spirit) and Spirit (in the case of Comanche) to the Merger, the Second Merger and the Bank Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Body, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Second Merger or the Bank Merger and to fully carry out the purposes of this Agreement.

ARTICLE VIII

CLOSING

Section 8.1 Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. The Closing shall take place as soon as practicable once the conditions of Article X have been satisfied or waived but in any event within the thirty (30) day period commencing on the later of the following dates, unless the parties otherwise agree (“Closing Date”):

(a) the receipt of shareholder approvals and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger, the Second Merger, and the Bank Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any Proceeding and Spirit or Comanche, pursuant to Section 10.3(a), has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the reasonable judgment of each of Spirit and Comanche, to the consummation of the transactions contemplated herein, or such prior date as each of Spirit and Comanche shall elect whether or not such proceeding has been brought to a conclusion.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the approval of the shareholders of Comanche and of Spirit and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of Spirit or Comanche at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other Governmental Body shall have issued an Order enjoining or otherwise prohibiting the Merger, the Second Merger, or the Bank Merger and such Order shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or other Person whose approval is required to consummate any of such transactions;

(iii) the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which case the Effective Time has not occurred on or before the two hundred fortieth (240th) day following the date of this Agreement, or such later date as has been approved in writing by the boards of directors of Spirit and Comanche; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;

(iv) the Spirit Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Spirit Shareholder Meeting; or

(v) Comanche Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at Comanche Shareholder Meeting.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Comanche if Spirit shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Spirit contained herein shall be inaccurate in any material respect. If the board of directors of Comanche desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify Spirit in writing of its intent to terminate stating the reason therefor. Spirit shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Spirit if (i) Comanche fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Comanche contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of Comanche, Comanche Bank, Spirit or Spirit Bank that, in the reasonable judgment of Spirit, materially and adversely impairs the value of Comanche and its Subsidiaries, taken as a whole, to Spirit, that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to Spirit or otherwise would, in the reasonable judgment of Spirit, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.11(d) shall have occurred. In the event the board of directors of Spirit desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) of this Section 9.1(c), the board of directors must notify Comanche in writing of its intent to terminate stating the reason therefor. Comanche shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d) This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of Spirit and Comanche and the approval of such action by their respective boards of directors.

(e) This Agreement may be terminated at any time before Comanche Shareholder Approval by the board of directors of Comanche if before such time, Comanche receives an unsolicited bona fide Acquisition Proposal and the board of directors of Comanche determines in its good faith judgment (after consultation with the Financial Advisor and Comanche’s outside legal counsel), that (A) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein)) is a Superior Proposal and (B) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that Comanche may not terminate this Agreement under this Section 9.1(e) unless:

(i) Comanche has provided prior written notice to Spirit at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Spirit that the board of directors of Comanche has received a Superior Proposal and specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, Comanche shall have, and shall have caused the Financial Advisor and Comanche’s outside legal counsel to, negotiate with Spirit in good faith (to the extent Spirit desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of Comanche shall have considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concluded in good faith based upon consultations with the Financial Advisor and the advice of Comanche’s outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Spirit.

If during the Notice Period any revisions are made to the Superior Proposal and the board of directors of Comanche in its good faith judgment determines such revisions are material, Comanche shall deliver a new written notice to Spirit and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) Business Days. Termination under this Section 9.1(e) shall not be deemed effective until payment of the Termination Fee as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the board of directors of Spirit if (i) Comanche has breached the covenant contained in Section 5.5 in a manner adverse to Spirit; (ii) the board of directors of Comanche resolves to accept a Superior Proposal; or (iii) the board of directors of Comanche effects a Change in Recommendation.

(g) This Agreement may be terminated at any time before the Closing by Comanche, if:

(i) the Average Closing Price is less than $16.80; and

(ii) the number obtained by dividing the Average Closing Price by $21.00 is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.20 from such quotient; provided, however, that a termination by Comanche pursuant to this Section 9.1(g) will have no force and effect if Spirit agrees in writing (within two (2) Business Days after receipt of Comanche’s written notice of such termination) to increase (1) the Aggregate Cash Consideration and/or (2) the number of shares of Spirit Common Stock in the Aggregate Stock Consideration, such that the sum of any such additional cash consideration and the value of the Aggregate Stock Consideration is equal to $36,000,000 (valuing the Aggregate Stock Consideration based on the Average Closing Price). If within such two (2)-Business Day period, Spirit delivers written notice to Comanche that Spirit intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies

Comanche in writing of the revised Aggregate Stock Consideration, then no termination will occur pursuant to this Section 9.1(g), and this Agreement will remain in full force and effect in accordance with its terms (except that the Aggregate Stock Consideration will be modified in accordance with this Section 9.1(g)).

(iii) For purposes of this Section 9.1(g), the following terms will have the meanings indicated below:

(A) “Average Closing Price” means the average of the closing price per share of Spirit Common Stock on NASDAQ for the fifteen (15) consecutive trading days ending on and including the tenth (10th) trading day preceding the Closing Date.

(B) “Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.

(C) “Index” means the NASDAQ Bank Index.

(D) “Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Spirit or Comanche as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.11, Section 7.2, this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee. To compensate Spirit for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Spirit, Comanche and Spirit agree as follows:

(a) Provided that Spirit is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by Comanche specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) Comanche under the provisions of Section 9.1(e), then Comanche shall pay to Spirit in immediately available funds the sum of $2,200,000 (the “Termination Fee”);

(ii) Spirit under the provisions of Section 9.1(f), then Comanche shall pay to Spirit the Termination Fee in immediately available funds;

(iii) either Spirit or Comanche under the provisions of Section 9.1(a)(iii), if, at the time of termination, the Registration Statement has been declared effective for at least twenty-five (25) Business Days prior to such termination and Comanche shall have failed to call, give notice of, convene and hold Comanche Shareholder Meeting in accordance with Section 5.1, then Comanche shall pay to Spirit the Termination Fee in immediately available funds;

(iv) either Spirit or Comanche under the provisions of Section 9.1(a)(v), if, at the time of termination, there exists an Acquisition Proposal with respect to Comanche, then Comanche shall pay to Spirit the Termination Fee in immediately available funds; or

(v) either Spirit or Comanche under the provisions of Section 9.1(a)(iii), if, at such time, Comanche Shareholder Approval has not occurred and if, at the time of termination, there exists an Acquisition Proposal with respect to Comanche and within twelve (12) months of the termination of this Agreement, Comanche enters into an Acquisition Agreement with any Person with respect to such

Acquisition Proposal, then Comanche shall pay to Spirit the Termination Fee in immediately available funds.

(b) The payment of the Termination Fee shall be Spirit’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.

(c) Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(v), then such payment shall become payable on or before the second (2nd) Business Day following the execution by Comanche of an Acquisition Agreement.

ARTICLE X

CONDITIONS PRECEDENT

Section 10.1 Conditions Precedent to Obligations of Spirit. The obligation of Spirit under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Spirit in its sole discretion, to the extent permitted by applicable law:

(a) Compliance with Representations and Warranties. (i) Each of the representations and warranties of Comanche set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by Comanche in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that Comanche may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to Spirit or taking lawful action to cure within thirty (30) days of Comanche having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by Comanche in this Agreement, other than set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33, is true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all material respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). Spirit shall have received a certificate, executed by an appropriate representative of Comanche and dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations. Comanche shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Spirit shall have received a certificate, executed by an appropriate representative of Comanche and dated as of the Closing Date, to the foregoing effect.

(c) Absence of Material Adverse Change. No Material Adverse Effect on Comanche or Comanche Bank shall have occurred since the date hereof.

(d) Certain Agreements.

(i) Each of the employment agreements entered into by those certain individuals listed on Section 10.1(d)(i) of the Comanche Disclosure Schedules (the “Employment Agreements”), shall remain in full force and effect as of the Effective Time.

(ii) Each of the Director Support Agreements shall remain in full force and effect.

(iii) Each agreement entered into by each director or officer of Comanche or Comanche Bank as a condition and inducement to Spirit’s willingness to enter into this Agreement, releasing Comanche, CNC Delaware and Comanche Bank from any and all claims by such directors and officers (except as described in such instrument), which shall each be in substantially the form attached hereto as Exhibit E, remain in full force and effect.

(e) Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding Comanche Stock, in the aggregate, shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

(f) Consents and Approvals. The Required Consents shall have been obtained, and Spirit shall have received evidence thereof in form and substance reasonably satisfactory to Spirit and all applicable waiting periods shall have expired.

(g) Outstanding Litigation. Comanche shall accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the Comanche Disclosure Schedules, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as jointly determined by Comanche and Spirit. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by Comanche or any of its Subsidiaries.

(h) Termination of Comanche Employee Plans. Comanche shall have amended or terminated any Comanche Employee Plans as requested by Spirit in accordance with Section 7.4.

(i) Other Documents. Comanche shall have delivered to Spirit all other instruments and documents which Spirit or its counsel may reasonably request to effectuate the transactions contemplated hereby.

Section 10.2 Conditions Precedent to Obligations of Comanche. The obligation of Comanche under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Comanche in its sole discretion, to the extent permitted by applicable law:

(a) Compliance with Representations and Warranties. (i) Each of the representations and warranties of Spirit set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by Spirit in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that Spirit may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to Comanche or taking lawful action to cure within thirty (30) days of Spirit having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by Spirit in this Agreement, other than set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12, is true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all material respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). Comanche shall have received a certificate, executed by an appropriate representative of Spirit and dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations. Spirit shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the

Closing. Comanche shall have received a certificate, executed by an appropriate representative of Spirit and dated as of the Closing Date, to the foregoing effect.

(c) Absence of Material Adverse Change. No Material Adverse Effect on Spirit or Spirit Bank shall have occurred since the date hereof.

(d) Consents and Approvals. The consents set forth in the Spirit Disclosure Schedules shall have been obtained, and Comanche shall have received evidence thereof in form and substance reasonably satisfactory to Comanche and all applicable waiting period shall have expired.

Section 10.3 Conditions Precedent to Obligations of Spirit and Comanche. The respective obligations of Spirit and Comanche under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by Spirit and Comanche, respectively, in their sole discretion, to the extent permitted by applicable law:

(a) Government Approvals. Spirit shall (i) have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of Spirit or the Continuing Corporation that, in the reasonable judgment of Spirit, materially and adversely impairs the value of Comanche and its Subsidiaries, taken as a whole, to Spirit or that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to Spirit or otherwise would, in the reasonable judgment of Spirit, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Second Merger and the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Spirit or Comanche may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

(b) Shareholder Approval. The shareholders of each of Comanche and Spirit shall have approved this Agreement and the transactions contemplated hereby by the requisite votes.

(c) Tax Opinions. Comanche shall have received an opinion of FKHF, and Spirit shall have received an opinion of Hunton, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including (without limitation) those contained in the Spirit Tax Representation Letter and Comanche Tax Representation Letter.

(d) No Adverse Action, Law or Order. No action having been taken, and no law, statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Body or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iii) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Comanche, Spirit or any of their Subsidiaries or any officer, director, shareholder or employee of Comanche, Spirit or their respective Subsidiaries to criminal or civil liability. Further, no action or Proceeding prior to any court or Governmental Body, by any government or Governmental Body or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

(e) Registration of Spirit Common Stock. The Registration Statement covering the shares of Spirit Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Spirit Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.

(f) Listing of Spirit Common Stock. The shares of Spirit Common Stock to be delivered to the shareholders of Comanche pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase agreement, share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(b) “Acquisition Proposal” means any bona fide proposal (whether communicated to Comanche or publicly announced to Comanche’s shareholders) by any Person (other than Spirit or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving Comanche, any Subsidiary of Comanche or any future Subsidiary of Comanche, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of Comanche as reflected on Comanche’s most recent consolidated statement of condition prepared in accordance with GAAP.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Comanche by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Spirit or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of Comanche or Comanche Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Spirit or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of Comanche or Comanche Bank, or any merger, consolidation, business combination or similar transaction involving Comanche or Comanche Bank pursuant to which the shareholders of Comanche immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of Comanche or Comanche Bank; or (iii) any liquidation or dissolution of Comanche or Comanche Bank.

(d) “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(e) “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

(f) “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(g) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Conroe, Texas or Comanche, Texas.

(h) “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

(i) “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

(j) “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statutes, laws, rules, regulations, ordinances or codes now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

(k) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(l) “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(m) “Hazardous Materials” includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of Comanche or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(n) “knowledge” and phrases of similar import means, as to Comanche, the actual knowledge of any executive officer of Comanche Bank designated by Comanche Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to Spirit, the actual knowledge of any executive officer of Spirit after reasonable inquiry.

(o) “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(p) “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such changes in the foregoing (A) through (F) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Second Merger and the Bank Merger to which such Person is a party.

(q) “NASDAQ” means the NASDAQ Global Select Market.

(r) “Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body.

(s) “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (iv) with respect to any foreign entity, equivalent constituent and governance documents.

(t) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.

(u) “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(v) “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that Comanche or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(w) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) has fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(x) “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of Comanche reasonably determines, in its good faith judgment based on, among other things, the advice of Comanche’s outside legal counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to Comanche’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of Comanche’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”

(y) “Tax” or “Taxes” means all (i) U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation § 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

(z) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aa) “Treasury Regulation” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of the provisions of the Code.

(bb) “Union” means a union, works council or other labor organization.

(cc) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 11.2 Other Definitional Provisions.

(a) All references in this Agreement to Comanche Disclosure Schedules, Spirit Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Comanche Disclosure Schedules, Spirit Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i) References herein to documents being “made available” means that such documents, prior to the date of this Agreement, have been uploaded by the applicable party to the virtual data room maintained by Comanche’s financial advisor and to which representatives of each of the parties hereto have access, or are incorporated in, attached to or otherwise available in any of the publicly-available filings that Spirit or Comanche Bank has made with any Governmental Body.

Section 11.3 Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

Section 11.4 Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after approval of the Merger by the shareholders of Comanche; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Comanche’s shareholders as contemplated by this Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of Comanche and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

Section 11.5 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement shall pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 11.6 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Spirit:

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Attention: Mr. Dean O. Bass, Chairman and CEO

Email: DBass@sotb.com

With a copy to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention: Mr. Peter G. Weinstock

Email: pweinstock@HuntonAK.com

If to Comanche:

Comanche National Corporation

100 East Central Street

Comanche, Texas 76442

Attention: Mr. William K. Nix, Chairman and CEO

                 Mr. Jeff D. Stewart, President

Email: Kendall.nix@comanchenational.com

            jstewart@comanchenational.com

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Mr. Chet A. Fenimore

Email: cfenimore@fkhpartners.com

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

Section 11.7 Controlling Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b) Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 11.8 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 11.10 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.11 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 11.13 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SPIRIT OF TEXAS BANCSHARES, INC.

By:	/s/ Dean O. Bass
Name:	Dean O. Bass
Title:	Chairman and Chief Executive Officer

COMANCHE NATIONAL CORPORATION

By:	/s/ William K. Nix
Name:	William K. Nix
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Exhibit C

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of July 19, 2018, is executed by and among Spirit of Texas Bancshares, Inc., a Texas corporation (“Spirit”), Comanche National Corporation, a Texas corporation (the “Company”), and the shareholders of the Company who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Spirit and the Company are entering into that certain Agreement and Plan of Reorganization, dated as of the date hereof (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which the Company will merge with and into Spirit, with Spirit continuing as the surviving entity (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock of the Company (the “Company Stock”) (other than any Cancelled Shares or Dissenting Shares) will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to Spirit’s willingness to enter into the Reorganization Agreement, each of the Shareholders have agreed to vote their shares of Company Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, Spirit is relying on this Agreement in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger.

NOW, THEREFORE, in consideration of the substantial expenses that Spirit will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce Spirit to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

AGREEMENT

1. Each of the Shareholders hereby severally, but not jointly, represents and warrants to Spirit that:

(a) such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of Company Stock set forth below such Shareholder’s name on the Shareholder signature page to this Agreement (the “Shares”) free and clear of all liens or encumbrances;

(b) except pursuant to this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Such Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares;

(c) such Shareholder does not beneficially own any Company Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Stock or any security

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exercisable for or convertible into shares of Company Stock, set forth on the signature page of this Agreement; and

(d) such Shareholder has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

2. Each Shareholder hereby agrees during the term of this Agreement to vote the Shares, and any additional shares of Company Stock or other voting securities of the Company acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the special meeting of shareholders of Comanche called for the purpose of considering and voting upon the approval of the Reorganization Agreement and the transactions contemplated thereby (the “Company Shareholder Meeting”) and (b) against approval of any Acquisition Proposal or any other proposal made in opposition to or in competition with this Agreement or the Reorganization Agreement (such Acquisition Proposal or other proposal, an “Opposing Proposal”) presented at the Company Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the Company Shareholder Meeting or for which the Company otherwise seeks the approval of the Company’s shareholders.

3. Each Shareholder shall not invite or seek any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the board of directors of the Company to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and will provide the Company with all information that is reasonably requested by Spirit and is reasonably available to the Shareholder regarding any such Opposing Proposal or possible Opposing Proposal, unless such Shareholder knows the Company has provided Spirit with such information, and the Company will in turn provide any such information to Spirit. Each Shareholder will not make any claim or join in any litigation alleging that the board of directors of the Company is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Spirit’s ability to exercise any of the rights granted by the Reorganization Agreement.

4. While this Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose (any such transaction, a “Transfer”) of any or all Shares or any shares of Company Stock subsequently acquired, (b) grant any proxy or interest in or with respect to any Shares or (c) deposit any Shares of Company Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Stock or grant any proxy with respect thereto, other than to other members of the board of directors of the Company for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby. This Section 4 shall not prohibit (w) Transfers to any member of the Shareholder’s family, subject to the transferee’s agreeing in writing to be bound by the terms of this Agreement, (x) Transfers for estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement and the delivery of such agreement to Spirit, (y) Transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof, and (z) such Transfers as Spirit may otherwise permit in its sole discretion in writing. Any attempted Transfer of Shares or any shares of Company Stock subsequently acquired or any interest therein in violation of this Section 4 shall be null and void.

5. Each Shareholder acknowledges that Spirit is relying on this Agreement in reviewing the business of the Company and its subsidiary, The Comanche National Bank (the “Bank”), in preparing a proxy statement/

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prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger. The Company and each Shareholder acknowledges that the performance of this Agreement is intended to benefit Spirit and the Company.

6. This Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.

7. Nothing in this Agreement shall be deemed to restrict any of the Shareholders from taking any action on behalf of the Company solely in the capacity of a director or officer of the Company (if applicable) that such Shareholder believes is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Agreement solely in the Shareholder’s capacity as a shareholder of the Company.

8. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights (whether enforce in law or in equity). If the Shareholder is married and his or her Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

9. Each Shareholder hereby (a) confirms such Shareholder’s knowledge of the availability of the rights of dissenting shareholders under the Texas Business Organizations Code (the “TBOC”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders attached hereto as Annex A. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

10. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by each of Spirit, the Company and the Shareholder. Any such amendment, modification, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement shall remain in full force and effect with respect to Shareholders who do not execute such written agreement.

11. For the convenience of the parties hereto, this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument. An email or electronic scan in “.pdf” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

12. This Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein. In the event of a conflict between the terms of this Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.

13. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by first

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class mail (postage prepaid) or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Spirit:

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Attention: Mr. Dean O. Bass, Chairman and Chief Executive Officer

Email: DBass@sotb.com

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention: Mr. Peter G. Weinstock

Email: pweinstock@HuntonAK.com

If to the Company:

Comanche National Corporation

100 E. Central

Comanche, Texas 76442

Attention: Mr. William K. Nix, Chairman and Chief Executive Officer

    Mr. Jeff D. Stewart, President

Email: kendall.nix@comanchenational.com

   jstewart@comanchenational.com

With a copy (which shall not constitute notice to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Mr. Chet A. Fenimore

Email: cfenimore@fkhpartners.com

If to a Shareholder:

At the address set forth on such Shareholder’s signature page to this Agreement.

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail, all notices sent by courier as provided above shall be deemed delivered one (1) day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as provided herein. Notices permitted to be sent via email shall be deemed delivered only if sent to such persons at such email addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

14. From time to time, at Spirit’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Spirit as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

15. Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Agreement will cause Spirit to sustain damages for which it would not have an

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adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Spirit shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

16. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICT OF LAWS PRINCIPLES THEREOF. ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF HARRIS, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (HOUSTON DIVISION), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 17 shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such invalid or unenforceable provision as may be possible and still be valid and enforceable, and the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPIRIT OF TEXAS BANCSHARES, INC.

By:
Name:	Dean O. Bass
Title:	Chairman and Chief Executive Officer

COMANCHE NATIONAL CORPORATION

By:
Name:	Jeff D. Stewart
Title:	President

[Signature Page to Voting Agreement – 1 of 2]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS

Number of Shares:
Address for notice purposes:

Number of Shares:
Address for notice purposes:

[Signature Page to Voting Agreement – 2 of 2]

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ANNEX A

DISSENTERS’ RIGHTS

SEC. 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

SEC. 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

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(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

SEC. 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

SEC. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged;

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and

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(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).

(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners.

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SEC. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

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(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

SEC. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

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(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

SEC. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

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SEC. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

SEC. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

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SEC. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

SEC. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

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(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

SEC. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

SEC. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

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(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

SEC. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

SEC. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

SEC. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

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(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

SEC. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

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SEC. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

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Exhibit D

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 19, 2018 (the “Execution Date”), by and between Spirit of Texas Bancshares, Inc., a Texas corporation (“Spirit”), Comanche National Corporation, a Texas corporation (the “Company”), and [                     ], an individual resident of the State of [                    ] (the “Undersigned”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, the Undersigned is a director of the Company and/or The Comanche National Bank, a national banking association and subsidiary of the Company (the “Bank”);

WHEREAS, in connection with the execution of this Agreement, Spirit and the Company are entering into that certain Agreement and Plan of Reorganization, dated as of the date hereof (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which the Company will merge with and into Spirit, with Spirit continuing as the surviving entity (the “Merger”), and which further contemplates that the Bank and Spirit of Texas Bank, SSB, a Texas state savings bank and wholly-owned subsidiary of Spirit (“Spirit Bank”) will be combined through merger, with Spirit Bank continuing as the surviving entity, pursuant to a separate agreement and plan of merger;

WHEREAS, the term “Company” as used in this Agreement with respect to time periods after the Effective Time shall mean Spirit, as successor to the Company in the Merger;

WHEREAS, the Undersigned, as a director of the Company and/or the Bank, as the case may be, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning the Company’s and the Bank’s business and the relationships between the Company and the Bank, their respective subsidiaries, vendors and customers, and the Company’s and/or the Bank’s status and relationship with peer institutions that compete with Spirit, Spirit Bank, the Company and/or the Bank, and has had access to trade secrets, customer goodwill and proprietary information of the Company and/or the Bank and their respective businesses that constitute a substantial asset to be acquired by Spirit and Spirit Bank; and

WHEREAS, the Undersigned recognizes that Spirit’s willingness to enter into the Reorganization Agreement is dependent on the Undersigned entering into this Agreement (including the anti-piracy/non-solicitation/non-competition covenants below) and, therefore, this Agreement is incident thereto.

NOW, THEREFORE, for the new Confidential Information the Undersigned will be provided , training that is expected to be made available to the Undersigned and for other good and valuable consideration contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Director Support. The Undersigned agrees to use [his/her] best efforts to refrain from harming the goodwill and business relationships of Spirit, Spirit Bank, the Company, the Bank and their respective subsidiaries, and their respective customer and client relationships during the term of this Agreement.

2. Non-Disclosure Obligations. The Undersigned agrees that [he/she] will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Spirit, Spirit Bank, the Company or the Bank

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to third parties, or make any use thereof, directly or indirectly. The Undersigned also agrees that [he/she] shall deliver promptly to Spirit or the Company at any time at its reasonable request, without retaining any copies, all documents and other material in the Undersigned’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of Spirit, Spirit Bank, the Company or the Bank, or Confidential Information or other information regarding third parties, learned in such person’s position as a director, officer, employee or shareholder of the Company or the Bank, as applicable.

For purposes of this Agreement, “Confidential Information” means and includes Spirit’s, Spirit Bank’s, the Company’s and the Bank’s confidential and/or proprietary information and/or trade secrets, including those of their respective subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries, and other material prepared by or for Spirit, Spirit Bank, the Company, the Bank or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party; (b) was available to the disclosing party, prior to disclosure by Spirit, Spirit Bank, the Company or the Bank, as applicable, on a non-confidential basis from a source other than the Undersigned and is not known by the Undersigned, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (c) was independently acquired or developed by the Undersigned without violating any obligations of this Agreement. The Undersigned acknowledges that Spirit’s, Spirit Bank’s, the Company’s and the Bank’s respective businesses are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by Spirit in the Merger and constitutes existing valuable, special, and unique assets held by the Company pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Spirit.

3. Non-Competition Obligations. The Undersigned agrees that, for the period beginning on the Execution Date and continuing until the date that is two (2) years after the Effective Time of the Merger (the “Non-Competition Period”), the Undersigned will not, except as a director or officer of the Company or the Bank prior to the Effective Time of the Merger or as set forth on Schedule A hereto, in any capacity, directly or indirectly:

(a) compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of the Bank before the Effective Time or, following the Effective Time, the locations of Spirit Bank banking centers that were formerly locations of the Bank (the “Market Area”), in a business as a federally insured depository institution;

(b) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, be a director of, or otherwise be connected in any manner with any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or Governmental Body (each, a “Person”) engaging in a business similar to that of Spirit, Spirit Bank, the Company or the Bank anywhere within the Market Area. Notwithstanding the foregoing, the Undersigned is permitted hereunder to own, directly or indirectly, up to one percent (1%) of

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the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(c) (i) call on, service, solicit or respond to inquiries for competing business from customers of Spirit, Spirit Bank, the Company or the Bank or any of their respective Affiliates if, within the twelve (12) months before the Execution Date, the Undersigned had or made contact with the customer, or had access to information and files about the customer, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Spirit, Spirit Bank, the Company or the Bank or any of their respective Affiliates and any such customer; or

(d) call on, solicit, induce or respond to inquiries to or from any employee of Spirit, Spirit Bank, the Company or the Bank or any of their respective Affiliates whom the Undersigned had contact with, knowledge of, or association with in the course of service with the Company or the Bank (whether as an employee or a contractor) to terminate [his/her] employment from or contract with Spirit, Spirit Bank, the Company or the Bank or any of their respective Affiliates, and will not assist any other Person in such activities;

provided, however, that the restrictions in the foregoing (c) and (d) will not prohibit the Undersigned from responding to inquiries made in response to a general solicitation for customers or employees or publicly advertised employment opportunities (including through employment agencies).

The Undersigned may not avoid the purpose and intent of this Section 3 by engaging in conduct within the Market Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.

4. Non-Competition Covenant Reasonable. The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Spirit’s acquisition of the Company and the goodwill and business prospects thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of the Company and/or the Bank and the Undersigned’s relationship with the customers of the Company and/or the Bank. The Undersigned further acknowledges that the restrictions contained herein are not burdensome to the Undersigned in light of the other opportunities that remain open to the Undersigned. Moreover, the Undersigned acknowledges that he or she has and will have other means available to him or her for the pursuit of his or her livelihood after the Effective Time of the Merger.

5. Consideration. In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, the Company agrees to provide the Undersigned with access to new Confidential Information and training relating to the Company’s business, which will become Spirit’s business after the Effective Time of the Merger, in a greater quantity and/or expanded nature than that already provided to the Undersigned. The Undersigned also will have access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of the Company and/or the Bank prior to the Merger.

6. Injunctive Relief and Additional Remedies. The Undersigned acknowledges that the injury that would be suffered by Spirit or the Company as a result of a breach of the provisions of this Agreement (including any provision of Section 3) would be irreparable and that an award of monetary damages to Spirit or the Company, as the case may be, for such a breach would be an inadequate remedy. Consequently, each of Spirit and the Company shall have the right, in addition to any other rights it may have, to seek specific performance, to obtain injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce any provision of this Agreement without the obligation to post bond or other security in seeking such relief. Such equitable remedies are in addition to the right to obtain compensatory and punitive damages and attorney’s fees, and, notwithstanding Spirit’s or the Company’s, as the case may be, right to so seek damages, the Undersigned waives any defense that an adequate remedy for Spirit or the Company, as the case may be, exists

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under law. If the Undersigned, on the one hand, or Spirit or the Company, on the other hand, must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

7. Extension of Restrictive Covenant Period. In the event that Spirit or the Company shall file a lawsuit in any court of competent jurisdiction alleging a breach of Section 3 of this Agreement by the Undersigned and Spirit or the Company is successful on the merits of such lawsuit, then any time period set forth in this Agreement including the time periods set forth in Section 3, will be extended one month for each month the Undersigned was in breach of this Agreement, so that Spirit or the Company, as the case may be, is provided the benefit of the full Non-Competition Period.

8. Effectiveness of this Agreement. This Agreement shall become effective on the Execution Date. This Agreement shall automatically terminate and be of no further force or effect if (a) the Reorganization Agreement is not executed on or prior to the Execution Date, or (b) the Reorganization Agreement (once executed) is terminated in accordance with its terms and the Merger does not occur.

9. Waiver; Amendment. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. Neither the failure nor any delay in exercising any right, power or privilege under this Agreement by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

10. Notices. All notices, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by first class mail (postage prepaid) or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Spirit:

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Attention: Mr. Dean O. Bass, Chairman and Chief Executive Officer

Email: DBass@sotb.com

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention: Mr. Peter G. Weinstock

Email: pweinstock@HuntonAK.com

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If to the Company:

Comanche National Corporation

100 E. Central

Comanche, Texas 76442

Attention: Mr. William K. Nix, Chairman and Chief Executive Officer

                 Mr. Jeff D. Stewart, President

Email: kendall.nix@comanchenational.com

            jstewart@comanchenational.com

With a copy (which shall not constitute notice to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Mr. Chet A. Fenimore

Email: cfenimore@fkhpartners.com

If to the Undersigned:

At the address set forth on the Undersigned’s signature page hereto.

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail, all notices sent by courier as provided above shall be deemed delivered one (1) day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as provided herein. Notices permitted to be sent via email shall be deemed delivered only if sent to such persons at such email addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Spirit, the Company and their respective successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Spirit, the Company and any Person that acquires all or substantially all of the assets of Spirit or the Company.

12. Governing Law; Jurisdiction. This agreement is to be construed in accordance with and governed by the laws of the State of Texas without regard for conflict of laws principles thereof. Any suit, action or other proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Southern District of Texas (Houston Division), and each party irrevocably submits to the exclusive jurisdiction of such court in any such suit, action or other proceeding. Process in any suit, action or other proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Notwithstanding the foregoing a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

13. Entire Agreement. This Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein. In the event of a conflict between the terms of this Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.

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14. No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If any restriction in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, it is the intention of the parties that the restrictions be reformed by such court in such a manner that protects the business and Confidential Information of Spirit, Spirit Bank, the Company and the Bank to the maximum extent permissible.

16. Representation by Counsel; Interpretation. Each party to this Agreement acknowledges that it has had the opportunity to be represented by counsel in the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

17. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

18. Counterparts. For the convenience of the parties hereto, this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument. An email or electronic scan in “.pdf” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SPIRIT OF TEXAS BANCSHARES, INC.

By:
Name:	Dean O. Bass
Title:	Chairman and Chief Executive Officer

COMANCHE NATIONAL CORPORATION

By:
Name:	William K. Nix
Title:	Chairman and Chief Executive Officer

DIRECTOR

[NAME]

[Signature Page to Director Support Agreement]

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SCHEDULE A

EXISTING CAPACITY

A-D-8

Annex B

CHAPTER 10, SUBCHAPTER H OF THE TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

§ 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

§ 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; or

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; and

(2) Subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) will not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).

§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 will notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization will notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization will notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization will give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization will, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization will respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization will pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization will provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization will pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization will note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition will be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization will file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section will provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court will:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court will approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner will at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser will:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser will provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court will hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court will require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization will:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs will be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, will be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of: (1) the value of the ownership interest; or (2) money damages to the owner with respect to the action.

Annex C

July 19, 2018

Board of Directors

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Dear Members of the Board:

We have acted as your financial advisor in connection with the proposed acquisition of Comanche National Corporation (the “Target”) by Spirit of Texas Bancshares, Inc. (the “Company”) (collectively, the “Transaction”). We understand that the consideration expected to be paid for the outstanding common stock of the Target will constitute 2,142,857 shares of common stock of the Company and $15,000,000 in cash, minus the amount of final transaction costs incurred by the Target up to $2,755,000. The terms and conditions of the Transaction are more fully set forth in an Agreement and Plan of Merger (the “Agreement”) dated as of July 19, 2018. You have requested that we provide our opinion (the “Opinion”) as to whether the Transaction is fair to the Company from a financial point of view.

In connection with rendering our Opinion we have:

(i)	analyzed certain publicly available financial statements and reports regarding the Company and the Target;

(ii)	analyzed certain audited financial statements regarding the Company and the Target;

(iii)	analyzed certain internal financial statements and other financial and operating data concerning the Company and the Target prepared by management of the Company and Target, respectively;

(iv)

analyzed, on a pro forma basis, in reliance upon consensus research estimates and upon financial projections and other information and assumptions concerning the Company provided by the management team of the Company, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and book value both in the aggregate and, where applicable, on a per share basis of the Company;

(v)	reviewed the reported prices and trading activity for the common stock of the Company;

(vi)	compared the financial performance of the Company and the Target with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)	discussed with management of the Company the operations of and future business prospects for the Company and the Target and the anticipated financial consequences of the Transaction to the Company;

July 19, 2018

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Target; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Target and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of the Company have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Target, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Target under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Target. With respect to the financial forecasts prepared by the Company, including the forecasts of potential cost savings and potential synergies, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the financial results reflected by such projections will be realized as predicted. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Target. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and provide investment banking services to the Company and we expect to provide similar services in the future. During the two years preceding the date of this letter we have received fees from the Company in connection with investment banking services that we provided in connection with the Company’s initial public offering. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. Stephens expects to pursue future investment banking services assignments from the Company. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of participants in the Transaction.

We are not legal, accounting, regulatory or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any unanticipated materially adverse legal, regulatory, accounting or tax consequences for the Company and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of the date hereof. It should be understood that

July 19, 2018

subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.

This Opinion is for the use and benefit of the Board of Directors of the Company for purposes of assisting with its evaluation of the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company. Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such shareholder communications.

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be given by the Company in the Transaction is fair to the Company from a financial point of view.

Very truly yours,

STEPHENS INC.

By:	/s/ Stephens Inc.

Annex D

July 18, 2018

PIPER JAFFRAY & CO.

Board of Directors

Comanche National Corporation

100 East Central Street

Comanche, Texas 76442

Attn:	Mr. William K. Nix, Chairman and CEO
Mr. Jeff D. Stewart, President

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (“Comanche Common Stock”), of Comanche National Corporation (the “Company”), of the Merger Consideration (as defined below) to be paid to such holders pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company, and Spirit of Texas Bancshares, Inc. (the “Acquiror”). The Agreement provides for, among other things, the merger of the Company with and into the Acquiror (the “Merger”), pursuant to which holders of Comanche Common Stock other than Dissenting Shares (as defined in the Agreement), will receive, in the aggregate: (i) 2,142,857 shares of common stock, no par value per share, of Acquiror (“Acquiror Common Stock”), subject to adjustment and proration in accordance with the terms of the Agreement, and (ii) a cash payment in an amount equal to (A) $15,000,000, less (B) Final Transaction Costs (as defined in the Agreement), subject to a limit of $2,755,000, subject to further adjustment as provided in the Agreement (collectively, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated July 13, 2018; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror which was publicly available; (iii) reviewed and analyzed certain information, including historical operating data and financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror that were publicly available, as well as those that were furnished to us by the Company, including the analyses and forecasts regarding certain cost savings expected to result from the Merger (the “Synergies”); (iv) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (v) reviewed the current and historical reported prices and trading activity of Acquiror Common Stock; (vi) compared the financial petformance of the Company and the Acquiror with that of certain other publicly-traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; and (viii) performed a discounted cash flow analysis for each of the Company and the Acquiror on a standalone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete, inaccurate or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and

Comanche National Corporation

July 18, 2018

other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best available estimates and judgments of the management of the Company as of the time they were prepared as to the expected future results of operations and financial condition of the Company and the Acquiror, as applicable, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Merger will qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto, (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder and (v) that the terms and conditions of the Agreement will not result in any adjustment to the Merger Consideration that is material to our analysis. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or the Acquiror since the date of the most recent financial data made available to us. We have not: (i) conducted a review of any individual credit files of the Company or the Acquiror, nor have we evaluated the adequacy of the loan or lease reserves of the Company or the Acquiror; (ii) conducted a review of any credit mark which may be taken in connection with the Merger, nor have we evaluated the adequacy of any contemplated credit mark to be so taken; or (iii) conducted a review of the collectability of any asset or the future performance of any loan of the Company or the Acquiror. We have assumed, with your consent, that the respective allowances for loan and lease losses for the Company and the Acquiror, and the credit mark are adequate to cover such losses and will be adequate for the Acquiror on a pro forma basis assuming completion of the Merger. Accordingly, we express no opinion with respect to the foregoing. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Acquiror or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

Comanche National Corporation

July 18, 2018

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the value or trading price of Comanche Common Stock or Acquiror Common Stock following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services.

We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We were part of the underwriting syndicate that underwrote the Acquiror’s $48.3 million (inclusive of the over-allotment option) initial public offering on May 4, 2018 and received a fee in connection therewith. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Acquiror and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act, vote or make any election with respect to the Agreement, the Merger, the form of Merger Consideration or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Comanche Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund or issue the merger consideration, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the consideration to be received by holders of Comanche Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Comanche National Corporation

July 18, 2018

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration to be received by the holders of Comanche Common Stock pursuant to the Merger, is fair, from a financial point of view, to the holders of Comanche Common Stock as of the date hereof.

Sincerely,

/s/ Piper Jaffray & Co.
PIPER JAFFRAY & CO.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Spirit.

Spirit’s second amended and restated certificate of formation provides that its directors and officers will be indemnified by Spirit to the fullest extent permitted by the TBOC against all expenses incurred in connection with their service for or on behalf of Spirit.

In addition, Spirit’s second amended and restated certificate of formation provides that the personal liability of its directors and officers for monetary damages will be eliminated to the fullest extent permitted by the TBOC.

Spirit has entered into indemnification agreements with the members of its board of directors and officers, each an “indemnitee.” Each indemnification agreement requires Spirit to indemnify each indemnitee as described above. Spirit also, among other things, has agreed to advance costs and expenses subject to the condition that an indemnitee will reimburse the indemnitor for all amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law.

Spirit also maintains directors’ and officers’ liability insurance.

The indemnification provisions in Spirit’s second amended and restated certificate of incorporation and amended and restated bylaws and the indemnification agreements it entered into with each of its directors and officers may be sufficiently broad to permit indemnification of its directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1*	Agreement and Plan of Reorganization, dated as of July 19, 2018, by and among Spirit of Texas Bancshares, Inc. and Comanche National Corporation (included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1	Second Amended and Restated Certificate of Formation of Spirit of Texas Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

3.2	Amended and Restated Bylaws of Spirit of Texas Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 26, 2018).

4.2	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

5.1*	Opinion of Hunton Andrews Kurth LLP regarding the validity of the securities to be issued.

8.1*	Form of opinion of Hunton Andrews Kurth LLP regarding certain tax matters.

8.2*	Form of opinion of Fenimore, Kay, Harrison & Ford, LLP regarding certain tax matters.

10.1*	Form of Voting Agreement, dated as of July 19, 2018, by and among Spirit of Texas Bancshares, Inc., Comanche National Corporation and the shareholders party thereto (attached as Exhibit C to the reorganization agreement, which is included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4).

Exhibit No.	Description

10.2*	Form of Director Support Agreement, dated as of July 19, 2018, by and among Spirit of Texas Bancshares, Inc. and each non-employee director of Comanche Bank (attached as Exhibit D to the reorganization agreement, which is included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4).

10.3	Executive Employment Agreement, dated March 1, 2017, by and between Spirit of Texas Bancshares, Inc. and Dean O. Bass (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.4	Executive Employment Agreement, dated March 1, 2017, by and between Spirit of Texas Bancshares, Inc. and David M. McGuire (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.5	Executive Employment Agreement, dated March 1, 2017, by and between Spirit of Texas Bancshares, Inc. and Jerry Golemon (incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.6	Executive Employment Agreement, dated July 10, 2017, by and between Spirit of Texas Bancshares, Inc. and Jeffrey A. Powell (incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.7	Spirit of Texas Bancshares, Inc. 2008 Stock Plan (incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.8	Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 17, 2012) (incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.9	Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 23, 2013) (incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.10	Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 21, 2015) (incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.11	Second Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated January 19, 2017) (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.12	Form of Stock Option Agreement under the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.13	Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.14	Form of Non-Qualified Stock Option Agreement under the Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.15	Form of Incentive Stock Option Agreement under the Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.13 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

Exhibit No.	Description

10.16	Form of Restricted Stock Agreement under the Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.14 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.17	Form of Director and Officer Indemnification Agreement (incorporated herein by reference to Exhibit 10.15 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

10.18	Spirit of Texas Bank Non-Qualified Supplemental Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of Spirit of Texas Bancshares, Inc. (Registration No. 333-224172) filed April 6, 2018).

23.1**	Consent of BDO USA, LLP (with respect to Spirit of Texas Bancshares, Inc.).

23.2**	Consent of Stovall, Grandey & Allen LLP (with respect to Comanche National Corporation).

23.3*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).

23.4*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 8.1).

23.5*	Consent of Fenimore, Kay, Harrison & Ford, LLP (included in Exhibit 8.2).

24.1*	Powers of Attorney.

99.1+	Form of proxy for holders of Spirit common stock.

99.2+	Form of proxy for holders of Comanche common stock.

99.3**	Consent of Stephens Inc.

99.4*	Consent of Piper Jaffray & Co.

99.5*	Consent of Mr. William K. Nix (as director appointee).

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

*	Previously filed.
**	Filed herewith.
+	To be filed by amendment

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conroe, State of Texas, on October 5, 2018.

SPIRIT OF TEXAS BANCSHARES, INC.

By:	/s/ Dean O. Bass
Dean O. Bass
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DEAN O. BASS Dean O. Bass	Chairman and Chief Executive Officer (Principal Executive Officer)	October 5, 2018

* David M. McGuire	President and Director	October 5, 2018

/S/ JEFFREY A. POWELL Jeffrey A. Powell	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	October 5, 2018

* Robert S. Beall	Director	October 5, 2018

* Thomas Jones, Jr.	Director	October 5, 2018

* Steven M. Morris	Director	October 5, 2018

* Leo T. Metcalf, III	Director	October 5, 2018

* Akash J. Patel	Director	October 5, 2018

* H. D. Patel	Director	October 5, 2018

*	By Jerry D. Golemon pursuant to the Power of Attorney executed by the directors named above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

By:	/S/ JERRY D. GOLEMON
Jerry D. Golemon
Attorney-in-fact